Filed pursuant to Rule 424(b)(3)
Registration No. 333-214585

Prospectus

MINEBEA CO., LTD.

Exchange of Shares of Common Stock of Minebea Co., Ltd.

for Shares of MITSUMI ELECTRIC CO., LTD.

The boards of directors of Minebea Co., Ltd., or Minebea, and MITSUMI ELECTRIC CO., LTD., or MITSUMI, have agreed to a statutory share exchange between the two companies under the Companies Act of Japan pursuant to which all of the shares of MITSUMI will be exchanged for shares of Minebea. On March 30, 2016, the two companies entered into a business integration agreement and a related share exchange agreement setting forth the exchange ratio and other terms of the transaction. In the share exchange, each shareholder of MITSUMI will receive 0.59 shares of Minebea common stock for each share of MITSUMI common stock that such shareholder holds.

The share exchange may only be completed upon the approval of the share exchange agreement by shareholders of MITSUMI and certain other conditions being satisfied. The additional conditions and other terms of the share exchange are more fully described in this prospectus in the section entitled “The Share Exchange.” Under the current schedule, if the shareholders of MITSUMI approve the share exchange agreement and the other conditions are satisfied, the share exchange is expected to become effective on January 27, 2017. Minebea is expected to be renamed MINEBEA MITSUMI Inc., or MINEBEA MITSUMI, following the consummation of the share exchange.

This prospectus has been prepared for holders of MITSUMI common stock who are resident in the United States to provide them with detailed information about the share exchange and the shares of Minebea common stock to be issued and delivered in connection with the share exchange. You are encouraged to read this prospectus in its entirety.

The date, time and place of the extraordinary general meeting of MITSUMI shareholders, at which MITSUMI shareholders will vote on the share exchange agreement, are as follows:

December 27, 2016 at 10:00 a.m. (Japan time)

Keio Plaza Hotel Tama, 3F “Hakuhou-no-ma”

43, Ochiai 1-chome

Tama-shi, Tokyo

Japan

Shareholders of record of MITSUMI as of September 30, 2016 will be entitled to vote at MITSUMI’s extraordinary general meeting of shareholders. To attend and vote at the extraordinary general meeting of shareholders, shareholders of MITSUMI must follow the procedures outlined in the convocation notice and the mail-in voting card and other voting and reference materials which will be distributed by MITSUMI. The affirmative vote of the holders of at least two-thirds of the voting rights represented at its extraordinary general meeting of shareholders, at which shareholders holding at least one-third of the total voting rights are present or represented, is required to approve the share exchange agreement.

Shares of Minebea common stock are traded in yen on the Tokyo Stock Exchange and the Nagoya Stock Exchange. On November 14, 2016, the last reported official sale price of shares of Minebea common stock on the Tokyo Stock Exchange was 1,028 yen per share.

MITSUMI shareholders are entitled to exercise dissenters’ appraisal rights in connection with the share exchange by complying with applicable procedures under the Companies Act of Japan. See “The Share Exchange—Dissenters’ Appraisal Rights” beginning on page 49 of this prospectus.

You should carefully consider the risk factors beginning on page 6 of this prospectus.

MITSUMI is not asking you for a proxy and you are requested not to send it a proxy.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the share exchange or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 21, 2016.

REFERENCE TO ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-4, which includes additional important business and financial information about Minebea and MITSUMI that is not included in or delivered with this prospectus. This information is available to you without charge upon written or oral request. If you would like to receive any of the additional information, please contact:

Minebea Co., Ltd.

Corporate Communications Office

4106-73 Oaza Miyota, Miyota-machi

Kitasaku-gun, Nagano 389-0293

Japan

Telephone: +81-3-6758-6720

Please note that copies of documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this prospectus.

In order to receive timely delivery of requested documents in advance of the extraordinary general meeting of shareholders of MITSUMI, you should make your request no later than December 19, 2016, which is five business days before you must make a decision regarding the share exchange.

See “Where You Can Find More Information” on page 128.

Immediately after the consummation of the share exchange, Minebea Co., Ltd. will be renamed MINEBEA MITSUMI Inc. As used in this prospectus, references to “Minebea” are to Minebea Co., Ltd., references to “MITSUMI” are to MITSUMI ELECTRIC CO., LTD. and references to “MINEBEA MITSUMI” are to the post-share exchange MINEBEA MITSUMI Inc., in each case on a consolidated basis, except where the context otherwise requires. References to the “share exchange” are to the proposed share exchange between Minebea and MITSUMI, the terms of which are set forth in the business integration agreement and related share exchange agreement dated March 30, 2016, both of which were amended on October 12, 2016, between Minebea and MITSUMI. Unless the context otherwise requires, references in this prospectus to the financial results or business of “Minebea” refer to those of Minebea and its consolidated subsidiaries, of “MITSUMI” refer to those of MITSUMI and its consolidated subsidiaries and of “MINEBEA MITSUMI” refer to those of MINEBEA MITSUMI and its consolidated subsidiaries, including MITSUMI.

As used in this prospectus, “U.S. dollar” or “$” means the lawful currency of the United States of America, and “Japanese yen” or “¥” means the lawful currency of Japan.

As used in this prospectus, “IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and “Japanese GAAP” means accounting principles generally accepted in Japan. The consolidated financial information contained in this prospectus has been presented in accordance with IFRS, except for certain specifically identified information that was prepared in accordance with Japanese GAAP. Unless otherwise stated or the context otherwise requires, all amounts in the financial statements contained in this prospectus are expressed in Japanese yen.

QUESTIONS AND ANSWERS ABOUT THE SHARE EXCHANGE AND

VOTING PROCEDURES FOR THE EXTRAORDINARY

GENERAL MEETING OF SHAREHOLDERS

Q. What are Minebea and MITSUMI proposing?

A. Minebea and MITSUMI are proposing to integrate their businesses through a statutory share exchange under the Companies Act of Japan, or the Companies Act. Through the share exchange, shareholders of MITSUMI will become shareholders of Minebea, and MITSUMI will become a wholly owned subsidiary of Minebea. Minebea will serve as the holding company for the combined group and is expected to be renamed MINEBEA MITSUMI Inc., or MINEBEA MITSUMI, following the consummation of the share exchange.

Q. Why are Minebea and MITSUMI proposing the share exchange?

A. Minebea and MITSUMI plan to conduct the share exchange in order to realize synergies of integration and improve their respective corporate value as an electro mechanics solutions company.

Q. What will I receive in the share exchange?

A. MITSUMI shareholders as of the time immediately preceding the effective date of the share exchange will receive 0.59 shares of Minebea common stock for each share of MITSUMI common stock which they hold. Holders of MITSUMI common stock who have duly exercised their dissenters’ appraisal rights will not receive shares of Minebea common stock for shares of MITSUMI common stock.

Q. How did Minebea and MITSUMI determine the exchange ratio?

A. Minebea and MITSUMI conducted thorough negotiations and discussions regarding the exchange ratio, each taking into consideration the results of its due diligence on the other party, the analyses of its financial advisor, each party’s financial condition, assets and prospects. As a result of these negotiations and discussions concerning the exchange ratio, Minebea and MITSUMI each reached the conclusion that the exchange ratio was appropriate and on March 30, 2016 agreed upon the exchange ratio for the share exchange.

Q. How does MITSUMI’s board of directors recommend that its shareholders vote?

A. The MITSUMI board of directors unanimously recommends approval of the share exchange agreement.

Q. What vote of MITSUMI’s shareholders is required to approve the share exchange agreement?

A. The affirmative vote of the holders of at least two-thirds of the voting rights of MITSUMI present or represented at the extraordinary general meeting of shareholders, at which shareholders holding at least one-third of the total voting rights are present or represented, is required to approve the share exchange agreement. Shareholders of MITSUMI will have one voting right per one unit of shares of MITSUMI common stock, which constitute 100 shares.

Q. After the share exchange, how much of MINEBEA MITSUMI will MITSUMI’s shareholders own?

A. Former shareholders of MITSUMI will hold approximately 11.3% of the outstanding common stock of MINEBEA MITSUMI after the share exchange.

Q. How will fractional shares be treated in the share exchange?

A. Shareholders of MITSUMI will not receive any fractional shares of common stock of Minebea in the share exchange. Instead, the shares representing the aggregate of all such fractions (in cases where such aggregated

i

shares include any fractional shares, such fraction will be rounded down) will be sold in the Japanese market or sold to Minebea at the market price and the net cash proceeds from the sale will be distributed to the former holders of MITSUMI shares on a proportionate basis in accordance with their respective fractions.

Q. How will shareholders with less than a unit of shares of MINEBEA MITSUMI shares be treated after the share exchange?

A. The articles of incorporation of Minebea, which will be renamed MINEBEA MITSUMI after the share exchange, provide that 100 shares of its common stock constitute one unit, which will have one voting right. If the share exchange is consummated, holders of 170 shares of MITSUMI common stock will receive in exchange for their shares 100 shares of MINEBEA MITSUMI common stock, which constitute one unit. Holders of MITSUMI common stock who hold less than 170 shares will receive less than one unit of MINEBEA MITSUMI shares through the share exchange, as well as cash in lieu of fractional shares if the number of shares they hold multiplied by 0.59, the exchange ratio, would result in a fraction. Holders of MITSUMI common stock who hold more than 170 shares may receive MINEBEA MITSUMI shares that constitute at least one unit and shares that constitute less than one unit, as well as cash in lieu of fractional shares if the number of their shares multiplied by 0.59 would result in a fraction. Shares constituting less than one unit will not carry voting rights, although holders of less than one unit of shares will be registered in MINEBEA MITSUMI’s register of shareholders. A holder of shares constituting less than one unit of MINEBEA MITSUMI shares may request MINEBEA MITSUMI to purchase those shares at their market value in accordance with the Companies Act. Moreover, MINEBEA MITSUMI’s articles of incorporation provide that a holder of less than a unit of MINEBEA MITSUMI shares may request that MINEBEA MITSUMI sell to the holder from any available treasury stock an amount of shares which will, when added to the number of shares held by such holder, constitute one unit of shares.

Q. Can the number of shares of Minebea common stock issued in exchange for shares of MITSUMI common stock change between now and the time when the share exchange is consummated?

A. No. The exchange ratio has been fixed and, unless the business integration agreement and the related share exchange agreement are amended, will not change regardless of any changes in the trading prices of either Minebea or MITSUMI common stock between now and the effectiveness of the share exchange. For a more detailed discussion of the fixed exchange ratio, see the first risk factor under “Risk Factors—Risks Related to the Share Exchange.”

Q. When is the share exchange expected to become effective?

A. The share exchange, if approved, is expected to become effective on January 27, 2017 unless the share exchange agreement is terminated or amended in accordance with its terms.

Q. Will MITSUMI shareholders receive dividends on MITSUMI common stock they hold for the fiscal year ending March 31, 2017?

A. MINEBEA MITSUMI currently expects to pay dividends in late June 2017 to holders of record of its common stock, including those who were formerly holders of MITSUMI common stock but who became holders of MINEBEA MITSUMI common stock in the share exchange, as of March 31, 2017. MINEBEA MITSUMI’s payment of dividends will be subject to the approval of its board of directors. For a more detailed discussion of dividends, see “Description of Minebea Common Stock—Dividends.”

Q. How will trading in shares of MITSUMI common stock be affected in connection with the consummation of the share exchange?

A. MITSUMI expects that the last day of trading in its shares on the Tokyo Stock Exchange will be January 23, 2017, four trading days prior to the effective date of the share exchange, and that its shares will be delisted the following day.

Q. How will the legal rights of Minebea shares differ from the legal rights of MITSUMI shares?

A. While shareholders of Minebea who hold shares constituting less than one unit have the right to demand at any time that Minebea sell to it from any available treasury stock the number of shares as may be necessary to raise their share ownership to a whole unit, shareholders of MITSUMI do not have such right. In addition, while the articles of incorporation of Minebea permit it to distribute dividends in cash and/or in kind to shareholders by a resolution of its board of directors, MITSUMI may not by the resolution of its board of directors distribute dividends in cash and/or in kind and must do so by the resolution of the general meeting of shareholders. Apart from these, there is no material difference between the legal rights of holders of Minebea shares and the legal rights of holders of MITSUMI shares.

Q. What are the Japanese tax consequences of the share exchange?

A. Non-resident holders of shares of MITSUMI common stock will generally not be subject to Japanese taxation with respect to the share exchange, except with respect to cash payments of the sale price from MITSUMI as a result of their exercise of dissenters’ appraisal rights. See “Taxation—Japanese Tax Consequences,” which is the opinion of Mori Hamada & Matsumoto, Japanese counsel to Minebea, for further discussion regarding the anticipated Japanese tax consequences to non-resident holders of the share exchange.

Q. What are the U.S. tax consequences of the share exchange?

A. The share exchange has not been structured to achieve a particular treatment for U.S. federal income tax purposes, and Minebea and MITSUMI have no obligation to structure the share exchange in a manner that is tax-free to U.S. Holders. It is the opinion of Shearman & Sterling LLP, U.S. tax counsel to Minebea, that as the share exchange is structured, it is more likely than not that the share exchange will qualify as tax-deferred reorganization under the provisions of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended, or the Code. However, qualification of the share exchange as a reorganization depends on the resolution of issues and facts that will not be known until or after the date of the share exchange. If the share exchange qualifies as a reorganization, no gain or loss generally will be recognized by a U.S. Holder on the exchange of shares of MITSUMI common stock for shares of Minebea common stock pursuant to the share exchange, except with respect to any cash received in lieu of a fractional share of Minebea common stock and unless MITSUMI has been a passive foreign investment company, or PFIC, at any time during the holding period of the U.S. Holder. If the share exchange does not qualify as a reorganization, a U.S. Holder that exchanges its shares of MITSUMI common stock for shares of Minebea common stock will recognize gain or loss equal to the difference between (i) the sum of (a) the fair market value of the shares of Minebea common stock received and (b) any cash received in lieu of fractional shares of Minebea common stock and (ii) the U.S. Holder’s adjusted tax basis in the shares of MITSUMI common stock exchanged. See “Taxation—U.S. Federal Income Tax Consequences,” which is the opinion of Shearman & Sterling LLP, U.S. tax counsel to Minebea, for further discussion of the anticipated U.S. federal income tax consequences to U.S. Holders of the share exchange.

Q. What is the record date for voting at the extraordinary general meeting of shareholders of MITSUMI?

A. The record date is September 30, 2016. Accordingly, holders of record of at least one unit of MITSUMI common stock as of that date will be eligible to vote at the extraordinary general meeting of shareholders of MITSUMI scheduled to be held on December 27, 2016. Shareholders of MITSUMI whose shares were issued or obtained after the record date will not be entitled to vote at the extraordinary general meeting of shareholders.

Q. How do I vote at the extraordinary general meeting of shareholders of MITSUMI?

A. You may exercise voting rights by submitting a mail-in voting card, attending the meeting in person or through another shareholder with voting rights whom you have appointed as your attorney-in-fact or through a standing proxy in the case of shareholders who are non-residents of Japan. MITSUMI will distribute a mail-in voting card and other voting and reference materials to shareholders eligible to vote who are residents of Japan that will enable them to exercise their voting rights. Completed mail-in voting cards must be received by MITSUMI by 5:20 p.m. (Japan time) one business day prior to the extraordinary general shareholders’ meeting.

For shareholders eligible to vote who are non-residents of Japan and who have appointed a standing proxy in Japan, MITSUMI will distribute voting and reference materials to their standing proxy in Japan, who may then transmit those materials to the shareholders according to the terms of the respective proxy agreements. For shareholders eligible to vote who are non-residents of Japan and who have purchased shares of MITSUMI through a securities broker located outside of Japan, MITSUMI will distribute voting and reference materials to the broker’s standing proxy in Japan, who is expected to transmit those materials according to the terms of the arrangement with the broker. MITSUMI shareholders who are non-residents of Japan are encouraged to contact their standing proxy in Japan, or broker, to obtain the voting and reference materials and confirm the necessary procedures to exercise their voting rights. For shareholders eligible to vote who are non-residents of Japan and who have designated a mailing address in Japan, MITSUMI will send voting and reference materials to that mailing address.

Q. How will shares represented by mail-in voting cards be treated at the extraordinary general meeting of shareholders?

A. The mail-in voting cards used for the extraordinary general meeting of MITSUMI shareholders will list the proposals to be voted on by shareholders at the extraordinary general meeting of shareholders, including the approval of the share exchange agreement. A mail-in voting card will allow a shareholder to indicate his or her approval or disapproval with respect to each proposal. In accordance with Japanese law and practice, MITSUMI intends to count towards the quorum for its extraordinary general meeting of shareholders any shares represented by mail-in voting cards that are returned without indicating the approval or disapproval of any of the proposals, and count those mail-in voting cards as voting in favor of the share exchange agreement and the other proposals referred to in the mail-in voting cards. Any mail-in voting cards will become void if the shareholder who voted by mail attends the meeting in person or through another shareholder with voting rights whom the shareholder appointed as his or her attorney-in-fact.

Q. May I revoke my vote after I submit a mail-in voting card?

A. Yes. Any person who votes by a mail-in voting card by mail may revoke it any time before it is voted in any of the following ways:

•	by sending another mail-in voting card dated a later date than the previous mail-in voting card to MITSUMI if MITSUMI redistributes mail-in voting cards; or

•	by voting in person, or through another shareholder entitled to vote and appointed as such person’s attorney-in-fact or through a standing proxy in the case of shareholders who are non-residents of Japan, at the extraordinary general meeting of shareholders of MITSUMI.

MITSUMI shareholders who have instructed a broker to vote their shares must follow directions received from their broker to change and revoke their vote.

Q. If my shares are held in “street name” by my broker, will my broker vote them for me without instructions?

A. Whether your broker will vote your shares without your instructions depends on the terms of the agreement entered into by you and your broker. Therefore, you are encouraged to contact your broker directly to confirm the applicable voting procedure.

Q. Do I have dissenters’ appraisal rights in connection with the share exchange?

A. Under the Companies Act, you are entitled to dissenters’ appraisal rights in connection with the share exchange in accordance with the procedures set forth in the Companies Act and related laws and regulations and share handling regulations of MITSUMI. Any MITSUMI shareholder (i) who notifies MITSUMI prior to the extraordinary general meeting of shareholders of his or her intention to oppose the share exchange, and who votes against the approval of the share exchange agreement at the shareholders’ meeting; or (ii) who is not entitled to vote at such extraordinary general meeting of shareholders; and complies with the other relevant procedures set forth in the Companies Act and related laws and regulations and share handling regulations of MITSUMI, may demand that MITSUMI purchase his or her shares of MITSUMI common stock at fair value. If you vote against the share exchange agreement by submitting a mail-in voting card, such submission will satisfy all requirements mentioned in (i) above. Such demand must be made within the period from the day 20 days prior to the effective date of the share exchange to the day immediately preceding the effective date of the share exchange.

The failure of a MITSUMI shareholder who is entitled to vote at the extraordinary general meeting of shareholders to provide such notice prior to the shareholders’ meeting or to vote against the approval of the share exchange agreement at the shareholders’ meeting will in effect constitute a waiver of the shareholder’s right to demand that MITSUMI purchase his or her shares of MITSUMI common stock at fair value.

There are other procedural issues that you may wish to consider when deciding whether to exercise your dissenters’ appraisal rights. See “The Share Exchange—Dissenters’ Appraisal Rights” for a more detailed discussion of dissenters’ appraisal rights. The dissenters’ appraisal rights for shareholders of MITSUMI, as a company becoming a wholly owned subsidiary through a share exchange are set forth in Articles 785 and 786 of the Companies Act. An English translation of these articles is included in this prospectus as Appendix E.

Q. Whom can I call with questions?

A. If you have more questions about the share exchange, you should contact:

Minebea Co., Ltd.

Investor Relations Office

4106-73 Oaza Miyota, Miyota-machi

Kitasaku-gun, Nagano 389-0293

Japan

Telephone: +81-3-6758-6720

MITSUMI ELECTRIC CO., LTD.

General Affairs Dept.

2-11-2, Tsurumaki

Tama-shi, Tokyo 206-8567

Japan

Telephone: +81-42-310-5160

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SUMMARY

This summary highlights selected information from this prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire prospectus for a more complete understanding of the share exchange being considered at the extraordinary general meeting of MITSUMI shareholders.

As used in this prospectus, references to “Minebea” are to Minebea Co., Ltd., references to “MITSUMI” are to MITSUMI ELECTRIC CO., LTD. and references to “MINEBEA MITSUMI” are to MINEBEA MITSUMI Inc., to which Minebea will be renamed after the consummation of the share exchange. References to the “share exchange” are to the proposed share exchange between Minebea and MITSUMI, the terms of which are set forth in the business integration agreement and the related share exchange agreement, each dated March 30, 2016, and each amended on October 12, 2016, between Minebea and MITSUMI. Unless the context otherwise requires, references in this prospectus to the financial results or business of “Minebea” refer to those of Minebea and its consolidated subsidiaries, of “MITSUMI” refer to those of MITSUMI and its consolidated subsidiaries and of “MINEBEA MITSUMI” refer to those of MINEBEA MITSUMI and its consolidated subsidiaries, including MITSUMI.

The Companies

Minebea Co., Ltd. 4106-73 Oaza Miyota, Miyota-machi Kitasaku-gun, Nagano 389-0293 Japan +81-267-32-2200	MITSUMI ELECTRIC CO., LTD. 2-11-2, Tsurumaki Tama-shi, Tokyo 206-8567 Japan +81-42-310-5333

Minebea

(page 55)

Minebea manufactures a variety of high-precision parts such as machined components as well as electronic devices and components, supplying to customers in the office automation and information technology, personal computers and related products, automobile, aerospace, home appliances and other industries. As of March 31, 2016, Minebea had total assets of 462.7 billion yen. For the year ended March 31, 2016, it had profit attributable to owners of Minebea of 39.1 billion yen.

MITSUMI

(page 66)

MITSUMI manufactures and supplies electronic and communication equipment such as semiconductor devices, optical devices, mechanical parts, high-frequency parts and power supply parts. As of March 31, 2016, MITSUMI had total assets of 167.1 billion yen. For the year ended March 31, 2016, it had net loss attributable to MITSUMI of 7.9 billion yen.

The Share Exchange

(page 37)

The boards of directors of Minebea and MITSUMI have agreed to a statutory share exchange under the Companies Act, pursuant to which shares of MITSUMI will be exchanged for shares of Minebea, and MITSUMI will become a wholly owned subsidiary of Minebea, which will serve as the holding company for the combined group and is expected to be renamed MINEBEA MITSUMI following the consummation of the share exchange. On March 30, 2016, Minebea and MITSUMI entered into the business integration agreement and the related share exchange agreement setting forth the terms of the share exchange.

Upon the share exchange, each shareholder of MITSUMI who is recorded or registered on the register of shareholders as of the close of business on the date immediately preceding the share exchange will receive 0.59 shares of Minebea common stock in exchange for each share of MITSUMI common stock that such shareholder holds. The resulting number of shares of Minebea common stock to which MITSUMI shareholders are entitled will be recorded in Minebea’s register of shareholders. The shares representing the aggregate of all fractional shares (in cases where such aggregated shares include any fractional shares, such fraction will be rounded down) will be sold in the Japanese market or sold to Minebea at the market price and the net cash proceeds from the sale will be distributed to the former holders of MITSUMI shares on a proportionate basis in accordance with their respective fractions.

The share exchange can only be completed if the share exchange agreement is approved by the shareholders of MITSUMI and certain other conditions are satisfied. If the share exchange agreement is approved by the shareholders of MITSUMI and the other conditions for completing the share exchange are satisfied, the share exchange is expected to become effective on January 27, 2017.

Reasons for the Share Exchange

(page 39)

Minebea and MITSUMI plan to conduct the share exchange in order to realize synergies of integration and improve their respective corporate value as an electro mechanics solutions company.

The Extraordinary General Meeting of Shareholders

(page 35)

To seek shareholders’ approval of the share exchange agreement and certain related matters, the board of directors of MITSUMI has convened an extraordinary meeting of shareholders. Under Japanese law and the articles of incorporation of MITSUMI, the notice of an extraordinary meeting of shareholders must be dispatched at least two weeks in advance to all shareholders of record who have voting rights. MITSUMI will distribute materials to shareholders that will enable them to exercise their voting rights.

The date, time and place of the meeting is expected to be December 27, 2016, at 10:00 a.m. (Japan time), at Keio Plaza Hotel Tama, 3F “Hakuhou-no-ma,” 43, Ochiai 1-chome, Tama-shi, Tokyo, Japan.

Shareholders may exercise voting rights by submitting a mail-in voting card, attending the meeting in person or through another shareholder with voting rights whom you have appointed as your attorney-in-fact or through a standing proxy in the case of shareholders who are non-residents of Japan. MITSUMI will distribute a mail-in voting card and other voting and reference materials to shareholders eligible to vote who are residents of Japan that will enable them to exercise their voting rights. For shareholders eligible to vote who are non-residents of Japan and who have appointed a standing proxy in Japan, MITSUMI will distribute voting and reference materials to their standing proxy in Japan, who may then transmit those materials to the shareholders according to the terms of the respective proxy agreements. For shareholders eligible to vote who are non-residents of Japan and who have purchased shares of MITSUMI through a securities broker located outside of Japan, MITSUMI will distribute voting and reference materials to the broker’s standing proxy in Japan, who is expected to transmit those materials according to the terms of the arrangement with the broker. MITSUMI shareholders who are non-residents of Japan are encouraged to contact their standing proxy in Japan, or broker, to obtain the voting and reference materials and confirm the necessary procedures to exercise their voting rights. For shareholders eligible to vote who are non-residents of Japan and who have designated a mailing address in Japan, MITSUMI will send voting and reference materials to that mailing address.

The affirmative vote of the holders of at least two-thirds of the voting rights of MITSUMI present or represented at its extraordinary meeting of shareholders, at which shareholders holding at least one-third of the total voting rights of MITSUMI who are entitled to exercise their voting rights are present or represented, is required to approve the share exchange agreement. Shareholders of MITSUMI will have one voting right per one unit of shares of MITSUMI common stock, which constitutes 100 shares.

As of September 30, 2016, the directors, executive officers and audit & supervisory board members of MITSUMI owned approximately 0.5% of the voting rights of MITSUMI common stock. As of September 30, 2016, directors, executive officers and audit & supervisory board members of Minebea did not own any voting rights of MITSUMI common stock.

Determination of the Board of Directors of MITSUMI with Respect to the Share Exchange

(page 41)

The board of directors of MITSUMI has unanimously concluded that the share exchange ratio is appropriate.

In its deliberation of the share exchange, the board of directors of MITSUMI considered a number of factors referred to under “The Share Exchange—Reasons for the Share Exchange” beginning on page 39.

Material Japanese Income Tax Consequences of the Share Exchange

(page 47)

Non-resident holders of shares of MITSUMI common stock will generally not be subject to Japanese taxation with respect to the share exchange, except with respect to cash payments of the sale price from MITSUMI as a result of their exercise of dissenters’ appraisal rights. See “Taxation—Japanese Tax Consequences,” which is the opinion of Mori Hamada & Matsumoto, Japanese counsel to Minebea, for further discussion regarding the anticipated Japanese tax consequences to non-resident holders of the share exchange.

Material U.S. Federal Income Tax Consequences of the Share Exchange

(page 47)

The share exchange has not been structured to achieve a particular treatment for U.S. federal income tax purposes, and Minebea and MITSUMI have no obligation to structure the share exchange in a manner that is tax-free to U.S. Holders. It is the opinion of Shearman & Sterling LLP, U.S. tax counsel to Minebea, that as the share exchange is structured, it is more likely than not that the share exchange will qualify as a tax-deferred reorganization under the provisions of Section 368(a) of the Code. However, qualification of the share exchange as a reorganization depends on the resolution of issues and facts that will not be known until or after the date of the share exchange. If the share exchange qualifies as a reorganization, no gain or loss generally will be recognized by a U.S. Holder on the exchange of shares of MITSUMI common stock for shares of Minebea common stock pursuant to the share exchange, except with respect to any cash received in lieu of a fractional share of Minebea common stock and unless MITSUMI has been a PFIC at any time during the holding period of the U.S. Holder. If the share exchange does not qualify as a reorganization, a U.S. Holder that exchanges its shares of MITSUMI common stock for shares of Minebea common stock will recognize gain or loss equal to the difference between (i) the sum of (a) the fair market value of the shares of Minebea common stock received and (b) any cash received in lieu of fractional shares of Minebea common stock and (ii) the U.S. Holder’s adjusted tax basis in the shares of MITSUMI common stock exchanged. See “Taxation—U.S. Federal Income Tax Consequences,” which is the opinion of Shearman & Sterling LLP, U.S. tax counsel to Minebea, for further discussion of the anticipated U.S. federal income tax consequences to U.S. Holders of the share exchange.

Anticipated Accounting Treatment

(page 48)

The share exchange will be accounted for by MINEBEA MITSUMI under the acquisition method of accounting in accordance with IFRS. Based on the exchange ratio, after the effectiveness of the share exchange, former Minebea shareholders will own approximately 88.7% of MINEBEA MITSUMI and former MITSUMI shareholders will own approximately 11.3%. Based on these projected ownership percentages, Minebea is the accounting acquirer for financial reporting purposes. Under the acquisition method of accounting, Minebea will record the tangible and intangible assets acquired and liabilities assumed of MITSUMI to be measured at their fair values at acquisition date. For the purposes of preparing the pro forma information, Minebea estimated the fair value of financial assets and liabilities based on the disclosures in MITSUMI’s audited financial statements as of March 31, 2016. The amount of other assets and liabilities is based on a preliminary estimate of the fair value of assets to be acquired and liabilities to be assumed. The final determination will be based on valuation reports prepared at the acquisition date. Management of Minebea will be required to exercise significant judgments by making estimates and determining the underlying assumptions in order to value such assets and liabilities. If a different set of fair values were to be used at the time of the acquisition, MINEBEA MITSUMI’s results of operations and financial position could differ materially.

Regulatory Matters

(page 48)

Minebea and MITSUMI have filed notifications and reports regarding the share exchange with the antitrust authorities in Japan, China, Korea and Germany. On April 27, 2016, the JFTC granted early clearance of the transaction. In April through June 2016, Minebea and MITSUMI received clearances from the antitrust authorities of China, Korea and Germany as well. For a more detailed discussion of the regulatory approvals required for the joint share transfer, see “The Share Exchange—Regulatory Matters.”

Dissenters’ Appraisal Rights

(page 49)

Under the Companies Act of Japan, you may have dissenters’ appraisal rights in connection with the share exchange. For a more detailed discussion of these rights, see “The Share Exchange—Dissenters’ Appraisal Rights.”

Conditions to the Share Exchange

(page 54)

The obligations of each of Minebea and MITSUMI to carry out the share exchange are subject to the satisfaction of, among other things, conditions such as the following:

•	the shareholders of MITSUMI have resolved to approve the share exchange by the day immediately preceding the effective date of the share exchange;

•	(in the case of Minebea’s obligations) it is not the case that Mr. Moribe has resigned as MITSUMI’s director and that Minebea has thereby determined that it has become difficult to achieve the purpose of the business integration;

•	with respect to the procedures required by the competition laws of each country that are necessary for the share exchange, all requisite waiting periods have passed, and governmental institutions or other relevant authorities having jurisdiction over those procedures have not issued any cease or desist order or taken any proceedings for a cease and desist order under those competition laws, or taken any similar measures or procedures that would impede the consummation of the share exchange; and

•	nothing has arisen that makes it difficult to achieve the purpose of the business integration due to any situation that will be reasonably deemed likely to have a material adverse effect on the other party’s financial condition, results of operations, cash flows, business, or rights or obligations.

Termination

(page 54)

The business integration agreement will be terminated only before the effective date of the share exchange and only in the event that any of the following events occurs:

•	Minebea and MITSUMI agree in writing to terminate the agreement;

•	the agreement is cancelled by either party due to such reasons as a material breach of the business integration agreement by or bankruptcy of the other party;

•	the share exchange is discontinued in accordance with the provisions of the share exchange agreement or the share exchange agreement becomes invalid; or

•	it becomes difficult to achieve the purpose of the business integration due to any situation that will be reasonably deemed likely to have a material adverse effect on the other party’s financial condition, results of operations, cash flows, business, or rights or obligations.

Risk Factors

(page 6)

In determining whether to vote to approve the share exchange agreement, you should carefully consider the risk factors beginning on page 6 of this prospectus.

Comparative Per Share Market Price Data

(page 32)

The shares of Minebea common stock are listed on the First Sections of the Tokyo Stock Exchange and the Nagoya Stock Exchange. The shares of MITSUMI common stock are listed on the First Section of the Tokyo Stock Exchange. The following table sets forth the closing sale prices of Minebea and MITSUMI common stock as reported on the First Section of the Tokyo Stock Exchange on December 18, 2015, the last trading day before the public announcement of the share exchange by Minebea and MITSUMI, March 30, 2016, the date of the determination of the share exchange ratio as well as the execution of the business integration agreement and the share exchange agreement, and November 21, 2016, the last practicable trading day before the distribution of this prospectus. The table also sets forth the implied equivalent value on these dates. Minebea urges you to obtain current market quotations for both Minebea’s common stock and MITSUMI’s common stock.

	Minebea common stock	MITSUMI common stock
	Historical (Yen)	Historical (Yen)	Implied equivalent value (Yen)
December 18, 2015	1,075	610	634
March 30, 2016	854	551	504
November 21, 2016	1,139	667	672

(1)	The implied equivalent value per share of MITSUMI common stock is calculated by multiplying the closing price of Minebea common stock on the Tokyo Stock Exchange by the exchange ratio of 0.59:1.

RISK FACTORS

In addition to the other information included into this prospectus, including the matters addressed under the caption “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the matters described below in evaluating the matters described in this prospectus with respect to the share exchange.

Risks Related to the Share Exchange

The exchange ratio is fixed and will not be adjusted to reflect changes in the market values of Minebea and MITSUMI common stock. As a result, the value of Minebea common stock you receive in the share exchange may be less than the value of your shares when you vote on the share exchange agreement.

Upon the effectiveness of the share exchange, each share of MITSUMI common stock will be exchanged for 0.59 shares of Minebea common stock. The ratio at which MITSUMI common stock will be exchanged for Minebea common stock is fixed and, unless the business integration agreement and the share exchange agreement are amended, will not be adjusted for changes in the market prices of either company’s common stock. Therefore, even if the relative market values of Minebea or MITSUMI common stock change, there will be no change in the number of shares of Minebea common stock that shareholders of MITSUMI will receive in the share exchange.

The value that holders of MITSUMI common stock will receive in the share exchange depends on the market price of Minebea common stock at the effective date of the share exchange; any change in the price of Minebea’s common stock prior to the effective date of the share exchange will affect the value that holders of MITSUMI common stock will receive in the share exchange. The value of the Minebea common stock to be received in the share exchange (which will occur one month after the extraordinary general meeting of shareholders) may be higher or lower than the indicative value as of the date of this prospectus or as of the date of the extraordinary general meeting of shareholders, depending on the then prevailing market prices of Minebea common stock.

The share prices of Minebea and MITSUMI common stock are subject to general price fluctuations in the market for publicly traded equity securities and have experienced volatility in the past. Stock price changes may result from a variety of factors that are beyond the control of Minebea and MITSUMI, including actual changes in, or investor perception of, Minebea’s and MITSUMI’s businesses, operations and prospects. Regulatory developments, as well as current or potential legal proceedings, and changes in general market and economic conditions may also affect the prices of Minebea and MITSUMI common stock.

The share exchange is subject to regulatory approvals and various conditions set forth in the share exchange agreement and, even though it may be approved by the shareholders of MITSUMI, the share exchange nonetheless may not be completed as scheduled, or at all.

Under the share exchange agreement, the respective obligations of Minebea and MITSUMI to complete the share exchange are subject to a number of specified conditions, including obtaining or satisfying all regulatory approvals, permits, consents and requirements necessary for the effectiveness of the share exchange. Regulatory authorities in Japan or elsewhere may seek to block or delay the share exchange, or may impose conditions that reduce the anticipated benefits of the share exchange or make it difficult to complete as planned and shareholder approval of the share exchange agreement will be subject to fulfillment of such conditions, if any. If all necessary regulatory approvals, permits, consents and requirements are not satisfied, even if the share exchange agreement is approved at MITSUMI’s extraordinary general meeting of shareholders, there is no assurance that the share exchange will ultimately be completed as scheduled, or at all.

MINEBEA MITSUMI may fail to realize the anticipated benefits of the share exchange due to the challenges of integrating the operations of Minebea and MITSUMI.

The success of the share exchange will depend, in part, on MINEBEA MITSUMI’s ability to realize the anticipated growth opportunities and cost savings from combining the businesses of Minebea and MITSUMI. MINEBEA MITSUMI’s ability to realize these anticipated benefits will depend in part on the extent to which MINEBEA MITSUMI can successfully implement and manage the business integration of Minebea and MITSUMI, including the following:

•	identifying areas and activities that present substantial potential synergies as a result of the share exchange, and allocating resources effectively to those and other promising areas and activities;

•	effectively integrating their respective organizations, business cultures, procedures and operations;

•	smoothly transitioning relevant operations and facilities to a common information technology system; and

•	developing and implementing uniform accounting policies, internal controls and procedures, disclosure controls and procedures and other governance policies and standards.

If MINEBEA MITSUMI is not able to successfully manage the integration process, take advantage of the anticipated synergies and create an integrated business, the anticipated benefits of the share exchange and subsequent integration may not be realized fully or at all or may take longer to realize than expected.

Significant costs will be incurred in the course of the share exchange and in the subsequent integration of the business operations of the two companies.

Minebea and MITSUMI expect to incur significant costs related to the share exchange and in the subsequent integration of the business operations of the two companies. These transaction-related expenses include financial advisory, consulting, legal and accounting fees and expenses, filing fees, printing expenses and other related charges. Some or all of these costs are payable by Minebea and MITSUMI whether or not the share exchange is completed.

In addition to transaction-related expenses, MINEBEA MITSUMI may also incur significant indirect costs while integrating and combining the businesses of Minebea and MITSUMI, including reallocating and integrating resources and operations. Moreover, MINEBEA MITSUMI may also incur significant opportunity costs in the form of substantial disruption to its business and distraction of its management and employees from day-to-day operations.

Additional significant costs may be incurred in connection with any shareholder litigation or appraisal claims in compensating dissenting shareholders of Minebea or MITSUMI who exercise their appraisal rights.

Uncertainties associated with the share exchange may damage MINEBEA MITSUMI’s relationships with customers, suppliers and business partners of Minebea and MITSUMI.

Current customers, suppliers and business partners of Minebea or MITSUMI may, in response to the announcement of the share exchange or to subsequent steps taken to integrate the businesses of Minebea and MITSUMI, delay or defer decisions concerning their relationships with Minebea or MITSUMI because of uncertainties related to the share exchange, including the absence of certainty that the share exchange will be completed. The loss of such customers, suppliers and business partners may have a material adverse effect on MINEBEA MITSUMI’s business and results of operations.

Negative media coverage of the share exchange, as well as statements by parties with competing interests, could have a materially adverse effect on MINEBEA MITSUMI’s reputation, business and results of operations.

The share exchange of Minebea and MITSUMI is being covered by both Japanese and foreign media. Some of this coverage may be negative and pertains to a wide range of matters relating to the share exchange. Negative media coverage about the share exchange, regardless of its veracity, may affect investor sentiment and could have a material adverse effect on the stock price of MINEBEA MITSUMI. The resulting reputational harm from such negative media coverage relating to the share exchange may also affect consumer perception, negatively affecting the business and results of operations of MINEBEA MITSUMI. MINEBEA MITSUMI, as well as Minebea and MITSUMI, may also be forced to devote considerable resources to address the impact of such media coverage relating to the share exchange.

In connection with the effectiveness of the share exchange, it will not be possible to trade shares of MITSUMI common stock during certain periods.

In connection with the share exchange, MITSUMI shares will be delisted from the Tokyo Stock Exchange. Under the current schedule and assuming the share exchange is completed, the last day of trading in shares of MITSUMI is expected to be four trading days prior to the effective date of the share exchange and the delisting of those shares is expected to be three trading days prior to the effective date of the share exchange. Holders of MITSUMI shares who will receive shares in the share exchange are expected to be able to sell them beginning on January 27, 2017. As a result, holders of MITSUMI shares will not be able to trade their shares, or the Minebea shares they will be entitled to receive when the share exchange is completed, during the period between the delisting of MITSUMI shares and the effective date of the share exchange. Accordingly, these holders will be subject to the risk of not being able to liquidate their shares, including during a falling market.

MITSUMI shareholders will have a reduced ownership and voting interest in MINEBEA MITSUMI and will therefore have less influence over the management of MINEBEA MITSUMI.

After the effectiveness of the share exchange, MITSUMI’s shareholders will own a significantly smaller percentage of Minebea, which will be renamed to MINEBEA MITSUMI after the consummation of the share exchange, than they currently own in MITSUMI. Following effectiveness of the share exchange, MITSUMI’s shareholders will own approximately 11.3% of MINEBEA MITSUMI. Consequently, MITSUMI’s shareholders will have less influence over the management and policies of MINEBEA MITSUMI than they currently have in MITSUMI.

The fairness opinion obtained by MITSUMI is based primarily on financial information prepared under Japanese GAAP and, accordingly, U.S. investors should not place undue reliance on such fairness opinion.

The financial analyses and fairness opinion of MITSUMI’s financial advisor, Daiwa Securities Co. Ltd., is based primarily upon financial information of MITSUMI prepared in accordance with Japanese GAAP. The accounting treatment of some items and transactions differ significantly between Japanese GAAP and IFRS. Accordingly, the financial analyses and fairness opinion of MITSUMI’s financial advisor may differ from any analyses and opinions that would have been produced if the advisor had relied primarily on the IFRS financial statements included in this prospectus. U.S. investors should be aware of the differences between Japanese GAAP and IFRS when reviewing the financial analyses and fairness opinion of MITSUMI’s financial advisor contained elsewhere in this prospectus.

The fairness opinion that MITSUMI has obtained from its financial advisor is based on assumptions as of a certain date, and may not be valid as of a later date.

MITSUMI has not obtained from its financial advisor, Daiwa Securities Co. Ltd., an updated fairness opinion as of the date of this prospectus. The fairness opinion was provided by the financial advisor as of

March 30, 2016 and does not speak as of any date other than the date of the opinion and is subject to various assumptions and qualifications. Changes in the operations and prospects of Minebea and MITSUMI, general market and economic conditions and other factors that may be beyond the control of Minebea and MITSUMI, and on which the fairness opinion was based, may have altered the value of Minebea and MITSUMI, or the market price of Minebea and MITSUMI common stock as of the date of this prospectus, or may alter such values and prices by the time the share exchange is completed. You are encouraged to read the fairness opinion, which is included elsewhere in this prospectus, in its entirety.

A successful legal challenge to the validity of the share exchange following its completion may invalidate the shares of Minebea issued in the share exchange.

Until six months after the effective date of the share exchange, any of Minebea’s or MITSUMI’s shareholders, directors, audit & supervisory board members or liquidators as of the effective date of the share exchange may bring a court action to nullify the share exchange. MINEBEA MITSUMI’s or Minebea’s shareholders, directors, audit & supervisory board members, liquidators, bankruptcy trustees or creditors who did not approve the share exchange may also bring a court action to nullify the share exchange until six months after the effective date of the share exchange. A court may nullify the share exchange if it finds that a material procedural defect occurred in connection with the share exchange. If any court action challenging the validity of the share exchange is brought, the price or liquidity of MINEBEA MITSUMI’s shares may be adversely affected, regardless of the merits of the claim. Moreover, if such a court action is successful and a court enters a final and binding judgment, the share exchange would be nullified and the Minebea shares issued in the exchange would be invalidated.

The U.S. federal income tax consequences to U.S. Holders of the share exchange are not certain.

The share exchange has not been structured to achieve a particular treatment for U.S. federal income tax purposes, and Minebea and MITSUMI have no obligation to structure the share exchange in a manner that is tax-free to U.S. Holders. It is the opinion of Shearman & Sterling LLP, U.S. tax counsel to Minebea, that as the share exchange is structured, it is more likely than not that the share exchange will qualify as a tax-deferred reorganization under the provisions of Section 368(a) of the Code. However, qualification of the share exchange as a reorganization depends on the resolution of issues and facts that will not be known until or after the date of the share exchange. If the share exchange does not qualify as a tax-deferred reorganization for U.S. federal income tax purposes, the exchange by U.S. Holders of shares of MITSUMI common stock for shares of Minebea common stock will be treated as a taxable exchange for U.S. federal income tax purposes. See “Taxation—U.S. Federal Income Tax Consequences,” which is the opinion of Shearman & Sterling LLP, U.S. tax counsel to Minebea, for further discussion regarding the anticipated U.S. federal income tax consequences to U.S. Holders of the share exchange.

Risks Relating to MINEBEA MITSUMI’s Business

Deterioration in demand in industries such as the office automation and information technology, personal computers and related products, automobile, aerospace and home appliances industries may adversely affect MINEBEA MITSUMI.

MINEBEA MITSUMI will conduct business not only in Japan but also around the world, and many of its customers will be in the office automation and information technology, personal computers and related products, automobile, aerospace or home appliances industries. Demand for MINEBEA MITSUMI’s products may be negatively impacted by deterioration in demand for products in such industries, which may occur for various reasons, including weakening in the Japanese or global economy. In particular, sales of products that are incorporated into the products of a leading smartphone manufacturer constitute a significant portion of MINEBEA MITSUMI’s sales. To the extent such manufacturer experiences a decline in the demand of its products due to economic downturns or otherwise, MINEBEA MITSUMI’s business, results of operations, financial condition and cash flows could be adversely affected. More generally, the demand for high-value-added consumer products that use MINEBEA MITSUMI’s components may be adversely affected by macroeconomic factors worldwide, such as the recent slowdown in the Chinese market; to the extent consumers and businesses postpone spending given slower income growth, financial market volatility and other factors, the demand for the components that MINEBEA MITSUMI manufactures for such products may similarly decline.

In addition, some of MINEBEA MITSUMI’s products are used in end products, such as smartphones, other personal handheld devices and amusement (game) equipment, that are subject to discretionary spending. The demand for such products is expected to be more volatile than the change in general consumption levels in the markets where MINEBEA MITSUMI will conduct business.

MINEBEA MITSUMI’s business will be subject to foreign currency exchange rate fluctuations.

MINEBEA MITSUMI will manufacture and sell a substantial portion of its products in countries outside of Japan, exposing it to fluctuations in foreign currency exchange rates. For example, because a significant portion of its products will be manufactured overseas, much of its expenses will be denominated in currencies other than Japanese yen, in particular U.S. dollars, Thai baht and Chinese renminbi. Similarly, as the majority of its sales will be outside of Japan, the majority of its revenues will be denominated in a foreign currency, particularly U.S. dollars; recently, the proportion of revenues in U.S. dollars has been greater than the proportion of costs in U.S. dollars. As a result, the depreciation of the U.S. dollar against the Thai baht or Chinese renminbi will generally reduce MINEBEA MITSUMI’s sales and profits. In addition, as Japanese yen will be the reporting currency for MINEBEA MITSUMI’s financial statements, the appreciation of the Japanese yen against foreign currencies will reduce such foreign-currency-denominated sales and profits in terms of Japanese yen. Furthermore, foreign exchange rate fluctuations may have a material effect on the Japanese yen-translated value of the assets, liabilities of consolidated foreign subsidiaries and associates whose functional currencies are not Japanese yen. MINEBEA MITSUMI may not be able to react swiftly to rapid and significant fluctuations in foreign currency exchange rates, especially in countries where MINEBEA MITSUMI will manufacture its products. Consequently, foreign currency exchange rate fluctuations could adversely affect MINEBEA MITSUMI’s business, consolidated results of operations, financial condition and cash flows.

MINEBEA MITSUMI expects to enter into foreign currency exchange forwards to hedge its foreign currency exchange rate risk for manufacturing costs. However, MINEBEA MITSUMI may not cover the entire exposure to currency exchange rate volatility, and the coverage will vary over time. As a result, fluctuating currency exchange rates may adversely affect its financial results to the extent it has unhedged positions.

The research and development activities of MINEBEA MITSUMI or its customers may not result in the desired outcome.

MINEBEA MITSUMI will need to engage in continuous research and development activities, including those related to basic technologies, new products, product improvements and manufacturing processes, in order to provide new and high-quality products and to meet its customers’ needs effectively. In recent years, certain products, especially those related to digital equipment, have undergone rapid and significant technological innovation and changes in consumer preferences. This has led to development of new technology, adoption of new processes, emergence of new products and rise of competitors, all of which has accelerated obsolescence and price reduction of products. As a result, MINEBEA MITSUMI’s success will depend greatly upon its ability to identify customers’ needs and to continue to develop effectively and in a timely manner superior technologies, products and processes that meet them, so that customers continue to choose its products over others—for example, in the case of smartphones and tablets, MINEBEA MITSUMI’s LED backlights over organic light emitting diodes—or so that MINEBEA MITSUMI can produce new products that are attractive to its customers. MINEBEA MITSUMI’s research and development activities, however, may not result in the anticipated outcome despite requiring significant expenditures due to, for example, the inability to accurately anticipate the direction of the market and to conduct research and development in an effective or timely manner.

In addition, a portion of MINEBEA MITSUMI’s products are customized to meet specific customer performance requirements. Any future failure to design, manufacture and deliver customized products that meet customer performance requirements could damage MINEBEA MITSUMI’s relationship with such customers, harm its reputation and negatively affect its market share, as well as impede the business development of these new products and the expansion of the products’ markets.

Furthermore, a customer might fail to successfully develop, commercialize or sell products that incorporate in them MINEBEA MITSUMI’s products. The failure to do so would negatively impact the demand for the MINEBEA MITSUMI products that were to be used in such customer products. Where such failure relates to MINEBEA MITSUMI products that were customized for a customer, the customer’s failure to develop, commercialize or sell the products into which MINEBEA MITSUMI’s products are incorporated would make it difficult for MINEBEA MITSUMI to recoup the relevant development costs.

As a result, if MINEBEA MITSUMI or its customers are unsuccessful in its research and development activities or are unable to manufacture and deliver satisfactory customized products in a timely manner, MINEBEA MITSUMI’s business, consolidated results of operations, financial condition and cash flows could be adversely affected.

MINEBEA MITSUMI will be subject to intense competition.

MINEBEA MITSUMI will face intense competition in the global market for its products. Especially in markets where demand for inexpensive products is dominant, such as emerging markets, MINEBEA MITSUMI may not be able to maintain or expand its market share, nor be able to maintain or enhance its margins, due to the prevalence of inexpensive foreign products and intense price competition due to demands from customers for lower prices. Furthermore, many of MINEBEA MITSUMI’s competitors may have greater financial, research and development, manufacturing, sales, marketing and service capabilities. The failure by MINEBEA MITSUMI to compete effectively against its competitors could adversely affect MINEBEA MITSUMI’s business, consolidated results of operations, financial condition and cash flows.

The increase in price of raw materials and parts, in transportation costs and in other costs relating to MINEBEA MITSUMI’s manufacturing activities could adversely affect MINEBEA MITSUMI’s business and results of operations.

Any increase in prices of raw materials and parts, as a result of rise in energy prices or otherwise, will lead to increased cost of production. Increase in prices relating to securing a stable and cost-effective supply chain, including costs of transport, and in costs relating to manufacturing, such as labor, particularly in countries like Thailand, the United States, the Philippines, China and Cambodia where MINEBEA MITSUMI’s production bases will be located, will also result in increased expenses. MINEBEA MITSUMI may not be able to pass on such increased expenses to its customers in the form of increases in the price of its products, which could adversely affect MINEBEA MITSUMI’s business, consolidated results of operations, financial condition and cash flows.

A substantial portion of MINEBEA MITSUMI’s manufacturing activities will be conducted outside Japan, exposing MINEBEA MITSUMI to the risks of international operations.

A substantial portion of MINEBEA MITSUMI’s manufacturing activities will be conducted outside Japan, including Thailand, China, Singapore and Cambodia. MINEBEA MITSUMI will face a variety of potential risks in international manufacturing activities such as economic downturns in foreign markets, political and social instability resulting from terrorism, outbreaks of disease, war and other similar events, insufficient protection or enforcement of intellectual property rights and other legal rights and unexpected and unfavorable changes in laws and regulations, including custom duties, trade restrictions and tax treatment, as well as difficulties in securing human resources and managing labor relations at its international locations. Such development and events in the countries where MINEBEA MITSUMI will conduct its manufacturing could adversely affect MINEBEA MITSUMI’s business, consolidated results of operations, financial condition and cash flows.

MINEBEA MITSUMI may make acquisitions and enter into business alliances that fail to achieve their intended benefits.

MINEBEA MITSUMI intends to actively undertake acquisitions and business alliances, which success will constitute a key factor in achieving its business strategy and growth. However, such acquisitions may not generate the operational and financial returns MINEBEA MITSUMI anticipates due to, for example, a failure to integrate the acquired businesses’ operations, products and personnel, to retain key personnel of the acquired businesses, to extend financial and management controls and compliance systems and procedures to acquired businesses or for the expected demand or new business opportunities to develop. Moreover, MINEBEA MITSUMI’s relationship with any alliance partners may not be maintained due to, for example, disagreement on strategy or inconsistent economic, business or legal interests or goals. In addition, due to the deterioration of financial condition of an alliance partner or other reasons, MINEBEA MITSUMI may be required to financially support it, either contractually or in an attempt to preserve the benefits of the alliance. Any difficulties with integrating acquisitions or maintaining a business alliance may also cause disruptions to MINEBEA MITSUMI’s business, distract its management and employees from day-to-day operations or other potentially rewarding business opportunities.

When MINEBEA MITSUMI acquires a business, a substantial portion of the purchase price of the acquisition is generally allocated to goodwill and other identifiable intangible assets. The amount of the purchase price that is allocated to goodwill and other intangible assets is determined by the excess of the fair value of purchase price and any controlling interest over the net identifiable tangible assets acquired. MINEBEA MITSUMI’s management performs impairment assessments annually, and under current accounting standards, if MINEBEA MITSUMI determines that goodwill or intangible assets are impaired, it will be required to write down the value of such assets and recognize corresponding impairment charges. As MINEBEA MITSUMI implements its growth strategy through acquisitions, goodwill and intangible assets may comprise an increasingly larger percentage of its shareholders’ equity.

Failure to succeed in acquisitions or business alliances and any write-down related to such goodwill and intangible assets could adversely affect MINEBEA MITSUMI’s business, consolidated results of operations, financial condition and cash flows.

Any defect in MINEBEA MITSUMI’s products could result in significant expenses, loss of public confidence or adverse regulatory action or legal claims.

MINEBEA MITSUMI’s products will be used in a wide range of industries, especially for applications that require a high degree of precision, including in end products that affect human health and safety such as automobiles, aircraft and medical devices. Any defect in MINEBEA MITSUMI’s products or non-conformity of its products to customers’ specifications could result in a serious accident, the suspension of its customers’ manufacturing operations, or a product recall, which in turn could result in MINEBEA MITSUMI incurring significant expenses and damage to its reputation, or being subject to adverse regulatory action, significant legal claims or drawn into disputes with its customers. Any such event could adversely affect MINEBEA MITSUMI’s business, consolidated results of operations, financial condition and cash flows.

MINEBEA MITSUMI will be subject to various laws, regulations and standards and may face significant costs in connection with litigation and regulatory actions, particularly relating to antitrust matters.

MINEBEA MITSUMI will be subject to various laws and regulations in connection with its business activities and will be exposed to various legal and regulatory risks, including as a result of actual or interpretational changes in laws, regulations and accounting standards. As MINEBEA MITSUMI expands the range of its products and the geographical scope of its business, it will be exposed to risks that are unique to particular industries, markets or jurisdictions, and its compliance risk management systems and programs may not be fully effective in preventing all violations of applicable laws, regulations and standards. In addition, even if MINEBEA MITSUMI were able to comply with changing laws, regulations and standards, such compliance may require substantial financial, administrative and human resources or significant adjustments to its business operations. Violations of laws, regulations and standards, actual or perceived, may also result in litigation, which may be costly to defend or distract management from operations of the business.

For example, MINEBEA MITSUMI may face significant costs relating to antitrust regulatory actions or related civil litigation. In connection with antitrust issues concerning sales of certain small-sized ball bearings, for example, Minebea has been or was recently subject to regulatory actions and legal proceedings in Korea, the U.S. and Canada, including fines in Korea and the United States. See “Business of Minebea—Legal Proceedings.”

Consequently, costs related to compliance with applicable law, regulations and standards, as well as costs relating to litigation and regulatory actions, could adversely affect MINEBEA MITSUMI’s business, consolidated results of operations, financial conditions and cash flows.

MINEBEA MITSUMI’s offices and major facilities, as well as its suppliers and customers, may be adversely affected by disasters.

MINEBEA MITSUMI’s employees or facilities, including its headquarters, plants, sales offices and research and development centers, may suffer from disasters, natural or otherwise, such as earthquakes, typhoons, tsunamis, heavy rains, floods, accidents at nuclear power plants and pandemics. Any such event, over which MINEBEA MITSUMI will have little or no control, could cause a decrease in demand for its products, make it difficult or impossible for MINEBEA MITSUMI to manufacture and deliver products or for its suppliers to deliver raw materials and parts, require large expenditures to repair or replace its offices, facilities or equipment, or create delays and inefficiencies in its supply chain due to adverse impact on the supply of electricity and water as well as traffic and other infrastructure, among other reasons. Consequently, disasters could adversely affect MINEBEA MITSUMI’s business, consolidated results of operations, financial condition and cash flows.

MINEBEA MITSUMI will be subject to various environmental laws and regulations.

MINEBEA MITSUMI will be subject to various environmental laws and regulations in Japan and the other countries where it operates its business that are related to greenhouse gas mitigation, air emissions, wastewater discharges, the handling, disposal and remediation of hazardous substances, wastes and certain chemicals used or generated in its manufacturing process, the health, safety and property preservations of employees and community residents, product recycling, the obligation to investigate and remediate soil and groundwater contamination, labeling or other notifications with respect to the content or other aspects of its processes, products or packaging, restrictions on the use of certain materials in or on design aspects of its products or product packaging and responsibility for disposal of products or product packaging. These laws and regulations may become more stringent or the scope may be broadened in the future due to various factors, including global climate change. With respect to greenhouse gas mitigation in particular, an international emissions trading regime may be created based on the result of the intergovernmental dialogue on global climate change. In addition, environmental laws and regulations can be applied to MINEBEA MITSUMI’s past operations as well as past operations of businesses acquired from other companies even if such operations occurred before acquisition by MINEBEA MITSUMI. Compliance with environmental laws and regulations may be costly or require significant commitment of resources, and any failure to comply with environmental laws and regulations, including as a result of discharge of harmful hazardous substances, could result in fines or remediation compensation, each of which could adversely affect MINEBEA MITSUMI’s business, results of operations, financial condition and cash flows.

Personal or proprietary information may be misappropriated.

In the normal course of business, MINEBEA MITSUMI will possess personal and other proprietary information on its customers and other third parties with whom MINEBEA MITSUMI will do business. It will also store its own confidential information and personal information of its employees. MINEBEA MITSUMI may be required to incur significant costs to protect against the threat of security breaches relating to such personal and proprietary data, or address problems caused by such breaches. It may also become subject to claims, litigation or regulatory action if any of such information is misappropriated or compromised due to such events as human or technical error, hardware or software defects, computer viruses, unauthorized access or other illegal conduct. Failure to protect proprietary information could also lead to a loss of its competitive advantage and customer and market confidence in MINEBEA MITSUMI. Each of the above could adversely affect MINEBEA MITSUMI’s business, consolidated results of operations, financial condition and cash flows.

Declines in returns on MINEBEA MITSUMI’s pension or retirement plan assets or revised actuarial assumptions for retirement benefits for its employees may adversely affect its business, financial condition, results of operations and cash flows.

MINEBEA MITSUMI’s pension-related costs and benefit obligations relating to retirement plans for its group employees will be calculated based on assumptions regarding projected returns on pension assets and various actuarial assumptions relating to the plans. If returns on plan assets decrease, if actual results differ from MINEBEA MITSUMI’s assumptions or if MINEBEA MITSUMI revises the discount rates and other assumptions due to changes in the stock markets, interest rate environment or otherwise, MINEBEA MITSUMI’s pension-related costs and projected benefit obligations could increase, which could adversely affect its business, financial condition, results of operations and cash flows.

Recent developments relating to the United Kingdom’s referendum vote in favor of leaving the European Union could adversely affect MINEBEA MITSUMI.

The United Kingdom held a referendum on June 23, 2016 in which a majority voted for the United Kingdom’s withdrawal from the European Union, or Brexit. As a result of this vote, a process of negotiation has begun to determine the terms of Brexit and of the United Kingdom’s relationship with the European Union going forward. The effects of the Brexit vote and the perceptions as to the impact of the withdrawal of the United Kingdom from the European Union may adversely affect business activity and economic and market conditions in the United Kingdom, the Eurozone, and globally and could contribute to instability in global financial and foreign exchange markets, including volatility in the value of the pound sterling and the euro. In addition, Brexit could lead to additional political, legal and economic instability in the European Union. Any of these effects of Brexit, and others MINEBEA MITSUMI cannot anticipate, could adversely affect the value of its assets in the United Kingdom, including pension assets of its subsidiary in the United Kingdom, as well as its business, financial condition, results of operations and cash flows.

Risks of Owning MINEBEA MITSUMI Shares

If MINEBEA MITSUMI becomes a holding company, its ability to meet its obligations will depend upon the results of operations from its subsidiaries. MINEBEA MITSUMI’s ability to pay dividends will also be restricted by statutory provisions.

Minebea, which will be renamed MINEBEA MITSUMI, and MITSUMI have announced that they plan to conduct after the effective date of the share exchange a reorganization, including shifting MINEBEA MITSUMI to a holding company structure in which MITSUMI will remain a corporate entity by transferring MINEBEA MITSUMI’s existing business to MITSUMI or MINEBEA MITSUMI’s wholly owned subsidiary to be newly established. If this occurs, MINEBEA MITSUMI will conduct substantially all of its operations through its subsidiaries and will be dependent upon the earnings and cash flows of, and dividends and other distributions from, its subsidiaries to provide funds necessary to meet its obligations. The ability of MINEBEA MITSUMI’s subsidiaries to pay dividends to MINEBEA MITSUMI may be limited by statutory provisions and contractual restrictions. As a result, although MINEBEA MITSUMI’s subsidiaries may have cash, MINEBEA MITSUMI may not be able to access that cash to satisfy its obligations and pay dividends to its stockholders, if any.

Under the Companies Act of Japan, MINEBEA MITSUMI will not be able to declare or pay dividends unless it meets specified financial criteria on an unconsolidated basis. Generally, MINEBEA MITSUMI will be permitted to pay dividends only if it has certain surplus as calculated based on the aggregate of other capital surplus and other retained earnings on its unconsolidated balance sheet as of the end of the preceding fiscal year as determined in accordance with Japanese GAAP. For details of restrictions on the payment of dividends, see “Description of Minebea Common Stock—Dividends—Restrictions on Dividends.”

In addition, MINEBEA MITSUMI’s right to participate in any distribution of assets of any of its subsidiaries upon the subsidiary’s liquidation or otherwise will be subject to the prior claims of creditors of that subsidiary, except to the extent that any claims by MINEBEA MITSUMI as a creditor of such subsidiary are recognized. As a result, the shares of each subsidiary to be held by MINEBEA MITSUMI will effectively be subordinated to all existing and future liabilities and obligations of that subsidiary.

Japan’s unit share system imposes restrictions on the rights of holders of shares of Minebea common stock that do not constitute a unit, and holders of MINEBEA MITSUMI common stock are expected to be subject to the same restrictions.

Pursuant to the Companies Act of Japan and certain related legislation, the articles of incorporation of Minebea, which will be renamed MINEBEA MITSUMI after the consummation of the share exchange, provide that 100 shares of Minebea common stock constitute one unit. Holders of shares that constitute less than one unit do not have voting rights under the Companies Act of Japan, which imposes other significant restrictions and limitations on such holders. The transferability of such shares is also significantly limited. Under the unit share system, holders of shares constituting less than one unit have the right to require the issuer to purchase their shares. In addition, Minebea’s articles of incorporation provide that a holder of less than one unit of Minebea shares may request that Minebea sell to such holder such amount of shares which will, when added together with the shares constituting less than one unit, constitute one unit of shares, as long as Minebea has treasury stock to sell upon such request. Holders of shares of MINEBEA MITSUMI common stock are expected to be subject to the same or similar restrictions upon effectiveness of the share exchange.

Rights of shareholders under Japanese law may be more limited than under the laws of other jurisdictions.

The articles of incorporation, share handling regulations and regulations of the board of directors, as well as the Companies Act of Japan, govern the affairs of Minebea, which will be renamed MINEBEA MITSUMI after the consummation of the share exchange. Legal principles relating to such matters as the validity of corporate actions, directors’ and officers’ fiduciary duties and shareholders’ rights may be different from those that would apply if Minebea were a non-Japanese company. Shareholders’ rights under Japanese law may not be as extensive as shareholders’ rights under the laws of other countries or jurisdictions within the United States. You may have more difficulty in asserting your rights as a shareholder than you would as a shareholder of a corporation organized in another jurisdiction.

Because of daily price range limitations under Japanese stock exchange rules, you may not be able to sell MINEBEA MITSUMI shares at a particular price on any particular trading day, or at all.

Stock prices on Japanese stock exchanges are determined on a real-time basis by the equilibrium between bids and offers. These exchanges are order-driven markets without specialists or market makers to guide price formation. To prevent excessive volatility, these exchanges set daily upward and downward price fluctuation limits for each listed stock, based on the previous day’s closing price. Although transactions on a given Japanese stock exchange may continue at the upward or downward price limit, if the price limit is reached on a particular trading day, no transactions on such exchange may take place outside these limits. Consequently, an investor wishing to sell shares on a Japanese stock exchange at a price outside of the relevant daily limit may be unable to complete the sale through that exchange on that particular trading day.

It may not be possible for investors to effect service of process within the United States upon Minebea’s directors, senior management or audit & supervisory board members, or to enforce against Minebea or those persons judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States.

Minebea is a joint stock company incorporated under the laws of Japan. The substantial majority of Minebea’s directors, senior management and audit & supervisory board members reside outside the United States. It may not be possible, therefore, for U.S. investors to effect service of process within the United States upon these persons. Furthermore, many of the assets of Minebea and these persons are located in Japan and elsewhere outside the United States. It may not be possible, therefore, for U.S. investors to enforce, against Minebea or these persons, judgments obtained in the U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. Minebea believes that there is doubt as to the enforceability in Japan, in original actions or in actions to enforce judgments of U.S. courts, of claims predicated solely upon the federal securities laws of the United States.

MINEBEA MITSUMI will likely terminate its registration under the Exchange Act and cease to be an SEC reporting company as soon as practicable in accordance with applicable rules and regulations.

MINEBEA MITSUMI will likely decide to terminate its registration under the Exchange Act as soon as practicable in accordance with the rules that permit the deregistration of eligible foreign private issuers. If MINEBEA MITSUMI terminates its registration, it will no longer be subject to the reporting provisions of the Exchange Act. As a result, U.S. shareholders will have access to less information about MINEBEA MITSUMI and its business, operations and financial performance. If MINEBEA MITSUMI terminates its registration under the Exchange Act, it will cease, among other things, to be subject to the liability provisions of the Exchange Act and the provisions of the Sarbanes-Oxley Act of 2002. If MINEBEA MITSUMI is unable to terminate its registration as currently contemplated, it may incur additional costs in order to maintain compliance with applicable U.S. laws and regulations.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on the current expectations, assumptions, estimates and projections of each of Minebea and MITSUMI about its business, industry and markets. These forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “plan” or similar words. These statements discuss future expectations, identify strategies, contain projections of results of operations or financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contained in any forward-looking statement. The actual results of each of Minebea and MITSUMI could be materially different from and worse than those expectations. Important risks and factors that could cause the actual results of Minebea and MITSUMI to be materially different from their expectations are set forth in “Risk Factors” and elsewhere in this prospectus. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Neither Minebea nor MITSUMI undertakes any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

A wide range of factors could materially affect future developments and performance of Minebea and MITSUMI, including the following:

•	difficulty of realizing the anticipated benefits of the share exchange due to challenges of integrating Minebea’s and MITSUMI’s operations;

•	changes in demand in industries such as office automation and information technology, personal computers and related products, automobile, aerospace and home appliances, which are the main markets of the companies’ products;

•	foreign exchange rate fluctuations;

•	research and development activities to provide new and high-quality products not resulting in the desired outcome;

•	intensification of competition;

•	changes in prices of raw materials and parts and in transportation costs;

•	risks and difficulties on account of conducting a substantial portion of its manufacturing activities outside of Japan;

•	uncertainty regarding future acquisitions and business alliances;

•	significant expenses, loss of public confidence or adverse regulatory action or legal claims resulting from any product defects;

•	changes in, and enforcement of, laws and regulations (including antitrust law and environmental regulations) relating to the companies’ business activities;

•	interruptions in or restrictions on business activities due to natural disasters, accidents and other causes;

•	misappropriation of personal or proprietary information; and

•	deceases in returns on plan assets or changes in financial markets leading to increases in pension-related costs or projected benefit obligations.

SELECTED HISTORICAL FINANCIAL DATA OF MINEBEA

IFRS Selected Historical Financial Data

The following IFRS selected historical financial data of Minebea as of and for the fiscal years ended March 31, 2016 and 2015 have been derived from Minebea’s annual consolidated financial statements prepared in accordance with IFRS, which are included in this prospectus. Except as they relate to MINEBEA (HONG KONG) LIMITED, these financial statements have been audited by KPMG AZSA LLC, an independent registered public accounting firm. Financial statements of MINEBEA (HONG KONG) LIMITED have been audited by PricewaterhouseCoopers, an independent registered public accounting firm.

The data presented below is only a summary and should be read in conjunction with the consolidated financial statements of Minebea, related notes and other financial information included herein. You should also read “Minebea Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of and for the fiscal year ended March 31,
	2016	2015
	(Millions of yen except per share data and number of shares)
Statements of profit or loss:
Revenue	612,034	502,110
Cost of sales	487,135	382,855
Selling, general and administrative expenses	70,064	61,174
Operating income	55,167	50,091
Profit before income taxes	51,194	50,902
Profit for the year	39,328	38,473

Per share data:
Basic earnings per share*[1]	104.48	103.60
Cash dividends per share*[2]	16.00	11.00
Diluted earnings per share*[3]	99.19	98.35

Statements of financial position:
Total current assets	244,853	261,578
Total assets	462,747	494,026
Total current liabilities	169,012	171,988
Total liabilities	227,440	263,621
Equity attributable to owners of Minebea	228,081	222,633
Common stock, no par value	68,259	68,259
Number of shares as adjusted to reflect changes in capital
Authorized	1,000,000,000	1,000,000,000
Issued	399,167,695	399,167,695
Treasury stock	24,775,093	25,281,915

*1	Basic earnings per share is calculated by dividing profit for the year attributable to owners of Minebea by the weighted-average number of shares of common stock outstanding during the year, excluding common stock purchased by Minebea and held as treasury shares.
*2	Cash dividend per share is based on dividends paid on Minebea common stock during the periods indicated.
*3	Diluted earnings per share is calculated using the weighted average number of shares outstanding during the year assuming the conversion of all dilutive potential shares of common stock.

Japanese GAAP Selected Historical Financial Data

The following Japanese GAAP selected historical financial data of Minebea as of and for the fiscal years ended March 31, 2016, 2015, 2014, 2013 and 2012 have been derived from Minebea’s consolidated financial statements prepared in accordance with Japanese GAAP, which are not included in this prospectus.

	As of and for the fiscal year ended March 31,
	2016	2015	2014	2013	2012
	(Millions of yen except per share data and number of shares)
Statements of income:
Net sales	609,815	500,676	371,543	282,409	251,358
Cost of sales	486,671	380,585	285,768	225,113	198,505
Selling, general and administrative expenses	71,705	59,989	53,575	47,125	44,253
Operating income	51,439	60,102	32,199	10,169	8,599
Ordinary income	46,662	60,141	28,065	7,673	6,499
Income before income taxes	46,963	51,774	26,811	4,882	5,551
Net income	36,600	39,482	20,377	1,232	4,293

Per share data:
Net income per share*[1]	97.26	106.73	55.94	4.83	15.63
Cash dividends per share*[2]	16.00	11.00	7.00	7.00	7.00

Balance sheets:
Total current assets	249,820	265,185	189,638	170,976	157,787
Total assets	459,427	490,043	381,278	362,805	306,772
Total current liabilities	165,425	167,620	120,937	128,484	115,713
Total liabilities	221,454	256,363	217,814	224,947	196,995
Total net assets, excluding non-controlling interest	230,915	226,267	157,980	131,378	109,393
Common stock, no par value	68,259	68,259	68,259	68,259	68,259
Number of shares as adjusted to reflect changes in capital
Authorized	1,000,000,000	1,000,000,000	1,000,000,000	1,000,000,000	1,000,000,000
Issued	399,167,695	399,167,695	399,167,695	399,167,695	399,167,695
Treasury stock	24,775,093	25,281,915	25,637,546	25,711,627	20,308,981

*1	Net income per share is calculated by dividing net income attributable to owners of Minebea by the weighted-average number of shares of common stock outstanding during the year, excluding common stock purchased by Minebea and held as treasury shares.
*2	Cash dividend per share is based on dividends paid on Minebea common stock during the periods indicated.

SELECTED HISTORICAL FINANCIAL DATA OF MITSUMI

IFRS Selected Historical Financial Data

The following IFRS selected historical financial data of MITSUMI as of and for the fiscal year ended March 31, 2016 has been derived from MITSUMI’s annual consolidated financial statements prepared in accordance with IFRS, which have been audited by Deloitte Touche Tohmatsu LLC, independent auditors, and which are included elsewhere in this prospectus. The following IFRS selected historical financial data of MITSUMI as of and for the fiscal year ended March 31, 2015 has been derived from MITSUMI’s annual unaudited consolidated financial statements prepared in accordance with IFRS, included elsewhere in this prospectus.

The data presented below is only a summary and should be read in conjunction with the consolidated financial statements of MITSUMI, related notes and other financial information included herein. You should also read “MITSUMI Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of and for the fiscal year ended March 31,
	2016	2015 (Unaudited)
	(Millions of yen except per share data and number of shares)
Statements of profit or loss:
Revenue	162,055	153,997
Cost of sales	152,528	140,709
Selling, general and administrative expenses	12,599	11,677
Operating (loss) income	(5,923)	4,661
(Loss) profit before income taxes	(7,121)	6,368
Net (loss) profit for the year	(7,880)	5,422

Per share data:
Basic earnings per share*[1]	(94.60)	61.94
Cash dividends per share*[2]	14.00	5.00
Diluted earnings per share*[3]	(94.60)	—

Statements of financial position:
Total current assets	124,377	127,193
Total assets	167,089	163,862
Total current liabilities	43,164	42,064
Total liabilities	69,355	47,045
Equity attributable to owners of MITSUMI	97,563	116,624
Share capital, no par value	39,890	39,890
Number of shares as adjusted to reflect changes in capital
Authorized	200,000,000	200,000,000
Issued	87,498,119	87,498,119
Treasury stock	6,288,753	47,667

*1	Basic earnings per share is calculated by dividing net (loss) profit for the year attributable to owners of MITSUMI by the weighted-average number of shares of common stock outstanding during the year, excluding common stock purchased by MITSUMI and held as treasury stock.
*2	Cash dividend per share is based on dividends paid on MITSUMI common stock during the periods indicated.
*3	Diluted earnings per share is calculated using the weighted average number of shares outstanding during the year assuming the conversion of all dilutive potential shares of common stock.

Japanese GAAP Selected Historical Financial Data

The following Japanese GAAP selected historical financial data of MITSUMI as of and for the fiscal years ended March 31, 2016, 2015, 2014, 2013 and 2012 have been derived from MITSUMI’s consolidated financial statements prepared in accordance with Japanese GAAP, which are not included in this prospectus.

	As of and for the fiscal year ended March 31,
	2016	2015	2014	2013	2012
	(Millions of yen except per share data and number of shares)
Statements of operations:
Net sales	163,562	153,046	157,360	152,098	167,207
Cost of sales	155,421	140,322	146,253	145,947	164,244
Selling, general and administrative expenses	12,718	11,771	10,477	10,533	11,320
Operating (loss) income	(4,577)	953	629	(4,382)	(8,357)
Ordinary (loss) income	(8,897)	3,981	2,632	(3,274)	(8,234)
(Loss) income before income taxes	(8,782)	4,798	3,678	(8,105)	(25,818)
Net (loss) income	(9,664)	3,828	3,228	(11,545)	(28,335)

Per share data:
Net (loss) income per share*[1]	(115.92)	43.75	36.92	(132.02)	(324.01)
Cash dividends per share*[2]	14.00	5.00	—	—	20.00

Balance sheets:
Total current assets	123,149	126,016	111,977	111,962	121,889
Total assets	162,724	161,090	142,983	140,611	152,660
Total current liabilities	42,809	41,143	33,957	36,653	41,859
Total liabilities	68,444	45,659	37,560	39,090	43,572
Total net assets	94,280	115,431	105,423	101,521	109,087
Common stock, no par value	39,890	39,890	39,890	39,890	39,890
Number of shares as adjusted to reflect changes in capital
Authorized	200,000,000	200,000,000	200,000,000	200,000,000	200,000,000
Issued	87,498,119	87,498,119	87,498,119	87,498,119	87,498,119
Treasury stock	6,288,753	47,667	46,958	46,036	45,652

*1	Net (loss) income per share is calculated by dividing net (loss) income by the weighted-average number of shares of common stock outstanding during the year, excluding common stock purchased by MITSUMI and held as treasury stock.
*2	Cash dividend per share is based on dividends paid on MITSUMI common stock during the periods indicated.

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information gives effect to the share exchange between Minebea and MITSUMI, as discussed in “The Share Exchange” appearing elsewhere in this prospectus.

This unaudited pro forma condensed consolidated financial information consists of a pro forma condensed consolidated statement of financial position, a pro forma condensed consolidated statement of profit or loss, and accompanying explanatory notes.

The unaudited pro forma condensed consolidated statement of financial position as of March 31, 2016 gives effect to the share exchange as if it had occurred on March 31, 2016, and has been derived from the respective historical consolidated statements of financial position of Minebea and MITSUMI as of March 31, 2016, prepared in accordance with IFRS and included in this prospectus, and certain pro forma adjustments.

The unaudited pro forma condensed consolidated statement of profit or loss gives effect to the share exchange as if it had occurred on April 1, 2015, and has been derived from the respective historical consolidated statements of profit or loss of Minebea and MITSUMI for the year ended March 31, 2016, prepared in accordance with IFRS and included in this prospectus, and certain pro forma adjustments.

The unaudited pro forma condensed consolidated financial information has been presented for informational purposes only. It is not necessarily indicative of what MINEBEA MITSUMI’s financial position or operating results would actually have been had the share exchange been completed at the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of MINEBEA MITSUMI.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the following:

•	Accompanying notes to the unaudited pro forma condensed consolidated financial information;

•	Historical audited consolidated financial statements of Minebea as of and for the year ended March 31, 2016, included in this prospectus; and

•	Historical audited consolidated financial statements of MITSUMI as of and for the year ended March 31, 2016, included in this prospectus.

The unaudited pro forma condensed consolidated financial information has been prepared by applying the acquisition method in accordance with IFRS 3 Business Combinations (“IFRS 3”). Minebea is identified as the acquirer for accounting purposes. The acquisition method of accounting is dependent upon certain provisional valuations based on facts and circumstances that existed at the date the pro forma consolidated financial information has been prepared. The actual results of acquisition accounting will depend upon the prevailing market rates and conditions at the date of acquisition. Accordingly, new information obtained subsequent to the date of the pro forma condensed consolidated financial information may result in a material adjustment to the provisional amount of more than one asset or liability.

Minebea and MITSUMI have not yet finalized formal plans for combining the two companies’ operations. Accordingly, additional liabilities may be incurred in connection with the business combination and any ultimate restructuring. These additional liabilities and costs have not been contemplated herein because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available. These costs will be expensed in future periods.

In addition, the unaudited pro forma condensed consolidated financial information does not reflect any cost savings, operating synergies or revenue enhancements that MINEBEA MITSUMI may achieve as a result of the share exchange or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AS OF MARCH 31, 2016

	Historical Minebea	Historical MITSUMI	Pro Forma Adjustments	Notes	Pro Forma Consolidated
	(Millions of yen)
Assets
Current assets
Cash and cash equivalents	28,960	37,864	—		66,824
Trade and other receivables	93,500	42,244	(22)	(a)	135,722
Inventories	103,053	39,812	595	(b)	143,460
Other financial assets	12,616	3,091	—		15,707
Other current assets	6,724	1,366	—		8,090

Total current assets	244,853	124,377	573		369,803
Non-current assets
Property, plant and equipment	180,785	39,485	(10,314)	(c)	209,956
Goodwill	4,698	—	—		4,698
Intangible assets	7,418	501	480	(d)	8,399
Investments in associates accounted for using the equity method	1,159	—	—		1,159
Other financial assets	11,167	833	—		12,000
Deferred tax assets	12,280	1,509	803	(g)	14,592
Other non-current assets	387	384	—		771

Total non-current assets	217,894	42,712	(9,031)		251,575

Total assets	462,747	167,089	(8,458)		621,378

Liabilities
Current liabilities
Trade and other payables	44,657	26,368	(22)	(a)	71,003
Bonds and borrowings	96,638	7,110	—		103,748
Other financial liabilities	2,138	19	—		2,157
Income tax payables	6,575	483	—		7,058
Provisions	976	—	—		976
Other current liabilities	18,028	9,184	2,174	(e)	29,386

Total current liabilities	169,012	43,164	2,152		214,328
Non-current liabilities
Bonds and borrowings	39,687	19,141	347	(f)	59,175
Other financial liabilities	688	64	—		752
Net defined benefit liabilities	12,388	3,627	—		16,015
Provisions	644	85	—		729
Deferred tax liabilities	1,436	2,907	1,366	(g)	5,709
Other non-current liabilities	3,585	367	—		3,952

Total non-current liabilities	58,428	26,191	1,713		86,332

Total liabilities	227,440	69,355	3,865		300,660

Equity
Common stock	68,259	39,890	(39,890)	(h)	68,259
Capital surplus	96,013	43,929	(4,664)	(h)	135,278
Treasury stock	(9,250)	(5,108)	12,731	(h)	(1,627)
Retained earnings	67,235	17,276	(17,276)	(h)	104,858
			(1,502)	(e)
			39,125	(i)
Other components of equity	5,824	1,576	(1,576)	(h)	5,824

Total equity attributable to owners of the parent	228,081	97,563	(13,052)		312,592
Non-controlling interests	7,226	171	729		8,126

Total equity	235,307	97,734	(12,323)		320,718

Total liabilities and equity	462,747	167,089	(8,458)		621,378

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED STATEMENT OF PROFIT OR LOSS

FOR THE YEAR ENDED MARCH 31, 2016

	Historical Minebea	Historical MITSUMI	Pro Forma Adjustments	Notes	Pro Forma Consolidated
	(Millions of yen, except per share data and number of shares)
Revenue	612,034	162,055	(66)	(j)	774,100
			77	(p)
Cost of sales	(487,135)	(152,528)	66	(j)	(636,292)
			3,396	(k)
			(91)	(l)

Gross profit	124,899	9,527	3,382		137,808

Selling, general and administrative expenses	(70,064)	(12,599)	194	(k)	(81,545)
			924	(m)
Other income	4,539	716	(77)	(p)	5,178
Other expenses	(4,207)	(3,567)	706	(p)	(7,068)

Operating income (loss)	55,167	(5,923)	5,129		54,373

Finance income	704	338	—		1,042
Finance expenses	(4,733)	(1,536)	(706)	(p)	(6,923)
			52	(n)
Share of profit (loss) of associates accounted for using the equity method	56	—	—		56

Profit (loss) before income taxes	51,194	(7,121)	4,475		48,548

Income taxes	(11,866)	(759)	(320)	(o)	(12,945)

Profit (loss) for the year	39,328	(7,880)	4,155		35,603

Profit (loss) for the year attributable to:
Owners of the parent	39,085	(7,887)	4,155		35,353
Non-controlling interests	243	7	—		250

Profit (loss) for the year	39,328	(7,880)	4,155		35,603

Earnings per share (EPS)
Basic (Yen)	104.48	(94.60)			83.52
Diluted (Yen)	99.19	(94.60)			78.76
Weighted-average shares used to calculate EPS:
Basic	374,106,139	83,360,105			423,288,600
Diluted	394,344,084	83,360,105			449,921,150

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

1. Description of Transaction

On December 21, 2015, Minebea and MITSUMI entered into a basic agreement to proceed with discussions of a business integration. Subsequent to the foregoing, the two companies held in-depth discussions that resulted in an agreement being reached on March 30, 2016 to consummate the business integration and to conduct a share exchange.

The share exchange is scheduled to be conducted with an effective date of January 27, 2017, subject to obtaining approval at the extraordinary general meeting of the shareholders of MITSUMI to be held on December 27, 2016, as well as obtaining Japanese and foreign regulatory approvals, such as those from the Japanese Fair Trade Commission. Minebea is expected to follow the short-form share exchange procedures in accordance with the Companies Act of Japan, which means that approval of its shareholders at a general meeting is not required.

Under the share exchange, MITSUMI’s shares of common stock are scheduled to be delisted on January 24, 2017 from the first section of the Tokyo Stock Exchange, just prior to the effective date of the share exchange. The shareholders of MITSUMI will be allotted shares of Minebea, immediately before Minebea acquires all of MITSUMI’s issued and outstanding shares (excluding treasury stock), by way of issuing Minebea’s shares of common stock calculated based on a share exchange ratio of 0.59 shares of Minebea common stock for each 1 share of MITSUMI’s common stock. See “The Share Exchange” appearing elsewhere in this prospectus for more details. Minebea’s company name is planned to be changed to MINEBEA MITSUMI at the time of the share exchange.

The share exchange will be accounted for under the acquisition method of accounting in accordance with IFRS 3, where Minebea will be the acquirer for accounting purposes, and will record the assets acquired and liabilities assumed of MITSUMI at their fair values as of the acquisition date, with limited exceptions. Fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. In addition, the consideration transferred is required to be measured at fair value at the acquisition date using the then-current market price. This particular requirement will likely result in a consideration transferred that is different from the amounts assumed in this unaudited pro forma condensed consolidated financial information. Further, following completion of the share exchange, MINEBEA MITSUMI’s statement of profit or loss will reflect pro forma adjustments, including decreased depreciation expense for devalued property, plant and equipment and increased amortization expense for acquired intangible assets.

Acquisition-related transaction costs (e.g., advisory, legal, valuation, and other professional fees) are not included as a component of the consideration transferred, but are accounted for as expenses in the periods in which the costs are incurred. Total transaction costs expected to be incurred by Minebea and MITSUMI are estimated to be approximately 3,098 million yen, of which a total of 924 million yen have been incurred by Minebea and MITSUMI for the year ended March 31, 2016.

Upon completion of the share exchange, Minebea and MITSUMI will review their accounting policies. As a result of that review, Minebea and MITSUMI may identify differences in accounting policies between the two companies that, when conformed, could have a material impact on the combined consolidated financial statements. At this time, Minebea and MITSUMI are not aware of any differences that will have a material impact on the combined consolidated financial statements. The unaudited pro forma condensed consolidated financial information does not assume any material differences in accounting policies.

2. Estimate of consideration to be transferred

The following is a preliminary estimate of the consideration expected to be transferred:

Outstanding shares of common stock of MITSUMI as of March 31, 2016*[1]	81,209,366
Multiplied by the share exchange ratio	0.59

Shares of common stock of Minebea to be issued	47,913,525
Multiplied by Minebea’s closing share price on November 7, 2016*[2] (in yen)	969

Estimate of consideration to be transferred (in millions of yen)	46,428

*1	At the time of the share exchange, MITSUMI will retire all of its existing treasury stock that it holds. Accordingly, the outstanding shares of common stock of MITSUMI as of March 31, 2016 were calculated as the total number of issued shares of common stock as of that date (87,498,119), less the number of treasury stock as of that date (6,288,753).
*2	Considering Minebea’s stock price fluctuations over the past three months, changes in the stock price between 1% and 30% appear reasonably possible. Based on this sensitivity, the estimated consideration would change by 464 million yen to 13,928 million yen.

3. Estimated pro forma allocation of the purchase price

For the purpose of this pro forma analysis, the above estimated consideration to be transferred has been allocated based on a preliminary estimate of the fair value of assets to be acquired and liabilities to be assumed. The excess of the value of the net assets acquired over the consideration transferred would be recorded as a gain on bargain purchase, and is presented as a non-recurring adjustment to the pro forma condensed consolidated statement of financial position, and not included as an adjustment to the pro forma condensed consolidated statement of profit or loss.

The following table shows the allocation of the consideration transferred for the acquired net assets and resulting gain on bargain purchase:

Description		Amount
		(Millions of yen)
Estimated consideration to be transferred	A	46,428

Less: estimate of the identifiable assets to be acquired
Cash and cash equivalents		37,864
Trade and other receivables		42,244
Inventories		40,407
Property, plant and equipment		29,171
Intangible assets		981
Other financial assets		3,924
Other assets		1,750
Deferred tax assets		2,090

Sub-total	B	158,431

Plus: estimate of the liabilities to be assumed
Trade and other payables		26,368
Bonds and borrowings and other financial liabilities		26,334
Net defined benefit liabilities		3,627
Other liabilities and provisions		9,636
Income taxes payable and deferred tax liabilities		5,336

Sub-total	C	71,301

Non-controlling interests	D	900
Amount allocated to capital surplus due to transfer of convertible zero coupon bonds to MINEBEA MITSUMI	E	677

Estimate of a gain on bargain purchase, net of tax	(B-C) - (A+D) - E	39,125

At March 31, 2016, Minebea estimated the fair values of financial assets acquired and financial liabilities assumed based on the disclosures in MITSUMI’s audited financial statements. The amount of other assets and liabilities is based on a preliminary estimate of the fair value of assets to be acquired and liabilities to be assumed. The final determination will be based on valuation reports prepared at the acquisition date. If a different set of fair values were to be used at the time of the acquisition, there may be significant differences between this pro forma allocation and the final allocation under IFRS.

Minebea measured the non-controlling interests in MITSUMI at their proportionate share in the recognized amounts of the respective subsidiary’s identifiable net assets.

4. Pro forma condensed consolidated statement of financial position adjustments

(a)	Inter-company transactions

To eliminate inter-company receivables and payables between Minebea and MITSUMI as of March 31, 2016.

(b)	Inventories

To adjust inventories to estimated fair value. The fair values of finished goods and WIP were determined based on their estimated selling prices less estimated costs necessary to make the sale. The fair values of materials and supplies were determined based on replacement cost. After the acquisition, the step-up of inventory fair value of 595 million yen will increase cost of sales over an approximate period of less than 3 months from the date of acquisition as the inventory is sold. This increase is not reflected in the pro forma condensed consolidated statement of profit or loss because it does not have a continuing impact.

(c)	Property, plant and equipment

To adjust property, plant and equipment to estimated fair value. The fair values of land, mainly in Japan and the Philippines, were stepped up by 6,674 million yen, by reference to recent transactions involving similar assets. On the other hand, the fair values of buildings and structures, machinery and vehicles and tools and equipment were stepped down by 16,988 million yen. These assets were reduced to amounts that market participants would consider to be fair value.

(d)	Intangible assets

To reflect the recognition of additional intangible assets at their estimated fair value. These intangible assets represent Optical Image Stabilization (OIS)-related technology, secondary battery protection-related technology, and Wireless IC license contracts. The fair value is determined primarily by way of discounting all of the expected future cash flows. Since all information required to perform a detailed valuation analysis could not be obtained as of the date of this filing, for the purpose of the preliminary valuation analysis, certain assumptions are used based on publicly available transaction data for the industry.

(e)	Transaction costs

To record a liability for estimated unpaid transaction costs directly related to the transaction that are expected to be incurred.

(f)	Zero coupon convertible bonds

MITSUMI’s zero coupon convertible bonds will be transferred to MINEBEA MITSUMI upon acquisition. As a result, a new compound financial instrument will be recognized by MINEBEA MITSUMI, with a liability component for the outstanding obligation measured using MINEBEA MITSUMI’s discount rate, and an equity component. This resulted in a pro forma adjustment to bonds and borrowings of 347 million yen.

(g)	Deferred income taxes

To provide deferred tax adjustments as follows:

•	Recognize deferred tax assets of 796 million yen as a result of the step down in fair value of property, plant and equipment discussed in (c) above, and deferred tax assets of 672 million yen as a result of the estimated unpaid transaction costs expected to be incurred discussed in (e).

•	Recognize deferred tax liabilities of 184 million yen, 1,830 million yen and 147 million yen for the step ups in fair value to inventory (b), property, plant and equipment (c) and intangible assets (d), respectively. Further, a net decrease of 130 million yen was made to deferred tax liabilities as a result of the transfer of the convertible bonds (i).

At the relevant entity levels, 665 million yen of deferred tax assets have been offset against deferred tax liabilities.

The tax effects of the pro forma adjustments are calculated with reference to the statutory tax rate substantially enacted at each tax jurisdiction as of March 31, 2016. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences can be utilized.

(h)	Equity

The historical balances of all accounts in MITSUMI’s shareholders’ equity, which consisted of common stock of 39,890 million yen, retained earnings of 17,276 million yen and other components of equity of 1,576 million yen would be removed. Further, MITSUMI’s historical capital surplus of 43,929 million yen will also be removed; at the same time, the purchase price of MITSUMI’s common stock of 46,428 million yen minus the book value of Minebea’s treasury stock of 7,623 million yen (which will be utilized for the share exchange) would be recorded as capital surplus of 38,805 million yen.

In accordance with the share exchange agreement, the existing treasury stock held by MITSUMI of 5,108 million yen would be retired at the time of the share exchange. Also, MITSUMI’s zero coupon convertible bonds will be transferred to MINEBEA MITSUMI at the time of the share exchange. This results in an increase of capital surplus of 460 million yen, representing the stock acquisition rights in the combined entity.

This amounted to net adjustments of 4,664 million yen to capital surplus and 12,731 million yen to treasury stock.

(i)	Gain on bargain purchase

The estimated pro forma consideration transferred of 46,428 million yen as measured under IFRS 3 was based on the fair value of Minebea’s share price as of November 7, 2016. The pro forma fair value of net assets acquired was estimated to be approximately 87,130 million yen, which when deducted from the consideration transferred together with the non-controlling interest balance of 900 million yen and the allocation to capital surplus of 677 million yen due to transfer of the zero coupon convertible bonds to MINEBEA MITSUMI, results in an estimated gain on bargain purchase of 39,125 million yen. The gain on bargain purchase is presented as a non-recurring adjustment to the pro forma condensed consolidated statement of financial position.

The gain on bargain purchase represents the difference between the estimated consideration transferred and total estimated fair value of the net assets of MITSUMI. The amount of the gain on bargain purchase is therefore driven by several factors, including the fair values of the assets acquired and liabilities assumed of MITSUMI, and the share exchange ratio (used to calculate the consideration transferred) which had been determined with reference to the historical average market prices of Minebea and MITSUMI as well as the state of future business operations of both companies. Before recognizing a gain on bargain purchase, Minebea reassessed whether it had identified all of the assets acquired and all of the liabilities assumed, and measured all of them at estimated fair value based on IFRS 3.

5. Pro forma condensed consolidated statement of profit or loss adjustments

(j)	Inter-company transactions

To eliminate inter-company revenue and cost of sales between Minebea and MITSUMI for the year ended March 31, 2016.

(k)	Property, plant and equipment

To adjust depreciation expense of property, plant and equipment resulting from adjustment to estimated fair value. Depreciation adjustments are calculated on a straight-line basis with estimated remaining useful lives that range from 2 years to 25 years. Land is not depreciated.

(l)	Intangible assets

To recognize amortization expense related to the additional intangible assets recognized at estimated fair value. The estimated amortization periods are 5 years for OIS-related technology, 8 years for secondary battery protection-related technology, and 5 years for Wireless IC license contracts.

(m)	Transaction costs

To eliminate transaction costs incurred during the fiscal year ended March 31, 2016 which are directly attributable to the share exchange, but which are not expected to have a continuing impact on MINEBEA MITSUMI’s condensed consolidated statement of profit or loss.

(n)	Finance expenses

As a result of the transfer of MITSUMI’s zero coupon convertible bonds to MINEBEA MITSUMI, interest expenses of 52 million yen were adjusted as part of finance expenses.

(o)	Income taxes

Income tax expense of 320 million yen is recognized due to the pro forma adjustments discussed in (k), (l), (m) and (n) above.

(p)	Reclassifications

Royalties of 77 million yen relating to MITSUMI is reclassified from other income to revenue to align with Minebea’s presentation. Exchanges losses of 706 million yen relating to MITSUMI are reclassified from other expenses to finance expenses to conform to Minebea’s presentation.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth certain historical unaudited pro forma equivalent information with respect to book value per share as of March 31, 2016 and earnings (loss) per share and dividends per share for the year ended March 31, 2016 for Minebea and MITSUMI. The historical information for each of Minebea and MITSUMI has been prepared under IFRS. The information that follows should be read in conjunction with the unaudited pro forma condensed consolidated financial information and notes thereto and the audited consolidated financial statements for the year ended March 31, 2016 of Minebea and MITSUMI, included elsewhere in this prospectus.

The pro forma per share data have been included for comparative purposes only and do not purport to be indicative of (a) the operating results or financial position of MINEBEA MITSUMI which actually would have been realized had the share exchange been completed at the date indicated, or of (b) the operating results or financial position of MINEBEA MITSUMI which may be achieved in the future.

	As of and for the year ended March 31, 2016
	Historical Minebea	Historical MITSUMI	Unaudited Pro Forma Consolidated
	(Yen)
Earnings (loss) per share
Basic*[1]	104.48	(94.60)	83.52
Diluted*[2]	99.19	(94.60)	78.76
Book value per share*[3]	609.20	1,201.38	740.20
Dividends per share*[4]	16.00	14.00	17.01

*1	Pro forma consolidated basic earnings per share is calculated by dividing the pro forma consolidated profit for the year attributable to owners of the parent by the combined weighted-average number of shares issued and outstanding during the year, excluding treasury shares, for both companies (taking into account the share exchange ratio in calculating MITSUMI’s number of shares).

Pro forma basic earnings per share is calculated on the assumption that the proposed share exchange had occurred on April 1, 2015.

*2	Pro forma consolidated diluted earnings per share is calculated by dividing the pro forma consolidated profit for the year attributable to owners of the parent, adjusted for interest expense from MITSUMI’s convertible zero coupon bonds, by the combined weighted-average number of shares issued and outstanding during the year, excluding treasury shares, for both companies (adjusting MITSUMI’s number of shares for the dilutive effect of potential common shares from full conversion of the convertible zero coupon bonds, in addition to the effect of the share exchange ratio).

Pro forma diluted earnings per share is calculated on the assumption that the proposed share exchange had occurred on April 1, 2015.

*3	Pro forma consolidated book value per share is calculated by dividing the pro forma consolidated total equity attributable to owners of the parent by the combined number of shares issued and outstanding as of the end of the year, excluding treasury shares, for both companies (taking into account the share exchange ratio in calculating MITSUMI’s number of shares).

Pro forma book value per share is calculated on the assumption that the proposed share exchange had occurred on March 31, 2016.

*4	Pro forma consolidated dividends per share is calculated by dividing the combined dividends paid on common stock of both companies during the period indicated by the combined average number of shares issued and outstanding during the year, excluding treasury shares, for both companies (taking into account the share exchange ratio in calculating MITSUMI’s number of shares).

Pro forma dividends per share is calculated on the assumption that the proposed share exchange had occurred on April 1, 2015.

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

Comparative Per Share Market Price Data

Minebea’s common stock is listed on the First Sections of the Tokyo Stock Exchange and the Nagoya Exchange. MITSUMI’s common stock is listed on the First Section of the Tokyo Stock Exchange, as well as the Frankfurt Stock Exchange.

The following table sets forth, for the periods indicated, the reported high and low sales prices per share of Minebea’s common stock and MITSUMI’s common stock on the First Section of the Tokyo Stock Exchange.

	Minebea common stock		MITSUMI common stock
	Price per share		Price per share
	High	Low	High	Low
	(Yen)		(Yen)
Fiscal year ended March 31,
2012	464.0	235.0	1,121.0	462.0
2013	372.0	241.0	725.0	359.0
2014	962.0	275.0	968.0	491.0
2015:
First quarter	1,157.0	822.0	755.0	595.0
Second quarter	1,548.0	1,125.0	935.0	700.0
Third quarter	1,872.0	1,252.0	1,117.0	632.0
Fourth quarter	2,080.0	1,629.0	1,013.0	822.0
2016:
First quarter	2,358.0	1,769.0	993.0	816.0
Second quarter	2,103.0	1,233.0	862.0	621.0
Third quarter	1,540.0	1,008.0	749.0	583.0
Fourth quarter	1,076.0	671.0	700.0	439.0
2017:
First quarter	992.0	632.0	589.0	378.0
Second quarter	1,073.0	614.0	652.0	376.0
Most recent six months:
May 2016	951.0	807.0	560.0	478.0
June 2016	905.0	632.0	527.0	378.0
July 2016	926.0	614.0	586.0	376.0
August 2016	1,056.0	772.0	645.0	471.0
September 2016	1,073.0	904.0	652.0	542.0
October 2016	1,089.0	940.0	644.0	563.0
November 2016
(through November 21, 2016)	1,139.0	886.0	668.0	523.0

The table below sets forth the closing sales prices of Minebea’s common stock and MITSUMI’s common stock as reported on the First Section of the Tokyo Stock Exchange on December 18, 2015, the last trading day before the public announcement of the share exchange by Minebea and MITSUMI, March 30, 2016, the date of the determination of the share exchange ratio as well as the execution of the business integration agreement and the share exchange agreement, and November 21, 2016, the last practicable trading day before the distribution of this prospectus. The table also sets forth the implied equivalent value of MITSUMI’s common stock on these dates, as determined by multiplying the applicable reported sales price of Minebea’s common stock by the exchange ratio of 0.59. Minebea urges you to obtain current market quotations for both Minebea’s common stock and MITSUMI’s common stock.

	Minebea common stock	MITSUMI common stock
	Historical	Historical	Implied equivalent value
	(Yen)	(Yen)
December 18, 2015	1,075	610	634
March 30, 2016	854	551	504
November 21, 2016	1,139	667	672

Dividend Information

The following tables indicate year-end and interim dividends paid on Minebea common stock and MITSUMI common stock for each of the record dates indicated. The U.S. dollar equivalents for the cash dividends shown are based on the noon buying rate for Japanese yen on the last date of each period set below.

Minebea dividend	Japanese yen	U.S. dollars	MITSUMI dividend	Japanese yen	U.S. dollars
September 30, 2011	3	0.039	September 30, 2011	—	—
March 31, 2012	4	0.049	March 31, 2012	—	—
September 30, 2012	3	0.039	September 30, 2012	—	—
March 31, 2013	4	0.042	March 31, 2013	—	—
September 30, 2013	3	0.031	September 30, 2013	—	—
March 31, 2014	5	0.049	March 31, 2014	5	0.049
September 30, 2014	6	0.055	September 30, 2014	—	—
March 31, 2015	6	0.050	March 31, 2015	14	0.117
September 30, 2015	10	0.083	September 30, 2015	—	—
March 31, 2016	10	0.089	March 31, 2016	—	—
September 30, 2016	7	0.069	September 30, 2016	—	—

The declaration and payment of future dividends by MINEBEA MITSUMI are subject to future earnings, financial condition and other factors, including statutory and other restrictions with respect to the payment of dividends.

CURRENCY EXCHANGE RATE DATA

Fluctuations in exchange rates between the Japanese yen and the U.S. dollar and other currencies will affect the U.S. dollar and other currency equivalents of the Japanese yen price of Minebea and MITSUMI shares and the U.S. dollar amounts received on conversion of any cash dividends. The following tables show, for the periods and dates indicated, certain information regarding the U.S. dollar/Japanese yen exchange rate. The information is based on the noon buying rates in the City of New York as announced for customs purposes by the Federal Reserve Bank of New York, expressed in Japanese yen per $1.00. On November 10, 2016, the exchange rate was ¥106.56 per $1.00.

	High	Low	Average (of month-end rates)	Period-end
Fiscal year ended March 31,
2012	85.26	75.72	78.86	82.41
2013	96.16	77.41	83.26	94.16
2014	105.25	92.96	100.46	102.98
2015	121.50	101.26	110.78	119.96
2016	125.58	111.30	120.13	112.42
Most recent six months:
May 2016	110.75	106.34	108.85	110.75
June 2016	109.55	101.66	105.35	102.77
July 2016	106.65	100.65	104.19	102.32
August 2016	103.38	100.07	101.24	103.38
September 2016	104.18	100.34	101.78	101.21
October 2016	105.40	101.54	103.91	105.07
November 2016
(through November 10, 2016)	106.56	103.02	104.37	106.56

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF MITSUMI

General

MITSUMI is distributing mail-in voting cards to its shareholders who are entitled to exercise their voting rights (or their or their broker’s standing proxies in Japan, as appropriate) for use at the extraordinary general meeting of shareholders of MITSUMI, expected to be held on December 27, 2016, at 10:00 a.m. (Japan time), at Keio Plaza Hotel Tama, 3F “Hakuhou-no-ma,” 43, Ochiai 1-chome, Tama-shi, Tokyo, Japan. MITSUMI will distribute the mail-in voting cards, together with the notice of convocation of the meeting and reference documents concerning the shareholders’ meeting, by mail to its shareholders (or their or their broker’s standing proxies in Japan, as appropriate) who have voting rights as of the record date. MITSUMI may distribute reference documents concerning the shareholders’ meeting via the Internet in accordance with the Companies Act and the articles of incorporation of MITSUMI.

Non-resident shareholders are required to appoint a standing proxy in Japan or designate a mailing address in Japan, directly or indirectly through their securities broker. For shareholders eligible to vote who are non-residents of Japan and who have appointed a standing proxy in Japan, MITSUMI will distribute voting and reference materials to their standing proxy in Japan, who may then transmit those materials to the shareholders according to the terms of the respective proxy agreements. For shareholders eligible to vote who are non-residents of Japan and who have purchased shares of MITSUMI through a securities broker located outside of Japan, MITSUMI will distribute voting and reference materials to the broker’s standing proxy in Japan, who is expected to transmit those materials according to the terms of the arrangement with the broker. MITSUMI shareholders who are non-residents of Japan are encouraged to contact their standing proxy in Japan, or their broker, to obtain the voting and reference materials and confirm the necessary procedures to exercise their voting rights. For shareholders eligible to vote who are non-residents of Japan and who have designated a mailing address in Japan, MITSUMI will send voting and reference materials to that mailing address.

At the extraordinary general shareholders’ meeting of MITSUMI, the approval of the share exchange agreement will be considered and voted upon by the shareholders of MITSUMI.

Voting

Voting Rights

MITSUMI currently uses the unit share system, where one unit consists of 100 shares of common stock of MITSUMI. MITSUMI’s shareholders may vote at the MITSUMI extraordinary general meeting only if they are registered as a holder of one unit or more shares of MITSUMI common stock in MITSUMI’s register of shareholders on the record date. Each unit of shares of MITSUMI common stock outstanding on the MITSUMI record date is entitled to one vote on each matter properly submitted at the extraordinary general shareholders’ meeting of MITSUMI. Shares constituting less than one unit are not entitled to vote.

The following shares are not entitled to vote at, and are not counted in determining the quorum for, the extraordinary general meeting of shareholders:

•	treasury shares held by MITSUMI;

•	shares held by entities in which MITSUMI (together with its subsidiaries) holds 25% or more of the voting rights; and

•	shares issued after the applicable record date and shares that have come to constitute one or more units after the record date.

Record Date

The close of business on September 30, 2016 has been fixed by the resolution of board of directors to be the record date for the determination of the holders of MITSUMI common stock entitled to exercise the shareholders’ rights at the MITSUMI extraordinary general meeting of shareholders.

How to Vote; Use of Mail-in Voting Cards

Shareholders who are entitled to exercise voting rights at the MITSUMI extraordinary general meeting of shareholders may exercise their voting rights by submitting a mail-in voting card, attending the meeting in person or through another shareholder with voting rights whom shareholders have appointed as their attorney-in-fact or through a standing proxy, in the case of shareholders who are non-residents of Japan.

Shareholders who are entitled to exercise voting rights at the extraordinary general shareholders’ meeting of MITSUMI may vote their shares by returning a mail-in voting card. In case shareholders who are entitled to exercise voting rights would like to vote by returning the mail-in voting cards, they must use the form in Japanese which MITSUMI is distributing together with the notice of convocation of such meeting by mail to those holders. The mail-in voting cards will allow a shareholder with a right to vote at the shareholders’ meeting to indicate his or her approval or disapproval with respect to each proposal at the meeting, including the share exchange agreement. Completed mail-in voting cards must be received by MITSUMI, by 5:20 p.m. (Japan time) one business day prior to the extraordinary general shareholders’ meeting.

In accordance with applicable Japanese law and practice, MITSUMI intends to:

•	count toward the quorum for its shareholders’ meeting any shares represented by mail-in voting cards that are returned without indicating the approval or disapproval of any of the proposals; and

•	count the shares represented by mail-in voting cards returned in this manner as votes in favor of the share exchange agreement and other proposals referred to in the mail-in voting cards.

Vote Required

Approval of the share exchange agreement requires the affirmative vote of at least two-thirds of voting rights of MITSUMI shareholders present or represented at the extraordinary general meeting of shareholders of MITSUMI, at which shareholders holding at least a one-third of the total voting rights of MITSUMI shareholders who are entitled to exercise their voting rights are present or represented.

As of September 30, 2016, of the 81,208,932 shares of MITSUMI common stock outstanding, the directors, executive officers and audit & supervisory board members of MITSUMI owned an aggregate of 376,100 shares, representing approximately 0.5% of the outstanding shares of MITSUMI common stock, and no shares were held by entities that would not have voting rights as set forth in the second bullet of “—Voting Rights” above. As of September 30, 2016, directors, executive officers and audit & supervisory board members of Minebea did not own any shares of MITSUMI common stock.

Revocation

Any person who votes by a mail-in voting card by mail may revoke it any time before it is voted in any of the following ways:

•	by sending another mail-in voting card dated a later date than the previous mail-in voting card to MITSUMI if MITSUMI redistributes mail-in voting cards; or

•	by voting in person, or through another shareholder entitled to vote and appointed as such person’s attorney-in-fact, or through a standing proxy in the case of shareholders who are non-residents of Japan, at the extraordinary general meeting of shareholders of MITSUMI.

MITSUMI shareholders who have instructed a broker to vote their shares must follow directions received from their broker to change and revoke their vote.

THE SHARE EXCHANGE

This section of the prospectus describes material aspects of the proposed share exchange. The summary may not contain all of the information that is important to you. You should carefully read this entire prospectus for a more complete understanding of the share exchange.

General

On December 21, 2015, Minebea and MITSUMI entered into a basic agreement to proceed with discussions and consideration of a business integration of the two companies and to conduct a share exchange based on the spirit of equal partnership. On March 30, 2016, the two companies executed a business integration agreement and a share exchange agreement. Under the share exchange agreement, which is subject to shareholder approval at the extraordinary general meeting of shareholders of MITSUMI, shareholders of MITSUMI will be allotted shares of Minebea, whose company name is planned to be changed to MINEBEA MITSUMI at the time of the share exchange. MITSUMI’s shareholders will receive 0.59 shares of common stock of Minebea for each share of MITSUMI common stock.

Minebea and MITSUMI will conduct, as soon as reasonably possible after the effective date of the share exchange, a reorganization that will include shifting MINEBEA MITSUMI to a holding company structure in which MITSUMI will remain a corporate entity by, among other measures, transferring MINEBEA MITSUMI’s existing business through a company split to MITSUMI or to a wholly owned subsidiary of MINEBEA MITSUMI to be newly established.

In accordance with its articles of incorporation, MINEBEA MITSUMI will have no more than twelve directors and no more than five audit & supervisory board members.

Holders of record of common stock of MITSUMI as of September 30, 2016, will receive a notice of convocation of the extraordinary general meeting of shareholders of MITSUMI, including the voting and reference materials that contain the terms and conditions of the share exchange. Shareholders of the company outside Japan who have appointed a standing proxy in Japan directly or indirectly through their securities broker will receive this notice through their standing proxy or broker, as applicable, if so provided in the respective proxy agreements.

None of Minebea’s affiliates or, to the best of Minebea’s knowledge, the affiliates of MITSUMI have any material interest, direct or indirect, by security holdings or otherwise, in the proposed transaction.

Background of the Share Exchange

Minebea and MITSUMI had each considered business alliances, including integration with other companies, in order to realize further continued growth and acceleration of development, as well as addressing their respective challenges in their business areas with the aim of enhancing performance and improving corporate value. As a result, both companies came to recognize that despite both operating in a similar industry, they were not competing significantly against each other but rather had different sources of competitiveness, and that they would be able to generate significant synergies in terms of mass production, sales, procurement and product development through full-scale collaboration. In particular, the companies believe that linking MITSUMI’s various development technologies and products to Minebea’s in-house manufactured assembly equipment, mold design, manufacturing capacity and mass-production capacity of overseas factories would likely lead to an expansion of the customer base and sales, a reduction of manufacturing cost, the introduction of innovative products, provision of innovative solutions and other benefits. Under such circumstances, both companies came to share a common perception through mutual discussions that, in order to maximize their corporate value, it would be the best course of action to aim to become a genuine solutions company by combining the two companies’ analog and digital technologies. Both companies therefore agreed to proceed with discussions and consideration towards the realization of a business integration based on the spirit of equal partnership.

In September 2015, representatives of Minebea and MITSUMI exchanged views on their business challenges and agreed to start discussing the possibility of a business integration between the two companies. They also discussed the framework of a business integration, including the method of integration.

In October 2015, working group members of Minebea and MITSUMI met to discuss the different integration structures and the schedule towards a business integration.

In November 2015, representatives of Minebea and MITSUMI held several meetings to discuss the framework of a business integration, including the management and structure of the company after the business integration. They also discussed the business integration plan and agreed that the company name after the business integration would include both Minebea’s and MITSUMI’s company names based on the spirit of equal partnership.

In November 2015, Minebea retained Nomura as its financial advisor and Mori Hamada & Matsumoto as its Japanese legal counsel, and MITSUMI retained Daiwa as its financial advisor and Anderson Mori & Tomotsune as its Japanese legal counsel.

In late November 2015, Minebea and MITSUMI retained Shearman & Sterling LLP as their joint U.S. legal counsel.

From late November to early December 2015, working group members of Minebea and MITSUMI, at times together with their financial advisors and Japanese legal advisors, held several meetings to discuss structures, the schedule and preconditions for a business integration as well as the possible synergies of a business integration. They also discussed the content of the basic agreement regarding a business integration, including the foundation and calculation method of the share exchange ratio, and agreed upon the general scheme and process towards a business integration and decided to proceed with detailed discussions among working group members.

On December 3, 2015, representatives of Minebea and MITSUMI discussed the terms of the basic agreement and agreed that the business integration structure to be a share exchange, under which MITSUMI would become a wholly owned subsidiary, followed by a company split. They also agreed upon the composition of the board of directors after the business integration.

On December 11, 2015, Minebea and MITSUMI, together with their financial advisors, legal advisors, accounting advisors and auditors, held a meeting to discuss matters, schedule and steps involved under U.S. securities law in connection with the share exchange.

In mid-December 2015, the working group, including the companies and their advisors, held a number of meetings to discuss matters relating to the business integration, including the terms of the basic agreement as well as the timing and content of the announcement regarding the execution of the basic agreement and related disclosures.

On December 21, 2015, a meeting of the board of directors of Minebea was held to consider the proposed basic agreement on the business integration between Minebea and MITSUMI. At the meeting, the board of directors considered various matters, including the factors described in “—Reasons for the Share Exchange” below, the terms of the basic agreement and contents of a draft of the press release announcing the signing of the basic agreement. After review and discussion of the above, the board of directors of Minebea resolved to approve the execution of the basic agreement.

On December 21, 2015, a meeting of the board of directors of MITSUMI was held to consider the proposed basic agreement. At the meeting, the directors of MITSUMI considered various matters, including the factors described in “—Reasons for the Share Exchange” below, the terms of the basic agreement and contents of a draft of the press release announcing the signing of the basic agreement. After review and discussion of the above, the board of directors of MITSUMI unanimously resolved to approve the execution of the basic agreement.

The two companies subsequently signed and entered into the basic agreement on December 21, 2015. The execution of the basic agreement was publicly announced by both companies on the same day.

From January 2016 through March 2016, Minebea performed due diligence on MITSUMI and MITSUMI performed due diligence on Minebea.

In March 2016, the working group, including the companies and their advisors, held a number of meetings to discuss various matters relating to the business integration, including the terms of the business integration agreement and the share exchange agreement, the business plan, the exchange ratio and the organization and management of MINEBEA MITSUMI after the share exchange. The participants also discussed the schedule of providing an explanation to various regulatory authorities.

On March 30, 2016, the boards of directors of Minebea and MITSUMI separately met and approved the terms of the business integration agreement and the share exchange agreement, including that 0.59 shares of Minebea common stock will be allotted for each share of MITSUMI common stock. In reaching their conclusion, the Minebea and MITSUMI boards each conducted a review of various factors relating to each other, including the results of its due diligence on the other party, as well as each party’s financial conditions, assets and prospects. The Minebea and MITSUMI boards also took into consideration the analyses of their respective financial advisors in approving the share exchange ratio.

On March 30, 2016, Minebea and MITSUMI announced the execution of the business integration agreement and the share exchange agreement.

On August 2, 2016, Minebea and MITSUMI entered into a business support agreement, pursuant to which Minebea is to provide MITSUMI with support in areas such as sales and manufacturing, with the goal of realizing synergies soon after the consummation of the share exchange. More specifically, through such activities as the following, the parties will endeavor to pursue synergies in a wide variety of areas:

•	introduction of new markets and customers by Minebea to MITSUMI;

•	sales and marketing of MITSUMI products by Minebea as MITSUMI’s distributor;

•	other cooperation and coordination between the companies with the aim of expanding sales;

•	advice by Minebea to MITSUMI concerning improving the production efficiency of MITSUMI factories;

•	secondment of Minebea engineers to MITSUMI;

•	utilization of idle and surplus equipment and facilities of Minebea by MITSUMI; and

•	joint, concentrated procurement by the parties.

As discussions concerning the business integration between the two companies progressed faster than initially expected, and given that the parties came to agree that it is possible for Minebea to move further ahead with providing support to MITSUMI based on the business support agreement described above and for the parties to move more promptly towards establishing the post-integration group business structure, Minebea and MITSUMI agreed on October 12, 2016 to amend the business integration agreement and share exchange agreement so that the effective date of the share exchange, originally scheduled on March 17, 2017, was moved up to January 27, 2017.

Reasons for the Share Exchange

Minebea and MITSUMI entered into the business integration through a share exchange in an effort to realize synergies of integration and improve their respective corporate value as an electro mechanics solutions company. Both companies believed the complementary combination of the two companies, which have accumulated technologies in different areas, will create a strong foundation for the development of innovative products that capture the needs of the IoT era, promote the development and supply of high value-added solutions as well as accelerate the expansion of their original equipment manufacturing and original design manufacturing businesses.

Below are additional reasons why each of Minebea and MITSUMI decided to pursue this business integration.

Additional Considerations of Minebea

•	Given its rapid growth, Minebea requires additional human resources with increasingly diversified professional skills in order to achieve further growth;

•	In the IoT era, in which an environmentally-friendly, efficient social life is being sought after, there is an increasing need for a combination of machine processing, electronic technology and communications/sensors technology. The business combination will immediately strengthen Minebea’s communications/sensors technology field, which will help Minebea become a provider of electro mechanics solutions;

•	Minebea expects the business combination to result in synergies with respect to its products currently under development; and

•	By efficiently using the global manufacturing bases of both companies and making agile investments in low-cost manufacturing, the companies will aim to create products that utilize the strengths of the integration, and thereby aim to achieve Minebea’s target of 1 trillion yen in revenue and/or 100 billion yen in operating income ahead of schedule.

Additional Considerations of MITSUMI

•	Even though MITSUMI believes it has many seeds for new businesses through its strong product design and development capabilities, MITSUMI has a shortage of management resources for the expansion of existing businesses and expansion into new businesses;

•	Through the business combination, MITSUMI will be able to advance its precision mechanics parts business in an advantageous manner in all aspects, including in performance, quality and cost, by combining Minebea’s high-precision processing (molds) and automation technology with MITSUMI’s product development capabilities, including simulation technology;

•	The companies will pursue possible ways of lowering both fixed and variable costs; and

•	Through cross-selling that leverages MITSUMI’s sales channel, which is strong in electronics manufacturing services and original design manufacturing, and Minebea’s sales channel, which is strong in general-purpose parts, the companies will unearth potential demand and provide new solutions to customers.

Strategies for Realizing Synergies

Through the business integration, the two companies will aim to become a genuine solutions company by realizing integration synergies in the manner described below, and will seek to further improve their corporate value as an electro mechanics solutions company.

•	Growth and evolution of business portfolio. MINEBEA MITSUMI will aim for further growth by increasing cross-selling, such as the strengthening of its customer base through the expansion of sales of MITSUMI’s in-car products into Minebea’s sales channel. The two companies will also aim for a strategic evolution of their business portfolio that captures the needs of the IoT era by concentrating resources in the high-end and niche markets as well as combining MITSUMI’s product portfolio comprising input, conversion and control devices, such as switches, sensors and connectors, and Minebea’s product portfolio comprising output devices, such as motors and actuators.

•	Enhancement of cost competitiveness and capacity to generate cash flow by optimizing manufacturing structure and bases. MINEBEA MITSUMI will aim for enhancement of cost competitiveness and capacity to generate cash flow by achieving lower fixed costs. It will strive to do so through, among other means, aiming to improve productivity significantly by reallocating manufacturing of MINEBEA MITSUMI’s products among its production bases. It will also aim to reduce variable costs through the promotion of large-scale and joint procurement of materials and parts, as well as by proceeding with the mutual utilization of each other’s factories and optimization of each other’s manufacturing bases.

•	Enhancement of development capabilities and provision of solutions. MINEBEA MITSUMI will aim for a corporate structure that both enhances its development capabilities so that it can create unique products, as well as enables it to provide solutions, by bringing together both companies’ technological capabilities. Examples of that include expansion of Minebea’s smart city business through the application of MITSUMI’s wireless technology, use of MITSUMI’s power source technology in the LED lighting product SALIOT (Smart Adjustable Light for the Internet Of Things), utilization of SALIOT as a surveillance camera that employs MITSUMI’s camera module and image processing technology, sharing of both companies’ motor technologies and generation of synergistic effects resulting therefrom, development of a PGU (Picture Generation Unit) for a HUD (Heads-Up Display) system that utilizes Minebea’s glass technology (J3DD)—such as microoptical element technology and concave mirrors—and MITSUMI’s MEMS and semiconductor technology, and expansion of business to robot-related products and other high-value-added product areas through the application of Minebea’s molds and high-precision processing technology to MITSUMI’s products.

Determination of the MITSUMI Board of Directors

The board of directors of MITSUMI considered the factors discussed above and the analyses performed by Daiwa, its financial advisor, which are discussed below. The considerations included consideration of the current market prices of MITSUMI shares and Minebea shares. Based on an overall analysis of those factors, MITSUMI’s board of directors determined that the share exchange is advisable and in the best interests of MITSUMI and its shareholders. On March 30, 2016, the board of directors of MITSUMI unanimously concluded that the share exchange ratio is appropriate.

In view of the variety of factors considered in connection with its evaluation of the share exchange, MITSUMI’s board of directors did not find it practicable to, and did not quantify or otherwise assign relative weight to any of these factors. Individual directors of MITSUMI may have given different weight to different factors.

Opinions of MITSUMI’s Financial Advisor

Opinion of Daiwa

Daiwa delivered its written opinion to MITSUMI’s board of directors that, as of March 29, 2016 and based upon and subject to the factors and assumptions set forth therein, the share exchange ratio was fair from a financial point of view to the holders of the common stock of MITSUMI.

The full text of the written opinion of Daiwa, dated March 29, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix D and is incorporated by reference in this prospectus. Daiwa provided its opinion for the information and assistance of MITSUMI’s board of directors in connection with its consideration of the share exchange. The Daiwa opinion was not a recommendation as to how any holder of MITSUMI’s common stock should vote with respect to the share exchange or any other matter.

Daiwa has consented to the inclusion of its opinion as Appendix D to this prospectus. By giving such consent, Daiwa does not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder, nor does it thereby admit that it is an expert with respect to any part of this registration statement on

Form F-4 of which this prospectus forms a part within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

In arriving at its opinion set forth below, Daiwa:

•	reviewed and analyzed the drafts of the share exchange agreement between MITSUMI and Minebea dated March 29, 2016 and the business integration agreement between MITSUMI and Minebea dated March 29, 2016;

•	reviewed the drafts, dated March 29, 2016, of timely disclosure documents regarding the transaction that were published by MITSUMI on March 30, 2016;

•	reviewed and analyzed financial information and business descriptions contained in the annual securities reports (yuka-shoken hokokusho), quarterly securities reports (shihanki hokokusho), summary of financial statements (kessan tanshin), timely disclosure materials and other disclosure materials of MITSUMI and Minebea;

•	reviewed and analyzed financial information and business descriptions of MITSUMI and Minebea disclosed in the data room or contained in materials provided to Daiwa by other methods by MITSUMI and Minebea for the purpose of reviewing the transaction;

•	reviewed and analyzed publicly available materials, share-related information, and other relevant information related to MITSUMI and Minebea;

•	reviewed and analyzed MITSUMI’s business plans, financial forecasts, and other information related to the future provided to Daiwa by MITSUMI on March 29, 2016 for the period between April 1, 2016 and March 31, 2019;

•	reviewed and analyzed Minebea’s business plans, financial forecasts, and other information related to the future provided to Daiwa by Minebea on March 18, 2016 for the period between April 1, 2016 and March 31, 2019;

•	conducted a written question and answer process with the management of MITSUMI regarding its finances and businesses, financial forecasts and the effects of the transaction;

•	interviewed the management of Minebea on March 15, 2016 regarding its finances and businesses, financial forecasts and the effects of the transaction;

•	reviewed and analyzed the historical market prices and trading activity of the shares of common stock of each of MITSUMI and Minebea;

•	reviewed and conducted comparative analysis of the financial information, market prices and other information of listed companies selected by Daiwa for having businesses similar to MITSUMI and Minebea, respectively;

•	reviewed the report, dated March 3, 2016, on legal due diligence performed by MITSUMI’s legal advisors on Minebea received from MITSUMI;

•	reviewed the report, dated March 3, 2016, on financial due diligence performed by MITSUMI’s accounting advisors on Minebea received from MITSUMI; and

•	gathered, reviewed and analyzed other related information Daiwa deemed necessary.

In preparing its opinion, Daiwa analyzed and reviewed the share exchange ratio. For such analysis and review, Daiwa used, in principle, as-is material and information provided by MITSUMI and Minebea as well as publicly available information. Daiwa assumed and relied on the accuracy and completeness of all information that Daiwa analyzed or reviewed, and did not independently verify or assume any obligation to independently verify the accuracy or completeness of such information. Daiwa did not undertake an independent evaluation, appraisal or assessment of any of the assets or liabilities (including, but not limited to, financial derivative products, off-balance-sheet assets and liabilities and other contingent liabilities), on an aggregate or individual basis, of MITSUMI, Minebea or any of their respective affiliates (where “affiliates” under this “—Opinion of MITSUMI’s Financial Advisor” refers to “affiliates” as defined in Article 8(8) of the Ordinance on Terminology, Forms and Preparation Methods of Financial Statements, etc. of Japan), nor did Daiwa make any request to a third party for any such valuation, appraisal or assessment. In preparing its opinion, Daiwa assumed that there were no undisclosed facts (including contingent liabilities and litigation) in the present or future relating to MITSUMI, Minebea or any of their respective affiliates that might affect its opinion. Daiwa did not evaluate the solvency or creditworthiness of MITSUMI, Minebea or any of their respective affiliates under any applicable laws relating to bankruptcy, insolvency or similar matters. Daiwa did not conduct any physical inspection of the properties or facilities of MITSUMI, Minebea or any of their respective affiliates, nor did Daiwa assume any obligation to do so. Daiwa understands that MITSUMI’s accounting and legal advisors performed financial and legal due diligence, respectively, on Minebea based on the scope of due diligence agreed upon between the respective advisors and MITSUMI. Daiwa did not independently verify such scope or assume any obligation with respect to such due diligence.

In preparing its opinion, Daiwa assumed that the business plans, financial forecasts and other information regarding the future furnished to Daiwa by MITSUMI and Minebea were prepared according to reasonable procedures and reflect the best then-available estimates and judgment of the management of MITSUMI and Minebea, respectively, and Daiwa neither conducted independent verifications of the accuracy, validity or feasibility of the business plans nor assumed any obligation or responsibility to do so. Daiwa assumed that all assumptions in the preparation of the business plans and financial forecasts were accurate and feasible. Daiwa conducted no independent verifications of the accuracy or feasibility thereof, nor did Daiwa assume any obligation to do so.

Daiwa assumed that the share exchange agreement would be legally and validly approved at the general meeting of shareholders of MITSUMI (and if required, at the general meeting of shareholders of Minebea) with terms and conditions substantially the same as those set forth in the draft of the share exchange agreement that Daiwa reviewed, that the business integration agreement would be properly and validly executed by MITSUMI and Minebea with terms and conditions substantially the same as those set forth in the draft of the business integration agreement that Daiwa reviewed, and that the transaction would be legally and validly performed and completed pursuant to the terms and conditions of the share exchange agreement and the business integration agreement, without any waiver, revision or amendment of any material terms or conditions thereof. Further, Daiwa assumed that the transaction would be legally and validly performed, that the tax effects arising from the transaction would not be different from the anticipated tax effects by MITSUMI and Minebea, and that the governmental, regulatory or other consents or approvals necessary for the execution of the transaction would be obtained without any prejudice to the benefits expected to be brought by the transaction. Therefore, Daiwa has no obligation to conduct the independent verifications thereof. Daiwa did not evaluate the decision of MITSUMI with respect to its execution of the transaction or the relative merits of the transaction as compared to any strategic alternatives that might be available to MITSUMI, nor was Daiwa requested by MITSUMI to do so. Daiwa is not an accounting, tax or legal expert and neither independently analyzed or reviewed nor assumed any obligation to independently analyze or review the legality or validity of any matter regarding the transaction or the appropriateness of the accounting and tax treatment of any matter regarding the transaction. Daiwa also assumed that the anticipated tax effects of the transaction communicated to Daiwa by MITSUMI would be realized.

Daiwa’s opinion was prepared solely for the use and benefit of the board of directors of MITSUMI in connection with its review of the share exchange ratio. MITSUMI may not cause Daiwa’s opinion to be disclosed, referred or communicated to any third party, nor to be used for any third party without Daiwa’s prior written consent. MITSUMI will be also solely responsible for such disclosure with Daiwa’s prior consent, and Daiwa will not be responsible for such disclosure. Daiwa assumes no liability to any third party other than MITSUMI in connection with Daiwa’s opinion or the transaction, as well as arising out of or in connection with any other use of Daiwa’s opinion. Moreover, Daiwa’s opinion does not constitute a recommendation or solicitation to any holders of shares of common stock of MITSUMI as to how such holder of shares should vote on the transaction (including exercise of the appraisal right of opposing holders of shares), the transfer or receipt of shares of MITSUMI or any other related matters.

Daiwa’s opinion addresses only the fairness of the share exchange ratio from a financial point of view to the holders of the shares of the common stock of MITSUMI, and MITSUMI did not ask Daiwa to address, and Daiwa’s opinion does not address, the fairness to, or any other consideration of, any third party other than the holders of shares of common stock of MITSUMI. Daiwa does not provide any opinion on any premise or assumption upon which the determination of the share exchange ratio was based or the underlying business decision of MITSUMI to proceed with the transaction. Daiwa does not express any opinion as to the prices at which the shares of common stock of MITSUMI or Minebea will be traded at any time after the date of its opinion. In addition, Daiwa expresses no opinion with respect to the fairness of the amount or nature of any compensation to be received in relation to the share exchange ratio by any officer, director, employee or any similar such person involved in the transaction.

Daiwa’s opinion is based on financial information in part prepared in accordance with accounting principles generally accepted in Japan, and did not take into consideration any possible difference in such financial information if prepared under IFRS. Daiwa’s opinion is also based upon financial, economic, market and other conditions as they existed as of March 29, 2016, and relied on information made available to Daiwa by March 29, 2016. However, some materials and information used for the review of the share exchange ratio in the transaction were made at a different point in time because of certain restrictions on available materials and information. Additionally, although Daiwa’s opinion may be affected by future changes in conditions, Daiwa does not assume any obligation to revise, change, renew, supplement or reaffirm its opinion.

The preparation and submission of Daiwa’s opinion was authorized by its fairness opinion approval committee.

Financial Analyses of Daiwa

The following is a summary of the material financial analyses delivered by Daiwa to the board of directors of MITSUMI in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Daiwa, nor does the order of analyses described represent relative importance or weight given to those analyses by Daiwa. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Daiwa’s financial analyses. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 29, 2016 and is not necessarily indicative of current market conditions.

Stock Price Analysis

In performing its stock price analysis, Daiwa set December 18, 2015, which was the business day prior to the date of announcement of the basic agreement between MITSUMI and Minebea, as the first reference date and March 29, 2016, which was the business day prior to the date of delivery of its share exchange ratio analysis report to the board of directors of MITSUMI, as the second reference date. Daiwa used the closing share prices of the common stock of each of MITSUMI and Minebea on each of the reference dates and the simple average closing share prices during the one-month, three-month and six-month periods ending on each of the reference dates.

Share exchange ratio per MITSUMI share
Dec. 18, 2015 (first reference date)	0.57
1 month	0.51
3 months	0.50
6 months	0.46
Mar. 29, 2016 (second reference date)	0.64
1 month	0.63
3 months	0.63
6 months	0.56

As a result of this analysis, the range of implied share exchange ratios per share of MITSUMI was calculated to be 0.46 to 0.57 using the first reference date and 0.56 to 0.64 using the second reference date.

Comparable Company Analysis

Daiwa reviewed and compared certain financial information, ratios and public market multiples of MITSUMI with the corresponding financial information, ratios and public market multiples for the following selected publicly traded companies, which shared similar characteristics with MITSUMI’s business.

•	TDK Corporation;

•	ALPS ELECTRIC CO., LTD.;

•	SMK Corporation;

•	TAMURA CORPORATION;

•	DAI-ICHI SEIKO CO., LTD.;

•	TABUCHI ELECTRIC CO., LTD.; and

•	YOKOWO CO., LTD.

Daiwa reviewed and compared certain financial information, ratios and public market multiples of Minebea with the corresponding financial information, ratios and public market multiples for the following selected publicly traded companies, which shared similar characteristics with one of Minebea’s major business lines. The business lines used for the purpose of this analysis do not necessarily correspond to any segment information prepared by Minebea for purpose of public financial disclosures in Japan.

“Motors”

•	NIDEC CORPORATION; and

•	MABUCHI MOTOR CO., LTD.

“Bearings”

•	NSK Ltd.;

•	THK CO., LTD.;

•	NTN CORPORATION;

•	NACHI-FUJIKOSHI CORP.; and

•	OILES CORPORATION.

“LED backlights”

•	Radiant Opto-Electronics Corporation; and

•	Coretronic Corporation.

Although none of the selected companies is directly comparable to either MITSUMI, Minebea, or their respective operating units or subsidiaries, the companies included were chosen because they are publicly traded companies with operations that for purposes of the analysis may be considered similar to certain operations of MITSUMI or Minebea.

In this analysis, Daiwa analyzed the ratio of enterprise value, calculated as the market capitalization plus debt less cash and cash equivalents, to the estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for the fiscal year ending in 2017 for each of the selected companies. The multiples and ratios for each of the selected companies were based on market data as of March 29, 2016. The multiples for each of the selected companies were calculated using estimates prepared by Toyokeizai, or where Toyokeizai was not available, market estimates on a consolidated basis.

Based on an analysis of the relevant metrics for each of the selected companies, Daiwa selected reference ranges of EBITDA multiples of 3.7 to 4.7 for MITSUMI and 5.6 to 6.6 for Minebea. Daiwa calculated ranges of implied values for MITSUMI shares and Minebea shares by applying these ranges of multiples to the estimated EBITDA for the fiscal year ending in 2017 for MITSUMI and Minebea, prepared by their respective managements that MITSUMI approved for Daiwa’s use for purposes of its analysis.

The results of the analysis are as follows:

EBITDA multiple
Multiple range for MITSUMI	Multiple range for Minebea	Implied share exchange ratios per MITSUMI share
3.7x – 4.7x	5.6x – 6.6x	0.48 – 0.76

Discounted Cash Flow Analysis

Daiwa performed discounted cash flow analyses to estimate ranges of present values per MITSUMI share and per Minebea share, under the assumption that each company continues to operate as a stand-alone entity, using the MITSUMI Business Plan and the Minebea Business Plan that MITSUMI approved for Daiwa’s use for purposes of its analyses. For each company, Daiwa calculated this range by adding (1) the net present value of the standalone after-tax unlevered free cash flows to holders of MITSUMI shares and Minebea shares, respectively, that MITSUMI and Minebea each forecasted to generate over the last three months of the fiscal year ending in 2016 through the fiscal year ending in 2019 and (2) the present value of the company’s terminal value. The terminal values were calculated by applying selected range of perpetual growth rates of 0.58% to 1.58% to each company’s estimated normalized unlevered free cash flows based on the MITSUMI Business Plan and the Minebea Business Plan. The present values of cash flows and terminal values were calculated using discount rates ranging from 8.9% to 9.9% for MITSUMI, reflecting estimates of MITSUMI’s weighted average cost of capital based upon an analysis of the selected companies, and from 5.9% to 6.7% for Minebea, reflecting estimates of Minebea’s weighted average cost of capital based upon an analysis of the selected companies.

The discounted cash flow analysis resulted in a range of implied share exchange ratios per MITSUMI share of 0.47 to 0.74.

Miscellaneous

Daiwa received a fee from MITSUMI as consideration for its advisory services regarding the transaction. MITSUMI has agreed to indemnify Daiwa against certain liabilities that may be incurred in connection with Daiwa’s advisory services regarding the transaction. Daiwa provided advisory services in connection with certain aspects of the negotiations for the Transaction, including the preparation of the drafts of the share exchange agreement and the business integration agreement and certain other aspects. However, Daiwa was not involved in any decision-making processes regarding the draft of the share exchange agreement or the draft of the business integration agreement.

The Daiwa Securities Group, mainly consisting of Daiwa Securities Group Inc., which is the parent company of Daiwa, conducts investment and financing services business concentrating on securities-related business as the principal business. Daiwa’s securities-related business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, derivatives trading, as well as providing investment banking, financing and financial advisory services. Daiwa was selected to act as MITSUMI’s financial advisor with respect to the share exchange on the basis of such experience and its familiarity with MITSUMI.

Daiwa has provided its services to MITSUMI, Minebea and their respective affiliates, for which Daiwa has received compensation in the past and the present, and may do so in the future. MITSUMI understands that Daiwa and its affiliates have provided, or may provide in the future, services for other transactions to Minebea and its affiliates, for which Daiwa and its affiliates has received, or may receive, compensation, and has given prior consent to the provision of such services without any objection. In addition, Daiwa and its affiliates may actively trade or hold financial products, including securities and derivatives products, of MITSUMI, Minebea or any of their respective affiliates, for its own and its affiliates’ accounts or for the accounts of customers.

Material Japanese Income Tax Consequences of the Share Exchange

Non-resident holders of shares of MITSUMI common stock will generally not be subject to Japanese taxation with respect to the share exchange, except with respect to cash payments of the sale price from MITSUMI as a result of their exercise of dissenters’ appraisal rights. See “Taxation—Japanese Tax Consequences,” which is the opinion of Mori Hamada & Matsumoto, Japanese counsel to Minebea, for further discussion regarding the anticipated Japanese tax consequences to non-resident holders of the share exchange.

Material U.S. Federal Income Tax Consequences of the Share Exchange

The share exchange has not been structured to achieve a particular treatment for U.S. federal income tax purposes, and Minebea and MITSUMI have no obligation to structure the share exchange in a manner that is tax-free to U.S. Holders. It is the opinion of Shearman & Sterling LLP, U.S. tax counsel to Minebea, that as the share exchange is structured, it is more likely than not that the share exchange will qualify as a tax-deferred reorganization under the provisions of the Code. However, qualification of the share exchange as a reorganization depends on the resolution of issues and facts that will not be known until or after the date of the share exchange. If the share exchange qualifies as a reorganization, no gain or loss generally will be recognized by a U.S. Holder on the exchange of shares of MITSUMI common stock for shares of Minebea common stock pursuant to the share exchange, except with respect to any cash received in lieu of a fractional share of Minebea common stock and unless MITSUMI has been a PFIC at any time during the holding period of the U.S. Holder. If the share exchange does not qualify as a reorganization, a U.S. Holder that exchanges its shares of MITSUMI common stock for shares of Minebea common stock will recognize gain or loss equal to the difference between (i) the sum of (a) the fair market value of the shares of Minebea common stock received and (b) any cash received in lieu of fractional shares of Minebea common stock and (ii) the U.S. Holder’s adjusted tax basis in the shares of MITSUMI common stock exchanged. See “Taxation—U.S. Federal Income Tax Consequences,” which is the opinion of Shearman & Sterling LLP, U.S. tax counsel to Minebea, for further discussion of the anticipated U.S. federal income tax consequences to U.S. Holders of the share exchange.

Anticipated Accounting Treatment

The share exchange will be accounted for by MINEBEA MITSUMI under the acquisition method of accounting in accordance with IFRS. Based on the exchange ratio of 0.59, after the effectiveness of the share exchange, former Minebea shareholders will own approximately 88.7% of MINEBEA MITSUMI and former MITSUMI shareholders will own approximately 11.3%. Based on these projected ownership percentages, Minebea is the accounting acquirer for financial reporting purposes. Under the acquisition method of accounting, Minebea will record the tangible and intangible assets acquired and liabilities assumed of MITSUMI to be measured at their fair values at acquisition date. For the purposes of preparing the pro forma information, Minebea estimated the fair value of financial assets and liabilities based on the disclosures in MITSUMI’s audited financial statements as of March 31, 2016. The amount of other assets and liabilities is based on a preliminary estimate of the fair value of assets to be acquired and liabilities to be assumed. The final determination will be based on valuation reports prepared at the acquisition date. Management of Minebea will be required to exercise significant judgments by making estimates and determining the underlying assumptions in order to value such assets and liabilities. If a different set of fair values were to be used at the time of the acquisition, MINEBEA MITSUMI’s results of operations and financial position could differ materially. The reported financial condition and results of operations of MINEBEA MITSUMI to be issued after the consummation of the share exchange will reflect MITSUMI’s balances and results from the date of the acquisition in addition to Minebea’s balances and results. Following the completion of the share exchange, MINEBEA MITSUMI’s results of operations will reflect purchase accounting adjustments, including adjusted amortization and depreciation expenses for acquired assets.

Regulatory Matters

Japanese Regulatory Approvals

Under the Antimonopoly Act, as amended, Minebea and MITSUMI were required to make filings with the JFTC at least 30 days prior to the effective date of the share exchange and the waiting period expires 30 days after the formal receipt of the filings by the JFTC. Minebea and MITSUMI made a pre-filing consultation with the JFTC regarding the antitrust implications of the share exchange and made a formal filing on March 30, 2016. On April 27, 2016, the JFTC granted early clearance.

Regulatory Approvals in Other Jurisdictions

China. Minebea and MITSUMI engaged in preliminary consultation with the Ministry of Commerce of the People’s Republic of China, and filed a pre-notification regarding the share exchange with the Ministry of Commerce People’s Republic of China, or MOFCOM, under the Anti-Monopoly Law of the People’s Republic of China on March 30, 2016. MOFCOM accepted the notification on May 13, 2016. Minebea and MITSUMI obtained a clearance letter from MOFCOM on June 15, 2016.

Korea. Under the Monopoly Regulation and Fair Trade Act of Korea, certain business combinations may not be completed unless a business combination report has been approved by the Korea Fair Trade Commission, or KFTC. The parties should file the business combination report within 30 days after the execution of the business integration agreement. Minebea and MITSUMI filed a notification on March 30, 2016, and obtained a clearance letter from the KFTC on May 31, 2016.

Germany. Minebea and MITSUMI filed a notification regarding the share exchange with the Bundeskartellamt under the Act against Restraints of Competition on March 30, 2016. Minebea and MITSUMI obtained a clearance letter from the Bundeskartellamt on April 28, 2016.

Fees, Costs and Expenses

All expenses incurred in connection with the share exchange, the business integration agreement and the transactions contemplated by the business integration agreement and the fees and expenses related to the preparation and filing of the registration statement on Form F-4 and this prospectus as well as the SEC filing fees and the filing fees incurred pursuant to the requirements of the HSR Act and other antitrust laws in foreign jurisdictions will be borne 80% by Minebea and 20% by MITSUMI.

Dissenters’ Appraisal Rights

Any MITSUMI shareholder (i) who notifies MITSUMI prior to the extraordinary general meeting of shareholders of his or her intention to oppose the share exchange, and who votes against approval of the share exchange agreement at the extraordinary general meeting of shareholders, or (ii) who is not entitled to vote at such extraordinary general meeting of shareholders; and complies with the other relevant procedures set forth in the Companies Act and related laws and regulations and share handling regulations of MITSUMI (a “dissenting shareholder”) may demand that MITSUMI purchase his or her shares of MITSUMI common stock at fair value. If a shareholder votes against the share exchange agreement by submitting a mail-in voting card, such submission will satisfy all requirements mentioned in (i) above. The failure of a shareholder who is entitled to vote at such extraordinary general meeting of shareholders to provide such notice prior to the general meeting or to vote against approval of the share exchange agreement at the extraordinary general meeting will in effect constitute a waiver of the shareholder’s right to demand that MITSUMI purchase his or her shares of common stock at fair value. The dissenting shareholder who has made such demand may withdraw such demand only if MITSUMI approves such withdrawal.

MITSUMI will give public notice to its shareholders announcing that MITSUMI intends to execute the share exchange and provide the name and address of Minebea, no later than 20 days prior to the effective date of the share exchange (such public notice may be made prior to the date of the extraordinary general meeting of shareholders). The demand referred to in the preceding paragraph must be made within the period from the day 20 days prior to the effective date of the share exchange to the date immediately preceding the effective date of the share exchange.

The demand must state the number of shares relating to such demand. The Companies Act does not require any other statement in the demand. Accordingly, the demand is legally valid regardless of whether the demand includes the dissenting holder’s estimate of the fair value of shares. The dissenting shareholder must also request an individual shareholder notification through its standing proxy in Japan from Japan Securities Depository Center, Inc., or JASDEC, and submit a receipt of the individual shareholder notification and identity verification documents to MITSUMI upon the request from MITSUMI.

If the value of such shares is agreed upon between the dissenting shareholder and MITSUMI, then MITSUMI is required to make payment to such dissenting shareholder of the agreed value within 60 days of the effective date of the share exchange. If the dissenting shareholder and MITSUMI do not agree on the value of such shares within 30 days from the effective date of the share exchange, the shareholder or MITSUMI may, within 30 days after the expiration of such period, file a petition with the Tokyo District Court, Tachikawa Branch for a determination of the value of his or her shares. MITSUMI is also required to make payment of statutory interest on such share value as determined by the court accruing from the expiration of the 60-day period referred to in the second preceding sentence. The transfer of shares from dissenting shareholders to MITSUMI becomes effective on the effective date of the share exchange.

Dissenter’s appraisal rights for shareholders of MITSUMI, as a company becoming a wholly owned subsidiary through a share exchange, are set forth in Articles 785 and 786 of the Companies Act. An English translation of these articles is included in this prospectus as Appendix E.

Resale of Shares of Minebea Common Stock under U.S. Securities Laws

The exchange of shares of MITSUMI common stock held by U.S. shareholders for shares of Minebea common stock in connection with the share exchange has been registered under the Securities Act of 1933, as amended, or the Securities Act. Accordingly, there will be no restrictions under the Securities Act on the resale or transfer of such shares by U.S. shareholders of MITSUMI except for those shareholders, if any, who become “affiliates” of Minebea as such term is used in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Minebea generally include individuals or entities that, directly or indirectly, control, are controlled by or are under common control with Minebea. With respect to those shareholders who may be deemed to be affiliates of Minebea after the share exchange, Rule 144 places certain restrictions on the offer and sale within the United States or to U.S. persons of shares of Minebea common stock that may be received by them pursuant to the share exchange. This prospectus does not cover resales of shares of Minebea common stock received by any person who may be deemed to be an affiliate of Minebea after the share exchange.

THE BUSINESS INTEGRATION AGREEMENT

The following is a summary of selected provisions of the business integration agreement between Minebea and MITSUMI dated March 30, 2016, as amended by a memorandum of understanding dated October 12, 2016. This summary is qualified in its entirety by reference to the business integration agreement and the memorandum of understanding, which contains the form of share exchange agreement, which agreement was also amended on October 12, 2016. The English translations of the business integration agreement and the memorandum of understanding that amended it are incorporated by reference in their entirety and attached to this prospectus as Appendices A and B. Minebea urges you to read the English translation of the business integration agreement, as amended, in its entirety.

The Business Integration

The Share Exchange

On January 27, 2017, Minebea and MITSUMI will consummate a business integration through a share exchange pursuant to the Companies Act of Japan. Through the share exchange, MITSUMI will become a wholly owned subsidiary of Minebea. Specifically, in the share exchange, Minebea will deliver to the common shareholders (excluding Minebea) of MITSUMI 0.59 shares of Minebea common stock for each share of MITSUMI common stock it owns as of the “record time,” in exchange for which Minebea will acquire all of the issued shares of MITSUMI common stock. The “record time” is the time immediately prior to the time at which Minebea acquires all of the issued shares of MITSUMI through the share exchange.

Upon effectiveness of the share exchange, Minebea will be renamed to become Minebea Mitsumi Kabushiki Kaisha (English name: MINEBEA MITSUMI Inc.).

Corporate Headquarters

The location of the head office of MINEBEA MITSUMI will remain 4106-73 Oaza Miyota, Miyota-machi, Kitasaku-gun, Nagano. Prior to the consummation of the share exchange, Minebea and MITSUMI will decide, after mutual consultation, the policy for the corporate name of MITSUMI after the share exchange, and the location of the head office of MITSUMI will remain 2-11-2, Tsurumaki, Tama-shi, Tokyo.

Share Capital

The share exchange agreement provides that the stated capital and revenue reserves of MINEBEA MITSUMI will not increase on account of the share exchange. The amount of increase in capital reserves will be separately determined by Minebea pursuant to Article 39 of the Regulations on Corporate Accounts of Japan.

Corporate Governance

MINEBEA MITSUMI will be an audit & supervisory board-style company under the Companies Act of Japan, and as such, will have representative directors, each with the power to bind the company, as well as audit & supervisory board members with the power to audit the management of the company by the directors. The articles of incorporation of Minebea will provide for up to twelve directors and five audit & supervisory board members. Pursuant to the business integration agreement, after the share exchange, two directors of MINEBEA MITSUMI will be persons nominated by MITSUMI, one of whom will be Mr. Shigeru Moribe, the current President and Chief Executive Officer of MITSUMI. In addition, from three to five directors of MITSUMI will be persons nominated by Minebea; the exact number will be determined by Minebea at its discretion. The business integration agreement provides that the Representative Director, Chairman and President of MINEBEA MITSUMI will be Mr. Yoshihisa Kainuma, the current Representative Director, Chairman and President of Minebea, and the Representative Director and Vice Chairman of MINEBEA MITSUMI will be Mr. Moribe.

Business Structure

Minebea and MITSUMI confirm that they plan to conduct, as soon as reasonably possible after the date on which the share exchange becomes effective, a reorganization, including shifting Minebea to a holding company structure in which MITSUMI will remain a corporate entity, by, among others, transferring Minebea’s existing business through a company split to MITSUMI or Minebea’s wholly owned subsidiary to be newly established. Minebea and MITSUMI will discuss and determine the details of reorganization, including its specific method timing, by taking into account how they can maximize synergy effects and optimize the management structure for the business following the business integration.

Covenants and Agreements

Preparation for the Integration

Minebea and MITSUMI shall provide information and exchange opinions with each other regarding business strategy and other matters at meetings of the integration preparatory committee. The committee has as its joint chairmen the two companies’ Representative Directors and Presidents, and also has subcommittees that examine the integration of various areas of operations.

Operation of Business

Until the share exchange becomes effective, Minebea and MITSUMI will, and will cause their subsidiaries to, perform their business and administer and manage their properties with the due care of prudent managers in order to enhance the corporate value within their ordinary course of business. Except as otherwise provided for in the agreement, if Minebea or MITSUMI conducts, or causes its subsidiaries to conduct, any act that may materially affect the execution of the integration or the share exchange ratio, such party shall consult with the other party in advance, and upon such consultation, provide at a reasonable time reasonable explanatory materials pertaining to such act.

Cancellation of Treasury Shares

By a resolution of the board of directors on or before the day immediately prior to the effective date of the share exchange, MITSUMI will cancel all of its treasury shares held at the time immediately prior to the acquisition of all of the issued shares of MITSUMI by Minebea through the share exchange.

Duty of Notification

Until the share exchange becomes effective, if the representations or warranties of Minebea or MITSUMI are found to be false or inaccurate, or recognized to be reasonably likely to be false or inaccurate, or if an event that is likely to materially affect the implementation of the integration occurs or is found, Minebea or MITSUMI shall promptly give written notice to the other party to that effect; provided, however, that the notifying party shall not be released from any legal responsibilities, including responsibilities under the business integration agreement for the falseness or inaccuracy of such representations or warranties.

Duty of Exclusive Negotiation

Until the share exchange becomes effective, neither party shall conduct any act that interferes with the examination of the business integration between Minebea and MITSUMI, or directly or indirectly engage in any provision of information, solicitation, consultation, negotiation, act of agreement or formation of contract for transactions that would contradict or conflict with the execution of such integration.

However, if either party receives a proposal for a competing transaction from a third party, and receives advice from external counsel to the effect that the failure to examine such proposal is highly likely to violate the duty of care of a prudent manager or the fiduciary duty of its directors, then such party shall notify the other party of the fact of the receipt of such proposal (including the name of such third party) and the outline of such proposal, and when necessary, shall thereafter promptly report to the other party the details of offers, communications, notices, provided information and other matters from such party together with relevant materials, records and other items and consult in good faith with the other party on the measures to be taken.

Public Announcements

If either Minebea or MITSUMI makes any external public announcement relating to the share exchange agreement or the business integration, it shall consult with the other in advance and agree upon the timing, method, and content of the announcement, and make the announcement in accordance with such agreement.

Representations and Warranties

Minebea and MITSUMI have each made representations and warranties customary in Japan in the business integration agreement, including:

•	its consolidated financial statements for the business year ended on March 31, 2014 and the business year ended March 31, 2015 were prepared in accordance with accounting standards that are generally accepted as fair and appropriate in Japan and each fairly indicates the financial condition and results of operations and the state of cash flows pertaining to the relevant business year in material respects; except as publicly announced by the company, there has been no fact or cause that would have a material adverse effect on the company’s financial condition, results of operations or cash flows or the prospects thereof since April 1, 2015 through the signing of the business integration agreement;

•	there has been no material liability, obligation, debt, or any other responsibility at it and its subsidiaries as of the execution of the business integration agreement, except for that described or reflected in its financial statements described in the previous paragraph and that arising in the ordinary course of business since April 1, 2015; and

•	information disclosed by it to the other party or the other party’s advisors in connection with the business integration are true and accurate in all material respects and, except for matters disclosure of which is restricted by relevant authorities or the like, do not omit information necessary to avoid misunderstanding with respect to any material matters pertaining to it or its subsidiaries.

Bonds with Stock Acquisition Rights

MITSUMI has euro-yen bonds with stock acquisition rights outstanding. In accordance with the share exchange agreement, Minebea shall, upon the share exchange, allot one Minebea stock acquisition right in exchange for each stock acquisition right attached to such bonds that remain issued immediately prior to the effective date of the share exchange. Minebea shall also assume, upon the share exchange, any and all obligations pertaining to the euro-yen bonds with stock acquisition rights that have not been redeemed immediately prior to the effective date of the share exchange. In consideration for Minebea assuming such obligations, MITSUMI shall owe to Minebea obligations in the same amount as such bond obligations.

Capital Policy

Neither Minebea nor MITSUMI shall resolve to distribute any dividend with a record date prior to the effective date of the share exchange, or to acquire shares of its common stock with an acquisition date prior to such effective date unless required to do so under applicable laws.

As an exception, Minebea may distribute dividends (i) to its shareholders or registered pledgees of shares entered or recorded in its final shareholder register as of March 31, 2016 up to the amount of 10 yen per share and 4,193,246,950 yen in total, and (ii) to its shareholders or registered pledgees of shares entered or recorded in its final shareholder register as of September 30, 2016 up to the amount of 10 yen per share and 4,193,246,950 yen in total.

As a further exception, Minebea and MITSUMI shall announce and execute, as necessary, policies for shareholder returns, such as share repurchases, after mutual consultation and examination, by taking into account the profit level per share of Minebea and MITSUMI calculated in light of the dilution due to the increase in the total number of issued shares of Minebea (including potential shares pertaining to the bonds with stock acquisition rights) after the effective date of the share exchange, the business results of Minebea and MITSUMI, synergy effects of the integration between the two companies and other factors.

Conditions to the Share Exchange

The obligations of each of Minebea and MITSUMI to carry out the share exchange are subject to the satisfaction of, among other things, conditions such as the following:

•	the shareholders of MITSUMI have resolved to approve the share exchange by the day immediately preceding the effective date of the share exchange;

•	(in the case of Minebea’s obligations) it is not the case that Mr. Moribe has resigned as MITSUMI’s director for any reason and that Minebea has thereby reasonably determined that it has become objectively difficult in real terms to achieve the purpose of the business integration;

•	with respect to the procedures required by the competition laws of each country that are necessary for the share exchange, all requisite waiting periods have passed, and governmental institutions or other relevant authorities having jurisdiction over those procedures have not issued any cease or desist order or taken any proceedings for a cease and desist order under those competition laws, or taken any similar measures or procedures that would impede the consummation of the share exchange; and

•	there has been no cause that makes it difficult to achieve the purpose of the business integration due to any situation that will be reasonably deemed likely to have a material adverse effect on the other party’s financial condition, results of operations, cash flows, business, or rights or obligations.

Indemnification

If either Minebea or MITSUMI causes any damage, loss, or expense to the other party as a result of or in connection with its failure to perform or comply with its obligations under the business integration agreement or falseness or inaccuracy of its representations and warranties, the breaching party shall indemnify that other party for such damage, loss or expense.

Termination

The agreement will be terminated only before the effective date of the share exchange and only in the event that any of the following events occurs:

(1)	Minebea and MITSUMI agree in writing to terminate the Agreement;

(2)	the Agreement is cancelled by either party due to such reasons as a material breach of the business integration agreement by or bankruptcy of the other party;

(3)	the share exchange is discontinued in accordance with the provisions of the share exchange agreement or the share exchange agreement becomes invalid; or

(4)	it becomes difficult to achieve the purpose of the business integration due to any situation that will be reasonably deemed likely to have a material adverse effect on the other party’s financial condition, results of operations, cash flows, business, or rights or obligations.

BUSINESS OF MINEBEA

Introduction

Minebea Co., Ltd. is a joint-stock company incorporated under the laws of Japan in 1951. Its Tokyo Head Office, its principal place of business, is located at 3-9-6, Mita, Minato-ku, Tokyo 108-8330 Japan. The telephone number of the Tokyo Head Office is (81-3) 6758-6711. Minebea’s agent for service of process in the United States is NMB (USA) Inc., located at 9730 Independence Avenue, Chatsworth, CA 91311, U.S.A.; its telephone number is (818) 709-1770.

Minebea’s shares of common stock are currently listed on the Tokyo Stock Exchange and the Nagoya Stock Exchange.

History and Development

Minebea was incorporated as a specialized manufacturer of miniature ball bearings as Nippon Miniature Bearing Co., Ltd. in July 1951. Minebea became listed on the Tokyo Stock Exchange in August 1961.

In November 1962, Minebea set up a representative office in the United States, its first representative office outside Japan. In September 1968, it created its first overseas subsidiary, Nippon Miniature Bearing Corporation (the present NMB Technologies Corporation) in Los Angeles, California. In October 1981, it changed its company name to Minebea Co., Ltd.

Business Overview

Minebea is a leading manufacturer of a wide variety of high-precision parts such as machined components as well as electronic devices and components, supplying to customers in the office automation and information technology, personal computers and related products, automobile, aerospace, home appliances and other industries.

Minebea’s principal competitive advantages are its ultra-precision machining and mass-production technologies. The use of these technologies in the production of ball bearings and other mainstay products is facilitated by Minebea’s vertically integrated manufacturing system.

Minebea’s business consists of the machined components segment and the electronic devices and components segment. The following table sets forth the revenue for each segment for the periods indicated. The information in the table is derived from Minebea’s management reports, which have been prepared on the basis of Japanese GAAP. For reconciliation of total revenue below to total revenue under IFRS, see Note 6 to Minebea’s audited consolidated financial statements, included elsewhere in this prospectus.

	Fiscal year ended March 31,
	2016		2015
	Revenue	Percentages of total revenue	Revenue	Percentages of total revenue
	(Millions of yen except percentages)
Machined components	163,811	26.8%	155,785	31.0%
Electronic devices and components	445,468	72.8	344,725	68.7
Other*	536	0.1	166	0.0
IFRS adjustments	2,219	0.3	1,434	0.3

Total	612,034	100.0%	502,110	100.0%

*	“Other” refers to business units not included in reportable segments. Their major products are machines produced in-house.

The table below sets forth the major products in each segment:

Machined components segment	Electronic devices and components segment
Ball bearings	HDD spindle motors
Spherical and rod-end bearings	Stepping motors
Roller bearings	Brushless DC motors
Bushings	Brush DC motors
Pivot assemblies	Fan motors
Mechanical assemblies	Rotation angle sensors
Aerospace and automotive fasteners	LED backlights
Sensing devices
Defense related special components

Minebea has subsidiaries in Japan, China and Thailand as well as several countries in Europe and the U.S. It also has an associate in Korea, which it accounts for under the equity method.

Below is a table of Minebea’s consolidated revenue by geographical area for the fiscal years ended March 31, 2016 and 2015:

	Japan	China	Thailand	U.S.	Others	Total
	(in millions of yen)
Fiscal year ended March 31, 2016	81,261	184,074	58,241	157,248	131,210	612,034
Fiscal year ended March 31, 2015	107,358	164,641	70,735	42,528	116,848	502,110

Strategy

Minebea has announced a mid- to long-term business plan to aim towards “1 trillion yen in sales and/or 100 billion yen operating income by the fiscal year ending March 31, 2021.” In order to strive towards this target, Minebea will endeavor to further strengthen the machined components segment, which enjoys steady growth and high margins, and the electronic devices and components segment, which is characterized by high growth and significant contribution to profits. The three goals or initiatives are as follows:

•	Boost integration of Minebea’s vertical and horizontal strengths. Minebea’s vertical strength comes from such things as its vertically integrated production system, which includes everything from design and R&D to die production and repair, in-house manufacturing and assembly of components, as well as the ability to meet demands for flexible pricing. Its horizontal strength derives from the synergetic effects produced by its wide array of products and technologies coupled with its ability to meet customer needs;

•	Cultivate demand in existing product markets and expand assembly business to increase sales; and

•	Enhance R&D and sales of new electro mechanics solutions products that combine both elemental technologies such as optical and network technologies, as well as assembly capabilities.

Business

Machined Components Segment

In the machined components segment, Minebea manufactures and sells bearings (including ball bearings, spherical and rod-end bearings, roller bearings and bushings), bearing-related products (including pivot assemblies and mechanical assemblies), and machined components (including fasteners). The machined components segment accounted for 26.8% and 31.0% of Minebea’s consolidated revenue for the fiscal years ended March 31, 2016 and 2015, respectively.

The primary products in this segment are described below.

Ball Bearings

Ball bearings are the main product line in the machined components segment. They comprise an outer ring, inner ring, balls, retainers, shields and snap rings. Essential to high-precision rotary components, ball bearings determine rotational accuracy, and are used in all mechanisms that rotate, including household electrical appliances, automobiles, office automation equipment and electric power tools.

Minebea manufactures more than 8,500 different types of miniature and small-sized ball bearings, most of which have external diameters of 22mm or less. Minebea manufactures specialized products such as integrated-shaft ball bearings, which have two raceways, or the circular grooves that contain the ball sets, on the shaft, thereby allowing for the integration on the inner ring and shaft of two ball bearings. This facilitates more precise rotation than is possible with two independent ball bearings, making integrated-shaft ball bearings particularly suited to applications such as cylinder units for video cameras.

The precision of a ball bearing is determined by several factors, including the raceway roundness of the inner and outer rings, the sphericity of the balls, other aspects of the quality of the balls and the quality of the raw materials used in each of the bearing’s parts. Because miniature ball bearings may affect the performance of machines on which they are installed even if a slight error exists, Minebea controls polishing at the minimum unit of 0.00001mm with regard to surface roughness. Improving precision on bearings demands uncompromising strictness on all counts. Building on expertise amassed over 50 years, Minebea has developed high-precision machining equipment, sophisticated maintenance technologies and efficient plant-line layouts, enabling it to produce all parts for its bearings in-house and to continue to aim for higher levels of precision.

Spherical and Rod-End Bearings

Spherical bearings are self-aligning bearings used extensively on driven parts in aerospace, automobiles, railways and industrial machines. Minebea’s spherical bearing offerings include teflon bearings that have a self-lubricating function and metal to metal bearings that perform well under static and high load environments.

Used in aircraft components, such as wing flaps, engine and wing mounts and hatches, rod-end bearings are spherical bearings that function as joints. These bearings are also used extensively in helicopters, trains, automobiles, electric power plants, construction machineries, ships, entertainment equipment and aerospace-related products.

Roller Bearings

Minebea offers two types of roller bearings. One is self-aligning roller bearings with rollers held by retainers between inner races and outer races. These can take the form of single or double row bearings. The main characteristic of this product is the low starting torque when compared to ordinary spherical and rod-end bearings. The technology lends itself to critical aircraft applications such as flight control.

The other type is roller bearings that feature a roller housed between the inner and outer rings. These are used primarily in aircraft engines.

Bushings

Bushings are another type of bearing that does not use ball sets, but rather simply by their shape provide a bearing surface for rotary applications. Bushings are used in a variety of mechanical moving parts on both rotary and fixed-wing aircraft. For example, they are used in helicopters, primarily in the main rotor axes, and in landing gear for fixed wing aircraft. Minebea’s bushings apply originally-developed teflon liners to the inside of the bore and edge faces to allow for rotation without the need for lubricating agents.

Pivot Assemblies

Pivot assemblies, which combine ball bearings between shafts and sleeves, are support bearings that are fitted into the base of actuators to position HDD magnetic heads.

Mechanical Assemblies

Minebea offers a wide range of precision mechanical assemblies, or PMAs, that incorporate high-precision Minebea ball bearings. Minebea’s PMAs provide both high precision and high product quality by making effective use of super-precision machining technology and specialized knowledge in bearing assemblies accumulated through in-house ball bearing development and production. Mechanical assemblies products include:

•	Tape guides: Tape guides are components for tape drives mounted in large-capacity memory storage devices, such as servers. They use Minebea’s in-house high-precision bearings that incorporate its advanced technology and expert knowledge.

•	Pulleys: Minebea makes pulleys of a variety of types of materials and shapes through techniques such as press-fitting, bonding or resin molding them onto the outer race, or rim, of miniature ball bearings. These use high-precision in-house manufactured bearings designed for high quality and cost-competitiveness.

Aerospace and Automotive Fasteners

Fasteners are mechanical components used to fasten one object to another. Minebea’s fasteners are used mostly in the aerospace and automotive industries. Aerospace and automotive fastener products include:

•	Bolts: Bolts are the most typical examples of fasteners used for assembling engines and fuselage panels. They are manufactured from a variety of materials in order to meet application requirements. For example, for assemblies requiring high tensile strength and fatigue strength, high-tension (up to 260ksi) bolts are suitable; for applications involving high temperatures and corrosive conditions, nickel alloys and heat/corrosion-resistant steels are chosen; and if weight is critical, titanium alloys are employed.

•	Nuts: Minebea offers various self-locking nuts, such as 6-point nuts, 12-points nuts and floating nuts (one lug or two lug). They are made of various alloys, as well as heat-resistant and corrosion-resistant steels. To prevent galling, molybdenum disulfide lubricant is used, and silver plating is applied if the nuts are to be exposed to high temperatures.

•	Recess screws: Recess screws are bolts that have a dovetail groove at the base of the head recess. Recess screws play an important role in the high-torque fastening of fuselage exterior panels and other applications.

Electronic Devices and Components Segment

In the electronics devices and components segment, Minebea manufactures and sells rotary components (constituting mostly small-sized motors), electronic devices (such as LED backlights), and sensing devices (such as sensors for various purposes). The electronic devices and components segment accounted for 72.8% and 68.7% of Minebea’s consolidated revenue for the fiscal years ended March 31, 2016 and 2015, respectively.

The primary products in this segment are described below.

HDD Spindle Motors

HDD spindle motors are high-speed motors used to rotate HDDs. The precision of these motors determines the capacity and speed of HDDs, making these components critical to HDD performance. Accordingly, these motors need to offer superior performance in terms of rotational speed, so that processing time is reduced, and low non-repeatable run outs, so that the magnetic head deviates less frequently from the data tracks.

Stepping Motors

Stepping motors are motors that employ driver circuits and which are designed to rotate at fixed angles. They are used, for example, in the paper-feeding devices of printers, copy machines, facsimiles and similar equipment, as well as in speedometers and air conditioners of automobiles, home appliances and industrial equipment. PM stepping motors use a permanent magnet, or PM, as a rotor, while hybrid-type stepping motors combine a rotor with a PM and a gear-shaped magnetic core. Minebea also manufactures stepping motors which are very small in diameter that are used in lens barrels of digital cameras to stabilize images and drive auto-focus functionality, and in optical disc drives to actuate the pickup lens.

Brushless DC Motors

Brushless DC motors use driver circuits instead of brushes and commutators to switch direction. With no deterioration of brushes and commutators, brushless DC motors generate less noise and have a longer product life than brush DC motors, although the driver circuits make them more expensive than brush DC motors. Minebea’s brushless motors are used in such areas as office automation equipment, for example the printing mechanisms of laser printers as well as home appliances and car audio systems.

Brush DC Motors

Brush direct current, or DC, motors are an internally commutated electric motor designed to be run from a direct current power source. When powered, a magnetic field is generated around the armature, and DC commutators that “brushes,” or electrical contacts, press against make the current periodically reverse in direction, thus causing the motor to continue to rotate in the same direction. As no driver circuit is necessary to alternate the current direction, brush DC motors are relatively inexpensive, enabling them to be used in a wide variety of products.

Fan Motors

Fan motors are motors that rotate fans. These fans are used to cool the inside of PCs and other office automation equipment by directing heat outside. Minebea offers its fan motors together with cooling circuitry as part of a fan unit for data transmission and processing devices. These units, which Minebea calls “Heat Management System Modules,” represent an integration of Minebea’s thermal management expertise and capabilities in fan motor, power management and controller design.

Rotation Angle Sensors

Rotation angle sensors are sensors that detect motor rotations and rotation speeds and control the drive motor. They make detection of precise rotation angle and speeds possible even under poor conditions, and are thus used in electric vehicles and aircrafts.

LED Backlights

Minebea’s back-lighting devices for color liquid-crystal displays for smartphones and other personal handheld devices comprise white light-emitting diode chips and transparent plastic panel made from micron-size prisms, offering superior brightness and performance. The majority of Minebea’s LED backlights serve the high-end LED backlight market, the demand for which is mainly driven by demand for high-end smartphones and tablets. In order to address both the shift in global smartphone demand towards mid-range devices, as well as the increased use of OLED displays as an alternative to liquid-crystal displays using LED backlights in the smartphone and tablet industry, Minebea seeks to increase its market share in the mid-range device market, by promoting high-performance components for mid-range smartphones, while maintaining its position in the high-end device market through the development of ultra-thin LED chips and optical sheets, with the aim of keeping a competitive edge over OLED technology.

Sensing Devices

Minebea’s sensing device products include:

•	Strain gages: Strain gages consist of a very fine metallic foil etched in a grid pattern, which is bonded to a device and used to electronically measure the strain, or amount of deformation of the device when weight or pressure is applied.

•	Force sensors: Force sensors are sensors for mass production of various consumer goods that use strain gages.

•	Load cells: Load cells use strain gages to convert weight into electrical output.

•	Pressure sensors: Pressure sensors are sensors that measure pressure as electric signals using strain gages.

•	Torque transducers: Torque transducers are sensors for torque measurement that measure torsion in various driving parts such as engines and transmissions using strain gages.

•	Vector sensors: Vector sensors are sensors that detect translation power in three directions. Given their simple structure, they can be made smaller and thus are well suited for detecting such things as gripping force.

•	Tensile and compression testing machines: Tensile and compression testing machines are used to measure the amount of stretch and contraction of devices using strain gages.

•	Digital indicators: Digital indicators are devices that digitally display numerical measurements and are used in Minebea’s load cells, transducers and other sensing devices.

Defense-Related Special Components

Minebea’s products in this segment also include defense related special components, sold to the Japanese Ministry of Defense, Japanese Police Agency and Japanese defense-related components manufacturers.

Seasonality

Minebea generally experiences decreased revenue in the fourth quarter of its fiscal year, primarily due to seasonal demand related to the holiday season in the third quarter and the subsequent decline in demand in the fourth quarter due to, among other reasons, Lunar New Year.

Raw Materials

Minebea purchases a variety of raw materials and other materials for its businesses. Minebea’s principal raw materials include steel, resin, oil, magnet wire and magnet powder. Minebea has multiple supply sources for each of its major requirements, and it seeks to avoid being significantly dependent on any one or a few suppliers. The price of these raw materials and other materials fluctuates depending on market conditions.

Competition

Minebea is exposed to intense global competition with large manufacturers that produce similar products. In addition, Minebea faces competition from lower-priced products made by regional companies.

Sales and Marketing

Minebea generally sells its products directly to its customers through sales subsidiaries. As an exception, products with standard specifications that are sold at small quantities at a time, such as ball bearings, spherical and rod-end bearings and AC fan motors, are sold through distributors. In addition, Minebea sells its products to certain smaller customers through specified distributors.

Intellectual Property

Minebea’s success and competitive position depend on a number of patents, licenses and trade secrets relating to its manufacturing and sales processes and products. While it believes all of its intellectual properties are important, Minebea believes that neither the expiration nor termination of any specific intellectual property would have a significant impact on Minebea’s entire operation.

The following table sets forth information, as of March 31, 2016, with respect to Minebea’s significant license agreements through which Minebea utilizes third-party intellectual property.

Counterparty	Country	Contents	Period
International Business Machines Corporation	United States	Copyright regarding operability of pointing stick mounted in the computer keyboard	From August 19, 1994 to date of expiration of patent

The Boeing Company	United States	Production technology regarding multiple bomb suspension device MER-200 (P)	From June 19, 1995 to June 30, 2025

Papst-Motoren GmbH & Co. KG	Germany	Production technology regarding precision motor	From June 19, 1995 to date of expiration of patent

EDO Corporation	United States	Production technology regarding bomb rack unit BRU-47	From February 3, 1997 to November 30, 2022

Seagate Technology Inc.	United States	Production technology regarding fluid bearing and spindle motor for hard disk drive with fluid bearing, etc.	From February 29, 2000 to date of expiration of patent

Nidec Corporation	Japan	Cross license agreement for fluid dynamic bearing and spindle motor for hard disk drive	From December 18, 2004 to date of expiration of patent

Panasonic Corporation	Japan	Patent licensing regarding fluid bearing motor for hard disk drive	From April 1, 2012 to March 31, 2017 (with automatic renewal)

Panasonic Corporation	Japan	Patent licensing regarding fan motor and brushed DC motor	From February 1, 2013 to January 31, 2014 (with automatic renewal)

Panasonic Corporation	Japan	Patent licensing regarding polygon motor, power brushless motor and small brushless motor	From February 1, 2013 to date of expiration of patent

Counterparty	Country	Contents	Period
SAP Japan Co., Ltd.	Japan	Licensing of SAP software and support agreement	From September 29, 2014 to December 31, 2015 (with automatic renewal)

Accenture Japan, Ltd.	Japan	Outsourcing basic agreement regarding the basic items of SAP adoption project of the Minebea group	From January 19, 2015 to January 18, 2016 (with automatic renewal)

Minebea’s business relies in part on manufacturing technologies in its products and processes, and on its ability to obtain patents, licenses and other intellectual property rights over such technologies from third parties. While Minebea believes all of its intellectual properties are important, it believes that neither the expiration nor termination of any specific intellectual property would have a significant impact on its overall operations. Similarly, none of its industrial, commercial or financial contracts are material to Minebea’s business or profitability.

Regulation

Minebea’s business activities are subject to various governmental regulations in the jurisdictions in which it operates, including those relating to customs, import and export control, foreign exchange controls, competition or antitrust, intellectual property, protection of the environment, product safety and labor.

In Japan, Minebea is subject to environmental regulation under the Air Pollution Control Law, the Water Pollution Control Law, the Wastes Disposal and Public Cleaning Law, the Law for the Promotion of Effective Utilization of Resources, the Basic Law for Establishing a Recycling-based Society and other laws. Minebea is also subject to local regulations which in some cases impose requirements more stringent than the national requirements. However, Minebea currently does not believe that these regulations have a significant impact on its operations as it does not use large volumes of hazardous or toxic chemicals to manufacture its products or dispose of large amounts of waste into the environment.

Minebea’s overseas operations are also subject to environmental regulations. Its operations in the United States, for example, are subject to extensive federal and state environmental laws and regulations. Its operations in the European Union, or the EU, are also subject to EU and national environmental laws and regulations. Any electronic or electrical equipment sold in the EU is subject to the Restriction of Hazardous Substances Directive (RoHS) 2002/95/EC. This Directive indicates that any products entering the EU must comply with its limits on the content of certain hazardous substances.

In addition, as part of a concerted effort worldwide to reduce energy consumption, CO2 emissions and the impact of industrial operations on the environment, various regulatory authorities in many jurisdictions have introduced or are planning legislation to encourage the manufacture and use of higher efficiency motors. The United States and Canada are international leaders in terms of setting electric motor energy efficiency standards, as they introduced regulations for motors in the late 1990s, followed by China in 2002. The European Union passed minimum energy performance standards legislation for electric motors in 2009 as an implementing measure under the Eco-design Directive. Australia, South Korea, Brazil, Mexico, Taiwan and several other countries with large electricity consumption from electric motors have already adopted minimum energy performance standards.

Organizational Structure

The following table presents Minebea’s significant consolidated subsidiaries as of March 31, 2016:

Name	Country of residence	Main business	Voting rights owned directly or indirectly by Minebea (%)
NMB Sales Co., Ltd.	Japan	Sale of machined components and electronic devices and components	100.0
DAIICHI PRECISION MOLD CO., LTD.	Japan	Manufacture and sale of molds and related products	100.0
NMB-Minebea Thai Ltd.	Thailand	Manufacture and sale of machined components and electronic devices and components	100.0
MINEBEA ELECTRONICS & HI-TECH COMPONENTS (SHANGHAI) LTD.	China	Manufacture and sale of bearings and fan motors, etc.	100.0
MINEBEA (HONG KONG) LIMITED	China	Sale of bearings and electronic devices and components	100.0
MINEBEA ELECTRONICS MOTOR (ZHUHAI) CO., LTD.	China	Manufacture of electronic devices and components	100.0
MINEBEA ELECTRONICS DEVICES (SUZHOU) LTD.	China	Manufacture of electronic devices and components	100.0
NMB SINGAPORE LIMITED	Singapore	Manufacture and sale of bearings and electronic devices and components	100.0
MINEBEA ELECTRONICS MOTOR (MALAYSIA) SDN. BHD.	Malaysia	Manufacture and sale of electronic devices and components	100.0
MINEBEA (CAMBODIA) Co., Ltd.	Cambodia	Manufacture of electronic devices and components	100.0
NMB KOREA CO., LTD.	South Korea	Sale of bearings and electronic devices and components	100.0
MOATECH CO., LTD.	South Korea	Manufacture and sale of electronic devices and components	50.9
New Hampshire Ball Bearings, Inc.	United States	Manufacture and sale of bearings	100.0
NMB Technologies Corporation	United States	Sale of bearings and electronic devices and components	100.0
NMB-MINEBEA UK LTD	United Kingdom	Manufacture and sale of rod-end bearings	100.0
Precision Motors Deutsche Minebea GmbH	Germany	Development, manufacture and sale of HDD spindle motors	100.0
NMB-Minebea-GmbH	Germany	Sale of bearings and electronic devices and components	100.0
myonic GmbH	Germany	Manufacture and sale of bearings and components	100.0
Sartorius Mechatronics T&H GmbH	Germany	Manufacture and sale of electronic devices and components	51.0
Sartorius Mechatronics C&D GmbH & Co. KG	Germany	Manufacture and sale of electronic devices and components	51.0
Sartorius Industrial Scales GmbH & Co. KG	Germany	Manufacture and sale of electronic devices and components	51.0
NMB ITALIA S.R.L.	Italy	Sale of bearings and electronic devices and components	100.0
NMB Minebea SARL	France	Sale of bearings and electronic devices and components	100.0

Property, Plant and Equipment

As of March 31, 2016, Minebea’s business operations were conducted through more than 10 principal manufacturing facilities in Japan and in other countries. Of these, six are facilities for manufacturing bearings, all of which conduct vertically integrated production, which encompasses all processes, from machining to final assembly and testing. These plants also utilize mass-production technologies and production lines developed at Minebea’s parent plants in Japan.

The following table sets forth information with respect to Minebea’s principal property, plant and equipment as of March 31, 2016:

Location	Principal function	Land space (Thousands of square meters)
Japan
Minato-ku, Tokyo	Head office	2
Miyota-machi, Kitasaku-gun, Nagano	Production facility for bearings and precision small motors	133
Fujisawa, Kanagawa	Production facility for fasteners and sensing devices	74
Fukuroi, Shizuoka	R&D and design facility for electronic devices and components as well as precision small motors	154
Annaka, Gunma	Production facility for bearings and specialized components	58
Kashiwazaki, Niigata	Production facility for laminate precision molded glass	13	*

Outside Japan
Thailand	Production facilities for bearings, pivot assemblies and small motors	1,668
China	Production facilities for bearings, fan motors and LED backlights	511	**
Cambodia	Production facility for information motors and LED backlights	200
U.S.A.	Production facilities for bearings	278
Singapore	Production facilities for bearings	87

*	Leased property
**	Production facility for LED backlights is on 16 thousand square meters of leased property.

In terms of future plans for investment, in order to respond to the increasing demand from customers in the aircraft industry, Minebea plans to invest more than 10 billion yen through 2020 in plants in Fujisawa, Japan and Lop Buri, Thailand to expand production capacity for its aircraft parts business.

Employees

Minebea had 62,480 and 63,967 full-time employees on a consolidated basis, of which 17,592 and 18,301 employees belonged to the machined components segment and 44,096 and 44,888 employees belonged to the electronic devices and components segment as of March 31, 2016 and March 31, 2015, respectively. Minebea considers its labor relations to be good.

Legal Proceedings

Competition Law

Certain consolidated subsidiaries of Minebea have been investigated by South Korean, U.S., and Singapore competition authorities for the alleged infringement of competition laws related to the trading of small-sized ball bearing products, among others. The Korea Fair Trade Commission, or the KFTC, issued an order for corrective action to Minebea and its South Korean subsidiary in November 2014 for violating the Monopoly Regulation and Fair Trade Act, a competition law, in connection with the trading of small-sized ball bearings in South Korea. Minebea was fined a total of 4,912 million won and recorded a charge of 527 million yen in other expenses. On September 11, 2015, the Seoul Central District Prosecutor’s Office brought charges against the two companies concerning the violation of the Korea Fair Trade Act in relation to the trading of small-sized ball bearings in Korea. On October 30, 2015, the Seoul Central District Court issued a judgment sentencing Minebea and its South Korean subsidiary to fines totaling 170 million won; Minebea recorded a charge of 18 million yen in other expenses, and was settled in the year ended March 31, 2016.

Minebea reached an agreement in February 2015 with the U.S. Department of Justice and pleaded guilty to violating U.S. antitrust laws concerning the sale of certain small-sized ball bearing products. Minebea paid a fine totaling 13.5 million dollars, and as a result, recorded a charge totaling 1,610 million yen in other expenses, and was settled in the year ended March 31, 2016.

Minebea and certain subsidiaries are also cooperating with competition authorities in Singapore in investigations there. On May 4, 2016, Minebea received a notice, dated May 4, 2016, from the Singapore authorities stating that it will be closing its investigation without making any decision as to whether there was a violation of competition law. No fines were imposed against Minebea by the Singaporean authorities.

A class action suit in relation to the investigations of these cases has been brought in Canada against Minebea. Depending on the outcome of this lawsuit, Minebea may incur losses. However, Minebea can neither measure the amount of said losses with sufficient reliability at this time nor determine whether they will affect Minebea’s operating results or financial position.

Thailand Tax Law

NMB-Minebea Thai Ltd., a subsidiary located in Thailand, has been in a dispute with the Revenue Department of the Kingdom of Thailand in relation to a revised assessment of income tax liability in August 2008. NMB-Minebea Thai Ltd. won the case at the Central Tax Court of the Kingdom of Thailand on October 13, 2010. Subsequent to the ruling of the Central Tax Court in 2010, the Revenue Department had appealed to the Supreme Court of the Kingdom of Thailand on December 9, 2010. On May 16, 2016 the Supreme Court made its judgment on the dispute in favor of the Revenue Department, which resulted in the dismissal of the claim made by the subsidiary. As a result, Minebea recorded a total of 2,068 million yen as income tax payable and other current liabilities in its consolidated statements of financial position.

BUSINESS OF MITSUMI

Introduction

MITSUMI ELECTRIC CO., LTD. is a joint stock company under the laws of Japan, and traces its roots back to Mitsumi Electric Seisakusho, which was formed in 1954. In 1962, to change the par value of its shares, Mitsumi Electric Seisakusho merged into what is now MITSUMI ELECTRIC CO., LTD. MITSUMI’s business activities consist of the manufacture and sale of parts for electrical and communications equipment.

Committed to supplying electronic components that meet the needs of the market and to the development of “anticipatory” electronic components that open new vistas in electronics, MITSUMI draws upon a wealth of experience, technology and ideas that it possesses as a general electronics component manufacturer to make broad contributions to further advances in electronics. As an original design manufacturer, it also relies on its vertical integration capabilities to supply advanced electronic solutions.

As of March 31, 2016, MITSUMI had 20 consolidated subsidiaries. These include manufacturing subsidiaries in Taiwan, the Philippines, Malaysia, Thailand, China and Mexico, as well as sales subsidiaries in Germany, the United States, South Korea, China (including Hong Kong) and Singapore.

MITSUMI has one operating segment, which is its reportable segment, based on how management reviews information for operational decision-making about allocation of resources and assessment of performance. In the fiscal years ended March 31, 2016 and 2015, MITSUMI had consolidated revenue of 162.1 billion yen and 154.0 billion yen, respectively.

Strategy

MITSUMI’s medium-term strategy focuses on means of improving revenue to enhance consolidated earning capacity. To this end, it intends to focus management resources on growing markets such as the market for electrical parts for information and telecommunications equipment, such as smartphones and tablets, the market for components for car-mounted devices, in which further computerization and information networking has been advanced, and the market for healthcare and home appliances markets-related parts, in which MITSUMI expects demand to increase.

Products

MITSUMI’s primary products in the electrical and communication equipment parts business are described below.

Semiconductor Devices

MITSUMI manufactures and sells a variety of semiconductor products that are necessary for electronic products such as communications equipment, digital audiovisual equipment, office automation equipment and measuring equipment. Principal semiconductor device products include system reset semiconductors and battery-related semiconductors as well as lithium ion battery protection modules for handheld devices. Going forward, MITSUMI will focus on battery-related semiconductors and analog semiconductors, areas in which MITSUMI believes it has an advantage over its competitors.

Optical Devices

MITSUMI’s principal optical device products include camera modules. It is striving to expand its business into areas such as mobile phones, web cameras and in-vehicle equipment by employing its optical and mechatronic technologies. By continuing to develop its super-precision machining and assembly technology, MITSUMI hopes to expand the markets for its products as well as develop new products.

Mechanical Parts

MITSUMI offers a variety of mechanical parts, ranging from key components such as microactuators, optical image stabilizers, connectors, switches, coils and motors to various assembled products. These are used in such areas as digital audiovisual equipment, entertainment devices and in-vehicle equipment, where MITSUMI believes there is solid growth in demand for such components. MITSUMI is continuing to develop its precision machining and assembly technology in its key component business, such as for microactuators, connectors and switches, in order that it will be able to continue to introduce small, highly functional and cost-competitive products into the market.

High-Frequency Parts

MITSUMI’s high-frequency parts employ its high-frequency technologies, and include such products as antennas for GPSs and satellite broadcasts, wireless modules and digital network equipment. MITSUMI intends to expand its business in this field as it expects that demand for wireless module products in areas such as in-vehicle equipment and mobile devices, and for antennas for in-vehicle equipment, will expand.

Power Supply Parts

MITSUMI offers a wide variety of power supply parts, such as adaptors, chargers and internal power supplies, for use in such devices as digital audiovisual equipment, mobile devices and entertainment devices. Its internal power supply products include super-thin, high-efficiency power supplies for such markets as liquid crystal televisions and copiers, while its AC adaptor products include small, high-efficiency chargers for mobile devices and digital audiovisual equipment. Given the range of devices for which power supply products can be used, MITSUMI believes that demand for such products will expand over the long term. MITSUMI also intends to expand its business in this area by introducing new products such as power supplies for LED lighting.

Competition

MITSUMI faces intense price competition in the electrical and communications equipment parts business from several large established players in advanced economies as well as from players in the Asia-Pacific region, including Chinese, Taiwanese and Korean components manufacturers, which are gradually increasing their global market shares.

MINEBEA MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Minebea is a leading manufacturer of a wide variety of high-precision parts. Its business primarily consists of:

•	the machined components segment, which accounted for 26.8% and 31.0% of revenue for the fiscal years ended March 31, 2016 and 2015, respectively. The major products of this segment are ball bearings, spherical and rod-end bearings, roller bearings, bushings, pivot assemblies, mechanical assemblies, as well as aerospace and automotive fasteners; and

•	the electronic devices and components segment, which accounted for 72.8% and 68.7% of revenue for the fiscal years ended March 31, 2016 and 2015, respectively. The major products of this segment are brush DC motors, brushless DC motors, stepping motors, fan motors, HDD spindle motors, precision motor, LED backlights, sensing devices and defense related special components.

See “—Results of Operations—Segment Information” for further information concerning these two segments, including their contribution to consolidated total operating income.

Minebea has subsidiaries and affiliates in Japan, the U.S. as well as several countries in Asia and Europe. In particular, a substantial majority of Minebea’s production takes place in Asia ex-Japan; Thailand is Minebea’s largest manufacturing base, with China second.

Minebea’s customers are primarily in the office automation and information technology, personal computers and related products, automobile, aerospace and home appliances industries. Many of them are expanding their production bases beyond Japan, Europe, and the Americas. This expansion has been directed particularly toward China and other parts of Asia, which explains why sales in China (including Hong Kong), accounting for 30.1% and 32.8% of revenue for the fiscal years ended March 31, 2016 and 2015, respectively, were the highest. Minebea’s second-largest geographic market for the fiscal year ended March 31, 2016 was the U.S., which accounted for 25.7% of revenue during that fiscal year, and for the fiscal year ended March 31, 2015 was Japan, which accounted for 21.4% of revenue during that fiscal year. The remainder of sales came from Thailand, Europe and elsewhere.

With respect to the overall economy, the weak yen, high share prices and low oil prices were initially expected to fuel Japan’s economy during the fiscal year ended March 31, 2016. However, from the spring to the summer, consumer spending, capital expenditures and exports remained stagnant, while in the second half of the fiscal year a slowdown in China and other emerging economies, falling resource prices, and a rising yen cast a shadow over the Japanese economy. The U.S. economy continued to grow mainly in the household sector due to the robust performance of the service industry and a better job market. Despite declining exports to non-EU countries, local consumption kept the European economy moving forward on a moderate upward trajectory. In Asia, excess production capacity and slowing investment in real estate development in China led to greater economic uncertainty. Although ASEAN countries, whose economies rely largely on China, did not have increased exports to China, they did experience moderate economic recoveries due partly to public investments, measures to spur consumption, and other initiatives.

With respect to the fiscal year ending March 31, 2017, while Minebea expects demand for its products to remain generally strong across the globe, concerns over monetary and fiscal policies as well as a quick appreciation of the yen may adversely impact the Japanese economy. Fueled by consumer spending, Minebea believes the U.S. economy will continue to gradually rebound. In Europe, although domestic demand is expected to keep the economy moving forward on a moderate upward trajectory, the economic outlook is clouded by such geopolitical issues as the influx of refugees into Europe as well as Brexit. The Asian economy meanwhile is expected to lose steam due in part to China’s slowing growth rate.

Under these circumstances, Minebea has been concentrating on cutting costs, creating high-value-added products, developing new technologies, and enhancing its marketing approach to improve profitability even further.

Revenue for the fiscal year ended March 31, 2016 increased by 21.9% to 612.0 billion yen compared to the previous fiscal year, due mainly to higher sales prices of Minebea’s LED backlight products. Prices increased principally due to the higher costs for third-party-manufactured components used in those products. Operating income increased by 10.1% to 55.2 billion yen compared to the previous fiscal year, due mainly to the increase in profit margins in the highly profitable machined components segment. Another factor is that additional impairment concerning certain assets in the electronic devices and components segment was recognized in the fiscal year ended March 31, 2015 but not in the fiscal year ended March 31, 2016.

Demand for such LED backlights remained sluggish in the first quarter of the fiscal year ending March 31, 2017, and the outlook for the smartphone market, as well as the reaction of Minebea’s customers that are smartphone manufacturers in response thereto, is unclear. This is one factor that leads Minebea to expect that revenue and operating income for the fiscal year ending March 31, 2017 will be lower compared to the fiscal year ended March 31, 2016, notwithstanding its expectation that sales of a number of its other products, such as ball bearings, motors and sensing devices, will increase. On the other hand, Minebea believes that the capital expenditures that will be necessary for the manufacture and sale of such products, as well as the related depreciation expenses, should decrease in the fiscal year ending March 31, 2017, compared to the previous fiscal year, which should enhance the competitiveness of this business.

Another factor that causes Minebea to believe that revenue and operating income will be lower in the fiscal year ending March 31, 2017 than the previous fiscal year is the appreciation of the yen against currencies such as the U.S. dollar, the Thai baht, the euro and the Chinese renminbi. Especially as Japanese yen is the reporting currency for Minebea’s financial statements, the appreciation of the Japanese yen against foreign currencies will reduce such foreign-currency-denominated revenue and operating income in terms of Japanese yen.

Factors Affecting Minebea’s Financial Results

Minebea’s financial condition and results of operations have been and will continue to be materially affected by a number of factors and developments, some of which are outside of its control, including the following:

•	Revenue

•	Sales Prices

•	Component Costs

•	Competition

•	Sales Volume

•	Demand

•	Products and Technologies Innovation

•	Business Combinations and Alliances

•	General Economic Conditions

•	Costs and Expenses

•	Research and Development Expenses

•	Costs of Raw Materials and Components

•	Business Combinations and Alliances

•	Exchange Rate Fluctuations

The following is a description of the key factors that affect Minebea’s results of operations.

Revenue

Substantially all of Minebea’s revenue consists of product sales. Minebea’s revenue from product sales is a function of the sales prices of its products and the volume of products sold. The principal factors affecting Minebea’s sales prices and sales volumes are described in turn below.

Sales Prices. When negotiating the sales prices of its products with its customers, Minebea considers, among other factors, the impact of component costs and competition on both consumer demand and Minebea’s operating margins.

•	Component Costs. The costs of the components that Minebea uses in its products influence the prices Minebea charges for its products. In particular, the use of high-end components in Minebea’s manufacturing processes can have a significant impact in driving sales prices upwards. For example, Minebea’s new ultra-thin LED backlights for smartphones required Minebea to purchase more high-end components from third parties than previous models; this led to a significant increase in sales prices for LED backlights in the fiscal year ended March 31, 2016.

•	Competition. Competition is another factor impacting the prices Minebea charges for its products. Competition in the industry is primarily based on price, technology, quality and delivery. Minebea generally operates in high-end product markets, and thus its prices reflect high-end quality. Minebea is exposed, however, to intense global competition with large manufacturers that produce similar products. In addition, Minebea faces competition from lower-priced products made by regional companies, affecting its ability to compete and straining prices and margins.

Sales Volume. Minebea’s sales volumes depend on a number of factors, including overall demand for the types of products Minebea sells, product and technological innovation, as well as business combinations and alliances.

•	Demand. Minebea’s sales are affected by the changes in the demand for the types of products it sells, in particular the following:

•	LED backlights. The majority of Minebea’s LED backlights are part of the high-end LED backlight market, the demand for which is mainly driven by demand for high-end smartphones and tablets. Based on current trends, sales of high-end smartphones are expected to grow at a slower pace in the medium term, following the shift in global demand towards mid-range devices. The future of high-end LED backlights has been further challenged by the increased use of OLED displays, an alternative to LCD displays which require LED backlights, in the smartphone and tablet industry. To address these trends, Minebea seeks to increase its market share in the mid-range device market, by promoting high-performance components for mid-range smartphones, while maintaining its leading share in the high-end device market through the development of ultra-thin LED chips and optical sheets with the aim to keep a competitive-edge over OLED technology.

•	Miniature ball bearings. The growing demand for high-end miniature ball bearings has fueled Minebea’s revenue and profits in recent years. The demand for high-end miniature ball bearings derives from their use in various industries including automotive, household electrical appliances and information and telecommunication industries. Such demand is expected to remain strong over the coming years due to increased sales of smaller, sophisticated and more energy-efficient products and components across many industries.

•	Rod-end bearings and fasteners. Minebea’s sales of aircraft rod-end bearings and fasteners have been growing along with the growth of the civil aviation market, where demand was particularly strong for new energy-efficient aircraft in recent years. In the upcoming years, Minebea expects sales of rod-end bearings and fasteners to continue to grow in conjunction with increased commercial aircraft orders from airlines companies, which are benefitting from higher profits due to increased air traffic and lower fuel costs.

•	HDD-related products. The demand for HDD pivot assemblies and HDD spindle motors is primarily driven by HDD market conditions. Over the past two years, HDD shipments have been gradually declining due to sluggish PC sales, solid state drives, or SSDs, eroding the market share of HDDs in the mobile device market, and the general shift towards cloud computing. However, demand for high-end HDDs is expected to grow further as cloud data storage needs continue to increase. Minebea is focusing on this high-end niche market.

•	Products and Technologies Innovation. Minebea’s ability to generate further growth will depend on its ability to innovate and keep pace with its customers’ launches of new products and advances in technologies. In the machined components segment, Minebea has been cultivating a wide range of applications for miniature bearings in various industries in order to capture further market share. In the electronic devices and components segment, Minebea has been developing ultra-thin LED backlights needed to produce high-definition, lightweight smartphones with large battery capacity. Minebea has made aggressive investments to boost its production capacities in Thailand, Cambodia and China to sharpen its competitive edge. Over the medium to long term, Minebea expects to see a surge in the “Internet of Things,” characterized by electronic devices that can monitor, collect and exchange data over a communication network. In light of this, Minebea has been developing various sensors and lighting technologies for smart cities and buildings, including the launch of SALIOT (Smart Adjustable Light for Internet of Things), the first LED lighting equipment capable of automatically adjusting light distribution angles.

•	Business Combinations and Alliances. Minebea expects to expand its market share in current markets as well as to enter into new markets through business combinations and alliances. In the machined components segment, Minebea has acquired several high-end bearing manufacturers in order to expand its product lines. For instance, in 2013 Minebea acquired CEROBEAR, a ceramic bearing manufacturer, with the aim to tap new demand in the commercial aircraft market and supply components for new aircraft models. In the electronic devices and components segment, Minebea has made business alliances with Paradox Engineering and JAPAN 3D DEVICES to launch new lighting devices with advanced technology. Moreover, Minebea has increased its product line of sensing devices through the acquisition of Sartorius Mechatronics T&H in February 2015. Through the proposed business combination with MITSUMI, Minebea aims to become an electro-mechanics solutions company.

•	General Economic Conditions. Minebea’s sales volume is impacted significantly by global and regional economic conditions and their impact on consumer spending behavior. In particular, the demand for high-value-added consumer products, which use Minebea’s components, is affected by macroeconomic factors surrounding the global economy, such as the recent slowdown in the Chinese market. For example, to the extent that consumers and businesses postpone spending in times of slower growth in income, financial market volatility and other factors, the demand for the components that Minebea manufactures for high-value-added consumer products may similarly decline.

Costs and Expenses

Minebea’s costs and expenses are influenced by various factors, in particular the following:

Research and Development Expenses. In order to innovate and keep pace with competitors’ technological advancement, Minebea must continuously invest in R&D. In the fiscal years ended March 31,

2016 and March 31, 2015, research and development expenses represented 1.7% and 2.0% of Minebea’s operating expenses, respectively. In the machined components segment, Minebea has been developing a wide range of high-performance bearings to meet the growing needs of manufacturers in various industries. In the electronic devices and components segment, Minebea’s R&D efforts primarily focus on enhancing its LED business line with ultra-thin LED backlight units as well as other thinner and efficient LED lighting products, and its motor business line with more efficient and smaller products than currently available in the market.

Costs of Raw Materials and Components. Minebea purchases a variety of materials and components from external suppliers, such as LED chips and prism sheets featured in the LED backlight product line. The prices of these direct materials, which are also influenced by price fluctuations in such markets as energy and copper, have a direct impact on Minebea’s cost of production.

Business Combinations and Alliances. Minebea expects to leverage synergies from business acquisitions in order to achieve a lower fixed cost structure while expanding its business and developing innovative products. While in the short term such business combination activities generate significant integration costs, over the long term they are expected to increase operating performance through the combination of technologies and production capacities.

Exchange Rate Fluctuations

Financial results are impacted by fluctuations of foreign exchanges rates. Minebea operates in several currencies globally, including the U.S. dollar, Thai baht, Japanese yen, Chinese renminbi and Euro, as the majority of its sales and production are spread worldwide, including in Thailand, China, Cambodia, Europe, the U.S. and Japan. In order to alleviate its exposure to currency-related transaction risks, Minebea has entered into forward foreign-exchange contracts and other derivatives transactions. In addition, Minebea is exposed to translation risk as it operates through multiple legal entities in different parts of the world. Each legal entity reports its financial information in its functional currency, which in most cases is the local currency. This results in translation differences upon consolidation. The currency translation impact on Minebea’s results of operations was generally favorable in the fiscal year ended March 31, 2016, due to the depreciation of the Japanese yen against the U.S. dollar continuing until the start of the second quarter of the fiscal year ended March 31, 2016. The yen since appreciated against the U.S. dollar, first gradually from the third quarter, and then continuing into the fourth quarter of that fiscal year. If the yen-dollar exchange rate remains at a higher level than it was in the fiscal year ended March 31, 2016, it will have a dampening effect on Minebea’s revenue and profits in the fiscal year ending March 31, 2017 as compared to last year.

Critical Accounting Estimates and Judgments

Minebea’s financial condition and results of operations are affected by the accounting policies, assumptions, estimates and judgments that management is required to make in the course of the preparation of the consolidated financial statements under IFRS. All estimates and assumptions are best estimates undertaken in accordance with the applicable IFRS, though actual results may differ from these estimations and assumptions.

Estimates and judgments are periodically reviewed and evaluated based on historical results and other factors, including expectations of future events that are believed to be reasonable. Such accounting estimates and judgments could change from period to period and have a material impact on Minebea’s reported financial positions and results of operations. Revisions to estimates are recognized prospectively.

Minebea has identified the following significant accounting policies that involve critical accounting estimates and judgments.

Recognition of Deferred Tax Asset for Carried Forward Tax Losses

The deferred tax assets include an amount which relates to unused tax losses of the Minebea group. Certain of the losses can be carried forward indefinitely and have no expiry date. In assessing the recoverability of deferred tax assets, Minebea considers the scheduled reversal of existing taxable temporary differences, projected future taxable income and tax planning strategies.

Minebea believes that the accounting for the deferred tax assets is a “critical accounting estimate” because it is required to evaluate and assess the projected future taxable income, and the business plan and budget in determining the recoverability of the deferred tax assets, which are inherently uncertain.

Based upon the level of historical taxable income and projections of future taxable income over the periods for which the deferred tax assets are deductible, Minebea believes it is probable that part of or all of the deferred tax assets as of March 31, 2016, March 31, 2015 and April 1, 2014, will be utilized. Uncertainty of estimates of future taxable income could increase due to changes in the economic environment surrounding Minebea, effects of market conditions, effects of currency fluctuations or other factors.

Measurement of Provisions and Contingencies

Minebea recognizes various provisions in the consolidated statements of financial position, including provision for environmental remediation expenses, restructuring provisions and product warranty provisions. Provision for environmental remediation expenses is recognized as a result of the relevant authority (the Environmental Protection Agency in the U.S.) having issued an administrative order requiring Minebea to perform remedial actions over a period of years. The provision is measured based on a feasibility study, remediation plans, and remediation cost projections prepared by an environmental expert and approved by the Environmental Protection Agency. The timing of these expenditures will depend on future business plans and other plans. Restructuring provision is recognized for the cost of workforce reduction (primarily in the U.S.), measured based on the best estimates taking into consideration past experience and internal policies. Product warranty provision is recognized based on claims from customers, reasonable estimates of costs expected to be incurred to replace the defective products sold, and weighting of possible outcomes against historical experiences.

Minebea was subject to investigations by competition authorities for the alleged violations of competition laws in the certain countries related to the trading of certain products. A class action suit in relation to the investigation has been brought in Canada against Minebea in February 2015. With respect to the class action suits and other antitrust lawsuit outstanding as of March 31, 2016, Minebea has not recognized any provision for loss contingencies as the conditions for a provision have not been met.

Minebea believes that the accounting for the provisions and contingencies is a “critical accounting estimate” because occurrence of unexpected events or changes in conditions may have a material impact on the consolidated financial statements, and it requires to evaluate and assess the probability and amount of future claims or events, which are inherently uncertain.

Impairment Testing of Assets, Including Goodwill and Intangible Assets

Non-current assets other than goodwill, such as property, plant and equipment, and intangible assets with definite lives, are assessed for indicators of impairment at the end of each reporting period. Minebea evaluates both internal and external sources of information to assess whether impairment indicators exist. If any such indication exists, the recoverable amount of the asset or asset group is estimated in order to determine the extent of the impairment loss. Likewise, the determination of the assets’ recoverable amounts involves the use of estimates by Minebea management that can have a material impact on the respective values and ultimately the amount of any impairment.

Goodwill and intangible assets with indefinite lives are tested for impairment annually. The goodwill impairment test requires Minebea to exercise judgment and assess whether the carrying value of the cash-generating units, or CGU, to which goodwill has been allocated can be supported by the recoverable amount of such CGU. The recoverable amount of a CGU is determined based on a value-in-use calculation that involves the use of estimates. The main assumptions used in the value-in-use calculation include the discount rate, terminal growth rate and expected future cash flow based on management projection for the following three-year period. Cash flow projections after the projection period are extrapolated using terminal growth rates. These assumptions are based on best estimates and judgments made by management.

Minebea believes that determining the impairment of assets, including goodwill and intangible assets is a “critical accounting estimate” because these assumptions may be affected by changes in uncertain future economic conditions, and may have a material impact on the consolidated financial statements.

Measurement of Defined Benefit Pension Obligations

Minebea has various types of retirement benefit plans, including defined benefit plans. The present value of defined benefit obligations on each of these plans and the related service costs are calculated based on actuarial assumptions, which require estimates and judgments on variables, such as discount rates, rates of salary increase, and inflation rates. Minebea’s assumed discount rate and rate of salary increase for Japanese plans as of March 31, 2016 were 0.6% and 2.3%, respectively. Minebea’s assumed discount rate and inflation rate for foreign plans as of March 31, 2016 were 1.6 – 5.5% and 3.0 – 3.1%, respectively.

Minebea believes that the accounting estimates related to pension plans are a “critical accounting estimate” because changes in these estimates can have a material impact on the consolidated financial statements.

The actuarial assumptions are determined based on the best estimates and judgments made by management. However, there is a possibility that these assumptions may be affected by changes in uncertain future economic conditions, or by the publication or the amendment of related laws, which may have a material impact on the consolidated financial statements in future periods. The effect of change in the assumed discount rate on the defined benefit obligation is described in Note 23, Retirement Benefits to the Minebea audited consolidated financial statements.

Measurement of Fair Values

1)	Share-based payment arrangements

Minebea has in place a cash-settled share-based incentive plan. The amount of liability for the share-based incentive plan as of March 31, 2016 was 2.4 billion yen. In estimating the fair value of the liability under the arrangement, market-observable data (e.g. share price) is used to the extent available, taking into consideration the terms and conditions of the grant. Liability is remeasured at the end of each reporting period up to the date of settlement, with any changes in fair value recognized in profit or loss. Significant inputs consist primarily of the share price and the strike price. Share price and strike price as of March 31, 2016 were 878 yen and 18 yen, respectively. The fair value is expected to increase (decrease) as the share price increases (decreases), or the strike price decreases (increases).

Minebea believes that the accounting estimates related to share-based payment arrangements are a “critical accounting estimate” because changes in these estimates can materially affect financial position and results of operations of Minebea.

The assumptions are determined based on the best estimates and judgments made by management. However, there is a possibility that these assumptions may be affected by changes in uncertain future economic conditions, which may have a material impact on the consolidated financial statements in future periods. The estimation also requires determination of the most appropriate inputs to the valuation model, which are discussed in Note 37, Share-based Payment to the Minebea audited consolidated financial statements.

2)	Non-listed equity securities

The fair value of equity securities that are not traded in an active market is determined using valuation techniques. Such equity securities amounted to 3.4 billion yen as of March 31, 2016. Minebea uses its judgment to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period. Significant unobservable inputs consist primarily of the Earnings Before Interest and Tax (EBIT) ratio and Price/Earnings (P/E) ratio. The EBIT ratio and P/E ratio used for the valuation as of March 31, 2016 were 8.8 – 10.2 times, and 14.1 times, respectively. The fair value is expected to increase (decrease) as EBIT ratio and P/E ratio increases (decreases).

Minebea believes that the accounting estimates related to fair value of non-listed equity securities are a “critical accounting estimate” because changes in these estimates can materially affect financial position and results of operations of Minebea.

3)	Assets acquired and liabilities assumed in business combinations

The Minebea group accounts for business combinations under the acquisition method of accounting, which requires the acquired assets, including separately identifiable intangible assets, and assumed liabilities to be recorded as of the acquisition date at their respective fair values. The determination of the fair value of acquired assets and assumed liabilities involves assessments of the expected future cash flows associated with individual assets and liabilities and appropriate discount rates as of the date of acquisition. For non-observable market values, fair value has been determined using appropriate valuation techniques.

Minebea believes that the accounting estimates related to fair value of assets acquired and liabilities assumed in business combinations are a “critical accounting estimate” because changes in these estimates can materially affect financial position and results of operations of Minebea.

Subsequent changes in the Minebea group’s assessments may trigger an impairment loss that would be recognized in profit or loss.

Recent Accounting Pronouncements

Refer to Note 5, of the Minebea audited consolidated financial statements included elsewhere in this prospectus for a discussion of new accounting pronouncements applicable to Minebea.

Results of Operations

The following table sets forth selected statements of profit or loss data of Minebea for the fiscal years ended March 31, 2016 and March 31, 2015:

	Fiscal years ended March 31,
	2016	2015
	(Millions of yen)
Revenue	612,034	502,110
Cost of sales	487,135	382,855
Gross profit	124,899	119,255
Selling, general and administrative expenses	70,064	61,174
Operating income	55,167	50,091
Profit before income taxes	51,194	50,902
Income taxes	11,866	12,429
Profit attributable to owners of Minebea	39,085	38,718

Management mainly assesses Minebea’s business performance based on the key performance indicators “revenue” and “operating income.”

The following table presents selected statements of profit or loss data of Minebea as percentages of revenue for the periods indicated.

	Fiscal years ended March 31,
	2016	2015
Revenue	100.0%	100.0%
Cost of sales	79.6%	76.2%
Gross profit	20.4%	23.8%
Selling, general and administrative expenses	11.4%	12.2%
Operating income	9.0%	10.0%
Profit before income taxes	8.4%	10.1%
Income taxes	1.9%	2.5%
Profit attributable to owners of Minebea	6.4%	7.7%

Fiscal Year Ended March 31, 2016 Compared to Fiscal Year Ended March 31, 2015

Revenue

Revenue for the fiscal year ended March 31, 2016 was 612.0 billion yen, an increase of 109.9 billion yen, or 21.9%, from the previous fiscal year. The increase is mainly attributed to higher sales prices for new model LED backlights used in high-end smartphones. LED backlights constitute most of Minebea’s sales for the electronic devices product line, which is a part of Minebea’s electronic devices and components segment. In comparison to the previous fiscal year, sales of electronic devices in the fiscal year ended March 31, 2016 increased sharply from 170.2 billion yen to 245.6 billion yen. To a lesser extent, ball bearings and sensing devices also contributed to the revenue increase, due to stable growth in customer demand for such products. In terms of geographic areas, as shown below in “—Geographic Information,” revenue for the fiscal year ended March 31, 2016 in the U.S. more than tripled as compared to the previous fiscal year, as a result of direct sales being made to customers located in the U.S. in the fiscal year ended March 31, 2016, as opposed to through distributors in Japan as in the previous fiscal year. Revenue in China also increased by 11.8% from the previous fiscal year, due to an increase in sales volume of LED backlights.

Foreign currency translation effects, mainly driven by the depreciation of the Japanese yen against the U.S. dollar for the first two quarters of the fiscal year, had a more favorable impact on revenue in the fiscal year ended March 31, 2016 than it did in the previous fiscal year; the beneficial effect of foreign currency translations on revenue is estimated to be approximately 40.1 billion yen, compared to an estimate of 34.7 billion yen in the prior fiscal year. The effects of these developments on revenue was slightly offset by a stronger Japanese yen in the fourth quarter of the fiscal year, and a lower demand for pivot assemblies due to the shrinking HDD market.

Cost of Sales

Cost of sales for the fiscal year ended March 31, 2016 amounted to 487.1 billion yen, an increase of 104.3 billion yen, or 27.2%, from the previous fiscal year. Cost of sales increased primarily due to the new model LED backlights requiring more externally procured components due to the new specifications of high-end smartphones, which are more costly than those internally produced. Due to higher capital expenditures, depreciation and amortization expenses increased in the current fiscal year. The increase of cost of sales was slightly offset by cost improvements for pivot assemblies due to improvements in their production efficiency.

Gross Profit

Gross profit for the fiscal year ended March 31, 2016 was 124.9 billion yen, an increase of 5.6 billion yen, or 4.7%, from the previous fiscal year. The gross profit ratio, defined as the ratio of gross profit to revenue, for the fiscal year ended March 31, 2016 was 20.4%, a decrease of 3.4% compared to the previous fiscal year. While gross profit for sensing devices, ball bearings and motors slightly improved, gross profit for the new model LED backlights was adversely affected by higher production costs related to externally procured components as discussed above under “—Cost of sales.” Due to the significance of LED backlights for Minebea’s entire operation, this effect outweighed the positive developments achieved in the other product lines.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the fiscal year ended March 31, 2016 were 70.1 billion yen, an increase of 8.9 billion yen, or 14.5%, from the previous fiscal year. This was primarily due to the fiscal year ended March 31, 2016 being the first year in which Sartorius, a subsidiary Minebea acquired in February 2015, was consolidated for a full fiscal year. The selling, general and administrative expenses consolidated from Sartorius were 4.8 billion yen greater in the fiscal year ended March 31, 2016 as compared to the previous fiscal year; the difference is substantially attributable to the difference in the length of time for which Sartorius was consolidated in the two fiscal years. Selling, general and administrative expenses also increased due to increased selling expenses, mainly freight costs and other expenses for electronic devices as well as ball bearings.

However, during the fiscal year ended March 31, 2016, selling, general and administrative expenses accounted for 11.4% of revenue, compared to 12.2% for the previous fiscal year. The slight decline in the selling, general and administrative expenses to revenue ratio is attributed to management efforts to reduce incremental selling costs caused by increased sales.

Operating Income

Operating income for the fiscal year ended March 31, 2016 totaled 55.2 billion yen, an increase of 5.1 billion yen, or 10.1%, from the previous fiscal year. The increase in profit margins in the highly profitable machined components segment were contributing factors behind the overall increase in operating income. Higher production costs slightly offset the generally positive developments in operating income.

Another factor underlying the increased operating income for the fiscal year ended March 31, 2016 as compared to the previous fiscal year is that additional impairment was recognized in the fiscal year ended March 31, 2015, but not in the fiscal year ended March 31, 2016, concerning certain assets in the electronic devices and components segment that produce goods for the defense industry. Also, losses related to antitrust violations were much higher in the fiscal year ended March 31, 2015 as compared to the fiscal year ended March 31, 2016.

Receipts of insurance payments amounting to 3.3 billion yen for the fiscal year ended March 31, 2016 also contributed to the increased operating income. This related to damage incurred at Minebea companies in Thailand during the flooding in October 2011, as well as damages caused by an explosion at a factory in the United States in February 2014.

Profit Before Income Taxes

Profit before income taxes for the fiscal year ended March 31, 2016 was 51.2 billion yen, an increase of 0.3 billion yen, or 0.6%, from the previous fiscal year. The increase in profit before income taxes was largely offset by foreign exchange losses of 3.2 billion yen.

Income Taxes

Income taxes for the fiscal year ended March 31, 2016 amounted to 11.9 billion yen, a decrease of 0.6 billion yen, or 4.5%, from the previous fiscal year. The effective tax rates for the fiscal years ended March 31, 2016 and March 31, 2015 were 23.2% and 24.4%, respectively. The decline in the income taxes is attributable to a tax reform in Japan, which lowered the corporate tax rate from 25.5% to 23.9%.

Profit Attributable to Owners of Minebea

As a result of the above, profit attributable to owners of Minebea for the fiscal year ended March 31, 2016 was 39.1 billion yen, an increase of 0.4 billion yen, or 0.9%, from the previous fiscal year.

Geographic Information

The following tables summarize for the periods shown Minebea’s revenue and non-current assets, by geographic areas as of and for the fiscal years ended March 31, 2016 and March 31, 2015. For the purpose of breaking down its operations into geographic areas below, Minebea attributes revenue from external customers to individual countries in each area based on where products are sold to and where services are provided, and attributes assets based on where they are located. Information by geographic area is based upon IFRS.

As of and for the fiscal year ended March 31, 2016	Japan	China	Thailand	U.S.	Other	Consolidated total
	(Millions of yen)
Revenue	81,261	184,074	58,241	157,248	131,210	612,034
Non-current assets	49,622	17,334	88,689	7,862	29,781	193,288

As of and for the fiscal year ended March 31, 2015	Japan	China	Thailand	U.S.	Other	Consolidated total
	(Millions of yen)
Revenue	107,358	164,641	70,735	42,528	116,848	502,110
Non-current assets	46,901	20,829	100,448	8,926	29,103	206,207

Segment Information

The business of Minebea is divided into two operating segments: machined components and electronic devices and components. Minebea evaluates the performance of its operating segments based on the measure of operating income determined in accordance with Japanese GAAP.

The following table summarizes revenue and operating income for the fiscal years ended March 31, 2016 and March 31, 2015 by operating segments. For further details about the calculation of Minebea’s segment information, see Note 6, in Minebea’s consolidated financial statements included elsewhere in this prospectus.

	Segments
Fiscal year ended March 31, 2016	Machined components	Electronic devices and components	Other	Adjustments	GAAP adjustments*[1]	Consolidated total
	(Millions of yen)
Revenue from external customers	163,811	445,468	536	—	2,219	612,034
Operating income (loss)	40,855	22,336	(125)	(11,627)	3,728	55,167

	Segments
Fiscal year ended March 31, 2015	Machined components	Electronic devices and components	Other	Adjustments	GAAP adjustments*[1]	Consolidated total
	(Millions of yen)
Revenue from external customers	155,785	344,725	166	—	1,434	502,110
Operating income (loss)	39,723	30,747	(28)	(10,340)	(10,011)	50,091

*1	Adjustments to convert Japanese GAAP figures into IFRS.

Machined Components

Japanese GAAP revenue from the machined components segment, excluding intersegment revenue, for the fiscal year ended March 31, 2016 was 163.8 billion yen, an increase of 8.0 billion yen, or 5.2%, from the previous fiscal year, due to continued growth in demand for miniature ball bearings.

Japanese GAAP operating income from the machined components segment for the fiscal year ended March 31, 2016 was 40.9 billion yen, an increase of 1.1 billion yen, or 2.9%, from the previous fiscal year. This was mainly attributable to increased sales volumes for ball bearings and a focus on profitable high-end devices for pivot assemblies, and marks the highest operating income of the machined components ever recorded. The machined components segment continues to be a cornerstone of Minebea’s overall profitability, generating a Japanese GAAP operating margin of 24.9% for the fiscal year ended March 31, 2016.

Ball bearings remain the mainstay product line of the machined components segment, with revenue amounting to 97.4 billion yen, or 59.5%, of the total segments revenue for the fiscal year ended March 31, 2016, an increase of 9.9 billion yen, or 11.3%, from the previous fiscal year. Driven by the various application possibilities of ball bearings as precision components for automobiles and other high-value-added consumer products, customer demand continues to grow, leading to record sales volumes recorded in the current fiscal year.

Rod-end bearings sales grew with revenue amounting to 32.6 billion yen for the fiscal year ended March 31, 2016, an increase of 2.2 billion yen, or 7.3%, from the previous fiscal year. This growth is attributed to increased commercial aircraft production worldwide, continuing to increase the demand for these products.

HDD pivot assemblies face declining customer demand due to the global slowdown in PC sales and solid state drives overtaking market share in mobile devices. Revenue for pivot assemblies declined to 34.3 billion yen for the fiscal year ended March 31, 2016, a decrease of 3.6 billion yen, or 9.5%, from the previous fiscal year.

Electronic Devices and Components

Japanese GAAP revenue from the electronic devices and components segment, excluding intersegment revenues for the fiscal year ended March 31, 2016 rose to 445.5 billion yen, an increase of 100.7 billion yen, or 29.2%, from the previous fiscal year. The increase in revenue was primarily due to the higher sales price for the new model LED backlights.

Japanese GAAP operating income from the electronic devices and components segment for the fiscal year ended March 31, 2016 was 22.3 billion yen, a decrease of 8.4 billion yen, or 27.4%, from the previous fiscal year. The reasons behind the decrease are outlined in “—Fiscal year ended March 31, 2016 compared to fiscal year ended March 31, 2015—Gross profit.” Electronic devices and components still remained profitable with a Japanese GAAP operating margin of 5.0% for the fiscal year ended March 31, 2016.

Electronic devices make up the majority of the results of this segment, with revenue amounting to 245.6 billion yen, or 55.1%, of the total Japanese GAAP segment revenue for the fiscal year ended March 31, 2016, an increase of 75.4 billion yen, or 44.3%, from the previous fiscal year. Sales are mainly attributable to LED backlights used in mobile devices.

The market for motors grew slightly, with revenue for such products amounting to 161.0 billion yen for the fiscal year ended March 31, 2016, an increase of 5.6 billion yen, or 3.6%, from the previous fiscal year.

While currently still relatively small, the sensing devices business continued to grow significantly with revenue amounting to 37.0 billion yen for the fiscal year ended March 31, 2016, an increase of 20.8 billion yen, or 128.9%, from the previous fiscal year. Sartorius, a subsidiary that Minebea acquired in 2015, is performing better than initially expected; in the fiscal year ended March 31, 2016, revenue amounting to 15.9 billion yen in the sensing devices business was attributable to Sartorius.

Financial Condition

March 31, 2016 Compared to March 31, 2015

Minebea’s total assets as of March 31, 2016, amounted to 462.7 billion yen, a decrease of 31.3 billion yen, or 6.3%, compared to 494.0 billion yen as of March 31, 2015. The decrease was primarily due to a reduction in property, plant and equipment resulting from foreign exchange translation differences, along with decreases in trade and other receivables, owing mainly to lower sales in fourth quarter.

Total liabilities as of March 31, 2016 amounted to 227.4 billion yen, a decrease of 36.2 billion yen, or 13.7%, compared to 263.6 billion yen as of March 31, 2015. The decrease was mainly due to a drop in trade and other payables as a result of fewer purchases.

Total equity attributable to owners of Minebea increased 2.4%, or 5.4 billion yen, to 228.1 billion yen as of March 31, 2016, primarily due to the 39.1 billion yen profit attributable to owners of Minebea recorded for the year, offset by 25.8 billion yen drop in foreign currency translation reserve resulting from an appreciation of the yen.

As a result of the above, the shareholders’ equity ratio, calculated as the ratio of total equity attributable to owners of Minebea to total assets, as of March 31, 2016, was 49.3%, a 4.2 percentage point increase as compared to March 31, 2015.

March 31, 2015 Compared to April 1, 2014

Minebea’s total assets as of March 31, 2015, amounted to 494.0 billion yen, an increase of 106.8 billion yen, or 27.6%, compared to 387.2 billion yen as of April 1, 2014. Such increase was attributable primarily to increases in trade and other receivables, inventories, as well as property, plant and equipment due to the rapid growth of the electronic devices and components segment, coupled with total assets amounting to 13.2 billion yen in connection with the acquisition of Sartorius Mechatronics T&H GmbH in February 2015.

Total liabilities as of March 31, 2015 amounted to 263.6 billion yen, an increase of 40.3 billion yen, or 18.0%, compared to 223.3 billion yen as of April 1, 2014. The increase was primarily attributable to a 33.9 billion yen increase in trade and other payables as a result of increase in production.

Total equity attributable to owners of Minebea increased 40.3%, or 64.0 billion yen, to 222.6 billion yen in the fiscal year ended March 31, 2015, primarily due to a 38.7 billion yen profit attributable to owners of Minebea recorded for the year, along with an improvement in other comprehensive income from the depreciation of the yen.

As a result of the above, the shareholders’ equity ratio as of March 31, 2015, was 45.1%, a 4.1 percentage point increase as compared to April 1, 2014.

Impairment

Non-Financial Assets

Non-Current Assets Other than Goodwill.    Non-current assets other than goodwill, such as property, plant and equipment, and intangible assets with definite lives, are assessed for indicators of impairment at the end of each reporting period. Minebea evaluates both internal and external sources of information to assess whether impairment indicators exist. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. Likewise, the determination of the assets’ recoverable amounts involves the use of estimates by Minebea management that can have a material impact on the respective values and ultimately the amount of any impairment. Due to reductions in profitability, impairment losses of 0.2 billion yen and 3.2 billion yen were recognized during the fiscal years ended March 31, 2016 and March 31, 2015, respectively. The impaired assets were mostly buildings and structures, machinery, equipment and vehicles, tools, furniture and fixtures and intangible assets belonging to the electronic devices and components segment. See Notes 13 and 14, of the notes to Minebea’s consolidated financial statements appearing elsewhere in this prospectus.

Goodwill.    Goodwill recognized in Minebea’s consolidated statement of financial position as of March 31, 2016, March 31, 2015 and April 1, 2014 mainly arose from the acquisitions of myonic Holding GmbH in 2009 and Sartorius Mechatronics T&H GmbH in 2015, each belonging to the machined components segment and electronic devices and components segment, respectively.

Upon adoption of IFRS, goodwill is tested for impairment annually. The goodwill impairment test requires Minebea to exercise judgment and assess whether the carrying value of the cash-generating units, or CGU, to which goodwill has been allocated can be supported by the recoverable amount of such CGU. The recoverable amount of a CGU is determined based on a value-in-use calculation that involves the use of estimates.

During the year ended March 31, 2015, an impairment loss of 0.2 billion yen on goodwill relating to the acquisition of myonic Holding GmbH was recorded. The key assumptions of the value-in-use calculations for the corresponding goodwill impairment are as follows:

For the years ended March 31,
2016		2015
Pre-tax discount rate	Terminal growth rate	Pre-tax discount rate	Terminal growth rate
14.86%	2.57%	14.96%	2.63%

Minebea did not foresee any reporting units that have goodwill assigned to them are at risk of material amounts of goodwill impairment in the near future.

Reconciliation to Japanese GAAP

Minebea’s consolidated financial statements are prepared in accordance with the basis of presentation in Note 2 and the significant accounting policies as summarized in Note 3 to Minebea’s audited consolidated financial statements, included elsewhere in this prospectus. These policies differ in certain respects from Japanese GAAP. Pursuant to the requirements of the Financial Instruments and Exchange Act, Minebea prepares and reports its annual financial results and quarterly financial statements, respectively, under Japanese GAAP. Please refer to Note 41 to Minebea’s audited consolidated financial statements, included elsewhere in this prospectus for the major reconciling items between IFRS and Japanese GAAP.

Minebea has attached unaudited consolidated financial information prepared under Japanese GAAP for the six months ended September 30, 2016 that it announced on November 2, 2016 as Appendix F to this prospectus. Such information shows a decrease in income before income tax, primarily due to a decrease in operating income resulting from negative foreign exchange effects, inventory adjustments, as well as other factors, as compared to the same period in prior year. Minebea cautions you, however, that because (i) these results are only for two quarters and may not be representative of financial results for the full year and (ii) there are differences between IFRS and Japanese GAAP, the information in Appendix F is of limited use in evaluating Minebea’s results under IFRS, and therefore you should not place undue importance on them.

Liquidity and Capital Resources

Overview of Liquidity and Capital Policy

Minebea’s policy is to maintain its ability to make upfront investments while strengthening its financial position. In order to do so, Minebea focuses on ensuring efficient and flexible deployment of assets in strategic areas and maintaining a strong credit rating.

Cash Flows

The following table shows Minebea’s cash flow data for the fiscal years ended March 31, 2016 and March 31, 2015:

	Fiscal years ended March 31,
	2016	2015
	(Millions of yen)
Cash and cash equivalents at beginning of year	36,486	29,935
Net cash provided by operating activities	44,459	59,816
Net cash used in investing activities	(45,239)	(35,897)
Net cash used in financing activities	(4,818)	(19,628)
Effect of exchange rate changes on cash and cash equivalents	(1,928)	2,260
Net increase (decrease) in cash and cash equivalents	(7,526)	6,551
Cash and cash equivalents at end of year	28,960	36,486

Net cash provided by operating activities for the fiscal year ended March 31, 2016 totaled 44.5 billion yen, compared to 59.8 billion yen in the previous fiscal year. The decrease of 15.4 billion yen was primarily attributable to a reduction in trade payables of 50.8 billion yen and income tax payments being 7.7 billion yen higher compared to the previous fiscal year. Trade payables decreased due to lower procurement of LED backlight parts in the fourth quarter as demand for LED backlights significantly fell towards the end of the fiscal year. Income tax payments increased due to higher pretax income for the fiscal year ended March 31, 2015 compared to the fiscal year ended March 31, 2014. The cash outflow was partially offset due to higher profit before income taxes adjusted for depreciation and amortization, as well as a decrease in trade receivables of 34.5 billion yen. Higher revenue during the year were mainly caused by higher sales prices for the new model LED backlights used in high-end smartphones. However, in the fourth quarter, decreased demand and a stronger Japanese yen led to a decline in sales, reducing receivables recorded at year end.

Net cash used in investing activities during the fiscal year ended March 31, 2016 totaled 45.2 billion yen, compared with 35.9 billion yen in the previous fiscal year. The increase of 9.3 billion yen occurred predominantly due to higher capital expenditures on production capacity and the construction of a new plant in Cambodia. More details can be found in “—Capital expenditures” below. The remaining increase is mainly attributable to a change in time deposits, resulting from 2.5 billion yen net deposits in the current fiscal year, compared to a net withdrawal of 1.9 billion yen in the previous fiscal year.

Net cash used in financing activities for the fiscal year ended March 31, 2016 totaled 4.8 billion yen, compared with 19.6 billion yen in the previous fiscal year. The 14.8 billion yen decrease was primarily due to new short-term borrowings in the current fiscal year, resulting in net cash inflows from short-term and long-term borrowings of 0.6 billion yen in the current fiscal year; in the previous fiscal year, net cash outflows from short-term and long-term borrowings was 15.8 billion yen, mainly due to repayments. The 14.8 billion yen decrease was partially offset by the payment of a higher cash dividend of 6.0 billion yen in the fiscal year, an increase of 1.9 billion yen compared to the previous fiscal year.

As a result of the cash flows outlined above, cash and cash equivalents totaled 29.0 billion yen, compared with 36.5 billion yen in the previous fiscal year.

Capital Expenditures

Capital expenditures were 44.3 billion yen and 38.0 billion yen for the fiscal years ended March 31, 2016 and March 31, 2015, respectively. Capital expenditures for the fiscal year ended March 31, 2016 consisted principally of investments into increased production capacity for LED backlights, and various kinds of bearings and mechanical parts in Thailand. Further investments included those in sensing devices and the construction of a new plant in Cambodia. The plant will be Minebea’s third production facility located in the Phnom Penh Special Economic Zone, taking advantage of the cost effective production conditions there.

As of March 31, 2016, Minebea’s material commitments for anticipated capital expenditures amounted to 6.5 billion yen. The general purpose of such commitments is to invest further into production facilities.

Minebea believes that its cash and cash equivalents balance as of March 31, 2016 of 29.0 billion yen and cash flows from operations will be sufficient to fund capital expenditures and other business requirements for at least the next 12 months.

Dividends and Repurchase of Common Stock

Payments of dividends and stock repurchases also require cash outlays, which may fluctuate in accordance with Minebea’s results of operations and financial condition.

During the fiscal year ended March 31, 2016, Minebea declared and paid dividends of 2.2 billion yen (6 yen per share) in June 2015, and 3.7 billion yen (10 yen per share) in December 2015. During the fiscal year ended March 31, 2015, Minebea paid dividends of 1.9 billion yen (5 yen per share) in June 2014, and 2.2 billion yen (6 yen per share) in December 2014.

Minebea’s dividend policy gives priority to enhancing equity efficiency and improving returns to its shareholders, with dividends reflecting performance in light of the overall business environment while aiming to maintain stable and continuous distributions of profits. For the fiscal year ending March 31, 2017, Minebea aims to provide a dividend payout ratio of approximately 20%, as determined on a consolidated basis.

During the fiscal year ended March 31, 2016, Minebea repurchased 6,178 shares of common stock at a cost of 8.9 million yen.

For more information related to dividends, see Note 25 to Minebea’s consolidated financial statements.

Liquidity

Minebea seeks to manage its capital resources and liquidity to provide adequate funds for current and future financial obligations. Minebea derives the funds it requires to meet its capital requirements principally from funds generated internally from operations and borrowings from financial institutions. Minebea’s principal capital and liquidity needs are for working capital, capital expenditures, investments and debt service.

As of March 31, 2016, Minebea’s working capital surplus, defined as the excess of current assets over current liabilities, was 75.8 billion yen, compared with a working capital surplus of 89.6 billion yen as of March 31, 2015. The decrease in working capital surplus was primarily due to a decrease in cash and cash equivalents and trade and other receivables, as well as an increase in short-term bonds and borrowings, partially offset by an increase in inventories and a decrease in trade and other payables.

As of March 31, 2016, Minebea does not have any material unused credit facilities for borrowings. Minebea terminated a credit line of 10.0 billion yen during the fiscal year ended March 31, 2016.

Financing Activities

Minebea finances a portion of its capital requirements with the proceeds of short-term borrowings and long-term debt.

As of March 31, 2016, Minebea’s outstanding indebtedness was 136.3 billion yen, a decrease of 1.8 billion yen, or 1.3%, from March 31, 2015.

A portion of Minebea’s long-term debt is subject to debt covenants. The outstanding principal of these borrowings amounts to 25.0 billion yen, repayable at maturity, of which 5.0 billion yen is due in within 1 year and 20.0 billion yen is due in the long-term. These borrowings are subject to the following key financial debt covenants:

•	Consolidated net assets, excluding the foreign exchange revaluation reserve, both at the end of the second quarter of and at year-end of, a fiscal year do not decline below 75% of the net assets, excluding foreign exchange revaluation reserve, at the previous fiscal year-end; the amounts are determined under accounting principles generally accepted in Japan,

•	Long-term debt rating of BBB- or better by the rating agencies Japan Credit Rating Agency Ltd. and Rating and Investment Information, Inc., and

•	No consolidated operating loss, as determined under accounting principles generally accepted in Japan, for more than two consecutive fiscal years

Violation of any of the above debt covenants triggers an immediate early repayment of all outstanding principal and interest, unless Minebea resolves the breach within a certain remediation period. Based on Minebea’s current and projected business performance, Minebea believes that the probability of breaching any of these debt covenants is low.

Minebea’s funding and treasury policy is generally flexible and raises necessary funds through short-term borrowings, long-term debt or otherwise, depending on the working capital needs, market conditions and terms and conditions made available to Minebea.

Long-term Debt

	As of March 31, 2016	As of March 31, 2015	As of April 1, 2014
	(Millions of yen)
Long-term borrowings	39,687	53,869	66,553
Bonds	—	9,983	9,973
Convertible bonds with warrants	—	7,625	7,587

Total	39,687	71,477	84,113

As of March 31, 2016, Minebea’s interest-bearing, long-term debt amounted to 39.7 billion yen, a decrease of 31.8 billion yen, or 44.5%, from the previous fiscal year. Long-term debt relates to loans with major Japanese financial institutions, which bear interest primarily at a floating rate. Minebea entered into floating to fixed cash flow interest rate swap contracts for the purpose of mitigating interest rate fluctuations. The weighted average interest rate of long-term borrowings, before such hedging, were 0.58%, 0.57% and 0.69%, with a maturity of 1.0 – 5.0 years, 1.0 – 6.0 years and 1.0 – 5.5 years, as of March 31, 2016, March 31, 2015 and April 1, 2014, respectively. Minebea continues to improve its long-term debt exposure with scheduled redemptions, and intends to cover future funding needs more through funds generated by operations.

As of March 31, 2016, Minebea pledged property, plant and equipment assets amounting to 0.7 billion yen to secure 0.9 billion yen of its outstanding long-term debt.

Further disclosure on Minebea’s long-term debt is included in Notes 20 and 35 to Minebea’s consolidated financial statements.

Short-term Debt

	As of March 31, 2016	As of March 31, 2015	As of April 1, 2014
	(Millions of yen)
Short-term borrowings	65,507	46,544	48,771
Bonds maturing within 1 year	9,993	—	—
Convertible bonds with warrants, within 1 year	7,664	—	—
Long-term borrowings maturing within 1 year	13,474	20,100	15,250

Total	96,638	66,644	64,021

As of March 31, 2016, Minebea’s short-term debt amounted to 96.6 billion yen, an increase of 30.0 billion yen, or 45.0%, from the previous fiscal year, mainly due to new short-term borrowings and bonds becoming redeemable within one year. Short-term borrowings consist of bank loans for Minebea with Japanese and foreign financial institutions, which primarily bear interest at a floating rate. The weighted average interest rate of short-term borrowings were 0.72%, 0.85% and 0.77%, as of March 31, 2016, March 31, 2015 and April 1, 2014, respectively. The weighted average interest rate of long-term borrowings maturing within 1 year were 0.54%, 0.93% and 1.02%, as of March 31, 2016, March 31, 2015 and April 1, 2014, respectively. All remaining outstanding bonds have a maturity of less than one year, and feature interest rates of 0.68% and 0.60%, respectively. The bonds are not secured by collateral.

Further disclosure on Minebea’s short-term borrowings and bonds is included in Notes 20 and 35 to Minebea’s consolidated financial statements.

Working Capital

Minebea requires substantial funds for working capital. Its working capital needs are primarily for operating expenses, including manufacturing expenses, employee expenses, research and development, as well as property, building and equipment maintenance.

Research and Development

Minebea engages in various research and development, or R&D, activities related to machined components and electronic devices and components. Its R&D facilities, located both in and outside of Japan, provide individual areas of expertise while working jointly to leverage synergies for the development of new products. In addition, Minebea continues to strengthen its R&D capacities through strategic acquisitions and alliances.

Minebea’s R&D costs were 9.7 billion yen and 9.0 billion yen in the fiscal years ended March 31, 2016 and March 31, 2015, respectively. Approximately 19.5% and 18.2% of R&D expenditures were spent on the machined components segment for the fiscal years ended March 31, 2016 and March 31, 2015, respectively. Such expenditures in this segment were primarily focused on improving the bearings products (including miniature ball bearings and rod-end bearings). R&D in this segment is developing of cutting edge tribological technologies for materials and lubricants as well as ultra-low wear self-lubricating liners (Minelon). Furthermore, Minebea is developing highly reliable greases for pivot assemblies, bearings for flight control systems, trunnion bearings used in the latest aircraft models landing gears, high-heat resistant ball bearing units for automobile engine turbochargers, as well as special bearings used in both dental and medical equipment as well as in the aerospace industry.

R&D costs for the electronic devices and components segment were approximately 63.8% and 63.9% of the total R&D costs for the fiscal years ended March 31, 2016 and March 31, 2015, respectively. R&D efforts focused on development of ultra-thin LED backlights for the next generation of high-end smartphones, and high-end lighting products used in smart buildings and cities. In particular, Minebea has been selected to benefit from the funding of the Japanese Ministry of the Environment, under the “Joint Crediting Mechanism” program, for its project to develop high-efficiency LED street lighting in Cambodia through the application of wireless technologies that will enable substantial reduction in CO2 emissions. Other R&D focus areas included new developments to sensing devices such as high precision sensors for medical beds and automotive heads-up displays. Improvements focused on meeting customer demands for smaller, more energy efficient, quiet and reliable motors, for example through a patented fluid bearing design for HDD spindle motors and the development of magnetic devices used in high performance motors.

In terms of R&D costs that cannot be allocated to any particular segment, 0.7 billion yen and 0.5 billion yen for the fiscal years ended March 31, 2016 and March 31, 2015, respectively, related mainly to machine made in-house. Further, 0.9 billion yen and 1.1 billion yen in the fiscal years ended March 31, 2016 and March 31, 2015, respectively, related to group-wide basic research expenses such as analysis conducted at Minebea’s Materials Science Laboratories in Thailand and China.

Off-balance Sheet Arrangements

Minebea does not presently have any material off-balance sheet transactions.

Contractual Obligations and Commitments

As of March 31, 2016, Minebea’s contractual obligations were as follows:

	Payments due by period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(Millions of yen)
Bonds and borrowings	136,452	96,686	35,058	4,708	—
Interest obligations	1,037	848	170	19	—
Operating lease obligations	6,777	955	1,267	719	3,836
Purchase obligations*[1]	48,823	48,555	268	—	—
Contributions to defined benefit pension plans*[2]	1,276	1,276	—	—	—

Total	194,365	148,320	36,763	5,446	3,836

*1	A purchase obligation is an enforceable and legally binding agreement to purchase goods or services that specifies significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transactions. Minebea has various obligations to purchase in the ordinary course of business, mainly related to open purchase orders of inventory related goods, property, plant and equipment and intangible assets. Most of Minebea’s purchase obligations are based on market prices and generally include fixed or minimum volume requirements. The purchase obligation amounts in the table above are based on the minimum quantities to be purchased at estimated prices to be paid based on current market conditions. Accordingly, the actual amounts to be paid may vary significantly from the amounts presented.
*2	Since contributions beyond the next fiscal year are currently not determinable, contributions to defined benefit pension plans reflect only contributions expected for the next fiscal year.

Since it is difficult to estimate actual payment in the future related to Minebea’s uncertain tax positions, unrecognized tax loss carryforwards totaling 18,053 million yen and unused tax credits totaling 549 million yen are not represented in the table above.

Quantitative and Qualitative Disclosures about Market Risk

Refer to Note 35 of Minebea’s audited consolidated financial statements included elsewhere in this prospectus for a discussion of market risk and other risks.

MITSUMI MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

MITSUMI’s business primarily consists of the manufacture and sale of parts for electrical and communications equipment. MITSUMI’s major products are semiconductor devices, optical devices, mechanical parts, high-frequency parts and power supply parts. Substantially all of MITSUMl’s revenue derive from product sales.

MITSUMI has subsidiaries in Japan, several countries in Asia as well as the U.S., Mexico and Germany. In particular, a substantial majority of MITSUMI’s production takes place in Asia ex-Japan; Philippines is MITSUMI’s largest manufacturing base, with China second.

More than half of MITSUMI’s revenue are overseas sales. The region that accounts for the largest proportion of sales is Asia excluding Japan. The region accounted for 53.4% and 55.5% of revenue for the fiscal years ended March 31, 2016 and 2015. MITSUMI’s second-largest geographic market is Japan, which accounted for 39.7% and 38.7% of revenue for the same periods. The remainder of revenue comes from Europe and North America.

In terms of the overall economic background to MITSUMI’s operations during the fiscal year ended March 31, 2016, the Japanese economy continued to gradually recover because of improvement in companies’ revenue despite the negative influence of a slowdown in China and ASEAN countries. The U.S. economy continued to grow due to improvement of consumer spending and as evidenced by companies’ improved financial results. The European economy saw signs of bottoming out. ASEAN economies experienced a significant slowdown in growth or contraction due to a slowdown of China and severe decline of commodity prices in other emerging countries in Asia.

In terms of the trends in the markets that MITSUMI’s customers primarily operate in, and their impact on demand for MITSUMI’s products:

•	demand for microactuators and other products for high-price smartphones remained sluggish in the fiscal year ended March 31, 2016 because the demand in smartphone market shifted from highprice models to middle- to low-price models. MITSUMI expects that the growth of demand for smartphone and tablet-related products for the fiscal year ending March 31, 2017 will remain weak.

•	MITSUMI experienced an increase in revenue of in-vehicle equipment for the fiscal year ended March 31, 2016. MITSUMI expects the demand for in-vehicle electronic components, such as Long Term Evolution, or LTE, antennas and tuners used in satellite digital radios as well as new products including circuits for body control modules and battery control modules for electric cars, will continue to increase, given the increased use of such components in vehicles.

•	MITSUMI expects demand for electronic components in the sustainable energy and healthcarerelated products industries to increase.

See “—Factors Affecting MITSUMI’s Financial Results—Revenue—Sales volume—Customer market trends” for a further discussion of trends in customer markets and how they may impact MITSUMI’s results of operations.

While MITSUMI had benefitted from the depreciation of the yen, particularly against the U.S. dollar, through the second quarter of the fiscal year ended March 31, 2016, since the third quarter the yen has appreciated. The appreciation of the yen in the fourth quarter had a generally negative impact on MITSUMI’s results. To the extent the yen continues to appreciate, it may adversely affect MITSUMI’s results of operations further. See “—Factors Affecting MITSUMI’s Financial Results—Exchange rate fluctuations” for a further discussion of the impact of exchange rates on MITSUMI’s results of operations.

Factors Affecting MITSUMI’s Financial Results

MITSUMI’s financial condition and results of operations have been and will continue to be materially affected by a number of factors and developments, some of which are outside of its control, including the following:

•	Revenue

•	Sales Prices

•	Technology and Innovation

•	Competition

•	Sales Volume

•	Customer Market Trends

•	Innovation Capabilities

•	General Economic Conditions

•	Costs and Expenses

•	Mass Production Capacities

•	R&D Activities

•	Electronic Component and Raw Material Costs

•	Exchange Rate Fluctuations

The following is a description of key factors that affect MITSUMI’s results of operations

Revenue

Substantially all of MITSUMI’s revenue consist of product sales. MITSUMI’s revenue from product sales is a function of the sales prices of its products and the volume of products sold. The principal factors affecting MITSUMI’s sales prices and sales volumes are described in turn below.

Sales Prices. When negotiating the sales prices of its products with its customers, MITSUMI considers, among other factors, the impact of technology and innovation, as well as competition in businesses in which MITSUMI engages.

•	Technology and Innovation. MITSUMI operates in an industry characterized by rapid technological advances that have resulted in the continuous introduction of innovative products with competitive price, quality and performance characteristics. In particular, MITSUMI operates in the high-end segment of the industry, in which prices are driven by technology and innovation as well as notably affected by the fast development of electronic devices’ new functions. MITSUMI strives to lead on technology by continuing to endeavor towards improving its products and expanding into new markets, such as cloud computing, Internet of Things, electric vehicles and healthcare. MITSUMI’s success with such efforts, particularly to the extent it permits it to keep pace with the technological advances and innovation, as well as the demands, of its customers, generally will have a positive impact on the prices customers are willing to pay for MITSUMI’s products.

•	Competition. MITSUMI faces intense price competition from several large established players in advanced economies as well as from players in the Asia-Pacific region, including Chinese, Taiwanese and Korean components manufacturers, which are gradually increasing their global market shares. In the high-end market segment, MITSUMI competes to win in factors such as technology, quality and delivery.

Sales Volume. The principal factors affecting the sales volume of MITSUMI’s products are trends in the markets MITSUMI’s customers operate in, MITSUMI’s innovative capabilities, and general economic conditions.

•	Customer Market Trends. MITSUMI operates in the electronic device industry. Demand for products in that industry is influenced by the trends in the markets for products that incorporate such electronic devices. In the case of MITSUMI, the trends in the following markets particularly affect the demand for, and thus the sales volume of, MITSUMI’s products:

•	The market for information communication equipment, such as personal computers, tablets and smartphones, represents the most significant customer market of MITSUMI. While demand for high price smartphones has recently declined due to a shift in the global demand towards low price smartphones, MITSUMI will endeavor to capture further market share in the high price segment through the development of innovative technologies that meet growing consumer needs. In particular, MITSUMI will strive to benefit from the positive outlook of the smartphone market, which includes a trend towards smartphones incorporating a greater number of components per device, by developing high-performance semiconductors for lithium-ion battery protection while maintaining its strong position in the market for micro-actuators with auto-focus and optical image stabilization technologies.

•	Automotive devices, including car-mounted Wi-Fi modules and digital tuners, are a key growth market for MITSUMI. With the growing number of self-driving cars, this market is expected to expand steadily in the next several years. In the medium term, MITSUMI expects not only to increase sales of existing product lines including Long Term Evolution, or LTE antennas and tuners used in satellite digital radios, but also to capture growth through the launch of new products, including circuits for body control modules and battery control modules for electric cars.

•	Entertainment equipment, including gaming equipment and digital cameras, is a significant market for MITSUMI. In particular, due to the limited number of companies in the gaming equipment industry, MITSUMI’s sales volumes to this market are affected by the market conditions affecting those companies. Over the medium term, MITSUMI plans to develop its product lines to keep pace with evolving hardware upgrades in the gaming industry and intends to maintain a stable market share.

•	Innovation Capabilities. Since the industry is characterized by cycles of continuous improvements in technology, MITSUMI’s ability to maintain or increase its sales volume is heavily dependent on its ability to upgrade its current product lines, as well as on its ability to expand into new promising areas, such as the Internet of Things. MITSUMI has been studying the evolving technological landscape so that it may continue to introduce new products that meet customers’ high-end needs.

•	General Economic Conditions. MITSUMI’s sales volumes are influenced by changes in general economic conditions, including those of the Asian, North American and European markets, as they impact the demand for consumer applications that MITSUMI’s products are incorporated into. In particular, the volatility in the economic conditions of the Asian market, and especially the Chinese market, has a significant impact on the demand for MITSUMI’s products, due to the larger number of consumers in these markets.

Costs and Expenses

The principal factors affecting MITSUMI’s costs and expenses are those relating to its production capacities, its R&D activities, as well as the cost of raw materials and components for its products.

•	Mass Production Capacities. MITSUMI operates a number of factories including those in the Philippines, China, Taiwan, Malaysia, Mexico and Thailand. As a result, MITSUMI incurs a significant amount of fixed costs for maintaining its in-house production operations, including amortization and depreciation expenses. In recent years, MITSUMI has been adversely affected by information communication equipment industry-wide fluctuations, resulting in underutilization of its manufacturing capacity and thus a decrease in its operating margin.

In addition to running costs, MITSUMI must continue to invest in enhancing its in-house production capabilities, so that it can meet market demands and keep pace with technological innovations. In the coming years, in order to respond to the growing demand for actuators and semiconductors, MITSUMI plans to continue incurring capital expenditures, with the aim of developing highly automated, state-of-the-art factories that enables high-quality, high precision production. In particular, MITSUMI has been upgrading its factory in the Philippines, the Cebu MITSUMI factory, which became fully operational in July 2016. This new factory focuses on the production of MITSUMI’s leading optical image stabilization products, and will enable it to reduce labor costs and increase productivity in the medium term.

•	R&D Activities. One of the largest costs of MITSUMI is its R&D expenses. In the fiscal years ended March 31, 2016 and March 31, 2015, R&D expenses amounted to 11.9 billion yen and 11.6 billion yen, respectively, and are expected to remain stable. MITSUMI believes that these expenses will be at a comparable level for the fiscal year ending March 31, 2017, given that MITSUMI continually conducts R&D activities so that it might supply the market with innovative products.

•	Electronic Component and Raw Material Costs. MITSUMI’s production cost mainly comprises electronic parts costs, such as externally procured semiconductors, integrated circuits and printed circuit boards, and raw materials such as alloy, ceramics parts and plastic. In recent years, higher prices of parts and raw materials due to increased labor costs in Asia where much of the manufacturing of such parts takes place, as well as energy prices and crude oil prices, have had a significant impact on MITSUMI’s costs and expenses. Although MITSUMI relies on a limited number of suppliers for certain raw materials and electronic components, there is no significant impact on pricing as in most situations, MITSUMI is able to adjust the selling price to customers accordingly.

Exchange Rate Fluctuations

MITSUMI’s financial results are impacted by fluctuations of foreign exchanges rates. MITSUMI operates in several currencies, including the U.S. dollar, Japanese yen, Chinese renminbi, and Philippine peso, as the majority of its sales and production are spread worldwide, including in China, Japan, the Philippines, Taiwan, Malaysia, Thailand and Mexico. With regard to transactions in U.S. dollars, the foreign currency fluctuations in value of which has the most significant impact on MITSUMI’s results, in order to alleviate the exposure to currency-related transaction risks, MITSUMI has entered into forward foreign-exchange contract transactions. In addition, MITSUMI is exposed to translation risk as it operates through multiple legal entities in different parts of the world. Each legal entity reports its financials in its functional currency which, in most cases is the local currency and therefore led to translation differences upon consolidation. In view of the appreciation of the Japanese yen against the U.S. dollar from the third quarter of the fiscal year ended March 31, 2016 and the impact that had on U.S. dollar-denominated financial instruments, the currency translation impact on MITSUMI’s results of operations was generally unfavorable in the fiscal year then ended.

Critical Accounting Estimates and Judgments

MITSUMI’s financial condition and results of operations are affected by the accounting policies, assumptions, estimates and judgments that management is required to make in the course of the preparation of the consolidated financial statements under IFRS. All estimates and assumptions are best estimates undertaken in accordance with the applicable IFRS, though actual results may differ from these estimations and assumptions.

Estimates and judgments are periodically reviewed and evaluated based on historical results and other factors, including expectations of future events that are believed to be reasonable. Such accounting estimates and judgments could change from period to period and have a material impact on MITSUMI’s reported financial positions and results of operations. Revisions to estimates are recognized prospectively.

MITSUMI has identified the following significant accounting policies that involve critical accounting estimates and judgments:

•	Measurement of provisions and contingencies

•	Impairment testing of assets

•	Measurement of defined benefit obligations

•	Measurement of fair value of non-listed equity securities

Refer to Note 4 of the MITSUMI audited consolidated financial statements included elsewhere in this prospectus for a discussion on each of the above critical accounting estimates and judgments.

Recent Accounting Pronouncements

Refer to Note 5 of the MITSUMI audited consolidated financial statements included elsewhere in this prospectus for a discussion of new accounting pronouncements applicable to MITSUMI.

Results of Operations

The following table sets forth selected financial information of MITSUMI for the fiscal years ended March 31, 2016 and 2015:

	Fiscal year ended March 31,
	2016	2015 (Unaudited)
	(Millions of yen)
Revenue	162,055	153,997
Cost of sales	152,528	140,709
Gross profit	9,527	13,288
Selling, general and administrative expenses	12,599	11,677
Operating (loss) income	(5,923)	4,661
(Loss) profit before income taxes	(7,121)	6,368
Income taxes	759	946
Net (loss) profit attributable to owners of MITSUMI	(7,887)	5,417

Management mainly assesses MITSUMI’s business performance based on the key performance indicators “Revenue” and “Operating income (loss).”

The following table presents selected financial information of MITSUMI as percentages of revenue for the periods indicated.

	Fiscal year ended March 31,
	2016	2015 (Unaudited)
Revenue	100.0%	100.0%
Cost of sales	94.1%	91.4%
Gross profit	5.9%	8.6%
Selling, general and administrative expenses	7.8%	7.6%
Operating (loss) income	(3.7%)	3.0%
(Loss) profit before income taxes	(4.4%)	4.1%
Income taxes	0.5%	0.6%
Net (loss) profit attributable to owners of MITSUMI	(4.9%)	3.5%

Segment Information

MITSUMI has a single operating segment: the manufacture and sale of parts for electrical and communications equipment such as semiconductor devices, optical devices, mechanical parts, high-frequency parts and power supply parts.

Since MITSUMI is committed to supplying optimal electric components that meet the needs of customers and to development unique “anticipatory” electronic components, MITSUMI, as a general electronics component manufacturer, maintains a corporate structure that is designed to flexibly respond to change and the needs of customers. Therefore, the MITSUMI’s chief operating decision maker, its president and chief executive officer, regularly reviews revenues and cost of sales, not by product or department but on a consolidated basis, and make decisions about resources to be allocated and assesses performance based on a single operating unit.

Fiscal Year Ended March 31, 2016 Compared to Fiscal Year Ended March 31, 2015

Revenue

Revenue for the fiscal year ended March 31, 2016 was 162.1 billion yen, an increase of 8.1 billion yen or 5.2%, from the previous fiscal year. The increase is mainly attributable to increased sales of high-frequency parts for the automotive sector such as LTE antennas and mechanical parts for the entertainment and healthcare markets. The impacts of exchange rates, mainly driven by the depreciation of the Japanese yen against the U.S. dollar for the first two quarters of the year, are favorable on revenue in the fiscal year ended March 31, 2016.

These factors were slightly offset by a decrease in sales of components devices used in high-end smartphones. The decrease is attributable to a decrease in global demand for high-end smartphones, as customer demand shifted towards low-end devices.

Revenues in MITSUMI’s product lines for the fiscal year ended March 31, 2016 were as follows:

(i) Semiconductor devices

Revenue was 29.6 billion yen, an increase of 0.8 billion yen, or 2.6% compared to the previous fiscal year. The principal factor leading to the increase was a slight increase in demand for semiconductors and lithium-ion batteries.

(ii) Optical devices

Total revenue for optical devices was 3.6 billion yen, a decrease of 3.4 billion yen, or 48.2% compared to the previous fiscal year. The decrease was primarily caused by fewer orders for camera modules.

(iii) Mechanical parts

Revenue for the year was 78.0 billion yen, an increase of 1.8 billion yen, or 2.4% compared to the previous fiscal year. Although demand for actuators and parts used in high-end smartphones decreased, this was more than offset by stronger demand for parts used in entertainment systems.

(iv) High-frequency parts

Orders for high-frequency parts used in the automotive sector increased sharply during the fiscal year. This was the principal reason for total revenue for the year amounting to 30.7 billion yen, an increase of 7.2 billion yen or 30.7% compared to the previous fiscal year. High-frequency parts continue to be MITSUMI’s fastest growing product line.

(v) Power supply parts

Total revenue was 20.1 billion yen, an increase of 1.6 billion yen or 8.6%. Higher demand for internal power supplies was the main factor behind the increase.

Cost of Sales

Cost of sales for the fiscal year ended March 31, 2016 amounted to 152.5 billion yen, an increase of 11.8 billion yen or 8.4% from the previous fiscal year. Ongoing investments towards increasing automation at MITSUMI’s factories in order to improve product quality raised fixed costs. In addition, higher operating expenses in MITSUMI’s subsidiaries in Asia due to the depreciation of the Japanese yen against the Chinese renminbi and Philippine peso during the fiscal year further increased cost of sales.

Gross Profit

Gross profit for the fiscal year ended March 31, 2016 was 9.5 billion yen, a decrease of 3.8 billion yen or 28.3% from the previous fiscal year. The gross margin ratio, defined as the ratio of gross profit to revenue, for the fiscal year ended March 31, 2016 was 5.9%, which was 2.7% less than last fiscal year. Although revenue in the current fiscal year increased, there was a greater increase in cost of sales in the fiscal year ended March 31, 2016. In addition to the factors described above, lower than anticipated orders for micro-actuators and other products used in high-end smartphones led to overcapacity in certain factories, and thus costs that were not matched by commensurate revenues. Exchange rate effects on cost of sales amounting to 2.8 billion yen and the effects of an unfavorable change in the mix of products sold of 1.5 billion yen further decreased gross margin.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the fiscal year ended March 31, 2016 were 12.6 billion yen, an increase of 0.9 billion yen or 7.9% from the previous fiscal year. The increase was primarily due to an increase in employee compensation on account of an annual salary raise as well as the appreciation of Japanese yen during the fiscal year ended March 31, 2016. During the fiscal year ended March 31, 2016, selling, general and administrative expenses accounted for 7.8% of revenue, almost unchanged from the previous fiscal year.

Operating (Loss) Income

Operating loss for the fiscal year ended March 31, 2016 totaled 5.9 billion yen, a 10.6 billion yen change compared to operating income of 4.7 billion yen in the previous fiscal year. The change is primarily attributable to the lower gross profit and increase in selling, general and administrative expenses outlined above, along with a decrease in foreign exchange gains of 1.4 billion yen on account of the appreciation of the yen against the U.S. dollar as of the fiscal year ended March 31, 2016. An increase of product liability claims in relation to product defects and shipment defects of 2.1 billion yen also contributed to the result of operating loss. The defects were primarily attributable to quality control issues which management believes to have since been resolved. Additionally, operating income in the prior fiscal year included plant relocation subsidies of 1.4 billion yen in connection with an urban redevelopment program in China; MITSUMI received no such subsidy for the fiscal year ended March 31, 2016.

(Loss) Profit Before Income Taxes

Loss before income taxes for the fiscal year ended March 31, 2016 was 7.1 billion yen, a 13.5 billion yen change compared to the 6.4 billion yen profit before income taxes in the previous fiscal year. The operating loss combined with foreign exchange losses of 1.2 billion yen, a 2.8 billion yen change compared to the foreign exchange gains of 1.6 billion yen in the previous fiscal year, led to the loss before income taxes.

Income Taxes

Income taxes for the fiscal year ended March 31, 2016 amounted to 0.8 billion yen, a 0.2 billion yen or 19.8% decrease from the previous fiscal year. Although the group incurred a loss before income taxes, taxes are levied at the entity level for overseas subsidiaries, some of which generated a profit. The effective tax rates for the fiscal years ended March 31, 2016 and 2015 were -10.65% and 14.86%, respectively. The change in effective tax rate is primarily attributable to the change in realizability of deferred tax assets in view of the loss before income taxes outlined above.

Net (Loss) Profit Attributable to owners of MITSUMI

As a result of the above, net loss attributable to owners of MITSUMI for the fiscal year ended March 31, 2016 was 7.9 billion yen, a 13.3 billion yen change compared to 5.4 billion yen in net profit from the previous fiscal year.

Geographic Information

The following tables summarize for the periods shown MITSUMI’s revenue and non-current assets by geographic areas as of and for the fiscal years ended March 31, 2016 and 2015. For the purpose of presenting its operations in geographic areas below, MITSUMI attributes revenue from external customers to individual countries in each area based on where products are sold and services are provided, and attributes assets based on where assets are located. Information by geographic segment is based upon IFRS.

As of and for the fiscal year ended March 31, 2016	Japan	Asia	North America	Europe	Consolidated total
	(Millions of yen)
Revenue	64,304	86,471	8,062	3,218	162,055
Non-current assets	25,649	14,111	589	21	40,370

As of and for the fiscal year ended March 31, 2015	Japan (Unaudited)	Asia (Unaudited)	North America (Unaudited)	Europe (Unaudited)	Consolidated total (Unaudited)
	(Millions of yen)
Revenue	59,647	85,430	4,586	4,334	153,997
Non-current assets	21,382	12,113	611	29	34,135

Financial Condition

March 31, 2016 Compared to March 31, 2015

MITSUMI’s total assets as of March 31, 2016 amounted to 167.1 billion yen, an increase of 3.2 billion yen, or 2.0%, compared to 163.9 billion yen as of March 31, 2015. The increase was primarily due to an increase in property, plant and equipment of 6.3 billion yen, cash and cash equivalents of 4.0 billion yen, and inventories of 4.0 billion yen, offset by a decrease in other current financial assets of 6.4 billion yen and a decrease in trade and other receivables of 4.3 billion yen. The increase in cash and cash equivalents was primarily due to cash inflows from the issuance of the zero coupon convertible bonds as discussed in “Liquidity and Capital Resources” below. The decrease in other current financial assets relates to a decrease in time deposits, and the decrease in trade and other receivables relates to a decrease in revenue during the year.

Total liabilities as of March 31, 2016 amounted to 69.4 billion yen, an increase of 22.3 billion yen, or 47.4%, compared to 47.0 billion yen as of March 31, 2015. The increase was primarily due to the issuance of the convertible bonds.

Total equity attributable to owners of MITSUMI decreased by 16.3%, or 19.1 billion yen, to 97.6 billion yen in the fiscal year ended March 31, 2016, primarily due to a decrease in retained earnings of 11.1 billion yen resulting from the net loss in the year, as well as a reclassification of actuarial gains recorded in other comprehensive income to retained earnings arising from the revaluation of defined benefit pension obligations due to changes in actuarial assumptions and changes in the fair value of plan assets of 2.0 billion yen. Other significant changes in equity include a repurchase of 6.2 million shares of MITSUMI common stock at an aggregate purchase price of at 5.0 billion yen and a decrease in exchange differences on translation of foreign operations of 3.4 billion yen. The decrease in exchange differences on translation of foreign operations is primarily attributable to the appreciation of the Japanese yen against the U.S. dollar for the year ended March 31, 2016.

As a result of the above, the stockholders’ equity ratio, calculated as the ratio of total equity attributable to owners of MITSUMI to total assets, as of March 31, 2016 was 58.4%, a 12.8% decrease compared to the previous fiscal year. The current ratio, which is the ratio of current assets to current liabilities, decreased from 3.02 to 2.88.

March 31, 2015 Compared to April 1, 2014

MITSUMI’s total assets as of March 31, 2015, amounted to 163.9 billion yen, an increase of 17.9 billion yen, or 12.3%, compared to 145.9 billion yen as of April 1, 2014. The increase was primarily attributable to an increase in trade and other receivables of 8.7 billion yen resulting from an increase in sales of high value products, as well as an increase in other current financial assets of 8.6 billion yen, or 903.8%, primarily resulting from increase in time deposits.

Total liabilities as of March 31, 2015 amounted to 47.0 billion yen, an increase of 7.0 billion yen, or 17.4%, compared to 40.1 billion yen as of April 1, 2014. The increase was primarily attributable to an increase in short-term borrowings of 4.0 billion yen as a result of additional borrowings, as well as an increase in trade and other payables of 3.2 billion yen due to the impact of foreign currency as the Japanese yen depreciated during the fourth quarter of March 31, 2015.

Total equity attributable to owners of MITSUMI increased by 10.3%, or 10.9 billion yen, to 116.6 billion yen in the fiscal year ended March 31, 2015 compared to April 1, 2014. The increase was primarily attributable to the net profit of 5.4 billion for the fiscal year ended March 31, 2015 and an increase in exchange differences of translation of foreign operations of 5.6 billion yen. The latter is mainly the result of the exchange differences of translation of foreign operations balance as of March 31, 2014 which was deemed to be zero at the date of transition upon adoption of IFRS.

As a result of the above, the stockholders’ equity ratio as of March 31, 2015 decreased by 1.2% from the beginning of that year to 71.2%. The current ratio decreased from 3.22 to 3.02.

Property, Plant and Equipment

Property, plant and equipment are assessed for indicators of impairment.

As a result of the impairment testing required by IFRS, MITSUMI recognized impairment losses of 0.4 billion yen on property, plant and equipment as of March 31, 2015. The impairment of property, plant and equipment are primarily for machinery and vehicles related to semiconductor devices. The impairment losses recorded were primarily due to changes in market trends resulting in reduced prospects for future income from communication equipment, digital audiovisual equipment, office automation equipment, and measuring devices.

There was no impairment recorded as of March 31, 2016. MITSUMI performed the impairment testing required by IFRS, and no impairment was deemed required.

See Note 14 of the notes to MITSUMI’s annual consolidated financial statements appearing elsewhere in this prospectus.

Goodwill

The goodwill recognized in MITSUMI’s consolidated statement of financial position as of April 1, 2014 mainly relates to the acquisitions of businesses related to lithium ion battery ICs and certain mixed-signal LSI products from Hitachi ULSI Systems Co., Ltd as of February 1, 2014.

During year ended March 31, 2015, an impairment loss of 0.2 billion yen on goodwill relating to the acquisition of the business of Hitachi ULSI Systems Co., Ltd. was recorded, primarily due to changes in market trends resulting in a reduction of future income from semiconductor devices. As the balance was entirely impaired, there was no goodwill recorded as of March 31, 2016. The key assumptions used in the value-in-use calculations for the goodwill impairment test are as follows:

Pre-tax discount rate	Terminal growth rate
18.71%	1.29%

See Note 15 of the notes to MITSUMI’s annual consolidated financial statements appearing elsewhere in this prospectus for further discussions on impairment of goodwill.

Reconciliation with Japanese GAAP

MITSUMI’s consolidated financial statements are prepared in accordance with the basis of preparation in Note 2 and the significant accounting policies as summarized in Note 3 to MITSUMI’s audited consolidated financial statements, included elsewhere in this prospectus. These policies differ in certain respects from Japanese GAAP. Pursuant to the requirements of the Financial Instruments and Exchange Act, MITSUMI prepares and reports its annual financial results and quarterly financial statements, respectively, under Japanese GAAP. Please refer to Note 36 to MITSUMI’s audited consolidated financial statements, included elsewhere in this prospectus, for the major reconciling items between IFRS and Japanese GAAP.

MITSUMI has attached unaudited consolidated financial information prepared under Japanese GAAP for the six months ended September 30, 2016 that it announced on November 2, 2016 as Appendix G to this prospectus. Such information shows an increase in loss before income tax, primarily due to a decrease in sales orders of entertainment equipment and the appreciation of Japanese yen, as compared to the same period in prior year. MITSUMI cautions you, however, that because (i) these results are only for two quarters and may not be representative of financial results for the full year and (ii) there are difference between IFRS and Japanese GAAP, the information in Appendix G is of limited use in evaluating MITSUMI’s results under IFRS, and therefore you should not place undue importance on them.

Liquidity and Capital Resources

Overview of: Liquidity and Capital Policy

MITSUMI’s policy is to maintain sufficient funds to meet present and future financial obligations and needs, including funds required to execute its strategy of maintaining its in-house manufacturing capabilities. In order to ensure product quality, MITSUMI aims to ensure that manufacturing is undertaken using internal resources, without engaging in outsourcing. MITSUMI derives the funds it needs for its capital requirements from cash flows provided by operations, borrowings from financial institutions and proceeds from issuance of convertible bonds.

Cash Flows

The following table shows cash flow data for the fiscal years ended March 31, 2016 and March 31, 2015:

	Fiscal year ended March 31,
	2016	2015 (Unaudited)
	(Millions of yen)
Cash and cash equivalents at beginning of year	33,857	45,720
Net cash provided by (used in) operating activities	660	(289)
Net cash used in investing activities	(5,654)	(17,882)
Net cash provided by financing activities	10,796	2,508
Effect of exchange rate changes on cash and cash equivalents	(1,795)	3,800
Net increase (decrease) in cash and cash equivalents	4,007	(11,863)
Cash and cash equivalents at end of year	37,864	33,857

Net cash provided by operating activities for the year ended March 31, 2016 totaled 0.7 billion yen, compared with net cash used in operating activities amounted to 0.3 billion yen in the fiscal year ended March 31, 2015. Operating cash flow improved by 0.9 billion yen, although (loss) profit before income taxes adjusted for depreciation and amortization, gains and losses on sale and disposals of property, plant and equipment, and impairment losses decreased significantly by 12.8 billion yen. The improvement in operating cash flow consists of the impact from changes in trade and other receivables of 6.5 billion yen, changes in other liabilities of 2.6 billion yen, changes in trade and other payables of 1.9 billion yen, changes in inventories of 1.6 billion yen and changes in defined benefit liabilities of 1.4 billion yen.

Net cash used in investing activities during the fiscal year ended March 31, 2016 totaled 5.7 billion yen, compared with 17.9 billion yen in the fiscal year ended March 31, 2015. The 12.2 billion yen decrease in cash outflow was primarily due to a change in time deposits leading to a favorable cash inflow of 14.1 billion yen; specifically, during the current fiscal year, payments into time deposits decreased by 7.5 billion yen, while time deposit withdrawals increased by 6.7 billion yen compared to the previous fiscal year. This change was offset by a decrease in proceeds from sales of property, plant and equipment of 3.7 billion yen.

Net cash provided by financing activities for the fiscal year ended March 31, 2016 totaled 10.8 billion yen, compared with 2.5 billion yen in the fiscal year ended March 31, 2015. The increase was primarily attributable to an issuance of 20.0 billion yen in aggregate principal amount of convertible bonds during the year. The increase was offset by the repurchase of 6.2 million shares of MITSUMI common stock at a cost of 5.0 billion yen and the decrease in short-term borrowings of 5.9 billion yen as compared to the fiscal year ended March 31, 2015.

As a result of the foregoing, cash and cash equivalents as of March 31, 2016 totaled 37.9 billion yen, compared with 33.9 billion yen as of the end of the previous fiscal year end. Cash and cash equivalents are held primarily in U.S. dollars, renminbi, and Japanese yen.

Capital expenditures were 13.5 billion yen and 10.0 billion yen for the fiscal years ended March 31, 2016 and March 31, 2015, respectively. For the fiscal year ended March 31, 2016, the majority of the capital expenditures were incurred for the construction of a new factory in the Philippines, as well as investments into new manufacturing equipment. Both investments were for the purpose of expanding MITSUMI’s production capacity relating to camera actuators for smartphones. As of March 31, 2016, MITSUMI’s anticipated capital expenditures for the fiscal year ended March 31, 2017 amounted to 2.8 billion yen. The general purpose of these commitments is to further invest in new machinery for the production of semiconductors and automated manufacturing of actuators.

Dividend and Repurchase of Common Stock

MITSUMI’s dividend distribution policy is to pay dividends based on its operating results. MITSUMI paid dividends of 1.2 billion yen (14 yen per share) and 0.4 billion yen (5 yen per share) in the fiscal years ended March 31, 2016 and March 31, 2015, respectively. In both cases, the dividends were declared in the preceding fiscal year.

MITSUMI has announced that it will not pay any dividends with respect to the fiscal year ended March 31, 2016 and that given the contemplated business combination during the current fiscal year it has not made any plans with respect to dividends for the fiscal year ending March 31, 2017. For more information related to dividends of MITSUMI, see Note 32 to the MITSUMI consolidated financial statements.

To provide flexibility in its capital policy, MITSUMI repurchased 6.2 million shares of common stock at a cost of 5.0 billion yen during the fiscal year ended March 31, 2016. MITSUMI aims to enhance returns of profits to shareholders and improve capital efficiency.

Liquidity

MITSUMI’s capital and liquidity needs are predominantly for capital expenditures and R&D. MITSUMI has a commitment line of 10.0 billion yen with financial institutions in Japan that has not been drawn down as at March 31, 2016.

Financing Activities

MITSUMI raises necessary funds through short-term borrowings, long-term debt or otherwise, depending on the working capital needs, market conditions and terms and conditions made available to MITSUMI.

The following table shows outstanding debt information as of the dates set forth below (in millions of yen):

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)	Maturity
Short-term borrowings	7,110	10,277	6,278	Within 12 months from balance sheet date
Zero coupon convertible bonds	19,141	—	—	August 2022

Total	26,251	10,277	6,278

As of March 31, 2016, MITSUMI’s outstanding indebtedness was 26.3 billion yen, an increase of 16.0 billion yen, or 155.4%, from the fiscal year ended March 31, 2015. This change was primarily due to the issuance of zero-coupon convertible bonds with an aggregate principal amount of 20.0 billion yen. The bonds are listed on the Singapore Exchange Securities Trading Limited.

The principal on the convertible bonds is not due until maturity, which is August 2022. The bonds are issued with stock acquisition rights for the common stock of MITSUMI, exercisable by bondholders from August 2015 up until July 2022, provided certain conditions regarding the stock price are met and subject to certain other factors. MITSUMI may redeem all but not part of the bonds at 100% of their principal amount under certain conditions, such as if Japanese withholding taxes are imposed on payments in respect of the bonds, or if the outstanding principal amount of the bonds is less than 10% of the initial aggregate principal amount. Further, bondholders also have the option to redeem the bonds at 100% of their principal amount in August 2020, if certain conditions are met. Subsequent to the share exchange with Minebea, all the convertible bonds will be assumed by Minebea and will become convertible into shares of Minebea common stock pursuant to the terms thereof. See “—The Business Integration Agreement—Bonds with Stock Acquisition Rights.”

The net proceeds from issue of the bonds were used, or are expected to be used for the purposes of the capital expenditures discussed above, as well as towards working capital for the expansion of MITSUMI’s business concerning products such as camera actuators for smartphones, battery-related semiconductors, car-mounted antennae, satellite broadcasting tuners and MEMS-related products, and as funding for the repurchase of shares by MITSUMI.

MITSUMI’s short-term borrowings are primarily denominated in Japanese yen. As of March 31, 2016, this amounted to 7.1 billion yen, a decrease of 3.2 billion yen, or 30.8% as compared to the prior period. Short-term borrowings consist of bank loans from Japanese financial institutions, which primarily bear fixed interest with a weighted average of 0.64%.

Further disclosures on MITSUMI’s short-term borrowings and convertible bonds are included in Note 11 and Note 20 to the MITSUMI consolidated financial statements.

Working Capital

As at March 31, 2016, MITSUMI’s working capital surplus was 81.2 billion yen, compared with 85.1 billion yen as of March 31, 2015. The decrease was primarily due to a decrease in time deposits of 6.4 billion yen, offset by an increase in cash and cash equivalents of 4.0 billion yen. Further explanations for increase in cash and cash equivalents are described in the Cash Flows section above.

MITSUMI’s primary requirements for working capital relate to operating expenses, including expenses for automated manufacturing, building and equipment extension, and R&D. For the fiscal years ended March 31, 2016 and March 31, 2015, the working capital requirements were mainly funded by borrowings and, to a lesser extent, by internally generated funds. MITSUMI believes that going forward, sufficient funds will be generated from operations to meet its working capital requirements.

Research and Development

MITSUMI engages in R&D activities to improve the performance and quality of its existing products, as well as to develop innovative high-precision electronic components. MITSUMI operates R&D facilities primarily in Japan, while collaborating closely with its overseas subsidiaries.

MITSUMI’s R&D costs were 11.9 billion yen and 11.6 billion yen in the fiscal years ended March 31, 2016 and 2015, respectively. R&D efforts focused on the development of ultra-thin and high-performance devices, including semiconductors and micro-actuators used in various industries such as high-end information communication equipment. Recent developments included more accurate semiconductors for lithium-ion battery protection as well as micro-actuators with optical image stabilization functions for camera modules.

In addition, MITSUMI invests R&D resources in developing advanced sensor technologies to meet the fast-pace developments in the automotive and healthcare industries. In particular, MITSUMI is enhancing its micro-electromechanical systems, or MEMS, technologies, such as MEMS mirrors, laser projection optical aids used in “smart-glasses” and heads-up displays for cars, with the aim to expand into new markets.

Off-balance Sheet Arrangements

MITSUMI does not presently have any material off-balance sheet transactions.

Contractual Obligations and Commitments

As of March 31, 2016, MITSUMI’s contractual obligations were as follows:

	Payments due by period
Contractual obligation	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
		(Millions of yen)
Bonds and borrowings*[1]	27,110	7,110	—	—	20,000
Interest obligations	8	8	—	—	—
Finance lease obligations	83	19	32	27	5
Purchase obligations*[2]	2,789	2,789	—	—	—
Contributions to defined benefit pension plans*[3]	1,648	1,648	—	—	—

Total	31,638	11,574	32	27	20,005

*1	This amount includes short-term borrowings repaid within 3 months, and the zero coupon convertible bonds as discussed under “Liquidity and Capital Resources.” Bondholders have the option to redeem the bonds at 100% of their principal amount in August 2020, if certain conditions are met. For further discussion concerning the convertible bonds, see “Liquidity and Capital Resources.”
*2	A purchase obligation is an enforceable and legally binding agreement to purchase goods or services that specifies significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transactions. MITSUMI has various obligations to purchase in the ordinary course of business, mainly related to property, plant and equipment. MITSUMI does not have any purchase obligations in relation to inventory parts as general purchase orders are cancellable. Since non-cancellable purchase obligations of inventory are not currently determinable, purchase obligations do not reflect such purchases.
*3	Since contributions beyond the next fiscal year are not currently determinable, contributions to defined benefit pension plans reflect only contributions expected for the next fiscal year.

Since it is difficult to estimate actual payments in the future, unrecognized tax loss carryforwards totaling 38,735 million yen and unused tax credits totaling 30 million yen is not represented in the table above.

Quantitative and Qualitative Disclosures about Market Risk

Refer to Note 11 of the MITSUMI audited consolidated financial statements included elsewhere in this prospectus for a discussion of market risk and other risks.

DIRECTORS AND MANAGEMENT OF MINEBEA MITSUMI

FOLLOWING THE SHARE EXCHANGE

The business integration agreement between Minebea and MITSUMI provides that, upon the effectiveness of the share exchange, MITSUMI will be entitled to nominate Mr. Shigeru Moribe, the current President and Chief Executive Officer of MITSUMI, and one more person to become directors of MINEBEA MITSUMI. At the annual general meeting of its shareholders that immediately follows the effectiveness of the share exchange, MINEBEA MITSUMI will propose that those two persons be elected as directors. The agreement further states that if such persons are elected as directors, MINEBEA MITSUMI will promptly convene a meeting of its board of directors at which Mr. Moribe will be elected as Representative Director and Vice Chairman of MINEBEA MITSUMI and that Mr. Yoshihisa Kainuma, the current Representative Director, Chairman and President of Minebea, will be elected as Representative Director, Chairman and President of MINEBEA MITSUMI.

The maximum number of directors on Minebea’s board of directors is ten. Upon the effectiveness of the share exchange, the maximum number of directors on MINEBEA MITSUMI’s board of directors will be increased from ten to twelve.

As of the date of this prospectus, no further decisions have been made about the board composition of MINEBEA MITSUMI after the share exchange.

The following provides information about the individuals who currently serve on the board of directors of Minebea, and who are thus expected to be directors of MINEBEA MITSUMI immediately after the consummation of the share exchange, and of Mr. Moribe, the MITSUMI nominee to the MINEBEA MITSUMI board who has been already named.

From Minebea

Name	Date of birth	Number of Minebea shares owned as of September 30, 2016	Percentage ownership
Yoshihisa Kainuma	February 6, 1956	71,600	*
Hirotaka Fujita	May 23, 1952	29,000	*
Daishiro Konomi	September 30, 1951	33,200	*
Tamio Uchibori	September 6, 1952	26,200	*
Ryozo Iwaya	April 24, 1958	3,000	*
Tetsuya Tsuruta	September 4, 1955	3,000	*
Shigeru None	August 23, 1959	8,700	*
Hiromi Yoda	June 26, 1952	6,100	*
Kohshi Murakami	February 8, 1940	—	*
Takashi Matsuoka	January 17, 1964	93,765	*

*	Shares held represent less than 1% of the total number of outstanding shares of common stock of Minebea. In addition, none of the Minebea individuals listed above owned any shares of MITSUMI common stock.

Yoshihisa Kainuma joined Minebea and was appointed Director and General Manager of Legal Department in December 1988. Mr. Kainuma is a member of the Daini Tokyo Bar Association and the New York State Bar Association. Mr. Kainuma has held various positions with Minebea, including Chief of Operations Headquarters and General Manager of Legal Division. He has served as a Representative Director, President and Chief Executive Officer since April 2009.

Hirotaka Fujita joined Minebea in April 1976 and was elected to its board of directors in June 2007. Mr. Fujita has held various positions with Minebea. He has served as a Director, Senior Managing Executive Officer, Chief of

Electronic Device & Component Manufacturing Headquarters and Officer in charge of the Business Management Division at Electronic Device & Component Manufacturing Headquarters since April 2015.

Daishiro Konomi joined Minebea in April 1975. Mr. Konomi has held various positions with Minebea including General Manager of Regional Affairs for Europe and the Americas of the Sales Division. He has served as a Director, Senior Managing Executive Officer and Officer in charge of the Sales Division since June 2013.
Tamio Uchibori joined Minebea in April 1977 and was appointed Director and Senior Managing Executive Officer in June 2013. Mr. Uchibori has held various positions with Minebea including Head of the Corporate Planning Department. He has served as a Director, Senior Managing Executive Officer and Chief of Corporate Planning Headquarters since June 2016.

Ryozo Iwaya joined Minebea in April 1981. Mr. Iwaya has held various positions with Minebea including Head of the Lighting Device Business Unit at Electronic Device & Component Business Headquarters. He has served as a Director, Senior Managing Executive Officer, Deputy Chief of Electronic Device & Component Manufacturing Headquarters and Officer in charge of the Electronic Device Division since June 2015.

Tetsuya Tsuruta joined Minebea in April 1981. Mr. Tsuruta has held various positions with Minebea. He has served as a Director, Senior Managing Executive Officer, Chief of Machined Component Manufacturing Headquarters, Officer in charge of the Spindle Motor Division at the Electronic Device & Component Manufacturing Headquarters, and Officer in charge of the Production Support Division since June 2016.

Shigeru None joined Minebea in April 1982 and was elected to its board of directors in June 2015. Mr. None has served as a Director, Senior Managing Executive Officer, Deputy Officer in charge of the Sales Division and General Manager of Japan & Asian Regional Sales since June 2016.

Hiromi Yoda joined Minebea in April 1978. Mr. Yoda has held various positions with Minebea including General Manager of the Business Administration Department. He has served as a Director, Senior Managing Executive Officer and Chief of Accounting & Corporate Finance Headquarters since June 2016.

Kohshi Murakami was elected as an outside director of Minebea in June 2008. Before joining Minebea, Mr. Murakami served as Chief Judge of the Tokyo High Court and as a professor at Graduate School of Law, Kyoto University. Mr. Murakami has served as a special counsel at TMI Associates since June 2005. He currently serves as an Outside Director and a member of the Independent Committee of Minebea.

Takashi Matsuoka was elected as an outside director of Minebea in June 2005. Mr. Matsuoka has served as a Director and Vice President Executive Officer of KEIAISHA Co., Ltd. since June 2014. Mr. Matsuoka is a cousin of the spouse of Mr. Kainuma.

As of September 30, 2016, the individuals named above held options issued by Minebea. Each option gives the holder the right to purchase 100 shares of common stock of Minebea. The options are exercisable within ten days from the day immediately following the date of the holder’s termination of service as director of Minebea. The name of the options, the expiration date and the aggregate number of options held by the individuals named above as of September 30, 2016 are as follows:

Name of series	Expiration date	Exercise price (Yen)	Aggregate number of options held
Minebea Co., Ltd. 1st Series of Stock Acquisition Rights	July 16, 2042	1	150
Minebea Co., Ltd. 2nd Series of Stock Acquisition Rights	July 15, 2043	1	250
Minebea Co., Ltd. 3rd Series of Stock Acquisition Rights	July 17, 2044	1	150

From MITSUMI

Name	Date of birth	Number of MITSUMI shares owned as of September 30, 2016	Percentage ownership
Shigeru Moribe	October 27, 1956	319,292	*

*	Shares held represent less than 1% of the total number of outstanding shares of common stock of MITSUMI. In addition, none of the MITSUMI individuals listed above owned any shares of Minebea common stock.

Shigeru Moribe joined MITSUMI in March 1980 and was elected to its board of directors in April 1991. Mr. Moribe has held various positions with MITSUMI, including General Manager of Sales & Marketing Headquarters. He has served as a Representative Director, President and Chief Executive Officer since April 2002 and also serves as a Director and Chairman of QINGDAO MITSUMI ELECTRIC CO., LTD. and MITSUMI CO., LTD. in Hong Kong.

Director Compensation

The aggregate amount of remuneration, including bonuses, for the year ended March 31, 2016, paid by Minebea or MITSUMI and their respective subsidiaries to the persons named above for services in all capacities to Minebea or MITSUMI and their respective subsidiaries during the year ended March 31, 2016 was approximately 550 million yen. None of Minebea or its respective subsidiaries has set aside reserves for any retirement payments for the persons named above while MITSUMI has set aside 69 million yen for retirement payments to Mr. Moribe.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

Under the Financial Instruments and Exchange Law, any person who becomes, beneficially and solely or jointly, a holder, including, but not limited to, a deemed holder who manages shares for another holder pursuant to a discretionary investment agreement, of more than 5% of the total issued shares of a company listed on a Japanese stock exchange (including ADSs representing such shares) must file a report concerning the shareholding with the director of the relevant local finance bureau. A similar report must be filed, with certain exceptions, if the percentage of shares held by a holder, solely or jointly, of more than 5% of the total issued shares of a company increases or decreases by 1% or more, or if any change to a material matter set forth in any previously filed reports occurs.

Minebea

The following table provides information regarding shareholders appearing on Minebea’s register of shareholders as of September 30, 2016 that held 5% or more of Minebea’s outstanding common stock:

Name	Number of Minebea shares owned	Percentage of outstanding Minebea shares owned
	(Thousands of shares)
The Master Trust Bank of Japan, Ltd. (Trust Account)*[1]	26,129	6.55
Japan Trustee Services Bank, Ltd. (Trust Account)*[1]	20,167	5.05

*1	Minebea understands that The Master Trust Bank of Japan, Ltd. (Trust Account) and Japan Trustee Services Bank, Ltd. (Trust Account) are not the beneficial owners of Minebea’s common stock. The shares of common stock are held in trust accounts, which do not disclose the names of beneficiaries.

As of November 14, 2016, Minebea had received from the following entities reports on changes in substantial shareholding pursuant to the Financial Instruments and Exchange Law, indicating that such entities own the number of Minebea common stock set forth below. Minebea is not able to confirm the number of shares actually owned by such shareholders.

Name	Number of Minebea shares owned	Percentage of outstanding Minebea shares owned
	(Thousands of shares)
Sumitomo Mitsui Trust Bank, Limited*[2] and its affiliated entities	50,825	12.73
Mitsubishi UFJ Financial Group, Inc.*[3] and its affiliated entities	24,150	6.05
BlackRock Japan Co., Ltd.*[4] and its affiliated entities	20,032	5.02

*2	The report, dated January 6, 2016, indicated that this entity, together with two affiliated entities, in the aggregate owned the number of shares of Minebea common stock set forth above as of December 28, 2015.
*3	The report, dated April 4, 2016, indicated that this entity, together with three affiliated entities, in the aggregate owned the number of shares of Minebea common stock set forth above as of March 28, 2016.
*4	The report, dated October 20, 2016, indicated that this entity, together with six affiliated entities, in the aggregate owned the number of shares of Minebea common stock set forth above as of October 14, 2016.

MITSUMI

The following table provides information regarding shareholders appearing on MITSUMI’s register of shareholders as of September 30, 2016 that held 5% or more of MITSUMI’s outstanding common stock:

Name	Number of MITSUMI shares owned	Percentage of outstanding MITSUMI shares owned
	(Thousands of shares)
Japan Trustee Services Bank, Ltd. (Trust Account)*[5]	10,165	11.62
The Master Trust Bank of Japan, Ltd. (Trust Account)*[5]	8,654	9.89

*5	MITSUMI understands that Japan Trustee Services Bank, Ltd. (Trust Account) and The Master Trust Bank of Japan, Ltd. (Trust Account) are not the beneficial owners of MITSUMI’s common stock. The shares of common stock are held in trust accounts, which do not disclose the names of beneficiaries.

As of November 14, 2016, MITSUMI had received from the following entities reports on changes in substantial shareholding pursuant to the Financial Instruments and Exchange Law, indicating that such entities own the number of MITSUMI common stock set forth below. MITSUMI is not able to confirm the number of shares actually owned by such shareholders.

Name	Number of MITSUMI shares owned	Percentage of outstanding MITSUMI shares owned
	(Thousands of shares)
Nomura Securities Co., Ltd.*[6] and its affiliated entities	15,880	16.21
Mizuho Bank, Ltd.*[7] and its affiliated entities	10,383	10.55
Sumitomo Mitsui Trust Bank, Limited*[8] and its affiliated entities	7,780	8.89
Daiwa Securities Co. Ltd.*[9] and its affiliated entities	7,209	7.81
Mitsubishi UFJ Financial Group, Inc.*[10] and its affiliated entities	4,712	5.39

*6	The report, dated October 27, 2016, indicated that this entity, together with three affiliated entities, in the aggregate owned the number of shares of MITSUMI common stock set forth above as of October 24, 2016.
*7	The report, dated November 10, 2016, indicated that this entity, together with five affiliated entities, in the aggregate owned the number of shares of MITSUMI common stock set forth above as of November 2, 2016.
*8	The report, dated November 7, 2016, indicated that this entity, together with two affiliated entities, in the aggregate owned the number of shares of MITSUMI common stock set forth above as of October 31, 2016.
*9	The report, dated April 6, 2016, indicated that this entity, together with two affiliated entities, in the aggregate owned the number of shares of MITSUMI common stock set forth above as of March 31, 2016.
*10	The report, dated July 19, 2016, indicated that this entity, together with three affiliated entities, in the aggregate owned the number of shares of MITSUMI common stock set forth above as of July 11, 2016.

MINEBEA MITSUMI

Based on the information regarding the ten largest shareholders of record of each of Minebea and MITSUMI as of September 30, 2016, which is the latest such information publicly disclosed by Minebea and MITSUMI in Japan, if the record ownership by those shareholders remains unchanged through the date of the share exchange, the following would provide relevant information regarding shareholders that would hold 5% or more of MINEBEA MITSUMI’s outstanding common stock immediately after the share exchange:

Name	Number of MINEBEA MITSUMI shares to be received in the share exchange	Percentage of outstanding MINEBEA MITSUMI shares following the share exchange
	(Thousands of shares)
The Master Trust Bank of Japan, Ltd. (Trust Account)*[11]	31,234	7.39
Japan Trustee Services Bank, Ltd. (Trust Account)*[11]	26,164	6.19

*11	Minebea and MITSUMI understand that The Master Trust Bank of Japan, Ltd. (Trust Account) and Japan Trustee Services Bank, Ltd. (Trust Account) are not the beneficial owners of Minebea’s or MITSUMI’s common stock. The shares of common stock are held in trust accounts, which do not disclose the names of beneficiaries.

Related Party Transactions

In the ordinary course of business and through negotiations in consideration of market price, Minebea entered into a supply agreement with KEIAISHA Co., Ltd., of which a certain member of the Board of Directors of Minebea serves as Director, Vice President and Executive Officer, to provide steel, machine equipment and components, and other industrial materials, such as grease and chemicals. For the fiscal year ended March 31, 2016, Minebea recorded a total expense of approximately 5.0 billion yen for purchasing such materials in connection with this agreement. Minebea does not consider the above transactions to be material to its business.

DESCRIPTION OF MINEBEA COMMON STOCK

The following information relates to the shares of Minebea common stock, including summaries of certain provisions of Minebea’s articles of incorporation and share handling regulations, the Companies Act of Japan, and the Law Concerning Book-Entry Transfer of Corporate Bonds, Shares, etc. of Japan (Law No. 75 of 2001, as amended) (together with the regulations promulgated thereunder, the “Book-Entry Law”) relating to joint stock corporations.

General

Minebea is a joint stock corporation under the Companies Act. The rights of shareholders of a joint stock corporation are represented by shares of capital stock in the corporation and shareholders’ liability is limited to the amount of subscription for the shares. The authorized share capital of Minebea is as provided in its articles of incorporation and consists of 1,000,000,000 shares of common stock.

Shares of all Japanese companies listed on any Japanese stock exchange are subject to a central clearing system under the Book-Entry Law. The shares of Minebea common stock, which are listed on the Tokyo Stock Exchange and the Nagoya Stock Exchange, are also subject to the central clearing system. Under the clearing system, in order for any person to hold, sell or otherwise dispose of shares of Japanese listed companies, that person must have an account at an account managing institution unless such person has an account at JASDEC. “Account managing institutions” are securities firms, banks, trust companies, and certain other financial institutions which meet the requirements prescribed by the Book-Entry Law, and only those financial institutions that meet further requirements of the Book-Entry Law can open accounts directly at JASDEC.

Under the Book-Entry Law, any transfer of listed shares is effected through book entry. Unless the transferee has an account at JASDEC, the title to the shares passes to the transferee at the time the transferred number of shares is recorded in the transferee’s account at an account managing institution, and the holder of an account at an account managing institution is presumed to be the legal owner of the shares held in such account. In cases where the transferee has an account at JASDEC, the title to the shares passes to the transferee at the time the transferred number of shares is recorded in the transferee’s account at JASDEC, and the holder of an account at JASDEC is presumed to be the legal owner of the shares credited to its proprietary account at JASDEC.

Under the Companies Act, in order to assert shareholders’ rights against Minebea, the transferee must have its name and address registered in Minebea’s register of shareholders, except in limited circumstances. Under the clearing system, Minebea generally makes such registration based on the information provided in a general shareholders notification issued by JASDEC. For the purpose of the general shareholders notification, shareholders are required to file their names and addresses with Minebea’s transfer agent through the account managing institution and JASDEC. See “—Register of Shareholders” for more information.

Non-resident shareholders of Minebea are required to appoint a standing proxy in Japan or provide a mailing address in Japan. Each such shareholder must give notice of its standing proxy or provide a mailing address to the relevant account managing institution. Such notice will be forwarded to Minebea’s transfer agent through JASDEC. Japanese securities firms and commercial banks customarily act as standing proxies and provide related services for standard fees. Notices from Minebea to non-resident shareholders are delivered to the standing proxies or mailing addresses in Japan.

Dividends

General

Under the Companies Act, a joint stock corporation may distribute dividends in cash and/or in kind to its shareholders any number of times per fiscal year, subject to certain limitations described in “—Restrictions on Dividends” below.

Under the articles of incorporation of Minebea and the Companies Act, Minebea may, by resolution of Minebea’s general meeting of shareholders or its board of directors:

•	distribute annual dividends in cash and/or in kind to shareholders of record as of March 31 of each year;

•	distribute interim dividends in cash and/or in kind to shareholders of record as of September 30 of each year; and

•	distribute dividends in cash and/or in kind to shareholders as of a record date to be fixed for such distribution from time to time.

Dividends may be distributed in cash and/or in kind in proportion to the number of shares held by each shareholder. A resolution of the general meeting of shareholders or board of directors authorizing the payment of dividends must specify the kind and aggregate book value of the assets to be distributed, the manner of allocation of such assets to shareholders, and the effective date of the dividend. If dividends are to be paid in kind, Minebea may grant its shareholders the right to require Minebea to pay such dividends in cash instead of in kind. If no such right is granted to shareholders, the payment of dividends in kind must be approved by a special resolution of a general meeting of shareholders. Under its articles of incorporation, Minebea is not obligated to pay any dividends in cash that remain unclaimed for a period of three years after the first payable date of such dividends.

Restrictions on Dividends

In order to pay dividends, Minebea must, until the aggregate amount of Minebea’s capital surplus reserve and earned surplus reserve reaches one quarter of its stated capital, set aside in its capital surplus reserve and/or earned surplus reserve the lesser of (i) the amount equal to one-tenth of the amount paid out from surplus, as defined below, and (ii) an amount equal to one quarter of its stated capital less the aggregate amount of its capital surplus reserve and earned surplus reserve as of the date of such dividends.

Under the Companies Act, as of the effective date of the distribution, provided that net assets are not less than 3 million yen, the amount of dividends may not exceed:

the sum of:

(a) the amount of surplus, as described below; and

(b) in the event that provisional financial statements are prepared and approved, the aggregate amount of (i) the net income for the relevant period as provided for by an ordinance of the Ministry of Justice, and (ii) the amount of consideration that Minebea received for the treasury stock that Minebea disposed of during such period;

less the sum of:

(c) the book value of treasury stock;

(d) in the event that Minebea disposed of treasury stock after the end of the last fiscal year, the amount of consideration that Minebea received for such treasury stock;

(e) in the event described in (b) in this paragraph, the amount of net loss for such period described in the statement of income constituting the provisional financial statements; and

(f) certain other amounts set forth in ordinances of the Ministry of Justice, including (if the sum of one-half of Minebea’s goodwill and deferred assets exceeds the total of its stated capital, capital surplus reserve and earned surplus reserve, each such amount as it appears on the balance sheet as of the end of the last fiscal year) all or a certain part of such excess amount as calculated in accordance with the ordinances of the Ministry of Justice.

The amount of surplus stated in (a) above is the excess of:

the sum of:

(i) the aggregate of other capital surplus and other retained earnings at the end of the last fiscal year;

(ii) in the event that Minebea disposed of treasury stock after the end of the last fiscal year, the difference between the book value of such treasury stock and the consideration that Minebea received for such treasury stock;

(iii) in the event that Minebea reduced its stated capital after the end of the last fiscal year, the amount of such reduction less the portion thereof that has been transferred to capital surplus reserve and/or earned surplus reserve (if any); and

(iv) in the event that capital surplus reserve and/or earned surplus reserve were reduced after the end of the last fiscal year, the amount of such reduction less the portion thereof that has been transferred to stated capital (if any);

over the sum of:

(v) in the event that Minebea canceled treasury stock after the end of the last fiscal year, the book value of such treasury stock;

(vi) in the event that Minebea distributed surplus after the end of the last fiscal year, the aggregate of the following amounts:

a. the aggregate amount of the book value of the distributed assets, excluding the book value of such assets that would be distributed to shareholders but for their exercise of the right to receive dividends in cash instead of dividends in kind;

b. the aggregate amount of cash distributed to shareholders who exercised the right to receive a distribution in cash instead of a distribution in kind; and

c. the aggregate amount of cash paid to shareholders holding fewer shares than the shares that were required in order to receive a distribution in kind; and

(vii) the aggregate amounts of a. through d. below, less e. and f. below:

a. in the event that the amount of surplus was reduced and transferred to capital surplus reserve, earned surplus reserve and/or stated capital after the end of the last fiscal year, the amount so transferred;

b. in the event that Minebea paid dividends after the end of the last fiscal year, the amount set aside in Minebea’s capital surplus reserve and/or earned surplus reserve;

c. in the event that Minebea disposed of treasury stock in the process of (x) a merger in which Minebea acquired all rights and obligations of a company, (y) a corporate split in which Minebea acquired all or a part of the rights and obligations of a split company or (z) a share exchange in which Minebea acquired all shares of a company after the end of the last fiscal year, the difference between the book value of such treasury stock and the consideration that Minebea received for such treasury stock;

d. in the event that the amount of surplus was reduced in the process of a corporate split in which Minebea transferred all or a part of its rights and obligations after the end of the last fiscal year, the amount so reduced;

e. in the event of (x) a merger in which Minebea acquired all rights and obligations of a company, (y) a corporate split in which Minebea acquired all or a part of the rights and obligations of a split company or (z) a share exchange in which Minebea acquired all shares of a company after the end of the last fiscal year, the aggregate amount of (i) the amount of Minebea’s other capital surplus after such merger, corporate split or share exchange, less the amount of its other capital surplus before such merger, corporate split or share exchange, and (ii) the amount of its other retained earnings after such merger, corporate split or share exchange, less the amount of its other retained earnings before such merger, corporate split or share exchange; and

f. in the event that an obligation to cover a deficiency, such as the obligation of a person who subscribed to newly issued shares with an unfair amount to be paid in, was fulfilled after the end of the last fiscal year, the amount of other capital surplus increased by such payment.

Capital and Reserves

Under the Companies Act, the paid-in amount of any newly issued shares of common stock is required to be accounted for as stated capital, provided that an amount not exceeding one-half of such paid-in amount may be accounted for as capital surplus reserve. Minebea may generally reduce capital surplus reserve and/or earned surplus reserve by resolution of a general meeting of shareholders, and transfer such amounts in whole or in part to stated capital by the same resolution of a general meeting of shareholders. Minebea may also transfer all or any part of the surplus as described in “—Dividends” above to stated capital, capital surplus reserve or earned surplus reserve by resolution of a general meeting of shareholders, subject to certain restrictions. Minebea may generally reduce its stated capital by a special resolution of a general meeting of shareholders and, if so decided by the same resolution, Minebea may transfer such amounts in the whole or in part to capital surplus reserve or earned surplus reserve.

Share Splits

Minebea may at any time split the outstanding shares of common stock into a greater number of shares of common stock by resolution of the board of directors. When a share split is effected, so long as Minebea’s only class of outstanding shares is common stock, Minebea may increase the number of authorized shares in the same ratio as that of such share split by amending its articles of incorporation, which may be effected by a resolution of the board of directors without shareholder approval.

Under the clearing system, on the effective date of the share split, the numbers of shares recorded in all accounts held by Minebea’s shareholders at account managing institutions will be increased in accordance with the applicable ratio.

Share Consolidation

Minebea may at any time consolidate its shares into a smaller number of shares by a special resolution of the general meeting of shareholders. Minebea must disclose the reason for the share consolidation at the general meeting of shareholders. When a share consolidation is effected, Minebea must give public notice of the share consolidation, at least two weeks prior to the effective date of the share consolidation; provided that if the product of (a) the number of shares constituting each unit of shares and (b) the ratio of share consolidation is a number that contains a fractional part less than one. Minebea must give public notice at least 20 days prior to the effective date, and any shareholder of Minebea (i) who, being entitled to vote at a general meeting of shareholders, notifies Minebea prior to the general meeting of shareholders of his or her intention to oppose the share consolidation and votes against the approval of the share consolidation at such general meeting of shareholders, or (ii) who is not entitled to vote at such general meeting of shareholders may demand that Minebea purchase his or her shares constituting any fraction less than one at a fair price.

Under the clearing system, on the effective date of the share consolidation, the numbers of shares recorded in all accounts held by Minebea’s shareholders at account managing institutions will be decreased in accordance with the applicable ratio.

Unit Share System

Under the articles of incorporation of Minebea and the Companies Act, 100 shares of common stock constitute one unit. The shareholders of Minebea who hold shares constituting less than one unit do not have voting rights at a general meeting of shareholders.

A shareholder of Minebea who holds shares constituting less than one unit may at any time demand that Minebea purchase its shares of less than one unit. In addition, the articles of incorporation of Minebea provide that a shareholder who holds shares constituting less than one unit may at any time demand that Minebea sell to it from any available treasury stock the number of shares as may be necessary to raise its share ownership to a whole unit. The price at which shares constituting less than one unit will be purchased or sold by Minebea pursuant to such a demand will be equal to (a) the closing price of shares of Minebea reported by the Tokyo Stock Exchange on the day when the demand is received by Minebea’s transfer agent or (b) if no sales take place on the Tokyo Stock Exchange on that day, the price at which the sale of shares is executed on such stock exchange immediately thereafter. Under the clearing system, such demand must be made to Minebea through the relevant account management institution.

General Meetings of Shareholders

The annual general meeting of Minebea’s shareholders is held in June each year. An extraordinary general meeting of shareholders may be held whenever necessary. Notice of a general meeting of shareholders stating the date, time, and place of the general meeting of shareholders, and any matter with respect to the agenda of the general meeting of shareholders (if any), among other things, must be given to each shareholder of common stock with voting rights (or, in the case of a shareholder not resident in Japan, to its standing proxy or mailing address in Japan) at least two weeks prior to the scheduled date of the meeting.

Any shareholder or group of shareholders holding at least three percent of Minebea’s total voting rights for a period of six months or more may request, with an individual shareholder notice (as described in “—Register of Shareholders” below), the convocation of a general meeting of shareholders for a particular purpose. Unless such general meeting of shareholders is convened without delay or a convocation notice to hold a meeting no later than eight weeks from the date of such request is dispatched, the requesting shareholder may, upon obtaining court approval, convene such general meeting of shareholders.

Any shareholder or group of shareholders holding at least 300 voting rights or one percent of Minebea’s total voting rights for a period of six months or more may propose a matter to be included in the agenda of a general meeting of shareholders, and may propose to describe such matter together with a summary of the proposal to be submitted by such shareholder in a notice to Minebea’s shareholders, by submitting a request to a director at least eight weeks prior to the date set for such meeting, with an individual shareholder notice.

Voting Rights

A holder of shares of common stock constituting one or more units is entitled to one vote for each unit, except for a shareholder prescribed by the applicable ordinance of the Ministry of Justice as an entity over whom Minebea may have substantial control through the ownership of one quarter or more of the votes of all shareholders of such entity or for other reasons.

Except as otherwise provided by the Companies Act, under the articles of incorporation of Minebea, the resolution of a shareholders’ meeting must be passed by an affirmative vote of at least a majority of the voting rights of the shareholders represented at the meeting having no quorum requirement other than for matters relating to appointment and removal of directors and audit and supervisory board members, which must be passed by an affirmative vote of at least a majority of the voting rights of the shareholders represented at the meeting where a quorum of one-third of the total voting rights is present.

However, except as otherwise provided by the Companies Act, under the articles of incorporation of Minebea, a resolution of a shareholders’ meeting regarding important matters (including the following matters) can be adopted only by special resolution, which requires an affirmative vote of at least two-thirds of the voting rights of the shareholders represented at the meeting where a quorum of one-third of the total voting rights is present. Examples of such important matters include the following:

(a)	any amendment to Minebea’s articles of incorporation (except for amendments that may be authorized solely by the board of directors under the Companies Act);

(b)	a reduction of stated capital, subject to certain exceptions, such as a reduction of stated capital for the purpose of replenishing capital deficiencies;

(c)	a dissolution, merger or consolidation, subject to certain exceptions under which a shareholders’ resolution is not required;

(d)	the transfer of all or a substantial part of Minebea’s business, subject to certain exceptions under which a shareholders’ resolution is not required;

(e)	the taking over of the whole of the business of any other corporation, subject to certain exceptions under which a shareholders’ resolution is not required;

(f)	a corporate split, subject to certain exceptions under which a shareholders’ resolution is not required;

(g)	a share exchange or share transfer for the purpose of establishing a 100 percent parent-subsidiary relationships, subject to a certain exceptions under which a shareholders’ resolution is not required;

(h)	any issuance of new shares or transfer of existing shares held by Minebea as treasury stock at a specially favorable price and any issuance of stock acquisition rights or bonds with stock acquisition rights at a specially favorable price or on specially favorable conditions to any persons other than shareholders;

(i)	any acquisition by Minebea of its own shares from specific persons other than Minebea’s subsidiaries;

(j)	a share consolidation; or

(k)	the removal of an audit & supervisory board member.

Liquidation Rights

In the event of liquidation of Minebea, the assets remaining after payment of all the debts, liquidation expenses, and taxes will be distributed among shareholders of common stock in proportion to the respective number of shares which they hold.

Issuance of New Shares

Minebea may generally issue new shares or transfer existing shares held by it as treasury stock by a resolution of the board of directors up to the authorized number of shares prescribed in Minebea’s articles of incorporation. However, a resolution of a general meeting of shareholders, which requires an affirmative vote of a majority of the voting rights of the shareholders represented at the meeting where a quorum of a majority of the total voting rights is present, is required if (i) such issuance of new shares or transfer of existing shares results in a person who subscribes for such shares and its subsidiaries having more than 50% of voting rights of all shareholders in total following such issuance of new shares or transfer of existing shares, subject to certain exceptions, and (ii) shareholders representing at least ten percent of the voting rights of all shareholders notifies Minebea of their intention to oppose such issuance of new shares or transfer of existing shares within two weeks from the date of filing of the securities registration statement in relation to such new shares or transfer of existing shares, unless Minebea’s financial condition is extremely severe and there is an urgent necessity for business continuity of Minebea. Similar procedures are applicable to an issuance of stock acquisition rights and transfer of existing stock acquisition rights.

Subscription Rights

Shareholders of Minebea have no preemptive rights. Authorized but unissued shares may be issued at such times and upon such terms as the board of directors determines, subject to the limitations as to the issuance of new shares at a “specially favorable” price described in (h) of the “—Voting Rights” and the issuance of new shares which requires shareholders’ approval described in “—Issuance of New Shares” above. The board of directors may, however, determine that shareholders be given subscription rights with respect to new shares. In that case, such subscription rights must be given on identical terms to all shareholders as of a record date at least two weeks prior to which public notice must be given. Each of the shareholders to whom such rights are given must also be given at least two weeks’ prior notice of the date on which such rights expire.

Stock Acquisition Rights

Minebea may issue stock acquisition rights or bonds with stock acquisition rights. Upon the exercise of stock acquisition rights, Minebea will be obligated to either issue the required number of new shares or, alternatively, to transfer the necessary number of shares from treasury stock. The issuance of stock acquisition rights and bonds with stock acquisition rights may be authorized by the board of directors unless it is made under a specially favorable condition described in (h) of the “—Voting Rights” or is subject to the shareholders’ approval requirement described in “—Issuance of New Shares” above.

Register of Shareholders

The registration of names, addresses and other information of shareholders in Minebea’s register of shareholders will be made by Minebea upon the receipt of the general shareholders notification given to Minebea by JASDEC based on information provided by the account managing institutions to JASDEC. In the event of the issuance of new shares, Minebea will register the names, addresses and other information of shareholders in Minebea’s register of shareholders without the general shareholders notification. A general shareholders notification will be made only in cases prescribed under the Book-Entry Law such as when the company fixes the record date and when the company makes requests to JASDEC for any justifiable reason. Therefore, a shareholder may not assert shareholders’ rights against the company immediately after the shareholder acquires shares, unless the shareholder’s name and address are registered in Minebea’s register of shareholders upon receipt of the general shareholders’ notification, except that, with respect to the exercise of minority shareholders’ rights defined under the Book-Entry Law, the shareholder may exercise such rights upon giving the company a notice of individual shareholders through JASDEC during a certain period prescribed under the Book-Entry Law.

Record Date

Under the articles of incorporation of Minebea, March 31 is the record date for Minebea’s year-end dividends and the determination of shareholders entitled to vote at the annual general meeting of shareholders and September 30 is the record date for Minebea’s interim dividends. In addition, by a resolution of the board of directors, and after giving at least two weeks’ prior public notice, Minebea may at any time set a record date in order to determine the shareholders who are entitled to certain rights pertaining to the common stock.

Under the Book-Entry Law, JASDEC is required to promptly give Minebea notice of the names and addresses of Minebea’s shareholders, the number of shares held by them and other relevant information as of each record date.

Repurchase by Minebea of Common Stock

Minebea may repurchase its shares of common stock:

(a) by way of purchase on any stock exchange on which its shares are listed or by way of a tender offer under the Financial Instruments and Exchange Act of Japan, or FIEA, pursuant to a resolution at a general meeting of shareholders or a resolution of the board of directors;

(b) by purchase from a specific party other than any of its subsidiaries, pursuant to a special resolution at a general meeting of shareholders; and

(c) by purchase from any of its subsidiaries, pursuant to the resolution of the board of directors.

In the case of (b) above, any other shareholders may request that they be added to the specific shareholders mentioned in (b) above for the proposal for the general meeting of shareholders, unless the purchase price or any other consideration will not exceed the greater of either: (i) the market price on the day immediately preceding the date on which the resolution mentioned in (b) above was adopted (or, if there is no trading in the shares on the stock exchange, or if the stock exchange is not open for business on such day, the price at which the shares are first traded on such stock exchange thereafter); or (ii) if the tender offer is made for the shares on the day immediately preceding the date on which the resolution mentioned in (b) above was adopted, the purchase price of the shares provided in the agreement regarding such tender offer.

In general, the total price of the shares to be repurchased by Minebea may not exceed the amount that Minebea may distribute as surplus. For more details regarding surplus, see “—Dividends” above.

Transfer Agent

Minebea’s transfer agent, as set forth in the share handling regulations of Minebea, is Sumitomo Mitsui Trust and Bank, Limited. The transfer agent maintains Minebea’s register of shareholders.

Reporting of Shareholders

The FIEA and its related regulations, in general, require any person who has become, beneficially and solely or jointly, a holder of more than 5% of the total issued shares of a company listed on any Japanese stock exchange or whose shares are traded on the over-the-counter market in Japan to file with the Director of an appropriate Local Finance Bureau of the Ministry of Finance, within five business days, a report concerning such shareholdings. A similar report must also be made in respect of any subsequent change of one percent or more in any such holding ratio or any change in material matters set out in any previous filed reports. For this purpose, shares issuable to such person upon exercise of stock acquisition rights (including those incorporated in bonds with stock acquisition rights) are taken into account in determining both the number of shares held by such holder and the issuer’s total issued share capital. A holder must file the report electronically. The report is then disclosed via the Internet.

JAPANESE FOREIGN EXCHANGE AND CERTAIN OTHER REGULATIONS

Japanese Foreign Exchange Controls

The Foreign Exchange and Foreign Trade Law of Japan (Law No. 228 of 1949, as amended) and the cabinet orders and ministerial ordinances thereunder, collectively known as the Foreign Exchange Regulations, set forth, among other things, regulations relating to the receipt by Exchange Non-Residents of payment with respect to shares to be issued by Minebea and the acquisition and holding of shares by Exchange Non-Residents and Foreign Investors, both as defined below. In general, the Foreign Exchange Regulations as currently in effect do not affect transactions using non-Japanese currencies between Exchange Non-Residents who purchase or sell Minebea’s shares outside Japan.

The Foreign Exchange Regulations define “Exchange Residents” as:

•	individuals who are resident in Japan; or

•	corporations whose principal offices are located inside Japan.

The Foreign Exchange Regulations define “Exchange Non-Residents” as:

•	individuals who are not resident in Japan; or

•	corporations whose principal offices are located outside Japan. Generally, branches and other offices of non- resident corporations within Japan are regarded as Exchange Residents, and branches and other offices of Japanese corporations located outside Japan are regarded as Exchange Non-Residents.

The Foreign Exchange Regulations define “Foreign Investors” as:

•	individuals who are Exchange Non-Residents;

•	corporations organized under the laws of foreign countries or whose principal offices are located outside Japan; or

•	corporations (i) not less than 50% of the voting rights of which are held, directly or indirectly, by individuals and/or corporations falling within either of the preceding two items or (ii) a majority of the directors or other officers (or directors or other officers having the power of representation) of which are individuals who are Exchange Non-Residents.

Acquisition of Shares

In general, the acquisition of shares of a Japanese company listed on any Japanese stock exchange by an Exchange Non-Resident from an Exchange Resident may be made without any restriction on the Exchange Non- Resident, except for cases where such acquisition constitutes an “Inward Direct Investment” described below. Exchange Residents who acquire or transfer such shares from or to an Exchange Non-Resident must file a retroactive report to the Minister of Finance following such acquisition or transfer, unless:

•	the aggregate purchase price of the relevant shares is 100 million yen or less;

•	the transfer is made through any securities firm, bank or other entity prescribed by the Exchange Regulations acting as an agent or intermediary; or

•	the acquisition constitutes an Inward Direct Investment described below.

Inward Direct Investment

Acquisition of shares in a listed Japanese corporation by a Foreign Investor from any other person constitutes an Inward Direct Investment if such Foreign Investor acquires and, together with parties who have a special relationship with such Foreign Investor as defined in the cabinet order, holds 10% or more of the total issued shares of such corporation upon completion of the proposed acquisition. In general, any Foreign Investor who intends to engage in an Inward Direct Investment must file a report of the acquisition with the Minister of Finance and any other competent ministers having jurisdiction over the relevant Japanese company on or before the 15th day of the month following the month in which such acquisition was made. However, if the relevant Japanese company engages in any of the specific businesses designated by the Foreign Exchange Regulations (including, but not limited to, the ball bearing and wireless network equipment businesses which are currently conducted by Minebea and its subsidiary), the Foreign Investor must in general give prior notification to the Minister of Finance and other relevant ministers. In this case, such a proposed acquisition may not be completed until 30 days have passed from the date of the filing as a general rule. The ministers may recommend any modification or abandonment of the proposed acquisition and, if such recommendation is not accepted, they may order the modification or abandonment of such acquisition.

Acquisition of shares by Foreign Investors by way of a share split is not subject to any notification or reporting requirements.

Dividends and Proceeds of Sales

Under the Foreign Exchange Regulations, dividends paid on, and the proceeds of sales in Japan of, shares of common stock held by Exchange Non-Residents may in general be converted into any foreign currency and repatriated abroad.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Upon the effectiveness of the share exchange, the shareholders of MITSUMI will become shareholders of Minebea, which will be renamed MINEBEA MITSUMI. Each of MITSUMI and Minebea is a joint stock corporation organized under the laws of Japan, and the common stock of each of MITSUMI and Minebea are listed on the Tokyo Stock Exchange in Japan. The common stock of Minebea is also listed for trading on the Nagoya Stock Exchange in Japan. In addition, the description of the attributes of shares of common stock in the articles of incorporation of each of Minebea and MITSUMI are substantially similar. As a result, there are no material differences in the legal rights of holders of Minebea common stock as compared to that of MITSUMI common stock, except for the following: (a) while shareholders of Minebea who hold shares constituting less than one unit have the right to demand at any time that Minebea sell to it from any available treasury stock the number of shares as may be necessary to raise their share ownership to a whole unit, shareholders of MITSUMI do not have such right; and (b) while the articles of incorporation of Minebea permit it to distribute dividends, in cash or in kind, to shareholders by a resolution of its board of directors, a shareholders’ resolution is required in order for MITSUMI to distribute dividends, in cash or in kind, to its shareholders.

TAXATION

You are urged to consult your own tax advisor regarding the U.S. federal, state and local and the Japanese and other tax consequences of the share exchange and of owning and disposing of Minebea shares in your particular circumstances.

For the purposes of discussion of Japanese and U.S. federal income tax consequences of the share exchange below, the term “Treaty” refers to the current income tax convention between the United States and Japan, as amended; a “U.S. Holder” refers to any beneficial owner of shares of MITSUMI common stock that either receives shares of Minebea common stock pursuant to the share exchange or properly exercises dissenters’ rights and that is (i) a citizen or individual resident of the United States, as determined for U.S. federal income tax purposes; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source; or (iv) a trust that is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; and an “Eligible U.S. Holder” refers to a U.S. Holder that: (i) is a resident of the United States for purposes of the Treaty; (ii) does not maintain a permanent establishment in Japan (a) with which shares of Minebea common stock are effectively connected or (b) of which shares of Minebea common stock form part of the business property; and (iii) is eligible for benefits under the Treaty, with respect to income and gain derived in connection with the shares of Minebea common stock.

Japanese Tax Consequences

The following is a discussion of the principal Japanese tax consequences (limited to national taxes) of the share exchange and the ownership of shares of MINEBEA MITSUMI common stock to non-resident holders who hold shares of MITSUMI common stock and ultimately will hold shares of MINEBEA MITSUMI common stock following the share exchange. The discussion is the opinion of Mori Hamada & Matsumoto, Japanese counsel to Minebea. A “non-resident holder” means a holder of shares of MITSUMI or MINEBEA MITSUMI common stock, as the case may be, who holds such shares as portfolio investments, and who is a non-resident individual of Japan or a non-Japanese corporation without a permanent establishment in Japan. For purposes of this discussion, a holder of shares is considered to own such shares, as applicable, as a portfolio investment if the holder owns less than 25% of the total number of the relevant corporation’s issued shares.

The statements regarding Japanese tax laws set forth below are based on the laws in force and double taxation conventions applicable as of the date hereof which are subject to change, possibly on a retroactive basis, including changes due to the forthcoming 2017 Annual Tax Reform. This discussion is not exhaustive of all possible tax considerations which may apply to a particular non-resident holder and potential non-resident holders are advised to satisfy themselves as to the overall tax consequences of the share exchange and of the acquisition, ownership and disposition of MINEBEA MITSUMI shares, including specifically the tax consequences under Japanese law, the laws of the jurisdiction of which they are residents, and any tax treaty between Japan and their country of residence, by consulting their own tax advisors.

Consequences of the Share Exchange

Under the terms of the share exchange, shares of MITSUMI common stock will be exchanged solely for shares of Minebea common stock, and no cash or other property other than shares of Minebea common stock will be distributed to holders of shares of MITSUMI common stock, except that some holders of shares of MITSUMI common stock may receive cash (i) in lieu of fractional shares of Minebea common stock where such fractional shares arise due to the exchange ratio in the share exchange or (ii) as a result of their exercise of dissenters’ appraisal rights under the Companies Act.

Except as described in the following paragraph, non-resident holders holding MITSUMI shares as a portfolio investor will not be subject to Japanese taxation with respect to the share exchange.

If holders of shares of MITSUMI common stock receive cash payments of the sale price from MITSUMI as a result of their exercise of dissenters’ appraisal rights under the Companies Act, the portion of such sale price in excess of the amount corresponding to a pro rata portion of return of capital as determined under Japanese tax laws will be deemed dividends for Japanese tax purposes, and such deemed dividend portion, if any, generally will be subject to Japanese withholding tax. Non-resident holders who wish to exercise dissenters’ appraisal rights are urged to consult their own tax advisors with respect to the exact tax consequences of their exercise of dissenters’ appraisal rights. See “The Share Exchange—Dissenters’ Appraisal Rights” for a further discussion of dissenters’ appraisal rights of shareholders of MITSUMI common stock.

Ownership and Disposition of MINEBEA MITSUMI Shares

Generally, a non-resident holder will be subject to Japanese withholding tax on dividends paid by MINEBEA MITSUMI. Such taxes are withheld prior to payment of dividends as required by Japanese law. Stock splits in themselves generally are not subject to Japanese income tax.

In the absence of any applicable tax treaty, convention or agreement reducing the maximum rate of Japanese withholding tax, or allowing exemption from Japanese withholding tax, the rate of Japanese withholding tax applicable to dividends paid by a Japanese corporation to non-resident holders is generally 20.42%. However, with respect to dividends paid on listed shares issued by a Japanese corporation (such as shares of MINEBEA MITSUMI common stock) to non-resident holders, except for any individual shareholder who holds 3% or more of the total number of shares issued by the relevant Japanese corporation, the aforementioned 20.42% withholding tax rate is reduced to 15.315% for dividends paid on or after January 1, 2014.

At the date of this prospectus, Japan has income tax treaties, conventions or agreements in force, whereby the above-mentioned withholding tax rate is reduced, in most cases to 15% or 10% for portfolio investors (15% under the income tax treaties with, among other countries, Belgium, Canada, Denmark, Finland, Germany, Ireland, Italy, Luxembourg, New Zealand, Norway, Singapore and Spain, and 10% under the income tax treaties with Australia, France, the Netherlands, Sweden, Switzerland, the United Kingdom and the United States).

Under the Treaty, the maximum rate of Japanese withholding tax which may be imposed on dividends paid by a Japanese corporation to an Eligible U.S. Holder that is a portfolio investor generally is limited to 10% of the gross amount, and dividends paid by a Japanese corporation to an Eligible U.S. Holder that is a pension fund are exempt from Japanese income taxation by way of withholding or otherwise unless such dividends are derived from the carrying on of a business, directly or indirectly, by such pension fund.

If the maximum tax rate provided for in the income tax treaty applicable to dividends paid by MINEBEA MITSUMI to any particular non-resident holder is lower than the withholding tax rate otherwise applicable under Japanese tax law, or if any particular non-resident holder is exempt from Japanese income tax with respect to such dividends under the income tax treaty applicable to such particular non-resident holder, such non-resident holder of shares of MINEBEA MITSUMI common stock who is entitled to a reduced rate of or exemption from Japanese withholding tax on payment of dividends is required to submit an Application Form for Income Tax Convention Regarding Relief from Japanese Income Tax and Special Income Tax for Reconstruction on Dividends in advance through the withholding agent to the relevant tax authority before such payment of dividends. A standing proxy for a non-resident holder may be used in order to submit the application on a non-resident holder’s behalf. In this regard, a simplified special filing procedure is available for non-resident holders to claim treaty benefits of reduction of or exemption from Japanese withholding tax by submitting a Special Application Form for Income Tax Convention regarding Relief from Japanese Income Tax and Special Income Tax for Reconstruction on Dividends of Listed Stocks together with any required forms and documents. A non-resident holder who is entitled, under an applicable income tax treaty, to a reduced treaty rate lower than the withholding tax rate otherwise applicable under Japanese tax law or an exemption from the withholding tax, but that failed to submit the required application in advance will be entitled to claim the refund of withholding taxes withheld in excess of the rate under an applicable tax treaty (if such non-resident holder is entitled to a reduced treaty rate under the applicable income tax treaty) or the whole of the withholding tax withheld (if such non-resident holder is entitled to an exemption under the applicable income tax treaty) from the relevant Japanese tax authority, by complying with a certain subsequent filing procedure. MINEBEA MITSUMI does not assume any responsibility to ensure withholding at the reduced treaty rate or not withholding for shareholders who would be so eligible under an applicable tax treaty where the required procedures described above are not followed.

Gains derived from the sale or other disposition of shares of MINEBEA MITSUMI common stock outside Japan by a non-resident holder holding such shares as a portfolio investor are, in general, not subject to Japanese income or corporation tax under Japanese tax law.

Japanese inheritance tax or gift tax at progressive rates may be payable by an individual who has acquired from an individual shares of MINEBEA MITSUMI common stock as legatee, heir or donee even if neither the acquiring individual nor the decedent nor the donor is a Japanese resident.

Holders of MINEBEA MITSUMI common stock should consult their tax advisors regarding the effect of these taxes and, in the case of U.S. Holders, the possible application of the Estate and Gift Tax Treaty between the United States and Japan.

U.S. Federal Income Tax Consequences

The following discussion describes the anticipated U.S. federal income tax consequences to U.S. Holders of the share exchange and of owning MINEBEA MITSUMI common stock following the share exchange. The discussion is the opinion of Shearman & Sterling LLP, U.S. tax counsel to Minebea. The discussion is applicable to a U.S. Holder that has held shares of MITSUMI common stock as capital assets within the meaning of Section 1221 of the Code, and will hold shares of common stock of Minebea, which will be renamed MINEBEA MITSUMI, as capital assets following the share exchange.

Except where noted, this discussion does not deal with holders that are subject to special rules, such as the following:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	banks, financial institutions, insurance companies or mutual funds;

•	tax-exempt entities;

•	former citizens or long-term residents of the United States;

•	persons holding shares of MITSUMI common stock or Minebea common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	persons owning (directly, indirectly or constructively) 10% or more of the voting shares of MITSUMI;

•	holders of MITSUMI stock options;

•	persons who received their shares of MITSUMI common stock upon the exercise of stock options or otherwise as compensation for services;

•	except as specifically described below, U.S. Holders of shares of MITSUMI common stock that will own (directly, indirectly or constructively) 5% or more of either the total voting power or the total value of the shares of Minebea immediately after the share exchange or the integrated transaction, as discussed below (“5% Transferee Shareholders”); or

•	persons whose “functional currency” is not the U.S. dollar.

In addition, the following discussion is based on the provisions of the Code, U.S. Treasury regulations, rulings and judicial decisions issued under the Code as of the date of this registration statement. These authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. Neither Minebea nor MITSUMI has requested a ruling from the U.S. Internal Revenue Service, or the IRS, with respect to any of the U.S. federal income tax consequences of the share exchange or any of the other matters discussed herein and, as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described below, or that such conclusions, if challenged, will be upheld by a court.

This discussion does not contain a detailed description of all the U.S. federal income tax consequences to U.S. Holders in light of their particular circumstances and does not address the effects of any state, local or non-U.S. tax laws (other than Japanese withholding taxes, as specifically described under “—Ownership and Disposition of Shares of MINEBEA MITSUMI Common Stock—Distributions”), or other U.S. federal tax consequences, such as U.S. federal estate or gift tax consequences, alternative minimum tax consequences or the Medicare tax on net investment income. U.S. Holders are urged to consult their own tax advisors concerning the U.S. federal income tax consequences of the share exchange and the ownership or disposition of shares of MINEBEA MITSUMI common stock in light of their particular circumstances, as well as any consequences arising under the laws of any other taxing jurisdiction.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of MITSUMI common stock and will hold shares of MINEBEA MITSUMI common stock after the share exchange, the tax treatment of a partner will depend upon the status of the partner and the activities of the partnership. Partners of a partnership holding such stock should consult their own tax advisors regarding the U.S. federal tax treatment of the share exchange and of holding shares of MINEBEA MITSUMI common stock.

The Share Exchange

Treatment of the Share Exchange

The share exchange has not been structured to achieve a particular treatment for U.S. federal income tax purposes, and Minebea and MITSUMI have no obligation to structure the share exchange in a manner that is tax-free to U.S. Holders. It is the opinion of Shearman & Sterling LLP, U.S. tax counsel to Minebea, that, as the share exchange is structured, it is more likely than not that the share exchange will qualify as a tax-deferred reorganization under the provisions of Section 368(a) of the Code. However, qualification of the share exchange as a reorganization depends on the resolution of issues and facts that will not be known until or after the date of the share exchange. As a result, U.S. tax counsel to Minebea is not able to provide a higher degree of certainty regarding the qualification of the share exchange as a reorganization for U.S. federal income tax purposes. The following sections describe the U.S. federal income tax consequences that will be applicable to a U.S. Holder (i) if the share exchange qualifies as a reorganization and (ii) if the share exchange does not qualify as a reorganization.

Share Exchange Qualifies as a Reorganization

If the share exchange qualifies as a reorganization, and subject to the discussion under “—Ownership and Disposition of Shares of MINEBEA MITSUMI Common Stock—Passive Foreign Investment Company Considerations” below, no gain or loss will be recognized by a U.S. Holder on the exchange of shares of MITSUMI common stock for shares of Minebea common stock pursuant to the share exchange, except with respect to any cash received in lieu of a fractional share of Minebea common stock. Cash received in lieu of a fractional share of Minebea common stock will be treated as a payment in exchange for the fractional share of Minebea common stock, resulting in gain or loss equal to the difference between the amount of cash received for the fractional share of Minebea common stock and the U.S. Holder’s adjusted tax basis attributable to the fractional share of Minebea common stock.

The aggregate tax basis of the shares of Minebea common stock received by a U.S. Holder in exchange for shares of MITSUMI common stock will equal the aggregate tax basis of the U.S. Holder’s shares of MITSUMI common stock exchanged in the share exchange, reduced by any tax basis attributable to fractional shares of Minebea common stock treated as exchanged for cash and increased by the amount of gain recognized in the share exchange. The holding period of the shares of Minebea common stock received in the share exchange will include the holding period of the shares of MITSUMI common stock exchanged for the shares of Minebea common stock. If the U.S. Holder acquired different blocks of shares of MITSUMI common stock at different times and at different prices, the tax basis and holding period of the shares of Minebea common stock the U.S. Holder received in the share exchange will be determined separately with respect to each block of the shares of MITSUMI common stock exchanged for shares of Minebea common stock and the shares of Minebea common stock received by the U.S. Holder will be allocated pro rata to each such block of shares.

Any gain or loss recognized by a U.S. Holder upon the share exchange will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of MITSUMI common stock exceeds one year at the time of the share exchange. Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. Any gain recognized by a U.S. Holder will be treated as U.S. source income for U.S. foreign tax credit purposes. The deductibility of capital losses is subject to complex limitations under the Code.

5% Transferee Shareholders

Additionally, special rules will apply to a U.S. Holder that is a 5% Transferee Shareholder following the share exchange if the share exchange qualifies as a reorganization. To avoid the recognition of gain in the share exchange, a 5% Transferee Shareholder will need to enter into a gain recognition agreement in accordance with applicable U.S. Treasury regulations. In addition, the 5% Transferee Shareholder will be required to file certain annual information statements with its U.S. federal income tax returns for each of the first five full taxable years following the taxable year of the share exchange. U.S. Holders that may be 5% Transferee Shareholders following the share exchange should consult their own tax advisors regarding the requirements that may apply to them.

Share Exchange Does Not Qualify as a Reorganization

If the share exchange does not qualify as a reorganization, and subject to the discussion under “—Ownership and Disposition of Shares of MINEBEA MITSUMI Common Stock—Passive Foreign Investment Company Considerations” below, a U.S. Holder that exchanges its shares of MITSUMI common stock for shares of Minebea common stock will recognize gain or loss equal to the difference between (i) the sum of (a) the fair market value of the shares of Minebea common stock received and (b) any cash received in lieu of fractional shares of Minebea common stock and (ii) the U.S. Holder’s adjusted tax basis in the shares of MITSUMI common stock exchanged.

Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of MITSUMI common stock exceeds one year at the time of the share exchange. Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. Any gain recognized by a U.S. Holder will be treated as U.S. source income for U.S. foreign tax credit purposes. The deductibility of capital losses is subject to complex limitations under the Code.

A U.S. Holder’s aggregate tax basis in the shares of Minebea common stock received will be the fair market value of those shares on the date the U.S. Holder receives them. The U.S. Holder’s holding period for shares of Minebea common stock received in the share exchange will begin on the day after the date the U.S. Holder receives those shares.

Dissenters’ Rights

Regardless of whether the share exchange qualifies as a reorganization, a U.S. Holder that properly exercises dissenters’ appraisal rights with respect to shares of MITSUMI common stock will recognize taxable capital gain or loss based upon the difference between the amount of cash received by such U.S. Holder (including any Japanese taxes withheld, as described under “—Japanese Tax Consequences—Consequences of the Share Exchange”) and the U.S. Holder’s tax basis in the shares of MITSUMI common stock exchanged. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of MITSUMI common stock exceeds one year. Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. Any gain realized by a U.S. Holder will be treated as U.S. source income for U.S. foreign tax credit purposes. The deductibility of capital losses is subject to complex limitations under the Code.

Records and Reporting Requirements

If the share exchange qualifies as a reorganization, a U.S. Holder that is a “significant holder” within the meaning of U.S. Treasury regulations Section 1.368-3(c)(1) will be required to attach a statement to its U.S. federal income tax return for the year in which the share exchange occurs that contains the information listed in U.S. Treasury regulations Section 1.368-3(b), including the U.S. Holder’s tax basis in its shares of MITSUMI common stock and the fair market value of the U.S. Holder’s shares of MITSUMI common stock immediately before they were exchanged for shares of Minebea common stock. A “significant holder” includes a holder of securities of a corporation with a tax basis of $1 million or more.

All U.S. Holders should keep records regarding the number, basis and fair market value of their shares of MITSUMI common stock exchanged for shares of Minebea common stock. All U.S. Holders, including any potential 5% Transferee Shareholders, should consult their own tax advisors regarding any record-keeping and reporting requirements applicable to them in respect of the share exchange.

Ownership and Disposition of Shares of MINEBEA MITSUMI Common Stock

Distributions

Subject to the discussion under “—Passive Foreign Investment Company Considerations” below, the gross amount of distributions paid to a U.S. Holder with respect to shares of MINEBEA MITSUMI common stock, including any Japanese tax withheld, will be treated as dividend income to the extent paid out of MINEBEA MITSUMI’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividend income will be includible in gross income on the day it is actually or constructively received by the U.S. Holder. These dividends will not be eligible for the dividends received deduction allowed to corporations under the Code in respect of dividends received from other U.S. corporations. To the extent amounts paid with respect to shares of MINEBEA MITSUMI common stock exceed MINEBEA MITSUMI’s current and accumulated earnings and profits, those amounts will instead be treated first as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in the shares of MINEBEA MITSUMI common stock, and thereafter as capital gain. MINEBEA MITSUMI does not expect to maintain calculations of its earnings and profits under U.S. federal income tax principles; therefore, U.S. Holders should expect that the entire amount of any distribution generally will be reported as dividend income.

Subject to the discussion under “—Passive Foreign Investment Company Considerations” below, dividends paid by a “qualified foreign corporation” to non-corporate U.S. Holders, including individuals, are subject to reduced rates of U.S. federal income taxation, provided certain holding period requirements are satisfied. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of an income tax treaty with the United States that meets certain requirements. The U.S. Treasury Department has determined that the Treaty meets these requirements, and it is expected that MINEBEA MITSUMI will be eligible for the benefits of the Treaty. U.S. Holders should consult their own tax advisors regarding the availability of the reduced U.S. federal income tax rate on dividends in their particular circumstances.

The amount of any dividend paid in Japanese yen will equal the U.S. dollar value of the Japanese yen received calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. Holder, regardless of whether the Japanese yen are converted into U.S. dollars on such date. If the Japanese yen received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the Japanese yen equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Japanese yen will be treated as U.S. source ordinary income or loss.

Subject to certain limitations, Japanese tax withheld on dividends will be treated as a foreign tax eligible for credit or deduction against a U.S. Holder’s U.S. federal income tax liability. See “—Japanese Tax Consequences—Ownership and Disposition of MINEBEA MITSUMI Shares” for a discussion of the Japanese withholding tax and, if applicable, how to obtain the reduced withholding tax rate. Special rules apply in determining the U.S. foreign tax credit limitation with respect to dividends received by non-corporate U.S. Holders that are subject to the reduced rates of U.S. federal income taxation described above. The decision to claim either a credit or a deduction must be made each year, and will apply to all foreign taxes paid by a U.S. Holder to any foreign country with respect to that year. Dividends paid on shares of MINEBEA MITSUMI common stock will be treated as income from sources outside the United States and will constitute “passive income” or, in the case of certain U.S. Holders, “general category income” for U.S. foreign tax credit purposes. The rules relating to the determination of the U.S. foreign tax credit are complex and U.S. Holders should consult their tax advisors to determine whether and to what extent a credit would be available in their particular circumstances.

Sale or Other Disposition of Shares of MINEBEA MITSUMI Common Stock

Subject to the discussion under “—Passive Foreign Investment Company Considerations” below, a U.S. Holder will recognize taxable gain or loss on any sale or other taxable disposition of shares of MINEBEA MITSUMI common stock in an amount equal to the difference between the amount realized for the shares of MINEBEA MITSUMI common stock and such U.S. Holder’s tax basis in the shares of MINEBEA MITSUMI common stock, each calculated in U.S. dollars. The gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of MINEBEA MITSUMI common stock exceeds one year at the time of sale or other disposition. Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. Capital gain or loss recognized by a U.S. Holder on the shares of MINEBEA MITSUMI common stock will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Considerations

Special, unfavorable, U.S. federal income tax rules will apply to U.S. Holders that have held shares of MITSUMI common stock or will hold shares of MINEBEA MITSUMI common stock if MITSUMI or Minebea has been or is a PFIC at any time during which the U.S. Holder has held or holds shares of MITSUMI common stock or MINEBEA MITSUMI common stock. Such rules may change the treatment of distributions on and dispositions of shares of MINEBEA MITSUMI common stock described above and the treatment of the exchange of shares of MITSUMI common stock pursuant to the share exchange. A non-U.S. corporation is classified as a PFIC for U.S. federal income tax purposes in any taxable year if (i) at least 75% of its gross income is “passive” income or (ii) at least 50% of the gross value of its assets (based on an average of the quarterly values of the assets) is attributable to assets that produce passive income or are held for the production of passive income.

Minebea does not believe that MITSUMI was a PFIC for the fiscal year ended March 31, 2016, and does not expect MITSUMI to be a PFIC for MITSUMI’s current fiscal year, based on the expected composition of its income and assets. Neither Minebea nor MITSUMI has made a determination whether MITSUMI was a PFIC for any taxable year ending prior to March 31, 2016. Minebea does not believe that it was a PFIC for U.S. federal income tax purposes for its fiscal year ended March 31, 2016, and intends to continue its operations in such a manner that it will not become a PFIC in the future. Because the PFIC determination is made annually after the end of the taxable year and the application of the PFIC rules is not entirely clear, no assurances can be made regarding determination of the PFIC status of MITSUMI, Minebea or MINEBEA MITSUMI in the current or any future taxable year. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences applicable to their own tax situation.

If the share exchange qualifies as a reorganization and MITSUMI has been a PFIC at any time during the holding period of a U.S. Holder, assuming that Minebea is not a PFIC in the taxable year of the share exchange, as expected, and a U.S. Holder of MITSUMI common stock has not made certain elections with respect to MITSUMI, such U.S. Holder would likely recognize gain (but not loss) upon the exchange of its shares of MITSUMI common stock for shares of Minebea common stock pursuant to the share exchange. The gain would be equal to the difference between (i) the sum of (a) the fair market value of the shares of Minebea common stock received and (b) any cash received in lieu of fractional shares of Minebea common stock and (ii) the U.S. Holder’s adjusted tax basis in the shares of MITSUMI common stock exchanged. If the share exchange does not qualify as a reorganization and MITSUMI has been a PFIC at any time during the holding period of a U.S. Holder, a U.S. Holder will recognize gain or loss equal to the difference between (i) the sum of (a) the fair market value of the shares of Minebea common stock received and (b) any cash received in lieu of fractional shares of Minebea common stock and (ii) the U.S. Holder’s adjusted tax basis in the shares of MITSUMI common stock exchanged. If MINEBEA MITSUMI is a PFIC at any time during the holding period of a U.S. Holder, gain on disposition of shares of MINEBEA MITSUMI common stock and any distribution in excess of 125% of the average of the annual distributions on shares of MINEBEA MITSUMI common stock received by the U.S. Holder during the preceding three years or the U.S. Holder’s holding period (whichever is shorter) will be subject to the PFIC rules. Finally, if MINEBEA MITSUMI is a PFIC for the taxable year in which a dividend is paid or was a PFIC in the preceding year, such dividends will not be eligible for reduced rates of U.S. federal income taxation as described above under “—Distributions.”

In each case described in the preceding paragraph, in the absence of certain elections, the gain and any excess distributions will be allocated ratably to each day of the U.S. Holder’s holding period for the shares of MITSUMI common stock or MINEBEA MITSUMI common stock (as applicable). Amounts allocated to the current taxable year and to any taxable years before MITSUMI or MINEBEA MITSUMI (as applicable) became a PFIC would be treated as ordinary income in the U.S. Holder’s current taxable year. In addition, amounts allocated to each other taxable year beginning with the taxable year that MITSUMI or Minebea (as applicable) became a PFIC will be taxed at the highest rate in effect for that taxable year on ordinary income. The tax will be subject to an interest charge at the rate applicable to underpayments of income tax. If a U.S. Holder owned or owns shares of MITSUMI common stock or MINEBEA MITSUMI common stock, as applicable, in any year in which MITSUMI or Minebea was or is a PFIC, the U.S. Holder will be required to file IRS Form 8621 (or any other form subsequently specified by the U.S. Department of the Treasury) with the U.S. Holder’s U.S. federal income tax return.

U.S. Holders should consult their own tax advisors with respect to the U.S. federal income tax consequences applicable to their own tax situation.

Information Reporting and Backup Withholding

Information reporting requirements will apply to (i) cash payments received, if any, in the share exchange, (ii) dividends in respect of shares of MINEBEA MITSUMI common stock, and (iii) the proceeds received on the sale or other disposition of shares of MINEBEA MITSUMI common stock within the United States, and, in some cases, outside of the United States by a U.S. Holder unless such U.S. Holder is an exempt recipient. In addition, backup withholding may apply to such amounts if a U.S. Holder fails to provide an accurate taxpayer identification number or fails either to report dividends required to be shown on U.S. federal income tax returns or to make certain certifications. The amount of any backup withholding from a payment may be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

Certain U.S. Holders who are individuals that hold certain foreign financial assets (which may include shares of MINEBEA MITSUMI common stock) are required to report information relating to such assets, subject to certain exceptions. U.S. Holders should consult their tax advisors regarding the effect, if any, of this reporting requirement on their ownership and disposition of shares of common stock.

EXPERTS

The consolidated financial statements of Minebea Co., Ltd. as of March 31, 2016, March 31, 2015, and April 1, 2014, and for each of the years in the two-year period ended March 31, 2016, except as they relate to MINEBEA (HONG KONG) LIMITED, have been included herein in reliance upon the report of KPMG AZSA LLC, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

The audited financial statements of MINEBEA (HONG KONG) LIMITED, not separately presented in this prospectus, have been audited by PricewaterhouseCoopers, an independent registered public accounting firm, whose report thereon appears herein. The audited financial statements of Minebea Co., Ltd., to the extent they relate to MINEBEA (HONG KONG) LIMITED have been so included in reliance on the report of such independent registered public accounting firm given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of MITSUMI ELECTRIC CO., LTD. as of and for the year ended March 31, 2016, included in this Prospectus have been audited by Deloitte Touche Tohmatsu LLC, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the unaudited consolidated financial statements as of March 31, 2015 and April 1, 2014 and for the year ended March 31, 2015), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The legality of the Minebea common stock offered hereby will be passed upon for Minebea by Mori Hamada & Matsumoto. Certain U.S. federal income tax matters will be passed upon for Minebea by Shearman & Sterling LLP.

WHERE YOU CAN FIND MORE INFORMATION

Minebea is a “foreign private issuer” and, under the rules adopted under the Exchange Act, is exempt from some of the requirements of that Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act.

Minebea does not have a reporting obligation in the United States under the Exchange Act. Following the date of this prospectus, Minebea will be subject to reporting obligations and any filings it makes will be available via the website of the United States Securities and Exchange Commission, or SEC, at www.sec.gov. You may also read and copy any reports, statements or other information filed by Minebea at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains filings by reporting companies, including those filed by Minebea, at http://www.sec.gov. The information contained in the website is not incorporated by reference into this prospectus.

Minebea files annual and quarterly securities reports and other reports, in Japanese, under the Financial Instruments and Exchange Act of Japan with the applicable local finance bureau in Japan.

Neither Minebea nor MITSUMI has authorized anyone to give any information or make any representation about the share exchange that is different from, or in addition to, that contained in this prospectus. The information contained in this prospectus speaks only as of the date hereof unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Consolidated Financial Statements of Minebea

Report of Independent Registered Public Accounting Firm (KPMG AZSA LLC) for Minebea Co., Ltd .	F-2
Consolidated Statements of Financial Position as of March 31, 2016, March 31, 2015 and April 1, 2014	F-3
Consolidated Statements of Profit or Loss for the years ended March 31, 2016 and March 31, 2015	F-5
Consolidated Statements of Comprehensive Income for the years ended March 31, 2016 and March 31, 2015	F-6
Consolidated Statements of Changes in Equity for the years ended March 31, 2016 and March 31, 2015	F-7
Consolidated Statements of Cash Flows for the years ended March 31, 2016 and March 31, 2015	F-8
Notes to the Consolidated Financial Statements	F-9
Report of Independent Registered Public Accounting Firm (PricewaterhouseCoopers) for MINEBEA (HONG KONG) LIMITED, submitted pursuant to Rule 2-05 of Regulation S-X	F-98

Audited Consolidated Financial Statements of MITSUMI

Independent Auditors’ Report	F-99
Consolidated Statements of Financial Position as of March 31, 2016 and 2015, and April 1, 2014	F-100
Consolidated Statements of Profit or Loss for the years ended March 31, 2016 and 2015	F-102
Consolidated Statements of Comprehensive Income for the years ended March 31, 2016 and 2015	F-103
Consolidated Statements of Changes in Equity for the years ended March 31, 2016 and 2015	F-104
Consolidated Statements of Cash Flows for the years ended March 31, 2016 and 2015	F-105
Notes to Consolidated Financial Statements	F-107

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Minebea Co., Ltd.:

We have audited the accompanying consolidated statements of financial position of Minebea Co., Ltd. and subsidiaries as of March 31, 2016, March 31, 2015, and April 1, 2014, and the related consolidated statements of profit or loss, comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended March 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of MINEBEA (HONG KONG) LIMITED, a wholly owned subsidiary, which statements reflect total assets constituting 8 percent, 9 percent and 7 percent as of March 31, 2016, March 31, 2015, and April 1, 2014 and total revenue constituting 39 percent and 30 percent for each of the years in the two-year period ended March 31, 2016, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for MINEBEA (HONG KONG) LIMITED, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Minebea Co., Ltd. and subsidiaries as of March 31, 2016, March 31, 2015, and April 1, 2014, and the results of their operations and their cash flows for each of the years in the two-year period ended March 31, 2016, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG AZSA LLC

Tokyo, Japan

August 9, 2016

Consolidated Statements of Financial Position

as of March 31, 2016, March 31, 2015 and April 1, 2014

	Yen (millions)

	Notes	2016	2015	2014
Assets
Current assets
Cash and cash equivalents	8	28,960	36,486	29,935
Trade and other receivables	9, 35	93,500	111,979	75,392
Inventories	10	103,053	93,065	63,722
Other financial assets	11, 35	12,616	11,243	11,370
Other current assets	12	6,724	8,805	5,816

Total current assets		244,853	261,578	186,235

Non-current assets

Property, plant and equipment	13, 20	180,785	194,920	171,852
Goodwill	14	4,698	4,764	2,109
Intangible assets	14	7,418	6,138	2,066
Investments in associates accounted for using the equity method	6	1,159	1,775	606
Other financial assets	11, 35	11,167	14,182	14,188
Deferred tax assets	18	12,280	10,284	9,770
Other non-current assets	12	387	385	396

Total non-current assets		217,894	232,448	200,987

Total assets	6	462,747	494,026	387,222

(continued)

	Yen (millions)

	Notes	2016	2015	2014
Liabilities and equity
Liabilities
Current liabilities
Trade and other payables	19, 35	44,657	72,241	38,332
Bonds and borrowings	20, 35	96,638	66,644	64,021
Other financial liabilities	21, 35	2,138	2,345	1,728
Income tax payables		6,575	9,372	4,339
Provisions	22	976	1,336	622
Other current liabilities	12	18,028	20,050	16,259

Total current liabilities		169,012	171,988	125,301

Non-current liabilities
Bonds and borrowings	20, 35	39,687	71,477	84,113
Other financial liabilities	21, 35	688	825	896
Net defined benefit liabilities	23	12,388	12,053	8,990
Provisions	22	644	640	814
Deferred tax liabilities	18	1,436	1,332	1,161
Other non-current liabilities	12	3,585	5,306	2,042

Total non-current liabilities		58,428	91,633	98,016

Total liabilities		227,440	263,621	223,317

Equity
Common stock	24	68,259	68,259	68,259
Capital surplus	24	96,013	95,477	95,074
Treasury stock	24	(9,250)	(9,407)	(9,505)
Retained earnings	24	67,235	35,082	1,627
Other components of equity		5,824	33,222	3,186

Total equity attributable to owners of the Company		228,081	222,633	158,641
Non-controlling interests		7,226	7,772	5,264

Total equity		235,307	230,405	163,905

Total liabilities and equity		462,747	494,026	387,222

The accompanying notes are an integral part of these statements.

Consolidated Statements of Profit or Loss

for the years ended March 31, 2016 and March 31, 2015

	Yen (millions)

	Notes	2016	2015
Revenue	6, 26	612,034	502,110
Cost of sales	10, 13, 14, 23, 27, 28, 37	(487,135)	(382,855)

Gross profit		124,899	119,255

Selling, general and administrative expenses	13, 14, 23, 27, 28, 37	(70,064)	(61,174)
Other income	29	4,539	1,265
Other expenses	13, 14, 23, 27, 28, 30	(4,207)	(9,255)

Operating income	6	55,167	50,091

Finance income	31	704	2,557
Finance expenses	31	(4,733)	(1,811)
Share of profit of associates accounted for using the equity method	17	56	65

Profit before income taxes		51,194	50,902

Income taxes	18	(11,866)	(12,429)

Profit for the year		39,328	38,473

Profit (loss) for the year attributable to:
Owners of the Company		39,085	38,718
Non-controlling interests		243	(245)

Profit for the year		39,328	38,473

Earnings per share (EPS)
Basic (Yen)	33	104.48	103.60
Diluted (Yen)	33	99.19	98.35

The accompanying notes are an integral part of these statements.

Consolidated Statements of Comprehensive Income

for the years ended March 31, 2016 and March 31, 2015

			Yen (millions)

	Notes	2016	2015
Profit for the year		39,328	38,473

Other comprehensive income
Components of other comprehensive income that will not be reclassified to profit or loss, net of tax:
Net changes in revaluation of equity instruments measured at fair value through other comprehensive income	32	(1,863)	611
Remeasurement of defined benefit plans	23, 32	(983)	(1,176)
Share of other comprehensive income of associates accounted for using the equity method	17, 32	(94)	9
Components of other comprehensive income that will be reclassified to profit or loss, net of tax:
Foreign exchange differences on translation of foreign operations	32	(26,440)	30,009
Cash flow hedges	32, 35	292	—
Share of other comprehensive income of associates accounted for using the equity method	17, 32	(47)	(49)

Other comprehensive income (loss), net of tax		(29,135)	29,404

Comprehensive income for the year		10,193	67,877

Comprehensive income (loss) attributable to:
Owners of the Company		10,739	67,601
Non-controlling interests		(546)	276

The accompanying notes are an integral part of these statements.

Consolidated Statements of Changes in Equity

for the years ended March 31, 2016 and March 31, 2015

Yen (millions)

	Notes	Equity attributable to owners of the Company
		Common stock	Capital surplus	Treasury stock	Retained earnings	Other components of equity
						Foreign currency translation reserve	Cash flow hedge reserve	Net changes in revaluation of equity instruments measured at fair value through other comprehensive income	Remeasurement reserve for defined benefit plans	Sub total	Total	Non- controlling interests	Total equity
Balance as of April 1, 2014		68,259	95,074	(9,505)	1,627	—	—	3,186	—	3,186	158,641	5,264	163,905
Profit (loss) for the year		—	—	—	38,718	—	—	—	—	—	38,718	(245)	38,473
Other comprehensive income		—	—	—	—	29,416	—	620	(1,153)	28,883	28,883	521	29,404

Comprehensive income for the year		—	—	—	38,718	29,416	—	620	(1,153)	28,883	67,601	276	67,877
Purchase of treasury stock		—	—	(22)	—	—	—	—	—	—	(22)	—	(22)
Disposal of treasury stock		—	363	120	—	—	—	—	—	—	483	—	483
Dividends	25	—	—	—	(4,110)	—	—	—	—	—	(4,110)	—	(4,110)
Increase of consolidated subsidiaries—non-controlling interests		—	—	—	—	—	—	—	—	—	—	2,232	2,232
Transfer from other components of equity to retained earnings		—	—	—	(1,153)	—	—	—	1,153	1,153	—	—	—
Share-based payment transactions		—	40	—	—	—	—	—	—	—	40	—	40

Total transactions with owners		—	403	98	33,455	29,416	—	620	—	30,036	63,992	2,508	66,500

Balance as of March 31, 2015		68,259	95,477	(9,407)	35,082	29,416	—	3,806	—	33,222	222,633	7,772	230,405
Profit for the year		—	—	—	39,085	—	—	—	—	—	39,085	243	39,328
Other comprehensive income		—	—	—	—	(25,787)	292	(1,903)	(948)	(28,346)	(28,346)	(789)	(29,135)

Comprehensive income (loss) for the year		—	—	—	39,085	(25,787)	292	(1,903)	(948)	(28,346)	10,739	(546)	10,193
Purchase of treasury stock		—	—	(9)	—	—	—	—	—	—	(9)	—	(9)
Disposal of treasury stock		—	534	166	—	—	—	—	—	—	700	—	700
Dividends	25	—	—	—	(5,984)	—	—	—	—	—	(5,984)	—	(5,984)
Transfer from other components of equity to retained earnings		—	—	—	(948)	—	—	—	948	948	—	—	—
Share-based payment transactions		—	2	—	—	—	—	—	—	—	2	—	2

Total transactions with owners		—	536	157	32,153	(25,787)	292	(1,903)	—	(27,398)	5,448	(546)	4,902

Balance as of March 31, 2016		68,259	96,013	(9,250)	67,235	3,629	292	1,903	—	5,824	228,081	7,226	235,307

The accompanying notes are an integral part of these statements.

Consolidated Statements of Cash Flows

for the years ended March 31, 2016 and March 31, 2015

			Yen (millions)

	Notes	2016	2015
Cash flows from operating activities
Profit before income taxes		51,194	50,902
Depreciation and amortization		34,719	29,174
Impairment losses		466	3,856
Share-based payment expenses		(1,694)	3,101
Interest income and dividends income		(703)	(779)
Interest expenses		1,490	1,624
Net loss on sale and disposal of property, plant and equipment		99	340
(Increase) decrease in trade and other receivables		10,395	(24,061)
Increase in inventories		(19,955)	(19,197)
Increase (decrease) in trade and other payables		(22,305)	28,497
Other		6,913	(5,115)

Subtotal		60,619	68,342
Interest received		510	550
Dividends received		175	202
Interest paid		(1,356)	(1,499)
Income taxes paid		(15,489)	(7,779)

Net cash flows provided by operating activities		44,459	59,816

Cash flows from investing activities
Net decrease (increase) in time deposits		(2,537)	1,904
Purchase of property, plant and equipment		(40,593)	(35,422)
Proceeds from sale of property, plant and equipment		663	600
Purchase of intangible assets		(2,244)	(2,577)
Purchase of investment securities		(1,650)	(353)
Proceeds from sale and redemption of investment securities		1,477	1,170
Purchase of investments in subsidiaries resulting in change in scope of consolidation	34	(258)	(2,270)
Proceeds from sale of investments in subsidiaries resulting in change in scope of consolidation	34	—	1,262
Other		(97)	(211)

Net cash flows used in investing activities		(45,239)	(35,897)

Cash flows from financing activities
Net increase (decrease) in short-term borrowings		21,492	(7,843)
Proceeds from long-term borrowings		—	7,850
Repayments on long-term borrowings		(20,898)	(15,765)
Proceeds from disposal of treasury shares		700	474
Dividends paid	25	(5,984)	(4,110)
Other		(128)	(234)

Net cash flows used in financing activities		(4,818)	(19,628)

Effect of exchange rate changes on cash and cash equivalents		(1,928)	2,260

Net increase (decrease) in cash and cash equivalents		(7,526)	6,551
Cash and cash equivalents at beginning of year		36,486	29,935

Cash and cash equivalents at end of year	8	28,960	36,486

The accompanying notes are an integral part of these statements.

Notes to the Consolidated Financial Statements

1.	Reporting Entity

Minebea Co., Ltd. (the “Company”), founded in 1951, is a public company domiciled in Japan and was established under the Companies Act of Japan.

The Company (ultimate parent) and its subsidiaries (collectively, the “Group”) are engaged in manufacturing and marketing of high-precision parts such as machined components, electronic devices and components supplying to customers in IT, telecommunications, aerospace, automotive, home appliances and other industries. Principal manufacturing facilities are located in Japan, Asia, Europe, and the U.S.

The Group’s consolidated financial statements for the year ended March 31, 2016 were authorized by the Board of Directors on August 9, 2016.

2.	Basis of Presentation

(1) Compliance with International Financial Reporting Standards (“IFRS”) and the First-time Adoption of IFRS

The Group adopted IFRS as issued by the International Accounting Standards Board (“IASB”) for the first time, for the year ended March 31, 2016. The date of transition to IFRS (the “date of transition”) is April 1, 2014. The effects of transition to IFRS on the financial position, results of operations and cash flows on the date of transition, and as of and for the years ended March 31, 2015 and March 31, 2016 are described in Note 41, First-time Adoption of IFRS.

With the exception of IFRS being early adopted (see (4) below) and exemptions permitted by IFRS 1 First-time Adoption of International Financial Reporting Standards (“IFRS 1”), the Group’s accounting policies comply with IFRS effective as of March 31, 2016. The exemptions applied are also described in Note 41.

(2) Basis of Measurements

The consolidated financial statements have been prepared on a historical cost basis, except for certain assets and liabilities measured at their fair values as described in Note 3, Significant Accounting Policies.

(3) Functional Currency and Presentation Currency

Unless otherwise indicated, the consolidated financial statements are presented and rounded to the nearest million of Japanese yen, which is the functional currency of the Company and the presentation currency of the Group.

(4) Early Application of New Standard

IFRS 9 Financial instruments (2014) (“IFRS 9”)

The Group has elected to early adopt IFRS 9 (issued in November 2009, amended in October 2010, November 2013 and July 2014). Financial assets are classified as subsequently measured at amortized cost, fair value through other comprehensive income (“FVOCI”) or fair value through profit or loss (“FVPL”). Financial liabilities are classified as either measured at amortized cost or FVPL. The impairment of financial assets is based on an expected credit loss (“ECL”) model. Hedging under IFRS 9 has been applied for the year ended March 31, 2016.

Details on the accounting policies for financial instruments are disclosed in Note 3 (12), Financial Instruments.

3.	Significant Accounting Policies

(1) Basis of Consolidation

(a) Subsidiaries

Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date the Group acquires control until the date control ceases.

Non-controlling interests (“NCI”) are measured at their proportionate share of the acquiree’s identifiable net assets at the date of acquisition. A change in the ownership interest in a subsidiary, without a loss of control, is accounted for as an equity transaction.

When the Group loses control over a subsidiary, it derecognizes the assets and liabilities of the subsidiary, and any related NCI and other components of equity. Any resulting gain or loss is recognized in profit or loss. Any interest retained in the former subsidiary is measured at fair value when control is lost.

All intercompany balances and transactions between group companies are eliminated in the consolidated financial statements. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies, including adjustment to account for different financial reporting periods.

(b) Associates

Associates are entities over which the Group has significant influence but not control or joint control. This is generally the case where the Group holds between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method of accounting, after initially being recognized at cost, which includes transaction costs. Subsequent to initial recognition, the consolidated financial statements include the Group’s share of the profit or loss and other comprehensive income (“OCI”) of associates, until the date on which significant influence ceases. Unrealized gains arising from transactions with associates are eliminated against the investment to the extent of the Group’s interest in the associate.

(2) Business Combinations

All business combinations are accounted for using the acquisition method when control is transferred to the Group. Acquisition cost is the fair value of the consideration transferred including the fair value of any contingent consideration and any existing ownership interest the Group held in the acquired subsidiary. The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognized in profit or loss. Contingent consideration is classified either as equity or a financial liability. Amounts classified as financial liability are subsequently remeasured to fair value with changes in fair value recognized in profit or loss.

The acquired assets, assumed liabilities and contingent liabilities (collectively, the identifiable net assets) are measured at their acquisition date fair value (with limited exceptions), which requires the use of estimates. Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any NCI in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. Any goodwill that arises is tested annually for impairment. If the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any NCI in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognized immediately in profit or loss as a bargain purchase gain. Acquisition-related costs are expensed as incurred, except for those related to the issue of debt or equity securities.

If the business combination is achieved in stages, the acquisition date carrying value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date. Any gains or losses arising from such remeasurement are recognized in profit or loss.

(3) Segment Reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the Chief

Operating Decision Maker (“CODM”). The CODM is the person or group that allocates resources to and assesses the performance of the operating segments of an entity. The CODM of the Group is the Senior Executive Officer Council, comprised of executive directors from the Board of Directors and other senior executive officers of the Company, who meet regularly to discuss the operating results of the Group.

(4) Foreign Currency Translation

(a) Foreign currency transactions

Foreign currency transactions are converted into the functional currency of each company using the exchange rate prevailing at the transaction date.

Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of transaction. Foreign currency differences are generally recognized in profit or loss.

(b) Translation of foreign operations

The assets and liabilities of foreign operations, which use a functional currency other than Japanese yen are translated into Japanese yen at the exchange rates at the reporting date. The income and expenses of foreign operations are translated into Japanese yen at the exchange rates at the dates of the transactions, which are approximated using average exchange rates, unless the exchange rates fluctuate significantly.

Foreign currency differences are recognized in OCI and accumulated in the foreign currency translation reserve in other components of equity, except to the extent that the translation difference is allocated to NCI.

When a foreign operation is disposed of in its entirety or partially such that control or significant influence is lost, the cumulative amount in the foreign currency translation reserve related to that foreign operation is reclassified to profit or loss as part of the gain or loss on disposal. If the Group disposes of part of its interest in a subsidiary but retains control, the relevant proportion of the cumulative amount is reattributed to NCI. When the Group disposes of only part of an associate while retaining significant influence, the relevant proportion of the cumulative amount is reclassified to profit or loss.

(5) Revenue Recognition

(a) Sale of goods

Revenue consists of sales of goods in the normal course of business, and is measured at the fair value of the consideration received or receivable. Sales are recognized when the significant risks and rewards of ownership are transferred to the customer, recovery of the consideration is probable, the associated costs and possible return of goods can be estimated reliably, there is no continuing management involvement with the goods, and the amount of revenue can be measured reliably. Revenue is measured net of returns, trade discounts, volume rebates and sales taxes.

The timing of the transfer of risks and rewards varies depending on the individual terms of the sales agreement. In most cases, the transfer occurs when the product is delivered to the customer’s warehouse. However, in other cases, the transfer occurs upon the customer’s acceptance of the goods, or at time of shipment.

(b) Rendering of services

The Group mainly renders maintenance services on sensing devices to customers, including inspection, process optimization and improvement suggestions. Revenue on services is recognized on a straight-line basis over the relevant service period.

(6) Government Grants

Government grants are not recognized until there is a reasonable assurance that the Group will comply with the conditions attached to the grants and that the grants will be received.

Government grants related to assets are deducted when arriving at the carrying amount of the asset and are recognized in profit or loss over the life of the asset as a reduction of depreciation expense. Government grants that compensate the Group for expenses incurred are netted off against the expenses in the periods in which such expenses are recognized.

The Group has been awarded government grants from the Ministry of Economy, Trade and Industry of Japan to subsidize for the cost related to installing certain equipment.

(7) Income Taxes

The income tax expense or benefit for the period comprises the taxes payable on the current year’s taxable income based on the applicable income tax rate for each jurisdiction adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses and tax credits. The current tax charge is calculated on the basis of the tax laws enacted at the end of the reporting period in the countries where the Company’s subsidiaries and associates operate and generate taxable income. Current tax assets and liabilities are offset only if certain criteria are met.

Deferred tax is provided on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements, and on unused tax losses and tax credits carried forward. Deferred tax is determined using tax rates that have been enacted or substantially enacted by the end of the reporting period and are expected to apply when the related deferred tax asset is realized or the deferred tax liability is settled. Deferred tax assets and liabilities are offset only if certain criteria are met.

Deferred tax assets are recognized only if it is probable that future taxable amounts will be available to utilize those temporary differences and losses.

Deferred tax liabilities are not recognized if they arise from the initial recognition of goodwill. Deferred tax is also not recognized if it arises from initial recognition of an asset or liability in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss. In addition, deferred tax is not recognized for temporary differences between the carrying amount and tax bases of investments in subsidiaries, branches and associates where the Group is able to control the timing of the reversal of the temporary differences and it is probable that the differences will not reverse in the foreseeable future.

Current and deferred tax is recognized in profit or loss, except to the extent that it relates to items recognized in OCI or directly in equity. In this case, such taxes are also recognized in OCI or directly in equity, respectively.

The Group recognizes the impact of tax positions in the consolidated financial statements, if any, based on the Group’s assessment of various factors including interpretations of tax law and prior experiences, when it is probable that the positions will be sustained upon examination by the taxation authorities.

(8) Leases

Leases transferring substantially all risks and rewards of ownership of the underlying asset to the Group (as lessee) are classified as finance leases. The leased asset is initially recognized at an amount equal to the lower of its fair value and the present value of the minimum lease payments. A liability is recognized at the same amount. Finance lease assets are depreciated over the estimated useful life of the assets, which is generally the lease term. The finance charge is allocated to periods during the lease term to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Leases under which the lessor retains more than insignificant risks and rewards of ownership are classified as operating leases, where rental expenses are recognized in profit or loss, on a straight-line basis, over the lease term.

(9) Impairment of Assets

Goodwill and intangible assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. Other assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows which are largely independent of the cash inflows from other assets or groups of assets (cash-generating units). Non-financial assets other than goodwill that were impaired are reviewed for possible reversal of the impairment at the end of each reporting period.

(10) Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, demand deposits, and other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

(11) Inventories

Inventories are valued at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. The costs of inventories include direct materials, direct labor and an appropriate proportion of variable and fixed overhead expenditure, the latter being allocated on the basis of normal operating capacity. Costs are assigned to individual items of inventory on the basis of weighted average costs. Depending on the nature and use of the inventory, for certain finished goods and work in progress, cost is determined by specific identification. Costs of purchased inventory are determined after deducting rebates and discounts.

(12) Financial Instruments

The Group applies the requirements for financial instruments under IFRS 9 Financial Instruments issued in July 2014 (“IFRS 9”). For discussions on early adoption of the standard, refer to Note 2 (4), Early Application of New Standard.

(a) Recognition and derecognition

The Group initially recognizes a financial asset or a financial liability when it becomes a party to the contractual provisions of the instrument. The Group derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred, or it neither transfers nor retains substantially all of the risks and rewards of ownership and does not retain control over the transferred asset. Any interest in such derecognized financial assets created or retained by the Group is recognized as a separate asset or liability. The Group derecognizes a financial liability when its contractual obligations are discharged, cancelled, or expire.

The Group directly writes off the gross carrying amount of financial assets that are legally discharged (by court or relevant law) or where the Group has no reasonable expectations of recovering a financial asset in question in its entirety or a portion.

(b) Offsetting

Financial assets and liabilities are offset and the net amount is presented in the statement of financial position when, and only when, the Group has a legally enforceable right to offset the amounts and intends to settle them on a net basis or to realize the asset and settle the liability simultaneously.

(c) Classification and measurement—financial assets

Financial assets are classified as subsequently measured at amortized cost, fair value through other comprehensive income (“FVOCI”) or fair value through profit or loss (“FVPL”).

A regular way purchase or sale of financial assets is recognized and derecognized, as applicable, using transaction date accounting or settlement date accounting. The Group applies the following methods to account for each classification of financial asset:

• Financial assets at FVPL	Transaction date accounting
• Financial assets at amortized cost	Settlement date accounting
• Financial assets at FVOCI	Transaction date accounting

(1) Financial asset at amortized cost

A financial asset is measured at amortized cost if both of the following conditions are met:

•	the financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows, and

•	the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

These assets are initially measured at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, they are measured at amortized cost using the effective interest method. The impairment requirements discussed below are also applied.

(2) Financial asset at FVOCI

A financial asset is measured at FVOCI if both of the following conditions are met:

•	the financial asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets, and

•	the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

(3) Financial assets at FVPL

A financial asset that is not measured at amortized cost or FVOCI is classified as measured at FVPL. It can also be designated as such on initial recognition. Directly attributable transaction costs are recognized in profit or loss as incurred. A gain or loss on a financial asset that is measured at FVPL is recognized in profit or loss.

The Group may make an irrevocable election at initial recognition for particular investments in equity instruments that would otherwise be measured at FVPL to present subsequent changes in fair value in OCI.

(4) Investments in equity instruments designated at FVOCI

After initial recognition, investments in equity instruments not held for trading that are designated as measured at FVOCI should be measured at fair value, with no deduction for sale or disposal costs. With the exception of dividends received, the associated gains and losses (including any related foreign exchange component) are recognized in OCI. Amounts presented in OCI are not subsequently reclassified to profit or loss.

(5) Debt instruments measured at FVOCI

After initial recognition, investments in debt instruments that are classified as measured at FVOCI are measured at fair value, with no deduction for sale or disposal costs. Subsequent measurement of debt instruments at FVOCI involves the following:

•	expected credit losses are recognized in profit or loss (see impairment discussion below)

•	foreign currency gains and losses are calculated based on the amortized cost of the assets and are recognized in profit or loss

•	interest is calculated using the effective interest method and is recognized in profit or loss

•	other fair value gains and losses are recognized in OCI

•	when the asset is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified to profit or loss as a reclassification adjustment

(d) Classification and measurement—financial liabilities

Financial liabilities are classified either as subsequently measured at FVPL or at amortized cost. Financial liabilities are classified as at FVPL if it is classified as held-for-trading or is designated as such on initial recognition. Directly attributable transaction costs are recognized in profit or loss as incurred. These liabilities are measured at fair value and changes therein, including any interest expense, are recognized in profit or loss.

Financial liabilities at amortized cost are initially measured at fair value less any directly attributable transaction costs. Subsequent to initial recognition, these liabilities are measured at amortized cost using the effective interest method.

(e) Impairment

Impairment is based on an expected credit loss (“ECL”) model. The Group applies a three-stage approach to measuring ECL on debt instruments accounted for at amortized cost and FVOCI. Assets migrate through the following three stages based on the change in credit quality since initial recognition:

Stage 1: 12-month ECL

For exposure on debt instruments where there has not been a significant increase in credit risk since initial recognition and that were not credit impaired upon origination, the portion of the lifetime ECL associated with the probability of default events occurring within the next 12 months is recognized.

Stage 2: Lifetime ECL—not credit impaired

For credit exposure on debt instruments where there has been a significant increase in credit risk since initial recognition but that are not credit impaired, a lifetime ECL is recognized.

Stage 3: Lifetime ECL—credit impaired

Financial assets are assessed as credit impaired when one or more events that have detrimental impact on the estimated future cash flows of that asset have occurred. For financial assets that have become credit impaired, a lifetime ECL is recognized and interest income is calculated applying the effective interest rate to the amortized cost (net of provision) rather than the gross carrying amount.

At each reporting date, the Group assesses whether there has been a significant increase in credit risk for financial assets since initial recognition by comparing the risk of default occurring over the expected life between the reporting date and the date of initial recognition.

If, in a subsequent period, credit quality improves and reverses any previously assessed significant increase in credit risk since origination, then the provision for doubtful debts reverts from lifetime ECL to 12-month ECL.

(f) Simplified approach for trade receivables

The Group applies the simplified approach for all trade receivables, instead of the three-stages above. Under this approach, the Group does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime ECL upon origination and at each reporting date.

(g) Derivatives and hedge accounting

The Group holds derivatives to hedge its foreign currency and interest rate risk exposures. Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured to their fair value at the end of each reporting period. The accounting for subsequent changes in fair value depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. The Group designates certain derivatives as either:

•	hedges of the fair value of recognized assets or liabilities or a firm commitment, or a component of any such item (fair value hedges), or

•	hedges of a particular risk associated with the cash flows of recognized assets and liabilities (or components of those assets and liabilities), and highly probable forecasted transactions (cash flow hedges).

The Group documents at the inception of the hedging transaction its risk management objective and strategy for undertaking various hedge transactions. The Group also documents identification of the hedging instrument and hedged item, the nature of the risk being hedged, as well as how the Group will assess whether the hedging relationship meets the hedge effectiveness requirements (economic relationship, effect of credit risk, and hedge ratio), including its analysis of the sources of hedge ineffectiveness and how it determines the hedge ratio.

Fair value hedge

The change in the value of the hedged item and the hedging instrument are recognized in profit or loss in the same line item in profit or loss for each reporting period. A fair value hedge accounting is discontinued prospectively if the hedging instrument expires or is sold, terminated or exercised, or the hedge no longer meets the criteria for hedge accounting (after taking into account any rebalancing of the hedging relationship, if applicable).

Cash flow hedge

A cash flow hedge relationship is accounted for as follows:

•	The cash flow hedge reserve recognized in equity is adjusted to the lower of i) the cumulative gain or loss on the hedging instrument from inception of the hedge, and ii) the present value of the cumulative change in the hedged expected future cash flows from inception of the hedge (both in absolute amounts). Any gain or loss required to balance the change in the cash flow hedge reserve is recognized in profit or loss.

•	The portion of the gain or loss on the hedging instrument that is determined to be an effective hedge is recognized in the cash flow hedge reserve within other components of equity, until the hedged cash flows affect profit or loss. The amount accumulated in equity is reclassified to profit or loss in the same period or periods during which the hedged forecast transaction affects profit or loss.

•	Any remaining gain or loss on the hedging instrument is hedge ineffectiveness that is recognized in profit or loss immediately.

Rebalancing

The Group rebalances a hedging relationship if that relationship still has an unchanged risk management objective but no longer meets the hedge effectiveness requirements regarding the hedge ratio. Rebalancing comprises changes to the hedge ratio to reflect expected changes in the relationship between the hedged item and the hedging instrument, and is achieved by increasing the volume of the hedged item or the hedging instrument, or decreasing the volume of the hedged item or the hedging instrument.

Certain derivative instruments do not qualify for hedge accounting. Changes in fair value of these instruments are recognized immediately in profit or loss.

(13) Property, Plant and Equipment

Items of property, plant and equipment (“PPE”) are presented in the statement of financial position at cost, less accumulated depreciation and any accumulated impairment losses. The cost of an item of PPE includes all costs directly attributable to the acquisition of the asset.

Additional costs incurred once a PPE is in operating condition are only capitalized when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. When significant specific parts of PPE are required to be replaced at intervals, the Group depreciates them separately based on their specific useful lives. All other subsequent costs are recognized as repairs and maintenance expense as incurred.

The present value of the expected cost for the decommissioning of an asset after its use is included in the cost of the respective asset if the recognition criteria for a provision are met.

The Group classifies items of PPE into the following accounts, and depreciates them over the estimated useful lives of the assets as listed below (except for land which is not depreciated). Depreciation is calculated principally on a straight-line basis, except for certain machinery used in the manufacturing of LED backlights. These machinery are depreciated using the declining balance method, reflecting the pattern of consumption of the future benefits to be derived from these assets due to the short life span of the manufactured products as a result of frequent introduction of new technologies and models. The useful lives of PPE are as follows:

• Buildings and structures	2 to 50 years
• Machinery and vehicles	2 to 15 years
• Tools and equipment	2 to 20 years

PPE initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in profit or loss when the asset is derecognized. Depreciation methods, useful lives and the residual value are reviewed at each reporting date and adjusted prospectively, if appropriate.

(14) Goodwill and Intangible Assets

(a) Goodwill

Goodwill arising on the acquisition of subsidiaries is not amortized and measured at cost less any accumulated impairment losses. The impairment test is performed at least annually or when there is an indication that it may be impaired by comparing the carrying amount of the cash-generating unit to which the goodwill has been allocated with its recoverable amount. Even if circumstances giving rise to an impairment loss subsequently cease to exist, impairment losses on goodwill are not reversed.

(b) Intangible assets

Intangible assets with finite useful lives are stated at cost less accumulated amortization and any accumulated impairment. Such assets are amortized on a straight-line basis over the estimated useful lives. Amortization method, useful lives and residual values are reviewed at each reporting period and adjusted prospectively, if appropriate. In general, the useful lives of intangible assets are as follows:

• Software	5 years
• Patents	8 years
• Trade marks	10 years
• Facility usage rights	15 years

Development expenditure are capitalized only when the following criteria are met:

•	it is technically feasible to complete the intangible asset so that it will be available for use

•	management intends to complete the intangible asset and use or sell it

•	there is an ability to use or sell the intangible asset

•	it can be demonstrated how the intangible asset will generate probable future economic benefits

•	adequate technical, financial and other resources to complete the development and to use or sell the intangible asset are available, and

•	the expenditure attributable to the intangible asset during its development can be reliably measured.

Research expenditure and development expenditure that do not meet the recognition criteria above are recognized as an expense as incurred. Development costs previously recognized as an expense are not recognized as an asset in a subsequent period.

(15) Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as interest expense.

A provision for warranties is recognized when defective products that have been sold are found and it is probable that an outflow of resources will be required to compensate the customer. A provision for restructuring is recognized when the Group has approved a detailed and formal restructuring plan, and the restructuring either has commenced or has been announced publicly. Future operating losses are not included in the provision. A provision for environmental remediation is recognized when the site is contaminated.

(16) Employee Benefits

(a) Short-term employee benefits

Short-term employee benefits are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

(b) Defined contribution plans

Obligations for contributions to defined contribution plans are expensed as the related service is provided. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available.

(c) Defined benefit plans

The Group’s net obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of any plan assets.

The calculation of defined benefit obligations is performed annually by a qualified actuary using the projected unit credit method. When the calculation results in a potential asset for the Group, the recognized asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. To calculate the present value of economic benefits, consideration is given to any applicable minimum funding requirements.

Remeasurements of the net defined benefit liability, which comprise actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset ceiling (if any), are recognized immediately in the remeasurement reserve for defined benefit plans within other components of equity. The Group determines the net interest expense on the net defined benefit liability for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the net defined benefit liability, taking into account any changes in the net defined benefit liability during the period as a result of contributions and benefit payments. Net interest expense and other expenses related to defined benefit plans are recognized in profit or loss.

When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service or the gain or loss on curtailment is recognized immediately in profit or loss. The Group recognizes gains and losses on the settlement of a defined benefit plan when the settlement transaction eliminates all further legal or constructive obligations for part or all of the benefits provided under a defined benefit plan.

(d) Other long-term employee benefits

The Group’s net obligation in respect of other long-term employee benefits is the amount of future benefits that employees have earned in return for their service in the current and prior periods. That benefit is discounted to determine its present value. Remeasurements are recognized in profit or loss in the period in which they arise.

(e) Termination benefits

Termination benefits are expensed at the earlier of when the Group can no longer withdraw the offer of those benefits and when the Group recognizes costs for a restructuring. Benefits are discounted if they are not expected to be settled in its entirety within twelve months of the reporting date.

(17) Share-based Payment

(a) Equity-settled transactions

The grant date fair value is generally recognized as an expense with a corresponding increase in equity over the vesting period of the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market performance conditions are expected to be met, such that the amount ultimately recognized is based on the number of awards that meet the related service and non-market performance conditions at the vesting date.

(b) Cash-settled transactions

A liability is recognized for the fair value of cash-settled transactions. The fair value is measured initially and at each reporting date up to and including the settlement date, with any changes in fair value recognized in profit or loss for the period.

(18) Share Capital

(a) Common shares

Common shares issued by the Company are classified as equity, and the proceeds from issuance of common shares are included in common stock and capital surplus. Any incremental costs directly attributable to the issuance of common shares are recognized as a deduction from equity.

(b) Treasury stock

Treasury stock acquired by the Group is recognized at cost and deducted from equity. When treasury stock is sold, the consideration received is recognized as equity with the difference between the carrying amount and the consideration received included in capital surplus.

(c) Dividends

The maximum amount that the Company can distribute as dividends is calculated in accordance with the Companies Act of Japan. Provision is made for any dividend declared, that is appropriately authorized and no longer at the discretion of the Group, on or before the end of the reporting period but not distributed at the end of the reporting period.

(19) Earnings per Share

Basic earnings per share is calculated by dividing the profit or loss attributable to owners of the Company by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated using the weighted average number of shares outstanding during the year assuming the conversion of all dilutive potential common shares, the impact of which is increased common shares, as well as increased profit attributable to the owners of the Company (in the case of convertible bonds being converted to common shares and the resulting decrease in interest expense).

4.	Significant Accounting Judgments, Estimates and Assumptions

Preparation of the consolidated financial statements requires management to make certain judgments, estimates and assumptions that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

The areas involving assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment in the years ended March 31, 2016 and March 31, 2015 are discussed below.

Recognition of Deferred Tax Asset for Unused Tax Losses

The deferred tax assets include an amount which relates to unused tax losses of the Group. The Group has exercised judgment and concluded that the deferred tax assets will be recoverable using the estimated future taxable income based on the approved business plan and budget. Certain of the losses can be carried forward indefinitely and have no expiry date. Further discussions about deferred tax assets are contained in Note 18, Income Taxes.

Measurement of Provisions and Contingencies

The Group recognizes various provisions in the consolidated statement of financial position. These provisions are recognized based on the best estimates of the expenditures required to settle the obligations taking risks and uncertainty related to the obligations into account as of each reporting date. Expenditures required to settle the obligations are calculated by taking possible results into account comprehensively.

Specifically, the Group recognized a provision for environmental remediation expenses as a result of the relevant authority (the Environmental Protection Agency in the U.S.) having issued an administrative order requiring the Group to perform remedial actions over a period of years. The provision was measured based on a feasibility study, remediation plans, and remediation cost projections prepared by an environmental expert and approved by the Environmental Protection Agency. In addition, the Group also recognized restructuring provisions for the cost of workforce reduction (primarily in the U.S.), measured based on management’s best estimates taking into consideration past experience and internal policies. Furthermore, the Group recognized product warranty provisions based on claims from customers and reasonable estimates of costs expected to be incurred to replace the defective products sold.

However, they may be affected by the occurrence of unexpected events or changes in conditions which may have a material impact on the consolidated financial statements in future periods. The nature and amount of recognized provisions are described in Note 22, Provisions.

With regard to contingencies, any items that may have a material impact on business in the future are disclosed in light of all the available evidence as of each reporting date and by taking into account the probability of these contingencies and their impact on financial reporting. The content of contingencies is described in Note 39, Contingent Liabilities.

Impairment Testing of Assets, including Goodwill and Intangible Assets

The Group tests whether goodwill has suffered any impairment on an annual basis. Other assets with a finite useful life are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The recoverable amount of a cash generating unit (CGU) is determined based on value-in-use calculations which require the use of assumptions. The calculations use cash flow projections based on management approved budget for the following three-year period. Cash flows beyond this period are extrapolated using the estimated growth rates as discussed in Notes 13 and 14. The growth rates are calculated based on long-term economic growth rates and inflation rates, and are consistent with forecasts specific to the industry in which each CGU operates.

Impairment testing of assets, including goodwill and intangible assets use certain assumptions for the useful lives and future cash flows of the assets, discount rates and long-term growth rates (recoverable amount being calculated mainly based on a discounted cash flow model). These assumptions are based on best estimates and judgments made by management. However, there is a possibility that these assumptions may be affected by changes in uncertain future economic conditions, which may have a material impact on the consolidated financial statements in future periods.

Measurement of Defined Benefit Pension Obligations

The Group has various types of retirement benefit plans, including defined benefit plans. The present value of defined benefit obligations on each of these plans and the related service costs are calculated based on actuarial assumptions, which require estimates and judgments on variables, such as discount rates, rates of salary increase, and inflation rates. The Group obtains advice from external pension actuaries with respect to the appropriateness of these actuarial assumptions including these variables. The actuarial assumptions are determined based on the best estimates and judgments made by management. However, there is a possibility that these assumptions may be affected by changes in uncertain future economic conditions, or by the publication or the amendment of related laws, which may have a material impact on the consolidated financial statements in future periods. These actuarial assumptions and related sensitivity analysis are described in Note 23, Retirement Benefits.

Measurement of Fair Value for Share-based Payment Arrangements

The Group has in place a cash-settled share-based incentive plan. In estimating the fair value of the liability under the arrangement, the Group engages qualified third party valuation firms to perform the valuation, and uses market-observable data (e.g. share price) to the extent available. The Group works closely with the external valuation firms to establish appropriate valuation techniques, which depends on the terms and conditions of the grant. This estimation also requires determination of the most appropriate inputs to the valuation model, which are discussed in Note 37, Share-based Payment. Further, the liability needs to be remeasured at the end of each reporting period up to the date of settlement, with any changes in fair value recognized in profit or loss. This requires a reassessment of the estimates used at the end of each reporting period.

Measurement of Fair Value of Non-listed Equity Securities

The fair value of equity securities that are not traded in an active market is determined using valuation techniques. The Group uses its judgment to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period. For details of valuation techniques and the key assumptions used and the impact of changes to these assumptions, see Note 35, Financial Instruments.

Measurement of Fair Value of Assets Acquired and Liabilities Assumed in Business Combinations

The Group accounts for business combinations under the acquisition method of accounting, which requires the acquired assets, including separately identifiable intangible assets, and assumed liabilities to be recorded as of the acquisition date at their respective fair values. The determination the fair value of acquired assets and assumed liabilities involves assessments of the expected future cash flows associated with individual assets and liabilities and appropriate discount rates as of the date of acquisition. Where appropriate, the Group consults with external specialists to assist with the determination of fair value. For non-observable market values, fair value has been determined using accepted valuation principles. Subsequent changes in the Group’s assessments may trigger an impairment loss that would be recognized in profit or loss. More information about business combinations are contained in Note 7, Business Combinations.

Other

The Group has made certain other estimates that, while not involving the same degree of judgment as the estimates described above, are important to understanding of the Group’s consolidated financial statements. These estimates are in the areas of measuring net realizable values of inventories and determining useful lives for certain items of PPE.

Judgments, estimates and assumptions are continually evaluated. They are based on historical experience and other factors, including expectations of future events that may have a financial impact on the Group and that are believed to be reasonable under the circumstances.

5.	Newly Pronounced Accounting Standards not yet Adopted by the Group

At the date of authorization of these consolidated financial statements, the Group has not applied the following new and revised IFRSs that have been issued but are not yet effective.

IFRS 15 Revenue from Contracts with Customers

IFRS 15 was issued in May 2014 and establishes a five-step model to account for revenue arising from contracts with customers. Under IFRS 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer. The new revenue standard will supersede all current revenue recognition requirements under IFRS. Either a full retrospective application or a modified retrospective application is required for annual periods beginning on or after January 1, 2018. Early adoption is permitted. The Group expects to adopt the standard from the year beginning on April 1, 2018.

The Group is currently assessing the impact of adopting IFRS 15.

IFRS 16 Leases

IFRS 16 was issued in January 2016 and specifies how an entity will recognize, measure, present and disclose leases. The standard provides a single lessee accounting model, requiring lessees to recognize assets and liabilities for all leases unless the lease term is twelve months or less or the underlying asset is of a low value. Lessors continue to classify leases as operating or finance leases, with IFRS 16’s approach to lessor accounting substantially unchanged from its predecessor, IAS 17. IFRS 16 applies to annual periods beginning on or after January 1, 2019. The Group expects to adopt the standard from the year beginning on April 1, 2019.

The Group is currently assessing the impact of adopting IFRS 16.

Disclosure Initiative (Amendments to IAS 7)

The amendment requires additional disclosures to evaluate changes in liabilities arising from financing activities, including both changes arising from cash flows and non-cash changes (such as effects of changes in foreign exchange rates and changes in fair values). The amendment is effective for annual periods beginning on or after January 1, 2017. The Group is currently assessing the impact of the amendment on its disclosures of liabilities and changes thereof.

The IASB issued several other amended accounting standards that are not yet effective. None of these are considered to have a material impact on the Group’s consolidated financial statements.

6.	Segment Information

(1) Overview of Reportable Segments

The operating segments of the Group are the components of the Group for which separate financial information is available and evaluated regularly by the CODM in deciding how to allocate management resources and in assessing business performances.

The Group deploys its business operations in Japan and overseas based on the comprehensive strategies devised by the Machined Components Manufacturing Headquarter that manufactures ultra-precision machining and the Electronic Devices and Components Manufacturing Headquarter that manufactures high-precision small motors, electronic devices and components, and optical devices. The financial results of each of the two manufacturing headquarters are submitted to and reviewed by the CODM on a monthly basis for purposes of performance assessment and decision making about the allocation of resources.

Therefore, “Machined components” and “Electronic devices and components” are the operating segments of the Group. No operating segments have been aggregated to form reportable segments.

The machined components segment manufactures mechanical parts including ball bearings, rod-end bearings, pivot assemblies for hard disk drive (HDD), and screws for automobiles and aircrafts.

The electronic devices and components segment manufactures electronic devices (such as LED backlights and sensing devices), HDD spindle motors, stepping motors, DC motors, fan motors, precision motors and specialized devices.

The Company’s management primarily evaluates segment performance based on operating income as reported under Japanese GAAP, on which the below discussion is based. A reconciliation of these segment results to operating income under IFRS is given in Note 41 to these consolidated financial statements.

(2) Information Related to Reportable Segments

Intersegment revenue transactions are measured at settlement prices based on an overall assessment taking into account market prices, manufacturing costs and other factors. Profit for operating segments is measured by operating income under Japanese GAAP.

For the year ended March 31, 2016

	Yen (millions)
	Reportable segment			Other*[1]	Adjustments*[2]	Total	IFRS adjustments	Consolidated
	Machined components	Electronic devices and components	Total
Revenue
Revenue from external customers	163,811	445,468	609,279	536	—	609,815	2,219	612,034
Intersegment revenue	4,410	4,318	8,728	1,252	(9,980)	—	—	—

Total	168,221	449,786	618,007	1,788	(9,980)	609,815	2,219	612,034

Segment profit (loss)	40,855	22,336	63,191	(125)	(11,627)	51,439	3,728	55,167

Finance income	—	—	—	—	—	—	—	704
Finance expenses	—	—	—	—	—	—	—	(4,733)
Share of profit of associates accounted for using the equity method	—	—	—	—	—	—	—	56

Profit before income taxes	—	—	—	—	—	—	—	51,194
(Other income and expenses)
Depreciation and amortization	9,296	20,807	30,103	335	4,350	34,788	(69)	34,719
Impairment losses	—	15	15	—	6	21	445	466
Segment assets	105,255	189,748	295,003	2,167	162,257	459,427	3,320	462,747
(Other assets)
Investments in associates accounted for using the equity method	—	1,111	1,111	—	—	1,111	48	1,159
Capital expenditures	7,735	29,012	36,747	178	6,953	43,878	456	44,334

For the year ended March 31, 2015

							Yen (millions)

	Reportable segment			Other*[1]	Adjustments*[2]	Total	IFRS adjustments	Consolidated
	Machined components	Electronic devices and components	Total
Revenue
Revenue from external customers	155,785	344,725	500,510	166	—	500,676	1,434	502,110
Intersegment revenue	3,929	5,089	9,018	1,275	(10,293)	—	—	—

Total	159,714	349,814	509,528	1,441	(10,293)	500,676	1,434	502,110

Segment profit (loss)	39,723	30,747	70,470	(28)	(10,340)	60,102	(10,011)	50,091

Finance income	—	—	—	—	—	—	—	2,557
Finance expenses	—	—	—	—	—	—	—	(1,811)
Share of profit of associates accounted for using the equity method	—	—	—	—	—	—	—	65

Profit before income taxes	—	—	—	—	—	—	—	50,902
(Other income and expenses)
Depreciation and amortization	9,622	15,154	24,776	76	3,924	28,776	398	29,174
Impairment losses	—	31	31	—	78	109	3,747	3,856
Segment assets	120,228	190,913	311,141	4,089	174,813	490,043	3,983	494,026
(Other assets)
Investments in associates accounted for using the equity method	—	1,721	1,721	—	—	1,721	54	1,775
Capital expenditures	7,499	19,215	26,714	2,487	8,356	37,557	442	37,999
As of April 1, 2014
							Yen (millions)

	Reportable segment			Other*[1]	Adjustments*[2]	Total	IFRS adjustments	Consolidated
	Machined components	Electronic devices and components	Total
Segment assets	99,300	126,305	225,605	546	155,127	381,278	5,944	387,222
(Other assets)
Investments in associates accounted for using the equity method	—	1,907	1,907	—	—	1,907	(1,301)	606

*1	“Other” refers to business units not included in reportable segments. Their major products are machines produced in-house.
*2	Adjustments consist of the following:
1.	Adjustments for segment profits are mainly general administrative expenses and corporate expenses including the research and development expenses that do not belong to any reportable segment (10,657 million yen for the year ended March 31, 2016 and 9,757 million yen for the year ended March 31, 2015).

2.	Adjustments for segment assets are mainly assets of administrative departments that do not belong to any reportable segment (156,537 million yen as of March 31, 2016, 168,275 million yen as of March 31, 2015, and 152,129 million yen as of April 1, 2014).
3.	Adjustments for depreciation and amortization are mainly depreciation of facilities of administrative departments that do not belong to any reportable segment.
4.	Adjustments for capital expenditures are mainly capital expenditures for administrative departments that do not belong to any reportable segment.

(3) Revenue from External Customers as Classified by Products and Services

	Yen (millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015
Ball bearings	97,390	87,530
Rod-end bearings	32,638	30,425
Pivot assemblies	34,284	37,867
Electronic devices	245,646	170,223
Sensing devices	36,959	16,146
Motors	160,972	155,375
Other	4,145	4,544

Total	612,034	502,110

(4) Geographic Information of Revenue from External Customers

	Yen (millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015
Japan	81,261	107,358
China	184,074	164,641
Thailand	58,241	70,735
U.S.	157,248	42,528
Other	131,210	116,848

Total	612,034	502,110

Revenue are based on the location of customers.

(5) Geographic Information of Non-current Assets (excluding Financial Assets, Assets related to Retirement Benefits and Deferred Tax Assets)

			Yen (millions)

	As of March 31, 2016	As of March 31, 2015	As of April 1, 2014
Japan	49,622	46,901	47,199
Thailand	88,689	100,448	84,292
China	17,334	20,829	16,218
Other	37,643	38,029	28,714

Total	193,288	206,207	176,423

Non-current assets are based on the location of each company within the Group.

(6) Information about Major Customers Generating over 10% of Total Revenue

For the year ended March 31, 2016

	Yen (millions)
Name of Customer	Revenue	Related Segment
Apple Inc.	108,324	Electronic Devices and Components

For the year ended March 31, 2015

	Yen (millions)
Name of Customer	Revenue	Related Segment
Japan Display Group	62,458	Electronic Devices and Components

7.	Business Combinations

(1) Business Combination during the Year Ended March 31, 2015

(a) Sartorius Mechatronics T&H GmbH

On February 6, 2015, the Company acquired 51.0% of the voting interest of Sartorius Mechatronics T&H GmbH (“Sartorius MTH”) and as of that date, Sartorius MTH became a subsidiary of the Company.

Sartorius MTH is a manufacturer of industrial measurement instruments and process inspection equipment, which includes product lines such as load cell, industrial scale, process instruments and detection device. It has production facilities in Germany, India and China.

The Company has acquired Sartorius MTH with the intention of combining its own leading industrial strengths in automobile, consumer electronics, healthcare and industrial products with Sartorius MTH’s leading position in the food, beverage, chemical and pharmaceutical industries, thereby increasing its product lineup significantly and being able to develop the combined companies into a more efficient global manufacturer.

The fair value of the consideration, assets acquired and liabilities assumed as of the acquisition date are as follows:

Yen (millions)

Amount
Fair value of consideration transferred	4,196

Assets acquired and liabilities assumed
Current assets	7,420
Property, plant and equipment	597
Intangible assets	1,825
Other non-current assets	11
Current liabilities	(6,818)
Non-current liabilities	(1,380)

Assets acquired and liabilities assumed (net)	1,655
Non-controlling interests	811

Goodwill	3,352

All consideration was paid in cash and there was no contingent consideration. Non-controlling interests were measured at their proportionate share of the acquiree’s identifiable net assets at the acquisition date.

The assets acquired include trade and other receivables, the total contractual amount of which was 3,343 million yen. This contractual amount is considered to approximate its fair value amount. Goodwill acquired mainly relates to synergies with Sartorius MTH arising from its product development capabilities and its sales and marketing ability. The goodwill is not tax deductible.

Expenses related to the business combination were 300 million yen and recorded in selling, general and administrative expenses in the consolidated statement of profit or loss.

Sartorius MTH’s financial results since the acquisition date included in the consolidated statement of profit or loss for the year ended March 31, 2015 are as follows:

Yen (millions)

2015
Revenue	2,790
Profit	319
Profit attributable to owners of the Company	163

The pro-forma information (unaudited) of the consolidated financial results of the Group, assuming the business combination of Sartorius MTH had been completed at the beginning of the year ended March 31, 2015 is as follows:

Yen (millions)

Pro-forma results	2015
Revenue	514,401
Profit	39,180
Profit attributable to owners of the Company	39,079

8.	Cash and Cash Equivalents

Cash and cash equivalents as of March 31, 2016, March 31, 2015 and April 1, 2014 consist of the following:

		Yen (millions)

	2016	2015	2014
Cash	24,983	29,749	23,511
Cash equivalents	3,977	6,737	6,424

Total	28,960	36,486	29,935

Cash and cash equivalents are classified as financial assets measured at amortized cost. Cash and cash equivalents are considered financial assets that are subject to insignificant risk of changes in value.

9.	Trade and Other Receivables

Trade and other receivables as of March 31, 2016, March 31, 2015 and April 1, 2014 consist of the following:

			Yen (millions)

	2016	2015	2014
Trade notes and accounts receivable	91,178	109,312	73,680
Other	2,502	2,843	1,900
Allowance for doubtful accounts	(180)	(176)	(188)

Total	93,500	111,979	75,392

The amounts of trade and other receivables on the consolidated statement of financial position are presented net of allowance for doubtful accounts, and are classified as financial assets measured at amortized cost.

10.	Inventories

Inventories as of March 31, 2016, March 31, 2015 and April 1, 2014 consist of the following:

			Yen (millions)

	2016	2015	2014
Finished goods	49,429	47,853	31,061
Work in process	29,846	22,617	17,103
Raw materials	18,682	17,152	10,868
Supplies	5,096	5,443	4,690

Total	103,053	93,065	63,722

The amounts of inventories recognized as expense and included in cost of sales were 484,992 million yen and 382,386 million yen for the years ended March 31, 2016 and March 31, 2015, respectively.

11.	Other Financial Assets

(1) Components of Other Financial Assets

Other financial assets as of March 31, 2016, March 31, 2015 and April 1, 2014 consist of the following:

	Yen (millions)

	2016	2015	2014
Financial assets measured at amortized cost
Time deposits	10,208	8,839	9,751
Loans receivable	360	508	478
Other	447	1,116	952
Loss allowance	(22)	(735)	(630)

Subtotal	10,993	9,728	10,551

Financial assets measured at fair value through profit or loss
Redeemable preferred stock	—	—	1,007
Debt securities	4,397	4,514	3,885
Derivative assets	915	744	223
Other	1,055	1,191	925

Subtotal	6,367	6,449	6,040

Equity instruments measured at fair value through other comprehensive income
Equity securities	6,423	9,248	8,967

Subtotal	6,423	9,248	8,967

Total	23,783	25,425	25,558

Current assets	12,616	11,243	11,370
Non-current assets	11,167	14,182	14,188

Total	23,783	25,425	25,558

The amounts of other financial assets on the consolidated statement of financial position are net of loss allowances. The Group has not elected to designate any financial assets at fair value through profit or loss on initial recognition.

(2) Equity Instruments Measured at Fair Value through Other Comprehensive Income

Major equity instruments measured at fair value through other comprehensive income and their fair values as of March 31, 2016, March 31, 2015 and April 1, 2014 are as follows:

Yen (millions)

Equity instruments measured at fair value through other comprehensive income	2016
Nichia Corporation	3,058
Mitsubishi UFJ Financial Group, Inc.	1,142
Sumitomo Mitsui Trust Holdings, Inc.	1,017

Yen (millions)

Equity instruments measured at fair value through other comprehensive income	2015
Nichia Corporation	4,251
Mitsubishi UFJ Financial Group, Inc.	1,628
Sumitomo Mitsui Trust Holdings, Inc.	1,529

Yen (millions)

Equity instruments measured at fair value through other comprehensive income	2014
Nichia Corporation	4,287
Sumitomo Mitsui Trust Holdings, Inc.	1,438
Mitsubishi UFJ Financial Group, Inc.	1,242

Equity securities are held mainly for the purpose of strengthening business relationships with the investees, and not for the purpose of achieving gains through short-term trading. Accordingly, these are designated as financial assets measured at fair value through other comprehensive income.

12.	Other Assets and Liabilities

Other assets and liabilities as of March 31, 2016, March 31, 2015 and April 1, 2014 consist of the following:

(1) Other Current Assets and Non-current Assets

			Yen (millions)

	2016	2015	2014
Prepaid expenses	2,707	3,349	2,424
Consumption taxes refundable	2,824	4,127	2,390
Other	1,580	1,714	1,398

Total	7,111	9,190	6,212

Current assets	6,724	8,805	5,816
Non-current assets	387	385	396

Total	7,111	9,190	6,212

(2) Other Current Liabilities and Non-current Liabilities

			Yen (millions)

	2016	2015	2014
Accrued expenses	10,921	12,649	10,733
Accrued bonuses	6,337	6,452	5,118
Liabilities for cash-settled share-based payment	2,428	4,130	1,060
Other	1,927	2,125	1,390

Total	21,613	25,356	18,301

Current liabilities	18,028	20,050	16,259
Non-current liabilities	3,585	5,306	2,042

Total	21,613	25,356	18,301

13.	Property, Plant and Equipment

(1) Changes in the Carrying Amounts of Property, Plant and Equipment

For the year ended March 31, 2016

						Yen (millions)

	Buildings and Structures	Machinery and Vehicles	Tools and Equipment	Land	Construction in Progress	Total
Balance at beginning of year	71,897	77,397	9,983	26,607	9,036	194,920
Additions	2,761	8,720	3,814	177	26,378	41,850
Acquisitions through business combinations	—	3	14	—	—	17
Sales and disposals	(126)	(355)	(283)	—	—	(764)
Depreciation	(6,173)	(23,309)	(4,287)	—	—	(33,769)
Impairment losses	—	(3)	(11)	(6)	—	(20)
Reclassified from construction in progress	6,847	17,008	1,607	105	(28,199)	(2,632)
Foreign exchange differences on translation of foreign operations	(6,155)	(9,378)	(894)	(1,281)	(990)	(18,698)
Other	(25)	(55)	16	(55)	—	(119)

Balance at end of year	69,026	70,028	9,959	25,547	6,225	180,785

For the year ended March 31, 2015

						Yen (millions)

	Buildings and Structures	Machinery and Vehicles	Tools and Equipment	Land	Construction in Progress	Total
Balance at beginning of year	66,914	68,126	9,119	24,881	2,812	171,852
Additions	3,208	12,131	3,163	250	16,675	35,427
Acquisitions through business combinations	64	2,044	258	—	1,241	3,607
Sales and disposals	(257)	(206)	(255)	(3)	—	(721)
Depreciation	(5,217)	(19,526)	(3,937)	—	—	(28,680)
Impairment losses	(2,727)	(228)	(163)	(11)	—	(3,129)
Reclassified from construction in progress	3,586	6,233	783	329	(12,135)	(1,204)
Foreign exchange differences on translation of foreign operations	6,500	9,072	1,056	1,226	448	18,302
Other	(174)	(249)	(41)	(65)	(5)	(534)

Balance at end of year	71,897	77,397	9,983	26,607	9,036	194,920

Reconciliation of the carrying amounts of property, plant and equipment as of March 31, 2016, March 31, 2015 and April 1, 2014 is as follows:

						Yen (millions)
	Buildings and Structures	Machinery and Vehicles	Tools and Equipment	Land	Construction in Progress	Total
As of March 31, 2016
Acquisition cost	146,824	314,400	52,881	25,871	6,225	546,201
Accumulated depreciation and impairment losses	(77,798)	(244,372)	(42,922)	(324)	—	(365,416)

Carrying amount	69,026	70,028	9,959	25,547	6,225	180,785

As of March 31, 2015
Acquisition cost	150,351	332,867	57,847	26,927	9,036	577,028
Accumulated depreciation and impairment losses	(78,454)	(255,470)	(47,864)	(320)	—	(382,108)

Carrying amount	71,897	77,397	9,983	26,607	9,036	194,920

As of April 1, 2014
Acquisition cost	132,612	283,097	52,374	25,193	2,812	496,088
Accumulated depreciation and impairment losses	(65,698)	(214,971)	(43,255)	(312)	—	(324,236)

Carrying amount	66,914	68,126	9,119	24,881	2,812	171,852

Depreciation is recorded in cost of sales, as well as selling, general and administrative expenses in the consolidated statement of profit or loss.

(2) Impairment Loss

For impairment testing purposes, property, plant and equipment are grouped together into the smallest group of assets that generates cash inflows that are largely independent of the cash inflows of other assets or cash-generating units (CGUs).

The Group recognized impairment losses of 20 million yen and 3,129 million yen for the years ended March 31, 2016 and March 31, 2015, respectively, which are recorded in other expenses in the consolidated statements of profit or loss.

In the year ended March 31, 2015, the Group recognized an impairment loss amounting to 3,050 million yen on the property, plant and equipment of the defense related special components CGU, which belongs to the electronic devices and components segment. The products of the CGU are mainly sold to the defense industry. The Group closed its old plant based in Tokyo and relocated it to another location in 2013. However, in light of recent trends in the industry, the carrying amounts of the assets of the new plant will not be recoverable, which resulted in recognition of the impairment loss.

In measuring the impairment loss, the recoverable amount was calculated using value in use. The value in use is the present value of cash flow projections derived from management approved budget for the following three-year period, and extrapolating them to March 31, 2035, which is the estimated end of the useful life of the essential assets in the CGU, using a growth rate of the defense industry of 1.29%. The pre-tax discount rate applied to the cash flow projections of this CGU was 15.70%.

14.	Goodwill and Intangible Assets

(1) Changes in the Carrying Amounts of Goodwill and Intangible Assets

For the year ended March 31, 2016

	Yen (millions)

	Goodwill	Intangible Assets		Total
		Software	Other
Balance at beginning of year	4,764	2,350	3,788	10,902
Purchases	—	1,647	306	1,953
Internal development	—	531	—	531
Acquisitions through business combinations	244	—	250	494
Sales and disposals	—	(23)	—	(23)
Amortization	—	(406)	(544)	(950)
Impairment losses	(233)	(14)	(199)	(446)
Foreign exchange differences on translation of foreign operations	(77)	(32)	(231)	(340)
Other	—	(14)	9	(5)

Balance at end of year	4,698	4,039	3,379	12,116

For the year ended March 31, 2015

	Yen (millions)

	Goodwill	Intangible Assets		Total
		Software	Other
Balance at beginning of year	2,109	1,369	697	4,175
Purchases	—	768	1,751	2,519
Internal development	—	53	—	53
Acquisitions through business combinations	3,352	536	1,345	5,233
Sales and disposals	—	(34)	(51)	(85)
Amortization	—	(306)	(188)	(494)
Impairment losses	(607)	(31)	(29)	(667)
Foreign exchange differences on translation of foreign operations	(90)	14	206	130
Other	—	(19)	57	38

Balance at end of year	4,764	2,350	3,788	10,902

Reconciliation of the carrying amounts of goodwill and intangible assets as of March 31, 2016, March 31, 2015 and April 1, 2014 is as follows:

	Yen (millions)
	Goodwill	Intangible Assets		Total
		Software	Other
As of March 31, 2016
Acquisition cost	6,429	6,114	5,735	18,278
Accumulated amortization and impairment losses	(1,731)	(2,075)	(2,356)	(6,162)

Carrying amount	4,698	4,039	3,379	12,116

As of March 31, 2015
Acquisition cost	6,261	4,345	5,604	16,210
Accumulated amortization and impairment losses	(1,497)	(1,995)	(1,816)	(5,308)

Carrying amount	4,764	2,350	3,788	10,902

As of April 1, 2014
Acquisition cost	2,999	2,643	2,379	8,021
Accumulated amortization and impairment losses	(890)	(1,274)	(1,682)	(3,846)

Carrying amount	2,109	1,369	697	49,175

Amortization is recorded in cost of sales, as well as selling, general and administrative expenses in the consolidated statement of profit or loss.

(2) Significant Goodwill and Intangible Assets

Goodwill mainly relates to the acquisition of Sartorius MTH (which is a CGU) in the electronic devices and components segment, and the acquisition of myonic Holding GmbH (“myonic”) (which is a CGU) in the machined components segment.

Goodwill from the acquisition of Sartorius MTH during the year ended March 31, 2015, its carrying amount as of March 31, 2016 and March 31, 2015 was 3,197 million yen and 3,263 million yen, respectively.

Goodwill from the acquisition of myonic during the year ended March 31, 2009, its carrying amount as of March 31, 2016, March 31, 2015 and April 1, 2014 was 1,501 million yen, 1,501 million yen and 1,743 million yen, respectively.

Intangible asset composed of customer list from the Sartorius MTH acquisition during the year ended March 31, 2015 with a carrying amount as of March 31, 2016 and March 31, 2015 of 835 million yen and 997 million yen, respectively. The remaining amortization period is 6 years as of March 31, 2016.

(3) Impairment Testing of Goodwill

(a) Goodwill from the acquisition of Sartorius MTH

The recoverable amount of the CGU to which significant goodwill has been allocated, is calculated by the value in use based on the management approved budget for the following three-year period.

Terminal value for the period beyond the projected period is calculated using growth rates of 2.65% and 2.75% as of March 31, 2016 and March 31, 2015, respectively. These are calculated based on long-term economic growth rates and the rate of inflation. The pre-tax discount rates used in the value in use calculation were 14.64% and 16.49% as of March 31, 2016 and March 31, 2015, respectively.

No impairment loss on goodwill relating to the acquisition of Sartorius MTH was recognized for the year ended March 31, 2016 and March 31, 2015.

In the case that the discount rate rises by 1.0%, no impairment loss would be recognized for the year ended March 31, 2016 and March 31, 2015, respectively. In the case that the growth rate lowers by 1.0%, no impairment loss would be recorded for the year ended March 31, 2016 and March 31, 2015, respectively.

(b) Goodwill from the acquisition of myonic

The recoverable amount of the CGU to which significant goodwill has been allocated, is calculated by value in use based on the management approved budget for the following three-year period.

Terminal value for the period beyond this projection is calculated using growth rates of 2.57%, 2.63% and 2.74% as of March 31, 2016, March 31, 2015 and April 1, 2014, respectively. These are calculated based on long-term economic growth rates and the rate of inflation. The pre-tax discount rates used in the value in use calculations were 14.86%, 14.96% and 13.76% as of March 31, 2016, March 31, 2015 and April 1, 2014, respectively.

No impairment loss on goodwill relating to the acquisition of myonic was recognized for the year ended March 31, 2016 and an impairment loss of 242 million yen was recognized for the year ended March 31, 2015.

In the case that the key assumptions are adversely changed in the future, additional impairment losses may be recognized in accordance with those facts. For example, in the case that the discount rate rises by 1.0%, no additional impairment loss would be recorded for the year ended March 31, 2016 and an impairment loss of 461 million yen would be recorded for the year ended March 31, 2015. In the case that the growth rate lowers by 1.0%, no additional impairment loss would be recorded for the year ended March 31, 2016 and an impairment loss of 246 million yen would be recorded for the year ended March 31, 2015.

(4) Impairment Loss on Intangible Assets

For impairment testing purposes, intangible assets are grouped together into the smallest group of assets that generates cash inflows that are largely independent of the cash inflows of others assets or CGUs.

The Group recognized impairment losses on goodwill, software and other intangible assets of 446 million yen and 667 million yen for the years ended March 31, 2016 and March 31, 2015, respectively, which are recorded in other expenses in the consolidated statements of profit or loss. The impairment losses reduced the carrying amounts of the intangible assets to their recoverable amounts.

(5) Research and Development Expenditures

Research and development expenditures recognized in cost of sales and selling, general and administrative expenses for the years ended March 31, 2016 and March 31, 2015 were 9,681 million yen and 8,972 million yen, respectively. There were no capitalized development expenditures as of March 31, 2016, March 31, 2015 and April 1, 2014.

15.	Leases

The Group leases buildings, land, machinery and equipment, motor vehicles, and tools, furniture and fixtures as a lessee. Certain lease agreements contain renewal options. There are no material restrictions (e.g. restrictions on additional borrowings or additional leases) imposed by any existing lease agreements.

(1) Minimum Lease Payments under Non-cancelable Operating Leases

The future minimum lease payments under non-cancelable operating leases as of March 31, 2016, March 31, 2015 and April 1, 2014 are as follows:

			Yen (millions)

	2016	2015	2014
Within 1 year	955	672	358
Over 1 year but no later than 5 years	1,986	1,762	981
Over 5 years	3,836	3,652	2,946

Total	6,777	6,086	4,285

(2) Minimum Lease Payments Recognized as Expenses

For the years ended March 31, 2016 and March 31, 2015, the Group recognized rental expense under operating leases of 2,872 million yen and 2,293 million yen, respectively.

16.	Subsidiaries

Major subsidiaries included in the Group’s consolidated financial statements are as follows:

Name of subsidiary	Business location	Operations	Ownership percentage of voting interest (%)
NMB Sales Co., Ltd.	Japan	Sale of machined components and electronic devices and components	100.0

DAIICHI PRECISION MOLD CO., LTD.	Japan	Manufacture and sale of molds and related products	100.0

NMB-Minebea Thai Ltd.	Thailand	Manufacture and sale of machined components and electronic devices and components	100.0

MINEBEA ELECTRONICS & HI-TECH COMPONENTS (SHANGHAI) LTD.	China	Manufacture and sale of bearings and fan motors, etc.	100.0

MINEBEA (HONG KONG) LIMITED	China	Sale of bearings and electronic devices and components	100.0

MINEBEA ELECTRONICS MOTOR (ZHUHAI) CO., LTD.	China	Manufacture of electronic devices and components	100.0

MINEBEA ELECTRONIC DEVICES (SUZHOU) LTD.	China	Manufacture of electronic devices and components	100.0

NMB SINGAPORE LIMITED	Singapore	Manufacture and sale of bearings and electronic devices and components	100.0

MINEBEA ELECTRONICS MOTOR (MALAYSIA) SDN. BHD.	Malaysia	Manufacture and sale of electronic devices and components	100.0

MINEBEA (CAMBODIA) Co., Ltd.	Cambodia	Manufacture of electronic devices and components	100.0

NMB KOREA CO., LTD.	South Korea	Sale of bearings and electronic devices and components	100.0

MOATECH CO., LTD.	South Korea	Manufacture and sale of electronic devices and components	50.9

New Hampshire Ball Bearings, Inc.	United States	Manufacture and sale of bearings	100.0

NMB Technologies Corporation	United States	Sale of bearings and electronic devices and components	100.0

NMB-MINEBEA UK LTD	United Kingdom	Manufacture and sale of rod-end bearings	100.0

Precision Motors Deutsche Minebea GmbH	Germany	Development, manufacture and sale of HDD spindle motors	100.0

Name of subsidiary	Business location	Operations	Ownership percentage of voting interest (%)
NMB-Minebea-GmbH	Germany	Sale of bearings and electronic devices and components	100.0

myonic GmbH	Germany	Manufacture and sale of bearings and components	100.0

Sartorius Mechatronics T&H GmbH	Germany	Manufacture and sale of electronic devices and components	51.0

Sartorius Mechatronics C&D GmbH & Co. KG	Germany	Manufacture and sale of electronic devices and components	51.0

Sartorius Industrial Scales GmbH & Co. KG	Germany	Manufacture and sale of electronic devices and components	51.0

NMB ITALIA S.R.L.	Italy	Sale of bearings and electronic devices and components	100.0

NMB Minebea SARL	France	Sale of bearings and electronic devices and components	100.0

The non-controlling interest’s share of MOATECH CO., LTD. as of March 31, 2016, March 31, 2015 and April 1, 2014 are 4,696 million yen, 5,562 million yen and 5,264 million yen, respectively.

The non-controlling interest’s share of loss of MOATECH CO., LTD. for the years ended March 31, 2016 and March 31, 2015 are 224 million yen and 355 million yen, respectively.

17.	Investments in Associates Accounted for Using the Equity Method

The Group’s share of the post-acquisition profits or losses and movements in other comprehensive income of the associates, for the years ended March 31, 2016 and March 31, 2015 are as follows:

		Yen (millions)

	2016	2015
Profit for the year	56	65
Other comprehensive income	(141)	(40)

Comprehensive income	(85)	25

18.	Income Taxes

(1) Deferred Tax Assets and Liabilities

Major components of the deferred tax assets and liabilities as of March 31, 2016, March 31, 2015 and April 1, 2014 consist of the following:

			Yen (millions)

	2016	2015	2014
Deferred tax assets
Accrued bonuses	1,229	1,369	1,157
Retirement benefits liabilities	2,383	2,354	2,406
Equity instruments measured at fair value through other comprehensive income	495	550	603
Inventories	228	256	164
Loss allowance for financial assets	52	158	103
Unrealized gains on sale of inventories	1,169	1,010	900
Property, plant and equipment	3,470	3,196	1,941
Impairment losses	1,133	1,312	571
Tax loss carryforwards	225	142	3,405
Research and development expenses	451	177	416
Employee shareholding incentive plan	749	1,336	378
Other	4,807	4,398	2,539

Total deferred tax assets	16,391	16,258	14,583

Deferred tax liabilities
Property, plant and equipment	3,440	3,956	3,133
Equity instruments measured at fair value through other comprehensive income	856	1,818	1,923
Intangible assets	669	789	438
Other	582	743	480

Total deferred tax liabilities	5,547	7,306	5,974

Net deferred tax assets	10,844	8,952	8,609

Changes in the net deferred tax assets or liabilities for the years ended March 31, 2016 and March 31, 2015 are as follows:

	Yen (millions)

	2016	2015
Net deferred tax assets
Balance at beginning of year	8,952	8,609
Deferred income taxes	1,068	(651)
Deferred income taxes on each item of other comprehensive income:
Net changes in revaluation of equity instruments measured at fair value through other comprehensive income	961	(52)
Remeasurement of defined benefit plans	338	571
Foreign exchange differences on translation of foreign operations	142	265
Cash flow hedges	(51)	—
Business combinations	—	(72)
Other	(566)	282

Balance at end of year	10,844	8,952

Deductible temporary differences, tax loss carryforwards and unused tax credits, on which deferred tax assets were not recognized on the consolidated statements of financial position, consist of the following as of March 31, 2016, March 31, 2015 and April 1, 2014:

	Yen (millions)

	2016	2015	2014
Deductible temporary differences	645	495	665
Tax loss carryforwards*	18,053	23,143	22,627
Unused tax credits	549	512	—

*	Tax loss carryforwards mainly relate to unabsorbed capital allowances, which are disallowed depreciation charges on certain machinery and equipment for tax purposes, accumulated by a subsidiary in Malaysia. While the unabsorbed capital allowances can be carried forward indefinitely, these can only be utilized against certain future taxable profits related to the motors business of the subsidiary. Accordingly, no deferred tax assets have been recognized for the unabsorbed capital allowances, as it is not certain that the subsidiary will be able to generate taxable profits in the future from its motors business.

Tax loss carryforwards on which deferred tax assets were not recognized on the consolidated statements of financial position, as of March 31, 2016, March 31, 2015 and April 1, 2014 will expire as follows:

	Yen (millions)

	2016	2015	2014
Within 1 year	—	—	—
Between 2 and 5 years	1,482	4,457	3,987
Over 5 years	627	239	91
Indefinite periods	15,944	18,447	18,549

Total	18,053	23,143	22,627

Unused tax credits on which deferred tax assets were not recognized on the consolidated statements of financial position, as of March 31, 2016, 2015 and April 1, 2014 will expire as follows:

	Yen (millions)

	2016	2015	2014
Within 1 year	—	—	—
Between 2 and 5 years	—	—	—
Over 5 years	—	—	—
Indefinite periods	549	512	—

Total	549	512	—

For the deferred tax assets recognized as of March 31, 2016 and March 31, 2015, those attributable to a taxable entity whose recoverability of deferred tax assets depends on the availability of its future taxable income, and where the entity incurred a loss for the years ended March 31, 2016 or March 31, 2015, were 254 million yen and 949 million yen, respectively. In assessing the recoverability of deferred tax assets, the Group considers the scheduled reversal of existing taxable temporary differences, projected future taxable income and tax planning strategies.

The total of taxable temporary differences from investments in subsidiaries, on which no deferred tax liability was recognized as of March 31, 2016, March 31, 2015 and April 1, 2014 was 56,380 million yen, 56,119 million yen and 20,803 million yen, respectively. These deferred tax liabilities are not recognized because the Group is able to control the timing of reversal of the temporary differences and these temporary differences are highly unlikely to be reversed in the foreseeable future.

(2) Income Tax Expenses

The Company and its domestic subsidiaries in Japan are primarily subject to national and local corporate income taxes, local inhabitants’ tax and business tax. The effective tax rates calculated based on these statutory tax rates were 33.1% and 35.6% for the years ended March 31, 2016 and March 31, 2015, respectively. The Company’s overseas subsidiaries are subject to taxes based on income at rates ranging from 16.5% to 41.0%. In addition, consolidated subsidiaries in Thailand are granted a tax exempt status by the Promotion of Investment Act, whereby earnings derived from the manufacture or sale of qualifying products are fully exempt from Thai income tax for a period of 3 to 8 years.

Income tax expenses for the years ended March 31, 2016 and March 31, 2015 consist of the following:

			Yen (millions)

	2016		2015
	Japan	Foreign	Japan	Foreign
Current income tax expense	3,271	9,663	3,347	8,431
Deferred income tax expense
Temporary differences originated and reversed	(16)	(1,318)	148	(67)
Changes in unrecognized deferred tax assets	—	1	—	242
Adjustments to deferred tax assets and liabilities due to change in tax rate	265	—	328	—

In March 2015, amendments to the tax law were enacted in Japan, resulting in lower tax rates from the year beginning on April 1, 2015. As a result, the effective tax rates calculated based on these statutory tax rates decreased from 35.6% to 33.1% for temporary differences scheduled to be reversed in the year beginning on April 1, 2015 and to 32.3% for temporary differences scheduled to be reversed in the years beginning on or after April 1, 2016.

In March 2016, further amendments to the tax law were enacted in Japan, resulting in lower tax rates from the year beginning on April 1, 2016. As a result, the effective tax rates calculated based on these statutory tax rates will decrease from 32.3% to 30.9% for temporary differences scheduled to reverse during the year beginning on April 1, 2016 and to 30.6% for temporary differences scheduled to reverse during the years beginning on or after April 1, 2018.

(3) Reconciliation of the Effective Tax Rate

The principal items that caused the differences between the statutory tax rate and the effective tax rate after application of deferred tax accounting for the years ended March 31, 2016 and March 31, 2015 consist of the following:

		Percentage (%)

	2016	2015
Statutory income tax rate in Japan	33.1	35.6
Adjustments
Difference in tax rates of consolidated foreign subsidiaries	(11.2)	(14.5)
Effect of a change in unrecognized deferred tax assets	0.0	0.5
Permanent differences, including entertainment expenses	0.3	0.3
Adjustments to deferred tax assets due to enacted changes in tax rate	0.5	0.6
Losses related to anti-trust violations	—	1.5
Tax payment related to advance pricing agreement	0.4	—
Other	0.1	0.4

Effective income tax rate after application of deferred tax accounting	23.2	24.4

19.	Trade and Other Payables

Trade and other payables as of March 31, 2016, March 31, 2015 and April 1, 2014 consist of the following:

			Yen (millions)

	2016	2015	2014
Trade notes and accounts payable	35,046	59,987	29,890
Other	9,611	12,254	8,442

Total	44,657	72,241	38,332

Trade and other payables are classified as financial liabilities measured at amortized cost.

20.	Bonds and Borrowings

(1) Components of Bonds and Borrowings

Bonds and borrowings as of March 31, 2016, March 31, 2015 and April 1, 2014 consist of the following:

					Yen (millions)

	2016	2015	2014	Average interest rate %	Maturity
Short-term borrowings	65,507	46,544	48,771	0.72	—
Bonds maturing within 1 year*	9,993	—	—	—	—
Convertible bonds with warrants maturing within 1 year*	7,664	—	—	—	—
Long-term borrowings maturing within 1 year	13,474	20,100	15,250	0.54	—

Bonds*	—	9,983	9,973	—	December 2016
Convertible bonds with warrants*	—	7,625	7,587	—	February 2017
Long-term borrowings	39,687	53,869	66,553	0.58	April 2017 – March 2021

Total	136,325	138,121	148,134	—	—

Current liabilities	96,638	66,644	64,021
Non-current liabilities	39,687	71,477	84,113

Total	136,325	138,121	148,134

Bonds and borrowings are classified as financial liabilities measured at amortized cost.

*	A summary of the terms of the bonds issued is as follows:

								Yen (millions)

Issuer	Bonds	Issued date	2016	2015	2014	Interest rate %	Collateral	Redemption date
Minebea Co., Ltd.	#8 Domestic unsecured bonds	December 12, 2011	9,993	9,983	9,973	0.68	None	December 12, 2016

Minebea Co., Ltd.	#1 Unsecured convertible bonds with warrants (subordinated)	February 20, 2012	7,664	7,625	7,587	0.60	None	February 20, 2017

Total	—	—	17,657	17,608	17,560	—	—	—

Details on #1 unsecured convertible bonds with warrants (subordinated) are as follows:

#1 Unsecured convertible bonds with warrants (subordinated)
Type of shares to be issued	Common share
Exercise price of shares (yen)	382
Total proceeds from issuance (millions of yen)	7,700
Amount classified as equity (millions of yen)	173
Total amount of shares issued upon exercise of warrants to date (millions of yen)	—
Exercise period of warrants	From March 2, 2012 to February 12, 2017

(2) Pledged Assets and Related Liabilities

The following tables preset pledged assets and the related liabilities as of March 31, 2016, March 31, 2015 and April 1, 2014:

(a) Pledged assets

	Yen (millions)

	2016	2015	2014
Buildings and structures	661	696	—

Total	661	696	—

(b) Liabilities related to pledged assets

	Yen (millions)

	2016	2015	2014
Long-term borrowings maturing within 1 year	134	—	—
Long-term borrowings	716	850	—

Total	850	850	—

21.	Other Financial Liabilities

Other financial liabilities as of March 31, 2016, March 31, 2015 and April 1, 2014 consist of the following:

	Yen (millions)

	2016	2015	2014
Financial liabilities measured at amortized cost
Deposits received	1,279	1,371	751
Other	499	786	771

Subtotal	1,778	2,157	1,522

Financial liabilities measured at fair value through profit or loss
Derivative liabilities	1,048	1,013	1,102

Total	2,826	3,170	2,624

Current liabilities	2,138	2,345	1,728
Non-current liabilities	688	825	896

Total	2,826	3,170	2,624

There are no financial liabilities designated as financial liabilities measured at fair value through profit or loss on initial recognition.

22.	Provisions

The components and changes in the carrying amounts of provisions for the years ended March 31, 2016 and March 31, 2015 are as follows:

For the year ended March 31, 2016

				Yen (millions)

	Environmental remediation	Restructuring	Product warranty	Other	Total
Balance at beginning of year	1,027	587	346	16	1,976
Additions	712	315	—	—	1,027
Interest cost accrued on discounted value	6	—	—	1	7
Reduction resulting from settlement	(595)	(675)	(43)	—	(1,313)
Foreign exchange differences on translation of foreign operations	(66)	(11)	—	—	(77)

Balance at end of year	1,084	216	303	17	1,620

Current liabilities	457	216	303	—	976
Non-current liabilities	627	—	—	17	644

Total	1,084	216	303	17	1,620

For the year ended March 31, 2015

				Yen (millions)

	Environmental remediation	Restructuring	Product warranty	Other	Total
Balance at beginning of year	1,171	265	—	—	1,436
Additions	82	855	346	16	1,299
Interest cost accrued on discounted value	5	—	—	0	5
Reduction resulting from settlement	(381)	(589)	—	—	(970)
Reversal	—	(19)	—	—	(19)
Foreign exchange differences on translation of foreign operations	150	75	—	—	225

Balance at end of year	1,027	587	346	16	1,976

Current liabilities	403	587	346	—	1,336
Non-current liabilities	624	—	—	16	640

Total	1,027	587	346	16	1,976

As of April 1, 2014

				Yen (millions)

	Environmental remediation	Restructuring	Product warranty	Other	Total
Current liabilities	357	265	—	—	622
Non-current liabilities	814	—	—	—	814

Total	1,171	265	—	—	1,436

(a) Provision for environmental remediation expenses

Among the foreign subsidiaries, those in the U.S. recognized provisions for the cost of environmental measures based on reasonable estimates of the expenditures expected to be incurred in the future. The timing of these expenditures will depend on future business plans and other plans.

(b) Restructuring provisions

Restructuring activities principally occurred in the U.S. where provisions for the cost of workforce reduction based on reasonable estimates of such expenditures expected to be incurred in the future were recognized. These expenditures are expected to be settled within one year from the end of reporting period.

(c) Product warranty provisions

Product warranty provisions are recognized based on reasonable estimates of such costs expected to be incurred in the future. These expenditures are required to be settled based on customer request.

23.	Retirement Benefits

The Company and certain domestic subsidiaries in Japan maintain defined benefit plans that include a corporate pension plan operated by the Company. The corporate pension plan is administrated by the Group in accordance with statutory requirements. The Group is required by law to act in the best interests of the plan participants, and is responsible for managing the plan assets in accordance with the designated policies.

Certain overseas subsidiaries also maintain defined benefit pension plans, including a funded defined benefit retirement benefit plan in the United Kingdom and a unfunded defined benefit legal severance pay plan in Thailand.

Retirement benefits under the defined benefit plans are paid in the form of an annuity or lump-sum. The benefits are generally determined based on years of service, rates of pay at the time of termination and certain other factors, such as inflation rate in certain overseas subsidiaries.

Certain subsidiaries based in the U.S. settled a portion of its defined benefit pension liability through a combination of lump-sum payments and the purchase of an annuity contract during the year ended March 31, 2015. The remaining portion of the liability was settled during the year ended March 31, 2016.

In addition, the Company and certain domestic and overseas subsidiaries administer defined contribution pension plans.

(1) Reconciliation of Defined Benefit Obligations and Plan Assets

Reconciliation of the defined benefit obligations and plan assets, and the assets and liabilities related to retirement benefits recognized on the consolidated statements of financial position as of March 31, 2016, March 31, 2015 and April 1, 2014 is as follows:

						Yen (millions)

	2016		2015		2014
	Japanese plans	Foreign plans	Japanese plans	Foreign plans	Japanese plans	Foreign plans
Funded defined benefit obligations	22,255	9,547	20,208	15,598	18,691	19,159
Plan assets	(19,914)	(7,729)	(19,978)	(11,881)	(17,914)	(16,824)

Subtotal	2,341	1,818	230	3,717	777	2,335

Unfunded defined benefit obligations	88	8,141	75	8,031	88	5,790

Total net defined benefit liabilities	2,429	9,959	305	11,748	865	8,125

(2) Changes in Defined Benefit Obligations

The changes in the carrying amounts of defined benefit obligations for the years ended March 31, 2016 and March 31, 2015 are as follows:

			Yen (millions)

	2016		2015
	Japanese plans	Foreign plans	Japanese plans	Foreign plans
Balance at beginning of year	20,283	23,629	18,779	24,949
Current service cost	1,045	559	976	486
Interest cost	210	709	253	1,122
Remeasurements:
Changes in demographic assumptions	2	(29)	—	(104)
Changes in financial assumptions	1,232	(1,323)	732	3,031
Experience adjustments	205	354	114	11
Benefit payments	(626)	(753)	(572)	(371)
Past service cost	—	(3)	—	(7)
Settlement	—	(3,531)	—	(9,370)
Foreign exchange differences on translation of foreign operations	—	(1,924)	—	2,802
Business combinations	—	—	—	1,180
Other	(8)	—	1	(100)

Balance at end of year	22,343	17,688	20,283	23,629

The weighted average duration of defined benefit obligations as of March 31, 2016, March 31, 2015 and April 1, 2014 are as follows:

						(Year)

	2016		2015		2014
	Japanese plans	Foreign plans	Japanese plans	Foreign plans	Japanese plans	Foreign plans
Weighted average duration	12.7	16.0	12.9	15.8	13.0	15.5

(3) Changes in Plan Assets

The changes in the carrying amounts of plan assets for the years ended March 31, 2016 and March 31, 2015 are as follows:

			Yen (millions)

	2016		2015
	Japanese plans	Foreign plans	Japanese plans	Foreign plans
Balance at beginning of year	19,978	11,881	17,914	16,824
Interest income	207	406	242	801
Remeasurements:
Return on plan assets (excluding interest income)	(526)	(354)	1,545	492
Contributions to the plan by the employer	879	1,082	843	1,750
Benefit payments	(624)	(539)	(566)	(292)
Settlement	—	(3,972)	—	(9,445)
Foreign exchange differences on translation of foreign operations	—	(740)	—	1,799
Other	—	(35)	—	(48)

Balance at end of year	19,914	7,729	19,978	11,881

The Group expects to make contributions of 878 million yen to its Japanese pension plans and 398 million yen to its foreign pension plans for the year ending March 31, 2017.

(4) Major Categories of Plan Assets

Major categories of plan assets as of March 31, 2016, March 31, 2015 and April 1, 2014 are as follows:

As of March 31, 2016

						Yen (millions)

	Japanese plans			Foreign plans
	With quoted market price in an active market	With no quoted market price in an active market	Total	With quoted market price in an active market	With no quoted market price in an active market	Total
Equity instruments
Japanese shares	2,870	—	2,870	—	—	—
Non-Japanese shares	2,592	—	2,592	—	—	—
Debt instruments
Japanese bonds	3,704	1,458	5,162	—	—	—
Non-Japanese bonds	3,389	1,248	4,637	2,566	—	2,566
Commingled funds	—	1,057	1,057	—	4,764	4,764
General accounts of group annuity insurance	—	2,719	2,719	—	—	—
Cash and bank deposits	108	—	108	396	—	396
Other	—	769	769	3	—	3

Total	12,663	7,251	19,914	2,965	4,764	7,729

As of March 31, 2015

						Yen (millions)

	Japanese plans			Foreign plans
	With quoted market price in an active market	With no quoted market price in an active market	Total	With quoted market price in an active market	With no quoted market price in an active market	Total
Equity instruments
Japanese shares	3,023	—	3,023	—	—	—
Non-Japanese shares	2,308	—	2,308	—	—	—
Debt instruments
Japanese bonds	4,476	1,881	6,357	—	—	—
Non-Japanese bonds	2,906	651	3,557	2,712	—	2,712
Commingled funds	—	1,108	1,108	—	8,760	8,760
General accounts of group annuity insurance	—	2,633	2,633	—	—	—
Cash and bank deposits	179	—	179	397	—	397
Other	—	813	813	12	—	12

Total	12,892	7,086	19,978	3,121	8,760	11,881

As of April 1, 2014

	Yen (millions)

	Japanese plans			Foreign plans
	With quoted market price in an active market	With no quoted market price in an active market	Total	With quoted market price in an active market	With no quoted market price in an active market	Total
Equity instruments
Japanese shares	2,758	—	2,758	—	—	—
Non-Japanese shares	2,144	—	2,144	—	—	—
Debt instruments
Japanese bonds	3,998	1,497	5,495	—	—	—
Non-Japanese bonds	2,509	520	3,029	2,189	—	2,189
Commingled funds	—	1,068	1,068	—	14,157	14,157
General accounts of group annuity insurance	—	2,547	2,547	—	—	—
Cash and bank deposits	120	—	120	437	—	437
Other	—	753	753	41	—	41

Total	11,529	6,385	17,914	2,667	14,157	16,824

The objective of investments is to establish long-term total benefits while securing sufficient assets to make benefit payments in the near future. To achieve this objective, rates of return on plan assets are monitored to ensure that they exceed average rates of market returns in the long-run, in accordance with relevant asset allocation policies.

In addition, the investments are managed to achieve the above objectives by establishing specific policies for the selection of asset managers, initial asset allocation and ongoing monitoring.

The asset allocation policy is reviewed as necessary after taking into account the Group’s employee demographics and estimated remaining service periods, as well as any changes made to the terms and conditions set at the time of the policy’s establishment.

(5) Actuarial Assumptions

Major actuarial assumptions used as of March 31, 2016, March 31, 2015 and April 1, 2014 consist of the following:

Japanese plans

	Percentage (%)

	2016	2015	2014
Discount rate	0.6	1.0	1.4
Rate of salary increase	2.3	2.3	2.3
Foreign plans
			Percentage (%)

	2016	2015	2014
Discount rate	1.6 – 5.5	1.4 – 5.5	1.8 – 5.5
Inflation rate	3.0 – 3.1	3.0 – 3.2	3.0 – 3.4

The sensitivity of the defined benefit obligation to changes in the significant actuarial assumptions, as of March 31, 2016 and March 31, 2015, is as follows:

The sensitivity analysis below is based on the assumption that all other variables except the one being analyzed are held at a constant. A negative value represents a decrease and a positive value represents an increase in defined benefit obligations.

				Yen (millions)

	Change in basic Assumption	2016		2015
		Japanese plans	Foreign plans	Japanese plans	Foreign plans
Discount rate	Increase of 0.5%	(1,369)	(1,318)	(1,234)	(1,723)
	Decrease of 0.5%	1,474	1,369	1,375	1,961

For the years ended March 31, 2016 and March 31, 2015, the amounts of contributions paid to the defined contribution plans were 1,176 million yen and 1,289 million yen, respectively.

24.	Capital and Other Equity Accounts

(1) Common Stock

(a) Total Number of Shares Authorized

The total number of shares authorized as of March 31, 2016, March 31, 2015 and April 1, 2014, respectively, is 1,000,000,000 shares.

(b) Shares issued and outstanding

The total number of shares issued as of March 31, 2016, March 31, 2015 and April 1, 2014, respectively, is 399,167,695 shares. Shares issued by the Company are non-par value common share that have no restrictions on shareholders’ rights. There were no changes to the number of shares issued for the period presented.

(2) Treasury Stock

Changes in the number of treasury stock held as of March 31, 2016, March 31, 2015 and April 1, 2014 is as follows:

Treasury stock (Number of shares)
As of April 1, 2014	25,637,546
Decrease	(355,631)
As of March 31, 2015	25,281,915
Decrease	(506,822)
As of March 31, 2016	24,775,093

(3) Surplus

(a) Capital Surplus

Pursuant to the Companies Act of Japan, at least half of the paid-in capital or non-cash assets provided in exchange for common share must be recorded in common stock and the remainder must be recorded in capital reserve included in capital surplus.

(b) Retained Earnings

Under the Companies Act of Japan, 10% of dividends must be appropriated until the total amount of earned reserves included in capital reserve and retained earnings reaches 25% of common stock, either as capital reserve or retained earnings.

25.	Dividends

(1) Dividends Paid

For the Year ended March 31, 2016

Resolution date	Type of share	Total amount of dividends Yen (million)	Dividend per share (Yen)	Record date	Effective date
The Ordinary Shareholders’ Meeting June 26, 2015	Common share	2,244	6.00	March 31, 2015	June 29, 2015
The Board of Directors’ Meeting November 5, 2015	Common share	3,740	10.00	September 30, 2015	December 4, 2015

For the year ended March 31, 2015

Resolution date	Type of share	Total amount of dividends Yen (million)	Dividend per share (Yen)	Record date	Effective date
The Ordinary Shareholders’ Meeting June 27, 2014	Common share	1,868	5.00	March 31, 2014	June 30, 2014
The Board of Directors’ Meeting November 5, 2014	Common share	2,242	6.00	September 30, 2014	December 4, 2014

(2) Dividends whose Record Date falls in the Year ended March 31, 2016 but the Effective Date is After March 31, 2016

Resolution date	Type of share	Appropriated from	Total amount of dividends Yen (million)	Dividend per share (Yen)	Record date	Effective date
The Ordinary Shareholders’ Meeting June 29, 2016	Common share	Retained earnings	3,744	10.00	March 31, 2016	June 30, 2016

26.	Revenue

Revenue for the years ended March 31, 2016 and March 31, 2015 consist of the following:

		Yen (millions)

	2016	2015
Sales of goods	608,735	501,048
Rendering of services	3,299	757
Other	—	305

Total	612,034	502,110

27.	Analysis of expenses by nature

Analysis of cost of sales, selling, general and administrative expenses and other expenses by nature for the years ended March 31, 2016 and March 31, 2015 is as follows:

		Yen (millions)

	2016	2015
Material cost and purchases of merchandise	321,775	222,179
Employee benefit expenses	135,197	125,244
Depreciation and amortization	34,719	29,174
Freight costs	17,044	14,067
Subcontractor cost	12,098	12,404
Changes of inventories	(21,371)	(11,406)
Other	61,944	61,622

Total	561,406	453,284

28.	Employee Benefit Expenses

Employee benefit expenses for the years ended March 31, 2016 and March 31, 2015 consist of the following:

		Yen (millions)

	2016	2015
Salaries, wages and allowances	109,739	102,692
Retirement benefit costs	3,666	3,179
Other	21,792	19,373

Total	135,197	125,244

Employee benefit expenses are recorded in cost of sales, selling, general and administrative expenses and other expenses in the consolidated statement of profit or loss.

29.	Other Income

Other income for the years ended March 31, 2016 and March 31, 2015 consist of the following:

		Yen (millions)

	2016	2015
Insurance income	3,337	50
Rental income	270	277
Dividends from insurance	203	219
Gain on sale of property, plant and equipment	38	96
Gain on sale of investments in associates	—	14
Other	691	609

Total	4,539	1,265

30.	Other Expenses

Other expenses for the years ended March 31, 2016 and 2015 consist of the following:

	Yen (millions)

	2016	2015
Provision for environmental remediation expenses	712	82
Settlement losses of retirement benefit plan	583	103
Restructuring costs	575	803
Impairment losses	451	3,825
Loss on step acquisition of subsidiaries	404	—
Product warranty costs	356	399
Losses related to anti-trust violations	197	2,686
Losses on sale and disposal of property, plant and equipment	137	436
Losses on sale of investments in subsidiaries	—	242
Other	792	679

Total	4,207	9,255

31.	Finance Income and Expenses

(1) Finance Income

Finance income for the years ended March 31, 2016 and March 31, 2015 consist of the following:

	Yen (millions)

	2016	2015
Interest income
Financial assets measured at amortized cost	508	561
Financial assets at fair value through profit or loss	20	16
Dividends received
Equity instruments measured at fair value through other comprehensive income	175	160
Equity instruments measured at fair value through profit or loss	—	42
Foreign exchange gains	—	1,660
Other
Net change in fair value of financial assets measured at fair value through profit or loss	1	116
Other	—	2

Total	704	2,557

Foreign exchange gains include net valuation gains of currency derivatives.

Dividends received from equity instruments measured at fair value through other comprehensive income consist of the following:

	Yen (millions)

	2016	2015
Financial assets derecognized during the year	—	—
Financial assets held as of the end of year	175	160

(2) Finance Expenses

Finance expenses for the years ended March 31, 2016 and March 31, 2015 consist of the following:

	Yen (millions)

	2016	2015
Interest expenses
Financial liabilities measured at amortized cost	1,286	1,619
Other	204	5
Foreign exchange losses	3,219	—
Other
Financial assets measured at fair value through profit or loss	24	187

Total	4,733	1,811

Foreign exchange losses include net valuation losses of currency derivatives.

32.	Other Comprehensive Income

Amounts arising during the year, amounts of reclassification to profit or loss, and related tax effects for each item of other comprehensive income for the years ended March 31, 2016 and March 31, 2015 are as follows:

		Yen (millions)

	2016	2015
Net changes in revaluation of equity instruments measured at fair value through other comprehensive income
Amounts arising during the year	(2,824)	664

Excluding tax effects	(2,824)	664
Tax effects	961	(53)

Net changes in revaluation of equity instruments measured at fair value through other comprehensive income	(1,863)	611

Remeasurement of defined benefit plans
Amounts arising during the year	(1,321)	(1,747)

Excluding tax effects	(1,321)	(1,747)
Tax effects	338	571

Remeasurement of defined benefit plans	(983)	(1,176)

Foreign exchange differences on translation of foreign operations
Amounts arising during the year	(26,555)	29,568
Reclassification adjustments	(27)	176

Excluding tax effects	(26,582)	29,744
Tax effects	142	265

Foreign exchange differences on translation of foreign operations	(26,440)	30,009

Cash flow hedges
Amounts arising during the year	343	—

Excluding tax effects	343	—
Tax effects	(51)	—

Cash flow hedges	292	—

Share of other comprehensive income of associates accounted for using the equity method
Amounts arising during the year	(163)	109
Reclassification adjustment	22	(149)

Share of other comprehensive income of associates accounted for using the equity method	(141)	(40)

33.	Earnings per Share (EPS)

(1) Basic and Diluted EPS

	For the year ended March 31, 2016	For the year ended March 31, 2015
Basic EPS (yen)	104.48	103.60
Diluted EPS (yen)	99.19	98.35

(2) Basis of Calculation for Basic and Diluted EPS

	For the year ended March 31, 2016	For the year ended March 31, 2015
Profit for the year used for the calculation of basic and diluted EPS
Profit for the year attributable to owners of the Company (millions of yen)	39,085	38,718
Profit for the year used for the calculation of basic EPS (millions of yen)	39,085	38,718
Adjustments
Interest expense on convertible bonds, net of tax (millions of yen)	31	30

Profit for the year used for the calculation of diluted EPS (millions of yen)	39,116	38,748

Weighted average number of common shares used for the calculation of basic and diluted EPS
Weighted average number of common shares used for the calculation of basic EPS (shares)	374,106,139	373,727,342
Effect of dilutive potential common shares due to convertible bonds with warrants	20,157,000	20,157,000
Effect of dilutive potential common shares due to warrants	80,945	87,441

Weighted average number of common shares used for the calculation of diluted EPS	394,344,084	393,971,783

Potential common shares not included in the calculation of diluted EPS since they do not have dilutive effect were two types of warrants which were issued by one of the subsidiaries.

34.	Supplementary Information on the Consolidated Statements of Cash Flows

(1) Information on Purchases of Investments in Subsidiaries Resulting in Changes in Scope of Consolidation

Yen (millions)

For the year ended March 31, 2015
Consideration paid for the acquisition of subsidiary	4,196
Portion of consideration consisting of cash and cash equivalents	4,196
Cash and cash equivalents included in assets acquired	2,299

Assets acquired:
Current assets (including cash and cash equivalents)	7,420
Property, plant and equipment	597
Goodwill	3,352
Intangible assets	1,825
Other non-current assets	11

Total assets acquired (including cash and cash equivalents)	13,205

Liabilities assumed:
Current liabilities	6,818
Non-current liabilities	1,380

Total liabilities assumed	8,198

Non-controlling interests	811

Significant business combinations are described in Note 7, Business Combinations.

(2) Information on Proceeds from Sales of Investments in Subsidiaries Resulting in Change in Scope of Consolidation

Yen (millions)

For the year ended March 31, 2015
Consideration received for the sale of subsidiary	1,279
Portion of consideration consisting of cash and cash equivalents	1,279
Cash and cash equivalents included in assets sold	17

Assets sold
Current assets (including cash and cash equivalents)	1,326
Non-current assets	488

Total assets sold	1,814

Liabilities sold
Current liabilities	319

Total liabilities sold	319

35.	Financial Instruments

(1) Capital Management

The Group implements a policy to maintain appropriate levels of equity, as well as debt and capital structure for the purpose of continuous business growth and increasing the value of the Group in consideration of the economic environment and business conditions. The Group identifies Debt Equity Ratio to indicate financial leverage to maintain financial stability and also identifies Return on Equity (ROE) to indicate capital efficiency and profitability which are attributed to owners of the Company.

The Debt Equity Ratio and ROE as of and for the years ended March 31, 2016, and March 31, 2015 and ROE as of April 1, 2014 are as follows:

	2016	2015	2014
Debt Equity Ratio*[1]	0.6	0.6	0.9
Return on Equity*[2]	17.3%	20.3%	—

*1	Debt Equity Ratio = Interest bearing debt / Total equity
*2	Return on Equity = Profit for the year attributable to owners of the Company / Total equity attributable to owners of the Company

(2) Basic Policy on Financial Risk Management

The Group is exposed to financial risks such as market risk (mainly foreign exchange risk and interest rate risk), credit risk and liquidity risk from its underlying business activities. The Group adopts necessary policies to avoid or mitigate such risks.

Under the Group policy, derivative transactions that are speculative or targeted for short-term trading gains are prohibited, and only transactions for financial risk management purposes are permitted.

(3) Credit Risk

(a) Credit risk management and the maximum exposure to the credit risk

In accordance with the Company’s credit control rules, the Company’s Sales Division and Business Management Division periodically monitor significant customers with respect to trade receivables.

Monitoring includes monthly checks on the balances and payment due dates for each significant customer and an annual review of credit ranking and credit limit, for the purpose of early detection of doubtful accounts due to deteriorated financial conditions of the customers and for mitigation of risk. The Company’s subsidiaries also implement the same controls in compliance with the Company’s credit control rules.

There was no individual customer with outstanding trade receivables exceeding 10% of the Group’s total trade receivables as of April 1, 2014 and March 31, 2016 and one such customer as of March 31, 2015. The total outstanding trade receivables from this customer represented 12.8% of the Group’s trade receivables as of March 31, 2015. No concentration of credit risk is present in terms of credit rating for financial assets other than trade receivables.

The Group’s maximum exposure to credit risk equals the carrying amounts of the financial assets, net of loss allowances, presented on the consolidated statement of financial position.

(b) Changes in loss allowances

Changes in the balances of loss allowances for the years ended March 31, 2016 and March 31, 2015 are as follows:

	Yen (millions)

	Loss allowances for trade receivables (Lifetime expected credit losses)		Loss allowances for credit-impaired financial assets (Lifetime expected credit losses)
	2016	2015	2016	2015
Balance at beginning of year	152	159	759	659
Provision	49	34	5	9
Write-off	(9)	(21)	(713)	(4)
Reversal	(39)	(23)	(0)	(6)
Other	(6)	3	4	101

Balance at end of year	147	152	55	759

(c) Carrying amounts of financial assets related to loss allowances

The carrying amounts of financial assets related to loss allowances (before loss allowance) as of March 31, 2016, March 31, 2015 and April 1, 2014 are as follows:

			Yen (millions)

	2016	2015	2014
Trade receivables	91,146	109,143	73,534
Credit-impaired financial assets	55	938	811

(d) Credit risk analysis

Aging of trade receivables that are not credit impaired as of March 31, 2016, March 31, 2015 and April 1, 2014 is as follows:

			Yen (millions)

	2016	2015	2014
Current	87,117	104,941	70,923
Past due within 30 days	2,915	3,370	2,165
Past due between 31 and 90 days	528	555	350
Past due over 90 days	586	277	96

Total	91,146	109,143	73,534

(4) Liquidity Risk

(a) Liquidity risk management

The Company manages liquidity risk by having the Corporate Finance Department prepare a cash management plan, which is revised on a regular basis based on reports submitted by each department, as well as through maintaining a certain minimum level of liquidity. The Company’s subsidiaries also manage liquidity risk in the same manner.

For efficient procurement of operating cash, the Company had commitment line agreements with its principal financial institutions. The unused credit lines as of March 31, 2015 and April 1, 2014 were both 10,000 million yen. The credit lines were terminated during the year ended March 31, 2016.

(b) Maturities of financial liabilities (including derivatives)

The maturities of financial liabilities (including derivatives) as of March 31, 2016, March 31, 2015 and April 1, 2014 are as follows:

As of March 31, 2016

								Yen (millions)

	Carrying amount	Contractual cash flows	Within 1 year	Over 1 year but no later than 2 years	Over 2 years but no later than 3 years	Over 3 years but no later than 4 years	Over 4 years but no later than 5 years	Over 5 years
Non-derivative financial liabilities:
Trade and other payables	44,657	44,657	44,657	—	—	—	—	—
Bonds and borrowings	136,325	137,489	97,534	14,888	20,340	4,547	180	—

Subtotal	180,982	182,146	142,191	14,888	20,340	4,547	180	—

Derivative liabilities	1,048	1,048	794	154	89	11	—	—

Total	182,030	183,194	142,985	15,042	20,429	4,558	180	—

As of March 31, 2015

								Yen (millions)

	Carrying amount	Contractual cash flows	Within 1 year	Over 1 year but no later than 2 years	Over 2 years but no later than 3 years	Over 3 years but no later than 4 years	Over 4 years but no later than 5 years	Over 5 years
Non-derivative financial liabilities:
Trade and other payables	72,241	72,241	72,241	—	—	—	—	—
Bonds and borrowings	138,121	139,406	67,184	31,362	15,784	20,349	4,547	180

Subtotal	210,362	211,647	139,425	31,362	15,784	20,349	4,547	180

Derivative liabilities	1,013	1,013	802	91	72	41	7	—

Total	211,375	212,660	140,227	31,453	15,856	20,390	4,554	180

As of April 1, 2014

								Yen (millions)

	Carrying amount	Contractual cash flows	Within 1 year	Over 1 year but no later than 2 years	Over 2 years but no later than 3 years	Over 3 years but no later than 4 years	Over 4 years but no later than 5 years	Over 5 years
Non-derivative financial liabilities:
Trade and other payables	38,332	38,332	38,332	—	—	—	—	—
Bonds and borrowings	148,134	149,925	64,798	20,447	29,070	16,105	17,650	1,855

Subtotal	186,466	188,257	103,130	20,447	29,070	16,105	17,650	1,855

Derivative liabilities	1,102	1,102	777	174	66	50	28	7

Total	187,568	189,359	103,907	20,621	29,136	16,155	17,678	1,862

(5) Currency Risk

(a) Currency exchange risk management

Trade receivables and trade payables denominated in foreign currency arising from overseas businesses are exposed to foreign currency risk. The Group implements continuous monitoring of the exchange rates and management of foreign exchange exposures for the purpose of managing the currency risk. The Group utilizes forward exchange contracts to mitigate the currency risk.

(b) Sensitivity analysis for currency exchange rates

For financial assets and liabilities held by the Group as of March 31, 2016 and 2015, the impact on profit before income taxes had the functional currency appreciated 1% against the US dollar, assuming all other variables are held at a constant, is as follows:

			Yen (millions)

	Currency	2016	2015
Impact on profit before income taxes	US dollar	(60)	(66)

The above analysis does not include financial assets and liabilities denominated in the functional currency and the effect of translating assets and liabilities of foreign operations into presentation currency are not included.

(6) Interest Rate Risk

(a) Interest rate risk management

The Group finances by borrowings, some which bear variable interest, and exposes the Group to interest rate risk. To mitigate the risk, the Group utilizes interest rate swap contracts for those borrowings with variable interest rate in order to fix the interest expense.

(b) Sensitivity analysis for interest rates

For floating rate borrowings held by the Group as of March 31, 2016 and March 31, 2015, the impact on profit before income taxes had the interest rate increased by 1%, assuming all other variables are held at a constant, is as follows:

		Yen (millions)

	2016	2015
Impact on profit before income taxes	(495)	(430)

The above analysis does not include floating rate borrowings whose interest rate risk is naturally offset by derivative instruments (e.g. interest rate swaps).

(7) Carrying Amounts and Fair Values of Financial Instruments

The carrying amounts and fair values of financial instruments as of March 31, 2016, March 31, 2015 and April 1, 2014 are as follows:

						Yen (millions)

	2016		2015		2014
	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value
Bonds maturing within 1 year	9,993	10,053	—	—	—	—
Convertible bonds with warrants maturing within 1 year	7,664	7,740	—	—	—	—
Long-term borrowings maturing within 1 year	13,474	13,505	20,100	20,136	15,250	15,330
Bonds	—	—	9,983	10,094	9,973	10,120
Convertible bonds with warrants	—	—	7,625	7,789	7,587	7,821
Long-term borrowings	39,687	39,846	53,869	53,933	66,553	66,636

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

Financial assets and liabilities measured at amortized cost, other than bonds and long-term borrowings, are not included above since the carrying amounts approximate their fair values. Financial instruments measured at fair value on a recurring basis are also not included, as their fair values equal the carrying amounts.

The fair values of the long-term borrowings are, in the case of floating rate interest, deemed as their carrying amounts because their interest rates are adjusted in the short term, and therefore the carrying amounts are considered to approximate their fair values. In the case of fixed interest rate, the fair values are calculated by the present value of the total principal and interest amounts discounted by the current interest rate assumed for a new borrowing under the same borrowing terms. The fair values of the bonds and convertible bonds with warrants are based on their quoted market prices. For those with no quoted market prices, the fair values are calculated by the present value of the total principal and interest amounts discounted by the current interest rate assumed for a new issue under the same issuance terms.

The fair value hierarchy classification of bonds, convertible bonds with warrants and long-term borrowings is Level 2.

(8) Fair Value Hierarchy of Financial Instruments

Financial instruments subsequently measured at fair value after initial recognition on a recurring basis are classified into the following three levels of the fair value hierarchy, based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety.

Level 1: Fair value measured by quoted prices in active markets for identical assets or liabilities

Level 2: Fair value measured by direct or indirect observable inputs other than Level 1

Level 3: Fair value measured by significant unobservable inputs

When several inputs are used for a fair value measurement, the fair value level is determined based on the lowest level input that is significant to the entire measurement of the fair value.

For the years ended March 31, 2016 and March 31, 2015, there were no transfers between Level 1 and Level 2.

The following tables present the levels at which the fair values measured on a recurring basis are classified as of March 31, 2016, March 31, 2015 and April 1, 2014:

As of March 31, 2016

	Yen (millions)

	Level 1	Level 2	Level 3	Total
Financial assets
Financial assets measured at fair value through profit or loss
Debt securities	4,366	31	—	4,397
Derivative assets	—	915	—	915
Other	—	1,055	—	1,055
Equity instruments measured at fair value through other comprehensive income
Equity securities	3,003	—	3,420	6,423

Total	7,369	2,001	3,420	12,790

Financial liabilities
Financial liabilities measured at fair value through profit or loss
Derivative liabilities	—	1,048	—	1,048

Total	—	1,048	—	1,048

As of March 31, 2015

	Yen (millions)

	Level 1	Level 2	Level 3	Total
Financial assets
Financial assets measured at fair value through profit or loss
Debt securities	4,447	67	—	4,514
Derivative assets	—	744	—	744
Other	—	1,191	—	1,191
Equity instruments measured at fair value through other comprehensive income
Equity securities	4,384	—	4,864	9,248

Total	8,831	2,002	4,864	15,697

Financial liabilities
Financial liabilities measured at fair value through profit or loss
Derivative liabilities	—	1,013	—	1,013

Total	—	1,013	—	1,013

As of April 1, 2014

	Yen (millions)

	Level 1	Level 2	Level 3	Total
Financial assets
Financial assets measured at fair value through profit or loss
Redeemable preferred stock	—	1,007	—	1,007
Debt securities	3,630	255	—	3,885
Derivative assets	—	223	—	223
Other	—	925	—	925
Equity instruments measured at fair value through other comprehensive income
Equity securities	4,026	—	4,941	8,967

Total	7,656	2,410	4,941	15,007

Financial liabilities
Financial liabilities measured at fair value through profit or loss
Derivative liabilities	—	1,102	—	1,102

Total	—	1,102	—	1,102

The fair values of debt securities traded in active markets are calculated based on directly observable market values, and as such are categorized as Level 1. For other debt securities whose fair values are calculated based on pricing information provided by financial institutions are categorized as Level 2. Derivative assets and liabilities whose fair values are calculated based on price and other information provided by financial institutions are also categorized as Level 2.

The fair value of equity securities traded in active markets are calculated based on directly observable market values, and as such are categorized as Level 1. For redeemable preferred stock without an active market, fair value is calculated by discounting contract cash flows using observable interest rates. Accordingly, these are categorized as Level 2. Where inputs are unobservable, fair value is calculated by comparison with similar securities in the same industry and are categorized as Level 3.

Significant unobservable inputs consist primarily of the Earnings Before Interest and Tax (EBIT) ratio and Price/Earnings (P/E) ratio. The fair value is expected to increase (decrease) as EBIT ratio and P/E ratio increases (decreases).

Unobservable inputs used as of March 31, 2016, March 31, 2015 and April 1, 2014 are as follows:

Unobservable inputs	2016	2015	2014
EBIT ratio*[1]	8.8 – 10.2	9.0 – 11.5	11.8 – 22.4
P/E ratio*[2]	14.1	19.1	22.5

*1	EBIT ratio = Enterprise value / EBIT

EBIT = Profit Non-recurring items, such as restructuring costs + Interests + Income taxes

*2	P/E ratio = Stock price / Earnings per share

The fair value of Level 3 financial instruments is measured by the Corporate Finance Department, which decides on the measurement method for those financial instruments subject to valuation, in accordance with the fair value valuation policy and procedures of the Group.

For the years ended March 31, 2016 and March 31, 2015, changes in the fair value of Level 3 financial instruments measured at fair value on a recurring basis are as follows:

	Yen (millions)

Financial assets	2016	2015
Balance at beginning of year	4,864	4,941
Total gain or loss
Loss recognized in other comprehensive income*	(1,444)	(77)
Purchases	—	0
Balance at end of year	3,420	4,864

*	Gain or loss pertaining to equity instruments measured at fair value through other comprehensive income. The amount is included in the net changes in revaluation of equity instruments measured at fair value through other comprehensive income.

(9) Derivative Transactions and Hedging Activities

At the inception of the hedge, the Group sets an appropriate hedge ratio based on the quantity of hedged items and hedging instruments, whose base ratio is 100%. Transactions whose hedging relationship is no longer effective, but involves no change in terms of the risk management objective, are readjusted to the initial hedge ratio in order to regain an effective hedging relationship. When the risk management objective for the hedge relationship is changed, hedge accounting is discontinued.

(a) Cash flow hedge

The Group designates certain foreign exchange contracts as the hedging instruments in cash flow hedge relationships in order to fix the cash flows of forecasted transactions.

(b) Fair value of hedging instruments using hedge accounting

As of March 31, 2016, the fair values of hedging instruments that are accounted for under the hedge accounting, per type of hedge, are as follows:

	Yen (millions)

	2016
	Asset	Liability
Cash flow hedge:
Foreign currency forward contracts	344	1

Total	344	1

The fair values of assets related to hedging instruments are included in other financial assets (current and non-current assets), and the fair values of liabilities related to hedging instruments are included in other financial liabilities (current liabilities) on the consolidated statement of financial position.

(c) Notional amounts and average prices of hedging instruments

The notional amounts and the average prices of major hedging instruments designated in cash flow hedge relationships as of March 31, 2016 are as follows:

Cash flow hedge	Type of cash flow hedge	Notional amount and average price	2016
			Within 1 year	Over 1 year
	US dollar exchange contracts (selling order)	Notional amount (millions of yen)	6,940	8,110
		Average price (USD/THB)	36.26	36.32
	Euro exchange contracts (selling order)	Notional amount (millions of yen)	308	—
		Average price (EUR/RMB)	7.38	—

(d) Other components of equity and gain or loss of cash flow hedging instruments

The amount recognized in the cash flow hedge reserve within other components of equity as of March 31, 2016 and gain or loss of cash flow hedging instrument recognized in other comprehensive income for the year ended March 31, 2016 are as follows:

As of March 31, 2016

	Yen (millions)

	Amount recognized in other components of equity (before tax)	Gain or loss recognized in other comprehensive income (before tax)
Foreign currency forward contracts	343	(343)

Total	343	(343)

(e) Changes in the fair value of hedging instruments and in the value of hedged items

Changes in the fair value of hedging instruments used as the basis for calculating hedge ineffectiveness and changes in the value of hedged items attributable to the hedged risk for the year ended March 31, 2016 are as follows:

	Yen (millions)

	2016
	Change in fair value of hedging instruments	Change in value of hedged items
Cash flow hedge:
Foreign currency forward contracts	343	343

Total	343	343

36.	Related Parties

(1) Compensation for Executives of the Company

Compensation paid to the Company’s directors and corporate auditors for the years ended March 31, 2016 and March 31, 2015 are as follows:

		Yen (millions)

	2016	2015
Compensation and bonuses	569	523
Share-based payment	8	31

Total	577	554

(2) Transactions with Related Parties

For the year ended March 31, 2016

				Yen (millions)

Related party	Transaction	Transaction amount	Recognized in	Balance at end of year
Company whose majority of voting interest is owned by management or management’s close family members	Purchase of machinery, equipment, steel and other materials	5,048	Trade and other payables	276
			Purchase commitments	788
	Lease transactions of tools and equipment, rent, and other	639	Property, plant and equipment	42
			Other financial liabilities	44
			Other current liabilities	24
	Lease of land and other properties	35	Other current assets	61
	Other revenues	12

For the year ended March 31, 2015

				Yen (millions)

Related party	Transaction	Transaction amount	Recognized in	Balance at end of year
Company whose majority of voting interest is owned by management or management’s close family members	Purchase of machinery, equipment, steel and other materials	4,855	Trade and other payables	361
			Purchase commitments	813
	Lease transactions of tools and equipment, rent, and other	589	Property, plant and equipment	68
			Other financial liabilities	71
			Other current liabilities	101
	Lease of land and other properties	36	Other current assets	17
	Other revenues	12

As of April 1, 2014

			Yen (millions)

Related party	Transaction	Recognized in	Balance at end of year
Company whose majority of voting interest is owned by management or management’s close family members	Purchase of machinery, equipment, steel and other materials	Trade and other payables	732
		Purchase commitments	878
	Lease transactions of tools and equipment, rent, and other	Property, plant and equipment	102
		Other financial liabilities	93
		Other current liabilities	45
	Lease of land and other properties	Other current assets	5
	Other revenues

Transaction amounts are determined through negotiations in consideration of market prices.

Transaction amounts exclude consumption taxes, but the balance at the end of year includes consumption taxes.

37.	Share-based Payment

The Company has a stock option plan for its directors, accounted for as equity-settled share-based payment, and a “trust-type employee shareholding incentive plan” for its employees, accounted for as cash-settled share-based payment. Certain overseas subsidiaries also have stock option plans.

(1) Stock Option Plan

In line with the review of the director’s remuneration system, the Company implemented stock options for its directors compensation, for the purpose of making the link between the Company’s business performance and stock value clearer in the director’s remuneration system, giving them greater motivation to make contributions to improve business performance and increase enterprise value in the medium and long run, and facilitating their sense of sharing value with shareholders. Stock options are granted for directors up to 30 million yen per annum.

Stock options issued by the Group are as follows:

	First issue	Second issue	Third issue
Granted	47,000 common shares	42,000 common shares	25,200 common shares
Vesting conditions	None	None	None
Exercise period ends on	July 16, 2042	July 15, 2043	July 17, 2044
Exercise price	1 yen	1 yen	1 yen

The class of shares to be issued upon exercise of stock options are common shares held in treasury. A holder who has been granted stock options, but who ceases to be a director within 30 years of the date of grant, may exercise all such rights, in a single transaction, within ten days of the day immediately following the day upon which he/she ceases to be a director.

Number of stock options and weighted average exercise price

	For the year ended March 31, 2016		For the year ended March 31, 2015
	Number of shares	Weighted average exercise price (yen)	Number of shares	Weighted average exercise price (yen)
Unexercised balance at beginning of year	81,000	1	74,000	1
Granted	—	—	25,200	1
Exercised	—	—	(18,200)	1
Expired	—	—	—	—

Unexercised balance at end of year	81,000	1	81,000	1

Exercisable balance at end of year	81,000	1	81,000	1

The weighted average share price on the dates that stock options were exercised during the years ended March 31, 2015 was 1,857 yen. The weighted average expected remaining years for unexercised stock options for the years ended March 31, 2016 and March 31, 2015 were 2.6 years and 3.4 years, respectively.

Fair value and key assumptions of stock options granted during the year

The valuation of stock options granted during the year is estimated by using the Black-Scholes model, with the principal inputs and estimation methods used as follows:

For the year ended March 31, 2015
Third issue
Share price on grant date	1,202 yen
Exercise price	1 yen
Expected volatility*[1]	37.6%
Expected remaining period*[2]	3.6 years
Expected dividends*[3]	8 yen per share
Risk-free interest rate*[4]	0.1%
Fair value as of the grant date	1,173 yen

*1	Calculated based on the actual share prices over 3.6 years (from December 12, 2010 to July 18, 2014)
*2	Estimated by the expected average period of service from the grant date to the retirement date in accordance with internal policies
*3	Based on the dividends paid for the year ended March 31, 2014
*4	Used the average of compounded interest yields of bonds maturing within three months before and after the expected remaining period, based on transaction statistics of long-term interest-bearing government bonds

(2) Trust-type Employee Shareholding Incentive Plan

The Company implemented a “Trust-type Employee Shareholding Incentive Plan (E-Ship®)” (the “Plan”), to provide incentive to the Group’s employees in order to promote the benefit and welfare of its employees.

The Plan is an incentive plan, in which all Group employees (“employee”) who are members of the “Minebea Employee Stock Holding Partnership” (“Stock Holding Partnership”) may participate.

In the Plan, the “Minebea Employee Stock Holding Partnership Exclusive Trust Account” (“Trust”), which was established to purchase Company shares, by borrowing money from banks, and selling them over time to the Stock Holding Partnership at the then market price. The Trust purchased a number of Company shares that were expected to be acquired by the Stock Holding Partnership by May 2017. The amount of Company shares acquired equaled such borrowings at the time the Plan was implemented.

Subsequently, the Trust continuously sells Company shares to the Stock Holding Partnership, and terminates in certain situations such as when all of Company shares in the Trust are sold. If any capital gains arise, such as gains on sale of Company shares, they accumulate within the Trust until the time of its termination. If any surplus remains within the Trust after repaying all the debt such as bank borrowings, then the remainder is to be distributed as residual assets to those Employees that meet the eligibility requirements.

The estimated fair value of future cash settlement benefits to the eligible employees is recorded as a liability. The fair value of the liability is re-measured at the end of each reporting period, and any changes in fair value are recognized in profit or loss. The basic figures used as well as the estimation method for the remeasurement of fair value as of March 31, 2016, March 31, 2015 and April 1, 2014 are as follows:

	2016	2015	2014
Share price on valuation date	878 yen	1,898 yen	918 yen
Strike price*[1]	18 yen	192 yen	288 yen
Expected volatility*[2]	46.0%	37.9%	40.3%
Expected remaining period*[3]	1.1 years	2.1 years	3.1 years
Expected dividends*[4]	20 yen per share	12 yen per share	8 yen per share
Risk-free interest rate*[5]	(0.2%)	0.0%	0.1%

*1	The strike price is an input used in the model for valuation of the share-based payment liability. If and when the stock price moves below the strike prices as shown above table for the respective dates, loss will be incurred by the plan and all surplus amounts accumulated in the trust account will be relinquished. In such a circumstance, the Group will fund the loss by exercising a guarantee entered into at the outset of the plan over the loan that the Trust borrowed to purchase Company treasury stock. The employee participants of the plan do not bear any such losses
*2	Calculated based on the historical share price for the same period as the remaining period estimated at each valuation date
*3	Estimated from the valuation date to the ending date of the trust contract
*4	As of the transition date, the estimation method is based on the estimated dividend amount for the year ended March 31, 2015. The estimates as of March 31, 2016 and March 31, 2015 are based on the actual dividends paid for the corresponding years
*5	Used the average of compounded interest yields of bonds maturing within three months before and after the expected remaining period, based on transaction statistics of long-term interest-bearing government bonds.

(3) Share-based Payment Expenses and Liabilities

Share-based payment expenses for the years ended March 31, 2016 and March 31, 2015 consist of the following:

		Yen (millions)

	2016	2015
Equity-settled	8	31
Cash-settled	(1,702)	3,070

Total	(1,694)	3,101

The carrying amount of liabilities arising from cash-settled share-based payment as of March 31, 2016, March 31, 2015 and April 1, 2014 are as follows:

			Yen (millions)

	2016	2015	2014
Trust-type employee shareholding incentive plan	2,428	4,130	1,060

38.	Commitments

Commitments to acquire assets subsequent to the reporting date as of March 31, 2016, March 31, 2015 and April 1, 2014 are as follows:

			Yen (millions)

	2016	2015	2014
Acquisition of property, plant and equipment	6,084	22,697	2,723
Acquisition of intangible assets	388	384	—

39.	Contingent Liabilities

Contingent liabilities as of March 31, 2016, March 31, 2015 are as follows:

(1) Losses related to Anti-trust Violations

Certain subsidiaries have been investigated by South Korean, U.S., and Singaporean competition authorities for the alleged violations of competition laws in the respective countries related to the trading of certain products.

In South Korea, the Korea Fair Trade Commission (“KFTC”) issued an order for corrective action to the Company and its South Korean subsidiary in November 2014 for violating the Monopoly Regulation and Fair Trade Act in connection with the trading of small-sized ball bearings in South Korea. KFTC imposed a penalty amounting to 4,912 million won (527 million yen) on the Company, which it has fully paid during the year ended March 31, 2016.

In relation to the order issued by the KFTC, the Seoul Central District Prosecutor’s Office brought a charge as of September 11, 2015 against the Company and its Korean subsidiary concerning the violation of the Korea Fair Trade Act. The Seoul Central District Court issued a judgment on October 30, 2015 sentencing the Company and its South Korean subsidiary to fines totaling 170 million won (18 million yen). The said amount of fines has been paid in full in the year ended March 31, 2016. The anti-trust lawsuit in South Korea has been fully settled as of March 31, 2016.

In the U.S., the Company reached an agreement in February 2015 with the U.S. Department of Justice and pled guilty to violating U.S. antitrust laws concerning the sale of certain small-sized ball bearing products. The Company paid a fine totaling 13.5 million U.S. dollars (1,610 million yen), settling the said amount in full in the year ended March 31, 2016.

A class action suit in relation to the investigations of these cases has been brought in Canada against the Company and its subsidiaries in February 2015. With respect to the class action suits and other anti-trust lawsuit outstanding as of March 31, 2016, the Group has not recognized any provision for loss contingencies because the conditions for a provision have not been met as of the date of this report.

On May 4, 2016, the Company received a notification from the Singaporean competition authorities that their investigations related to alleged violation of competition laws had been completed and therefore, the Group expects no significant impact on the its consolidated financial position or results of operations related to the investigation in Singapore.

40.	Subsequent Events

(1) Announcement of Purchase of the Convertible Bonds with Stock Acquisition Rights

The Board of Directors of the Company had resolved on June 14, 2016, to purchase all of Minebea Co., Ltd.’s unsecured convertible bonds with warrants (subordinated). They were purchased from the Development Bank of Japan Inc. (“DBJ”) on June 17, 2016 for 13,896 million yen (principal amount of the bond was 7,700 million yen).

Purchase price will be allocated to liability and equity, and the difference between the allocated price and the book value of the liability and equity will be recognized in profit or loss and capital surplus, respectively. The cancellation of the Bonds has not been determined yet.

41.	First-time Adoption of IFRS

The Group adopted IFRS for the first time for the year ended March 31, 2016. The Group’s consolidated statements of financial position was prepared at April 1, 2014, the Group’s date of transition to IFRS (date of transition). The latest annual consolidated financial statements prepared in accordance with Japanese GAAP (JGAAP) were also as of the year ended March 31, 2016.

IFRS 1 allows first-time adopters certain exemptions from the retrospective application of certain requirements under IFRS. The Group has applied the following exemptions:

•	Business combinations

The Group elected not to apply IFRS 3 Business Combinations retrospectively to acquisitions of subsidiaries (that are considered businesses under IFRS) which occurred prior to the date of transition. As a result, the amount of goodwill resulting from business combinations prior to the date of transition is stated at its carrying amount under JGAAP (except for adjustments for goodwill impairment). In accordance with IFRS 1, the Group tested goodwill for impairment at the date of transition, resulting in an impairment loss of 890 million yen as of that date.

•	Foreign exchange differences on translating foreign operations

The Group elected to deem cumulative translation differences for all foreign operations to be zero as of the date of transition.

•	Designation of previously recognized financial instruments

The Group elected to designate certain investments in equity instruments as financial assets measured at fair value through other comprehensive income on the basis of facts and circumstances that existed as of the date of transition.

In the tables below, the reconciliations required for disclosure under IFRS 1 are distinguished by column as follows:

1)	Reclassifications: adjustments that relate to reclassification or aggregation/disaggregation of line items and do not affect the total amount of equity.

2)	Differences in reporting period: adjustments for financial statements of subsidiaries whose reporting periods are different from that of the parent.

3)	Differences in recognition and measurement: adjustments that arise from differences in recognition and/or measurement of the underlying transactions or items, and affect the amounts recognized in the consolidated financial statements.

Reconciliation of Consolidated Statement of Financial Position as of April 1, 2014 (Date of Transition)

							Yen (millions)

As presented under JGAAP	JGAAP	Reclassifications	Differences in reporting periods	Differences in recognition and measurement	IFRS	Note	As presented under IFRS
Assets							Assets
Current assets							Current assets
Cash and deposits	38,615	(9,684)	1,004	—	29,935		Cash and cash equivalents
Notes and accounts receivable	74,340	1,699	(180)	(467)	75,392	(a),(h)	Trade and other receivables
Finished goods	23,697	39,955	(45)	115	63,722	(a)	Inventories
Work in process	17,157	(17,157)	—	—	—
Raw materials	11,047	(11,047)	—	—	—
Supplies	4,582	(4,582)	—	—	—
Goods in transit	7,170	(7,170)	—	—	—
Marketable securities	1,284	9,985	55	46	11,370	(h)	Other financial assets
Deferred tax assets	4,199	(4,199)	—	—	—
Other	7,735	(1,807)	(2)	(110)	5,816		Other current assets
Allowance for doubtful receivables	(188)	188	—	—	—

Total current assets	189,638	(3,819)	832	(416)	186,235		Total current assets

Fixed assets
Tangible fixed assets							Non-current assets
Buildings and structures	132,084	34,816	(98)	5,050	171,852	(b),(e)	Property, plant and equipment
Machinery and transportation equipment	280,367	(280,367)	—	—	—
Tools, furniture and fixtures	50,403	(50,403)	—	—	—
Land	24,893	(24,893)	—	—	—
Leased assets	972	(972)	—	—	—
Construction in progress	2,812	(2,812)	—	—	—
Accumulated depreciation	(324,631)	324,631	—	—	—
Intangible assets
Goodwill	2,999	—	—	(890)	2,109	(e)	Goodwill
Other	2,531	—	(3)	(462)	2,066	(e)	Intangible assets
Investments and other assets
	—	1,907	(1,301)	—	606		Investments in associates accounted for using the equity method
Investment securities	10,947	(589)	304	3,526	14,188	(g)	Other financial assets
Long-term loans receivable	368	(368)	—	—	—
Deferred tax assets	5,966	1,120	—	2,684	9,770		Deferred tax assets
Other	2,521	(1,924)	—	(201)	396		Other non-current assets
Allowance for doubtful receivables	(630)	630	—	—	—

Total fixed assets	191,602	776	(1,098)	9,707	200,987		Total non-current assets

Deferred asset	38	(38)	—	—	—

Total assets	381,278	(3,081)	(266)	9,291	387,222		Total assets

As presented under JGAAP	JGAAP	Reclassifications	Differences in reporting periods	Differences in recognition and measurement	IFRS	Note	As presented under IFRS
							Liabilities and equity
Liabilities							Liabilities
Current liabilities							Current liabilities
Notes and accounts payable	29,898	8,015	111	308	38,332	(h)	Trade and other payables
Short-term debt	48,794	15,250	(23)	—	64,021		Bonds and borrowings
Current portion of long-term debt	15,250	(15,250)	—	—	—
Lease obligations	201	980	(0)	547	1,728	(h)	Other financial liabilities
Income taxes payable	3,189	—	—	1,150	4,339	(l)	Income tax payables
Accrued bonuses	4,924	(4,924)	—	—	—
Accrued bonuses for directors	194	(194)	—	—	—
Provision for environmental remediation expenses	357	265	—	—	622		Provisions
Provision for business restructuring losses	265	(265)	—	—	—
Other	17,865	(3,886)	124	2,156	16,259	(h),(i) (l)	Other current liabilities

Total current liabilities	120,937	(9)	212	4,161	125,301		Total current liabilities

Long-term liabilities							Non-current liabilities
Bonds	10,000	74,454	—	(341)	84,113		Bonds and borrowings
Convertible bond-type bonds with warrants	7,700	(7,700)	—	—	—
Long-term debt	66,754	(66,754)	—	—	—
Lease obligations	255	319	(4)	326	896	(h)	Other financial liabilities
Provision for retirement benefit for executive directors	166	(166)	—	—	—
Net defined benefit liabilities	8,850	—	(3)	143	8,990	(k)	Net defined benefit liabilities
Provision for environmental remediation expenses	849	—	—	(35)	814		Provisions
Other	2,303	(4,207)	(174)	3,239	1,161		Deferred tax liabilities
	—	982	—	1,060	2,042	(j)	Other non-current liabilities

Total long-term liabilities	96,877	(3,072)	(181)	4,392	98,016		Total non-current liabilities

Total liabilities	217,814	(3,081)	31	8,553	223,317		Total liabilities

Net assets							Equity
Common stock	68,259	—	—	—	68,259		Common stock
Capital surplus	94,875	117	—	82	95,074		Capital surplus
Treasury stock	(9,505)	—	—	—	(9,505)		Treasury stock
Retained earnings	59,190	(56,355)	1	(1,209)	1,627		Retained earnings
Accumulated other comprehensive income	(54,956)	56,355	(220)	2,007	3,186	(g),(h), (k),(m)	Other components of equity
Warrants	117	(117)

					158,641		Total equity attributable to owners of the Company
Non-controlling interests	5,484	—	(78)	(142)	5,264		Non-controlling interests

Total net assets	163,464	—	(297)	738	163,905	(n)	Total equity

Total liabilities and net assets	381,278	(3,081)	(266)	9,291	387,222		Total liabilities and equity

Reconciliation of Consolidated Statement of Financial Position as of March 31, 2015

							Yen (millions)

As presented under JGAAP	JGAAP	Reclassifications	Differences in reporting periods	Differences in recognition and measurement	IFRS	Note	As presented under IFRS
Assets							Assets
Current assets							Current assets
Cash and deposits	45,328	(9,190)	348	—	36,486		Cash and cash equivalents
Notes and accounts receivable	110,519	2,505	361	(1,406)	111,979	(a),(h)	Trade and other receivables
Finished goods	36,900	55,262	(198)	1,101	93,065	(a)	Inventories
Work in process	22,620	(22,620)	—	—	—
Raw materials	17,381	(17,381)	—	—	—
Supplies	5,163	(5,163)	—	—	—
Goods in transit	10,098	(10,098)	—	—	—
Marketable securities	1,487	10,109	(353)	—	11,243	(h)	Other financial assets
Deferred tax assets	3,632	(3,632)	—	—	—
Other	12,233	(3,599)	(2)	173	8,805	(h)	Other current assets
Allowance for doubtful receivables	(176)	176	—	—	—

Total current assets	265,185	(3,631)	156	(132)	261,578		Total current assets

Fixed assets
Tangible fixed assets							Non-current assets
Buildings and structures	149,865	42,733	(46)	2,368	194,920	(b),(e)	Property, plant and equipment
Machinery and transportation equipment	329,877	(329,877)	—	—	—
Tools, furniture and fixtures	55,742	(55,742)	—	—	—
Land	26,586	(26,586)	—	—	—
Leased assets	882	(882)	—	—	—
Construction in progress	9,036	(9,036)	—	—	—
Accumulated depreciation	(379,390)	379,390	—	—	—
Intangible assets
Goodwill	6,539	—	—	(1,775)	4,764	(c),(d), (e)	Goodwill
Other	5,613	—	(20)	545	6,138	(c),(e)	Intangible assets
Investments and other assets
	—	1,721	0	54	1,775		Investments in associates accounted for using the equity method
Investment securities	10,930	212	(10)	3,050	14,182	(g)	Other financial assets
Long-term loans receivable	330	(330)	—	—	—
Deferred tax assets	6,666	(128)	(28)	3,774	10,284		Deferred tax assets
Other	2,893	(2,313)	—	(195)	385	(e)	Other non-current assets
Allowance for doubtful receivables	(735)	735	—	—	—

Total fixed assets	224,834	(103)	(104)	7,821	232,448		Total non-current assets

Deferred asset	24	(24)	—	—	—

Total assets	490,043	(3,758)	52	7,689	494,026		Total assets

As presented under JGAAP	JGAAP	Reclassifications	Differences in reporting periods	Differences in recognition and measurement	IFRS	Note	As presented under IFRS
							Liabilities and equity
Liabilities							Liabilities
Current liabilities							Current liabilities
Notes and accounts payable	59,906	12,201	(171)	305	72,241	(h)	Trade and other payables
Short-term debt	46,657	20,100	(113)	—	66,644		Bonds and borrowings
Current portion of long-term debt	20,100	(20,100)	—	—	—
Lease obligations	172	1,861	(0)	312	2,345	(h)	Other financial liabilities
Income taxes payable	8,220	—	62	1,090	9,372	(h),(l)	Income tax payables
Accrued bonuses	6,251	(6,251)	—	—	—
Accrued bonuses for directors	201	(201)	—	—	—
Provision for after-care of products	346	999	—	(9)	1,336		Provisions
Provision for environmental remediation expenses	411	(411)	—	—	—
Provision for business restructuring losses	588	(588)	—	—	—
Other	24,768	(7,616)	241	2,657	20,050	(h),(i), (l)	Other current liabilities

Total current liabilities	167,620	(6)	19	4,355	171,988		Total current liabilities

Long-term liabilities							Non-current liabilities
Bonds	10,000	61,705	(1)	(227)	71,477	(h)	Bonds and borrowings
Convertible bond-type bonds with warrants	7,700	(7,700)	—	—	—
Long-term debt	54,005	(54,005)	—	—	—
Lease obligations	205	410	(2)	212	825	(h)	Other financial liabilities
Net defined benefit liabilities	12,975	—	(34)	(888)	12,053	(k)	Net defined benefit liabilities
Provision for environmental remediation expenses	651	17	—	(28)	640		Provisions
Provision for retirement benefit for executive directors	183	(183)	—	—	—
Other	3,024	(5,171)	—	3,479	1,332		Deferred tax liabilities
	—	1,175	0	4,131	5,306	(j)	Other non-current liabilities

Total long-term liabilities	88,743	(3,752)	(37)	6,679	91,633		Total non-current liabilities

Total liabilities	256,363	(3,758)	(18)	11,034	263,621		Total liabilities

Net assets							Equity
Common stock	68,259	—	—	—	68,259		Common stock
Capital surplus	95,238	128	—	111	95,477		Capital surplus
Treasury stock	(9,407)	—	—	—	(9,407)		Treasury stock
Retained earnings	94,731	(57,281)	9	(2,377)	35,082		Retained earnings
Accumulated other comprehensive income	(22,682)	57,281	26	(1,403)	33,222	(f),(g), (h),(k), (m)	Other components of equity
Warrants	128	(128)	—	—	—

					222,633		Total equity attributable to owners of the Company
Non-controlling interests	7,413	—	35	324	7,772		Non-controlling interests

Total net assets	233,680	—	70	(3,345)	230,405	(n)	Total equity

Total liabilities and net assets	490,043	(3,758)	52	7,689	494,026		Total liabilities and equity

Reconciliation of Consolidated Statement of Financial Position as of March 31, 2016

							Yen (millions)

As presented under JGAAP	JGAAP	Reclassifications	Differences in reporting periods	Differences in recognition and measurement	IFRS	Note	As presented under IFRS
Assets							Assets
Current assets							Current assets
Cash and deposits	39,594	(10,453)	(181)	—	28,960		Cash and cash equivalents
Notes and accounts receivable	92,275	1,942	(407)	(310)	93,500	(a),(h)	Trade and other receivables
Finished goods	39,717	63,294	(674)	716	103,053	(a)	Inventories
Work in process	29,874	(29,874)	—	—	—
Raw materials	18,799	(18,799)	—	—	—
Supplies	4,939	(4,939)	—	—	—
Goods in transit	9,682	(9,682)	—	—	—
Marketable securities	1,546	11,308	(248)	10	12,616	(h)	Other financial assets
Deferred tax assets	4,016	(4,016)	—	—	—
Other	9,558	(3,150)	(7)	323	6,724	(h)	Other current assets
Allowance for doubtful receivables	(180)	180	—	—	—

Total current assets	249,820	(4,189)	(1,517)	739	244,853		Total current assets

Fixed assets
Tangible fixed assets							Non-current assets
Buildings and structures	146,447	31,546	(145)	2,937	180,785	(b),(e)	Property, plant and equipment
Machinery and transportation equipment	312,226	(312,226)	—	—	—
Tools, furniture and fixtures	51,198	(51,198)	—	—	—
Land	25,573	(25,573)	—	—	—
Leased assets	367	(367)	—	—	—
Construction in progress	6,250	(6,250)	—	—	—
Accumulated depreciation	(364,068)	364,068	—	—	—
Intangible assets
Goodwill	5,721	—	—	(1,023)	4,698	(c),(d), (e)	Goodwill
Other	7,184	—	(32)	266	7,418	(c),(e)	Intangible assets
Investments and other assets
	—	1,111	—	48	1,159		Investments in associates accounted for using the equity method
Investment securities	8,760	863	(46)	1,590	11,167	(g)	Other financial assets
Long-term loans receivable	241	(241)	—	—	—
Deferred tax assets	7,644	2,067	(64)	2,633	12,280		Deferred tax assets
Other	2,077	(1,572)	—	(118)	387	(e)	Other non-current assets
Allowance for doubtful receivables	(22)	22	—	—	—

Total fixed assets	209,598	2,250	(287)	6,333	217,894		Total non-current assets

Deferred asset	9	(9)	—	—	—

Total assets	459,427	(1,948)	(1,804)	7,072	462,747		Total assets

As presented under JGAAP	JGAAP	Reclassifications	Differences in reporting periods	Differences in recognition and measurement	IFRS	Note	As presented under IFRS
							Liabilities and equity
Liabilities							Liabilities
Current liabilities							Current liabilities
Notes and accounts payable	35,807	9,055	(532)	327	44,657	(h)	Trade and other payables
Short-term debt	66,166	31,137	(665)	—	96,638		Bonds and borrowings
Current portion of bonds	10,000	(10,000)	—	—
Current portion of convertible bond-type bonds with subscription rights to shares	7,700	(7,700)	—	—	—
Current portion of long-term debt	13,480	(13,480)	—	—	—
Lease obligations	65	1,890	—	183	2,138	(h)	Other financial liabilities
Accrued income tax	5,385	—	(88)	1,278	6,575	(h),(l)	Income tax payables
Accrued bonuses	6,157	(6,157)	—	—	—
Accrued bonuses for directors	180	(180)	—	—	—
Provision for after-care of products	303	679	—	(6)	976		Provisions
Provision for environmental remediation expenses	463	(463)	—	—	—
Provision for business restructuring losses	216	(216)	—	—	—
Other	19,503	(4,614)	(216)	3,355	18,028	(h),(i), (l)	Other current liabilities

Total current liabilities	165,425	(49)	(1,501)	5,137	169,012		Total current liabilities

Long-term liabilities							Non-current liabilities
Long-term debt	39,766	42	—	(121)	39,687	(h)	Bonds and borrowings
Lease obligations	45	393	(3)	253	688	(h)	Other financial liabilities
Provision for retirement benefit for executive directors	187	(187)	—	—	—
Net defined benefit liabilities	13,247	—	(136)	(723)	12,388	(k)	Net defined benefit liabilities
Provision for environmental remediation expenses	513	17	—	114	644		Provisions
Other	2,271	(3,322)	—	2,487	1,436		Deferred tax liabilities
	—	1,158	(1)	2,428	3,585	(j)	Other non-current liabilities

Total long-term liabilities	56,029	(1,899)	(140)	4,438	58,428		Total non-current liabilities

Total liabilities	221,454	(1,948)	(1,641)	9,575	227,440		Total liabilities

Net assets							Equity
Common stock	68,259	—	—	—	68,259		Common stock
Capital surplus	95,772	130	—	111	96,013		Capital surplus
Treasury stock	(9,250)	—	—	—	(9,250)		Treasury stock
Retained earnings	125,133	(58,219)	23	298	67,235		Retained earnings
Accumulated other comprehensive income	(49,129)	58,219	(92)	(3,174)	5,824	(f),(g), (h),(k), (m)	Other components of equity
Subscription rights to shares	130	(130)	—	—	—

					228,081		Total equity attributable to owners of the Company
Non-controlling interests	7,058	—	(94)	262	7,226		Non-controlling interests

Total net assets	237,973	—	(163)	(2,503)	235,307	(n)	Total equity

Total liabilities and net assets	459,427	(1,948)	(1,804)	7,072	462,747		Total liabilities and equity

Reconciliation of Consolidated Statements of Profit or Loss and Comprehensive Income for the year ended March 31, 2015

Consolidated Statement of Profit or Loss

	Yen (millions)

As presented under JGAAP	JGAAP	Reclassifications	Differences in reporting periods	Differences in recognition and measurement	IFRS	Note	As presented under IFRS
Net sales	500,676	—	2,348	(914)	502,110	(a)	Revenue
Cost of sales	(380,585)	—	(1,022)	(1,248)	(382,855)	(a),(b), (i),(j), (k)	Cost of sales

Gross profit	120,091	—	1,326	(2,162)	119,255		Gross profit
Selling, general and administrative expenses	(59,989)	—	(996)	(189)	(61,174)	(b),(c), (d),(e), (i),(j), (k)	Selling, general and administrative expenses
	—	1,431	(45)	(121)	1,265	(f)	Other income
	—	(9,954)	(56)	755	(9,255)	(e),(f), (k)	Other expenses

Operating income	60,102	(8,523)	229	(1,717)	50,091		Operating income
Other income	3,083	(3,083)	—	—	—
Other expenses	(3,044)	3,044	—	—	—
Extraordinary gain	310	(310)	—	—	—
Extraordinary loss	(8,677)	8,677	—	—	—
	—	1,871	54	632	2,557	(g),(h)	Finance income
	—	(1,691)	—	(120)	(1,811)	(h)	Finance expenses
	—	15	—	50	65		Share of profit of associates accounted for using the equity method

Income before income taxes	51,774	—	283	(1,155)	50,902		Profit before income taxes
Current income taxes	(11,977)	(315)	(250)	113	(12,429)		Income taxes
Deferred income taxes	(315)	315	—	—	—

Net income	39,482	—	33	(1,042)	38,473	(o)	Profit for the year

Income (loss) attributable to owners of the parent	39,888	—	8	(1,178)	38,718		Profit (loss) for the year attributable to owners of the Company
Income (loss) attributable to non-controlling interests	(406)	—	25	136	(245)		Profit (loss) for the year attributable to non-controlling interests

Net income	39,482	—	33	(1,042)	38,473	(o)	Profit for the year

Consolidated Statement of Comprehensive Income

							Yen (millions)

As presented under JGAAP	JGAAP	Reclassifications	Differences in reporting periods	Differences in recognition and measurement	IFRS	Note	As presented under IFRS
Net income	39,482	—	33	(1,042)	38,473		Profit for the year
Other comprehensive income							Other comprehensive income
							Components of other comprehensive income that will not be reclassified to profit or loss, net of tax
Differences on revaluation of available-for-sale securities	514	—	—	97	611	(g)	Net changes in revaluation of equity instruments measured at fair value through other comprehensive income
Remeasurements of defined benefit plans	524	—	—	(1,700)	(1,176)	(k)	Remeasurement of defined benefit plans
	—	9	—	—	9		Share of other comprehensive income of associates accounted for using the equity method
							Components of other comprehensive income that will be reclassified to profit or loss, net of tax
Foreign currency translation adjustments	31,899	—	575	(2,465)	30,009	(f)	Foreign exchange differences on translation of foreign operations
Deferred gains or losses on hedges	5	—	—	(5)	—	(h)	Cash flow hedges
Share of other comprehensive income of associates accounted for using the equity method	(44)	(9)	—	4	(49)		Share of other comprehensive income of associates accounted for using the equity method

Total other comprehensive income	32,898	—	575	(4,069)	29,404	(p)	Other comprehensive income (loss), net of tax

Comprehensive income for the year	72,380	—	608	(5,111)	67,877		Comprehensive income for the year

Reconciliation of Consolidated Statements of Profit or Loss and Comprehensive Income for the year ended March 31, 2016

Consolidated Statement of Profit and Loss

							Yen (millions)

As presented under JGAAP	JGAAP	Reclassifications	Differences in reporting periods	Differences in recognition and measurement	IFRS	Note	As presented under IFRS
Net sales	609,815	—	988	1,231	612,034	(a)	Revenue
Cost of sales	(486,671)	—	(387)	(77)	(487,135)	(a),(b), (e),(i), (j),(k)	Cost of sales

Gross profit	123,144	—	601	1,154	124,899		Gross profit
Selling, general and administrative expenses	(71,705)	—	(444)	2,085	(70,064)	(b),(c), (d),(e), (i),(j), (k)	Selling, general and administrative expenses
	—	4,561	(25)	3	4,539		Other income
	—	(5,436)	60	1,169	(4,207)	(e),(f), (k)	Other expenses

Operating income	51,439	(875)	192	4,411	55,167		Operating income
Other income	1,766	(1,766)	—	—	—
Other expenses	(6,543)	6,543	—	—	—
Extraordinary gain	4,432	(4,432)	—	—	—
Extraordinary loss	(4,131)	4,131	—	—	—
	—	709	—	(5)	704	(h)	Finance income
	—	(4,289)	(125)	(319)	(4,733)	(h)	Finance expenses
	—	(21)	—	77	56		Share of profit of associates accounted for using the equity method

Income before income taxes	46,963	—	67	4,164	51,194		Profit before income taxes
Current income taxes	(12,757)	2,394	(7)	(1,496)	(11,866)		Income taxes
Deferred income taxes	2,394	(2,394)	—	—	—

Net income	36,600	—	60	2,668	39,328	(o)	Profit for the year

Income (loss) attributable to owners of the parent	36,387	—	15	2,683	39,085		Profit for the year attributable to owners of the Company
Income (loss) attributable to non-controlling interests	213	—	45	(15)	243		Profit for the year attributable to non-controlling interests

Net income	36,600	—	60	2,668	39,328	(o)	Profit for the year

Consolidated Statement of Comprehensive Income

								Yen (millions)

As presented under JGAAP	JGAAP	Reclassifications	Differences in reporting periods	Differences in recognition and measurement	IFRS	Note		As presented under IFRS
Net income	36,600	—	60	2,668	39,328			Profit for the year
Other comprehensive income								Other comprehensive income
								Components of other comprehensive income that will not be reclassified to profit or loss, net of tax
Differences on revaluation of available-for-sale securities	(1,049)	—	—	(814)	(1,863)	(g	)	Net changes in revaluation of equity instruments measured at fair value through other comprehensive income
Remeasurements of defined benefit plans	602	—	—	(1,585)	(983)	(k	)	Remeasurement of defined benefit plans
	—	(94)	—	—	(94)			Share of other comprehensive income of associates accounted for using the equity method
								Components of other comprehensive income that will be reclassified to profit or loss, net of tax
Foreign currency translation adjustments	(26,705)	—	(336)	601	(26,440)	(f	)	Foreign exchange differences on translation of foreign operations
Deferred gains or losses on hedges	286	—	—	6	292	(h	)	Cash flow hedges
Share of other comprehensive income of associates accounted for using the equity method	(137)	94	—	(4)	(47)			Share of other comprehensive income of associates accounted for using the equity method

Total other comprehensive income	(27,003)	—	(336)	(1,796)	(29,135)	(p	)	Other comprehensive income (loss), net of tax

Comprehensive income for the year	9,597	—	(276)	872	10,193			Comprehensive income for the year

Notes to the reconciliations

Major adjustments made from Japanese GAAP (JGAAP) to IFRS in the above reconciliations consist of the following:

(1) Reclassifications

Major reclassifications are as follows:

•	Finished goods, work in process, raw materials, supplies and goods in transit separately disclosed under JGAAP are included in inventories under IFRS.

•	Time deposits having a contractual maturity in excess of three months included in cash and deposits under JGAAP have been reclassified as other financial assets (current) under IFRS.

•	Other receivables included in other current assets under JGAAP has been reclassified as trade and other receivables under IFRS.

•	Deferred tax assets presented under current assets under JGAAP has been reclassified as non-current under IFRS.

•	Accumulated depreciation presented as a deduction from the cost of tangible fixed assets under JGAAP is offset against the cost of property, plant and equipment under IFRS.

•	Investments in associates accounted for using the equity method which are included in investment securities under JGAAP, are separately presented under IFRS.

•	Long-term loans receivable separately presented under JGAAP are included in other financial assets (non-current) under IFRS.

•	Other accounts payable included in other current liabilities under JGAAP has been reclassified as trade and other payables under IFRS.

•	Accrued bonuses and accrued bonuses for directors separately presented under JGAAP are included in other current liabilities under IFRS.

•	Extraordinary gains are reclassified to other income, and extraordinary losses are reclassified to other expenses.

(2) Differences in Reporting Periods

Under JGAAP, where financial statements of subsidiaries and associates have different reporting periods from that of the Company, they are accepted for consolidation purposes on the condition that the difference in reporting periods is within three months and significant intercompany transactions that occurred during that stub period are eliminated.

Under IFRS, where subsidiaries and associates have different reporting periods from that of the Company, supplemental financial statements are prepared as of the end of and for the reporting period of the Company such that the reporting periods are aligned for consolidation purposes.

(3) Differences in Recognition and Measurement

(a) Revenue recognition

Under JGAAP, certain Group companies recognize revenue in relation to goods sold to domestic customers at the time goods are shipped from their warehouses.

Under IFRS, revenue is recognized when significant risks and rewards of ownership of the goods are transferred to the customer. Usually for the Group, these criteria are satisfied when goods are delivered to the customers.

The effects of this change are as follows:

Consolidated Statements of Financial Position

			Yen (millions)

	As of March 31, 2016	As of March 31, 2015	As of April 1, 2014
Trade and other receivables	(684)	(1,451)	(526)
Inventories	580	1,286	402
Deferred tax assets	31	51	40
Retained earnings	(73)	(114)	(84)

Consolidated Statements of Profit or Loss

		Yen (millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015
Revenue	767	(925)
Cost of sales	706	(884)
Profit before income taxes	61	(41)
Income taxes	20	(11)

(b) Depreciation method for property, plant and equipment

Under JGAAP, selection of depreciation method is not an estimation but a matter of policy choice. As such, certain Group companies based in Japan adopted the declining balance method under JGAAP.

Under IFRS, the Group adopts the straight line method for all property, plant and equipment, apart from certain machinery used in the manufacturing of LED backlights, due to the pattern of consumption of the economic benefits embodied in those assets.

The effects of this change are as follows:

Consolidated Statements of Financial Position

			Yen (millions)

	As of March 31, 2016	As of March 31, 2015	As of April 1, 2014
Property, plant and equipment	5,201	4,768	4,760
Deferred tax assets	(1,501)	(1,533)	(1,686)
Deferred tax liabilities	46	—	—
Retained earnings	3,654	3,235	3,074

Consolidated Statements of Profit or Loss

		Yen (millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015
Cost of sales	(434)	68
Selling, general and administrative expenses	1	(76)
Profit before income taxes	433	8
Income taxes	14	(153)

(c) Business combinations

Under JGAAP, acquisition-related costs in relation to business combinations are included in the consideration transferred in the business combination and affect the measurement of goodwill.

Under IFRS, acquisition-related costs are expensed in the period in which the costs are incurred; therefore, acquisition-related costs included in the consideration transferred under JGAAP, for business combinations after the date of transition, are deducted from the goodwill.

Further, the Group reassessed the amount of acquired assets and liabilities assumed for the business acquired after the date of transition and recognized intangible assets (customer relationships) which were previously not recognized under JGAAP as intangible assets, but included as part of goodwill.

The effects of this change are as follows:

Consolidated Statements of Financial Position

			Yen (millions)

	As of March 31, 2016	As of March 31, 2015	As of April 1, 2014
Goodwill	(664)	(664)	—
Intangible assets	876	1,025	—
Deferred tax liabilities	280	328	—
Retained earnings	(360)	(309)	—
Non-controlling interests	292	342	—

Consolidated Statements of Profit or Loss

		Yen (millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015
Selling, general and administrative expenses	149	325
Profit before income taxes	(149)	(325)
Income taxes	(48)	(8)
Profit for the year attributable to non-controlling interests	(50)	—
Loss for the year attributable to non-controlling interests	—	8

(d) Amortization of goodwill

Under JGAAP, goodwill is amortized using the straight-line method over a reasonably estimated effective period.

Under IFRS, goodwill is not amortized and is tested for impairment annually.

The effects of this change are as follows:

Consolidated Statements of Financial Position

			Yen (millions)

	As of March 31, 2016	As of March 31, 2015	As of April 1, 2014
Goodwill	1,553	583	—
Retained earnings	1,553	583	—

Consolidated Statements of Profit or Loss

		Yen (millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015
Selling, general and administrative expenses	(970)	(583)
Profit before income taxes	970	583

(e) Impairment of goodwill and long-lived assets

Under JGAAP, when indication of impairment is identified, the Group compares the carrying amount of an asset or a cash-generating unit with the undiscounted future cash flows which are expected to be generated from the continued use of the asset and proceeds upon disposal. Impairment loss is recognized only when carrying amount of the CGU exceeds the undiscounted future cash flows.

Under IFRS, goodwill, as well as intangible assets with indefinite useful lives and intangible assets that are not yet available for use, are not amortized and instead are tested for impairment at least annually. For other long-lived assets, the Group is required to assess at each reporting date whether there is any indication that the asset or CGU may be impaired, by comparing the carrying amount of the asset or CGU with its recoverable amount, being the higher of its fair value less costs of disposal and its value in use. The difference is recognized as an impairment loss.

Further, in accordance with IFRS 1, the Group tested goodwill for impairment at the date of transition, resulting in an impairment loss as of that date.

The effects of this change are as follows:

Consolidated Statements of Financial Position

			Yen (millions)

	As of March 31, 2016	As of March 31, 2015	As of April 1, 2014
Property, plant and equipment	(2,882)	(3,050)	(308)
Goodwill	(1,731)	(1,497)	(890)
Intangible assets	(579)	(420)	(420)
Other non-current assets	(39)	(59)	—
Deferred tax assets	1,007	1,134	196
Retained earnings	(4,224)	(3,892)	(1,304)
Non-controlling interests	—	—	(118)

Consolidated Statements of Profit or Loss

		Yen (millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015
Cost of sales	(210)	—
Selling, general and administrative expenses	(30)	(31)
Other expenses	445	3,439
Profit before income taxes	(205)	(3,408)
Income taxes	127	(938)
Loss for the year attributable to non-controlling interests	—	(118)

(f) Cumulative translation differences and gains on subsequent disposal of foreign operations

As the Group has elected to deem cumulative translation differences for all foreign operations to be zero as of the date of transition, gains on subsequent disposal of foreign operations exclude translation differences that arose before the date of transition to IFRS.

The effects of this change are as follows:

Consolidated Statements of Financial Position

			Yen (millions)

	As of March 31, 2016	As of March 31, 2015	As of April 1, 2014
Foreign currency translation reserve	(921)	(981)	—
Retained earnings	939	999	—
Non-controlling interests	(18)	(18)	—

Consolidated Statements of Profit or Loss

		Yen (millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015
Other income	—	(38)
Other expenses	60	(1,019)
Profit before income taxes	(60)	981
Loss for the year attributable to non-controlling interests	—	18

(g) Fair value measurement of non-listed equity securities

Under JGAAP, equity securities that do not have readily determinable fair values are accounted for at cost less accumulated impairment losses.

Under IFRS, non-listed equity securities are measured at fair value using valuation techniques.

The effects of this change are as follows:

Consolidated Statements of Financial Position

			Yen (millions)

	As of March 31, 2016	As of March 31, 2015	As of April 1, 2014
Other financial assets, non-current	2,118	3,562	3,646
Deferred tax assets	(648)	(1,152)	(1,300)
Net changes in revaluation of equity instruments measured at fair value through other comprehensive income	1,470	2,410	2,342
Retained earnings	—	—	4

Consolidated Statements of Profit or Loss

		Yen (millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015
Finance income	—	(6)
Profit before income taxes	—	(6)
Income taxes	—	(2)

(h) Derivatives

•	Forward exchange contracts

The Group entered into forward exchange contracts for the purpose of hedging exchange rate fluctuations.

Under JGAAP, the Group elected to measure certain financial assets and liabilities denominated in foreign currency that are hedged using the contracted exchange rates.

Under IFRS, all financial assets and liabilities denominated in foreign currency are measured using the foreign exchange rate at the reporting date while forward exchange contracts are measured at fair value.

•	Interest rate swap contracts

The Group entered into floating/fixed rate interest rate swap contracts for the purpose of hedging interest rate fluctuations.

Under JGAAP, interest rate swap contracts which have characteristics similar to the existing loan in terms of nominal amount, interest rate index, and timing of settlement can be treated as if the loan and the interest rate swap contract were one contract. As a result, in such situations, a floating interest rate loan would be regarded as a fixed interest rate loan and the interest swap contract would not be reflected on the consolidated statement of financial position.

Under IFRS, the interest rate swap contracts are separately identified from the loan and measured at fair value.

The effects of this change are as follows:

Consolidated Statements of Financial Position

			Yen (millions)

	As of March 31, 2016	As of March 31, 2015	As of April 1, 2014
Trade and other receivables	242	326	60
Other financial assets, current	10	71	46
Other current assets	0	(7)	—
Trade and other payables	(49)	(24)	(33)
Other financial liabilities, current	186	314	498
Income tax payables	(2)	(0)	—
Other current liabilities	(1)	(38)	(21)
Bonds and borrowings, non-current	(20)	30	—
Other financial liabilities, non-current	253	212	326
Deferred tax assets	91	84	217
Cash flow hedge reserve	8	2	7
Retained earnings	(32)	(22)	(454)

Consolidated Statements of Profit or Loss

		Yen (millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015
Finance income	(5)	565
Finance expenses	15	0
Profit before income taxes	(20)	565
Income taxes	(10)	133

(i) Paid absences

Under JGAAP, no accrual is recognized in relation to paid absences for the Company and its domestic subsidiaries.

Under IFRS, in the case of accumulating paid absences, the Group recognizes the expected cost and corresponding accrual when the employee renders service that increases their entitlement to future paid absences.

The effects of this change are as follows:

Consolidated Statements of Financial Position

			Yen (millions)

	As of March 31, 2016	As of March 31, 2015	As of April 1, 2014
Other current liabilities	1,849	1,684	1,474
Deferred tax assets	570	557	525
Retained earnings	(1,279)	(1,127)	(949)

Consolidated Statements of Profit or Loss

		Yen (millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015
Cost of sales	102	105
Selling, general and administrative expenses	63	105
Profit before income taxes	(165)	(210)
Income taxes	(13)	(32)

(j) Cash-settled share-based payment

Under JGAAP, expenses in relation to the employee share incentive plan is not recognized until cash distribution is made to the employees participating in the plan.

Under IFRS, as the employees are required to remain in employment with the Group until the plan terminates (service conditions are attached to the plan), the arrangement falls within the scope of IFRS 2 Share-based Payment. The Group recognizes services received and a liability to pay for those services as the employee render service. The liability is measured, initially and at each reporting date until settlement, at the fair value of future cash settlement benefits.

The effects of this change are as follows:

Consolidated Statements of Financial Position

			Yen (millions)

	As of March 31, 2016	As of March 31, 2015	As of April 1, 2014
Other non-current liabilities	2,428	4,130	1,060
Deferred tax assets	749	1,336	378
Retained earnings	(1,679)	(2,794)	(682)

Consolidated Statements of Profit or Loss

		Yen (millions)
	For the year ended March 31, 2016	For the year ended March 31, 2015
Cost of sales	(1,005)	1,828
Selling, general and administrative expenses	(697)	1,242
Profit before income taxes	1,702	(3,070)
Income taxes	587	(958)

(k) Employee benefit—defined benefit plans

Under JGAAP, service cost, interest cost and expected return on plan assets are recognized in profit or loss. Actuarial gains and losses and past service cost incurred during reporting period but not recognized in profit or loss are recognized in other comprehensive income and reclassified from accumulated other comprehensive income into profit or loss over certain periods. When the plan is settled, the remaining accumulated other comprehensive income is released to profit or loss. The rate to discount post-employee benefit obligations is determined by reference to market yields on government bonds at the end of each reporting period.

Under IFRS, current and past service cost and net interest cost, which is determined by multiplying net defined benefit liability/asset by the discount rate, are recognized in profit or loss. Remeasurements which mainly comprise actuarial gains and losses and return on plan assets (excluding the amount of interest income on plan assets) are recognized in other comprehensive income. Remeasurements recognized in other comprehensive income are not reclassified to profit or loss in a subsequent period. As such, under JGAAP, when the plan in subsidiaries is settled, remeasurements recognized in accumulated other comprehensive income (882 million yen and 3,012 million yen for the years ended March 2016 and 2015, respectively) is reclassified to profit or loss but not reclassified under IFRS. Although remeasurements recognized in other comprehensive income are not reclassified to profit or loss in a subsequent period, the Group determined its own policy to transfer those amounts directly from other component of equity to retained earnings when incurred. The rate to discount post-employee benefit obligations is determined by reference to market yields on high quality corporate bonds at the end of each reporting period.

The effects of this change are as follows:

Consolidated Statements of Financial Position

			Yen (millions)

	As of March 31, 2016	As of March 31, 2015	As of April 1, 2014
Net defined benefit liabilities	(430)	(1,088)	142
Deferred tax assets	(208)	(356)	14
Retained earnings	3,635	2,560	—
Remeasurement reserve for defined benefit plans (before reclassification to retained earnings)	(3,413)	(1,828)	(128)

Consolidated Statements of Profit or loss

		Yen (millions)
	For the year ended March 31, 2016	For the year ended March 31, 2015
Cost of sales	83	83
Selling, general and administrative expenses	(710)	(727)
Other expenses	(994)	(3,012)
Profit before income taxes	1,621	3,656
Income taxes	509	1,298
Profit for the year attributable to non-controlling interests	37	—
Loss for the year attributable to non-controlling interests	—	(22)

(l) Retrospective adjustments of prior periods

NMB-Minebea Thai Ltd., a subsidiary located in Thailand, has been in a dispute with the Revenue Department of the Kingdom of Thailand in relation to a revised assessment of income tax liability in August 2008. The Group had considered the probability of outflows of economic resources as a result of the dispute to be less than probable under JGAAP, due to the subsidiary having filed the tax return under guidance of the Board of Investment of Thailand (“BOI”), and having won the case at the Central Tax Court of the Kingdom of Thailand on October 13, 2010. Accordingly, under JGAAP, no liability had been recognized in relation to this matter.

Subsequent to the ruling of the Central Tax Court in 2010, the Revenue Department had appealed to the Supreme Court of the Kingdom of Thailand on December 9, 2010. On May 16, 2016 the Supreme Court made its judgment on the dispute in favor of the Revenue Department, which resulted in dismissal of the claim made by the subsidiary.

Under IFRS, this is considered an adjusting event after the reporting period, which provides evidence of the conditions that existed at the end of the reporting period, and requires adjustments to the amounts recognized in the financial statements.

The effects of this change are as follows:

Consolidated Statements of Financial Position

			Yen (millions)

	As of March 31, 2016	As of March 31, 2015	As of April 1, 2014
Income taxes payable	1,272	1,272	1,272
Other current liabilities	796	796	796
Retained earnings	(2,068)	(2,068)	(2,068)

(m) Recoverability of deferred tax assets

Under JGAAP, the Group companies based in Japan are classified into one of five categories based on their history of taxable income, with limitation on the recognition of deferred tax assets depending on the category. As a result, the Group recognized a valuation allowance on certain tax losses and deductible temporary differences.

Under IFRS, deferred tax assets are recognized to the extent that management determines it is probable that taxable profit will be available for tax losses and deductible temporary differences to be utilized.

The effects of this change are as follows:

Consolidated Statements of Financial Position

			Yen (millions)

	As of March 31, 2016	As of March 31, 2015	As of April 1, 2014
Deferred tax assets	589	529	1,317
Retained earnings	744	810	1,627
Net changes in revaluation of equity instruments measured at fair value through other comprehensive income	(155)	(281)	(310)

Consolidated Statements of Profit or loss

		Yen (millions)
	For the year ended March 31, 2016	For the year ended March 31, 2015
Income taxes	66	817

(n) Reconciliation of equity

The following table presents significant differences between equity presented under IFRS and net assets presented under JGAAP:

				Yen (millions)

		As of March 31, 2016	As of March 31, 2015	As of April 1,2014
Net assets as presented under JGAAP		237,973	233,680	163,464

	Differences in reporting periods	36	(103)	(97)
	Foreign currency translation adjustment	(135)	201	(374)
	Income tax effect of differences in reporting periods	(64)	(28)	174

Total of differences in reporting periods		(163)	70	(297)

Differences in recognition and measurement
(a)	Revenue recognition	(104)	(165)	(124)
(b)	Depreciation method	5,201	4,768	4,760
(c)	Business combinations	212	361	—
(d)	Amortization of goodwill	1,553	583	—
(e)	Impairment	(5,231)	(5,026)	(1,618)
(f)	Translation adjustments	—	—	—
(g)	Fair value measurement of unquoted equity securities	2,118	3,562	3,646
(h)	Derivatives	(115)	(104)	(664)
(i)	Paid absences	(1,849)	(1,684)	(1,474)
(j)	Cash-settled share-based payment	(2,428)	(4,130)	(1,060)
(k)	Employee benefit	430	1,088	(142)
(l)	Retrospective adjustments of prior periods	(796)	(796)	(796)
	Other	612	659	37
	Foreign currency translation adjustment	(980)	(1,484)	—

	Differences in recognition and measurement before tax	(1,377)	(2,368)	2,565
(l)	Retrospective adjustments of prior periods	(1,272)	(1,272)	(1,272)
(m)	Recoverability of deferred tax assets	589	529	1,317
	Income tax effect of differences in recognition and measurement	(443)	(234)	(1,872)

	Total tax effect	(1,126)	(977)	(1,827)

Total of differences in recognition and measurement		(2,503)	(3,345)	738

Equity as presented under IFRS		235,307	230,405	163,905

(o) Reconciliation of profit for the year

The following table presents significant differences between profit for the year under IFRS and net income under JGAAP:

			Yen (millions)

		For the year ended March 31, 2016	For the year ended March 31, 2015
Net income under JGAAP		36,600	39,482

Differences in reporting periods before income taxes		67	283
Tax effect of the above		(7)	(250)

Total of differences in reporting periods		60	33

(a)	Revenue recognition	61	(41)
(b)	Depreciation method	433	8
(c)	Business combinations	(149)	(325)
(d)	Amortization of goodwill	970	583
(e)	Impairment	(205)	(3,408)
(f)	Translation adjustments	(60)	981
(g)	Fair value measurement of unquoted equity securities	—	(6)
(h)	Derivatives	(20)	565
(i)	Paid absences	(165)	(210)
(j)	Cash-settled share-based payment	1,702	(3,070)
(k)	Employee benefit	1,621	3,656
	Other	(24)	112

Total of differences in recognition and measurement before income taxes		4,164	(1,155)
Tax effect of the above		(1,430)	930
(m)	Recoverability of deferred tax assets	(66)	(817)

Total of tax effect		(1,496)	113

Total of differences in recognition and measurement		2,668	(1,042)

Profit for the year under IFRS		39,328	38,473

(p) Reconciliation of other comprehensive income

The following table presents significant differences between other comprehensive income under IFRS and other comprehensive income under JGAAP:

							Yen (millions)

		For the year ended March 31, 2016			For the year ended March 31, 2015
		Before tax	Tax	After tax	Before tax	Tax	After tax
Other comprehensive income under JGAAP		—	—	(27,003)	—	—	32,898

Foreign currency translation adjustment		(336)	—	(336)	575	—	575

Total of differences in reporting periods		(336)	—	(336)	575	—	575

(f)	Translation adjustments	60	—	60	(981)	—	(981)
(g)	Fair value measurement of unquoted equity securities	(1,444)	504	(940)	(78)	146	68
(h)	Derivatives	4	2	6	(6)	1	(5)
(k)	Employee benefit	(2,242)	657	(1,585)	(2,482)	782	(1,700)
(m)	Recoverability of deferred tax assets	—	126	126	—	29	29
	Foreign currency translation adjustment	537	—	537	(1,480)	—	(1,480)

Total of differences in recognition and measurement		(3,085)	1,289	(1,796)	(5,027)	958	(4,069)

Other comprehensive income under IFRS		—	—	(29,135)	—	—	29,404

(4) Adjustments to Cash Flows

In the consolidated statements of cash flows prepared in accordance with IFRS:

1) Cash flows provided by operating activities increased by 876 million yen and decreased by 48 million yen for the years ended March 31, 2016 and March 31, 2015, respectively.

2) Cash flows used in investing activities increased by 596 million yen and 570 million yen for the years ended March 31, 2016 and March 31, 2015, respectively.

3) Cash flows used in financing activities increased by 618 million yen for the year ended March 31, 2016.

The above changes are due to adjustments to the financial statements of subsidiaries whose reporting periods are different from that of the Company in order for them to conform to the Company’s year-end.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS OF MINEBEA (HONG KONG) LIMITED

In our opinion, the balance sheets and the related statements of comprehensive income, changes in equity and cash flows present fairly, in all material respects, the financial position of Minebea (Hong Kong) Limited (the “Company”) at 31st March 2016, 31st March 2015 and 1st April 2014, and the results of its operations and its cash flows for each of the two years in the period ended 31st March 2016 and 2015 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers

Hong Kong, August 9, 2016

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of MITSUMI ELECTRIC CO., LTD.:

We have audited the accompanying consolidated financial statements of MITSUMI ELECTRIC CO., LTD. and its subsidiaries (the “Company”), which comprise the consolidated statement of financial position as of March 31, 2016, and the related consolidated statements of profit or loss, comprehensive income, changes in equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MITSUMI ELECTRIC CO., LTD. and its subsidiaries as of March 31, 2016, and the results of their operations and their cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Other Matter

The accompanying consolidated financial statements, which comprise the consolidated statements of financial position of the Company as of March 31, 2015 and April 1, 2014, and the related consolidated statements of profit or loss, comprehensive income, changes in equity, and cash flows for the year ended March 31, 2015, were not audited, reviewed, or compiled by us and accordingly, we express no opinion or other form of assurance on them.

/s/ Deloitte Touche Tohmatsu LLC

Tokyo, Japan

August 9, 2016

[Consolidated Financial Statements and Notes]

(1) [Consolidated Financial Statements]

(a) [Consolidated Statements of Financial Position]

				Yen (in millions)

	Notes	As of March 31, 2016	As of March 31, 2015	As of April 1, 2014
			(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	7	37,864	33,857	45,720
Trade and other receivables	8	42,244	46,539	37,871
Inventories	9	39,812	35,799	28,076
Other financial assets	10, 11	3,091	9,536	950
Other assets	12	1,366	1,462	679

Subtotal		124,377	127,193	113,296
Assets held for sale	13	—	—	754

Total current assets		124,377	127,193	114,050

Non-current assets:
Property, plant and equipment	14	39,485	33,177	28,602
Goodwill	15	—	—	248
Intangible assets other than goodwill	15	501	540	595
Defined benefit assets	16	—	333	—
Deferred tax assets	17	1,509	1,256	1,173
Other financial assets	10, 11	833	945	1,060
Other assets	12	384	418	210

Total non-current assets		42,712	36,669	31,888

Total assets		167,089	163,862	145,938

See notes to the consolidated financial statements.

				Yen (in millions)

	Notes	As of March 31, 2016	As of March 31, 2015	As of April 1, 2014
			(Unaudited)	(Unaudited)
Liabilities and equity
Current liabilities:
Trade and other payables	11, 18	26,368	23,928	20,748
Borrowings	11, 20	7,110	10,277	6,278
Income tax payables		483	444	537
Other financial liabilities	11, 21	19	19	20
Provisions	22	—	135	254
Other liabilities	12	9,184	7,261	7,593

Total current liabilities		43,164	42,064	35,430

Non-current liabilities:
Convertible bonds with stock acquisition rights	11, 20	19,141	—	—
Defined benefit liabilities	16	3,627	1,799	2,222
Deferred tax liabilities	17	2,907	2,631	1,903
Other financial liabilities	11, 21	64	78	97
Provisions	22	85	85	70
Other liabilities	12	367	388	359

Total non-current liabilities		26,191	4,981	4,651

Total liabilities		69,355	47,045	40,081

Equity:
Share capital	23	39,890	39,890	39,890
Capital surplus	23	43,929	43,252	43,252
Treasury stock	23	(5,108)	(93)	(92)
Retained earnings	23	17,276	28,397	22,937
Other components of equity		1,576	5,178	(299)

Total equity attributable to owners of the Company		97,563	116,624	105,688
Non-controlling interests		171	193	169

Total equity		97,734	116,817	105,857

Total liabilities and equity		167,089	163,862	145,938

See notes to the consolidated financial statements.

(b) [Consolidated Statements of Profit or Loss]

			Yen (in millions)

	Notes	For the year ended March 31, 2016	For the year ended March 31, 2015
			(Unaudited)
Revenue	6	162,055	153,997
Cost of sales	9	152,528	140,709

Gross profit		9,527	13,288

Selling, general and administrative expenses	24, 25	12,599	11,677
Other income	26	716	4,508
Other expenses	28	3,567	1,458

Operating (loss) income		(5,923)	4,661

Financial income	29	338	1,879
Financial expenses	29	1,536	172

(Loss) profit before income taxes		(7,121)	6,368

Income taxes	17	759	946

Net (loss) profit for the year		(7,880)	5,422

Net (loss) profit attributable to:
Owners of the Company		(7,887)	5,417
Non-controlling interests		7	5

Net (loss) profit for the year		(7,880)	5,422

Earnings per share (EPS):
Basic (Yen)	30	(94.60)	61.94
Diluted (Yen)	30	(94.60)	—

See notes to the consolidated financial statements.

(c) [Consolidated Statements of Comprehensive Income]

			Yen (in millions)

	Notes	For the year ended March 31, 2016	For the year ended March 31, 2015
			(Unaudited)
Net (loss) profit for the year		(7,880)	5,422

Other comprehensive (loss) income
Components of other comprehensive (loss) income that will not be reclassified to profit or loss, net of tax:
Net changes in revaluation of equity instruments measured at fair value through other comprehensive income	31	(175)	(174)
Remeasurement of defined benefit plans	16, 31	(2,010)	551
Components of other comprehensive (loss) income that will be reclassified to profit or loss, net of tax:
Exchange differences on translation of foreign operations	31	(3,445)	5,609

Other comprehensive (loss) income, net of taxes		(5,630)	5,986

Comprehensive (loss) income for the year		(13,510)	11,408

Comprehensive (loss) income attributable to:
Owners of the Company		(13,499)	11,374
Non-controlling interests		(11)	34

See notes to the consolidated financial statements.

(d) [Consolidated Statements of Changes in Equity]

												Yen (in millions)

		Total equity attributable to owners of the Company
						Other components of equity
	Notes	Common stock	Capital surplus	Treasury stock	Retained earnings	Exchange differences on translation of foreign operations	Net changes in revaluation of equity instruments measured at fair value through other comprehensive income	Remeasurement of defined benefit plans	Subtotal	Total	Non-controlling interests	Total equity
Balance as of April 1, 2014 (Unaudited)		39,890	43,252	(92)	22,937	—	(299)	—	(299)	105,688	169	105,857
Net profit for the year		—	—	—	5,417	—	—	—	—	5,417	5	5,422
Other comprehensive income (loss)	31	—	—	—	—	5,580	(174)	551	5,957	5,957	29	5,986

Comprehensive income (loss) for the year		—	—	—	5,417	5,580	(174)	551	5,957	11,374	34	11,408
Purchase of treasury stock		—	—	(1)	—	—	—	—	—	(1)	—	(1)
Dividends	32	—	—	—	(437)	—	—	—	—	(437)	(10)	(447)
Transfer from other components of equity to retained earnings		—	—	—	480	—	71	(551)	(480)	—	—	—

Total transactions with shareholders		—	—	(1)	43	—	71	(551)	(480)	(438)	(10)	(448)

Balance as of March 31, 2015 (Unaudited)		39,890	43,252	(93)	28,397	5,580	(402)	—	5,178	116,624	193	116,817
Net profit (loss) for the year		—	—	—	(7,887)	—	—	—	—	(7,887)	7	(7,880)
Other comprehensive loss	31	—	—	—	—	(3,427)	(175)	(2,010)	(5,612)	(5,612)	(18)	(5,630)

Comprehensive loss for the year		—	—	—	(7,887)	(3,427)	(175)	(2,010)	(5,612)	(13,499)	(11)	(13,510)
Issuance of convertible bonds with stock acquisition rights		—	677	—	—	—	—	—	—	677	—	677
Purchase of treasury stock		—	—	(5,015)	—	—	—	—	—	(5,015)	—	(5,015)
Dividends	32	—	—	—	(1,224)	—	—	—	—	(1,224)	(11)	(1,235)
Transfer from other components of equity to retained earnings		—	—	—	(2,010)	—	—	2,010	2,010	—	—	—

Total transactions with shareholders		—	677	(5,015)	(3,234)	—	—	2,010	2,010	(5,562)	(11)	(5,573)

Balance as of March 31, 2016		39,890	43,929	(5,108)	17,276	2,153	(577)	—	1,576	97,563	171	97,734

See notes to the consolidated financial statements.

(e) [Consolidated Statements of Cash Flows]

			Yen (in millions)

	Notes	For the year ended March 31, 2016	For the year ended March 31, 2015
			(Unaudited)
Cash flows from operating activities:
(Loss) profit before income taxes		(7,121)	6,368
Adjustments for:
Depreciation and amortization	14, 15	4,924	4,720
Impairment losses	28	—	646
Interest income and dividends	29	(318)	(242)
Interest expenses		142	159
Net foreign exchange differences		407	1,258
Gains on sale of property, plant and equipment	26	(332)	(1,305)
Losses on disposals of property, plant and equipment	28	196	54

		(2,102)	11,658
Changes in:
Decrease (increase) in trade and other receivables		3,927	(2,556)
Increase in inventories		(4,906)	(6,483)
(Increase) decrease in defined benefit assets		(627)	499
Decrease (increase) in other assets		346	(1,225)
Increase (decrease) in trade and other payables		1,717	(175)
Increase (decrease) in defined benefit liabilities		660	(725)
Increase (decrease) in other liabilities		2,066	(507)
Other		(121)	(110)

Cash generated from operations		960	376
Interest received		322	219
Dividends received		1	1
Interest paid		(56)	(71)
Income taxes refunded		65	41
Income taxes paid		(632)	(855)

Net cash provided by (used in) operating activities		660	(289)

Cash flows from investing activities:
Payments for time deposits		(1,576)	(9,042)
Proceeds from withdrawal of time deposits		7,461	802
Purchases of property, plant and equipment		(13,406)	(15,169)
Proceeds from sales of property, plant and equipment		2,008	5,730
Other		(141)	(203)

Net cash used in investing activities		(5,654)	(17,882)

			Yen (in millions)

	Notes	For the year ended March 31, 2016	For the year ended March 31, 2015
			(Unaudited)
Cash flows from financing activities:
Net (decrease) increase in short-term borrowings		(2,965)	2,972
Acquisition of treasury stock		(5,015)	(1)
Proceeds from issuance of convertible bonds with stock acquisition rights		20,023	—
Dividends paid	32	(1,222)	(439)
Other		(25)	(24)

Net cash provided by financing activities		10,796	2,508

Effect of exchange rate changes on cash and cash equivalents		(1,795)	3,800

Net increase (decrease) in cash and cash equivalents		4,007	(11,863)
Cash and cash equivalents at beginning of year		33,857	45,720

Cash and cash equivalents at end of year	7	37,864	33,857

See notes to the consolidated financial statements.

Notes to the Consolidated Financial Statements

(All information as of and for the year ended March 31, 2015, and as of April 1, 2014 are unaudited.)

1. Reporting Entity

MITSUMI ELECTRIC CO., LTD. (“the Company”), founded in 1954, is a company incorporated in Japan under the Companies Act of Japan. The head office is located at 2-11-2 Tsurumaki, Tama-shi, Tokyo, Japan.

The Company and its subsidiaries (collectively, the “Group”) are engaged in manufacturing and sales of electrical machinery, products for electronics industry applications, measurement and optical equipment, medical and hygienic equipment, metals industry products and materials, and ceramic products. The Group manufactures the products mainly in Asia and sells them through the Company and its certain subsidiaries in Asia, North America and Europe.

The Group’s consolidated financial statements for the year ended March 31, 2016 were authorized for issue by the Board of Directors on August 9, 2016.

2. Basis of Preparation

(1) Compliance with International Financial Reporting Standards (“IFRSs”) and the first-time adoption of  IFRSs

The Group prepared consolidated financial statements in accordance with IFRSs as issued by the International Accounting Standards Board (“IASB”). These financial statements are the first financial statements in accordance with IFRSs. The date of transition from Japanese generally accepted accounting principles (“JGAAP”) to IFRSs (the “date of transition”) is April 1, 2014. Note 36 “First-time Adoption of IFRSs” states the effects of transition to IFRSs on equity as of the transition date and March 31, 2015 and March 31, 2016, and profit or loss and other comprehensive income and cash flows for the years ended March 31, 2015 and March 31, 2016.

With the exception of IFRSs not being early adopted and exemptions permitted under IFRS 1 First-time Adoption of International Financial Reporting Standards, the Group’s accounting policies comply with IFRSs effective as of March 31, 2016. The exemptions applied are also described in Note 36 “First-time Adoption of IFRSs.”

(2) Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis except for the application of fair value measurements required or allowed by relevant accounting standards. Fair value measurement is explained below.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

For financial reporting purposes, fair value measurements are categorized into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

•	Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the entity can access at the measurement date;

•	Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices);

•	Level 3 inputs are unobservable inputs for the asset or liability.

(3) Functional currency and presentation currency

The consolidated financial statements are presented and rounded off to the nearest million Japanese yen, which is the functional currency of the head office of the Company and the presentation currency of the Group.

(4) Early application of new standards

IFRS 9 Financial Instruments (2014) (“IFRS 9”)

The Group has early adopted IFRS 9. Financial assets are classified as subsequently measured at amortized cost, fair value through other comprehensive income (“FVOCI”) or fair value through profit or loss (“FVPL”). Financial liabilities are classified as either measured at amortized cost or FVPL. The impairment of financial assets is based on an expected credit loss model. Details on the accounting policies for financial instruments are disclosed in Note 3 “Significant Accounting Policies.”

3. Significant Accounting Policies

(1) Basis of consolidation

Subsidiaries are entities controlled by the Company. The Company controls an entity when it is exposed, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are incorporated in the consolidated financial statements from the date the Company acquires control until the date control ceases.

When the Group loses control over a subsidiary, it derecognizes the assets and liabilities of the subsidiary, and any related components of equity. Any resulting gain or loss is recognized in profit or loss. Any interest retained in the former subsidiary is measured at fair value when the control is lost.

All intercompany balances, transactions and unrealized gains and losses arising from transactions between Group companies are eliminated in the consolidated financial statements. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

(2) Foreign currency

Foreign currency transactions

Foreign currency transactions are converted into the functional currency of each individual entity using the exchange rates at the transaction dates or a rate that approximates the actual rate at the transaction dates.

Monetary assets and liabilities denominated in foreign currencies are retranslated into the functional currency at the exchange rates at the reporting date. Non-monetary assets and liabilities that are measured based on historical cost in a foreign currency are translated at the exchange rates at the dates of transactions and are not retranslated. The exchange differences arising from transactions related to financial instruments excluding trade receivables and payables are recognized in net profit or loss as financial income or financial expenses. The exchange differences arising from all other transactions are recognized in operating income or loss as other income or other expenses.

Foreign operations

The assets and liabilities of foreign operations are translated into Japanese yen at the exchange rates at the reporting dates. The income and expenses of foreign operations are translated into Japanese yen at the exchange rates at the dates of the transactions, which are approximated using average exchange rates unless the exchange rates fluctuate significantly.

The exchange differences are recognized in other comprehensive income (“OCI”) and accumulated in the exchange differences on translation of foreign operations in equity.

When a foreign operation is disposed of in its entirety or partially such that control is lost, the cumulative amount in exchange differences on translation of foreign operations related to the foreign operation is reclassified to profit or loss as part of the gain or loss on disposal. If the Group disposes of part of its interest in a subsidiary but retains control, then the relevant proportion of the cumulative amount is reattributed to non-controlling interests.

(3) Revenue

Revenue mainly consists of sales of products in the normal course of business and is measured at the fair value of the consideration received or receivable. Sales are recognized when the significant risks and rewards of ownership are transferred to the customer, recovery of the consideration is probable, the associated costs and possible return of products can be estimated reliably, there is no continuing management involvement with the products, and the amount of revenue can be measured reliably. Trade discounts, volume rebates and sales taxes are excluded from revenue.

The timing of the transfer of risks and rewards varies depending on the individual terms of the sales agreement. In most cases, the transfer occurs upon the customer’s acceptance of the products.

(4) Government grants

Government grants are not recognized until there is reasonable assurance that the Group will comply with the conditions attached to them and that the grants will be received.

Government grants related to assets are deducted when calculating the carrying amount of the asset and are recognized in profit or loss over the life of the asset as a reduced depreciation expense. Government grants that compensate the Group for expenses incurred are recognized in profit or loss in the periods in which the expenses to be compensated by the grants are recognized.

(5) Income taxes

The income tax expense or benefit for the period comprises the taxes payable on the current year’s taxable income based on the applicable income tax rates for each jurisdiction adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses and tax credits. The current tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the end of the reporting period in the jurisdictions where the Company’s subsidiaries operate and generate taxable income. Current tax assets and liabilities are offset only if certain criteria are met.

Deferred tax assets and liabilities are recognized in full on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements, and on unused tax losses and credits carried forward. However, deferred tax liabilities are not recognized if they arise from the initial recognition of goodwill. Deferred tax assets and liabilities are also not recognized if it arises from initial recognition of an asset or liability in a transaction that is not a business combination and that affects neither accounting profit nor taxable profit (tax loss). Deferred tax assets and liabilities are measured using tax rates and laws that have been enacted or substantially enacted by the end of the reporting period and are expected to apply when the related deferred tax asset is realized or the deferred tax liability is settled. Deferred tax assets and liabilities are offset only if there is a legally enforceable right to offset the related current tax liabilities and assets, and they relate to income taxes levied on the same taxable entity by the same tax authority.

Deferred tax assets are recognized only if it is probable that future taxable amounts will be available to utilize those temporary differences and losses. In assessing the recoverability of deferred tax assets, the Group considers scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning.

Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries except where the Group is able to control the timing of reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets arising from deductible temporary differences associated with investments in subsidiaries are only recognized to the extent that it is probable that there will be sufficient taxable profits against which to utilize the benefits of the temporary differences, and that it is probable that the deferred tax assets are expected to reverse in the foreseeable future.

Current and deferred tax is recognized in profit or loss, except to the extent that it relates to items recognized in OCI or directly in equity. In this case, the tax is also recognized in OCI or directly in equity, respectively.

(6) Cash and cash equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents include cash on hand, deposits held at call with financial institutions, other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

(7) Inventories

Inventories are valued at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. The costs of inventories include direct materials, direct labor and an appropriate proportion of variable and fixed overhead expenditure, the latter being allocated on the basis of normal operating capacity. Costs are assigned to individual items of inventory on the basis of weighted average costs. Costs of purchased inventory are determined after deducting discounts.

(8) Non-current assets held for sale

Non-current assets are classified as held-for-sale if it is highly probable that they will be recovered primarily through sale rather than continuing use.

The following conditions must be met for the sale to be considered as highly probable:

•	the Group is committed to a plan to sell the asset and an active program has been initiated to locate the buyer.

•	the asset shall be actively marketed for a selling price reasonable in relation to its current fair value.

•	the sale is highly probable, within twelve months of classification as held for sale.

•	action required to complete the plan indicate that is unlikely that plan will be significantly changed or withdrawn.

Such assets are measured at the lower of their carrying amount and fair value less costs to sell. Impairment losses on initial classification as held-for-sale or held-for-distribution and subsequent gains and losses on remeasurement are recognized in profit or loss. Once classified as held-for-sale, intangible assets other than goodwill and property, plant and equipment are no longer amortized or depreciated.

(9) Financial instruments

The Group applies the requirements for financial instruments under IFRS 9. For details on early adoption of the standard, refer to Note 2 (4) “Early application of new standards.”

Recognition and derecognition

The Group initially recognizes a financial asset or a financial liability when it becomes a party to the contractual provisions of the instrument.

The Group derecognizes a financial asset when and only when the contractual rights to the cash flows from the financial assets expire, or when the financial assets and substantially all the risks and rewards of ownership are transferred. In cases where the Group neither transfers nor retains substantially all the risks and rewards of ownership but continues to control the assets transferred, the Group recognizes its retained interest in the assets and related liabilities which may be payable. The Group derecognizes a financial liability when its contractual obligations are discharged, cancelled or expired.

Classification and measurement – financial assets

Financial assets are classified as subsequently measured at amortized cost, FVOCI or FVPL.

Financial assets at amortized cost

Financial assets are measured at amortized cost if both of the following conditions are met:

•	the financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows; and

•	the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

These assets are initially measured at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, they are measured at amortized cost using the effective interest method. The impairment requirements discussed below are also applied.

Financial assets at FVOCI

Financial assets are measured at FVOCI if both of the following conditions are met:

•	the financial asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

•	the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

The Group may make an irrevocable election at initial recognition for particular investments in equity instruments that would otherwise be measured at FVPL to present subsequent changes in fair value in OCI.

Financial assets at FVPL

The financial assets that are not measured at amortized cost or FVOCI is classified as measured at FVPL. It can also be designated as such on initial recognition. Directly attributable transaction costs are recognized in profit or loss as incurred. A gain or loss on a financial asset that is measured at FVPL is recognized in profit or loss.

Investments in equity instruments designated at FVOCI

After initial recognition, investments in equity instruments not held for trading that are designated as measured at FVOCI should be measured at fair value, with no deduction for sale or disposal costs. With the exception of dividends received, the associated gains and losses (including any related foreign exchange component) are recognized in OCI. Amounts presented in OCI are not subsequently reclassified to profit or loss.

Compound instruments

The component parts of compound instruments (i.e. convertible bonds) issued by the Group are classified separately as financial liabilities and equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

The liability component of compound financial instruments is initially recognized at the fair value of a similar liability that does not have an equity conversion option. The equity component is initially recognized at the difference between the fair value of the compound financial instrument as a whole and the fair value of the liability component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts.

Subsequent to initial recognition, the liability component of a compound financial instrument is measured at amortized cost using the effective interest method. The equity component of a compound financial instrument is not remeasured. Interest related to the financial liability is recognized in profit or loss. On conversion at maturity, the financial liability is reclassified to equity and no gain or loss is recognized.

Impairment

The Group recognizes a loss allowance based on expected credit losses on financial assets at amortized cost.

At each reporting date, the Group assesses whether there has been a significant increase in credit risk for financial assets at amortized cost since initial recognition by comparing the risk of default occurring over the expected life between the reporting date and the date of initial recognition. The Group considers reasonable and supportable information that is available without undue cost or effort that would indicate a significant increase in credit risk since initial recognition.

For financial assets at amortized cost where there has been a significant increase in credit risk since initial recognition, the loss allowance equivalent to lifetime expected credit losses are recognized; while for financial assets at amortized cost where there has not been a significant increase in credit risk since initial recognition, a loss allowance equivalent to 12 month expected credit losses is recognized. Irrespective of the above, for trade receivables and lease receivables that do not contain significant financial elements, a loss allowance based on lifetime expected credit losses is recognized.

Expected credit losses for financial assets at amortized cost are measured in a way that reflects:

•	an unbiased and probability-weighted amount that is determined by evaluating a range of possible outcomes;

•	the time value of money; and

•	reasonable and supportable information that is available without undue cost or effort at the reporting date about past events, current conditions and forecasts of future economic conditions.

Expected credit losses are a probability-weighted estimate of credit losses over the expected life of the financial instrument. Credit losses are the present value of the difference between the contractual cash flows that are due to the Group under the contract and the cash flows that the Group expects to receive.

Offsetting of financial assets and financial liabilities

Financial assets and financial liabilities should be offset and presented in the net amount when the Group has a legally enforceable right to set off the recognized amounts and intends to settle on a net basis or realize the asset and settle the liability simultaneously.

(10) Leases

The determination of whether an arrangement is a lease is based on the substance of the arrangement at the inception of the lease. The arrangement is, or contains, a lease if fulfilment of the arrangement is dependent on the use of a specific asset or assets and the arrangement conveys a right to use the asset or assets, even if that right is not explicitly specified in an arrangement.

Lessee

The Group leases property, plant and equipment and intangible assets other than goodwill as a lessee. The determination of whether an agreement contains a lease is based on the examination of the economic nature of the transactions regardless of the form of the lease.

Among the lease transactions, those that substantially transfer all the risks and rewards of ownership to the Group are classified as finance leases, and leases other than finance leases are classified as operating leases.

For finance leases, leased assets (presented in the respective accounts of “Property, plant and equipment” or “Intangible assets other than goodwill”) and lease obligations (presented in “Other financial liabilities” (current) and “Other financial liabilities” (non-current)) are recognized at the lower of the fair value of the leased property or the present value of the minimum lease payments.

For operating leases, lease payments are recognized as an expense on a straight line basis over the lease term.

Lessor

The Group undertakes leasing activities involving property, plant and equipment as a lessor. The determination of whether an agreement contains a lease is based on the examination of the economic nature of the transactions regardless of the form of the lease.

For finance leases, net investments in finance leases are recognized as lease receivables (presented in “Trade and other receivables”). Lease receivable are categorized into amounts equivalent to the principal and interest of lease receivables. Further, if the main purpose of a finance lease is the sale of products and the finance leases have been implemented in accordance with sales policies, the lower of the fair value of the assets subject to leases or minimum lease payment receivable discounted at the market rate of interest is recognized as revenue, and the purchase price of the leased assets is recognized in cost of sales.

For operating leases, lease income is recognized as an income on a straight line basis over the term of the lease.

(11) Property, plant, and equipment

Items of property, plant and equipment are stated at cost, less accumulated depreciation and any accumulated impairment losses. Cost includes acquisition costs such as professional fees and purchase costs of qualifying assets as well as borrowing costs capitalized in accordance with the Group’s accounting policy.

Once an item is placed in service, additional related costs are only capitalized when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. When significant parts of plant and equipment are required to be replaced at intervals, the Group depreciates them separately based on their specific useful lives.

The present value of the expected cost for decommissioning of an asset after its use is included in the cost of the respective asset if the recognition criteria for a provision are met.

The Group classifies items of property, plant and equipment into the following accounts, and depreciation is principally calculated on a straight-line basis over the following estimated useful lives of the assets. Freehold land is not depreciated.

• Buildings and structures	15 to 38 years

• Machinery and vehicles	5 to 10 years

• Tools and equipments	2 to 8 years

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use. Any gain or loss arising on derecognition of the asset is included in profit or loss when the asset is derecognized. Such gain or loss is calculated as the difference between the net disposal proceeds and the carrying amount of the asset. The residual values, useful lives and methods of depreciation of property, plant and equipment are reviewed at the end of each reporting period and adjusted prospectively, if appropriate.

(12) Goodwill

Goodwill arising on the acquisition of an entity is not amortized and measured at cost less any accumulated impairment losses.

(13) Intangible assets other than goodwill

Intangible assets other than goodwill with finite useful lives are stated at cost less accumulated amortization and any accumulated impairment losses. Intangible assets other than goodwill are amortized on a straight line basis over the estimated useful lives and the amortization begins once the asset is ready for its intended use. Amortization methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate. The Group does not have intangible assets other than goodwill with infinite useful lives.

The useful lives of major intangible assets other than goodwill with finite useful lives in the Group are as follows:

• Software	3 to 5 years

Research and development expenditures that do not meet the recognition criteria for capitalization are recognized as expenses as incurred. Development costs previously recognized as an expense are not recognized as an asset in a subsequent period.

(14) Impairment of non-financial assets other than inventories

Property, plant and equipment are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows which are largely independent of the cash inflows from other assets or groups of assets or cash-generating units. Cash-generating units are identified by a group of products manufactured for sale. Non-financial assets other than impaired goodwill are reviewed for possible reversal of the impairment at the end of each reporting period.

Goodwill is not subject to amortization and the impairment test is performed at least annually and when there is an indication that goodwill may be impaired by comparing the carrying amount of the cash-generating unit to which the goodwill has been allocated with its recoverable amount. Even if circumstances giving rise to an impairment loss subsequently cease to exist, impairment losses on goodwill are not reversed.

(15) Borrowing costs

Borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset are capitalized during the period of time that is required to complete and prepare the asset for its intended use. Qualifying assets are assets that necessarily take a substantial period of time to get ready for their intended use.

Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalization.

All other borrowing costs are expensed in the period in which they are incurred.

(16) Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. When the time value of money for the provisions is material, the amount of the provisions is measured at the present value calculated by discounting estimated future cash flows at a pre-tax discount rate, reflecting risks inherent in the liabilities. The unwinding of the discount is recognized as interest expenses.

(17) Employee benefits

Short-term employee benefits

Short-term employee benefits are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Group has a present legal or constructive obligation as a result of past service provided by employees and the obligation can be estimated reliably.

Defined contribution plans

Obligations for contributions to defined contribution plans are expensed as the related service is provided. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available.

Defined benefit plans

The Group’s net obligations in respect of defined benefit plans are calculated separately for each plan by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of any plan assets.

The calculation of defined benefit obligations is performed annually by a qualified actuary using the projected unit credit method. When the fair value of plan assets exceed the present value of defined benefit liabilities, the recognized assets are limited to the present value of any economic benefits available in the form of refunds from the plan or reductions in future contributions to the plan. To calculate the present value of economic benefits, consideration is given to any applicable minimum funding requirements.

Remeasurements of the defined benefit liability, which comprise actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset ceiling (if any), are recognized immediately in OCI. The Group determines the net interest on the net defined benefit liability by multiplying the net defined benefit liability by the discount rate that is used to measure the defined benefit obligations. Both the net interest and the net defined benefit liability are calculated at the beginning of the annual reporting period, taking into account any changes in the net defined benefit liability during the period as a result of contributions and benefit payments. Net interest expense and other expenses related to defined benefit plans are recognized in profit or loss.

When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service or the gain or loss on curtailment is recognized immediately in profit or loss. The Group recognizes gains and losses on the settlement of a defined benefit plan when the settlement occurs.

Other long-term employee benefits

The Group’s net obligations in respect of other long-term employee benefits are the amount of future benefits that employees have earned in return for their service in the current and prior periods. That benefit is discounted to determine its present value. Remeasurements are recognized in profit or loss in the period in which they arise. Other long-term employee benefits include long-service leave.

(18) Share capital

Common stock

Common stock issued by the Company is classified as equity, and the proceeds from issuance of common stock are included in share capital and capital surplus. Any incremental costs directly attributable to the issue of common stock are recognized as a deduction from equity.

Treasury stock

Treasury stock acquired by the Group is recognized at cost and deducted from equity. When treasury stock is sold, the consideration received is recognized as equity with the difference between the carrying amount and the consideration received included in capital surplus.

Dividends

The maximum amount that the Company can distribute as dividends is calculated in accordance with the Companies Act of Japan. A provision is made for any dividend declared, which is appropriately authorized and no longer at the discretion of the Group, on or before the end of the reporting period but not distributed at the end of the reporting period.

(19) Earnings per share

Basic earnings per share are calculated by dividing the net profit or loss attributable to shareholders of the Company by the weighted average number of common stock outstanding during the period. Diluted earnings per share are calculated using the weighted average number of shares outstanding during the period assuming the conversion of all dilutive potential shares.

4. Significant Accounting Judgments, Estimates and Assumptions

Preparation of the consolidated financial statements requires management to make certain judgments, estimates and assumptions that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Estimates and underlying assumptions are reviewed on an ongoing basis. Actual results may differ from these estimates.

The areas involving assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment are discussed below.

Measurement of provisions and contingencies

The Group recognizes various provisions in the consolidated statement of financial position. These provisions are recognized based on the best estimates of the expenditures required to settle the obligations taking risks and uncertainty related to the obligations into account as of the reporting date. Expenditures required to settle an obligation are calculated by taking different assumptions into account comprehensively. However, they may be affected by the occurrence of unexpected events or changes in conditions which may have a material impact on the consolidated financial statements in future periods. The nature and amount of recognized provisions are described in Note 22 “Provisions.”

Impairment testing of assets

With regard to impairment testing of assets, certain assumptions are made for the useful lives, future cash flows of the assets, discount rates and long-term growth rates. The recoverable amount is calculated mainly based on a discounted cash flow model. These assumptions are based on best estimates and judgments made by management. However, there is a possibility that these assumptions may be affected by changes in uncertain future economic conditions, which may have a material impact on the consolidated financial statements in future periods. The nature and amount of impairments recognized are described in Note 14 “Property, Plant and Equipment” and Note 15 “Goodwill and Intangible assets other than Goodwill.”

Measurement of defined benefit obligations

The Group has various types of retirement benefit plans, including defined benefit plans. The present value of defined benefit obligations on each of these plans and the related service costs are calculated based on actuarial assumptions, which require estimates and judgments on variables, such as discount rates. The Group obtains advice from external pension actuaries with respect to the appropriateness of these actuarial assumptions including these variables. The actuarial assumptions are determined based on the best estimates and judgments made by management. However, there is a possibility that these assumptions may be affected by changes in uncertain future economic conditions, or by the publication or the amendment of related laws, which may have a material impact on the consolidated financial statements in future periods. These actuarial assumptions and related sensitivity analysis are described in Note 16 “Retirement Benefit Plans.”

Measurement of fair value of non-listed equity securities

The fair value of equity securities that are not traded in an active market is determined using valuation techniques. The Group uses its judgment to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each fiscal year. The key assumptions used and the impact of changes to these assumptions are described in Note 11 “Financial Instruments.”

Other

The Group has made certain other estimates that, while not involving the same degree of judgment as the estimates described above, are important to understanding of the Group’s financial statements. These estimates are in the areas of measuring net realizable values of inventories. More information about this is contained in Note 3 “Significant Accounting Policies” and Note 9 “Inventories.”

5. New Standards and Amendments Issued but Not Yet Effective

At the date of authorization of the consolidated financial statements, the Group has not applied the following new and revised IFRSs that have been issued but are not yet effective.

IFRS 15 Revenue from Contracts with Customers

IFRS 15 was issued in May 2014 and establishes a five-step model to account for revenue arising from contracts with customers. Under IFRS 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer. The new revenue standard will supersede all current revenue recognition requirements under IFRSs. Either a full retrospective application or a modified retrospective application is required for annual periods beginning on or after January 1, 2018. Early adoption is permitted. The Group expects to adopt the standard from the year beginning April 1, 2018. The Group is currently assessing the impact of adopting IFRS 15, and has not decided on elections available in the modified retrospective application.

IFRS 16 Leases

IFRS 16 was issued in January 2016 and specifies how an entity will recognize, measure, present and disclose leases. The standard provides a single lessee accounting model, requiring lessees to recognize assets and liabilities for all leases unless the lease term is 12 months or less or the underlying asset is of a low value. Under IFRS 16, lessors continue to classify leases as operating or finance leases, which is unchanged from International Accounting Standard (“IAS”) 17. IFRS 16 applies to annual reporting periods beginning on or after January 1, 2019. The Group expects to adopt the standard from the year beginning April 1, 2019. The Group is currently assessing the impact of adopting IFRS 16.

Disclosure Initiative (Amendments to IAS 7)

The amendment requires additional disclosures to evaluate changes in liabilities arising from financing activities, including both changes arising from cash flows and non-cash changes such as effects of changes in foreign exchange rates and changes in fair values. The amendment is effective for annual reporting periods beginning on or after January 1, 2017. The Group is currently assessing the impact of the amendment on its disclosures of liabilities and changes thereof.

The IASB issued several more amended accounting standards that are not yet effective. The Company is currently assessing the possible impacts of applying these standards on the consolidated financial statements.

6. Segment Information

(1) Overview of reportable segment

An operating segment is defined as a component of an entity that engages in business activities from which it may earn revenues and incur expenses, whose operating results are regularly reviewed by the entity’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.

The Group has a single operating segment: the manufacture and sale of parts for electrical and communications equipment such as semiconductor devices, optical devices, mechanical parts, high-frequency parts and power supply parts.

Since the Group is committed to supplying optimal electric components that meet the needs of customers and to development unique “anticipatory” electronic components, the Group, as a general electronics component manufacturer, maintains a corporate structure that is designed to flexibly respond to change and the needs of customers. Therefore, the Group’s chief operating decision maker, who is the Company’s president and chief executive officer, regularly reviews revenues and cost of sales, not by product or department but on a consolidated basis, and make decisions about resources to be allocated and assesses performance based on a single operating unit.

(2) Information by product and service

Semiconductor devices refer to those required for various types of electronic equipment such as communication equipment, digital AV equipment, OA equipment and measurement equipment. Optical devices refer to camera modules, sensors, and other similar devices.

Mechanical parts range from key components such as micro actuators, optical image stabilizers, connectors, switches, coils, and motors to various assembly products.

High-frequency parts refer to antennas for GPS and satellite broadcast, wireless modules, digital network equipment. Power supply parts refer to a wide range of power supply-related products, such as those for digital AV equipment, mobile equipment and amusement equipment.

The Group’s revenue from external customers by product and service is as follows:

	Yen (in millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015 (Unaudited)
Revenue from external customers:
Sales of products:
Semiconductor devices	29,559	28,796
Optical devices	3,600	6,954
Mechanical parts	77,965	76,124
High-frequency parts	30,725	23,505
Power supply parts	20,123	18,533
Other (Note)	83	85

Total	162,055	153,997

Note: Other revenue includes lease income from real estate activities and sales of products and services other than those listed above.

(3) Revenues from external customers classified by region

The Group’s revenue by geographical information based on the location of the Company and its subsidiaries is as follows:

		Yen (in millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015 (Unaudited)
Revenue from external customers:
Japan	64,304	59,647
Asia	86,471	85,430
North America	8,062	4,586
Europe	3,218	4,334

Total	162,055	153,997

Note: Revenues are based on the location of customers and classified by country/region.

(4) Information on non-current assets (excluding financial assets, defined benefit assets and deferred tax assets) classified by region

The Group’s non-current assets (excluding financial assets, defined benefit assets, and deferred tax assets) by geographic location are as follows:

			Yen (in millions)

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Japan	25,649	21,382	19,506
Asia	14,111	12,113	9,855
North America	589	611	270
Europe	21	29	24

Total	40,370	34,135	29,655

Note: The amounts of non-current assets are based on the assets held by each entity within the Group, not based on the physical location.

(5) Information about Major Customers

Included in the Group’s total revenues are revenues of 25,326 million yen and 21,898 million yen for the years ended March 31, 2016 and March 31, 2015, respectively, which arose from sales to the Group’s largest customer. No other single customer contributed 10% or more to the Group’s revenue for the years ended March 31, 2016 and March 31, 2015.

7. Cash and Cash Equivalents

Cash and cash equivalents consist of cash and bank deposits maturing within three months. The balances of cash and cash equivalents as of March 31, 2016, March 31, 2015 and April 1, 2014 consist of the following:

			Yen (in millions)

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Cash and deposits	29,952	24,574	33,534
Time deposits maturing within three months	7,912	9,283	12,186

Total	37,864	33,857	45,720

Cash and cash equivalents are identical to cash and cash equivalents reported in the consolidated statement of cash flows. Cash and cash equivalents are considered financial assets that are subject to insignificant risk of changes in value.

8. Trade and Other Receivables

Trade and other receivables as of March 31, 2016, March 31, 2015 and April 1, 2014 consist of the following:

	Yen (in millions)

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Trade receivables:
Notes receivable and accounts receivable	39,391	42,692	35,483
Loss allowance	(16)	(36)	(26)

Subtotal	39,375	42,656	35,457

Lease receivables	2,396	3,098	2,069
Loss allowance	(22)	(44)	(51)

Subtotal	2,374	3,054	2,018

Other receivables	495	829	396

Total	42,244	46,539	37,871

The amounts of trade and other receivables on the consolidated statement of financial position are presented net of the loss allowance. For further details regarding the credit risk of trade and other receivables, see Note 11 “Financial Instruments.”

Trade and other receivables are classified as financial assets measured at amortized cost.

9. Inventories

Inventories as of March 31, 2016, March 31, 2015 and April 1, 2014 consist of the following:

	Yen (in millions)

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Merchandise and finished goods	6,336	4,944	3,537
Work in process	14,359	13,333	8,112
Raw materials	16,158	15,479	14,670
Supplies	2,959	2,043	1,757

Total	39,812	35,799	28,076

Cost of sales mainly consists of inventory recognized as an expense during the year.

Amounts related to write-down of inventories recognized as cost of sales were 3,016 million yen and 1,207 million yen for the years ended March 31, 2016 and March 31, 2015, respectively.

10. Other Financial Assets

(1) Other financial assets

Other financial assets as of March 31, 2016, March 31, 2015 and April 1, 2014 consist of the following:

	Yen (in millions)

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Financial assets measured at amortized cost:
Time deposit	2,907	9,329	904
Other	458	367	332
Loss allowances	(10)	(10)	(10)

Subtotal	3,355	9,686	1,226

Financial assets measured at FVPL:
Debt securities	—	243	104
Golf club memberships and insurance contracts	194	201	159

Subtotal	194	444	263

Equity instruments measured at FVOCI:
Equity securities	352	329	500
Other	23	22	21

Subtotal	375	351	521

Total	3,924	10,481	2,010

Current assets	3,091	9,536	950
Non-current assets	833	945	1,060

Total	3,924	10,481	2,010

Other financial assets on the consolidated statement of financial position are presented net of the loss allowance.

(2) Equity instruments

The fair values of major equity instruments measured at FVOCI as of March 31, 2016, March 31, 2015 and April 1, 2014 are as follows:

	Yen (in millions)

Equity instruments measured at FVOCI	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
ELIIY Power Co., Ltd.	221	197	412
Green Electronics Corporation	46	46	16
Greenvity Communications INC.	27	—	4
BROTHER INDUSTRIES, LTD.	23	34	26
Yamagata Industrial Estate Cooperative	22	21	20
TAIYO YUDEN CO., LTD.	22	35	25
Other	14	18	18

Total	375	351	521

Equity instruments are held mainly for the purpose of strengthening business relationships with the investees, and not for the purpose of obtaining gains through short-term trading. Accordingly, they are designated as financial assets measured at FVOCI.

The Group reconsiders business relationships with the investees and as a result, equity instruments measured at FVOCI are sold for efficient and effective utilization of assets held.

For the year ended March 31, 2016, none of the equity instruments measured at FVOCI was sold.

For the year ended March 31, 2015, the fair value of equity instruments measured at FVOCI and the accumulated gains and losses recognized in equity as other components of equity at the time of sale are as follows:

For the year ended March 31, 2015

Yen (in millions)

Fair value (Unaudited)	Accumulated losses recognized in equity as other components of equity (Note) (Unaudited)
10	(71)

Note: Accumulated losses recognized in equity as other components of equity are reclassified to retained earnings when the equity instruments are sold.

11. Financial Instruments

(1) Capital Management

The Group is aware that the implementation of ongoing investment is essential to the growth of the Group and to reliably capture its expanding business opportunities. The Group considers capital-to-asset ratio as a key indicator of financial stability.

The capital-to-asset ratio as of March 31, 2016, March 31, 2015 and April 1, 2014 is as follows:

	Yen (in millions)

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Total equity attributable to owners of the Company	97,563	116,624	105,688
Total assets	167,089	163,862	145,938
Capital-to-asset ratio (%)	58.39%	71.17%	72.42%

There are no capital restrictions imposed on the Group by any external parties.

(2) Basic Policy on Financial Risk Management

As a result of its business operations, the Group is exposed to financial risks such as credit risk, liquidity risk, and market risk.

For credit risk arising from trade receivables and lease receivables, the Group implements sales management policies, credit management policies, and other related policies in order to mitigate the risk of customers defaulting on contracts. For liquidity risk and market risk, the Group avoids risk in accordance with its respective policies.

(a) Credit risk

1. Credit risk management and maximum exposure to credit risk

The Group assesses the credit status of its trade receivables and lease receivables by keeping track of due dates and outstanding balances of each customer in accordance with the respective credit management policies of the Group. Loss allowances related to trade receivables and lease receivables are recorded based on expected credit losses taking into consideration the historical credit loss of such receivables. Receivables are considered to be at default at partial or full amount when determined as uncollectible or difficult to collect.

The Group’s maximum exposure to credit risk equals the carrying amount of the financial assets, net of impairment losses, presented on the consolidated statements of financial position.

The risk of default as of the year end is compared with that as of the initial recognition date on an annual basis and the Group evaluates whether credit risk of financial assets has increased significantly.

2. Changes in loss allowances

Changes in loss allowances for trade receivables and lease receivables for the years ended March 31, 2016 and March 31, 2015 are as follows:

	Yen (in millions)

	Loss allowances for trade receivables and lease receivables (Lifetime expected credit losses)
	For the year ended March 31, 2016	For the year ended March 31, 2015 (Unaudited)
Balance at beginning of year	80	77
Provision and Reversal (Note)	1	14
Write-off	(41)	(13)
Other	(2)	2

Balance at end of year	38	80

Note: Provision and reversal of loss allowances or lifetime expected credit losses for trade receivables and lease receivables are primarily due to increases or decreases in trade receivables and lease receivables due to sales and collections.

3. Carrying amounts of financial assets with loss allowances

The carrying amounts of financial assets with loss allowances (before adjusting for any loss allowances) as of March 31, 2016, March 31, 2015 and April 1, 2014 are as follows:

	Yen (in millions)

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Trade receivables (lifetime expected credit losses)	39,391	42,692	35,483

Lease receivables (lifetime expected credit losses)	2,396	3,098	2,069

4. Credit risk analysis

There is no concentration of credit risk with respect to trade receivables and lease receivables in terms of the credit rating for the Group’s financial assets.

(b) Liquidity risk

1. Liquidity risk management

Liquidity risk management involves preparing and updating the annual cash flow plan. In cases where funds need to be raised from external sources, several sources of financing arrangements are selected and undertaken in advance.

Furthermore, the cash flow plan and actual results are managed on a monthly basis, and if a shortage of funds is expected to arise in association with unexpected demands, such demand is met by taking a number of short-term financing measures (i.e., bank overdrafts, securitization of accounts receivable, electronic commercial paper, and commitment lines).

2. Maturities of financial liabilities

The maturities of financial liabilities as of March 31, 2016, March 31, 2015 and April 1, 2014 are as follows:

As of March 31, 2016

							Yen (in millions)

	Carrying amount	Contractual cash flows	Within 1 year	Over 1 year but no later than 2 years	Over 2 years but no later than 3 years	Over 3 years but no later than 4 years	Over 4 years but no later than 5 years	Over 5 years
Non-derivative financial liabilities:
Trade and other payables	26,368	26,368	26,368	—	—	—	—	—
Borrowings	7,110	7,110	7,110	—	—	—	—	—
Convertible bonds with stock acquisition rights	19,141	20,000	—	—	—	—	—	20,000
Lease liabilities	83	83	19	18	14	13	14	5

Total	52,702	53,561	33,497	18	14	13	14	20,005

As of March 31, 2015

							Yen (in millions)

	Carrying amount (Unaudited)	Contractual cash flows (Unaudited)	Within 1 year (Unaudited)	Over 1 year but no later than 2 years (Unaudited)	Over 2 years but no later than 3 years (Unaudited)	Over 3 years but no later than 4 years (Unaudited)	Over 4 years but no later than 5 years (Unaudited)	Over 5 years (Unaudited)
Non-derivative financial liabilities:
Trade and other payables	23,928	23,928	23,928	—	—	—	—	—
Borrowings	10,277	10,277	10,277	—	—	—	—	—
Lease liabilities	97	97	19	19	14	13	13	19

Total	34,302	34,302	34,224	19	14	13	13	19

As of April 1, 2014

							Yen (in millions)

	Carrying amount (Unaudited)	Contractual cash flows (Unaudited)	Within 1 year (Unaudited)	Over 1 year but no later than 2 years (Unaudited)	Over 2 years but no later than 3 years (Unaudited)	Over 3 years but no later than 4 years (Unaudited)	Over 4 years but no later than 5 years (Unaudited)	Over 5 years (Unaudited)
Non-derivative financial liabilities:
Trade and other payables	20,748	20,748	20,748	—	—	—	—	—
Borrowings	6,278	6,278	6,278	—	—	—	—	—
Lease liabilities	117	117	20	19	18	14	14	32

Total	27,143	27,143	27,046	19	18	14	14	32

The contractual cash flows represent undiscounted payments excluding interest.

(c) Market risk

The Group’s market risk primarily consists of currency risk.

1. Currency exchange risk management

For trade receivables and payables denominated in foreign currencies, the Group manages the risk of foreign currency exchange rate fluctuation on a monthly basis by each currency. In principle, the Group avoids currency risk by entering into forward exchange contracts on the net positions of trade receivables and trade payables as necessary.

2. Sensitivity analysis for foreign exchange rates

The Group is mainly exposed to the U.S. dollar and Chinese yuan.

The following details the Group’s sensitivity to a 1% increase in the functional currencies of each subsidiary against the U.S. dollar and Chinese yuan. The sensitivity analysis only includes trade and other receivables and payables as well as external loans denominated in a foreign currency other than the functional currency. A negative number below indicates a decrease in profit where the currency weakens 1% against the relevant currency. For a 1% strengthening of the currency against the relevant currency, there would be a comparable impact on the profit, and the balances below would be positive.

		Yen (in millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015 (Unaudited)
Impact on profit (loss) before income taxes
U.S. dollar	(83)	(40)
Chinese yuan	(55)	(59)

(3) Fair Value Hierarchy of Financial Instruments

Financial instruments subsequently measured at fair value after the initial recognition on a recurring basis are classified into three levels of the fair value hierarchy as explained below, based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety.

Level 1:	Fair value measured by quoted prices in active markets for identical assets or liabilities
Level 2:	Fair value measured by direct or indirect observable inputs unadjusted other than quoted prices included in Level 1
Level 3:	Fair value measured by significant unobservable inputs

When several inputs are used for a fair value measurement, the fair value level is determined based on the lowest level input that is significant to the entire measurement of the fair value.

(a) Financial assets

As of March 31, 2016
	Yen (in millions)

	Level 1	Level 2	Level 3	Total
Financial assets measured at FVPL:
Golf club memberships and insurance contracts	—	—	194	194
Equity instruments measured at FVOCI:
Equity securities	46	—	306	352
Other	—	—	23	23

Total	46	—	523	569

As of March 31, 2015
	Yen (in millions)

	Level 1 (Unaudited)	Level 2 (Unaudited)	Level 3 (Unaudited)	Total (Unaudited)
Financial assets measured at FVPL:
Debt securities	—	243	—	243
Golf club memberships and insurance contracts	—	—	201	201
Equity instruments measured at FVOCI:
Equity securities	70	—	259	329
Other	—	—	22	22

Total	70	243	482	795

As of April 1, 2014
	Yen (in millions)

	Level 1 (Unaudited)	Level 2 (Unaudited)	Level 3 (Unaudited)	Total (Unaudited)
Financial assets measured at FVPL:
Debt securities	—	104	—	104
Golf club memberships and insurance contracts	—	—	159	159
Equity instruments measured at FVOCI:
Equity securities	52	—	448	500
Other	—	—	21	21

Total	52	104	628	784

The fair value of golf club memberships are measured based on available information such as prices provided by brokers.

The inputs of debt securities whose fair values are estimated based on price information provided by the counterparty financial institutions are classified in Level 2.

The inputs of equity securities traded in active markets are classified in Level 1 since their fair values are based on the quoted market prices.

The inputs of equity securities with no active market and whose fair values are calculated based on significant unobservable inputs, primarily reflecting the assumptions of market participants, are classified in Level 3.

Significant unobservable inputs are primarily the price-book value ratios of comparable companies. Price-book value ratio is calculated using market value per share divided by earnings per share. Comparable companies were selected based on revenue, size, and industry. Fair value is expected to increase (decrease) as the price-book value ratio increases (decreases).

The price-book value ratios used as of March 31, 2016, March 31, 2015, and April 1, 2014 were 0.65-5.59, 1.25-2.89 and 1.61-5.31, respectively.

The fair value measurement process for Level 3 financial instruments is determined and performed in accordance with the fair value measurement policy and procedures set by the Group.

For the years ended March 31, 2016 and March 31, 2015, changes in the fair value of Level 3 financial instruments measured at fair value on a recurring basis are as follows:

For the year ended March 31, 2016

	Yen (in millions)

	Golf club memberships and insurance contracts	Equity securities	Other	Total
Balance at beginning of year	201	259	22	482
Total gain or loss
Gain recognized in profit or loss (Note 1)	13	—	—	13
Loss recognized in OCI (Note 2)	—	(157)	1	(156)
Purchases	41	—	—	41
Sales	(22)	—	—	(22)
Other	(39)	204	—	165

Balance at end of year	194	306	23	523

For the year ended March 31, 2015

	Yen (in millions)

	Golf club memberships and insurance contracts (Unaudited)	Equity securities (Unaudited)	Other (Unaudited)	Total (Unaudited)
Balance at beginning of year	159	448	21	628
Total gain or loss
Gain recognized in profit or loss (Note 1)	(13)	—	—	(13)
Loss recognized in OCI (Note 2)	—	(184)	1	(183)
Purchases	34	—	—	34
Sales	—	(5)	—	(5)
Other	21	—	—	21

Balance at end of year	201	259	22	482

Financial assets measured at amortized cost such as trade and other receivables and other financial assets are excluded in the table above as the carrying amount is a reasonable approximation of the fair value.

Financial assets measured at fair value on a recurring basis such as equity instruments measured at FVOCI are not included in the table above, as their fair values equal the carrying amount.

(b) Financial liabilities

The carrying amounts and fair values of convertible bonds with stock acquisition rights as of March 31, 2016, March 31, 2015, and April 1, 2014, are as follows:

					Yen (in millions)

	As of March 31, 2016		As of March 31, 2015 (Unaudited)		As of April 1, 2014 (Unaudited)
	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value
Convertible bonds with stock acquisition rights	19,141	19,689	—	—	—	—

The fair value of convertible bonds with stock acquisition rights is calculated based on discounted future cash flows. Convertible bonds with stock acquisition rights are classified as Level 2 in the fair value hierarchy.

Financial liabilities measured at amortized cost such as trade and other payables, borrowings, and other financial liabilities are not included in the table above as the carrying amount is a reasonable approximation of the fair value.

(4) Offsetting of financial assets and financial liabilities

The Group offsets a portion of its financial assets and financial liabilities and presents the net amount on the consolidated statement of financial position. The details of financial assets and financial liabilities offset by type and counterparty as of March 31, 2016, March 31, 2015 and April 1, 2014 are as follows:

As of March 31, 2016

			Yen (in millions)

	Gross amount of financial assets recognized	Amount offset	Financial assets presented in the consolidated statement of financial position
Financial assets:
Trade and other receivables	7,149	1,685	5,464

			Yen (in millions)

	Gross amount of financial liabilities recognized	Amount offset	Financial liabilities presented in the consolidated statement of financial position
Financial liabilities:
Trade and other payables	1,685	1,685	—

As of March 31, 2015

			Yen (in millions)

	Gross amount of financial assets recognized (Unaudited)	Amount offset (Unaudited)	Financial assets presented in the consolidated statement of financial position (Unaudited)
Financial assets:
Trade and other receivables	8,974	2,357	6,617

			Yen (in millions)

	Gross amount of financial liabilities recognized (Unaudited)	Amount offset (Unaudited)	Financial liabilities presented in the consolidated statement of financial position (Unaudited)
Financial liabilities:
Trade and other payables	2,357	2,357	—

As of April 1, 2014

			Yen (in millions)

	Gross amount of financial assets recognized (Unaudited)	Amount offset (Unaudited)	Financial assets presented in the consolidated statement of financial position (Unaudited)
Financial assets:
Trade and other receivables	8,829	1,235	7,594

			Yen (in millions)

	Gross amount of financial liabilities recognized (Unaudited)	Amount offset (Unaudited)	Financial liabilities presented in the consolidated statement of financial position (Unaudited)
Financial liabilities:
Trade and other payables	1,235	1,235	—

12. Other Assets and Liabilities

Other assets and liabilities as of March 31, 2016, March 31, 2015 and April 1, 2014 consist of the following:

(1) Other assets

			Yen (in millions)

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Prepaid expenses	621	670	438
Consumption taxes receivable	519	378	24
Advance payments	288	513	244
Other	322	319	183

Total	1,750	1,880	889

Current	1,366	1,462	679
Non-current	384	418	210

Total	1,750	1,880	889

(2) Other liabilities

			Yen (in millions)

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Accrued expenses	3,459	3,006	2,907
Accrued product liability claims	2,302	—	—
Bonus accruals	1,394	1,390	1,316
Paid vacation accruals	1,011	2,013	1,836
Other	1,385	1,240	1,893

Total	9,551	7,649	7,952

Current	9,184	7,261	7,593
Non-current	367	388	359

Total	9,551	7,649	7,952

13. Assets Held for Sale

Assets held for sales as of March 31, 2016, March 31, 2015 and April 1, 2014 consist of the following:

			Yen (in millions)

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Assets held for sale:
Property, plant and equipment:
Buildings and structures	—	—	660
Tools and equipments	—	—	47
Intangible assets other than goodwill	—	—	47

Total	—	—	754

The Group intended to dispose of the assets listed above as of April 1, 2014 which were held by a subsidiary in China. The decision was made at the Board of Directors meeting held on January 9, 2014 due to redevelopment of the area. Before the classification of the asset as held for sale as of April 1, 2014, since the fair value of the asset less disposal costs exceeded the carrying amount, no impairment loss was identified. The Group sold the assets to a third party in September 2014.

14. Property, Plant and Equipment

(1) Changes in the carrying amounts of property, plant and equipment

Changes in the carrying amounts of property, plant and equipment for the years ended March 31, 2016 and March 31, 2015 are as follows:

For the year ended March 31, 2016:

					Yen (in millions)

	Buildings and Structures	Machinery and Vehicles	Tools and Equipments	Land	Construction in Progress	Total
Balance as of March 31, 2015 (Unaudited)	9,998	12,027	3,067	5,832	2,253	33,177
Acquisitions	337	5,598	1,274	136	5,977	13,322
Disposals	(20)	(51)	(427)	(6)	(8)	(512)
Depreciation	(854)	(3,213)	(648)	—	—	(4,715)
Transfer from construction in progress	1,160	4,339	487	—	(5,986)	—
Net exchange differences arising on the translation of foreign operations	(475)	(495)	(102)	(144)	(78)	(1,294)
Other	5	(3)	(362)	—	(133)	(493)

Balance as of March 31, 2016	10,151	18,202	3,289	5,818	2,025	39,485

For the year ended March 31, 2015:

					Yen (in millions)

	Buildings and Structures	Machinery and Vehicles	Tools and Equipments	Land	Construction in Progress	Total
Balance as of April 1, 2014 (Unaudited)	9,385	9,897	2,485	5,855	980	28,602
Acquisitions	445	3,845	1,540	86	3,897	9,813
Disposals	(44)	(564)	(232)	(132)	(415)	(1,387)
Depreciation	(952)	(2,832)	(741)	—	—	(4,525)
Impairment losses	(11)	(299)	(80)	—	—	(390)
Transfer from construction in progress	538	1,544	277	—	(2,359)	—
Net exchange differences arising on the translation of foreign operations	813	439	112	79	190	1,633
Other	(176)	(3)	(294)	(56)	(40)	(569)

Balance as of March 31, 2015 (Unaudited)	9,998	12,027	3,067	5,832	2,253	33,177

The acquisition costs, accumulated depreciation and accumulated impairment losses, and the carrying amounts of property, plant and equipment as of March 31, 2016, March 31, 2015 and April 1, 2014 are as follows:

	Yen (in millions)

	Buildings and Structures	Machinery and Vehicles	Tools and Equipments	Land	Construction in Progress	Total
As of March 31, 2016
Acquisition cost	33,654	82,735	24,590	5,818	2,025	148,822
Accumulated depreciation and accumulated impairment losses	(23,503)	(64,533)	(21,301)	—	—	(109,337)
Carrying amount	10,151	18,202	3,289	5,818	2,025	39,485
As of March 31, 2015 (Unaudited)
Acquisition cost	34,258	79,340	25,635	5,832	2,253	147,318
Accumulated depreciation and accumulated impairment losses	(24,260)	(67,313)	(22,568)	—	—	(114,141)
Carrying amount	9,998	12,027	3,067	5,832	2,253	33,177
As of April 1, 2014 (Unaudited)
Acquisition cost	34,353	82,252	24,902	5,855	980	148,342
Accumulated depreciation and accumulated impairment losses	(24,968)	(72,355)	(22,417)	—	—	(119,740)
Carrying amount	9,385	9,897	2,485	5,855	980	28,602

None of the property, plant and equipment has restrictions on titles or is pledged as collateral for debt.

Depreciation is recorded as cost of sales and selling, general and administrative expenses in the consolidated statements of profit or loss.

Contractual commitments for the acquisition of property, plant and equipment are disclosed in Note 35 “Commitments.” For details of the policy for depreciation method and useful lives of property, plant and equipment, see Note 3 “Significant Accounting Policies.”

(2) Impairment Losses

For the purposes of assessing impairment, property, plant and equipment are grouped into cash-generating units (“CGU”) made of groups of manufactured products. The Group assessed the future recoverability by each CGU when testing for impairment.

The Group recognized impairment losses of 390 million yen for the year ended March 31, 2015, which were recorded as part of other expenses in the consolidated statement of profit or loss. Regarding these impairment losses, future recoverability was assessed with respect to buildings and structures, machinery and vehicles, and tools and equipments.

Impairment losses were recognized in relation to semiconductor device business in the amounts of 11 million yen for buildings and structures, 289 million yen for machinery and vehicles, and 64 million yen for tools and equipments. Impairment losses were recognized also for modules in the amounts of 10 million yen for machinery and vehicles and 16 million yen for tools and equipments. The recoverable amount of the assets related to semiconductor devices including property, plant and equipment and goodwill was 441 million yen and for assets related to modules was 157 million yen measured based on value in use and applying a pretax discount rate of 18.71% for semiconductor devices and 15.07% for modules to future cash flows. The recoverable amount for the period beyond this projection is calculated using a growth rate of 1.29%, which is based on estimated long-term economic growth rates and the rate of inflation. The impairment loss was primarily due to changes in market trends resulting in a reduction of future income from semiconductor devices.

There were no impairment losses recognized for the year ended March 31, 2016.

(3) Capitalized borrowing costs

The amount of borrowing costs capitalized for the year ended March 31, 2016 was 42 million yen. The rate used to determine the amount of borrowing costs eligible for capitalization was 0.77%. There were no capitalized borrowing costs for the year ended March 31, 2015.

15. Goodwill and Intangible Assets other than Goodwill

(1) Changes in the carrying amounts of goodwill and intangible assets other than goodwill

Changes in the carrying amounts of goodwill and intangible assets other than goodwill for the years ended March 31, 2016 and March 31, 2015 are as follows:

For the year ended March 31, 2016:

	Yen (in millions)

	Goodwill	Intangible assets other than goodwill		Total
		Software	Other
Balance as of March 31, 2015 (Unaudited)	—	470	70	540
Acquisitions	—	151	—	151
Disposals	—	(1)	(1)	(2)
Amortization	—	(199)	(10)	(209)
Net exchange differences arising on the translation of foreign operations	—	(14)	(4)	(18)
Other	—	13	26	39

Balance as of March 31, 2016	—	420	81	501

For the year ended March 31, 2015:
	Yen (in millions)

		Intangible assets other than goodwill
	Goodwill	Software	Other	Total
Balance as of April 1, 2014 (Unaudited)	248	488	107	843
Acquisitions	—	137	9	146
Disposals	—	(2)	—	(2)
Amortization	—	(186)	(9)	(195)
Impairment losses	(248)	(8)	—	(256)
Net exchange differences arising on the translation of foreign operations	—	24	(3)	21
Other	—	17	(34)	(17)

Balance as of March 31, 2015 (Unaudited)	—	470	70	540

The acquisition costs, accumulated amortization and accumulated impairment losses, and the carrying amounts of goodwill and intangible assets other than goodwill as of March 31, 2016, March 31, 2015 and April 1, 2014 are as follows:

	Yen (in millions)

	Goodwill	Intangible assets other than goodwill		Total
		Software	Other
As of March 31, 2016
Acquisition cost	—	5,571	367	5,938
Accumulated amortization and accumulated impairment losses	—	(5,151)	(286)	(5,437)
Carrying amount	—	420	81	501
As of March 31, 2015 (Unaudited)
Acquisition cost	248	5,448	370	6,066
Accumulated amortization and accumulated impairment losses	(248)	(4,978)	(300)	(5,526)
Carrying amount	—	470	70	540
As of April 1, 2014 (Unaudited)
Acquisition cost	248	5,403	347	5,998
Accumulated amortization and accumulated impairment losses	—	(4,915)	(240)	(5,155)
Carrying amount	248	488	107	843

None of the intangible assets have restrictions on titles or are pledged as collateral for debt.

Amortization is recorded as cost of sales, and selling, general and administrative expenses in the consolidated statements of profit or loss.

For details of the policy for depreciation method and useful lives of intangible assets other than goodwill, see Note 3 “Significant Accounting Policies.”

(2) Impairment Losses

For the purpose of assessing impairment, intangible assets are grouped into CGUs made of groups of manufactured products. Goodwill is allocated to CGUs for the purpose of impairment testing. The allocation is made to those CGUs or groups of CGUs that are expected to benefit from the business combination in which the goodwill arose.

The Group recognized no impairment loss for the year ended March 31, 2016. Impairment losses of 256 million yen on goodwill and intangible assets were recognized for the year ended March 31, 2015, in other expenses in the consolidated statement of profit or loss. Such losses were due to expected cash flows falling short of the Group’s initial forecasts. As a result, the carrying amounts of the corresponding goodwill and intangible assets of the Group have been reduced to their recoverable amounts. The impairment losses recognized in relation to semiconductor devices were 248 million yen on goodwill and 6 million yen on software. There was also impairment loss recognized in relation to modules of 2 million yen on software. The impairments were primarily due to changes in market trends resulting in the reduction of future income for semiconductor devices. The recoverable amounts of the assets related to semiconductor devices including property, plant and equipment and goodwill were 441 million yen measured based on value in use. Semiconductor devices CGU was subject to impairment testing and the recoverable amount of semiconductor devices was less than its carrying amount. Therefore, the impairment loss thereof is allocated first to reduce the carrying amount of goodwill of the unit and then to the other assets of the unit pro rata based on the carrying amount of each asset in the unit as the total amount of impairment loss exceeded the amount of goodwill for the CGU. See Note 14 “Property, plant and equipment” for further disclosure of impairment loss recognized for property, plant and equipment. The recoverable amounts of the assets related to modules was

157 million yen measured based on value in use. A pretax discount rate of 18.71% was applied to the future cash flows for semiconductor devices and 15.07% for modules. The recoverable amount for the period beyond this projection is calculated using a growth rate of 1.29%, which is based on estimated long-term economic growth rates and the rate of inflation.

(3) Research and Development Expenditures

The research and development expenditures recognized both in cost of sales and in selling, general and administrative expenses for the years ended March 31, 2016 and March 31, 2015, were 11,921 million yen and 11,608 million yen, respectively.

16. Retirement Benefit Plans

(1) Defined Benefit Plans

The Company operates defined benefit plans and has established the details of the plan such as qualifications, types of benefits, and the contribution amount based on employee consent to be in compliance with the Japanese Minister of Health, Labor, and Welfare regulations. The Company enters into agreements with banks and insurance companies in order to manage employer contributions as well as plan participant contributions. These banks and insurance companies perform actuarial valuation and disbursement of retirement benefits including lump sum payments while managing and operating the pension plan. The Company is obligated to carry out the services for plan participants while complying with regulations set by the Minister of Health, Labor, and Welfare, therefore, the Company is prohibited from entering into asset management and operation agreements with the objective of earning profits and also from specifying the method of managing the plan participant contributions. A portion of the Group’s subsidiaries also operates defined benefit plans with lump sum distribution. The amount of retirement benefits under this plan is based on the employee’s base salary as well as the years of employment.

The Group’s main pension plans expose the Group to actuarial risks such as investment risk, interest rate risk, inflation risk, and longevity risk.

(a)	Investment risk

The present value of the defined benefit obligations is calculated using a discount rate set with reference to yield on high quality corporate bonds or government bonds. If the return on plan assets is below the yield, there is a possibility that the plan will be unfunded.

(b)	Interest rate risk

A decrease in yields on high quality corporate bonds or Japanese and foreign government bonds will increase the present value of the defined benefit obligations, however, this will be partially offset by an increase in the returns on the plan’s debt instruments.

(c)	Inflation risk

The level of benefit for certain defined benefit plans of the Group is linked to inflation. Accordingly, a rise in inflation will increase the present value of the defined benefit obligations.

(d)	Longevity risk

Certain defined benefit plans of the Group provide lifetime annuities, and the Group is obligated to provide pension benefits to the plan participants for the rest of their lives after retirement. The present value of the defined benefit obligations is calculated by reference to the best estimate of the mortality of plan participants during or after employment. An increase in average life expectancy of the plan participants will increase the defined benefit obligations.

(a) Reconciliation of Defined Benefit Obligations and Plan Assets

The reconciliation of total funded defined benefit obligations and plan assets with defined benefit liabilities and assets related to retirement benefits recognized in the consolidated statements of financial position as of March 31, 2016, March 31, 2015 and April 1, 2014 is as follows:

	Yen (in millions)

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Present value of funded defined benefit obligations	33,387	31,158	29,213
Fair value of plan assets	(29,760)	(29,692)	(26,991)

Funded status	3,627	1,466	2,222

Amount recognized in the consolidated statement of financial position
Defined benefit liabilities	3,627	1,799	2,222
Defined benefit assets	—	(333)	—

Net defined benefit liabilities recognized in the consolidated statement of financial position	3,627	1,466	2,222

(b) Changes in Carrying Amounts of Defined Benefit Obligations

Changes in the carrying amounts of defined benefit obligations for the years ended March 31, 2016 and March 31, 2015 are as follows:

	Yen (in millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015 (Unaudited)
Balance at beginning of year	31,158	29,213
Current service cost	1,527	1,472
Interest cost	386	417
Remeasurement:
Actuarial gains - changes in demographic assumptions	(158)	(12)
Actuarial losses - changes in financial assumptions	1,539	957
Experience adjustments	6	8
Benefit payments	(838)	(1,121)
Past service cost	5	—
Exchange differences on translation of foreign operations	(238)	224

Balance at end of year	33,387	31,158

The weighted average duration of defined benefit obligations as of March 31, 2016, March 31, 2015 and April 1, 2014 is as follows:

	Number of Years

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Weighted average duration	11.7	12.6	12.9

(c) Changes in Carrying Amounts of Plan Assets

Changes in the carrying amounts of plan assets for the years ended March 31, 2016 and March 31, 2015 are as follows:

	Yen (in millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015 (Unaudited)
Balance at beginning of year	29,692	26,991
Interest income	301	327
Remeasurement:
Return on plan assets (excluding interest income)	(1,055)	1,805
Contributions to the plan by the employer	1,628	1,620
Benefit payments	(799)	(1,064)
Exchange differences on translation of foreign operations	(7)	13

Balance at end of year	29,760	29,692

The Group expects to make contributions of 1,648 million yen to the defined benefit plans for the year ending March 31, 2017.

(d) Major Components of Plan Assets

Plan assets, as of March 31, 2016, March 31, 2015 and April 1, 2014 by major classification, consist of the following:

							Yen (in millions)

	As of March 31, 2016			As of March 31, 2015 (Unaudited)			As of April 1, 2014 (Unaudited)
	With quoted market price in an active market	With no quoted market price in an active market	Total	With quoted market price in an active market	With no quoted market price in an active market	Total	With quoted market price in an active market	With no quoted market price in an active market	Total
Equity instruments
Japanese stocks	4,321	—	4,321	4,814	—	4,814	3,673	—	3,673
Foreign stocks	2,024	—	2,024	1,572	—	1,572	1,768	—	1,768
Debt instruments
Japanese bonds	3,245	923	4,168	4,297	2,826	7,123	9,818	1,088	10,906
Foreign bonds	3,153	560	3,713	3,520	604	4,124	3,327	1,169	4,496
Alternatives (Note 1)	—	9,233	9,233	—	7,347	7,347	—	3,814	3,814
General accounts (Note 2)	—	4,086	4,086	—	2,031	2,031	—	1,013	1,013
Other	1,769	446	2,215	2,378	303	2,681	1,190	131	1,321

Total	14,512	15,248	29,760	16,581	13,111	29,692	19,776	7,215	26,991

Note 1:	Investments in alternatives mainly consist of investments in hedge funds.
Note 2:	General accounts are guaranteed for principal amount and interest rate by life insurance companies while special accounts are not guaranteed for their investment return.

The plan assets are managed to ensure sustainability of the defined benefit plans. As the plan assets are mainly invested in stock and bonds, there is exposure to market risk. The Group has established a policy that appropriately addresses the risks and returns associated with investment of the plan assets. The Group adequately monitors investment results and reviews investment policies about the funding status of its obligations and market changes in which the investees operate.

The Group’s funding policy is based on a number of factors including tax deductibility of contributions, funded status, actuarial calculations, and other considerations. Contributions are intended to provide not only for benefits attributable to service to date, but also for those expected to be earned in the future. In addition, the Group may contribute cash to an employee retirement benefit trust for any funding deficits in benefit obligations at the fiscal year end.

The Group’s investment policy is designed to increase the value of plan assets within acceptable risk levels to ensure payments of pension benefits to eligible participants, including future participants. Taking into account the risks and returns on plan assets thereon, the Group formulates a strategic asset mix which aims at an optimal portfolio on a long-term basis and supervise asset management by selecting investment management companies and monitoring asset allocations. The strategic asset mix is subject to review in response to changes in expected market conditions or funded status.

The Group holds regular meetings with the asset management institutions including banks and insurance companies and discusses important issues regarding pension asset investment, and requests that institutions inform it of any violations of investment policy as well as important business and operating conditions of the institutions.

(e) Actuarial Assumptions

Major actuarial assumptions used as of March 31, 2016, March 31, 2015 and April 1, 2014 consist of the following:

				Percentage (%)

		As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Discount rate		0.8	1.0	1.2

				Years

		As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Expected remaining life expectancy of those who are currently 60-years-old (Note)	Male	25.7	25.6	26.1

	Female	31.9	31.8	32.3

Note: These are current life expectancies used as assumptions in the measurement of defined benefit obligations of the major plans. The assumptions about future mortality rates are based on published statistics and mortality rate tables.

The sensitivity analysis below shows how changes in the significant actuarial assumptions could affect defined benefit obligations and is based on an assumption that all other variables except the one being analyzed remain constant. A negative value represents a decrease and a positive value represents an increase in defined benefit obligations.

The sensitivity analysis presented below may not be representative of the actual change in the defined benefit obligation as it is unlikely that the change in assumptions would occur in isolation of one another as some of the assumptions may be correlated.

The assumptions used for the sensitivity analysis as of March 31, 2016 and March 31, 2015 and the details are as follows:

			Yen (in millions)

	Changes in basic assumptions	Increase (decrease) of defined benefit liabilities
		As of March 31, 2016	As of March 31, 2015 (Unaudited)
Discount rate	Increase of 0.5%	(1,793)	(1,636)
	Decrease of 0.5%	1,964	1,795

Mortality rate	Prolonged life expectancy by 1 year	165	144

(2) Defined Contribution Plans

The Company participates in the employees’ pension insurance system which is structured as a defined contribution plan. The employee’s pension insurance system is a public pension plan typically entered into by employees in the private sector in Japan, in accordance with associated laws. There are also certain subsidiaries operating defined contribution plans. The expenses related to these defined contribution plans were 1,559 million yen and 1,479 million yen for the years ended March 31, 2016 and March 31, 2015, respectively.

17. Income Taxes

(1) Deferred Tax Assets and Liabilities

Major components of the deferred tax assets and liabilities as of March 31, 2016, March 31, 2015 and April 1, 2014 consist of the following:

			Yen (in millions)

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Deferred tax assets:
Depreciation	97	160	180
Accrued bonuses	13	13	10
Losses on valuation of inventories	15	17	20
Accrued expenses	19	24	20
Defined benefit liabilities	137	146	152
Tax loss carryforwards	1,007	696	735
Other	353	340	231
Deferred tax liabilities:
Depreciation	(870)	(858)	(875)
Undistributed earnings of subsidiaries	(1,792)	(1,695)	(1,116)
Equity component of compound financial instruments	(334)	—	—
Other	(43)	(218)	(87)

Net deferred tax liabilities	(1,398)	(1,375)	(730)

Changes in the net deferred tax liabilities for the years ended March 31, 2016 and March 31, 2015 are as follows:

		Yen (in millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015 (Unaudited)
Net deferred tax assets (liabilities)
Balance at beginning of year	(1,375)	(730)
Deferred income tax expenses	(243)	(158)
Deferred income taxes on each item of OCI
Net changes in revaluation of equity instruments measured at FVOCI	6	(14)
Remeasurement of defined benefit plans	433	(300)
Exchange differences on translation of foreign operations	144	(183)
Deferred taxes for equity component of compound financial instruments	(334)	—
Deferred taxes for the effect of exchange rate changes	(29)	10

Balance at end of year	(1,398)	(1,375)

The recognition of deferred tax assets takes into consideration taxable temporary differences, projected future taxable income and tax planning.

Deductible temporary differences, tax loss carryforwards and unused tax credits, on which deferred tax assets were not recognized on the consolidated statements of financial position, as of March 31, 2016, March 31, 2015 and April 1, 2014 consist of the following:

			Yen (in millions)

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Deductible temporary differences	22,571	21,799	23,055
Tax loss carryforwards	38,735	32,114	32,236
Unused tax credits	30	—	—

The tax loss carryforwards and unused tax credits, for which no deferred tax assets were recognized on the consolidated statements of financial position, as of March 31, 2016, March 31, 2015 and April 1, 2014, will expire as follows:

			Yen (in millions)

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Within 1 year	366	464	184
Over 1 year but no later than 5 years	16,417	8,990	2,292
Over 5 years	21,982	22,660	29,760

Total	38,765	32,114	32,236

Deferred tax assets recognized as of March 31, 2016 and March 31, 2015 attributed to taxable entities whose recoverability of deferred tax assets depends on its future taxable income, and which incurred a loss for the years ended March 31, 2016 or March 31, 2015, were 1,126 million yen and 51 million yen, respectively.

The total amount of taxable temporary differences associated with investments in subsidiaries for which deferred tax liabilities are not recognized amounted to 1,994 million yen, 3,952 million yen and 1,852 million yen as of March 31, 2016, March 31, 2015 and April 1, 2014, respectively. Deferred tax liabilities are not recognized for these differences since the Group is able to control the timing of the reversal of the temporary difference and it is probable the temporary difference will not reverse in the foreseeable future.
(2) Income Tax Expenses

Income tax expenses for the years ended March 31, 2016 and March 31, 2015 consist of the following:

		Yen (in millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015 (Unaudited)
Income tax expenses	759	946

Current income tax expense	516	788
Deferred income tax expense
Temporary differences incurred and reversed	279	249
Adjustments to deferred tax assets and liabilities due to changes in tax rates	(36)	(91)

Current income tax expense consists of the amount of tax benefit arising from a previously unrecognized tax loss, tax credit, or temporary difference. The related effects on current income tax expenses for the year ended March 31, 2016 and March 31, 2015 were 4 million yen and 364 million yen, respectively.

Deferred income tax expense consists of the amount of tax benefit arising from a previously unrecognized tax loss, tax credit, or temporary difference and write-downs or reversal of previous write-down of a deferred tax asset. The related effects on deferred income tax expenses for the year ended March 31, 2016 and March 31, 2015 were 498 million yen and 51 million yen, respectively.

(3) Reconciliation of Effective Tax Rate

Reconciliation between the statutory tax rate and the effective tax rate after the application of deferred tax accounting for the years ended March 31, 2016 and March 31, 2015 is as follows:

		Percentage (%)

	For the year ended March 31, 2016	For the year ended March 31, 2015 (Unaudited)
Statutory income tax rate	33.06	35.64
(Adjustments)
Difference in tax rates of foreign subsidiaries	1.22	(12.90)
Effect of a change in the realizability of deferred tax assets	(42.82)	4.67
Effect of income that is exempt from taxation	1.69	(9.82)
Adjustments of the ending balance of deferred tax assets due to enacted changes in tax rates	0.51	(1.43)
Local inhabitant tax	(0.44)	0.57
Subsidy income	—	(8.03)
Undistributed earnings of subsidiaries	(3.40)	6.22
Other	(0.47)	(0.06)

Effective income tax rate after the application of deferred tax accounting	(10.65)	14.86

The Company and its domestic subsidiaries are primarily subject to corporate income tax, local inhabitant’s tax and enterprise tax. The statutory tax rates were 33.06% and 35.64% for the years ended March 31, 2016 and March 31, 2015, respectively.

In March 2015, amendments to the tax law were enacted in Japan, resulting in lower tax rates beginning April 1, 2015. As a result, the statutory tax rate decreased from 35.64% to 33.06% for temporary differences scheduled to be reversed in the fiscal years beginning April 1, 2015 and to 32.34% for temporary differences scheduled to be reversed from April 1, 2016.

On March 31, 2016, amendments to the tax law were enacted in Japan, resulting in lower tax rates from the fiscal years beginning on or after April 1, 2016. As a result, the statutory tax rate will decrease from 32.34% to 30.86% for temporary differences scheduled to be reversed in the fiscal years beginning April 1, 2016 and to 30.62% for temporary differences scheduled to be reversed from April 1, 2017.

The Company’s overseas subsidiaries are subject to corporate and other taxes of their countries of domicile.

18. Trade and Other Payables

Trade and other payables as of March 31, 2016, March 31, 2015 and April 1, 2014 consist of the following:

			Yen (in millions)

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Notes payable and accounts payable	19,573	20,040	17,942
Notes payable and accounts payable related to capital expenditures	4,610	2,328	1,506
Other	2,185	1,560	1,300

Total	26,368	23,928	20,748

19. Leases

(1) Leases as Lessee

(a) Finance Lease Liabilities

The Group has finance lease liabilities mainly relating to facilities.

As of March 31, 2016, March 31, 2015 and April 1, 2014, the total minimum lease payments capitalized under finance lease agreements are as follows:

			Yen (in millions)

	Minimum lease payments
	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Within 1 year	19	19	20
Over 1 year but no later than 5 years	59	59	65
Over 5 years	5	19	32

Total	83	97	117

(b) Expenses for operating leases

The Group has operating leases mainly relating to automobiles, copy machines, and office space.

For the years ended March 31, 2016 and March 31, 2015, the minimum lease payments recognized as expenses for operating leases were 243 million yen and 196 million yen, respectively.

(2) Leases as a Lessor

Finance Lease Receivables

The Group has finance lease receivables relating to metal molds and facilities.

As of March 31, 2016, March 31, 2015 and April 1, 2014, the investments in the lease under finance lease agreements are as follows:

			Yen (in millions)

	Investments in the lease
	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Within 1 year	1,976	2,689	1,723
Over 1 year but no later than 5 years	420	409	346
Over 5 years	—	—	—

Total	2,396	3,098	2,069

The balance of lease receivables is included in trade and other receivables in the consolidated statements of financial position. There is no residual value at the end of the lease period. Also, there are no unearned financial income, unrecognized residual value recognized as a profit for the lessor, or contingencies recognized as income in the reporting periods.

20. Borrowings and Bonds

Borrowings and bonds as of March 31, 2016, March 31, 2015 and April 1, 2014, consist of the following:

				Yen (in millions)

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)	Average interest rate %
Borrowings	7,110	10,277	6,278	0.64
Convertible bonds with stock acquisition rights	19,141	—	—	—

Total	26,251	10,277	6,278	—

Current liabilities	7,110	10,277	6,278
Non-current liabilities	19,141	—	—

Total	26,251	10,277	6,278

Borrowings and bonds are classified as financial liabilities measured at amortized cost. No financial covenants have been placed on bonds and borrowings that could significantly affect the financing activities of the Group.

At March 31, 2016, there were unsecured convertible bonds with stock acquisition rights (the “bonds”) in issue at an aggregate principal amount of 20,000 million yen with a zero coupon interest rate. The bonds were registered in the denomination of 10 million yen each with a stock acquisition right. Each stock acquisition right is exercisable at any time during the period from, and including, August 17, 2015 to July 20, 2022 only if the closing price of the shares for the 20 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130 percent of the conversion price in effect on the last trading day of such immediately preceding calendar quarter. For details of the accounting treatment of the bonds, see Note 3 “Significant Accounting Policies.” Unless previously redeemed or cancelled, the bonds will become due and repayable, into fully-paid common stock of the Company at an initial conversion price of 1,220 yen per share on August 3, 2022.

21. Other Financial Liabilities

Other financial liabilities as of March 31, 2016, March 31, 2015 and April 1, 2014, consist of the following:

	Yen (in millions)

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Financial liabilities measured at amortized cost	83	97	117

Total	83	97	117

Current liabilities	19	19	20
Non-current liabilities	64	78	97

Total	83	97	117

22. Provisions

The components and changes in the balances of provisions are as follows:

For the year ended March 31, 2016:

	Yen (in millions)

	Restructuring provisions	Provisions for environmental remediation	Decommissioning obligations	Total
Balance as of March 31, 2015 (Unaudited)	135	23	62	220
Additions	—	—	1	1
Interest cost accretion on discounted value of provision	—	—	1	1
Settlement	(135)	—	—	(135)
Net exchange differences on translation of foreign operations	—	—	(5)	(5)
Other	—	—	3	3

Balance as of March 31, 2016	—	23	62	85

For the year ended March 31, 2015:

	Yen (in millions)

	Restructuring provisions	Provisions for environmental remediation	Decommissioning obligations	Total
Balance as of April 1, 2014 (Unaudited)	254	16	54	324
Additions	—	7	—	7
Interest cost accretion on discounted value of provision	—	—	1	1
Settlement	(23)	—	—	(23)
Unused amounts reversed	(96)	—	—	(96)
Net exchange differences on translation of foreign operations	—	—	7	7

Balance as of March 31, 2015 (Unaudited)	135	23	62	220

Provisions by current and non-current classification are shown below:

	Yen (in millions)

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Current liabilities	—	135	254
Non-current liabilities	85	85	70

Total	85	220	324

(1) Restructuring provisions

Restructuring provisions are recognized for estimated costs to change the function of Atsugi Operation Base. This function has been changed from manufacturing semiconductor devices to research and development on semiconductor devices, high-frequency parts, and micro-electric mechanical systems (“MEMS”). For the year ended March 31, 2016, restructuring provisions were settled for the disassembling and removal costs upon relocation of an office building.

(2) Provisions for environmental remediation

Provisions for environmental remediation are related to expenses for the disposal of polychlorinated biphenyl (PCB) waste for the relevant equipment in Japan under the “Act on Special Measures Concerning Promotion of Proper Treatment of PCB Wastes.” The Company currently has physical ownership of unused machinery which contains PCB wastes in some of their facilities. Such remediation fees are expected to be paid in the future, but the timing of payment may be affected by future business plans and other factors.

(3) Decommissioning obligations

Decommissioning obligations mostly relate to restoration obligations for non-current assets, such as rental offices and buildings. Settlement of the obligations is expected mostly beyond the following fiscal year, but the timing of settlement may be affected by future business plans and other factors.

23. Share Capital and Other Equity Accounts

(1) Share capital

(a) Total number of shares authorized

The total number of shares authorized as of March 31, 2016, March 31, 2015 and April 1, 2014 was as follows:

	Number of shares

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Share capital	200,000,000	200,000,000	200,000,000

(b) Shares issued and fully paid

The change in the in total number of issued shares for the years ended March 31, 2016, March 31, 2015 and April 1, 2014 was as follows:

	Number of shares

	For the year ended March 31, 2016	For the year ended March 31, 2015 (Unaudited)	For the year ended April 1, 2014 (Unaudited)
Balance at the beginning of the year	87,498,119	87,498,119	87,498,119
Change during the year	—	—	—
Balance at the end of the year	87,498,119	87,498,119	87,498,119

Shares issued by the Company are non-par value common stock, which have no right restrictions.

(2) Capital Surplus and Retained Earnings

Pursuant to the Companies Act of Japan, at least half of the paid in capital or non-cash assets provided in exchange for common stock must be transferred to common stock and the remaining amount must be transferred to capital reserve included in capital surplus. Also, 10% of surplus appropriated for dividends must be retained either as capital reserve or legal retained earnings until the total amount of earned reserves included in capital reserve and retained earnings reaches 25% of the common stock account.

(3) Treasury Stock

The number of shares of treasury stock as of March 31, 2016, March 31, 2015 and April 1, 2014 was as follows:

	Number of shares

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Treasury stock	6,288,753	47,667	46,958

The Group repurchased shares of 5,015 million yen during the year ended March 31, 2016. The purpose of the repurchase is primarily to enhance returns of profits to shareholders and to improve the Group’s capital efficiency.

24. Selling, General and Administrative Expenses

Selling, general and administrative expenses for the years ended March 31, 2016 and March 31, 2015 consist of the following:

	Yen (in millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015 (Unaudited)
Employee benefit expenses (Note)	6,268	5,841
Research and development expenditures	2,221	2,277
Commission fee	844	571
Freight cost	763	810
Traveling expense	487	435
Depreciation and amortization	263	205
Loss allowances	1	14
Other	1,752	1,524

Total	12,599	11,677

Note: See Note 25 “Employee Benefit Expenses” for further details.

25. Employee Benefit Expenses

Employee benefit expenses for the years ended March 31, 2016 and March 31, 2015 consist of the following:

	Yen (in millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015 (Unaudited)
Salaries, wages and benefits	36,873	35,091
Retirement benefit cost	1,828	1,752
Legal welfare expenses and other	4,406	5,126

Total	43,107	41,969

Employee benefit expenses are recorded in cost of sales, selling, general and administrative expenses, other expenses, and financial expenses in the consolidated statements of profit or loss. Financial expenses record the interest portion of employee benefits expenses. See Note 29 “Financial Income and Expenses” for further details regarding financial expenses.

26. Other Income

Other income for the years ended March 31, 2016 and March 31, 2015 consists of the following:

	Yen (in millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015 (Unaudited)
Gains on sale of property, plant and equipment	332	1,305
Royalty income	77	10
Foreign exchange gains-net	—	1,437
Subsidy income	—	1,435
Other	307	321

Total	716	4,508

Subsidy income of 1,435 million yen for the year ended March 31, 2015, is a subsidy received upon relocation of a subsidiary in China. The grants were received for the purpose of acquiring land usage rights at a new location for one of the subsidiaries in China. Further details are described in Note 27 “Government Grants.”

Gain on sale of property, plant and equipment of 1,305 million yen for the year ended March 31, 2015 includes sales of business sites in Japan of 221 million yen and that of factories in China of 906 million yen.

Foreign currency exchange gains arising from operating activities are included in other income.

27. Government Grants

(1) Government grants received as reimbursements for purchases of property, plant and equipment

The balances of government grants deducted from the carrying amounts of property, plant and equipment in the consolidated statements of financial position were 295 million yen, 304 million yen and 304 million yen, respectively, as of March 31, 2016, March 31, 2015 and April 1, 2014. There were no unfulfilled conditions or contingencies relating to these grants recognized.

(2) Government grants received for acquisition of land usage rights

The balances of government grants included as acquisition costs of other assets as of March 31, 2016, March 31, 2015 and April 1, 2014 were 110 million yen, 120 million yen, and 105 million yen, respectively. The grants were received for the purpose of acquiring land usage rights at a new location for one of the subsidiaries in China. There were no unfulfilled conditions or contingencies relating to these grants recognized.

(3) Government grants received for relocation expenses

For the year ended March 31, 2015, government grants received of 1,435 million yen were recognized in other income. The grants were received as reimbursement for costs incurred prior to the year ended March 31, 2015 for the relocation of a factory in China. There were no unfulfilled conditions or contingencies relating to grants recognized. For disclosures regarding the recognition of this amount, see Note 26 “Other Income.”

For details of the policy in regards to government grants, see Note 3 “Significant Accounting Policies.”

28. Other Expenses

Other expenses for the years ended March 31, 2016 and March 31, 2015 consist of the following:

		Yen (in millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015 (Unaudited)
Product liability claims	2,466	333
Foreign exchange losses-net	706	—
Losses on disposals of property, plant and equipment	196	54
Employee termination expenses	22	129
Impairment losses related to property, plant and equipment and goodwill	—	646
Other	177	296

Total	3,567	1,458

Product liability claims of 2,466 million yen and 333 million yen for the years ended March 31, 2016 and March 31, 2015, respectively, are expenses recognized for payments to customers due to product quality issues.

Foreign exchange losses arising from operating activities are recorded in other expenses.

29. Financial Income and Expenses

(1) Financial income

Financial income for the years ended March 31, 2016 and March 31, 2015 consists of the following:

	Yen (in millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015 (Unaudited)
Interest income
Financial assets measured at amortized cost	317	241
Foreign exchange gains-net	—	1,599
Other	21	39

Total	338	1,879

(2) Financial expenses

Financial expenses for the years ended March 31, 2016 and March 31, 2015 consists of the following:

	Yen (in millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015 (Unaudited)
Interest expenses
Financial liabilities measured at amortized cost	153	70
Foreign exchange losses-net	1,235	—
Other	148	102

Total	1,536	172

(3) Gain or loss on derecognition of financial assets measured at amortized cost

For the years ended March 31, 2016 and March 31, 2015, losses on derecognition of financial assets measured at amortized cost upon transfer amounted to 9 million yen and 9 million yen, respectively, and were recorded in financial expenses. Foreign exchange gains and losses arising from derecognition of financial assets measured at amortized cost are recorded in the consolidated statements of profit or loss. See Note 3 “Significant Accounting Policies” for further details regarding foreign exchange gains and losses.

30. Earnings per Share (“EPS”)

(1) Basic and diluted EPS

	Yen

	For the year ended March 31, 2016	For the year ended March 31, 2015 (Unaudited)
Basic EPS	(94.60)	61.94
Diluted EPS	(94.60)	—

(2) Basis of calculations for basic and diluted EPS

	For the year ended March 31, 2016	For the year ended March 31, 2015 (Unaudited)
(Loss) profit for the period used for the calculation of basic and diluted EPS
(Loss) profit for the year attributable to owners of the Company (Yen in millions)	(7,887)	5,417

(Loss) profit for the period used for the calculation of basic EPS (Yen in millions)	(7,887)	5,417
Adjustments	—	—

Loss for the period used for the calculation of diluted EPS (Yen in millions)	(7,887)	—

Weighted average number of common stock used for the calculation of basic and diluted EPS
Weighted average number of common stock used for the calculation of basic EPS (Thousands of shares)	83,360	87,450
Effect of dilutive potential common stock due to convertible bonds with stock acquisition rights (Thousands of shares)	—	—

Weighted average number of common stock used for the calculation of diluted EPS (Thousands of shares)	83,360	—

Potential common stock of 10,839,380 shares was not included in the calculation of diluted EPS for the year ended March 31, 2016 as such shares are antidilutive.

Potential common stock corresponds to shares from convertible bonds with stock acquisition rights. Although the shares may result in a dilutive effect on earnings per share in the future, the shares were not included in the calculation of diluted earnings per share as the shares had an antidilutive effect for the year ended March 31, 2016.

31. Other Comprehensive Income

The amounts and related tax effects of each item of other comprehensive (loss) income for the years ended March 31, 2016 and March 31, 2015 are as follows.

	Yen (in millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015 (Unaudited)
Net changes in revaluation of equity instruments measured at FVOCI
Amount arising during the year	(181)	(160)
Tax effects	6	(14)

Net changes in revaluation of equity instruments measured at FVOCI	(175)	(174)

Remeasurement of defined benefit plans
Amount arising during the year	(2,443)	851
Tax effects	433	(300)

Remeasurement of defined benefit plans	(2,010)	551

Exchange differences on translation of foreign operations
Amount arising during the year	(3,589)	5,792
Reclassification adjustment	—	—

Subtotal	(3,589)	5,792
Tax effects	144	(183)

Exchange differences on translation of foreign operations	(3,445)	5,609

32. Dividends

(1) Dividends paid

For the year ended March 31, 2016

Resolution	Type of stock	Total amount of dividends Yen (in millions)	Dividend per share (Yen)	Cut-off date	Effective date
The Ordinary Shareholders’ Meeting June 24, 2015	Common stock	1,224	14.00	March 31, 2015	June 25, 2015

For the year ended March 31, 2015

Resolution (Unaudited)	Type of stock (Unaudited)	Total amount of dividends Yen (in millions) (Unaudited)	Dividend per share (Yen) (Unaudited)	Cut-off date (Unaudited)	Effective date (Unaudited)
The Ordinary Shareholders’ Meeting June 25, 2014	Common stock	437	5.00	March 31, 2014	June 26, 2014

(2)	Dividends whose record date falls in the year ended March 31, 2016 whose effective date falls in the following fiscal year.

This is not applicable for the year ended March 31, 2016.

33. Principal Subsidiaries

Principal subsidiaries of the Group as of March 31, 2016, March 31, 2015 and April 1, 2014 are as follows:

Name of subsidiary	Country of incorporation	Main business activities	Ownership percentage of voting rights (%)
			March 31, 2016	March 31, 2015 (Unaudited)	April 1, 2014 (Unaudited)
TAIWAN MITSUMI CO., LTD.	Taiwan	Manufacturing of mechanical parts	100	100	100

TAIPEI MITSUMI CO., LTD.	Taiwan	Manufacturing of high-frequency devices	100	100	100

MITSUMI CO., LTD.	China	Sales of products	100	100	100

KOREA MITSUMI CO., LTD.	South Korea	Sales of products	100	100	100

MITSUMI PHILIPPINES, INC.	Philippines	Manufacturing of semiconductor devices, mechanical parts, high-frequency parts and power supply parts	100	100	100

CEBU MITSUMI, INC.	Philippines	Manufacturing of semiconductor devices, optical devices and mechanical parts	100	100	100

MITSUMI ELECTRONICS (SINGAPORE) PTE. LTD.	Republic of Singapore	Sales of products	100	100	100

MITSUMI TECHNOLOGY(M.) SDN. BHD.	Malaysia	Manufacturing of mechanical parts, high-frequency parts and power supply parts	100	100	100

MITSUMI (THAILAND) CO., LTD.	Thailand	Manufacturing of mechanical parts and high-frequency parts	100	100	100

ZHUHAI MITSUMI ELECTRIC CO., LTD.	China	Manufacturing of mechanical parts, high-frequency parts and power supply parts	100	100	100

QINGDAO MITSUMI ELECTRIC CO., LTD.	China	In process of liquidation	100	100	100

TIANJIN MITSUMI ELECTRIC CO., LTD.	China	Manufacturing of mechanical parts, high-frequency parts and power supply parts	100	100	100

WUJIANG MITSUMI ELECTRONICS CO., LTD.	China	Manufacturing of semiconductor devices and power supply parts	100	100	100

Name of subsidiary	Country of incorporation	Main business activities	Ownership percentage of voting rights (%)
			March 31, 2016	March 31, 2015 (Unaudited)	April 1, 2014 (Unaudited)
MITSUMI (SHANGHAI) ELECTRIC CO., LTD.	China	Sales of products	100	100	100

QINGDAO MITSUMI ELECTRONICS CO., LTD.	China	Manufacturing of mechanical parts	100	100	100

MITSUMI ELECTRONICS EUROPE GmbH	Germany	Sales of products	100	100	100

MITSUMI ELECTRONICS CORP.	United States of America	Sales of products	100	100	100

MITSUMI AUTOMOTIVE de MEXICO, S.A. de C.V.	Mexico	Manufacturing of high-frequency parts	100	100	100

MITSUMI REALTY, INC.	Philippines	Leasing of real estate	40	40	40

Although the Group holds less than half of the voting rights of MITSUMI REALITY, INC. (“MRI”), the Group consolidates MRI as the Group controls MRI through variable returns from its involvement with MRI and has the ability to affect those returns through its power over MRI.

34. Related Parties

Compensation paid to the Company’s key management personnel for the years ended March 31, 2016 and March 31, 2015 is as follows:

		Yen (in millions)

	For the year ended March 31, 2016	For the year ended March 31, 2015 (Unaudited)
Compensation and bonuses	234	239
Provision for director’s retirement benefits	—	24

Total	234	263

Key management personnel include directors and members of the Audit and Supervisory Board of the Company.

Compensation and bonuses include the compensation and bonuses associated with employee duties for individuals who act as both an employee and a member of the Board of Directors within the Group.

35. Commitments

Commitments to acquire assets as of March 31, 2016, March 31, 2015 and April 1, 2014 are as follows:

			Yen (in millions)

	As of March 31, 2016	As of March 31, 2015 (Unaudited)	As of April 1, 2014 (Unaudited)
Acquisition of property, plant and equipment	2,789	1,431	2,490

36. First-time Adoption of IFRSs

The Group adopted IFRSs as of the beginning of the year ended March 31, 2016. The Group’s opening statement of financial position was prepared as of April 1, 2014, the Group’s date of transition to IFRSs (the “date of transition”). The Group also prepared annual consolidated financial statements in accordance with JGAAP for the year ended March 31, 2016.

IFRS 1 allows first-time adopters certain exemptions from the retrospective application of certain requirements under IFRSs. The Group has applied the following exemptions:

•	Business combinations

The Group elected not to apply IFRS 3 Business Combinations retrospectively to acquisitions of subsidiaries (that are considered businesses under IFRSs) which occurred prior to the date of transition. As a result, the amount of goodwill resulting from business combinations prior to the date of transition is stated at its carrying amount under JGAAP. In accordance with IFRS 1, the Group tested goodwill for impairment at the date of transition.

•	Decommissioning costs included in the cost of property, plant, and equipment

The Group elected to measure decommissioning costs included in the cost of property, plant, and equipment as of the date of transition.

•	Exchange differences on translation of foreign operations

The Group elected to deem cumulative translation differences for all foreign operations to be zero as of the date of transition.

•	Leases

The Group elected to reassess whether an arrangement contained a lease as of the date of transition. The assessment was based on facts and circumstances existing as of the date of transition.

•	Borrowing costs

The Group elected to use the date of transition as the commencement date for capitalization of borrowing costs relating to qualifying assets. Any borrowing costs incurred for construction projects that started prior to the date of transition were expensed.

•	Designation of financial instruments

The Group classified its financial instruments on the basis of facts and circumstances that existed at the date of transition in accordance with IFRS 9. A portion of its equity financial assets were designated as financial assets measured at FVOCI.

IFRS 1 prohibits retrospective application of estimates, derecognition of financial assets and liabilities, and certain requirements provided by IFRS 10 Consolidated Financial Statements regarding non-controlling interests. The Group applies the requirements for these items prospectively from the date of transition.

The reconciliations required for disclosure under IFRS 1 are as follows:

In the reconciliation tables, the column for “reclassifications” includes items that do not affect retained earnings and comprehensive income. Columns (a) through (k) list the differences in recognition and measurement including items which affect retained earnings and comprehensive income.

The figures under JGAAP as of the date of transition reflect the effect of revisions to the Accounting Standard for Retirement Benefits (ASBJ Statement No. 26, May 17, 2012) and the Guidance on Accounting Standard for Retirement Benefits (ASBJ Guidance No. 25, March 26, 2015).

(1) Reconciliation of Equity as of March 31, 2016

						Yen (in millions)

As presented under JGAAP	JGAAP	Reclassification adjustments	Scope of consolidation (a)	Goodwill (b)	Impairment of tangible assets (c)	As presented under IFRS
Assets						Assets
Current assets						Current assets
Cash and deposits	40,585	(2,907)	186	—	—	Cash and cash equivalents
Notes and accounts receivable	42,030	610	2	—	—	Trade and other receivables
Finished goods	4,625	33,673	1	—	—	Inventories
Work in process	14,327	(14,327)	—	—	—
Raw materials and supplies	19,346	(19,346)	—	—	—
Deferred tax assets	112	(112)	—	—	—
Other	2,141	949	—	—	—	Other financial assets
		1,382	(37)	—	—	Other assets
Allowance for doubtful accounts	(17)	17	—	—	—

Total current assets	123,149	(61)	152	—	—	Total current assets

Fixed assets						Non-current assets
Tangible fixed assets		37,158	314	—	(391)	Property, plant and equipment
Buildings and structures	29,403	(29,403)	—	—	—
Accumulated depreciation	(19,288)	19,288	—	—	—
Buildings and structures (Net)	10,115	(10,115)	—	—	—
Machinery and vehicle	78,153	(78,153)	—	—	—
Accumulated depreciation	(62,225)	62,225	—	—	—
Machinery and vehicle (Net)	15,928	(15,928)	—	—	—
Tools, furniture and fixtures	37,146	(37,146)	—	—	—
Accumulated depreciation	(33,490)	33,490	—	—	—
Tools, furniture and fixtures (Net)	3,656	(3,656)	—	—	—
Land	5,439	(5,439)	—	—	—
Construction in progress	2,021	(2,021)	—	—	—
		146	—	(146)	—	Goodwill
Intangible assets	1,053	(591)	—	—	—	Intangible assets other than goodwill
Investments and other assets
Investment securities	334	559	(137)	—	—	Other financial assets
Deferred tax assets	284	112	—	—	—	Deferred tax assets
Other	867	(286)	(85)	—	—	Other assets
Allowance for doubtful accounts	(122)	122	—	—	—

Total fixed assets	39,575	61	92	(146)	(391)	Total non-current assets

Total assets	162,724	—	244	(146)	(391)	Total assets

(1) Reconciliation of Equity as of March 31, 2016 continued

Yen (in millions)

As presented under JGAAP	Inventory (d)	Property, plant and equipment (e)	Financial instrument (f)	Income tax expense and tax effect (g)	Revenue recognition (h)	As presented under IFRS
Assets						Assets
Current assets						Current assets
Cash and deposits	—	—	—	—	—	Cash and cash equivalents
Notes and accounts receivable	—	2,374	(827)	—	(1,943)	Trade and other receivables
Finished goods	(221)	(35)	—	—	1,701	Inventories
Work in process	—	—	—	—	—
Raw materials and supplies	—	—	—	—	—
Deferred tax assets	—	—	—	—	—
Other	—	—	—	—	—	Other financial assets
	—	—	—	—	—	Other assets
Allowance for doubtful accounts	—	—	—	—	—

Total current assets	(221)	2,339	(827)	—	(242)	Total current assets

Fixed assets						Non-current assets
Tangible fixed assets	—	2,403	—	—	—	Property, plant and equipment
Buildings and structures	—	—	—	—	—
Accumulated depreciation	—	—	—	—	—
Buildings and structures (Net)	—	—	—	—	—
Machinery and vehicle	—	—	—	—	—
Accumulated depreciation	—	—	—	—	—
Machinery and vehicle (Net)	—	—	—	—	—
Tools, furniture and fixtures	—	—	—	—	—
Accumulated depreciation	—	—	—	—	—
Tools, furniture and fixtures (Net)	—	—	—	—	—
Land	—	—	—	—	—
Construction in progress	—	—	—	—	—
	—	—	—	—	—	Goodwill
Intangible assets	—	—	28	—	—	Intangible assets other than goodwill
Investments and other assets
Investment securities	—	—	77	—	—	Other financial assets
Deferred tax assets	—	(16)	—	1,034	—	Deferred tax assets
Other	—	(110)	—	—	—	Other assets
Allowance for doubtful accounts	—	—	—	—	—

Total fixed assets	—	2,277	105	1,034	—	Total non-current assets

Total assets	(221)	4,616	(722)	1,034	(242)	Total assets

(1) Reconciliation of Equity as of March 31, 2016 continued

	Yen (in millions)
As presented under JGAAP	Retirement benefit liabilities (i)	Paid vacation accrual (j)	Exchange differences of translation of foreign operations (k)	Other	IFRS	As presented under IFRS
Assets						Assets
Current assets						Current assets
Cash and deposits	—	—	—	—	37,864	Cash and cash equivalents
Notes and accounts receivable	—	—	—	(2)	42,244	Trade and other receivables
Finished goods	—	68	—	—	39,812	Inventories
Work in process	—	—	—	—	—
Raw materials and supplies	—	—	—	—	—
Deferred tax assets	—	—	—	—	—
Other	—	—	—	1	3,091	Other financial assets
	—	—	—	21	1,366	Other assets
Allowance for doubtful accounts	—	—	—	—	—

Total current assets	—	68	—	20	124,377	Total current assets

Fixed assets						Non-current assets
Tangible fixed assets	—	—	—	1	39,485	Property, plant and equipment
Buildings and structures	—	—	—	—	—
Accumulated depreciation		—	—	—	—
Buildings and structures (Net)	—	—	—	—	—
Machinery and vehicle	—	—	—	—	—
Accumulated depreciation	—	—	—	—	—
Machinery and vehicle (Net)	—	—	—	—	—
Tools, furniture and fixtures	—	—	—	—	—
Accumulated depreciation	—	—	—	—	—
Tools, furniture and fixtures (Net)	—	—	—	—	—
Land	—	—	—	—	—
Construction in progress	—	—	—	—	—
	—	—	—	—	—	Goodwill
Intangible assets	—	—	—	11	501	Intangible assets other than goodwill
Investments and other assets
Investment securities	—	—	—	—	833	Other financial assets
Deferred tax assets	93	1	—	1	1,509	Deferred tax assets
Other	—	—	—	(2)	384	Other assets
Allowance for doubtful accounts	—	—	—	—	—

Total fixed assets	93	1	—	11	42,712	Total non-current assets

Total assets	93	69	—	31	167,089	Total assets

(1) Reconciliation of Equity as of March 31, 2016 continued

						Yen (in millions)

As presented under JGAAP	JGAAP	Reclassification adjustments	Scope of consolidation (a)	Goodwill (b)	Impairment of tangible assets (c)	As presented under IFRS
Liabilities and net assets						Liabilities and equity
Liabilities						Liabilities
Current liabilities						Current liabilities
Notes and accounts payable	20,352	6,809	49	—	—	Trade and other payables
Short-term loans payable	7,110	—	—	—	—	Borrowings
		8,226	(52)	—	—	Other liabilities
Accrued expenses	6,507	(6,507)	—	—	—
Income taxes payable	480	—	3	—	—	Income tax payables
Accrued bonuses	1,393	(1,393)	—	—	—
Other	6,967	(6,962)	—	—	—	Other financial liabilities

Total current liabilities	42,809	173	—	—	—	Total current liabilities

Long-term liabilities						Non-current liabilities
Bonds with subscription rights to shares	20,090	—	—	—	—	Convertible bonds with stock acquisition rights
Deferred tax liabilities	2,015	5	—	—	—	Deferred tax liabilities
Net defined benefit liabilities	3,283	(496)	—	—	—	Defined benefit liabilities
Other	247	(244)	—	—	—	Other financial liabilities
		85	—	—	—	Provisions
		477	—	—	—	Other liabilities

Total long-term liabilities	25,635	(173)	—	—	—	Total non-current liabilities

Total liabilities	68,444	—	—	—	—	Total liabilities

Net assets						Equity
Common stock	39,890	—	—	—	—	Share capital
Capital surplus	43,252	—	—	—	—	Capital surplus
Retained earnings	28,666	—	(2)	(146)	(391)	Retained earnings
Treasury shares	(5,093)	—	—	—	—	Treasury stock
Accumulated other comprehensive income	(12,435)	—	74	—	—	Other components of equity

	94,280	—	72	(146)	(391)	Total equity attributable to owners of the Company
		—	172	—	—	Non-controlling interests

Total net assets	94,280	—	244	(146)	(391)	Total equity

Total liabilities and net assets	162,724	—	244	(146)	(391)	Total liabilities and equity

(1) Reconciliation of Equity as of March 31, 2016 continued

						Yen (in millions)

As presented under JGAAP	Inventory (d)	Property, plant and equipment (e)	Financial instruments (f)	Income tax expense and tax effect (g)	Revenue recognition (h)	As presented under IFRS
Liabilities and net assets						Liabilities and equity
Liabilities						Liabilities
Current liabilities						Current liabilities
Notes and accounts payable	—	—	(827)	—	—	Trade and other payables
Short-term loans payable	—	—	—	—	—	Borrowings
	—	(82)	—	—	—	Other liabilities
Accrued expenses	—	—	—	—	—
Income taxes payable	—	—	—	—	—	Income tax payables
Accrued bonuses	—	—	—	—	—
Other	—	13	—	—	—	Other financial liabilities

Total current liabilities	—	(69)	(827)	—	—	Total current liabilities

Long-term liabilities						Non-current liabilities
Bonds with subscription rights to shares	—	—	(949)	—	—	Convertible bonds with stock acquisition rights
Deferred tax liabilities	—	769	310	(207)	—	Deferred tax liabilities
Net defined benefit liabilities	—	—	—	—	—	Defined benefit liabilities
Other	—	59	—	—	—	Other financial liabilities
	—	—	—	—	—	Provisions
	—	(110)	—	—	—	Other liabilities

Total long-term liabilities	—	718	(639)	(207)	—	Total non-current liabilities

Total liabilities	—	649	(1,466)	(207)	—	Total liabilities
Net assets						Equity
Common stock	—	—	—	—	—	Share capital
Capital surplus	—	—	677	—	—	Capital surplus
Retained earnings	(221)	4,000	670	1,241	(243)	Retained earnings
Treasury shares	—	—	(15)	—	—	Treasury stock
Accumulated other comprehensive income	—	(33)	(588)	—	1	Other components of equity

	(221)	3,967	744	1,241	(242)	Total equity attributable to owners of the Company
	—	—	—	—	—	Non-controlling interests

Total net assets	(221)	3,967	744	1,241	(242)	Total equity

Total liabilities and net assets	(221)	4,616	(722)	1,034	(242)	Total liabilities and equity

(1) Reconciliation of Equity as of March 31, 2016 continued

	Yen (in millions)

As presented under JGAAP	Retirement benefit liabilities (i)	Paid vacation accrual (j)	Exchange differences of translation of foreign operations (k)	Other	IFRS	As presented under IFRS
Liabilities and net assets						Liabilities and equity
Liabilities						Liabilities
Current liabilities						Current liabilities
Notes and accounts payable	—	—	—	(15)	26,368	Trade and other payables
Short-term loans payable	—	—	—	—	7,110	Borrowings
	—	902	—	190	9,184	Other liabilities
Accrued expenses	—	—	—	—	—
Income taxes payable	—	—	—	—	483	Income tax payables
Accrued bonuses	—	—	—	—	—
Other	—	—	—	1	19	Other financial liabilities

Total current liabilities	—	902	—	176	43,164	Total current liabilities

Long-term liabilities						Non-current liabilities
Bonds with subscription rights to shares	—	—	—	—	19,141	Convertible bonds with stock acquisition rights
Deferred tax liabilities	16	—	—	(1)	2,907	Deferred tax liabilities
Net defined benefit liabilities	839	—	—	1	3,627	Defined benefit liabilities
Other	—	—	—	2	64	Other financial liabilities
	—	—	—	—	85	Provisions
	—	—	—	—	367	Other liabilities

Total long-term liabilities	855	—	—	2	26,191	Total non-current liabilities

Total liabilities	855	902	—	178	69,355	Total liabilities

Net assets						Equity
Common stock	—	—	—	—	39,890	Share capital
Capital surplus	—	—	—	—	43,929	Capital surplus
Retained earnings	(5,476)	(831)	(9,848)	(143)	17,276	Retained earnings
Treasury shares	—	—	—	—	(5,108)	Treasury stock
Accumulated other comprehensive income	4,714	(2)	9,848	(3)	1,576	Other components of equity

	(762)	(833)	—	(146)	97,563	Total equity attributable to owners of the Company
	—	—	—	(1)	171	Non-controlling interests

Total net assets	(762)	(833)	—	(147)	97,734	Total equity

Total liabilities and net assets	93	69	—	31	167,089	Total liabilities and equity

(2) Reconciliation of Profit or Loss and Other Comprehensive Income for the Year Ended March 31, 2016

						Yen (in millions)

As presented under JGAAP	JGAAP	Reclassification adjustments	Scope of consolidation (a)	Goodwill (b)	Impairment of tangible assets (c)	As presented under IFRS
Net sales	163,562	—	28	—	—	Revenue
Cost of sales	155,421	18	18	(51)	—	Cost of sales

Gross profit	8,141	(18)	10	51	—	Gross profit
Selling, general and administrative expenses	12,718	(66)	55	—	—	Selling, general and administrative expenses
		2,320	51	—	—	Other income
		5,513	1	—	—	Other expenses

Operating income	(4,577)	(3,145)	5	51	—	Operating income (loss)
Non-operating income	794	(794)	—	—	—
Non-operating expenses	5,114	(5,114)	—	—	—
Extraordinary gains	267	(267)	—	—	—
Extraordinary losses	152	(152)	—	—	—
		698	—	—	—	Financial income
		1,758	—	—	—	Financial expenses

Income before income taxes	(8,782)	—	5	51	—	Profit (loss) before income taxes
Current income taxes	575	307	4	—	—	Income taxes
Deferred income taxes	307	(307)	—	—	—

Profit for the period	(9,664)	—	1	51	—	Net profit (loss) for the year

Other comprehensive income						Other comprehensive income (loss)
						Components of other comprehensive income (loss) that will not be reclassified to profit or loss, net of tax
Differences on revaluation of available-for-sale securities	(44)	—	—	—	—	Net changes in revaluation of equity instruments measured at fair value through other comprehensive income
Remeasurements of defined benefit plans	(1,723)	—	—	—	—	Remeasurement of defined benefit plans
						Components of other comprehensive income (loss) that will be reclassified to profit or loss, net of tax
Foreign currency translation adjustments	(3,498)	—	(28)	—	—	Exchange differences on translation of foreign operations

Total other comprehensive income	(5,265)	—	(28)	—	—	Other comprehensive income (loss), net of tax

Comprehensive income	(14,929)	—	(27)	51	—	Comprehensive income (loss) for the year

(2) Reconciliation of Profit or Loss and Other Comprehensive Income for the Year Ended March 31, 2016 continued

						Yen (in millions)
As presented under JGAAP	Inventory (d)	Property, plant and equipment (e)	Financial instruments (f)	Income tax expense and tax effect (g)	Revenue recognition (h)	As presented under IFRS
Net sales	—	(645)	—	—	(946)	Revenue
Cost of sales	(302)	(629)	—	—	(1,022)	Cost of sales

Gross profit	302	(16)	—	—	76	Gross profit
Selling, general and administrative expenses	—	40	37	31	—	Selling, general and administrative expenses
	—	31	(1,673)	—	3	Other income
	—	(140)	(1,674)	—	(1)	Other expenses

Operating income	302	115	(36)	(31)	80	Operating income (loss)
Non-operating income	—	—	—	—	—
Non-operating expenses	—	—	—	—	—
Extraordinary gains	—	—	—	—	—
Extraordinary losses	—	—	—	—	—
	—	—	(360)	—	—	Financial income
	—	(42)	(264)	—	—	Financial expenses

Income before income taxes	302	157	(132)	(31)	80	Profit (loss) before income taxes
Current income taxes	—	19	(60)	(403)	—	Income taxes
Deferred income taxes	—	—	—	—	—

Profit for the period	302	138	(72)	372	80	Net profit (loss) for the year

Other comprehensive income						Other comprehensive income (loss)
						Components of other comprehensive income (loss) that will not be reclassified to profit or loss, net of tax
Differences on revaluation of available-for-sale securities	—	—	(131)	—	—	Net changes in revaluation of equity instruments measured at fair value through other comprehensive income
Remeasurements of defined benefit plans	—	—	—	—	—	Remeasurement of defined benefit plans
						Components of other comprehensive income (loss) that will be reclassified to profit or loss, net of tax
Foreign currency translation adjustments	—	3	6	—	1	Exchange differences on translation of foreign operations

Total other comprehensive income	—	3	(125)	—	1	Other comprehensive income (loss), net of tax

Comprehensive income	302	141	(197)	372	81	Comprehensive income (loss) for the year

(2) Reconciliation of Profit or Loss and Other Comprehensive Income for the Year Ended March 31, 2016 continued

						Yen (in millions)
As presented under JGAAP	Retirement benefit liabilities (i)	Paid vacation accrual (j)	Exchange differences of translation of foreign operations (k)	Other	IFRS	As presented under IFRS
Net sales	—	—	—	56	162,055	Revenue
Cost of sales	(203)	(754)	—	32	152,528	Cost of sales

Gross profit	203	754	—	24	9,527	Gross profit
Selling, general and administrative expenses	(31)	(201)	—	16	12,599	Selling, general and administrative expenses
	—	—	—	(16)	716	Other income
	4	—	(190)	54	3,567	Other expenses

Operating income	230	955	190	(62)	(5,923)	Operating income (loss)
Non-operating income	—	—	—	—	—
Non-operating expenses	—	—	—	—	—
Extraordinary gains	—	—	—	—	—
Extraordinary losses	—	—	—	—	—
	—	—	—	—	338	Financial income
	85	—	—	(1)	1,536	Financial expenses

Income before income taxes	145	955	190	(61)	(7,121)	Profit (loss) before income taxes
Current income taxes	204	—	145	(32)	759	Income taxes
Deferred income taxes	—	—	—	—	—

Profit for the period	(59)	955	45	(29)	(7,880)	Net profit (loss) for the year

Other comprehensive income						Other comprehensive income (loss)
						Components of other comprehensive income (loss) that will not be reclassified to profit or loss, net of tax
Differences on revaluation of available-for-sale securities	—	—	—	—	(175)	Net changes in revaluation of equity instruments measured at fair value through other comprehensive income
Remeasurements of defined benefit plans	(287)	—	—	—	(2,010)	Remeasurement of defined benefit plans
						Components of other comprehensive income (loss) that will be reclassified to profit or loss, net of tax
Foreign currency translation adjustments	119	—	(45)	(3)	(3,445)	Exchange differences on translation of foreign operations

Total other comprehensive income	(168)	—	(45)	(3)	(5,630)	Other comprehensive income (loss), net of tax

Comprehensive income	(227)	955	—	(32)	(13,510)	Comprehensive income (loss) for the year

(3) Reconciliation of Equity as of March 31, 2015 (Unaudited)

						Yen (in millions)

As presented under JGAAP	JGAAP	Reclassification adjustments	Scope of consolidation (a)	Goodwill (b)	Impairment of tangible assets (c)	As presented under IFRS
Assets						Assets
Current assets						Current assets
Cash and deposits	43,018	(9,329)	168	—	—	Cash and cash equivalents
Notes and accounts receivable	44,804	861	6	—	—	Trade and other receivables
Finished goods	4,244	31,274	1	—	—	Inventories
Work in process	13,281	(13,281)	—	—	—
Raw materials and supplies	17,993	(17,993)	—	—	—
Deferred tax assets	159	(159)	—	—	—
Other	2,673	6,863	—	—	—	Other financial assets
		1,462	—	—	—	Other assets
Allowance for doubtful accounts	(156)	156	—	—	—

Total current assets	126,016	(146)	175	—	—	Total current assets

Fixed assets						Non-current assets
Tangible fixed assets		31,591	384	—	(391)	Property, plant and equipment
Buildings and structures	29,835	(29,835)	—	—	—
Accumulated depreciation	(19,901)	19,901	—	—	—
Buildings and structures (Net)	9,934	(9,934)	—	—	—
Machinery and vehicle	74,309	(74,309)	—	—	—
Accumulated depreciation	(63,961)	63,961	—	—	—
Machinery and vehicle (Net)	10,348	(10,348)	—	—	—
Tools, furniture and fixtures	37,553	(37,553)	—	—	—
Accumulated depreciation	(33,927)	33,927	—	—	—
Tools, furniture and fixtures (Net)	3,626	(3,626)	—	—	—
Land	5,427	(5,427)	—	—	—
Construction in progress	2,253	(2,253)	—	—	—
		197	—	(197)	—	Goodwill
Intangible assets	1,218	(693)	1	—	—	Intangible assets other than goodwill
Investments and other assets
Investment securities	479	422	(136)	—	—	Other financial assets
Deferred tax assets	339	159	1	—	—	Deferred tax assets
Defined benefit assets	832	—	—	—	—	Defined benefit assets
Other	859	(183)	(136)	—	—	Other assets
Allowance for doubtful accounts	(241)	241	—	—	—

Total fixed assets	35,074	146	114	(197)	(391)	Total non-current assets

Total assets	161,090	—	289	(197)	(391)	Total assets

(3) Reconciliation of Equity as of March 31, 2015 (Unaudited) continued

Yen (in millions)

As presented under JGAAP	Inventory (d)	Property, plant and equipment (e)	Financial instruments (f)	Income tax expense and tax effect (g)	Revenue recognition (h)	As presented under IFRS
Assets						Assets
Current assets						Current assets
Cash and deposits	—	—	—	—	—	Cash and cash equivalents
Notes and accounts receivable	—	3,049	(1,160)	—	(1,021)	Trade and other receivables
Finished goods	(523)	(33)	—	—	697	Inventories
Work in process	—	—	—	—	—
Raw materials and supplies	—	—	—	—	—
Deferred tax assets	—	—	—	—	—
Other	—	—	—	—	—	Other financial assets
	—	—	—	—	—	Other assets
Allowance for doubtful accounts	—	—	—	—	—

Total current assets	(523)	3,016	(1,160)	—	(324)	Total current assets

Fixed assets						Non-current assets
Tangible fixed assets	—	1,592	—	—	—	Property, plant and equipment
Buildings and structures	—	—	—	—	—
Accumulated depreciation	—	—	—	—	—
Buildings and structures (Net)	—	—	—	—	—
Machinery and vehicle	—	—	—	—	—
Accumulated depreciation	—	—	—	—	—
Machinery and vehicle (Net)	—	—	—	—	—
Tools, furniture and fixtures	—	—	—	—	—
Accumulated depreciation	—	—	—	—	—
Tools, furniture and fixtures (Net)	—	—	—	—	—
Land	—	—	—	—	—
Construction in progress	—	—	—	—	—
	—	—	—	—	—	Goodwill
Intangible assets	—	—	—	—	—	Intangible assets other than goodwill
Investments and other assets
Investment securities	—	—	180	—	—	Other financial assets
Deferred tax assets	—	(22)	—	677	1	Deferred tax assets
Defined benefit assets	—	—	—	—	—	Defined benefit assets
Other	—	(120)	—	—	—	Other assets
Allowance for doubtful accounts	—	—	—	—	—

Total fixed assets	—	1,450	180	677	1	Total non-current assets

Total assets	(523)	4,466	(980)	677	(323)	Total assets

(3) Reconciliation of Equity as of March 31, 2015 (Unaudited) continued

						Yen (in millions)
As presented under JGAAP	Retirement benefit liabilities (i)	Paid vacation accrual (j)	Exchange differences of translation of foreign operations (k)	Other	IFRS	As presented under IFRS
Assets						Assets
Current assets						Current assets
Cash and deposits	—	—	—	—	33,857	Cash and cash equivalents
Notes and accounts receivable	—	—	—	—	46,539	Trade and other receivables
Finished goods	—	138	—	1	35,799	Inventories
Work in process	—	—	—	—	—
Raw materials and supplies	—	—	—	—	—
Deferred tax assets	—	—	—	—	—
Other	—	—	—	—	9,536	Other financial assets
	—	—	—	—	1,462	Other assets
Allowance for doubtful accounts	—	—	—	—	—

Total current assets	—	138	—	1	127,193	Total current assets

Fixed assets						Non-current assets
Tangible fixed assets	—	—	—	1	33,177	Property, plant and equipment
Buildings and structures	—	—	—	—	—
Accumulated depreciation	—	—	—	—	—
Buildings and structures (Net)	—	—	—	—	—
Machinery and vehicle	—	—	—	—	—
Accumulated depreciation	—	—	—	—	—
Machinery and vehicle (Net)	—	—	—	—	—
Tools, furniture and fixtures	—	—	—	—	—
Accumulated depreciation	—	—	—	—	—
Tools, furniture and fixtures (Net)	—	—	—	—	—
Land	—	—	—	—	—
Construction in progress	—	—	—	—	—
	—	—	—	—	—	Goodwill
Intangible assets	—	—	—	14	540	Intangible assets other than goodwill
Investments and other assets
Investment securities	—	—	—	—	945	Other financial assets
Deferred tax assets	99	1	—	1	1,256	Deferred tax assets
Defined benefit assets	(499)	—	—	—	333	Defined benefit assets
Other	—	—	—	(2)	418	Other assets
Allowance for doubtful accounts	—	—	—	—	—

Total fixed assets	(400)	1	—	14	36,669	Total non-current assets

Total assets	(400)	139	—	15	163,862	Total assets

(3) Reconciliation of Equity as of March 31, 2015 (Unaudited) continued

	Yen (in millions)

As presented under JGAAP	JGAAP	Reclassification adjustments	Scope of consolidation (a)	Goodwill (b)	Impairment of tangible assets (c)	As presented under IFRS
Liabilities and net assets						Liabilities and equity
Liabilities						Liabilities
Current liabilities						Current liabilities
Notes and accounts payable	21,269	3,906	52	—	—	Trade and other payables
Short-term loans payable	10,277	—	—	—	—	Borrowings
		5,504	(44)	—	—	Other liabilities
Accrued expenses	3,571	(3,571)	—	—	—
Income taxes payable	441	—	3	—	—	Income tax payables
Accrued bonuses	1,389	(1,389)	—	—	—
Other	4,196	(4,190)	—	—	—	Other financial liabilities
		—	—	—	—	Provisions

Total current liabilities	41,143	260	11	—	—	Total current liabilities

Long-term liabilities						Non-current liabilities
Deferred tax liabilities	2,191	5	—	—	—	Deferred tax liabilities
Net defined benefit liabilities	2,128	(605)	—	—	—	Defined benefit liabilities
Other	197	(192)	—	—	—	Other financial liabilities
		23	—	—	—	Provisions
		509	—	—	—	Other liabilities

Total long-term liabilities	4,516	(260)	—	—	—	Total non-current liabilities

Total liabilities	45,659	—	11	—	—	Total liabilities

Net assets						Equity
Common stock	39,890	—	—	—	—	Share capital
Capital surplus	43,252	—	—	—	—	Capital surplus
Retained earnings	39,553	—	1	(197)	(391)	Retained earnings
Treasury shares	(93)	—	—	—	—	Treasury stock
Accumulated other comprehensive income	(7,171)	—	84	—	—	Other components of equity

	115,431	—	85	(197)	(391)	Total equity attributable to owners of the Company
		—	193	—	—	Non-controlling interests

Total net assets	115,431	—	278	(197)	(391)	Total equity

Total liabilities and net assets	161,090	—	289	(197)	(391)	Total liabilities and equity

(3) Reconciliation of Equity as of March 31, 2015 (Unaudited) continued

	Yen (in millions)

As presented under JGAAP	Inventory (d)	Property, plant and equipment (e)	Financial Instruments (f)	Income tax expense and tax effect (g)	Revenue recognition (h)	As presented under IFRS
Liabilities and net assets						Liabilities and equity
Liabilities						Liabilities
Current liabilities						Current liabilities
Notes and accounts payable	—	(3)	(1,280)	—	—	Trade and other payables
Short-term loans payable	—	—	—	—	—	Borrowings
	—	(131)	—	—	—	Other liabilities
Accrued expenses	—	—	—	—	—
Income taxes payable	—	—	—	—	—	Income tax payables
Accrued bonuses	—	—	—	—	—
Other	—	14	—	—	—	Other financial liabilities
	—	—	—	—	—	Provisions

Total current liabilities	—	(120)	(1,280)	—	—	Total current liabilities

Long-term liabilities						Non-current liabilities
Deferred tax liabilities	—	748	20	(192)	—	Deferred tax liabilities
Net defined benefit liabilities	—	—	—	—	—	Defined benefit liabilities
Other	—	73	—	—	—	Other financial liabilities
	—	61	—	—	—	Provisions
	—	(120)	—	—	—	Other liabilities

Total long-term liabilities	—	762	20	(192)	—	Total non-current liabilities

Total liabilities	—	642	(1,260)	(192)	—	Total liabilities

Net assets						Equity
Common stock	—	—	—	—	—	Share capital
Capital surplus	—	—	—	—	—	Capital surplus
Retained earnings	(523)	3,860	743	869	(323)	Retained earnings
Treasury shares	—	—	—	—	—	Treasury stock
Accumulated other comprehensive income	—	(36)	(463)	—	—	Other components of equity

	(523)	3,824	280	869	(323)	Total equity attributable to owners of the Company
	—	—	—	—	—	Non-controlling interests

Total net assets	(523)	3,824	280	869	(323)	Total equity

Total liabilities and net assets	(523)	4,466	(980)	677	(323)	Total liabilities and equity

(3) Reconciliation of Equity as of March 31, 2015 (Unaudited) continued

						Yen (in millions)

As presented under JGAAP	Retirement benefit liabilities (i)	Paid vacation accrual (j)	Exchange differences of translation of foreign operations (k)	Other	IFRS	As presented under IFRS
Liabilities and net assets						Liabilities and equity
Liabilities						Liabilities
Current liabilities						Current liabilities
Notes and accounts payable	—	(15)	—	(1)	23,928	Trade and other payables
Short-term loans payable	—	—	—	—	10,277	Borrowings
	—	1,942	—	(10)	7,261	Other liabilities
Accrued expenses	—	—	—	—	—
Income taxes payable	—	—	—	—	444	Income tax payables
Accrued bonuses	—	—	—	—	—
Other	—	—	—	(1)	19	Other financial liabilities
	—	—	—	135	135	Provisions

Total current liabilities	—	1,927	—	123	42,064	Total current liabilities

Long-term liabilities						Non-current liabilities
Deferred tax liabilities	(141)	—	—	—	2,631	Deferred tax liabilities
Net defined benefit liabilities	276	—	—	—	1,799	Defined benefit liabilities
Other	—	—	—	—	78	Other financial liabilities
	—	—	—	1	85	Provisions
	—	—	—	(1)	388	Other liabilities

Total long-term liabilities	135	—	—	—	4,981	Total non-current liabilities

Total liabilities	135	1,927	—	123	47,045	Total liabilities

Net assets						Equity
Common stock	—	—	—	—	39,890	Share capital
Capital surplus	—	—	—	—	43,252	Capital surplus
Retained earnings	(3,408)	(1,786)	(9,893)	(108)	28,397	Retained earnings
Treasury shares	—	—	—	—	(93)	Treasury stock
Accumulated other comprehensive income	2,873	(2)	9,893	—	5,178	Other components of equity

	(535)	(1,788)	—	(108)	116,624	Total equity attributable to owners of the Company
	—	—	—	—	193	Non-controlling interests

Total net assets	(535)	(1,788)	—	(108)	116,817	Total equity

Total liabilities and net assets	(400)	139	—	15	163,862	Total liabilities and equity

(4) Reconciliation of Profit or Loss and Other Comprehensive Income for the Year Ended March 31, 2015 (Unaudited)

	Yen (in millions)

As presented under JGAAP	JGAAP	Reclassification adjustments	Scope of consolidation (a)	Goodwill (b)	Impairment of tangible assets (c)	As presented under IFRS
Net sales	153,046	—	33	—	—	Revenue
Cost of sales	140,322	44	14	(51)	—	Cost of sales

Gross profit	12,724	(44)	19	51	—	Gross profit
Selling, general and administrative expenses	11,771	(45)	50	—	—	Selling, general and administrative expenses
		7,335	48	—	—	Other income
		5,432	1	248	391	Other expenses

Operating income	953	1,904	16	(197)	(391)	Operating income (loss)
Non-operating income	4,300	(4,300)	—	—	—
Non-operating expenses	1,272	(1,272)	—	—	—
Extraordinary gains	2,471	(2,471)	—	—	—
Extraordinary losses	1,654	(1,654)	—	—	—
		2,987	(170)	—	—	Financial income
		1,046	—	—	—	Financial expenses

Income before income taxes	4,798	—	(154)	(197)	(391)	Profit (loss) before income taxes
Current income taxes	503	467	4	—	—	Income taxes
Deferred income taxes	467	(467)	—	—	—

Profit for the period	3,828	—	(158)	(197)	(391)	Net profit (loss) for the year

Other comprehensive income						Other comprehensive income (loss)
						Components of other comprehensive income (loss) that will not be reclassified to profit or loss, net of tax
Differences on revaluation of available-for-sale securities	6	—	—	—	—	Net changes in revaluation of equity instruments measured at fair value through other comprehensive income
Remeasurements of defined benefit plans	1,071	—	—	—	—	Remeasurement of defined benefit plans
						Components of other comprehensive income (loss) that will be reclassified to profit or loss, net of tax
Foreign currency translation adjustments	5,544	—	45	—	—	Exchange differences on translation of foreign operations

Total other comprehensive income	6,621	—	45	—	—	Other comprehensive income (loss), net of tax

Comprehensive income	10,449	—	(113)	(197)	(391)	Comprehensive income (loss) for the year

(4) Reconciliation of Profit or Loss and Other Comprehensive Income for the Year Ended March 31, 2015 (Unaudited) continued

						Yen (in millions)

As presented under JGAAP	Inventory (d)	Property, plant and equipment (e)	Financial instruments (f)	Income tax expense and tax effect (g)	Revenue recognition (h)	As presented under IFRS
Net sales	—	1,014	—	—	(147)	Revenue
Cost of sales	213	727	—	—	(34)	Cost of sales

Gross profit	(213)	287	—	—	(113)	Gross profit
Selling, general and administrative expenses	—	35	—	32	—	Selling, general and administrative expenses
	—	90	(2,559)	—	(2)	Other income
	—	(1,147)	(3,218)	—	—	Other expenses

Operating income	(213)	1,489	659	(32)	(115)	Operating income (loss)
Non-operating income	—	—	—	—	—
Non-operating expenses	—	—	—	—	—
Extraordinary gains	—	—	—	—	—
Extraordinary losses	—	—	—	—	—
	—	—	(938)	—	—	Financial income
	—	—	(963)	—	—	Financial expenses

Income before income taxes	(213)	1,489	684	(32)	(115)	Profit (loss) before income taxes
Current income taxes	—	13	11	(35)	—	Income taxes
Deferred income taxes	—	—	—	—	—

Profit for the period	(213)	1,476	673	3	(115)	Net profit (loss) for the year

Other comprehensive income						Other comprehensive income (loss)
						Components of other comprehensive income (loss) that will not be reclassified to profit or loss, net of tax
Differences on revaluation of available-for-sale securities	—	—	(180)	—	—	Net changes in revaluation of equity instruments measured at fair value through other comprehensive income
Remeasurements of defined benefit plans	—	—	—	—	—	Remeasurement of defined benefit plans
						Components of other comprehensive income (loss) that will be reclassified to profit or loss, net of tax
Foreign currency translation adjustments	—	(24)	(7)	—	—	Exchange differences on translation of foreign operations

Total other comprehensive income	—	(24)	(187)	—	—	Other comprehensive income (loss), net of tax

Comprehensive income	(213)	1,452	486	3	(115)	Comprehensive income (loss) for the year

(4) Reconciliation of Profit or Loss and Other Comprehensive Income for the Year Ended March 31, 2015 (Unaudited) continued

	Yen (in millions)

As presented under JGAAP	Retirement benefit liabilities (i)	Paid vacation accrual (j)	Exchange differences of translation of foreign operations (k)	Other	IFRS	As presented under IFRS
Net sales	—	—	—	51	153,997	Revenue
Cost of sales	(578)	74	—	(22)	140,709	Cost of sales

Gross profit	578	(74)	—	73	13,288	Gross profit
Selling, general and administrative expenses	(201)	31	—	4	11,677	Selling, general and administrative expenses
	—	—	(447)	43	4,508	Other income
	—	—	(21)	(228)	1,458	Other expenses

Operating income	779	(105)	(426)	340	4,661	Operating income (loss)
Non-operating income	—	—	—	—	—
Non-operating expenses	—	—	—	—	—
Extraordinary gains	—	—	—	—	—
Extraordinary losses	—	—	—	—	—
	—	—	—	—	1,879	Financial income
	90	—	—	(1)	172	Financial expenses

Income before income taxes	689	(105)	(426)	341	6,368	Profit (loss) before income taxes
Current income taxes	(148)	—	(183)	314	946	Income taxes
Deferred income taxes	—	—	—	—	—

Profit for the period	837	(105)	(243)	27	5,422	Net profit (loss) for the year

Other comprehensive income						Other comprehensive income (loss)
						Components of other comprehensive income (loss) that will not be reclassified to profit or loss, net of tax
Differences on revaluation of available-for-sale securities	—	—	—	—	(174)	Net changes in revaluation of equity instruments measured at fair value through other comprehensive income
Remeasurements of defined benefit plans	(520)	—	—	—	551	Remeasurement of defined benefit plans
						Components of other comprehensive income (loss) that will be reclassified to profit or loss, net of tax
Foreign currency translation adjustments	(190)	(1)	243	(1)	5,609	Exchange differences on translation of foreign operations

Total other comprehensive income	(710)	(1)	243	(1)	5,986	Other comprehensive income (loss), net of tax

Comprehensive income	127	(106)	—	26	11,408	Comprehensive income (loss) for the year

(5) Reconciliation of Equity as of April 1, 2014 (Date of Transition) (Unaudited)

	Yen (in millions)

As presented under JGAAP	JGAAP	Reclassification adjustments	Scope of consolidation (a)	Goodwill (b)	Impairment of tangible assets (c)	As presented under IFRS
Assets						Assets
Current assets						Current assets
Cash and deposits	46,318	(904)	306	—	—	Cash and cash equivalents
Notes and accounts receivable	36,692	513	5	—	—	Trade and other receivables
Finished goods	2,833	24,795	5	—	—	Inventories
Work in process	8,057	(8,057)	—	—	—
Raw materials and supplies	16,737	(16,737)	—	—	—
Deferred tax assets	109	(109)	—	—	—
Other	1,257	(307)	—	—	—	Other financial assets
		682	(4)	—	—	Other assets
Allowance for doubtful accounts	(26)	26	—	—	—

Subtotal	111,977	(98)	312	—	—	Subtotal
		—	—	—	—	Assets held for sale

Total current assets	111,977	(98)	312	—	—	Total current assets

Fixed assets						Non-current assets
Tangible fixed assets		27,798	346	—	—	Property, plant and equipment
Buildings and structures	30,959	(30,959)	—	—	—
Accumulated depreciation	(21,043)	21,043	—	—	—
Buildings and structures (Net)	9,916	(9,916)	—	—	—
Machinery and vehicle	76,529	(76,529)	—	—	—
Accumulated depreciation	(68,042)	68,042	—	—	—
Machinery and vehicle (Net)	8,487	(8,487)	—	—	—
Tools, furniture and fixtures	36,633	(36,633)	—	—	—
Accumulated depreciation	(33,707)	33,707	—	—	—
Tools, furniture and fixtures (Net)	2,926	(2,926)	—	—	—
Land	5,490	(5,490)	—	—	—
Construction in progress	980	(980)	—	—	—
		248	—	—	—	Goodwill
Intangible assets	1,323	(680)	1	—	—	Intangible assets other than goodwill
Investments and other assets
Investment securities	920	482	(128)	—	—	Other financial assets
Deferred tax assets	358	109	2	—	—	Deferred tax assets
Other	724	(178)	(231)	—	—	Other assets
Allowance for doubtful accounts	(118)	118	—	—	—

Total fixed assets	31,006	98	(10)	—	—	Total non-current assets

Total assets	142,983	—	302	—	—	Total assets

(5) Reconciliation of Equity as of April 1, 2014 (Date of Transition) (Unaudited) continued

	Yen (in millions)

As presented under JGAAP	Inventory (d)	Property, plant and equipment (e)	Financial instruments (f)	Income tax expense and tax effect (g)	Revenue recognition (h)	As presented under IFRS
Assets						Assets
Current assets						Current assets
Cash and deposits	—	—	—	—	—	Cash and cash equivalents
Notes and accounts receivable	—	2,015	(448)	—	(906)	Trade and other receivables
Finished goods	(310)	(18)	—	—	698	Inventories
Work in process	—	—	—	—	—
Raw materials and supplies	—	—	—	—	—
Deferred tax assets	—	—	—	—	—
Other	—	—	—	—	—	Other financial assets
	—	—	—	—	—	Other assets
Allowance for doubtful accounts	—	—	—	—	—

Subtotal	(310)	1,997	(448)	—	(208)	Subtotal
	—	754	—	—	—	Assets held for sale

Total current assets	(310)	2,751	(448)	—	(208)	Total current assets

Fixed assets						Non-current assets
Tangible fixed assets	—	459	—	—	—	Property, plant and equipment
Buildings and structures	—	—	—	—	—
Accumulated depreciation	—	—	—	—	—
Buildings and structures (Net)	—	—	—	—	—
Machinery and vehicle	—	—	—	—	—
Accumulated depreciation	—	—	—	—	—
Machinery and vehicle (Net)	—	—	—	—	—
Tools, furniture and fixtures	—	—	—	—	—
Accumulated depreciation	—	—	—	—	—
Tools, furniture and fixtures (Net)	—	—	—	—	—
Land	—	—	—	—	—
Construction in progress	—	—	—	—	—
	—	—	—	—	—	Goodwill
Intangible assets	—	(49)	—	—	—	Intangible assets other than goodwill
Investments and other assets
Investment securities	—	—	(213)	—	—	Other financial assets
Deferred tax assets	—	(28)	—	668	1	Deferred tax assets
Other	—	(105)	—	—	—	Other assets
Allowance for doubtful accounts	—	—	—	—	—

Total fixed assets	—	277	(213)	668	1	Total non-current assets

Total assets	(310)	3,028	(661)	668	(207)	Total assets

(5) Reconciliation of Equity as of April 1, 2014 (Date of Transition) (Unaudited) continued

						Yen (in millions)
As presented under JGAAP	Retirement benefit liabilities (i)	Paid vacation accrual (j)	Exchange differences of translation of foreign operations (k)	Other	IFRS	As presented under IFRS
Assets						Assets
Current assets						Current assets
Cash and deposits	—	—	—	—	45,720	Cash and cash equivalents
Notes and accounts receivable	—	—	—	—	37,871	Trade and other receivables
Finished goods	—	74	—	(1)	28,076	Inventories
Work in process	—	—	—	—	—
Raw materials and supplies	—	—	—	—	—
Deferred tax assets	—	—	—	—	—
Other	—	—	—	—	950	Other financial assets
	—	—	—	1	679	Other assets
Allowance for doubtful accounts	—	—	—	—	—

Subtotal	—	74	—	—	113,296	Subtotal
	—	—	—	—	754	Assets held for sale

Total current assets	—	74	—	—	114,050	Total current assets

Fixed assets						Non-current assets
Tangible fixed assets	—	—	—	(1)	28,602	Property, plant and equipment
Buildings and structures	—	—	—	—	—
Accumulated depreciation	—	—	—	—	—
Buildings and structures (Net)	—	—	—	—	—
Machinery and vehicle	—	—	—	—	—
Accumulated depreciation	—	—	—	—	—
Machinery and vehicle (Net)	—	—	—	—	—
Tools, furniture and fixtures	—	—	—	—	—
Accumulated depreciation	—	—	—	—	—
Tools, furniture and fixtures (Net)	—	—	—	—	—
Land	—	—	—	—	—
Construction in progress	—	—	—	—	—
	—	—	—	—	248	Goodwill
Intangible assets	—	—	—	—	595	Intangible assets other than goodwill
Investments and other assets
Investment securities	—	—	—	(1)	1,060	Other financial assets
Deferred tax assets	62	1	—	—	1,173	Deferred tax assets
Other	—	—	—	—	210	Other assets
Allowance for doubtful accounts	—	—	—	—	—

Total fixed assets	62	1	—	(2)	31,888	Total non-current assets

Total assets	62	75	—	(2)	145,938	Total assets

(5) Reconciliation of Equity as of April 1, 2014 (Date of Transition) (Unaudited) continued

	Yen (in millions)

As presented under JGAAP	JGAAP	Reclassification adjustments	Scope of consolidation (a)	Goodwill (b)	Impairment of tangible assets (c)	As presented under IFRS
Liabilities and net assets						Liabilities and equity
Liabilities						Liabilities
Current liabilities						Current liabilities
Notes and accounts payable	18,310	2,858	43	—	—	Trade and other payables
Short-term loans payable	6,278	—	—	—	—	Borrowings
		6,200	(148)	—	—	Other liabilities
Accrued expenses	3,451	(3,451)	—	—	—
Income taxes payable	534	—	3	—	—	Income tax payables
Accrued bonuses	1,316	(1,316)	—	—	—
Other	4,068	(4,062)	—	—	—	Other financial liabilities
		—	—	—	—	Provisions

Total current liabilities	33,957	229	(102)	—	—	Total current liabilities

Long-term liabilities						Non-current liabilities
Deferred tax liabilities	1,363	7	—	—	—	Deferred tax liabilities
Net defined benefit liabilities	2,029	(516)	—	—	—	Defined benefit liabilities
Other	211	(200)	—	—	—	Other financial liabilities
		16	—	—	—	Provisions
		464	—	—	—	Other liabilities

Total long-term liabilities	3,603	(229)	—	—	—	Total non-current liabilities

Total liabilities	37,560	—	(102)	—	—	Total liabilities

Net assets						Equity
Common stock	39,890	—	—	—	—	Share capital
Capital surplus	43,252	—	—	—	—	Capital surplus
Retained earnings	36,163	—	167	—	—	Retained earnings
Treasury shares	(92)	—	—	—	—	Treasury stock
Accumulated other comprehensive income	(13,790)	—	68	—	—	Other components of equity

	105,423	—	235	—	—	Total equity attributable to owners of the Company
		—	169	—	—	Non-controlling interests

Total net assets	105,423	—	404	—	—	Total equity

Total liabilities and net assets	142,983	—	302	—	—	Total liabilities and equity

(5) Reconciliation of Equity as of April 1, 2014 (Date of Transition) (Unaudited) continued

						Yen (in millions)

As presented under JGAAP	Inventory (d)	Property, plant and equipment (e)	Financial instruments (f)	Income tax expense and tax effect (g)	Revenue recognition (h)	As presented under IFRS
Liabilities and net assets						Liabilities and equity
Liabilities						Liabilities
Current liabilities						Current liabilities
Notes and accounts payable	—	(1)	(448)	—	—	Trade and other payables
Short-term loans payable	—	—	—	—	—	Borrowings
	—	(114)	—	—	—	Other liabilities
Accrued expenses	—	—	—	—	—
Income taxes payable	—	—	—	—	—	Income tax payables
Accrued bonuses	—	—	—	—	—
Other	—	14	—	—	—	Other financial liabilities
	—	—	—	—	—	Provisions

Total current liabilities	—	(101)	(448)	—	—	Total current liabilities

Long-term liabilities						Non-current liabilities
Deferred tax liabilities	—	722	(7)	(199)	—	Deferred tax liabilities
Net defined benefit liabilities	—	—	—	—	—	Defined benefit liabilities
Other	—	86	—	—	—	Other financial liabilities
	—	55	—	—	—	Provisions
	—	(105)	—	—	—	Other liabilities

Total long-term liabilities	—	758	(7)	(199)	—	Total non-current liabilities

Total liabilities	—	657	(455)	(199)	—	Total liabilities

Net assets						Equity
Common stock	—	—	—	—	—	Share capital
Capital surplus	—	—	—	—	—	Capital surplus
Retained earnings	(310)	2,377	141	873	(207)	Retained earnings
Treasury shares	—	—	—	—	—	Treasury stock
Accumulated other comprehensive income	—	(6)	(347)	(6)	—	Other components of equity

	(310)	2,371	(206)	867	(207)	Total equity attributable to owners of the Company
	—	—	—	—	—	Non-controlling interests

Total net assets	(310)	2,371	(206)	867	(207)	Total equity

Total liabilities and net assets	(310)	3,028	(661)	668	(207)	Total liabilities and equity

(5) Reconciliation of Equity as of April 1, 2014 (Date of Transition) (Unaudited) continued

	Yen (in millions)

As presented under JGAAP	Retirement benefit liabilities (i)	Paid vacation accrual (j)	Exchange differences of translation of foreign operations (k)	Other	IFRS	As presented under IFRS
Liabilities and net assets						Liabilities and equity
Liabilities						Liabilities
Current liabilities						Current liabilities
Notes and accounts payable	—	(14)	—	—	20,748	Trade and other payables
Short-term loans payable	—	—	—	—	6,278	Borrowings
	—	1,768	—	(113)	7,593	Other liabilities
Accrued expenses	—	—	—	—	—
Income taxes payable	—	—	—	—	537	Income tax payables
Accrued bonuses	—	—	—	—	—
Other	—	—	—	—	20	Other financial liabilities
	—	—	—	254	254	Provisions

Total current liabilities	—	1,754	—	141	35,430	Total current liabilities

Long-term liabilities						Non-current liabilities
Deferred tax liabilities	17	—	—	—	1,903	Deferred tax liabilities
Net defined benefit liabilities	709	—	—	—	2,222	Defined benefit liabilities
Other	—	—	—	—	97	Other financial liabilities
	—	—	—	(1)	70	Provisions
	—	—	—	—	359	Other liabilities

Total long-term liabilities	726	—	—	(1)	4,651	Total non-current liabilities

Total liabilities	726	1,754	—	140	40,081	Total liabilities

Net assets						Equity
Common stock	—	—	—	—	39,890	Share capital
Capital surplus	—	—	—	—	43,252	Capital surplus
Retained earnings	(4,797)	(1,678)	(9,650)	(142)	22,937	Retained earnings
Treasury shares	—	—	—	—	(92)	Treasury stock
Accumulated other comprehensive income	4,133	(1)	9,650	—	(299)	Other components of equity

	(664)	(1,679)	—	(142)	105,688	Total equity attributable to owners of the Company
	—	—	—	—	169	Non-controlling interests

Total net assets	(664)	(1,679)	—	(142)	105,857	Total equity

Total liabilities and net assets	62	75	—	(2)	145,938	Total liabilities and equity

(6) JGAAP Adjustments to Cash Flows

There are no significant differences between the consolidated statements of cash flows disclosed under JGAAP and those under IFRSs.

Notes to the reconciliations

Major adjustments made from JGAAP to IFRSs in the above reconciliations consist of the following:

1.	Reclassification adjustments

The details of reclassification adjustments are as follows:

•	Deferred tax assets and deferred tax liabilities are all reclassified to non-current assets and non-current liabilities, respectively.

•	Under the IFRS presentation requirements, financial assets and financial liabilities are separately classified.

•	Under the IFRS presentation requirements, non-current assets held for sale are separately classified.

•	Goodwill included in intangible assets under JGAAP is reclassified and presented as goodwill under IFRSs.

•	Under the IFRS presentation requirements, financial income or financial expenses are separately classified.

•	The presentation of non-operating income, non-operating expenses and extraordinary gains and losses under JGAAP has been reclassified to financial income or financial expenses for finance related items under IFRSs. Other items, depending on their nature, have been reclassified to other income, other expenses, cost of sales, or selling, general, and administration expense under IFRSs.

2.	Adjustments from JGAAP to IFRSs

In addition to the impact of measurement differences between JGAAP and IFRSs on equity items, there are items that do not have an impact on equity but do impact disclosures.

(a) Scope of consolidation

The Group determines the scope of subsidiaries to be consolidated based on the control over the decision making body of the investee under JGAAP.

Under IFRSs, the Group applied the concept of control as defined under IFRS 10 Consolidated Financial Statements and consolidated all existing investees. Under JGAAP, certain investees were not consolidated as the impacts were deemed to be insignificant.

The concept of control differs between JGAAP and IFRSs. The following conditions are required to be met in order for investees to be consolidated under IFRSs.

(1) power over the investee, (2) exposure or rights to variable returns from its involvement with the investee and (3) the ability to use its power over the investee to affect the amount of the investor’s returns.

(b) Goodwill

The Group amortizes goodwill over a useful life of five years on a straight-line basis under JGAAP.

Under IFRSs, goodwill is not amortized but instead subject to an annual impairment testing. See Note 15 “Goodwill” for the details and results of the impairment testing.

(c) Impairment of tangible assets

The Group compares undiscounted future cash flows to the carrying value of a tangible asset when performing a recoverability test under JGAAP.

Under IFRSs, the carrying values of tangible assets are compared to discounted future cash flows when performing a recoverability test in accordance with IAS 36 Impairment of Assets. See Note 14 “Property, Plant and Equipment” for the details and results of the impairment testing.

(d) Inventory

The Group uses the latest purchase price method to measure a portion of its inventory under JGAAP.

Under IFRSs, the weighted average method is used in accordance with IAS 2 Inventories.

(e) Property, plant and equipment

Depreciation method

The Group primarily uses the declining balance method to depreciate property, plant and equipment (excluding lease assets) under JGAAP.

Under IFRSs, the Group uses the straight-line method.

Finance lease transactions for molds and facilities

The Group classifies a portion of its molds and facilities as tangible fixed assets under JGAAP.

Under IFRSs, as the lease agreements met the requirements under International Financial Reporting Interpretations Committee Interpretation 4 Determining whether an Arrangement contains a Lease. Such transactions were determined to be finance lease transactions and accounted for in accordance with IAS 17 Leases.

(f) Financial instruments

Measurement of financial instruments

The Group measures stocks and bonds for which fair value is difficult to determine at acquisition cost under JGAAP.

Under IFRSs, financial assets are measured at fair value regardless of whether an active market exists or not in accordance with IFRS 9 Financial Instruments.

Treatment of convertible bonds

The Group records bonds as a single amount without separating the bond and the share rights portion under JGAAP. The transaction cost related to bond issuance is also expensed.

Under IFRSs, compound financial instruments are separately classified as debt or equity. Transaction costs are allocated to the liability and equity components of the instrument in proportion to the allocation of proceeds. Transaction costs of equity transactions are accounted for as deductions from equity and bond issuance costs are accounted for as deductions from bonds.

(g) Income tax expenses and tax effect

Recoverability of deferred tax assets

Under JGAAP, the recoverability of deferred tax assets is determined based on future taxable income in accordance with the guideline outlined by the Japanese Institute of Certified Public Accountants. The guideline sets forth certain categories for the future taxable income to be categorized in which the range of recoverability is determined and a time frame is scheduled. Recoverability of deferred tax assets is evaluated based on these categories.

The Group recognizes deferred tax assets when the tax effects are highly realizable within a certain scheduled time frame (e.g. 1 year).

Under IFRSs, deferred tax assets are recognized for all deductible temporary differences to the extent that it is probable that taxable income will be available against which the deductible temporary difference can be utilized. Future taxable income is available against deductible temporary differences and losses carried forward that will expire.

Tax effects of elimination of unrealized profits on consolidation

The Group defers the tax expense of the seller for the tax effect of elimination of unrealized profit within related parties under JGAAP.

Under IFRSs, such unrealized gains are treated as temporary differences on the buyer’s assets, and a deferred tax asset is recognized after determining recoverability using the tax rate of the buyer.

(h) Revenue recognition

The Group recognizes revenue for sales of products on a shipping basis under JGAAP.

Under IFRSs, revenue is recognized when the significant risk and rewards of ownership of goods have been transferred to the customer.

(i) Retirement benefit liabilities

The actuarial gains and losses and past service costs are expensed based on the straight-line method over a fixed period (within the remaining average service lives of employees), under JGAAP.

Under IFRSs, actuarial gains and losses are recognized as other comprehensive profit or loss and past service cost is recognized as a loss when incurred.

The actuarial differences and past service costs not recognized as of the date of transition are all reclassified to retained earnings.

(j) Paid vacation accruals

The Group maintains a vacation policy for employees. There are no specific rules on the appropriate accounting treatment for such vacation under JGAAP. Therefore, there is no separate accounting treatment for vacation accruals under JGAAP.

Under IFRSs, the Group is required to recognize a provision for compensated absences of employees. The Group must measure the expected cost of accumulating paid absences as the additional amount that the Group expects to pay as a result of the unused entitlement that has accumulated at the end of the reporting period. The related expenses are recognized when the services have been rendered for accumulation of paid absences.

(k) Exchange differences of translation of foreign operations

Exemptions adopted

The Group elected to deem cumulative exchange differences of translation of foreign operations as zero as of the date of transition. This exemption is in accordance with IFRS 1 First-time Adoption of International Financial Reporting Standards and is applied for all foreign operations.

As a result of this exemption, cumulative exchange differences of translation of foreign operations are reclassified to retained earnings as of the date of transition. However, as this is solely a reclassification within equity, there is no impact on equity.

Exchange differences of translation of a foreign branch

The effect of translation of the financial position and operating results of foreign operations is recorded under foreign exchange gains and losses in the statement of income under JGAAP.

Subsequent to the date of transition, the effect of translation of the financial position and operating results of foreign operations is recorded under OCI and is accumulated as separate component of equity until disposal of the foreign operation.

APPENDIX A

ENGLISH TRANSLATION OF BUSINESS INTEGRATION AGREEMENT

[Translation]

BUSINESS INTEGRATION AGREEMENT

March 30, 2016

App. A-1

BUSINESS INTEGRATION AGREEMENT

Minebea Co., Ltd. (“Minebea”) and Mitsumi Electric Co., Ltd. (“Mitsumi”) agree and enter into this Business Integration Agreement (this “Agreement”) on March 30, 2016 (the “Execution Date”) as follows regarding the business integration (the “Integration”) between Minebea and Mitsumi.

CHAPTER 1    GENERAL PROVISIONS

Article 1.1	Purposes of the Integration

Minebea and Mitsumi aim to establish a strong ultra-precision machining and communication and sensor parts manufacturer by combining analog and digital technologies in cooperation with each other based on the spirit of equal partnership and become an ultimate electro mechanics solutions provider. Further, Minebea and Mitsumi aim to build a solid foundation so as to become a true comprehensive parts manufacturer without parallel in the world with net sales of more than one trillion yen and operating profits of more than 100 billion yen by combining the product development capabilities of 1,000 engineers employed by Mitsumi with the mass-production technologies and large-scale factories held by Minebea including ultra-precision machining, mold technologies and advanced automation technologies, and to drive to be a company that leads the competition through technological and manufacturing excellence. For those purposes, Minebea and Mitsumi shall conduct the Integration.

CHAPTER 2    METHOD OF THE INTEGRATION, ETC.

Article 2.1	Method of the Integration

1.	Minebea and Mitsumi shall conduct a share exchange (the “Share Exchange”) pursuant to this Agreement and the share exchange agreement (the “Share Exchange Agreement”) as of the same date as the Execution Date between Minebea and Mitsumi attached hereto as Exhibit 2.1 through which Minebea becomes a wholly-owning parent company resulting from share exchange and Mitsumi becomes a wholly-owned subsidiary resulting from share exchange.

2.	Minebea and Mitsumi confirm that they plan to conduct, as soon as reasonably possible after the date on which the Share Exchange becomes effective (the “Effective Date”), a reorganization, including shifting Minebea to a holding company structure in which Mitsumi will remain a corporate entity, by, among others, transferring Minebea’s existing business through a company split to Mitsumi or Minebea’s wholly-owned subsidiary to be newly established. Minebea and Mitsumi will continually discuss and determine the details of reorganization, including its specific method timing, by taking into account how they can maximize synergy effects and optimize the management structure for the business following the Integration.

Article 2.2	Schedule of the Integration

Minebea and Mitsumi confirm that they will conduct the Integration in accordance with the following schedule; provided, however, that if it is necessary for the progress of the procedures for the Integration or for other reasons, Minebea and Mitsumi may change the schedule upon agreement through consultation. Minebea and Mitsumi confirm that the Share Exchange is expected to be a short-form share exchange (kan’i kabushiki kokan) for Minebea and to be conducted without obtaining the approval of shareholders of Minebea.

March 30, 2016	:	Execution of this Agreement Execution of the Share Exchange Agreement

December 27, 2016 (planned)	:	Resolution to approve the Share Exchange Agreement at the extraordinary shareholders’ meeting of Mitsumi (the “Mitsumi Extraordinary Shareholders’ Meeting”)

March 17, 2017	:	Effective Date

App. A-2

Article 2.3	Share Exchange Ratio

Minebea and Mitsumi agree that, upon the Share Exchange, the number of shares of common stock of Minebea that Minebea will deliver to the ordinary shareholders (excluding Minebea) of Mitsumi at the time (the “Record Time”) immediately prior to the time at which Minebea acquires all of the issued shares of Mitsumi by way of the Share Exchange per share of common stock of Mitsumi held by such shareholders will be 0.59 shares (the ratio of such number of shares to one share is hereinafter referred to as the “Share Exchange Ratio”).

CHAPTER 3    OUTLINE AND MANAGEMENT SYSTEM OF COMPANIES AFTER THE SHARE EXCHANGE

Article 3.1	Outline of the Companies after the Share Exchange

1.	Subject to obtaining the approval of the shareholders’ meeting of Minebea, the trade name of Minebea after the Share Exchange becomes effective will be Minebea Mitsumi Kabushiki Kaisha (English name: MINEBEA MITSUMI Inc.), and the location of the head office will remain as Miyota-machi, Kitasaku-gun, Nagano.

2.	Minebea and Mitsumi shall decide upon consultation the policy for the trade name of Mitsumi after the Share Exchange becomes effective on or before the Effective Date, and the location of the head office will remain as Tama-shi, Tokyo.

Article 3.2	Management Team

1.	The directors of Minebea after the Effective Date shall be as set out below:

(1)	Two directors of Minebea shall be persons (the “Mitsumi Nominated Directors”) nominated by Mitsumi. Mitsumi shall nominate Mr. Shigeru Moribe, President & CEO of Mitsumi, as one of the Mitsumi Nominated Directors.

(2)	Mitsumi may nominate Mitsumi Nominated Director Mr. Shigeru Moribe, President & CEO of Mitsumi, as Representative Director and Vice Chairman of Minebea. Minebea shall submit a proposal that the Mitsumi Nominated Directors are to be elected as directors to the general shareholders’ meeting of Minebea to be held immediately after the Effective Date, and if such proposal is approved, Minebea shall immediately hold a meeting of the board of directors of Minebea, and appoint the Representative Director, President and Chief Executive Officer of Minebea as Representative Director, Chairman and President at the same time as appointing the Representative Director and Vice Chairman in accordance with the nomination by Mitsumi.

(3)	For the period from the Effective Date to the time in which the Mitsumi Nominated Directors assume office as directors of Minebea pursuant to the preceding item, the Mitsumi Nominated Directors may, as advisors of Minebea, attend the meetings of the board of directors of Minebea and other material meetings as observers without voting rights.

2.	The directors of Mitsumi after the Effective Date shall be as set out below:

(1)	The number of directors of Mitsumi to be determined by Minebea at its discretion that is between three and five shall be persons (the “Minebea Nominated Directors”) nominated by Minebea. Minebea shall nominate Mr. Yoshihisa Kainuma, Representative Director, President and Chief Executive Officer of Minebea, as one of the Minebea Nominated Directors.

(2)

Minebea may nominate Mr. Yoshihisa Kainuma, Representative Director, President and Chief Executive Officer of Minebea, who is a Minebea Nominated Director as Director and Chairman of Mitsumi, and one of other Minebea Nominated Directors as Representative Director and Vice President of Mitsumi, respectively. Mitsumi shall, on the Effective Date, make a proposal that the Minebea

App. A-3

Nominated Directors are to be nominated as directors pursuant to Article 319, Paragraph 1 of the Companies Act immediately after the Share Exchange becomes effective and after obtaining approval from Minebea, shall immediately hold a meeting of the board of directors of Mitsumi and nominate the Director and Chairman, and the Representative Director and Vice President in accordance with the nomination by Minebea. If the number of the Minebea Nominated Directors nominated by Minebea on the Effective Date is less than five, Minebea may, at any time after the Effective Date, increase the number of the Minebea Nominated Directors up to five.

3.	The management team of the holding company at the time of shifting Minebea to a holding company structure as set out in Article 2.1, Paragraph 2 shall be as set out below:

(1)	Mr. Yoshihisa Kainuma, Representative Director, President and Chief Executive Officer of Minebea shall assume the office of Representative Director, Chairman and President.

(2)	Mr. Shigeru Moribe, President & CEO of Mitsumi shall assume the office of Representative Director and Vice Chairman.

(3)	Minebea and Mitsumi shall continually discuss and determine the composition of other directors and statutory auditors and other management team members before shifting Minebea to a holding company structure.

CHAPTER 4    COVENANTS BEFORE THE EFFECTIVE DATE

Article 4.1	Preparation for the Integration

1.	Taking into account the purposes of the Integration set out in Article 1.1, Minebea and Mitsumi shall continually provide information and exchange opinions with each other regarding the business strategy and other matters for after the execution of this Agreement at meetings of the integration preparatory committee (the “Committee”) established with each of the Representative Directors and Presidents being joint chairmen and with subcommittees which examine the integration of business areas such as sales, procurement, manufacturing, accounting, personnel affairs, legal affairs, intellectual property and IT systems established as needed under the Committee upon consultation between Minebea and Mitsumi for the purpose of Minebea and Mitsumi discussing matters necessary for the promotion of the Integration including synergy effects of the Integration so that Minebea, and its subsidiaries and affiliates (collectively, the “Integration Company Group”) after the Integration may promptly demonstrate integration effects and maximize the corporate value of the entire Integration Company Group. However, the exchanging of competitive confidential information between Minebea and Mitsumi shall be by methods separately agreed to by Minebea and Mitsumi that do not conflict with the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Law No. 54 of 1947), the U.S. Sherman Antitrust Act (15 U.S.C. §§ 1-7) and other applicable foreign antimonopoly laws or competition laws, and various guidelines published by relevant competition authorities in connection with those laws (collectively the “Competition Laws”).

2.	Minebea and Mitsumi shall, at their own respective responsibility and expense and upon consultation in good faith, take various procedures, responses and other measures that are considered to be reasonably necessary before the Effective Date so that the Integration Company Group may promptly demonstrate integration effects and maximize the corporate value of the entire Integration Company Group after the Integration.

Article 4.2	Procedures under the Laws and Ordinances

Minebea and Mitsumi shall consult with each other in good faith and cooperate in taking any and all procedures required under the Laws and Ordinances (as defined in Article 5.1, Item (2)), and their articles of incorporation and other internal rules to conduct the Share Exchange no later than the day set out in Article 2.2 (including keeping of disclosure documents, procedures for protection of creditors and notice or public notice to shareholders under the Companies Act, filing to the Fair Trade Commission and relevant foreign competition

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authorities under the Competition Laws in various countries, preparation and submission of the securities registration statements (including amended statements) prescribed in the Financial Instruments and Exchange Act, and preparation and registration of the Form F-4 under the U.S. Securities Act of 1933).

Article 4.3	Operation of Business

1.	For the period from the Execution Date to the Effective Date, Minebea and Mitsumi shall, and shall cause their subsidiaries to, perform their business and administer and manage their properties with the due care of prudent managers in order to enhance the corporate value within their ordinary course of business.

2.	Except as otherwise provided for in this Agreement, if Minebea or Mitsumi conducts, or causes its subsidiaries to conduct, any act that may materially affect the execution of the Integration or the Share Exchange Ratio for the period from the Execution Date to the Effective Date, such party shall consult with the other party in advance, and upon such consultation, provide at a reasonable time reasonable explanatory materials pertaining to such act.

Article 4.4	Obtainment of Approval from Other Parties

1.	Prior to the Effective Date, Minebea and Mitsumi shall make their best efforts to obtain approval from other parties to the agreements from which Minebea or Mitsumi is required to obtain approval upon the execution of the Share Exchange in accordance with the provisions of such agreements.

2.	Prior to the Effective Date, Minebea and Mitsumi shall give notice to other parties to the agreements to which Minebea or Mitsumi is required to give prior notice upon the execution of the Share Exchange in accordance with the provisions of such agreements.

Article 4.5	Cancellation of Treasury Shares

Mitsumi shall cancel all of its treasury shares held thereby at the Record Time (including treasury shares acquired in response to any demands for purchase of shares that are exercised upon the Share Exchange by dissenting shareholders as prescribed in Article 785, Paragraph 1 of the Companies Act ) by the resolution of the meeting of the board of directors held on or before the day immediately prior to the Effective Date.

Article 4.6	Treatment of Euro-Yen CB

1.	In accordance with the provisions of Article 9 of the Share Exchange Agreement, Minebea shall, upon the Share Exchange, allot the stock acquisition rights of Minebea on the conditions set out in Attachment 2 of the Share Exchange Agreement to the holders of the stock acquisition rights attached to the Euro-Yen Convertible-Bonds-Type Bonds with Stock Acquisition Rights due 2022 (which were issued on August 3, 2015; the “Bonds with Stock Acquisition Rights”) issued by Mitsumi immediately prior to the Effective Date (the “Allotted Stock Acquisition Rights”) as the stock acquisition rights in place of the Allotted Stock Acquisition Rights at the ratio of one stock acquisition right of Minebea to one Allotted Stock Acquisition Right held by Minebea, and shall assume any and all obligations pertaining to the Bonds with Stock Acquisition Rights that have not been redeemed immediately prior to the Effective Date.

2.	In accordance with the provisions of the Agreement executed on the same date as the Execution Date and attached hereto as Exhibit 4.6, Mitsumi shall owe to Minebea, as consideration for the bond obligations pertaining to the Bonds with Stock Acquisition Rights assumed by Minebea as a result of the Share Exchange, obligations in the same amount as such bond obligations.

Article 4.7	Capital Policy for after the Execution of this Agreement

1.

Except as provided for in the following paragraph, neither party shall, after the Execution Date, resolve to distribute any dividend with a record date prior to the Effective Date, or to acquire own shares with an

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acquisition date prior to the Effective Date (unless either party is required to acquire own shares upon the exercise of the rights by the shareholders under the applicable laws or ordinances); provided, however, that Minebea may distribute dividend (i) to the shareholders or registered pledgees of shares entered or recorded in the final shareholder register as of March 31, 2016 up to the amount of 10 yen per share and 4,193,246,950 yen in total, and (ii) to the shareholders or registered pledgees of shares entered or recorded in the final shareholder register as of September 30, 2016 up to the amount of 10 yen per share and 4,193,246,950 yen in total.

2.	Minebea and Mitsumi shall announce and execute, as necessary, the policy for returns to shareholders such as acquisition of own shares as the capital policy for after the execution of this Agreement after mutual consultation and examination, by taking into account the profit level per share of Minebea and Mitsumi calculated in the light of dilution due to increase in the total number of issued shares of Minebea (including potential shares pertaining to the bonds with stock acquisition rights) after the Effective Date, business results of Minebea and Mitsumi, synergy effects of the Integration and other factors.

Article 4.8	Exercise of Appraisal Right

If any shareholder of Mitsumi exercises his or her appraisal right upon the Share Exchange, Mitsumi shall disclose to Minebea the details of demand by, and negotiation with, the person exercising his or her appraisal right, and negotiate the purchase price and otherwise take measures upon consultation with Minebea. After the Share Exchange becomes effective, Minebea shall take measures for the exercise of the appraisal right, and make decisions thereon.

Article 4.9	Duty of Notification

For the period from the Execution Date to the Effective Date, if the representations or warranties of Minebea or Mitsumi are found to be false or inaccurate, or recognized to be reasonably likely to be false or inaccurate, or if an event that is likely to materially affect the implementation of the Integration occurs or is found, Minebea or Mitsumi shall promptly give written notice to the other party to that effect; provided, however, that the notifying party shall not be released from any legal responsibilities including responsibilities under this Agreement for the falseness or inaccuracy of such representations or warranties.

Article 4.10	Duty of Provision of Information

For the period from the Execution Date to the Effective Date, Minebea and Mitsumi shall, at the reasonable request of the other party, provide materials and other information to a reasonable extent in good faith regarding any matters deemed necessary for the smooth implementation of the Integration; provided, however, that the exchanging of competitive confidential information between Minebea and Mitsumi shall be by methods separately agreed to by Minebea and Mitsumi that do not conflict with the Competition Laws of various countries.

Article 4.11	Duty of Exclusive Negotiation

1.	For the period from the Execution Date to the Effective Date, neither party shall conduct any act that interferes with the examination of the Integration, or directly or indirectly engage in any provision of information, solicitation, consultation, negotiation, act of agreement or formation of contract for the transactions (the “Competitive Transactions”) that would contradict or conflict with the execution of the Integration, including, but not limited to, merger, share exchange, share transfer or other reorganization with a third party other than the other party, or directly or indirectly propose any Competitive Transaction to a third party other than the other party.

2.

Notwithstanding the provisions of the preceding paragraph, if either party receives a proposal for the Competitive Transactions (the “Competitive Proposal”) from a third party other than the other party, and

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receives advice from outside attorneys to the effect that failure to examine such proposal is highly likely to violate the duty of care of a prudent manager or the fiduciary duty of its directors, then such party shall notify the other party of the fact of the receipt of such Competitive Proposal (including the name of such third party) and the outline of such Competitive Proposal, and when necessary, shall thereafter promptly report to the other party the details of offers, communications, notices, provided information and other matters from such party together with relevant materials, records and other items and consult in good faith with the other party on the measures to be taken.

Article 4.12	Other Matters to be Performed before the Day Immediately Prior to the Effective Date

Minebea shall perform the following matters on or before the day immediately prior to the Effective Date:

(1)	submit to the general shareholders’ meeting of Minebea a proposal to amend the articles of incorporation to the effect that the trade name of Minebea be changed to Minebea Mitsumi Kabushiki Kaisha (English name: MINEBEA MITSUMI Inc.) at the same time as the Share Exchange becoming effective; and

(2)	submit to the general shareholders’ meeting of Minebea a proposal to amend the articles of incorporation (provided that the amendment of the articles of incorporation becomes effective before the Effective Date) to the effect that the number of directors be not more than 12.

Article 4.13	Other Covenants

1.	Minebea and Mitsumi shall consult with each other in good faith on the unfinished registration of the buildings of Tianjin Mitsumi Electric Co., Ltd. located at No. 202 Weiguo Road, Dongli District, Tianjin, the People’s Republic of China, and if Minebea and Mitsumi confirm as a result of such consultation that there are matters for which they should take measures, Mitsumi shall make commercially reasonable efforts to take such measures.

2.	Mitsumi shall make its best efforts, and cause Cebu Mitsumi, Inc. to make its best efforts, to change the shareholder composition of Mitsumi Realty, Inc. to a composition that to the reasonable satisfaction to Minebea does not conflict with any foreign investment regulation under the Philippines laws as soon as reasonably possible.

3.	Mitsumi shall, at the reasonable request of Minebea, regularly report to Minebea the progress of the matters set out in the preceding two items and provide to Minebea materials regarding the progress of such matters after the Execution Date.

CHAPTER 5    REPRESENTATIONS AND WARRANTIES

Article 5.1	Representations and Warranties of Minebea

Minebea represents and warrants to Mitsumi that the following items are true and accurate as of the Execution Date and the Effective Date (however, if another time is otherwise specified, then as of that time).

(1)	Incorporation and existence

Minebea is a joint stock company (kabushiki kaisha) legally and validly incorporated and existing under the laws of Japan, and has legal capacity and corporate power necessary to carry out its business as now conducted.

(2)	Execution and performance of this Agreement

Minebea has legal capacity and corporate power necessary to execute this Agreement legally and validly and to perform the obligations under this Agreement. The execution of this Agreement and

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performance of the obligations hereunder by Minebea are within the businesses purposes thereof, and Minebea has legally and validly completed all procedures for the execution of this Agreement and performance of the obligations hereunder required by laws, cabinet orders, notifications, rules, orders, prefectural ordinances, guidelines, and any other regulations (collectively, “Laws and Ordinances”) and the articles of incorporations and any other internal regulations of Minebea.

(3)	Enforceability

This Agreement has been legally and validly executed by Minebea and, when legally and validly executed by Mitsumi, will constitute legal, valid, and legally binding obligations of Minebea, and such obligations will be enforceable against Minebea in accordance with each provision of this Agreement unless enforcement of performance of such obligations is restricted by the Laws and Ordinances.

(4)	No conflict with the Laws and Ordinances

Execution of this Agreement and performance of the obligations hereof by Minebea do not (i) violate any Laws and Ordinances applicable to Minebea, (ii) violate the articles of incorporations and any other internal regulations of Minebea, or (iii) violate any registration, permission, authorization, approval, license, consent, exemption, or the like pertaining to relevant authorities (collectively, the “Permissions”) necessary for Minebea to carry out its business.

(5)	Financial statements

The consolidated financial statements and financial statements of Minebea for the business year ended March 31, 2014 and the business year ended March 31, 2015 (collectively, the “Minebea Financial Statements”) have been prepared in accordance with business accounting standards that are generally accepted as fair and appropriate in Japan and each fairly indicates the financial condition and results of operations and the state of cash flow pertaining to the relevant business year in material respects, and an unqualified opinion has been expressed by an auditing firm that satisfies the requirements of Article 193-2 of the Financial Instruments and Exchange Act. Except for information publicly announced by Minebea (which means information described in the annual securities reports, quarterly securities reports, and extraordinary reports submitted by Minebea in accordance with the provisions of the Financial Instruments and Exchange Act and information disclosed in accordance with the Financial Instruments Exchanges Rules; the same applies hereafter in this Article 5.1), there has been no fact or cause that would have a material adverse effect on Minebea’s financial condition, results of operations, or cash flow or the prospects thereof since (and including) April 1, 2015 until the Execution Date.

(6)	No liabilities

There has been no material liability, obligation, debt, or any other responsibility (whether definite or contingent and regardless of the cause therefor) in Minebea and its subsidiaries as of the Execution Date, except for that described or reflected in Minebea Financial Statements and that arising in the ordinary course of business of Minebea and its subsidiaries since (and including) April 1, 2015.

(7)	Veracity and accuracy of public information such as annual securities reports

All of the information publicly announced by Minebea since (and including) April 1, 2013 (except for information that is subsequently revised by Minebea by public announcement) is true and accurate in its contents in all material respects, contains no false statements in any material respects, and contains no omission of material matters that should be stated or material facts that are necessary to avoid misunderstanding.

(8)	Antisocial forces

None of Minebea or its subsidiaries is an antisocial force (meaning an organized crime group as prescribed in Article 2, Item 2 of the Act on Prevention, etc. of Unjust Acts by Organized Crime Group Members, a member of an organized crime group as prescribed in Article 2, Item 6 of that Act, a quasi-member of an organized crime group, a corporation related to an organized crime group, a person

App. A-8

related to a corporation related to an organized crime group, a corporate racketeer (sokaiya), a rogue acting in the name of social movements, an organized crime group that utilizes specialized knowledge, a person similar thereto, any other group or individual pursuing economic benefits by using violence, force, or fraudulent means; the same applies hereafter). Neither Minebea nor any of its subsidiaries currently has any direct relationship with antisocial forces in respect of capital, funds, or transactions, or pays money to, provides benefits to, or otherwise relates to or interacts with antisocial forces. Neither Minebea nor any of its subsidiaries has appointed or will appoint as an officer or hire as an employee or the like any person who belongs to or interacts with an antisocial forces.

(9)	Disclosure of information

Information disclosed by Minebea to Mitsumi or its attorneys, certifies public accountants, tax accountants, or any other advisors (collectively, “Advisors”) in relation to the Integration are true and accurate in any material respects and, except for matters disclosure of which is restricted by relevant authorities or the like, do not lack information necessary to avoid misunderstanding with respect to any material matters pertaining to Minebea or its subsidiaries (however, this applies only to information regarding matters that are reasonably requested by a party to the other party and that are able to be disclosed by the requested party to a reasonable extent in light of the circumstances in which such request was made).

Article 5.2	Representations and Warranties of Mitsumi

Mitsumi represents and warrants to Minebea that the following items are true and accurate as of the Execution Date and the Effective Date (however, if another time is otherwise specified, then as of that time).

(1)	Incorporation and existence

Mitsumi is a joint stock company (kabushiki kaisha) legally and validly incorporated and existing under the laws of Japan, and has legal capacity and corporate power necessary to carry out its business as now conducted.

(2)	Execution and performance of this Agreement

Mitsumi has legal capacity and corporate power necessary to execute this Agreement legally and validly and to perform the obligations under this Agreement. The execution of this Agreement and performance of the obligations hereunder by Mitsumi are within the businesses purposes thereof, and Mitsumi has legally and validly completed all procedures for the execution of this Agreement and performance of the obligations hereunder required by Laws and Ordinances and the articles of incorporations and any other internal regulations of Mitsumi.

(3)	Enforceability

This Agreement has been legally and validly executed by Mitsumi and, when legally and validly executed by Minebea, will constitute legal, valid, and legally binding obligations of Mitsumi, and such obligations will be enforceable against Mitsumi in accordance with each provision of this Agreement unless enforcement of performance of such obligations is restricted by the Laws and Ordinances.

(4)	No conflict with the Laws and Ordinances

Execution of this Agreement and performance of the obligations hereof by Mitsumi do not (i) violate any Laws and Ordinances applicable to Mitsumi, (ii) violate the articles of incorporations and any other internal regulations of a Mitsumi, or (iii) violate any Permissions necessary for Mitsumi to carry out its business.

(5)	Financial statements

The consolidated financial statements and financial statements of Mitsumi for the business year ended March 31, 2014 and the business year ended March 31, 2015 (collectively, the “Mitsumi Financial Statements”) have been prepared in accordance with business accounting standards that are generally

App. A-9

accepted as fair and appropriate in Japan and each fairly indicates the financial condition and results of operations and the state of cash flow pertaining to the relevant business year in material respects, and an unqualified opinion has been expressed by an auditing firm that satisfies the requirements of Article 193-2 of the Financial Instruments and Exchange Act. Except for information publicly announced by Mitsumi (which means information described in the annual securities reports, quarterly securities reports, and extraordinary reports submitted by Mitsumi in accordance with the provisions of the Financial Instruments and Exchange Act and information disclosed in accordance with the Financial Instruments Exchanges Rules; the same applies hereafter in this Article 5.1), there has been no fact or cause that would have a material adverse effect on Mitsumi’s financial condition, results of operations, or cash flow or the prospects thereof since (and including) April 1, 2015 until the Execution Date.

(6)	No liabilities

There has been no material liability, obligation, debt, or any other responsibility (whether definite or contingent and regardless of the cause therefor) in Mitsumi and its subsidiaries as of the Execution Date, except for that described or reflected in Mitsumi Financial Statements and that arising in the ordinary course of business of Mitsumi and its subsidiaries since (and including) April 1, 2015.

(7)	Veracity and accuracy of public information such as annual securities reports

All of the information publicly announced by Mitsumi since (and including) April 1, 2013 (except for information that is subsequently revised by Mitsumi by public announcement) is true and accurate in its contents in all material respects, contains no false statements in any material respects, and contains no omission of material matters that should be stated or material facts that are necessary to avoid misunderstanding.

(8)	Antisocial forces

None of Mitsumi or its subsidiaries is an antisocial force. Neither Mitsumi nor any of its subsidiaries currently has any direct relationship with antisocial forces in respect of capital, funds, or transactions, or pays money to, provides benefits to, or otherwise relates to or interacts with antisocial forces. Neither Mitsumi nor any of its subsidiaries has appointed or will appoint as an officer or hire as an employee or the like any person who belongs to or interacts with an antisocial forces.

(9)	Disclosure of information

Information disclosed by Mitsumi to Minebea or its Advisors in relation to the Integration are true and accurate in any material respects and, except for matters disclosure of which is restricted by relevant authorities or the like, do not lack information necessary to avoid misunderstanding with respect to any material matters pertaining to Mitsumi or its subsidiaries (however, this applies only to information regarding matters that are reasonably requested by a party to the other party and that are able to be disclosed by the requested party to a reasonable extent in light of the circumstances in which such request was made).

CHAPTER 6    CONDITIONS PRECEDENT

Article 6.1	Conditions Precedent for Minebea

Minebea’s obligations to carry out the Share Exchange shall be subject to the satisfaction at the time immediately prior to the Effective Date of all of the following matters. However, if any or all of the following matters have not been satisfied on the Effective Date, Minebea may, at its own discretion, waive any of those unsatisfied conditions (except for the conditions set out in Items (3) through (5)) and carry out the Share Exchange.

(1)	All of the representations and warranties of Mitsumi set out in Article 5.2 are true and accurate in all material respects.

(2)	Mitsumi has, in all material respects, performed or complied with all matters to be performed or complied with by the Effective Date pursuant to this Agreement.

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(3)	With respect to the procedures required by the Competition Laws of each country that are necessary for the Share Exchange, all requisite waiting periods (including extended periods if any such waiting periods are extended by any governmental institution or other relevant authorities having jurisdiction over those procedures; the same applies hereafter) has passed, and governmental institutions or other relevant authorities having jurisdiction over those procedures have not issued any cease or desist order or taken any proceedings for a cease and desist order under those Competition Laws (including issuing a prior notice, or issuing a document requesting a report or the like provided for in those Competition Laws), or taken any similar measures or procedures that would impede the consummation of the Share Exchange (collectively, “Cease and Desist Orders”).

(4)	Registration of Form F-4 required for the Share Exchange has become effective under the U.S. Securities Act of 1933 and remains effective.

(5)	The shareholders meeting of Mitsumi has resolved to approve the Share Exchange by the day immediately preceding the Effective Date.

(6)	It is not the case that Mr. Shigeru Moribe has resigned as Mitsumi’s director for any reason and that Minebea has thereby reasonably judged that it has become objectively difficult in real terms to achieve the purpose of the Integration.

(7)	The shareholders meeting of Minebea has resolved the proposals set out in Article 4.12, Item (1) and Article 4.12, Item (2) by the day immediately preceding the Effective Date.

(8)	After the execution of this Agreement, there has been no cause that makes it difficult to achieve the purpose of the Integration due to any situation that will be reasonably deemed likely to have a material adverse effect on Mitsumi’s financial condition, results of operations, cash flow, business, or rights or obligations.

Article 6.2	Conditions Precedent for Mitsumi

Mitsumi’s obligations to carry out the Share Exchange shall be subject to the satisfaction at the time immediately prior to the Effective Date of all of the following matters. However, if any or all of the following matters have not been satisfied on the Effective Date, Mitsumi may, at its own discretion, waive any of those unsatisfied conditions (except for the conditions set out in Items (3) through (5)) and carry out the Share Exchange.

(1)	All of the representations and warranties of Minebea set out in Article 5.2 are true and accurate in all material respects.

(2)	Minebea has, in all material respects, performed or complied with all matters to be performed or complied with by the Effective Date pursuant to this Agreement.

(3)	With respect to the procedures required by the Competition Laws of each country that are necessary for the Share Exchange, all requisite waiting periods has passed, and governmental institutions or other relevant authorities having jurisdiction over those procedures have not issued any Cease and Desist Orders.

(4)	Registration of Form F-4 required for the Share Exchange has become effective under the U.S. Securities Act of 1933 and remains effective.

(5)	The shareholders meeting of Mitsumi has resolved to approve the Share Exchange by the day immediately preceding the Effective Date.

(6)	The shareholders meeting of Mitsumi has resolved the proposals set out in Article 4.12, Item (1) and Article 4.12, Item (2) by the day immediately preceding the Effective Date.

(7)	After the execution of this Agreement, there has been no cause that makes it difficult to achieve the purpose of the Integration due to any situation that will be reasonably deemed likely to have a material adverse effect on Minebea’s financial condition, results of operations, cash flow, business, or rights or obligations.

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CHAPTER 7    INDEMNIFICATION

Article 7.1	Indemnification

If either Minebea or Mitsumi causes any damage, loss, or expense (including attorney fees or the like to a reasonable extent; collectively, “Damage”) to the other party as a result of or in connection with its failure to perform or comply with its obligations under this Agreement or untruth or inaccuracy of its representations and warranties, the breaching party shall indemnify that other party for such Damage.

CHAPTER 8    TERMINATION OF THIS AGREEMENT

Article 8.1	Termination of this Agreement

1.	This Agreement will be terminated only before the Effective Date and only in the event that any of the following events occurs:

(1)	Minebea and Mitsumi agree in writing to terminate this Agreement;

(2)	this Agreement is cancelled by either party in accordance with Article 8.2; or

(3)	the Share Exchange is discontinued in accordance with the provisions of the Share Exchange Agreement or the Share Exchange Agreement becomes invalid.

2.	Each of Minebea and Mitsumi acknowledges that (i) if the conditions precedent for its obligations set out in Chapter 6 are not satisfied as of the Effective Date and it has not waived such conditions or (ii) if this Agreement is terminated under Article 8.1, Paragraph 1, Items (1) and (2), such event will constitute the occurrence or discovery of “an event that materially interferes with the execution of the Share Exchange” as provided for in Article 11 of the Share Exchange Agreement, and agrees in advance that the Share Exchange will be treated as discontinued pursuant to that Article.

3.	Each party shall not be released by termination of this Agreement from rights or obligations that have arisen under this Agreement at the time of termination of this Agreement or responsibilities under this Agreement that arise after termination of this Agreement based on any act or omission before termination of this Agreement.

4.	Notwithstanding the termination of this Agreement, Article 7.1, Article 8.1, and Chapter 9 will survive that termination.

Article 8.2	Cancellation

1.	If any of the following events occurs, Minebea may immediately cancel this Agreement only before the Effective Date by providing written notice to the other party:

(1)	Mitsumi breaches any of its representations or warranties set out in Article 5.2 in any material respects;

(2)	Mitsumi breaches any of its obligations under this Agreement in any material respects;

(3)	Mitsumi goes into dissolution or liquidation or is made subject to, or has filed, a petition for commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation, or any other insolvency proceedings equivalent thereto (including those under foreign laws) (“Legal Insolvency Proceedings”), or suspends payment, becomes unable to pay debts, or becomes insolvent; or

(4)	it becomes difficult to achieve the purpose of the Integration due to any situation reasonably deemed likely to have a material adverse effect on Mitsumi’s financial condition, results of operations, cash flow, business, or rights or obligations.

2.	If any of the following events occurs, Mitsumi may immediately cancel this Agreement only before the Effective Date by providing written notice to the other party:

(1)	Minebea breaches any of its representations or warranties set out in Article 5.1 in any material respects;

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(2)	Minebea breaches any of its obligations under this Agreement in any material respects;

(3)	Minebea goes into dissolution or liquidation or is made subject to, or has filed, a petition for commencement of Legal Insolvency Proceedings, or suspends payment, becomes unable to pay debts, or becomes insolvent; or

(4)	it becomes difficult to achieve the purpose of the Integration due to any situation reasonably deemed likely to have a material adverse effect on Minebea’s financial condition, results of operations, cash flow, business, or rights or obligations.

CHAPTER 9    MISCELLANEOUS PROVISIONS

Article 9.1	Confidentiality

1.	Neither Minebea nor Mitsumi shall, unless it obtains prior written approval of the other party, use for any purpose other than the purpose of this Agreement, or divulge or disclose to a third party (except for the officers and employees of the respective party), any information disclosed or provided by the other party in connection with the content of this Agreement, the fact of the execution of this Agreement, or the examination or discussion of the Integration (collectively, “Confidential Information”). However, this does not apply if, to an extent reasonably necessary for the examination of the Integration, (i) the party discloses Confidential Information to Advisors or (ii) the party is required to disclose Confidential Information under Laws and Ordinances or the Securities Exchanges Rules or upon request of a court, a tax office, or any other public institution.

2.	The provisions of Article 9.1, Paragraph 1 will not apply to the following information:

(1)	information that was already public when received;

(2)	information that became public for a reason not attributable to the person who received that information after it was received;

(3)	information that the receiving party who received that information duly obtained from a third party without bearing confidentiality obligations;

(4)	information that had been duly held by the receiving party before it was received; or

(5)	information that was developed by the receiving party independently of Confidential Information.

3.	Unless otherwise prescribed by the parties, the confidentiality obligations under this Article 9.1 will continue for 3 years after execution of this Agreement.

Article 9.2	Public Announcements

1.	If either Minebea or Mitsumi makes any external public announcement relating to this Agreement and the Integration, it shall consult in advance and agree upon the timing, method, and content of the announcement, and make the announcement in accordance with such agreement.

2.	Notwithstanding the foregoing each of Minebea and Mitsumi may, if required or requested under Laws and Ordinances, make an external public announcement relating to this Agreement and the Integration to a reasonably necessary extent. However, the party that intends to make such announcement shall provide the other party with prior written notice and consult in advance with the other party on the timing, method, and the content of the announcement to the extent possible.

Article 9.3 Notices

Notices and other communication under this Agreement shall be given in writing, by facsimile, or by e-mail to the respective contact details set out below for each party. However, each of Minebea and Mitsumi may change those contact details by notifying the other party pursuant to this Article 9.3.

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To Minebea

Address:	3-9-6, Mita, Minato-ku, Tokyo, 108-8330
Attention:	Keitaro Kanzaki, Legal Department, Minebea Co., Ltd
Facsimile:	03-6758-6726
E-mail:	kanzaki@minebea.co.jp

To Mitsumi

Address:	2-11-2, Tsurumaki, Tama-shi, Tokyo, 206-8567
Attention:	Yoshiaki Fujita, Equity and Legal Affairs Group, General Affairs Department, Mitsumi Electric Co., Ltd.
Facsimile:	042-310-5168
E-mail:	fujita.yoshiaki@mitsumi.co.jp

Article 9.4	Expenses

Each of Minebea and Mitsumi shall, unless otherwise agreed between the parties, respectively bear expenses incurred by and expended by the party in question in relation to the consideration of the Integration and the negotiation, execution, and performance of this Agreement, and shall not require the other party to bear such expenses. However, this does not apply to the case where the party requests compensation for expenses it incurs as Damage pursuant to Article 7.1.

Article 9.5	Entire Agreement

This Agreement (including the exhibits) constitutes the entire agreement between the parties with respect to the subject matter, and any contracts, agreements, understandings, or other arrangements, whether written or oral, on such subject matter between the parties before the execution of this Agreement will be invalid upon the execution of this Agreement.

Article 9.6	Prohibition of Assignment of Rights and Obligations

Neither Minebea nor Mitsumi shall assign to a third party or allow a third party to succeed to, or provide as security to a third party, all or any part of its status under this Agreement or its obligations or rights under this Agreement without prior written consent of the other party.

Article 9.7	Severability

If any part of the provisions of this Agreement become invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions will not be in any way impaired or affected.

Article 9.8	Amendment of this Agreement

This Agreement may be amended only by written agreement to which each of Minebea and Mitsumi has affixed its name and seal.

Article 9.9	Governing Law and Jurisdiction

1.	This Agreement will be governed by and interpreted in accordance with the laws of Japan.

2.	If any dispute arises in relation to the performance and interpretation of this Agreement, the Tokyo District Court will have exclusive jurisdiction as the court of first instance.

Article 9.10	Consultation

If any doubt arises regarding any matter not described in this Agreement or regarding the content of this Agreement, Minebea and Mitsumi shall attempt to resolve that doubt through consultation in good faith.

(The remainder of this page has been left blank.)

App. A-14

IN WITNESS WHEREOF, both parties have caused this Agreement to be signed and sealed in duplicate, and each party shall retain one original.

March 30, 2016

Minebea:	Yoshihisa Kainuma
Representative Director, President and Chief
Executive Officer
Minebea Co., Ltd.
4106-73, Oaza Miyota, Miyota-machi,
Kitasaku-gun, Nagano

Mitsumi:	Shigeru Moribe
President & CEO
Mitsumi Electric Co., Ltd.
2-11-2, Tsurumaki, Tama-shi, Tokyo

App. A-15

Exhibit 2.1

SHARE EXCHANGE AGREEMENT

Minebea Co., Ltd. (“Minebea”) and Mitsumi Electric Co., Ltd. (“Mitsumi”) enter into this Share Exchange Agreement (this “Agreement”) on March 30, 2016 (the “Execution Date”) as follows.

Article 1	Share Exchange

Minebea and Mitsumi shall conduct a share exchange (the “Share Exchange”) in accordance with the provisions of this Agreement through which Minebea becomes a wholly-owning parent company of Mitsumi and Mitsumi becomes a wholly-owned subsidiary of Minebea, and Minebea shall acquire all of the issued shares of Mitsumi (excluding shares of Mitsumi held by Minebea; the same applies hereinafter) by way of the Share Exchange.

Article 2	Trade Names and Addresses of Wholly-owning Parent Company Resulting from Share Exchange and Wholly-owned Subsidiary Resulting from Share Exchange

The trade names and addresses of Minebea and Mitsumi are as set out below:

(1)	Minebea (wholly-owning parent company resulting from share exchange)

Trade name:	Minebea Co., Ltd.
Address:	4106-73, Oaza Miyota, Miyota-machi, Kitasaku-gun, Nagano

(2)	Mitsumi (wholly-owned subsidiary resulting from share exchange)

Trade name:	Mitsumi Electric Co., Ltd.
Address:	2-11-2, Tsurumaki, Tama-shi, Tokyo

Article 3	Shares Delivered upon the Share Exchange and Allotment Thereof

1.	Minebea shall, upon the Share Exchange, deliver shares of common stock of Minebea to the shareholders (which means shareholders after the cancellation of treasury shares of Mitsumi pursuant to Article 10, and excluding Minebea; the same applies in this Article) of Mitsumi at the time (the “Record Time”) immediately prior to the time at which Minebea acquires all of the issued shares of Mitsumi by way of the Share Exchange in the total number of shares of common stock of Mitsumi held by such shareholders multiplied by 0.59 in place of the shares of common stock of Mitsumi.

2.	Minebea shall, upon the Share Exchange, allot shares of common stock of Minebea to the shareholders of Mitsumi at the ratio of 0.59 shares of common stock of Minebea per share of common stock of Mitsumi held by such shareholders.

3.	If the number of shares of common stock of Minebea to be allotted by Minebea to the shareholders of Mitsumi in accordance with the provisions of the preceding two paragraphs includes a fraction of less than one share, Minebea shall treat such fraction in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and ordinances.

Article 4	Amounts of Stated Capital and Capital Reserves of Minebea

The amounts of the stated capital and capital reserves of Minebea to be increased due to the Share Exchange are as set out below:

(1)	Amount of stated capital:	0 yen

(2)	Amount of capital reserves:	Amount separately determined by Minebea pursuant to Article 39 of the Regulations on Corporate Accounts

(3)	Amount of revenue reserves:	0 yen

App. A-16

Article 5	Effective Date

The date on which the Share Exchange becomes effective (the “Effective Date”) shall be March 17, 2017; provided, however, that if it is necessary for the progress of the procedures for the Share Exchange or for other reasons, Minebea and Mitsumi may change the date upon agreement through consultation.

Article 6	Approval of Shareholders’ Meeting

1.	Minebea will not obtain approval of this Agreement from the shareholders’ meeting in accordance with the provisions of the main text of Article 796, Paragraph 2 of the Companies Act; provided, however, that if it is necessary to obtain approval of this Agreement from the shareholders’ meeting in accordance with the provisions of Article 796, Paragraph 3 of the Companies Act, Minebea shall request the shareholders’ meeting to give approval of this Agreement no later than the day immediately prior to the Effective Date.

2.	At the extraordinary shareholders’ meeting of Mitsumi to be held on December 27, 2016 (the “Mitsumi Extraordinary Shareholders’ Meeting”), Mitsumi shall seek approval of this Agreement.

3.	If it is necessary for the progress of the procedures for the Share Exchange or for other reasons, Minebea and Mitsumi may change the day on which the Mitsumi Extraordinary Shareholders’ Meeting is held upon agreement through consultation.

Article 7	Operation of Business

1.	For the period from the Execution Date to the Effective Date, Minebea and Mitsumi shall, and shall cause their subsidiaries to, perform their business and administer and manage their properties with the due care of prudent managers in order to enhance the corporate value within their ordinary course of business.

2.	Except as otherwise provided for in this Agreement, if Minebea or Mitsumi conducts, or causes its subsidiaries to conduct, any act that may materially affect the execution of the Share Exchange or the Share Exchange Ratio for the period from the Execution Date to the Effective Date, such party shall consult with the other party in advance, and upon such consultation, provide at a reasonable time reasonable explanatory materials pertaining to such act.

Article 8	Distribution of Dividends

1.	Except as provided for in the following paragraph, neither party shall, after the Execution Date, resolve to distribute any dividend with a record date prior to the Effective Date, or to acquire its own shares with an acquisition date prior to the Effective Date (unless either party is required to acquire its own shares upon the exercise of the rights by the shareholders under the applicable laws or ordinances).

2.	Notwithstanding the provisions of the preceding paragraph, Minebea may distribute dividend (i) to the shareholders or registered pledgees of shares entered or recorded in the final shareholder register as of March 31, 2016 up to the amount of 10 yen per share and 4,193,246,950 yen in total, and (ii) to the shareholders or registered pledgees of shares entered or recorded in the final shareholder register as of September 30, 2016 up to the amount of 10 yen per share and 4,193,246,950 yen in total. However, Minebea and Mitsumi may change the distribution amount of such dividend upon separate agreement in writing.

Article 9	Stock Acquisition Rights Delivered upon the Share Exchange and Allotment Thereof, and Transfer of Bonds

1.

Minebea shall, upon the Share Exchange, deliver to the holders (the “Mitsumi Stock Acquisition Rights Holders”) of the stock acquisition rights (the “Mitsumi Stock Acquisition Rights”) as described in the “Terms of Euro-Yen Convertible-Bonds-Type Bonds with Stock Acquisition Rights due 2022 of Mitsumi Electric Co., Ltd.” attached hereto as Attachment 1 which are attached to the Euro-Yen Convertible Bonds Due 2022 (Bonds with Stock Acquisition Rights) issued by Mitsumi at the Record Time (which were issued

App. A-17

on August 3, 2015; the “Mitsumi Bonds with Stock Acquisition Rights”) the stock acquisition rights of Minebea (which means the stock acquisition rights as described in “1. Matters relating to the Stock Acquisition Rights” of the “Terms of Euro-Yen Convertible-Bonds-Type Bonds with Stock Acquisition Rights due 2022 of MINEBEA MITSUMI Inc.” attached hereto as Attachment 2 which are attached to the bonds with stock acquisition rights of Minebea as described in the “Terms of Euro-Yen Convertible-Bonds-Type Bonds with Stock Acquisition Rights due 2022 of MINEBEA MITSUMI Inc.” attached hereto as Attachment 2; the “Minebea Stock Acquisition Rights”) in the same number as that of the Mitsumi Stock Acquisition Rights held by such holders in place of the Mitsumi Stock Acquisition Rights.

2.	Minebea shall, upon the Share Exchange, allot to the Mitsumi Stock Acquisition Rights Holders the Minebea Stock Acquisition Rights at the ratio of one Minebea Stock Acquisition Right to one Mitsumi Stock Acquisition Right held by such Mitsumi Stock Acquisition Rights Holders.

3.	Minebea shall, upon the Share Exchange, assume any and all obligations relating to the Mitsumi Bonds with Stock Acquisition Rights at the Record Time that have not been redeemed at the Record Time as set forth in “8. Allocation Method” of the “Terms of Euro-Yen Convertible-Bonds-Type Bonds with Stock Acquisition Rights due 2022 of MINEBEA MITSUMI Inc.” attached hereto as Attachment 2.

Article 10	Cancellation of Treasury Shares

Mitsumi shall cancel all of its treasury shares held thereby at the Record Time (including treasury shares acquired in response to any demands for purchase of shares that are exercised upon the Share Exchange by dissenting shareholders as prescribed in Article 785, Paragraph 1 of the Companies Act ) by the resolution of the meeting of the board of directors held on or before the day immediately prior to the Effective Date.

Article 11	Amendment to Conditions of, and Cancellation of, the Share Exchange

For the period from the Execution Date to the Effective Date, if any event that materially interferes with the execution of the Share Exchange occurs or is discovered (including, but not limited to, the case where the Fair Trade Commission and relevant foreign competition authorities issue a cease and desist order or otherwise take measures or procedures that prevent the Share Exchange), or if it is otherwise difficult to achieve the purposes of this Agreement, Minebea and Mitsumi may amend the conditions of the Share Exchange or other terms of this Agreement, or cancel the Share Exchange, upon agreement through consultation.

Article 12	Effect of this Agreement

If (i) the Mitsumi Extraordinary Shareholders’ Meeting does not give approval of this Agreement, (ii) the shareholders’ meeting of Minebea does not give approval for this Agreement despite it being necessary for Minebea to obtain approval of this Agreement from the shareholders’ meeting in accordance with the provisions of Article 796, Paragraph 3 of the Companies Act, (iii) the relevant agencies and other authorities do not give approvals or other authorizations necessary for the execution of the Share Exchange as prescribed in laws and ordinances (including, but not limited to, the case where the notification filed by Minebea with respect to the Share Exchange under the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No. 54 of 1947), the U.S. Sherman Antitrust Act (15 U.S.C. §§ 1-7) and other applicable foreign antimonopoly laws or competition laws is not accepted before the Effective Date or the term of procedures for such notification does not end before the Effective Date), or (iv) the Share Exchange is cancelled pursuant to the preceding Article, then this Agreement shall cease to be effective.

Article 13	Consultation

If any doubt arises regarding any matter not described in this Agreement or regarding the content of this Agreement, Minebea and Mitsumi shall attempt to resolve that doubt through consultation in good faith.

(The remainder of this page has been left blank.)

App. A-18

IN WITNESS WHEREOF, both parties have caused this Agreement to be signed and sealed in duplicate, and each party shall retain one original.

March 30, 2016

Minebea:	Yoshihisa Kainuma (seal)
Representative Director, President and Chief Executive Officer

Minebea Co., Ltd.
4106-73, Oaza Miyota, Miyota-machi,
Kitasaku-gun, Nagano

Mitsumi:	Shigeru Moribe (seal)
President and Representative Director

Mitsumi Electric Co., Ltd.
2-11-2, Tsurumaki, Tama-shi, Tokyo

App. A-19

Attachment 1 of the Share Exchange Agreement

Terms of Euro-Yen Denominated Convertible Bonds with

Stock Acquisition Rights due 2022 of Mitsumi Electric Co., Ltd.

1.	Matters relating to the Stock Acquisition Rights

(1)	Total number of the stock acquisition rights attached to the Euro-Yen Denominated Convertible Bonds with Stock Acquisition Rights due 2022 of Mitsumi Electric Co., Ltd. (in Attachment 1, the “Company”) (which means the Euro-Yen Denominated Convertible Bonds with Stock Acquisition Rights due 2022 issued by the Company pursuant to the trust deed (in Attachment 1, the “Trust Deed”) as of August 3, 2015 (London time) executed with BNY Mellon Corporate Trustee Services Limited (in Attachment 1, the “Trustee”); in Attachment 1, the “Bonds with Stock Acquisition Rights,” and the bonds of the Bonds with Stock Acquisition Rights are referred to as the “Bonds” and the stock acquisition rights of the Bonds with Stock Acquisition Rights are referred to as the “Stock Acquisition Rights”)

The number of the Stock Acquisition Rights attached to the Bonds shall be one unit in respect of the Bonds with a face value of 10 million yen, and the total number of such Stock Acquisition Rights shall be 2,000 units plus the number of units obtained by dividing the aggregate amount of face value of the bonds relating to the certificates of bonds with stock acquisition rights to be issued after obtaining appropriate verification and indemnification in the case of loss, theft or destruction of the Certificates of the Bonds with Stock Acquisition Rights as set forth in Paragraph 2(5) below by 10 million yen.

(2)	Class and number of shares to be issued upon exercise of the Stock Acquisition Rights

The class of shares to be issued upon exercise of the Stock Acquisition Rights shall be shares of common stock of the Company, and the number of shares of common stock of the Company that the Company shall issue upon exercise of the Stock Acquisition Rights shall be a number obtained by dividing the total face value of the Bonds subject to an exercise request by the conversion price set forth in Paragraph 1(3) below. Any fraction less than one share resulting from the exercise shall be rounded down, and no cash adjustments shall be made.

(3)	Details of assets to be contributed upon exercise of the Stock Acquisition Rights, and price thereof

(A)	Upon exercise of the Stock Acquisition Rights, the Bonds relating to such Stock Acquisition Rights shall be contributed, and the price of the Bonds shall be the same as the face value thereof.

(B)	The initial conversion price shall be 1,220 yen.

(C)	If, after the issuance of the Bonds with Stock Acquisition Rights, the Company issues shares of its common stock or disposes of shares of its common stock held thereby at a paid-in amount lower than the market price of shares of common stock of the Company, the conversion price shall be adjusted by the following formula. In the following formula, the “number of shares outstanding” means the total number of issued shares of common stock of the Company excluding those held by the Company.

Conversion price after adjustment	=	Conversion price before adjustment	×	Number of shares outstanding	+	Number of shares issued or disposed	×	Paid-in amount per share
Market price
				Number of shares outstanding +			Number of shares issued or disposed

In addition, in the case of stock split or consolidation of shares of common stock of the Company, distribution of certain dividend, or issuance of the stock acquisition rights (including those attached to bonds with stock acquisition rights) by which it is possible to request the issuance of shares of common

App. A-20

stock of the Company at an amount lower than the market price of shares of common stock of the Company, or in the case of occurrence of other certain events, the conversion price shall be adjusted.

(4)	Matters relating to the stated capital and capital reserves to be increased upon issuance of shares upon exercise of the Stock Acquisition Rights

The amount of the stated capital to be increased upon issuance of shares upon exercise of the Stock Acquisition Rights shall be an amount obtained by multiplying the maximum amount of increase of stated capital, etc. calculated in accordance with the provisions of Article 17 of the Regulations on Corporate Accounts by 0.5, and any fraction less than one yen resulting from the calculation shall be rounded up to the nearest whole yen. The amount of the capital reserves to be increased shall be an amount obtained by deducting the amount of the stated capital to be increased from the maximum amount of increase of stated capital, etc.

(5)	Period during which the Stock Acquisition Rights may be exercised

The exercise period of the Stock Acquisition Rights shall be from August 17, 2015 to July 20, 2022 (local time of the location to submit exercise notice). However, (i) upon early redemption of the Bonds by the Company as set forth in Paragraphs 2(4)(B) through 2(4)(F) below, the exercise period shall end on the day that is three (3) business days in Tokyo prior to the redemption date (local time of the location to submit exercise notice) (excluding the Stock Acquisition Rights relating to the Bonds that are chosen not to be redeemed early pursuant to Paragraph 2(4)(C) below), (ii) upon early redemption at the option of a holder of the Bonds with Stock Acquisition Rights (in Attachment 1, the “Holder of Bonds with Stock Acquisition Rights”) as set forth in Paragraph 2(4)(G) below, the exercise period shall end at the time of deposit of the redemption notice to the agency to receive payment and exercise request for stock acquisition rights as set forth in Paragraph 2(9) below, (iii) upon retirement of the Bonds as set forth in Paragraph 2(4)(H) below, the exercise period shall end at the time of cancellation of the Bonds, and (iv) upon acceleration of the Bonds as set forth in Paragraph 2(4)(I) below, the exercise period shall end at the time of acceleration of the Bonds. In each case set out above, the Stock Acquisition Rights may not be exercised after July 20, 2022 (local time of the location to submit exercise notice).

However, if the Company reasonably determines that it is necessary for the Restructuring (as defined in Paragraph 2(4)(D) below) of the Company, the Stock Acquisition Rights may not be exercised during the period designated by the Company within a period of 30 days that ends within 14 days after the day immediately after the effective date of the Restructuring.

Notwithstanding the foregoing, if the calendar day in Japan (or, if such calendar day is not a business day in Tokyo, the immediately following business day in Tokyo) on which the exercise of the Stock Acquisition Rights becomes effective falls within the period commencing on (and including) the day that is two (2) business days in Tokyo prior to the record date designated by the Company or other days (in Attachment 1, collectively with the record date designated by the Company, the “Shareholder Record Date”) designated in order to fix the shareholders in connection with Article 151, Paragraph 1 of the Act on Book Entry of Corporate Bonds and Shares (Act No. 75 of 2001) (or, if such Shareholder Record Date is not a business day in Tokyo, the day that is three (3) business days in Tokyo prior to such Shareholder Record Date) and ending on (and including) such Shareholder Record Date (or, if such Shareholder Record Date is not a business day in Tokyo, the business day in Tokyo immediately following such Shareholder Record Date), then the Stock Acquisition Rights may not be exercised. However, if any Japanese laws, regulations or practices are amended regarding the issuance of shares upon exercise of stock acquisition rights through the book-entry transfer system under the Act on Book Entry of Corporate Bonds and Shares, the Company may change the limitation on the period during which the Stock Acquisition Rights may be exercised pursuant to this paragraph to reflect such amendment. If the day other than the day designated by the Company in the articles of incorporation is set as the Shareholder Record Date, the Company shall give written notice to the Trustee and the Holders of Bonds with Stock Acquisition Rights of the period during which the Stock Acquisition Rights may not be exercised no later than the day that is three (3) business days in Tokyo prior to such Shareholder Record Date.

App. A-21

(6)	Other conditions of exercise of the Stock Acquisition Rights

(A)	Partial exercise of a Stock Acquisition Right is not permitted.

(B)	Until August 3, 2020 (exclusive), only if, for the period of 20 consecutive Dealing Days (as defined below) ending on the last Dealing Day of a certain quarter, the closing price of shares of common stock of the Company exceeds 130% of the conversion price applicable on such last Dealing Day (such case to be determined by the lead agency to receive payment and exercise requests for stock acquisition rights, and such determination to be notified to the Holders of Bonds with Stock Acquisition Rights), a Holder of Bonds with Stock Acquisition Rights may exercise the Stock Acquisition Rights for the period from the first day of the immediately following quarter to the last day of such immediately following quarter (or to August 2, 2020 with respect to the quarter commencing on July 1, 2020). However, the conditions of exercise of the Stock Acquisition Rights as set forth in this Item (B) shall not apply to the following periods:

(a)	(i) the period in which the long-term issuer rating of the Company assigned by Japan Credit Rating Agency, Ltd. or its successor rating agency (in Attachment 1, “JCR”) is BBB- or below, (ii) the period in which JCR ceases to assign the long-term issuer rating of the Company, or (iii) the period in which the long-term issuer rating of the Company assigned by JCR is suspended or withdrawn;

(b)	the period after the day on which the Company gives notice of early redemption of the Bonds as set forth in Paragraphs 2(4)(B) through 2(4)(F) below (excluding the Stock Acquisition Rights relating to the Bonds that are elected not to be redeemed early pursuant to Paragraph 2(4)(C) below); and

(c)	in the case of the Restructuring by the Company, unless the Company prohibits the exercise of the Stock Acquisition Rights pursuant to Paragraph 1(5) above, the period commencing on the day on which the Company is obligated to give notice to the Holders of Bonds with Stock Acquisition Rights of such Restructuring, in accordance with the terms and conditions of the Bonds with Stock Acquisition Rights and ending on the effective date of such Restructuring.

In this Item (B), “Dealing Day” means the day on which Tokyo Stock Exchange, Inc. is open, excluding the day on which the closing price is not announced.

(7)	Effect of exercise of the Stock Acquisition Rights

The request for exercise of the Stock Acquisition Rights shall be deemed to be made and the exercise of the Stock Acquisition Rights will become effective at 11:59 p.m. on the day (or, in Japan time, the immediately following calendar day) on which the Certificates of Bonds with Stock Acquisition Rights (as defined in Paragraph 2(5) below) and other documents necessary for exercise request are deposited to the agency to receive payment and exercise request for stock acquisition rights as set forth in Paragraph 2(9) below and other conditions necessary for exercise request are satisfied.

(8)	Delivery of the stock acquisition rights by the Successor Company upon the Restructuring

(A)

In the case of the Restructuring, the Company shall make its best efforts to cause the Successor Company (as defined below) to succeed to the status of the Company as principal debtor of the Bonds with Stock Acquisition Rights and deliver new stock acquisition rights in place of the Stock Acquisition Rights pursuant to the terms and conditions of the Bonds with Stock Acquisition Rights; provided, however, that such succession and delivery shall be performed on the condition that (i) it is possible to perform such succession and delivery under the Japanese laws and ordinances applicable at that time, (ii) the system for such succession and delivery has already been, or may be, established, and (iii) the Company or the Successor Company may perform such succession and delivery without expenses (including taxes) that are unreasonable (whether it is unreasonable will be determined by the

App. A-22

Company) in the light of the entire Restructuring. In this case, the Company shall also make its best efforts to cause the Successor Company to be a listed company in Japan on the day on which such Restructuring. is executed. If the Company delivers to the Trustee a certificate as set forth in Paragraph 2(4)(D)(d) below, the Company’s obligations to make efforts as set forth in this Item (A) shall not apply.

In Attachment 1, “Successor Company” means the counterparty to the Restructuring, which assumes the obligations of the Company relating to the Bonds with Stock Acquisition Rights and/or the Stock Acquisition Rights.

(B)	The terms of the stock acquisition rights of the Successor Company to be delivered in accordance with the provisions of Item (A) above shall be as follows:

(a)	Number of the stock acquisition rights

The number of the stock acquisition rights shall be the same number as that of the Stock Acquisition Rights relating to the Bonds with Stock Acquisition Rights outstanding immediately prior to the effective date of the Restructuring.

(b)	Class of shares to be issued upon exercise of the stock acquisition rights

The class of shares to be issued upon exercise of the stock acquisition rights shall be shares of common stock of the Successor Company.

(c)	Number of shares to be issued upon exercise of the stock acquisition rights

The number of shares to be issued upon exercise of the stock acquisition rights shall be determined by reference to the terms and conditions of the Bonds with Stock Acquisition Rights by taking into account the conditions of the Restructuring, and be otherwise subject to the following item (i) or (ii). The conversion price shall be adjusted in the same manner as set forth in Paragraph 1(3)(C) above.

(i)	In the case of merger, share exchange or share transfer, the conversion price shall be determined so that the holders of the stock acquisition rights of the Successor Company may, upon exercise of the stock acquisition rights of the Successor Company immediately after the effective date of the Restructuring, receive the number of shares of common stock of the Successor Company to be received upon such Restructuring by the holders of shares of common stock of the Company in the number of shares to be acquired upon exercise of the Stock Acquisition Rights immediately prior to the effective date of the Restructuring. If securities other than shares of common stock of the Successor Company or other assets are delivered upon the Restructuring, such holders may also receive the number of shares of common stock of the Successor Company equal to the number obtained by dividing the value of such securities or assets by the market price of shares of common stock of the Successor Company; and

(ii)	In the case of a Restructuring other than the above, the conversion price shall be determined so that the Holders of Bonds with Stock Acquisition Rights may, upon exercise of the stock acquisition rights of the Successor Company immediately after the effective date of such Restructuring, receive the economic benefits equivalent to those to be received by the Holders of Bonds with Stock Acquisition Rights upon exercise of the Stock Acquisition Rights immediately prior to the effective date of such Restructuring.

(d)	Details of assets to be contributed upon exercise of the stock acquisition rights, and price thereof

Upon exercise of the stock acquisition rights of the Successor Company, the succeeded Bonds shall be contributed, and the price of the Bonds shall be the same as the face value of the succeeded Bonds.

App. A-23

(e)	Period during which the stock acquisition rights may be exercised

The exercise period of the stock acquisition rights shall commence on the effective date of the Restructuring (or the day that is within 14 days after such effective date, as the case may be) and end on the expiration date of the exercise period of the Stock Acquisition Rights as set forth in Paragraph 1(5) above.

(f)	Other conditions of exercise of the stock acquisition rights

Partial exercise of a stock acquisition right of the Successor Company is not permitted. In addition, exercise of the stock acquisition rights of the Successor Company shall be subject to the same restrictions as those set forth in Paragraph 1(6)(B) above.

(g)	Matters relating to the stated capital and capital reserves to be increased upon issuance of shares upon exercise of the stock acquisition rights

The amount of the stated capital to be increased upon issuance of shares upon exercise of the stock acquisition rights of the Successor Company shall be an amount obtained by multiplying the maximum amount of increase of stated capital, etc. calculated in accordance with the provisions of Article 17 of the Regulations on Corporate Accounts by 0.5, and any fraction less than one yen resulting from the calculation shall be rounded up to the nearest whole yen. The amount of the capital reserves to be increased shall be an amount obtained by deducting the amount of the stated capital to be increased from the maximum amount of increase of stated capital, etc.

(h)	Execution of the Restructuring

Upon execution of the Restructuring of the Successor Company, the stock acquisition rights are treated in the same manner as the Stock Acquisition Rights.

(i)	Other matters

With respect to the number of shares of common stock of the Successor Company to be issued by the Successor Company upon exercise of the stock acquisition rights of the Successor Company, any fraction less than one share shall be rounded down, and no cash adjustments shall be made. It is impossible to transfer the stock acquisition rights of the Successor Company separately from the succeeded Bonds.

(C)	If the Company causes the Successor Company to assume or succeed to the obligations of the Company under the Bonds and the Trust Deed pursuant to the provisions of Paragraph 1(8)(A) above, the Company shall provide certain guarantees as set out in the terms and conditions of the Bonds with Stock Acquisition Rights, and otherwise comply with the terms and conditions of the Bonds with Stock Acquisition Rights.

2.	Matters relating to the Bonds

(1)	Total amount of the Bonds

The total amount of the Bonds shall be the sum of (i) 20 billion yen and (ii) the aggregate amount of face value of the Bonds relating to the certificates of the bonds with stock acquisition rights to be issued after obtaining appropriate verification and indemnification in the case of loss, theft or destruction of the Certificates of the Bonds with Stock Acquisition Rights as set forth in Paragraph 2(5) below.

(2)	Face value of each Bond

The face value of each Bond shall be 10 million yen. If until the definitive certificates are issued, one global certificate representing the total amount of the Bonds with Stock Acquisition Rights is issued, the face value of the Bonds shall be the aggregate amount of face value of the Bonds relating to the Bonds with Stock Acquisition Rights represented by such global certificate.

App. A-24

(3)	Method and date of payment of interest

No interest shall accrue on the Bonds.

(4)	Method and date of redemption

(A)	Redemption at maturity

The Bonds shall be redeemed for 100% of the face value on August 3, 2022 (redemption due date).

(B)	Early redemption pursuant to clean-up provision

If, at any time before notice of early redemption as set forth in this Item (B) is given, the aggregate amount of face value of the outstanding Bonds is lower than 10% of the total face value of the Bonds at the time of issuance, the Company may redeem all (but not part) of the outstanding Bonds for 100% of the face value thereof by giving not less than 30 days nor more than 60 days prior notice (such notice cannot be cancelled) to the Trustee, the lead agency to receive payment and exercise request for stock acquisition rights as set forth in Paragraph 2(9) below (unless it is the same as the Trustee) and the Holders of Bonds with Stock Acquisition Rights. However, if the Company is obligated to give notice of early redemption pursuant to Paragraph 2(4)(D) or 2(4)(F) below, or if any of the events as set forth in Paragraphs 2(4)(E)(i) through 2(4)(E)(iv) below occurs, the Company shall not thereafter give notice of early redemption pursuant to this Item (B).

(C)	Early redemption due to change in taxation system

If the Company causes the Trustee to understand that the Company is obligated to pay additional amounts as set forth in Paragraph 2(7)(A) below due to a change in taxation system in Japan or for other reasons and that the Company cannot avoid the obligations to pay such additional amounts even if it takes reasonable measures, the Company may redeem all (but not part) of the outstanding Bonds for 100% of the face value thereof by giving not less than 30 days nor more than 60 days prior notice (such notice cannot be cancelled) to the Trustee, the lead agency to receive payment and exercise request for stock acquisition rights as set forth in Paragraph 2(9) below (unless it is the same as the Trustee) and the Holders of Bonds with Stock Acquisition Rights. However, the Company shall not give notice of early redemption before the day that is 90 days prior to the first day on which the Company becomes obligated to pay such additional amounts.

Notwithstanding the foregoing, if, at the time of such notice, the aggregate amount of face value of the outstanding Bonds is 10% or more of the total face value of the Bonds at the time of issuance, each Holder of Bonds with Stock Acquisition Rights shall have the right to choose not to receive early redemption of the Bonds held by such Holder of Bonds with Stock Acquisition Rights by giving notice to the Company no later than 20 days prior to such redemption date. In this case, the Company shall not be obligated to pay additional amounts as set forth in Paragraph 2(7)(A) below with respect to the payment of such Bonds after such redemption date, and the payment of such Bonds after such redemption date shall be made after withholding or deduction of taxes and public charges as set forth in Paragraph 7(1) below.

However, if the Company is obligated to give notice of early redemption pursuant to Paragraph 2(4)(D) or 2(4)(F) below, or if any of the events as set forth in Paragraphs 2(4)(E)(i) through 2(4)(E)(iv) below occurs, the Company shall not thereafter give notice of early redemption pursuant to this Item (C).

(D)	Early redemption due to Restructuring

In the case of a Restructuring, and (a) if the Company is unable to take measures as set forth in Paragraph 1(8)(A) above under the Japanese laws and ordinances applicable at that time (by taking into account official or judicial interpretation of such laws and ordinances), (b) although the Company is able to take measures as set forth in Paragraph 1(8)(A) above under the laws, if the Company is unable to take such measures in spite of the Company’s best efforts, (c) if, in spite of the Company’s best

App. A-25

efforts, shares of common stock of the Successor Company are not listed on any financial instruments exchanges in Japan upon the later of the day on which the shareholders’ meeting or the board of directors approves such Restructuring or the day that is 25 days prior to the effective date of such Restructuring, and the Successor Company has not obtained from any financial instruments exchanges or operating organizations of financial instruments markets in Japan any assurance that such listing will be conducted no later than the effective date of such Restructuring, or (d) if, on or before the day of approval of the shareholders’ meeting or the board of directors described above, the Company delivers to the Trustee a certificate of the Company’s representative director or duly authorized officers (in Attachment 1, the “Authorized Officers”) stating that the Company does not expect that the shares of common stock of the Successor Company will be, or will have been, listed on the financial instruments exchanges in Japan on the effective date of such Restructuring (with reasons therefor), then the Company may, by giving not less than 14 business days (in Tokyo) prior notice (such notice cannot be cancelled) to the Trustee, the lead agency to receive payment and exercise request for stock acquisition rights as set forth in Paragraph 2(9) below (unless it is the same as the Trustee) and the Holders of Bonds with Stock Acquisition Rights, redeem early all (but not part) of the outstanding Bonds in the following redemption amount on the redemption date designated in such notice (such redemption date shall be before the effective date of such Restructuring, in principle).

The redemption amount applicable to the redemption described above shall be calculated by a certain method as set out in the terms and conditions of the Bonds with Stock Acquisition Rights. The minimum redemption amount calculated by such method shall be 100% of the face value of the Bonds, and the maximum redemption amount shall be 210% of the face value of the Bonds (however, if the redemption date falls within the period from July 21, 2022 to August 2, 2022, the redemption amount shall be 100% of the face value of the Bonds).

“Restructuring” collectively means (a) the adoption by the shareholders’ meeting (or, if the resolution of the shareholders’ meeting is not necessary, the board of directors) of the Company of a resolution to approve (i) a merger between the Company and other companies (including consolidation-type merger and absorption-type merger, but excluding the case where the Company is a surviving company; the same applies hereinafter), (ii) an asset transfer (limited to sale or transfer of all or substantially all of the Company’s assets to other companies in which the Company’s obligations under the Bonds with Stock Acquisition Rights are to be assigned to such other companies in accordance with the terms thereof), (iii) a company split (including consolidation-type company split and absorption-type company split, but limited to the case where the Company’s obligations under the Bonds with Stock Acquisition Rights are to be assigned to the split company), or (iv) a share exchange or share transfer (limited to the case where the Company becomes a wholly-owned subsidiary of other companies; the same applies hereinafter), and (b) the adoption by the shareholders’ meeting (or, if the resolution of the shareholders’ meeting is not necessary, the board of directors) of the Company of a resolution to approve other corporate restructuring procedures under Japanese laws by which the Company’s obligations under the Bonds and/or the Stock Acquisition Rights are to be assigned to other companies.

(E)	Early redemption due to delisting, etc.

If (i) a person (in Attachment 1, the “Offeror”) other than the Company conducts a tender offer for shares of common stock of the Company pursuant to the Financial Instruments and Exchange Act, (ii) the Company expresses an affirmative opinion on such tender offer pursuant to the Financial Instruments and Exchange Act, (iii) the Company or the Offeror announces or acknowledges in the tender offer registration statement or other documents that as a result of the acquisition of shares of common stock of the Company by way of such tender offer, shares of common stock of the Company may be delisted (unless the Company or the Offeror announces that the Company makes its best efforts to maintain the listing of shares of common stock of the Company after such acquisition), and (iv) the Offeror acquires shares of common stock of the Company by way of such tender offer, then the Company may, by giving prior notice (such notice cannot be cancelled) as soon as practicable (but

App. A-26

within 14 days after the date of acquisition of shares of common stock of the Company by way of such tender offer) to the Trustee, the lead agency to receive payment and exercise request for stock acquisition rights as set forth in Paragraph 2(9) below (unless it is the same as the Trustee) and the Holders of Bonds with Stock Acquisition Rights, redeem early all (but not part) of the outstanding Bonds in the redemption amount calculated by the method similar to that in the case of the redemption as set forth in Paragraph 2(4)(D) above (the minimum redemption amount shall be 100% of the face value of the Bonds, and the maximum redemption amount shall be 210% of the face value of the Bonds; provided, however, that if the redemption date falls within the period from July 21, 2022 to August 2, 2022, the redemption amount shall be 100% of the face value of the Bonds) on the redemption date designated in such notice (such redemption date shall be any day within the period from the fourteenth business day to the thirtieth business day in Tokyo from the date of such notice).

Notwithstanding the foregoing, if the Company or the Offeror announces in the tender offer registration statement or other documents that it will execute Restructuring after the date of acquisition of shares of common stock of the Company by way of such tender offer, the Company’s obligations of redemption as set forth in this Item (E) shall not apply. However, if the Restructuring is not executed within 60 days after such acquisition date, then the Company may, by giving prior notice within 14 days after the last day of such 60-day period to the Holders of Bonds with Stock Acquisition Rights, redeem early all (but not part) of the outstanding Bonds in the redemption amount set out above on the redemption date designated in such notice (such redemption date shall be any day within the period from the fourteenth business day to the thirtieth business day in Tokyo from the date of such notice).

If the Company becomes obligated to redeem the Bonds pursuant to Item (D) above and this Item (E), the procedures set out in Item (D) above shall apply.

(F)	Early redemption due to squeeze-out

After amendment to the articles of incorporation by which shares of common stock of the Company are changed to class shares subject to wholly call, if the shareholders’ meeting of the Company adopts a resolution to acquire all shares of common stock of the Company for consideration, or the board of directors of the Company adopts a resolution to approve the demand by the special controlling shareholders of the Company to other shareholders of the Company to sell shares (in Attachment 1, the “Squeeze-out Event”), then the Company may, by giving prior notice as soon as practicable (but within 14 days after the effective date of such Squeeze-out Event) to the Trustee, the lead agency to receive payment and exercise request for stock acquisition rights as set forth in Paragraph 2(9) below (unless it is the same as the Trustee) and the Holders of Bonds with Stock Acquisition Rights, redeem early all (but not part) of the outstanding Bonds in the redemption amount calculated by the method similar to that in the case of the redemption as set forth in Paragraph 2(4)(D) above (the minimum redemption amount shall be 100% of the face value of the Bonds, and the maximum redemption amount shall be 210% of the face value of the Bonds; provided, however, that if the redemption date falls within the period from July 21, 2022 to August 2, 2022, the redemption amount shall be 100% of the face value of the Bonds) on the redemption date designated in such notice (such redemption date shall be any day within the period from the fourteenth business day to the thirtieth business day in Tokyo from the date of such notice that shall be before the date (in Attachment 1, the “Squeeze-out Effective Date”) on which the acquisition of shares of common stock of the Company in relation to such Squeeze-out Event becomes effective; provided, however, that if the Squeeze-out Effective Date is any day before the fourteenth business day in Tokyo from the date of such notice, such redemption date shall be moved forward to the day prior to such Squeeze-out Effective Date ).

(G)	Early redemption at the option of the Holders of Bonds with Stock Acquisition Rights

A Holder of Bonds with Stock Acquisition Rights shall have the right to request the Company to redeem early the Bonds held by such Holder of Bonds with Stock Acquisition Rights for 100% of the face value on August 3, 2020 (in Attachment 1, the “Early Redemption Date at the Option of the

App. A-27

Holders of Bonds with Stock Acquisition Rights”). In order to exercise such right, the Holder of Bonds with Stock Acquisition Rights shall be required to deposit the Certificates of Bonds with Stock Acquisition Rights held by such Holder of Bonds with Stock Acquisition Rights and a redemption notice in the designated form to the agency to receive payment and exercise request for stock acquisition rights as set forth in Paragraph 2(9) below for the period of not less than 30 days nor more than 60 days prior to the Early Redemption Date at the Option of the Holders of Bonds with Stock Acquisition Rights. However, if the Company gives notice of early redemption as set forth in Paragraphs 2(4)(B) through 2(4)(F) above, and only if such notice is given before the Early Redemption Date at the Option of the Holders of Bonds with Stock Acquisition Rights, irrespective of whether such notice is given earlier or later than the notice as set forth in this Item (G), the provisions of early redemption as set forth in Paragraphs 2(4)(B) through 2(4)(F) above shall supersede the provisions of this Item (G).

(H)	Purchase and retirement

The Company may purchase the Bonds with Stock Acquisition Rights through the public market or by other methods, when necessary, and hold or resell them, or cancel the Bonds relating to the Bonds with Stock Acquisition Rights. In addition, the subsidiaries of the Company may purchase the Bonds with Stock Acquisition Rights through the public market or by other methods, when necessary, and hold or resell them, or deliver the Bonds with Stock Acquisition Rights to the Company in order to cancel the Bonds relating to the Bonds with Stock Acquisition Rights.

(I)	Acceleration

If any default or violation of the provisions of the Trust Deed or the Bonds, or other certain events set out in the terms and conditions of the Bonds with Stock Acquisition Rights occur, and if the Trustee gives to the Company notice of acceleration of the Bonds in accordance with the provisions of the terms and conditions of the Bonds with Stock Acquisition Rights, the Bonds of the Company become immediately due and payable and the Company shall be required to redeem all of the outstanding Bonds at 100% of the face value thereof, with accrued interest (if any) in accordance with the provisions of the terms and conditions of the Bonds with Stock Acquisition Rights.

(5)	Certificate of the Bonds with Stock Acquisition Rights

Certificates of the stock acquisition rights (in Attachment 1, the “Certificates of Bonds with Stock Acquisition Rights”) shall be issued in registered form with respect to the Bonds with Stock Acquisition Rights. It is impossible to demand that the Certificates of Bonds with Stock Acquisition Rights be in bearer form.

(6)	Security or guarantee of the Bonds

The Bonds shall be issued without security or guarantee.

(7)	Special provisions

(A)	Additional payment

If it is required to withdraw or deduct taxes or public charges that are or will be imposed on the payment in respect of the Bonds by the Japanese government or other Japanese authorities with the right of taxation under the laws, the Company shall pay additional amounts necessary for the payment amount after such withdrawal or deduction to be equal to the amount that would have been paid without such withdrawal or deduction, except for certain cases.

(B)	Negative pledge

As long as any Bonds with Stock Acquisition Rights exist, the Company and the Company’s Principal Subsidiaries (as defined in the terms and conditions of the Bonds with Stock Acquisition Rights; the same applies hereinafter) shall not create any mortgage, pledge or other security interests on all or part

App. A-28

of the current or future properties or assets of the Company or the Company’s Principal Subsidiaries for the benefit of the holders of the Foreign Bonds (as defined below) for the purpose of securing (i) the payment in respect of the Foreign Bonds, (ii) the payment under the guarantee relating to the Foreign Bonds, or (iii) the payment under the indemnification or other similar obligations relating to the Foreign Bonds, and shall not allow such security interests to survive; provided, however, that this provision shall not apply (a) if the same security as that attached to such Foreign Bonds, guarantee or indemnification or other similar obligations is to be attached to the Bonds with Stock Acquisition Rights at the same time in the form satisfactory to the Trustee or with approval by a special resolution of the meeting of the Holders of Bonds with Stock Acquisition Rights, or (b) if other securities or guarantees that the Trustee determines at its absolute discretion not to be significantly detrimental to the Holders of Bonds with Stock Acquisition Rights are attached to the Bonds with Stock Acquisition Rights at the same time, or other securities or guarantees that are approved by a special resolution of the meeting of the Holders of Bonds with Stock Acquisition Rights are to be attached to the Bonds with Stock Acquisition Rights at the same time.

In this Item (B), “Foreign Bonds” means corporate bonds, debentures, notes and other similar securities with maturity of over one year that are (i) securities paid in foreign currency or securities with rights to be paid in foreign currency, or securities denominated in Japanese yen a majority of total face value of which is initially offered outside of Japan by the Company or the Company’s Principal Subsidiaries, or with the approval of the Company or the Company’s Principal Subsidiaries, and (ii) securities which are, or are intended to be, quoted, listed or normally traded on financial instruments exchanges, over-the-counter markets or other similar markets outside of Japan.

(8)	Location of redemption

The payment shall be made at the office designated by the agency to receive payment and exercise request for stock acquisition rights as set forth in Paragraph 2(9) below or the administrator of register as set forth in Paragraph 2(10) below.

(9)	Agency to receive payment and exercise request for stock acquisition rights relating to the Bonds with Stock Acquisition Rights

Sumitomo Mitsui Finance Dublin Limited

(Lead agency to receive payment and exercise request for stock acquisition rights)

(10)	Administrator of register relating to the Bonds with Stock Acquisition Rights

The Bank of New York Mellon (Luxembourg) S.A.

3.	Governing law

The laws of England

4.	Location of issuance

London, the United Kingdom

5.	Listing

The Bonds with Stock Acquisition Rights shall be listed on the Singapore Stock Exchange.

6.	Custodian relating to the Bonds with Stock Acquisition Rights

Sumitomo Mitsui Finance Dublin Limited

7.	Stabilizing transactions

Not applicable.

App. A-29

Attachment 2 of the Share Exchange Agreement

Terms of Euro-Yen Denominated Convertible Bonds with

Stock Acquisition Rights due 2022 of MINEBEA MITSUMI Inc.

1.	Matters relating to the Stock Acquisition Rights

(1)	Total number of the stock acquisition rights attached to the Euro-Yen Denominated Convertible Bonds with Stock Acquisition Rights due 2022 of MINEBEA MITSUMI Inc. (in Attachment 2, the “Company”) (in Attachment 2, the “Bonds with Stock Acquisition Rights,” and the bonds of the Bonds with Stock Acquisition Rights are referred to as the “Bonds” and the stock acquisition rights of the Bonds with Stock Acquisition Rights are referred to as the “Stock Acquisition Rights”)

The number of the Stock Acquisition Rights attached to the Bonds shall be one unit in respect of the Bonds with a face value of 10 million yen, and the total number of such Stock Acquisition Rights shall be 2,000 units (or, if the number of stock acquisition rights attached to the Euro-Yen Denominated Convertible Bonds with Stock Acquisition Rights due 2022 of Mitsumi Electric Co., Ltd. (which means the Euro-Yen Denominated Convertible Bonds with Stock Acquisition Rights due 2022 issued by Mitsumi Electric Co., Ltd. pursuant to the trust deed (as amended; in Attachment 2, the “Trust Deed”) as of August 3, 2015 (London time) executed with BNY Mellon Corporate Trustee Services Limited (in Attachment 2, the “Trustee”) that are outstanding and held by any person other than Mitsumi Electric Co., Ltd. immediately before the share exchange (in Attachment 2, the “Share Exchange”) under the Share Exchange Agreement dated March 30, 2016 between Minebea Co., Ltd. and Mitsumi Electric Co. Ltd.; in Attachment 2, the “Bonds with Stock Acquisition Rights Before Transfer”) is less than 2,000, then such number) plus the number of units obtained by dividing the aggregate amount of face value of the bonds relating to the certificates of bonds with stock acquisition rights to be issued after obtaining appropriate verification and indemnification in the case of loss, theft or destruction of the Certificates of the Bonds with Stock Acquisition Rights as set forth in Paragraph 2(5) below by 10 million yen.

(2)	Class and number of shares to be issued upon exercise of the Stock Acquisition Rights

The class of shares to be issued upon exercise of the Stock Acquisition Rights shall be shares of common stock of the Company, and the number of shares of common stock of the Company that the Company shall issue upon exercise of the Stock Acquisition Rights shall be a number obtained by dividing the total face value of the Bonds subject to an exercise request by the conversion price set forth in Paragraph 1(3) below. Any fraction less than one share resulting from the exercise shall be rounded down, and no cash adjustments shall be made.

(3)	Details of assets to be contributed upon exercise of the Stock Acquisition Rights, and price thereof

(A)	Upon exercise of the Stock Acquisition Rights, the Bonds relating to such Stock Acquisition Rights shall be contributed, and the price of the Bonds shall be the same as the face value thereof.

(B)	The initial conversion price shall be equal to the amount obtained by dividing the conversion price of the Bonds with Stock Acquisition Rights Before Transfer which is effective immediately before the Share Transfer becomes effective by 0.59 (but, any fraction less than one yen shall be rounded up to the nearest whole yen).

App. A-30

(C)	If, after the issuance of the Bonds with Stock Acquisition Rights, the Company issues shares of its common stock or disposes of shares of its common stock held thereby at a paid-in amount lower than the market price of shares of common stock of the Company, the conversion price shall be adjusted by the following formula. In the following formula, the “number of shares outstanding” means the total number of issued shares of common stock of the Company excluding those held by the Company.

Conversion price after adjustment	=	Conversion price before adjustment	×	Number of shares outstanding	+	Number of shares issued or disposed	×	Paid-in amount per share
Market price
				Number of shares outstanding		+	Number of shares issued or disposed

In addition, in the case of stock split or consolidation of shares of common stock of the Company, distribution of certain dividend, or issuance of the stock acquisition rights (including those attached to bonds with stock acquisition rights) by which it is possible to request the issuance of shares of common stock of the Company at an amount lower than the market price of shares of common stock of the Company, or in the case of occurrence of other certain events, the conversion price shall be adjusted.

(4)	Matters relating to the stated capital and capital reserves to be increased upon issuance of shares upon exercise of the Stock Acquisition Rights

The amount of the stated capital to be increased upon issuance of shares upon exercise of the Stock Acquisition Rights shall be an amount obtained by multiplying the maximum amount of increase of stated capital, etc. calculated in accordance with the provisions of Article 17 of the Regulations on Corporate Accounts by 0.5, and any fraction less than one yen resulting from the calculation shall be rounded up to the nearest whole yen. The amount of the capital reserves to be increased shall be an amount obtained by deducting the amount of the stated capital to be increased from the maximum amount of increase of stated capital, etc.

(5)	Period during which the Stock Acquisition Rights may be exercised

The exercise period of the Stock Acquisition Rights shall be from the effective date of the Share Exchange to July 20, 2022 (local time of the location to submit exercise notice). However, (i) upon early redemption of the Bonds by the Company as set forth in Paragraphs 2(4)(B) through 2(4)(F) below, the exercise period shall end on the day that is three (3) business days in Tokyo prior to the redemption date (local time of the location to submit exercise notice) (excluding the Stock Acquisition Rights relating to the Bonds that are chosen not to be redeemed early pursuant to Paragraph 2(4)(C) below), (ii) upon early redemption at the option of by a holder of the Bonds with Stock Acquisition Rights (in Attachment 2, the “Holder of Bonds with Stock Acquisition Rights”) as set forth in Paragraph 2(4)(G) below, the exercise period shall end at the time of deposit of the redemption notice to the agency to receive payment and exercise request for stock acquisition rights as set forth in Paragraph 2(9) below, (iii) upon retirement of the Bonds as set forth in Paragraph 2(4)(H) below, the exercise period shall end at the time of cancellation of the Bonds, and (iv) upon acceleration of the Bonds as set forth in Paragraph 2(4)(I) below, the exercise period shall end at the time of acceleration of the Bonds. In each case set out above, the Stock Acquisition Rights may not be exercised after July 20, 2022 (local time of the location to submit exercise notice).

However, if the Company reasonably determines that it is necessary for the Restructuring (as defined in Paragraph 2(4)(D) below) of the Company, the Stock Acquisition Rights may not be exercised during the period designated by the Company within a period of 30 days that ends within 14 days after the day immediately after the effective date of the Restructuring.

Notwithstanding the foregoing, if the calendar day in Japan (or, if such calendar day is not a business day in Tokyo, the immediately following business day in Tokyo) on which the exercise of the Stock Acquisition

App. A-31

Rights becomes effective falls within the period commencing on (and including) the day that is two (2) business days in Tokyo prior to the record date designated by the Company or other days (in Attachment 2, collectively with the record date designated by the Company, the “Shareholder Record Date”) designated in order to fix the shareholders in connection with Article 151, Paragraph 1 of the Act on Book Entry of Corporate Bonds and Shares (Act No. 75 of 2001) (or, if such Shareholder Record Date is not a business day in Tokyo, the day that is three (3) business days in Tokyo prior to such Shareholder Record Date) and ending on (and including) such Shareholder Record Date (or, if such Shareholder Record Date is not a business day in Tokyo, the business day in Tokyo immediately following such Shareholder Record Date), then the Stock Acquisition Rights may not be exercised. However, if any Japanese laws, regulations or practices are amended regarding the issuance of shares upon exercise of stock acquisition rights through the book-entry transfer system under the Act on Book Entry of Corporate Bonds and Shares, the Company may change the limitation on the period during which the Stock Acquisition Rights may be exercised pursuant to this paragraph to reflect such amendment. If the day other than the day designated by the Company in the articles of incorporation is set as the Shareholder Record Date, the Company shall give written notice to the Trustee and the Holders of Bonds with Stock Acquisition Rights of the period during which the Stock Acquisition Rights may not be exercised no later than the day that is three (3) business days in Tokyo prior to such Shareholder Record Date.

(6)	Other conditions of exercise of the Stock Acquisition Rights

(A)	Partial exercise of a Stock Acquisition Right is not permitted.

(B)	Until August 3, 2020 (exclusive), only in the following cases, a Holder of Bonds with Stock Acquisition Rights may exercise the Stock Acquisition Rights for the period from the first day of the immediately following quarter (or to March 17, 2017 with respect to the quarter commencing on January 1, 2017) to the last day of such immediately following quarter (or to August 2, 2020 with respect to the quarter commencing on July 1, 2020):

(a)	with respect to the quarter ending on December 31, 2016, only if, for the period of 20 consecutive Dealing Days (as defined in the terms and conditions of the Bonds with Stock Acquisition Rights Before Transfer; the same applies in this Item (a)) ending on the last Dealing Day of such quarter, the closing price of shares of common stock of Mitsumi Electric Co., Ltd. exceeds 130% of the conversion price of the Bonds with Stock Acquisition Rights Before Transfer applicable on such last Dealing Day (such case to be determined by the lead agency to receive payment and exercise requests for stock acquisition rights, and such determination to be notified to the Holders of Bonds with Stock Acquisition Rights);

(b)	with respect to the quarter ending on March 31, 2017, only if,

(i)	on each Dealing Day (for the avoidance of doubt, as defined in the terms and conditions of the Bonds with Stock Acquisition Rights; the same applies in this Item (b)(i)) for the period (in this Item (b), the “Transition Period”) from March 17, 2017 (inclusive) to March 31, 2017 (inclusive), the closing price of shares of common stock of the Company exceeds 130% of the conversion price of the Bonds with Stock Acquisition Rights applicable on the last Dealing Day of such quarter (such case to be determined by the lead agency to receive payment and exercise requests for stock acquisition rights, and such determination to be notified to the Holders of Bonds with Stock Acquisition Rights), and

(ii)

on March 16, 2017, and with respect to the period before March 16, 2017, the consecutive Dealing Days (as defined in the terms and conditions of the Bonds with Stock Acquisition Rights Before Transfer) which are 20 consecutive Dealing Days (before March 17, 2017, as defined in the terms and conditions of the Bonds with Stock Acquisition Rights Before Transfer, and with respect to the period commencing on or after March 17, 2017, as defined in the terms and conditions of the Bonds with Stock Acquisition Rights) together with the

App. A-32

Dealing Day or Days (as defined in the terms and conditions of the Bonds with Stock Acquisition Rights) during the Transition Period, the closing price of shares of common stock of Mitsumi Electric Co., Ltd. exceeds 130% of the conversion price of the Bonds with Stock Acquisition Rights Before Transfer applicable on March 16, 2017 or the last Dealing Day (as defined in the terms and conditions of the Bonds with Stock Acquisition Rights Before Transfer) before March 16, 2017 (such case to be determined by the lead agency to receive payment and exercise requests for stock acquisition rights, and such determination to be notified to the Holders of Bonds with Stock Acquisition Rights), and

(c)	with respect to the quarter commencing on or after April 1, 2017, only if, for the period of 20 consecutive Dealing Days (for the avoidance of doubt, as defined in the terms and conditions of the Bonds with Stock Acquisition Rights; the same applies in this Item (c)) ending on the last Dealing Day of a certain quarter, the closing price of shares of common stock of the Company exceeds 130% of the conversion price applicable on such last Dealing Day (such case to be determined by the lead agency to receive payment and exercise requests for stock acquisition rights, and such determination to be notified to the Holders of Bonds with Stock Acquisition Rights).

However, the conditions of exercise of the Stock Acquisition Rights as set forth in this Item (B) shall not apply to the following periods:

(a)	(i) the period in which the long-term issuer rating of the Company assigned by Japan Credit Rating Agency, Ltd. or its successor rating agency (in Attachment 2, “JCR”) is BBB- or below, (ii) the period in which JCR ceases to assign the long-term issuer rating of the Company, or (iii) the period in which the long-term issuer rating of the Company assigned by JCR is suspended or withdrawn;

(b)	the period after the day on which the Company gives notice of early redemption of the Bonds as set forth in Paragraphs 2(4)(B) through 2(4)(F) below (excluding the Stock Acquisition Rights relating to the Bonds that are elected not to be redeemed early pursuant to Paragraph 2(4)(C) below); and

(c)	in the case of the Restructuring by the Company, unless the Company prohibits the exercise of the Stock Acquisition Rights pursuant to Paragraph 1(5) above, the period commencing on the day on which the Company is obligated to give notice to the Holders of Bonds with Stock Acquisition Rights of such Restructuring in accordance with the terms and conditions of the Bonds with Stock Acquisition Rights and ending on the effective date of such Restructuring.

In this Item (B), “Dealing Day” means the day on which Tokyo Stock Exchange, Inc. is open, excluding the day on which the closing price is not announced.

(7)	Effect of exercise of the Stock Acquisition Rights

The request for exercise of the Stock Acquisition Rights shall be deemed to be made and the exercise of the Stock Acquisition Rights will become effective at 11:59 p.m. on the day (or, in Japan time, the immediately following calendar day) on which the Certificates of Bonds with Stock Acquisition Rights (as defined in Paragraph 2(5) below) and other documents necessary for exercise request are deposited to the agency to receive payment and exercise request for stock acquisition rights as set forth in Paragraph 2(9) below and other conditions necessary for exercise request are satisfied.

(8)	Delivery of the stock acquisition rights by the Successor Company upon the Restructuring

(A)

In the case of the Restructuring, the Company shall make its best efforts to cause the Successor Company (as defined below) to succeed to the status of the Company as principal debtor of the Bonds with Stock Acquisition Rights and deliver new stock acquisition rights in place of the Stock

App. A-33

Acquisition Rights pursuant to the terms and conditions of the Bonds with Stock Acquisition Rights; provided, however, that such succession and delivery shall be performed on the condition that (i) it is possible to perform such succession and delivery under the Japanese laws and ordinances applicable at that time, (ii) the system for such succession and delivery has already been, or may be, established, and (iii) the Company or the Successor Company may perform such succession and delivery without expenses (including taxes) that are unreasonable (whether it is unreasonable will be determined by the Company) in the light of the entire Restructuring. In this case, the Company shall also make its best efforts to cause the Successor Company to be a listed company in Japan on the day on which such Restructuring is executed. If the Company delivers to the Trustee a certificate as set forth in Paragraph 2(4)(D)(d) below, the Company’s obligations to make efforts as set forth in this Item (A) shall not apply.

In Attachment 2, “Successor Company” means the counterparty to the Restructuring, which assumes the obligations of the Company relating to the Bonds with Stock Acquisition Rights and/or the Stock Acquisition Rights.

(B)	The terms of the stock acquisition rights of the Successor Company to be delivered in accordance with the provisions of Item (A) above shall be as follows:

(a)	Number of the stock acquisition rights

The number of the stock acquisition rights shall be the same number as that of the Stock Acquisition Rights relating to the Bonds with Stock Acquisition Rights outstanding immediately prior to the effective date of the Restructuring.

(b)	Class of shares to be issued upon exercise of the stock acquisition rights

The class of shares to be issued upon exercise of the stock acquisition rights shall be shares of common stock of the Successor Company.

(c)	Number of shares to be issued upon exercise of the stock acquisition rights

The number of shares to be issued upon exercise of the stock acquisition rights shall be determined by reference to the terms and conditions of the Bonds with Stock Acquisition Rights by taking into account the conditions of the Restructuring, and be otherwise subject to the following item (i) or (ii). The conversion price shall be adjusted in the same manner as set forth in Paragraph 1(3)(C) above.

(i)	In the case of merger, share exchange or share transfer, the conversion price shall be determined so that the holders of the stock acquisition rights of the Successor Company may, upon exercise of the stock acquisition rights of the Successor Company immediately after the effective date of the Restructuring, receive the number of shares of common stock of the Successor Company to be received upon such Restructuring by the holders of shares of common stock of the Company in the number of shares to be acquired upon exercise of the Stock Acquisition Rights immediately prior to the effective date of the Restructuring. If securities other than shares of common stock of the Successor Company or other assets are delivered upon the Restructuring, such holders may also receive the number of shares of common stock of the Successor Company equal to the number obtained by dividing the value of such securities or assets by the market price of shares of common stock of the Successor Company; and

(ii)

In the case of a Restructuring other than the above, the conversion price shall be determined so that the holders of the stock acquisition rights may, upon exercise of the stock acquisition rights of the Successor Company immediately after the effective date of such Restructuring,

App. A-34

receive the economic benefits equivalent to those to be received by the Holders of Bonds with Stock Acquisition Rights upon exercise of the Stock Acquisition Rights immediately prior to the effective date of such Restructuring.

(d)	Details of assets to be contributed upon exercise of the stock acquisition rights, and price thereof

Upon exercise of the stock acquisition rights of the Successor Company, the succeeded Bonds shall be contributed, and the price of the Bonds shall be the same as the face value of the succeeded Bonds.

(e)	Period during which the stock acquisition rights may be exercised

The exercise period of the stock acquisition rights shall commence on the effective date of the Restructuring (or the day that is within 14 days after such effective date, as the case may be) and end on the expiration date of the exercise period of the Stock Acquisition Rights as set forth in Paragraph 1(5) above.

(f)	Other conditions of exercise of the stock acquisition rights

Partial exercise of a stock acquisition right of the Successor Company is not permitted. In addition, exercise of the stock acquisition rights of the Successor Company shall be subject to the same restrictions as those set forth in Paragraph 1(6)(B) above.

(g)	Matters relating to the stated capital and capital reserves to be increased upon issuance of shares upon exercise of the stock acquisition rights

The amount of the stated capital to be increased upon issuance of shares upon exercise of the stock acquisition rights of the Successor Company shall be an amount obtained by multiplying the maximum amount of increase of stated capital, etc. calculated in accordance with the provisions of Article 17 of the Regulations on Corporate Accounts by 0.5, and any fraction less than one yen resulting from the calculation shall be rounded up to the nearest whole yen. The amount of the capital reserves to be increased shall be an amount obtained by deducting the amount of the stated capital to be increased from the maximum amount of increase of stated capital, etc.

(h)	Execution of the Restructuring

Upon execution of the Restructuring of the Successor Company, the stock acquisition rights are treated in the same manner as the Stock Acquisition Rights.

(i)	Other matters

With respect to the number of shares of common stock of the Successor Company to be issued by the Successor Company upon exercise of the stock acquisition rights of the Successor Company, any fraction less than one share shall be rounded down, and no cash adjustments shall be made. It is impossible to transfer the stock acquisition rights of the Successor Company separately from the succeeded Bonds.

(C)	If the Company causes the Successor Company to assume or succeed to the obligations of the Company under the Bonds and the Trust Deed pursuant to the provisions of Paragraph 1(8)(A) above, the Company shall provide certain guarantees as set out in the terms and conditions of the Bonds with Stock Acquisition Rights, and otherwise comply with the terms and conditions of the Bonds with Stock Acquisition Rights.

App. A-35

2.	Matters relating to the Bonds

(1)	Total amount of the Bonds

The total amount of the Bonds shall be the sum of (i) the amount of 20 billion yen of the initial obligation of the bonds relating to the Bonds with Stock Acquisition Rights Before Transfer that has not been redeemed immediately before the Share Exchange becomes effective and (ii) the aggregate amount of face value of the bonds relating to the certificates of the bonds with stock acquisition rights to be issued after obtaining appropriate verification and indemnification in the case of loss, theft or destruction of the Certificates of the Bonds with Stock Acquisition Rights as set forth in Paragraph 2(5) below.

(2)	Face value of each Bond

The face value of each Bond shall be 10 million yen. If until the definitive certificates are issued, one global certificate representing the total amount of the Bonds with Stock Acquisition Rights is issued, the face value of the Bonds shall be the aggregate amount of face value of the Bonds relating to the Bonds with Stock Acquisition Rights represented by such global certificate.

(3)	Method and date of payment of interest

No interest shall accrue on the Bonds.

(4)	Method and date of redemption

(A)	Redemption at maturity

The Bonds shall be redeemed for 100% of the face value on August 3, 2022 (redemption due date).

(B)	Early redemption pursuant to clean-up provision

If, at any time before notice of early redemption as set forth in this Item (B) is given, the aggregate amount of face value of the outstanding Bonds is lower than 10% of the total face value of the Bonds at the time of issuance, the Company may redeem all (but not part) of the outstanding Bonds for 100% of the face value thereof by giving not less than 30 days nor more than 60 days prior notice (such notice cannot be cancelled) to the Trustee, the lead agency to receive payment and exercise request for stock acquisition rights as set forth in Paragraph 2(9) below (unless it is the same as the Trustee) and the Holders of Bonds with Stock Acquisition Rights. However, if the Company is obligated to give notice of early redemption pursuant to Paragraph 2(4)(D) or 2(4)(F) below, or if any of the events as set forth in Paragraphs 2(4)(E)(i) through 2(4)(E)(iv) below occurs, the Company shall not thereafter give notice of early redemption pursuant to this Item (B).

(C)	Early redemption due to change in taxation system

If the Company causes the Trustee to understand that the Company is obligated to pay additional amounts as set forth in Paragraph 2(7)(A) below due to a change in taxation system in Japan or for other reasons and that the Company cannot avoid the obligations to pay such additional amounts even if it takes reasonable measures, the Company may redeem all (but not part) of the outstanding Bonds for 100% of the face value thereof by giving not less than 30 days nor more than 60 days prior notice (such notice cannot be cancelled) to the Trustee, the lead agency to receive payment and exercise request for stock acquisition rights as set forth in Paragraph 2(9) below (unless it is the same as the Trustee) and the Holders of Bonds with Stock Acquisition Rights. However, the Company shall not give notice of early redemption before the day that is 90 days prior to the first day on which the Company becomes obligated to pay such additional amounts.

Notwithstanding the foregoing, if, at the time of such notice, the aggregate amount of face value of the outstanding Bonds is 10% or more of the total face value of the Bonds at the time of issuance, each

App. A-36

Holder of Bonds with Stock Acquisition Rights shall have the right to choose not to receive early redemption of the Bonds held by such Holder of Bonds with Stock Acquisition Rights by giving notice to the Company no later than 20 days prior to such redemption date. In this case, the Company shall not be obligated to pay additional amounts as set forth in Paragraph 2(7)(A) below with respect to the payment of such Bonds after such redemption date, and the payment of such Bonds after such redemption date shall be made after withholding or deduction of taxes and public charges as set forth in Paragraph 7(1) below.

However, if the Company is obligated to give notice of early redemption pursuant to Paragraph 2(4)(D) or 2(4)(F) below, or if any of the events as set forth in Paragraphs 2(4)(E)(i) through 2(4)(E)(iv) below occurs, the Company shall not thereafter give notice of early redemption pursuant to this Item (C).

(D)	Early redemption due to Restructuring

In the case of a Restructuring, and (a) if the Company is unable to take measures as set forth in Paragraph 1(8)(A) above under the Japanese laws and ordinances applicable at that time (by taking into account official or judicial interpretation of such laws and ordinances), (b) although the Company is able to take measures as set forth in Paragraph 1(8)(A) above under the laws, if the Company is unable to take such measures in spite of the Company’s best efforts, (c) if, in spite of the Company’s best efforts, shares of common stock of the Successor Company are not listed on any financial instruments exchanges in Japan upon the later of the day on which the shareholders’ meeting or the board of directors approves such Restructuring or the day that is 25 days prior to the effective date of such Restructuring, and the Successor Company has not obtained from any financial instruments exchanges or operating organizations of financial instruments markets in Japan any assurance that such listing will be conducted no later than the effective date of such Restructuring, or (d) if, on or before the day of approval of the shareholders’ meeting or the board of directors described above, the Company delivers to the Trustee a certificate of the Company’s representative director or duly authorized officers (in Attachment 2, the “Authorized Officers”) stating that the Company does not expect that the shares of common stock of the Successor Company will be, or will have been, listed on the financial instruments exchanges in Japan on the effective date of such Restructuring (with reasons therefor), then the Company may, by giving not less than 14 business days (in Tokyo) prior notice (such notice cannot be cancelled) to the Trustee, the lead agency to receive payment and exercise request for stock acquisition rights as set forth in Paragraph 2(9) below (unless it is the same as the Trustee) and the Holders of Bonds with Stock Acquisition Rights, redeem early all (but not part) of the outstanding Bonds in the following redemption amount on the redemption date designated in such notice (such redemption date shall be before the effective date of such Restructuring, in principle).

The redemption amount applicable to the redemption described above shall be calculated by a certain method as set out in the terms and conditions of the Bonds with Stock Acquisition Rights. The minimum redemption amount calculated by such method shall be 100% of the face value of the Bonds, and the maximum redemption amount shall be 210% of the face value of the Bonds (however, if the redemption date falls within the period from July 21, 2022 to August 2, 2022, the redemption amount shall be 100% of the face value of the Bonds).

“Restructuring” collectively means (a) the adoption by the shareholders’ meeting (or, if the resolution of the shareholders’ meeting is not necessary, the board of directors) of the Company of a resolution to approve (i) a merger between the Company and other companies (including consolidation-type merger and absorption-type merger, but excluding the case where the Company is a surviving company; the same applies hereinafter), (ii) an asset transfer (limited to sale or transfer of all or substantially all of the Company’s assets to other companies in which the Company’s obligations under the Bonds with Stock Acquisition Rights are to be assigned to such other companies in accordance with the terms thereof), (iii) a company split (including consolidation-type company split and absorption-type company split, but limited to the case where the Company’s obligations under the Bonds with Stock Acquisition Rights are to be assigned to the split company), or (iv) a share exchange or share transfer

App. A-37

(limited to the case where the Company becomes a wholly-owned subsidiary of other companies; the same applies hereinafter), and (b) the adoption by the shareholders’ meeting (or, if the resolution of the shareholders’ meeting is not necessary, the board of directors) of the Company of a resolution to approve other corporate restructuring procedures under Japanese laws by which the Company’s obligations under the Bonds and/or the Stock Acquisition Rights are to be assigned to other companies.

(E)	Early redemption due to delisting, etc.

If (i) a person (in Attachment 2, the “Offeror”) other than the Company conducts a tender offer for shares of common stock of the Company pursuant to the Financial Instruments and Exchange Act, (ii) the Company expresses an affirmative opinion on such tender offer pursuant to the Financial Instruments and Exchange Act, (iii) the Company or the Offeror announces or acknowledges in the tender offer registration statement or other documents that as a result of the acquisition of shares of common stock of the Company by way of such tender offer, shares of common stock of the Company may be delisted (unless the Company or the Offeror announces that the Company makes its best efforts to maintain the listing of shares of common stock of the Company after such acquisition), and (iv) the Offeror acquires shares of common stock of the Company by way of such tender offer, then the Company may, by giving prior notice (such notice cannot be cancelled) as soon as practicable (but within 14 days after the date of acquisition of shares of common stock of the Company by way of such tender offer) to the Trustee, the lead agency to receive payment and exercise request for stock acquisition rights as set forth in Paragraph 2(9) below (unless it is the same as the Trustee) and the Holders of Bonds with Stock Acquisition Rights, redeem early all (but not part) of the outstanding Bonds in the redemption amount calculated by the method similar to that in the case of the redemption as set forth in Paragraph 2(4)(D) above (the minimum redemption amount shall be 100% of the face value of the Bonds, and the maximum redemption amount shall be 210% of the face value of the Bonds; provided, however, that if the redemption date falls within the period from July 21, 2022 to August 2, 2022, the redemption amount shall be 100% of the face value of the Bonds) on the redemption date designated in such notice (such redemption date shall be any day within the period from the fourteenth business day to the thirtieth business day in Tokyo from the date of such notice).

Notwithstanding the foregoing, if the Company or the Offeror announces in the tender offer registration statement or other documents that it will execute Restructuring after the date of acquisition of shares of common stock of the Company by way of such tender offer, the Company’s obligations of redemption as set forth in this Item (E) shall not apply. However, if the Restructuring is not executed within 60 days after such acquisition date, then the Company may, by giving prior notice within 14 days after the last day of such 60-day period to the Holders of Bonds with Stock Acquisition Rights, redeem early all (but not part) of the outstanding Bonds in the redemption amount set out above on the redemption date designated in such notice (such redemption date shall be any day within the period from the fourteenth business day to the thirtieth business day in Tokyo from the date of such notice).

If the Company becomes obligated to redeem the Bonds pursuant to Item (D) above and this Item (E), the procedures set out in Item (D) above shall apply.

(F)	Early redemption due to squeeze-out

After amendment to the articles of incorporation by which shares of common stock of the Company are changed to class shares subject to wholly call, if the shareholders’ meeting of the Company adopts a resolution to acquire all shares of common stock of the Company for consideration, or the board of directors of the Company adopts a resolution to approve the demand by the special controlling shareholders of the Company to other shareholders of the Company to sell shares (in Attachment 2, the “Squeeze-out Event”), then the Company may, by giving prior notice as soon as practicable (but within 14 days after the effective date of such Squeeze-out Event) to the Trustee, the lead agency to receive payment and exercise request for stock acquisition rights as set forth in Paragraph 2(9) below (unless it is the same as the Trustee) and the Holders of Bonds with Stock Acquisition Rights, redeem

App. A-38

early all (but not part) of the outstanding Bonds in the redemption amount calculated by the method similar to that in the case of the redemption as set forth in Paragraph 2(4)(D) above (the minimum redemption amount shall be 100% of the face value of the Bonds, and the maximum redemption amount shall be 210% of the face value of the Bonds; provided, however, that if the redemption date falls within the period from July 21, 2022 to August 2, 2022, the redemption amount shall be 100% of the face value of the Bonds) on the redemption date designated in such notice (such redemption date shall be any day within the period from the fourteenth business day to the thirtieth business day in Tokyo from the date of such notice that shall be before the date (in Attachment 2, the “Squeeze-out Effective Date”) on which the acquisition of shares of common stock of the Company in relation to such Squeeze-out Event becomes effective; provided, however, that if the Squeeze-out Effective Date is any day before the fourteenth business day in Tokyo from the date of such notice, such redemption date shall be moved forward to the day prior to such Squeeze-out Effective Date ).

(G)	Early redemption at the option of the Holders of Bonds with Stock Acquisition Rights

A Holder of Bonds with Stock Acquisition Rights shall have the right to request the Company to redeem early the Bonds held by such Holder of Bonds with Stock Acquisition Rights for 100% of the face value on August 3, 2020 (in Attachment 2, the “Early Redemption Date at the Option of the Holders of Bonds with Stock Acquisition Rights”). In order to exercise such right, the Holder of Bonds with Stock Acquisition Rights shall be required to deposit the Certificates of Bonds with Stock Acquisition Rights held by such Holder of Bonds with Stock Acquisition Rights and a redemption notice in the designated form to the agency to receive payment and exercise request for stock acquisition rights as set forth in Paragraph 2(9) below for the period of not less than 30 days nor more than 60 days prior to the Early Redemption Date at the Option of the Holders of Bonds with Stock Acquisition Rights. However, if the Company gives notice of early redemption as set forth in Paragraphs 2(4)(B) through 2(4)(F) above, and only if such notice is given before the Early Redemption Date at the Option of the Holders of Bonds with Stock Acquisition Rights, irrespective of whether such notice is given earlier or later than the notice as set forth in this Item (G), the provisions of early redemption as set forth in Paragraphs 2(4)(B) through 2(4)(F) above shall supersede the provisions of this Item (G).

(H)	Purchase and retirement

The Company may purchase the Bonds with Stock Acquisition Rights through the public market or by other methods, when necessary, and hold or resell them, or cancel the Bonds relating to the Bonds with Stock Acquisition Rights. In addition, the subsidiaries of the Company may purchase the Bonds with Stock Acquisition Rights through the public market or by other methods, when necessary, and hold or resell them, or deliver the Bonds with Stock Acquisition Rights to the Company in order to cancel the Bonds relating to the Bonds with Stock Acquisition Rights.

(I)	Acceleration

If any default or violation of the provisions of the Trust Deed or the Bonds, or other certain events set out in the terms and conditions of the Bonds with Stock Acquisition Rights occur, and if the Trustee gives to the Company notice of acceleration of the Bonds in accordance with the provisions of the terms and conditions of the Bonds with Stock Acquisition Rights, the Bonds of the Company become immediately due and payable and the Company shall be required to redeem all of the outstanding Bonds at 100% of the face value thereof, with accrued interest (if any) in accordance with the provisions of the terms and conditions of the Bonds with Stock Acquisition Rights.

App. A-39

(5)	Certificate of the Bonds with Stock Acquisition Rights

Certificates of the stock acquisition rights (in Attachment 2, the “Certificates of Bonds with Stock Acquisition Rights”) shall be issued in registered form with respect to the Bonds with Stock Acquisition Rights. It is impossible to demand that the Certificates of Bonds with Stock Acquisition Rights be in bearer form.

(6)	Security or guarantee of the Bonds

The Bonds shall be issued without security or guarantee.

(7)	Special provisions

(A)	Additional payment

If it is required to withdraw or deduct taxes or public charges that are or will be imposed on the payment in respect of the Bonds by the Japanese government or other Japanese authorities persons with the right of taxation under the laws, the Company shall pay additional amounts necessary for the payment amount after such withdrawal or deduction to be equal to the amount that would have been paid without such withdrawal or deduction, except for certain cases.

(B)	Negative pledge

As long as any Bonds with Stock Acquisition Rights exist, the Company and the Company’s Principal Subsidiaries (as defined in the terms and conditions of the Bonds with Stock Acquisition Rights; the same applies hereinafter) shall not create any mortgage, pledge or other security interests on all or part of the current or future properties or assets of the Company or the Company’s Principal Subsidiaries for the benefit of the holders of the Foreign Bonds (as defined below) for the purpose of securing (i) the payment in respect of the Foreign Bonds, (ii) the payment under the guarantee relating to the Foreign Bonds, or (iii) the payment under the indemnification or other similar obligations relating to the Foreign Bonds, and shall not allow such security interests to survive; provided, however, that this provision shall not apply (a) if the same security as that attached to such Foreign Bonds, guarantee or indemnification or other similar obligations is to be attached to the Bonds with Stock Acquisition Rights at the same time in the form satisfactory to the Trustee or with approval by a special resolution of the meeting of the Holders of Bonds with Stock Acquisition Rights, or (b) if other securities or guarantees that the Trustee determines at its absolute discretion not to be significantly detrimental to the Holders of Bonds with Stock Acquisition Rights are attached to the Bonds with Stock Acquisition Rights at the same time, or other securities or guarantees that are approved by a special resolution of the meeting of the Holders of Bonds with Stock Acquisition Rights are to be attached to the Bonds with Stock Acquisition Rights at the same time.

In this Item (B), “Foreign Bonds” means corporate bonds, debentures, notes and other similar securities with maturity of over one year that are (i) securities paid in foreign currency or securities with rights to be paid in foreign currency, or securities denominated in Japanese yen a majority of total face value of which is initially offered outside of Japan by the Company or the Company’s Principal Subsidiaries, or with the approval of the Company or the Company’s Principal Subsidiaries, and (ii) securities which are, or are intended to be, quoted, listed or normally traded on financial instruments exchanges, over-the-counter markets or other similar markets outside of Japan.

(8)	Location of redemption

The payment shall be made at the office designated by the agency to receive payment and exercise request for stock acquisition rights as set forth in Paragraph 2(9) below or the administrator of register as set forth in Paragraph 2(10) below.

App. A-40

(9)	Agency to receive payment and exercise request for stock acquisition rights relating to the Bonds with Stock Acquisition Rights

Sumitomo Mitsui Finance Dublin Limited

(Lead agency to receive payment and exercise request for stock acquisition rights)

(10)	Administrator of register relating to the Bonds with Stock Acquisition Rights

The Bank of New York Mellon (Luxembourg) S.A.

3.	Governing law

The laws of England

4.	Location of issuance

London, the United Kingdom

5.	Listing

The Bonds with Stock Acquisition Rights shall be listed on the Singapore Stock Exchange.

6.	Custodian relating to the Bonds with Stock Acquisition Rights

Sumitomo Mitsui Finance Dublin Limited

7.	Stabilizing transactions

Not applicable.

8.	Allotment method

The Bonds shall be allotted to the holders of the outstanding Bonds with Stock Acquisition Rights Before Transfer held by any person other than Mitsumi Electric Co., Ltd. immediately before the Share Exchange becomes effective in the amount of bonds equal to that of the Bonds with Stock Acquisition Rights Before Transfer held by such holders.

App. A-41

APPENDIX B

[Translation]

MEMORANDUM OF UNDERSTANDING FOR

AMENDMENT TO

THE BUSINESS INTEGRATION AGREEMENT

Minebea Co., Ltd. (“Minebea”) and Mitsumi Electric Co., Ltd. (“Mitsumi”) enter into a memorandum of understanding (this “Memorandum”) on the Business Integration Agreement (the “Agreement”) executed between Minebea and Mitsumi on March 30, 2016 as follows. The definitions of the terms used in this Memorandum shall be as set forth in the Agreement unless otherwise specified in this Memorandum.

Article 1	Change of the Effective Date

Pursuant to the proviso of Article 2.2 of the Agreement, Minebea and Mitsumi agree to change the Effective Date to January 27, 2017; provided, however, that if it is necessary for the progress of the procedures for the Integration or for other reasons, Minebea and Mitsumi may change the date upon agreement through consultation.

Article 2	Amendment to Exhibits

In connection with the change of the Effective Date under the preceding Article, Minebea and Mitsumi shall make necessary amendments to Exhibit 2.1 (Share Exchange Agreement) and Exhibit 4.6 (Agreement) of the Agreement in accordance with this Memorandum and the memorandum of understanding to be separately executed on the same date as that hereof.

Article 3	Matters not provided for

Any matter not provided for in this Memorandum shall be governed as provided for in the Agreement, and the provisions of Chapter 9 of the Agreement shall also apply to this Memorandum.

IN WITNESS WHEREOF, both parties have caused this Memorandum to be signed and sealed in duplicate, and each party shall retain one original.

October 12, 2016

Minebea:	Yoshihisa Kainuma (seal)
Representative Director, President and Chief Executive Officer
Minebea Co., Ltd.
4106-73, Oaza Miyota, Miyota-machi,
Kitasaku-gun, Nagano

Mitsumi:	Shigeru Moribe (seal)
President and Representative Director
Mitsumi Electric Co., Ltd.
2-11-2, Tsurumaki, Tama-shi, Tokyo

App. B-1

APPENDIX C

[Translation]

MEMORANDUM OF UNDERSTANDING FOR

AMENDMENT TO

THE SHARE EXCHANGE AGREEMENT

Minebea Co., Ltd. (“Minebea”) and Mitsumi Electric Co., Ltd. (“Mitsumi”) enter into a memorandum of understanding (this “Memorandum”) on the Share Exchange Agreement (the “Agreement”) executed between Minebea and Mitsumi on March 30, 2016 as follows. The definitions of the terms used in this Memorandum shall be as set forth in the Agreement unless otherwise specified in this Memorandum.

Article 1	Change of the Effective Date

Pursuant to the proviso of Article 5 of the Agreement, Minebea and Mitsumi agree to change the Effective Date to January 27, 2017; provided, however, that if it is necessary for the progress of the procedures for the Share Exchange or for other reasons, Minebea and Mitsumi may change the date upon agreement through consultation.

Article 2	Amendment to Attachment 2 to the Agreement

Minebea and Mitsumi agree to make amendment to Paragraph 1(6)(B) of Attachment 2 to the Agreement as set forth in the Attachment hereto.

Article 3	Matters not provided for

Any matter not provided for in this Memorandum shall be governed as provided for in the Agreement.

IN WITNESS WHEREOF, both parties have caused this Memorandum to be signed and sealed in duplicate, and each party shall retain one original.

October 12, 2016

Minebea:	Yoshihisa Kainuma (seal)
Representative Director, President and Chief Executive Officer

Minebea Co., Ltd.
4106-73, Oaza Miyota, Miyota-machi,
Kitasaku-gun, Nagano

Mitsumi:	Shigeru Moribe (seal)
President and Representative Director

Mitsumi Electric Co., Ltd.
2-11-2, Tsurumaki, Tama-shi, Tokyo

App. C-1

Attachment

Paragraph 1(6)(B) of Attachment 2 to the Agreement shall be amended as set forth below:

“(B)	Until August 3, 2020 (exclusive), only in the following cases, a Holder of Bonds with Stock Acquisition Rights may exercise the Stock Acquisition Rights for the period from the first day of the immediately following quarter (or to January 27, 2017 (or any date separately agreed upon by Minebea and Mitsumi) with respect to the quarter commencing on January 1, 2017) to the last day of such immediately following quarter (or to August 2, 2020 with respect to the quarter commencing on July 1, 2020):

(a)	with respect to the quarter ending on December 31, 2016, only if, for the period of 20 consecutive Dealing Days (as defined in the terms and conditions of the Bonds with Stock Acquisition Rights Before Transfer; the same applies in this Item (a)) ending on the last Dealing Day of such quarter, the closing price of shares of common stock of Mitsumi Electric Co., Ltd. exceeds 130% of the conversion price of the Bonds with Stock Acquisition Rights Before Transfer applicable on such last Dealing Day (such case to be determined by the lead agency to receive payment and exercise requests for stock acquisition rights, and such determination to be notified to the Holders of Bonds with Stock Acquisition Rights); and

(b)	with respect to the quarter commencing on or after January 1, 2017, only if, for the period of 20 consecutive Dealing Days (for the avoidance of doubt, as defined in the terms and conditions of the Bonds with Stock Acquisition Rights; the same applies in this Item (b)) ending on the last Dealing Day of a certain quarter, the closing price of shares of common stock of the Company exceeds 130% of the conversion price applicable on such last Dealing Day (such case to be determined by the lead agency to receive payment and exercise requests for stock acquisition rights, and such determination to be notified to the Holders of Bonds with Stock Acquisition Rights).

However, the conditions of exercise of the Stock Acquisition Rights as set forth in this Item (B) shall not apply to the following periods:

(a)	(i) the period in which the long-term issuer rating of the Company assigned by Japan Credit Rating Agency, Ltd. or its successor rating agency (in Attachment 2, “JCR”) is BBB- or below, (ii) the period in which JCR ceases to assign the long-term issuer rating of the Company, or (iii) the period in which the long-term issuer rating of the Company assigned by JCR is suspended or withdrawn;

(b)	the period after the day on which the Company gives notice of early redemption of the Bonds as set forth in Paragraphs 2(4)(B) through 2(4)(F) below (excluding the Stock Acquisition Rights relating to the Bonds that are elected not to be redeemed early pursuant to Paragraph 2(4)(C) below); and

(c)	in the case of the Restructuring by the Company, unless the Company prohibits the exercise of the Stock Acquisition Rights pursuant to Paragraph 1(5) above, the period commencing on the day on which the Company is obligated to give notice to the Holders of Bonds with Stock Acquisition Rights of such Restructuring in accordance with the terms and conditions of the Bonds with Stock Acquisition Rights and ending on the effective date of such Restructuring.

In this Item (B), “Dealing Day” means the day on which Tokyo Stock Exchange, Inc. is open, excluding the day on which the closing price is not announced. ”

App. C-2

APPENDIX D

ENGLISH TRANSLATION OF

FAIRNESS OPINION DELIVERED BY DAIWA SECURITIES CO. LTD.

March 29, 2016

Board of Directors

Mitsumi Electric Co., Ltd.

11-2, Tsurumaki 2-chome, Tama-shi, Tokyo

We, Daiwa Securities Co. Ltd., understand that Mitsumi Electric Co., Ltd. (“Mitsumi”) and Minebea Co., Ltd. (“Minebea”) are planning to enter into a share exchange agreement dated March 30, 2016 (the “Share Exchange Agreement”) and a business integration agreement dated March 30, 2016 (the “Business Integration Agreement”) and that, based on the draft of the Share Exchange Agreement dated March 29, 2016 (the “Draft Share Exchange Agreement”) and the draft of the Business Integration Agreement dated March 29, 2016 (the “Draft Business Integration Agreement”) which have been provided by Mitsumi, Mitsumi is expected to become a wholly-owned subsidiary of Minebea through a share exchange (the “Transaction”) in which each share of common stock of Mitsumi will be exchanged for 0.59 shares of common stock of Minebea (the “Share Exchange Ratio”).

You have requested us to provide our opinion as to the fairness of the Share Exchange Ratio from a financial point of view to the holders of the common stock of Mitsumi.

In arriving at our opinion set forth below, we have:

1.	reviewed and analyzed the Draft Share Exchange Agreement and Draft Business Integration Agreement;

2.	reviewed the drafts dated March 29, 2016 of timely disclosure documents regarding the Transaction that are expected to be published by Mitsumi on March 30, 2016;

3.	reviewed and analyzed financial information and business descriptions contained in the annual securities reports (yuka-shoken hokokusho), quarterly securities reports (shihanki hokokusho), summary of financial statements (kessan tanshin), timely disclosure materials and other disclosure materials of Mitsumi and Minebea;

4.	reviewed and analyzed financial information and business descriptions of Mitsumi and Minebea disclosed in the data room or contained in materials provided to us by other methods by Mitsumi and Minebea for the purpose of reviewing the Transaction;

5.	reviewed and analyzed publicly available materials, share-related information, and other relevant information related to Mitsumi and Minebea;

6.	reviewed and analyzed Mitsumi’s business plans, financial forecasts, and other information related to the future provided to us by Mitsumi on March 29, 2016 for the period between April 1, 2016 and March 31, 2019;

7.	reviewed and analyzed Minebea’s business plans, financial forecasts, and other information related to the future provided to us by Minebea on March 18, 2016 for the period between April 1, 2016 and March 31, 2019;

8.	conducted a written question and answer process with the management of Mitsumi regarding its finances and businesses, financial forecasts and the effects of the Transaction;

9.	interviewed the management of Minebea on March 15, 2016 regarding its finances and businesses, financial forecasts and the effects of the Transaction;

10.	reviewed and analyzed the historical market prices and trading activity of the shares of common stock of each of Mitsumi and Minebea;

App. D-1

11.	reviewed and conducted comparative analysis of the financial information, market prices, and other information of listed companies selected by us for having businesses similar to Mitsumi and Minebea, respectively;

12.	reviewed the report, dated March 3, 2016, on legal due diligence performed by Mitsumi’s legal advisors on Minebea received from Mitsumi;

13.	reviewed the report, dated March 3, 2016, on financial due diligence performed by Mitsumi’s accounting advisors on Minebea received from Mitsumi; and

14.	gathered, reviewed and analyzed other related information we deemed necessary.

In preparing our opinion, we have analyzed and reviewed the Share Exchange Ratio. For such analysis and review, we have, in principle, used as-is material and information provided by Mitsumi and Minebea as well as publicly available information. We have assumed and relied on the accuracy and completeness of all information that we have analyzed or reviewed, and have not independently verified or assumed any obligation to independently verify the accuracy or completeness of such information. We have not undertaken an independent evaluation, appraisal or assessment of any of the assets or liabilities (including, but not limited to, financial derivative products, off-balance-sheet assets and liabilities and other contingent liabilities), on an aggregate or individual basis, of Mitsumi, Minebea or any of their respective affiliates (where “affiliates” here and hereafter refers to “affiliates” as defined in Article 8(8) of the Ordinance on Terminology, Forms, and Preparation Methods of Financial Statements), nor have we made any request to a third party for any such valuation, appraisal or assessment. Moreover, in preparing our opinion, we have assumed that there are no undisclosed facts (including contingent liabilities and litigation) in the present or future relating to Mitsumi, Minebea or any of their respective affiliates that may affect our opinion. We have not evaluated the solvency or creditworthiness of Mitsumi, Minebea or any of their respective affiliates under any applicable laws relating to bankruptcy, insolvency or similar matters. We have not conducted any physical inspection of the properties or facilities of Mitsumi, Minebea or any of their respective affiliates, nor have we assumed any obligation to do so. We understand that Mitsumi’s accounting and legal advisors performed financial and legal due diligence, respectively, on Minebea based on the scope of due diligence agreed upon between the respective advisors and Mitsumi. We have not independently verified such scope or assumed any obligation with respect to such due diligence.

In preparing our opinion, we have assumed that the business plans, financial forecasts and other information regarding the future furnished to us by Mitsumi and Minebea have been prepared according to reasonable and appropriate procedures, and reflect the best currently available estimates and judgment of the management of Mitsumi and Minebea respectively, and, we have conducted no independent verifications of the accuracy, validity or feasibility of the business plans, nor have we assumed any obligation or responsibility to do so. We have assumed that all assumptions for the preparation of the business plans and financial forecasts are accurate and feasible. We have conducted no independent verifications of the accuracy or feasibility thereof, nor have we assumed any obligation to do so.

We have assumed that the Share Exchange Agreement will be legally and validly prepared and approved at the general meeting of shareholders of Mitsumi (and if required, at the general meeting of shareholders of Minebea) with terms and conditions substantially the same as those set forth in the Draft Share Exchange Agreement that we have reviewed, that the Business Integration Agreement will be properly and validly executed by Mitsumi and Minebea with terms and conditions substantially the same as those set forth in the Draft Business Integration Agreement that we have reviewed, and that the Transaction will be legally and validly performed and completed pursuant to the terms and conditions of the Share Exchange Agreement and the Business Integration Agreement, without any waiver, revision or amendment of any material terms or conditions thereof. Further, we have assumed that the Transaction will be legally and validly performed, that the tax effect arising from the Transaction will not be different from the anticipated tax effect provided by Mitsumi and Minebea, and that the governmental, regulatory or other consents or approvals necessary for the execution of the Transaction will be obtained without any prejudice to the benefits expected to be brought by the Transaction. Therefore, we have no

App. D-2

obligation to conduct the independent verifications thereof. We have not evaluated the decision of Mitsumi with respect to its execution of the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to Mitsumi, nor have we been requested by Mitsumi to do so. We are not an accounting, tax or legal expert and have neither independently analyzed or reviewed nor assumed any obligation to independently analyze or review the legality or validity of any matter regarding the Transaction or the appropriateness of the accounting and tax treatment of any matter regarding the Transaction. We have also assumed that the anticipated tax effects of the Transaction communicated to us by Mitsumi will be realized.

We have received a fee from Mitsumi as consideration for our advisory services regarding the Transaction. Mitsumi has agreed to indemnify us against certain liabilities that may be incurred in connection with our advisory services regarding the Transaction. We have provided advisory services in connection with certain aspects of the negotiations for the Transaction, including the preparation of the Draft Share Exchange Agreement and the Draft Business Integration Agreement and certain other aspects. However, we have not been involved in any decision-making processes regarding the Draft Share Exchange Agreement or the Draft Business Integration Agreement.

The Daiwa Securities Group, mainly consisted of Daiwa Securities Group Inc., which is our parent company, has conducted investment and financing service business concentrating on securities-related business as the principal business, and has provided its services to Mitsumi, Minebea and their respective affiliates, for which the Daiwa Securities Group has received compensation in the past and at the present, and may do so in the future. Mitsumi understands that we and our affiliates have provided, or may provide in the future, services for transactions other than the Transaction to Minebea and its affiliates, for which we and our affiliates have received, or may receive, compensation, and has given prior consent to the provision of such services without any objection. In addition, we and our affiliates may actively trade or hold financial products, including securities and derivatives products, of Mitsumi, Minebea or any of their respective affiliates, for our own and our affiliates’ accounts or for the accounts of customers.

Our opinion was prepared solely in order that we may provide the Board of Directors of Mitsumi with reference information to review the Share Exchange Ratio at the request of Mitsumi (the “Opinion Purpose”). We, therefore, do not assume any responsibility arising out of or in connection with the use of our opinion other than for the Opinion Purpose. Mitsumi may not cause our opinion to be disclosed, referred or communicated to any third party, nor to be used for any third party (collectively, “Disclosure”) without our prior written consent. Mitsumi will be also solely responsible for Disclosure with our prior consent, and we will not be responsible for such Disclosure. We assume no liability to any third party other than Mitsumi in connection with our opinion or the Transaction, as well as arising out of or in connection with the use of our opinion other than for the Opinion Purpose. Moreover, our opinion does not constitute a recommendation or solicitation to any holders of shares of common stock of Mitsumi as to how such holder of shares should vote on the Transaction (including exercise of the appraisal right of opposing holders of shares), the transfer or receipt of shares of Mitsumi or any other related matters.

Our opinion addresses only the fairness of the Share Exchange Ratio from a financial point of view to the holders of the shares of the common stock of Mitsumi, and Mitsumi has not asked us to address, and our opinion does not address, the fairness to, or any other consideration of, any third party other than the holders of shares of common stock of Mitsumi. We do not provide any opinion on any premise or assumption upon which the determination of the Share Exchange Ratio was based or the underlying business decision of Mitsumi to proceed with the Transaction. We are also not expressing any opinion as to the prices at which the shares of common stock of Mitsumi or Minebea will be traded at any time after the date of this opinion. In addition, we express no opinion with respect to the fairness of the amount or nature of any compensation to be received in relation to the Share Exchange Ratio by any officer, director, employee or any similar such person involved in the Transaction.

Our opinion is based on financial information in part prepared in accordance with accounting principles generally accepted in Japan, and did not take into consideration any possible difference in such financial information if prepared under international financial reporting standards. Our opinion is also based upon

App. D-3

financial, economic, market and other conditions as they exist as of the date hereof, and relies on information made available to us by the date hereof. However, some materials and information used for the review of the Share Exchange Ratio in the Transaction were made at a different point in time because of certain restrictions on available materials and information. Additionally, although our opinion may be affected by future changes in conditions, we do not assume any obligation to revise, change, renew, supplement or reaffirm our opinion.

The preparation and submission of our opinion has been authorized by our fairness opinion approval committee.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Share Exchange Ratio is fair from a financial point of view to the holders of the common stock of Mitsumi.

Daiwa Securities Co. Ltd.

/s/ Yuichi Akai

Yuichi Akai

Executive Managing Director

Global Investment Banking and

Corporate Planning

App. D-4

APPENDIX E

ENGLISH TRANSLATION OF

SELECTED ARTICLES OF THE COMPANIES ACT OF JAPAN

Companies Act

Act No. 86 of July 26, 2005

Part V Entity Conversion, Merger, Company Split, Share Exchange, and Share Transfer

Chapter IV Share Exchange and Share Transfer

SECTION 1 Share Exchange

Subsection 1 Common Provisions

(Conclusion of a Share Exchange Agreement)

Article 767 A Stock Company may effect a Share Exchange. In such cases, the Stock Company shall conclude a Stock Exchange agreement with the company acquiring all of its Issued Shares (limited to a Stock Company or a Limited Liability Company; hereinafter referred to as the “Wholly Owning Parent Company Resulting from the Share Exchange” in this Part).

Subsection 2 Share Exchange Which Causes a Stock Company to Acquire the Issued Shares

(Share Exchange Agreement Which Causes a Stock Company to Acquire the Issued Shares)

Article 768 In the case where a Stock Company effects a Share Exchange, if the Wholly Owning Parent Company Resulting from the Share Exchange is a Stock Company, it shall prescribe the following matters in the Share Exchange agreement:

(i) the trade name and address of the Stock Company effecting the Share Exchange (hereinafter referred to as the “Wholly Owned Subsidiary Company Resulting from the Share Exchange” in this Part) and the Stock Company that constitutes the Wholly Owning Parent Company Resulting from the Share Exchange (hereinafter referred to as the “Wholly Owning Parent Stock Company Resulting from the Share Exchange” in this Part);

(ii) if the Wholly Owning Parent Stock Company Resulting from the Share Exchange is to deliver to shareholders of the Wholly Owned Subsidiary Company Resulting from the Share Exchange Monies, etc. in lieu of the shares thereof when effecting the Share Exchange, the following matters concerning such Monies, etc.:

(a) if such Monies, etc. are shares in the Wholly Owning Parent Stock Company Resulting from the Share Exchange, the description of the number of such shares (or, for a Company with Class Shares, the classes of the shares and the number of the shares for each class) or the method for calculating such numbers, and matters concerning the amount of the stated capital and capital reserves of the Wholly Owning Parent Stock Company Resulting from the Share Exchange;

(b) if such Monies, etc. are Bonds of the Wholly Owning Parent Stock Company Resulting from the Share Exchange (excluding those pertaining to Bonds with Share Options), the description of the classes of such Bonds and the total amount for each class of Bonds, or the method for calculating that total amount;

(c) if such Monies, etc. are Stock Options of the Wholly Owning Parent Stock Company Resulting from the Share Exchange (excluding those attached to Bonds with Share Options), the description of the features and number of such Share Options, or the method for calculating such number;

App. E-1

(d) if such Monies, etc. are Bonds with Share Options of the Wholly Owning Parent Stock Company Resulting from the Share Exchange, the matters prescribed in (b) concerning such Bonds with Share Options and the matters prescribed in (c) concerning the Share Options attached to such Bonds with Share Options; or

(e) if such Monies, etc. are property other than shares, etc. in the Wholly Owning Parent Stock Company Resulting from the Share Exchange, the description of the features and number or amount of such property, or the method for calculating such number or amount;

(iii) in the case prescribed in the preceding item, matters concerning the allotment of Monies, etc. set forth in that item to shareholders of the Wholly Owned Subsidiary Company Resulting from the Share Exchange (excluding the Wholly Owning Parent Stock Company Resulting from the Share Exchange);

(iv) if the Wholly Owning Parent Stock Company Resulting from the Share Exchange is to deliver to share option holders of Share Options in the Wholly Owned Subsidiary Company Resulting from the Share Exchange Share Options in the Wholly Owning Parent Stock Company Resulting from the Share Exchange in lieu of such Share Options at the time of the Share Exchange, the following matters concerning such Share Options:

(a) the description of the features of the Share Options (hereinafter referred to as “Share Options under Share Exchange Agreement” in this Part) held by share option holders of Share Options in the Wholly Owned Subsidiary Company Resulting from the Share Exchange who will receive delivery of Share Options in the Wholly Owning Parent Stock Company Resulting from the Share Exchange;

(b) the description of the features and number of Share Options in the Wholly Owning Parent Stock Company Resulting from the Share Exchange to be delivered to share option holders of Share Options under Share Exchange Agreement, or the method for calculating such number; and

(c) if Share Options under Share Exchange Agreement are Share Options attached to Bonds with Share Options, a statement to the effect that the Wholly Owning Parent Stock Company Resulting from the Share Exchange will succeed to the obligations relating to the Bonds pertaining to such Bonds with Share Options and the description of the classes of the Bonds subject to such succession and the total amount for each class of Bonds, or the method for calculating that total amount;

(v) in the case prescribed in the preceding item, matters concerning the allotment of the Share Options of the Wholly Owning Parent Stock Company Resulting from the Share Exchange set forth in that item to share option holders of Share Options under Share Exchange Agreement; and

(vi) the day on which the Share Exchange becomes effective (hereinafter referred to as the “Effective Day” in this Section).

(2) In the case prescribed in the preceding paragraph, if the Wholly Owned Subsidiary Company Resulting from the Share Exchange is a Company with Class Shares, the Wholly Owned Subsidiary Company Resulting from the Share Exchange and the Wholly Owning Parent Stock Company Resulting from the Share Exchange may provide for the following matters in prescribing the matters set forth in item (iii) of that paragraph in accordance with the features of the classes of shares issued by the Wholly Owned Subsidiary Company Resulting from the Share Exchange:

(i) if there is any arrangement that no Monies, etc. are allotted to shareholders of a certain class of shares, a statement to such effect and such class of shares; and

(ii) in addition to the matters listed in the preceding item, if there is any arrangement that each class of shares shall be treated differently with respect to allotment of Monies, etc., a statement to such effect and the details of such different treatment.

App. E-2

(3) In the case prescribed in paragraph (1), the provisions on the matters listed in item (iii) of that paragraph shall be such that the Monies, etc. are delivered in proportion to the number of the shares (or, in cases where there are provisions on the matters listed in item (ii) of the preceding paragraph, the number of the shares of each class) held by shareholders of the Wholly Owned Subsidiary Company Resulting from the Share Exchange (excluding the Wholly Owning Parent Stock Company Resulting from the Share Exchange and shareholders of the class of shares referred to in item (i) of the preceding paragraph).

(Effectuation, etc. of a Share Exchange Which Causes a Stock Company to Acquire the Issued Shares)

Article 769 The Wholly Owning Parent Stock Company Resulting from a Share Exchange shall acquire all of the Issued Shares of the Wholly Owned Subsidiary Company Resulting from the Share Exchange (excluding shares of the Wholly Owned Subsidiary Company Resulting from the Share Exchange already held by the Wholly Owning Parent Stock Company Resulting from the Share Exchange) on the Effective Day.

(2) In the case set forth in the preceding paragraph, the Wholly Owned Subsidiary Company Resulting from the Share Exchange shall be deemed to have given the approval set forth in Article 137(1) with regard to the acquisition of shares of the Wholly Owned Subsidiary Company Resulting from the Share Exchange (limited to Shares with a Restriction on Transfer, and excluding those already held by the Wholly Owning Parent Stock Company Resulting from the Share Exchange prior to the Effective Day) by the Wholly Owning Parent Stock Company Resulting from the Share Exchange.

(3) In the cases listed in the following items, shareholders of the Wholly Owned Subsidiary Company Resulting from a Share Exchange shall become the persons specified respectively in those items, in accordance with the provisions on the matters set forth in paragraph (1)(iii) of the preceding Article, on the Effective Day:

(i) in cases where there is a provision on the matters set forth in (a) of item (ii) of paragraph (1) of the preceding Article: shareholders of shares set forth in (a) of that item;

(ii) in cases where there is a provision on the matters set forth in (b) of item (ii) of paragraph (1) of the preceding Article: bondholders of Bonds set forth in (b) of that item;

(iii) in cases where there is a provision on the matters set forth in (c) of item (ii) of paragraph (1) of the preceding Article: share option holders of Share Options set forth in (c) of that item; or

(iv) in cases where there is a provision on the matters set forth in (d) of item (ii) of paragraph (1) of the preceding Article: bondholders of the Bonds pertaining to Bonds with Share Options set forth in (d) of that item, and share option holders of the Share Options attached to such Bonds with Share Options.

(4) In the case prescribed in paragraph (1)(iv) of the preceding Article, the Share Options under Share Exchange Agreement shall be extinguished and share option holders of the Share Options under Share Exchange Agreement shall become share option holders of the Share Options of the Wholly Owning Parent Stock Company Resulting from the Share Exchange set forth in item (iv)(b) of that Article, in accordance with the provisions on the matters set forth in item (v) of that Article, on the Effective Day.

(5) In the case prescribed in (c) of item (iv) of paragraph (1) of the preceding Article, the Wholly Owning Parent Stock Company Resulting from the Share Exchange shall succeed to the obligations relating to the Bonds pertaining to Bonds with Share Options set forth in (c) of that item on the Effective Day.

(6) The provisions of the preceding paragraphs shall not apply in cases where procedures under the provisions of Article 789 or Article 799 are not completed yet or where the Share Exchange is cancelled.

App. E-3

Chapter V Procedures of Entity Conversion, Merger, Company Split, Share Exchange, and Share Transfer

SECTION 2 Procedures of an Absorption-type Merger, etc.

Subsection 1 Procedures for a Company Disappearing in an Absorption-type Merger, a Company Splitting in an Absorption-type Split, and a Wholly Owned Subsidiary Company Resulting from a Share Exchange

Division 1 Procedures for a Stock Company

(Keeping and Inspection, etc. of Documents, etc. Concerning an Absorption-type Merger Agreement, etc.)

Article 782 Each of the Stock Companies listed in the following items (hereinafter referred to as an “Disappearing Stock Company, etc.” in this Division) shall, from the day on which the Absorption-type Merger Agreement, etc. began to be kept until the day on which six months have elapsed from the day on which the Absorption-type Merger, Absorption-type Company Split or Share Exchange (hereinafter referred to as an “Absorption-type Merger, etc.” in this Section) becomes effective (hereinafter referred to as the “Effective Day” in this Section) (or, in the case of a Stock Company Disappearing in an Absorption-type Merger, until the Effective Day), keep documents detailing the particulars specified respectively in those items (hereinafter referred to as the “Absorption-type Merger Agreement, etc.” in this Section) and other information prescribed by Ordinance of the Ministry of Justice, and electronic or magnetic records in which this has been recorded, at its head office:

(i) Stock Company Disappearing in an Absorption-type Merger: the Absorption-type Merger agreement;

(ii) Stock Company Splitting in an Absorption-type Split: the Absorption-type Company Split agreement; and

(iii) Wholly Owned Subsidiary Company Resulting from a Share Exchange: the Share Exchange agreement.

(2) The “day on which the Absorption-type Merger Agreement, etc. began to be kept” prescribed in the preceding paragraph means the earliest of the following days:

(i) if the Absorption-type Merger Agreement, etc. is required to be approved by a resolution of a shareholders meeting (including a General Meeting of Class Shareholders), the day two weeks prior to the day of the shareholders meeting (or, in the cases prescribed in paragraph (1) of Article 319, the day when the proposal under that paragraph is submitted);

(ii) if there are shareholders who are to receive the notice under the provisions of paragraph (3) of Article 785, the day of the notice under the provisions of that paragraph or the day of the public notice under paragraph (4) of that Article, whichever is earlier;

(iii) if there are share option holders who are to receive the notice under the provisions of paragraph (3) of Article 787, the day of the notice under the provisions of that paragraph or the day of the public notice under paragraph (4) of that Article, whichever is earlier;

(iv) if the procedures under the provisions of Article 789 are required to be carried out, the day of the public notice under the provisions of paragraph (2) of that Article or the day of the notice under the provisions of that paragraph, whichever is earlier; or

(v) in cases other than those prescribed in the preceding items, the day on which two weeks have elapsed from the day of conclusion of the Absorption-type Company Split agreement or the Share Exchange agreement.

(3) Shareholders and creditors of a Disappearing Stock Company, etc. (or, in the case of a Wholly Owned Subsidiary Company Resulting from a Share Exchange, shareholders and share option holders) may make the

App. E-4

following requests to said Disappearing Stock Company, etc. at any time during its business hours; provided, however, that the fees designated by said Disappearing Stock Company, etc. are required to be paid in order to make the requests set forth in item (ii) or item (iv):

(i) requests for inspection of the documents set forth in paragraph (1);

(ii) requests for delivery of a transcript or extract of the documents set forth in paragraph (1);

(iii) a request to inspect anything that is used in a manner prescribed by Ordinance of the Ministry of Justice to display the information recorded in an electronic or magnetic record as referred to in paragraph (1); and

(iv) a request to be provided with the information recorded in an electronic or magnetic record as set forth in paragraph (1) by the electronic or magnetic means that the Disappearing Stock Company, etc. has designated, or a request to be issued a document showing that information.

(Approval, etc. of the Absorption-type Merger Agreement, etc.)

Article 783 A Disappearing Stock Company, etc. shall obtain the approval of the Absorption-type Merger Agreement, etc. by a resolution of a shareholders meeting by the day immediately preceding the Effective Day.

(2) Notwithstanding the provisions of the preceding paragraph, in the cases where a Stock Company Disappearing in an Absorption-type Merger or a Wholly Owned Subsidiary Company Resulting from a Share Exchange is not a Company with Classes of Shares, if all or part of the Monies, etc. to be delivered to shareholders of the Stock Company Disappearing in the Absorption-type Merger or the Wholly Owned Subsidiary Company Resulting from the Share Exchange (hereinafter referred to as the “Consideration for the Merger, etc.” in this Article and paragraph (1) of the following Article) are Equity Interests, etc. (meaning equity interests of a Membership Company or those prescribed by the applicable Ordinance of the Ministry of Justice as being equivalent thereto; hereinafter the same shall apply in this Article), the consent of all shareholders of the Stock Company Disappearing in the Absorption-type Merger or the Wholly Owned Subsidiary Company Resulting from the Share Exchange shall be obtained with regard to the Absorption-type Merger agreement or the Share Exchange agreement.

(3) In the cases where a Stock Company Disappearing in an Absorption-type Merger or a Wholly Owned Subsidiary Company Resulting from a Share Exchange is a Company with Classes of Shares, if all or part of the Consideration for the Merger, etc. are Shares with a Restriction on Transfer, etc. (meaning Shares with a Restriction on Transfer and those prescribed by the applicable Ordinance of the Ministry of Justice as being equivalent thereto; hereinafter the same shall apply in this Chapter), the Absorption-type Merger or the Share Exchange shall not become effective without a resolution of a General Meeting of Class Shareholders constituted by the Class Shareholders of the class of shares subject to the allotment of the Shares with a Restriction on Transfer, etc. (excluding Shares with a Restriction on Transfer) (in cases where there are two or more classes of shares relating to such Class Shareholders, the respective General Meetings of Class Shareholders constituted by Class Shareholders categorized by the class of such two or more classes of shares); provided, however, that this shall not apply to cases where there is no Class Shareholder who is able to exercise a voting right at such General Meeting of Class Shareholders.

(4) In the cases where a Stock Company Disappearing in an Absorption-type Merger or a Wholly Owned Subsidiary Company Resulting from a Share Exchange is a Company with Classes of Shares, if all or part of the Consideration for the Merger, etc. are Equity Interests, etc., the Absorption-type Merger or the Share Exchange shall not become effective without the consent of all shareholders of the class subject to the allotment of the Equity Interests, etc.

(5) An Disappearing Stock Company, etc. shall notify its Registered Pledgees of Shares (excluding the Registered Pledgees of Shares in the cases prescribed in paragraph (2) of the following Article) and Registered Pledgees of Share Options concerning the Share Options specified in the items of Article 787(3) that it will effect the Absorption-type Merger, etc. by twenty days prior to the Effective Day.

App. E-5

(6) A public notice may be substituted for the notice under the provisions of the preceding paragraph.

(Cases Where Approval of the Absorption-type Merger Agreement, etc. Is Not Required)

Article 784 The provisions of paragraph (1) of the preceding Article shall not apply in the cases where the Company Surviving the Absorption-type Merger, the Company Succeeding in the Absorption-type Split or the Wholly Owning Parent Company Resulting from the Share Exchange (hereinafter referred to as the “Surviving Company, etc.” in this Division) is the Special Controlling Company of the Disappearing Stock Company, etc.; provided, however, that this shall not apply in the cases where all or part of the value of the merger, etc. in the Absorption-type Merger or Share Exchange is Shares with a Restriction on Transfer, etc., and the Disappearing Stock Company, etc. is a Public Company and not a Company with Class Shares.

(2) The provisions of the preceding Article shall not apply in cases where the sum of the book value of the assets that the Company Succeeding in the Absorption-type Split succeeds to through the Absorption-type Company Split does not exceed one-fifth (or, in cases where a lesser proportion is prescribed in the articles of incorporation of the Stock Company Splitting in the Absorption-type Split, such proportion) of the amount calculated by the method specified by the applicable Ordinance of the Ministry of Justice as the total assets of the Stock Company Splitting in the Absorption-type Split.

(Demanding Cessation of Absorption-Type Merger, etc.)

Article 784-2 In the following cases, if shareholders of a Disappearing Stock Company, etc. are likely to suffer disadvantages, shareholders of a Disappearing Stock Company, etc. may demand the Disappearing Stock Company ,etc. to cease an Absorption-type Merger, etc.; provided, however, that this shall not apply to cases prescribed in paragraph (2) of the preceding Article:

(i) In cases where said Absorption-type Merger, etc. violates the applicable laws and regulations or the articles of incorporation; or

(ii) In the cases prescribed in the main clause of paragraph (1) of the preceding Article, when the matters listed in Article 749 (1) (ii) or (iii), Article 751 (1) (iii) or (iv), Article 758 (iv), Article 760 (iv) or (v), Article 768 (1) (ii) or (iii), or Article 770 (1) (iii) or (iv) are extremely improper in light of the financial status of said Disappearing Stock Company, etc. or Surviving Company, etc.

(Dissenting Shareholders’ Appraisal Rights)

Article 785 In cases of effecting an Absorption-type Merger, etc. (excluding the following cases), dissenting shareholders may demand that the Disappearing Stock Company, etc. purchase, at a fair price, the shares that they hold:

(i) in cases prescribed in Article 783(2); or

(ii) in cases prescribed in Article 784(2).

(2) The “dissenting shareholders” provided for in the preceding paragraph shall mean the shareholders provided for in the following items in the cases listed in the same items (excluding shareholders entitled to allotment of Equity Interests, etc. prescribed in Article 783(4) in the cases prescribed in that paragraph):

(i) in cases where a resolution of a shareholders meeting (including a General Meeting of Class Shareholders) is required to effect the Absorption-type Merger, etc.: the following shareholders:

(a) shareholders who gave notice to such Disappearing Stock Company, etc. to the effect that they dissented from such Absorption-type Merger, etc. prior to such shareholders meeting and who dissented from such Absorption-type Merger, etc. at such shareholders meeting (limited to those who can exercise voting rights at such shareholders meeting);

App. E-6

(b) shareholders who are unable to exercise voting rights at such shareholders meeting; and

(ii) in cases other than those prescribed in the preceding item: all shareholders (excluding said Special Controlling Company in the cases prescribed in the main clause of Article 784 (1)).

(3) A Disappearing Stock Company, etc. shall notify its shareholders (excluding shareholders entitled to allotment of Equity Interests, etc. prescribed in Article 783(4) in the cases prescribed in that paragraph and said Special Controlling Company in the cases prescribed in the main clause of Article 784 (1)) that it will effect an Absorption-type Merger, etc. and the trade name and address of the Surviving Company, etc., by twenty days prior to the Effective Day; provided, however, that this shall not apply in the cases listed in the items of paragraph (1).

(4) In the following cases, a public notice may be substituted for the notice under the provisions of the preceding paragraph:

(i) in cases where the Disappearing Stock Company, etc. is a Public Company; or

(ii) in cases where the Disappearing Stock Company, etc. obtains the approval of the Absorption-type Merger Agreement, etc. by the resolution of a shareholders meeting set forth in Article 783(1).

(5) To make a demand under the provisions of paragraph (1) (hereinafter referred to as the “Exercise of Appraisal Rights” in this Division)), a dissenting shareholder must indicate the number of shares with regard to which the shareholder is Exercising Appraisal Rights (or, for a Company with Classes of Shares, the classes of the shares and the number of shares for each class), between twenty days prior to the Effective Day and the day immediately preceding the Effective Day.

(6) When intending to Exercise Appraisal Rights on shares for which share certificates have been issued, shareholders of said shares shall submit the share certificates representing those shares to the Disappearing Stock Company, etc.; provided, however, that this shall not apply to a person who makes a demand pursuant to the provisions of Article 223 with respect to said share certificates.

(7) Shareholders Exercising Appraisal Rights may withdraw their demands for appraisal only with the approval of the Disappearing Stock Company, etc.

(8) The demands of the shareholders Exercising Appraisal Rights lose effect if the Absorption-type Merger, etc. is cancelled.

(9) The provisions of Article 133 shall not apply to shares pertaining to the Exercise of Appraisal Rights.

(Determination of the Price of Shares)

Article 786 If a shareholder Exercises Appraisal Rights and an agreement determining the price of the shares is reached between the shareholder and the Disappearing Stock Company, etc. (or between the shareholder and the Company Surviving the Absorption-type Merger, if an Absorption-type Merger is effected and it is after the Effective Day; hereinafter the same applies in this Article), the Disappearing Stock Company, etc. must pay that price within sixty days from the Effective Day.

(2) If no agreement on the determination of the price of the shares is reached within thirty days from the Effective Day, shareholders or the Disappearing Stock Company, etc. may file a petition for the court to determine the price within thirty days after the expiration of that period.

(3) Notwithstanding the provisions of paragraph (7) of the preceding Article, in the cases prescribed in the preceding paragraph, if the petition under that paragraph is not filed within sixty days from the Effective Day, shareholders Exercising Appraisal Rights may withdraw their demands for appraisal at any time after the expiration of such period.

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(4) A Disappearing Stock Company, etc. shall also pay interest on the price determined by the court which shall be calculated at the rate of six percent per annum from and including the day of the expiration of the period referred to in paragraph (1).

(5) A Disappearing Stock Company, etc. may pay the amount that said Disappearing Stock Company, etc. considers to be a fair price to shareholders until the determination of price of shares.

(6) A share purchase connected with the Exercise of Appraisal Rights becomes effective on the Effective Day.

(7) If a shareholder Exercises Appraisal Rights with respect to shares for which share certificates are issued, the Share Certificate-Issuing Company must pay the price of the shares relating to the Exercise of the Appraisal Rights in exchange for the share certificates.

(Exercise of Appraisal Rights on Share Options)

Article 787 In cases of carrying out any one of the acts listed in the following items, share option holders of Share Options of the Disappearing Stock Company, etc. provided for in those items may demand that the Disappearing Stock Company, etc. purchase, at a fair price, the Share Options that they hold:

(i) Absorption-type Merger: Share Options other than those for which provisions on the matters set forth in Article 749(1)(iv) or (v) meet the conditions set forth in item (iii) of Article 236(1) (limited to those related to (a) of that item);

(ii) Absorption-type Company Split (limited to cases where the Company Succeeding in the Absorption-type Split is a Stock Company): among the following Share Options, Share Options other than those for which provisions on the matters set forth in Article 758(v) or (vi) meet the conditions set forth in item (viii) of Article 236(1) (limited to those related to (b) of that item):

(a) the Share Options in the Absorption-type Company Split Agreement; and

(b) Share Options other than the Share Options in the Absorption-type Company Split Agreement, for which there are provisions to the effect that, in the case of effecting an Absorption-type Company Split, Share Options of the Stock Company Succeeding in the Absorption-type Split shall be delivered to share option holders of such Share Options; or

(iii) Share Exchange (limited to cases where the Wholly Owning Parent Company Resulting from the Share Exchange is a Stock Company): Among the following Share Options, Share Options other than those for which provisions on the matters set forth in item (iv) or item (v) of Article 768(1) meet the conditions set forth in item (viii) of Article 236(1) (limited to those related to (d) of that item):

(a) Share Options under Share Exchange Agreement; and

(b) Share Options other than Share Options under Share Exchange Agreement and for which there are provisions to the effect that, in the case of effecting a Share Exchange, Share Options of the Wholly Owning Parent Stock Company Resulting from the Share Exchange shall be delivered to share option holders of such Share Options.

(2) If share option holders of the Share Options attached to Bonds with Share Options intend to make the demand under the preceding paragraph (hereinafter referred to as the “ Exercise of Appraisal Rights on Share Options” in this Division), they shall also demand that the Disappearing Stock Company, etc. purchase the Bonds pertaining to Bonds with Share Options; provided, however, that this shall not apply in cases where it is otherwise provided for with respect to the Share Options attached to such Bonds with Share Options.

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(3) The Disappearing Stock Companies, etc. listed in the following items shall notify share option holders of Share Options provided for in those items that they will effect an Absorption-type Merger, etc. and the trade name and address of the Surviving Company, etc., by twenty days prior to the Effective Day:

(i) Stock Company Disappearing in the Absorption-type Merger: all Share Options;

(ii) the Stock Company Splitting in the Absorption-type Split in cases where the Company Succeeding in the Absorption-type Split is a Stock Company: the following Share Options:

(a) the Share Options in the Absorption-type Company Split Agreement; and

(b) Share Options other than the Share Options in the Absorption-type Company Split Agreement and for which there are provisions to the effect that, in the case of effecting an Absorption-type Company Split, Share Options of the Stock Company Succeeding in the Absorption-type Split shall be delivered to share option holders of such Share Options;

(iii) the Wholly Owned Subsidiary Company Resulting from a Share Exchange in cases where the Wholly Owning Parent Company Resulting from the Share Exchange is a Stock Company: the following Share Options:

(a) Share Options under Share Exchange Agreement; and

(b) Share Options other than Share Options under Share Exchange Agreement and for which there are provisions to the effect that, in the case of effecting a Share Exchange, Share Options of the Wholly Owning Parent Stock Company Resulting from the Share Exchange shall be delivered to share option holders of such Share Options.

(4) A public notice may be substituted for the notice under the provisions of the preceding paragraph.

(5) To Exercise Appraisal Rights on Share Options, the share option holder must indicate the features and number of the Share Options with respect to which the holder is Exercising those Appraisal Rights, between twenty days prior to the Effective Day and the day immediately preceding the Effective Day.

(6) When intending to Exercise Appraisal Rights on Share Options in respect of Share Options for which share option certificates have been issued, the holder of those Share Options shall submit to Disappearing Stock Company, etc. the share option certificates; provided, however, that this shall not apply to a person who files a public petition as prescribed in Article 114 of the Non-Contentious Cases Procedure Act with respect to said share option certificates.

(7) When intending to Exercise Appraisal Rights on Share Options in respect of Share Options attached to Bonds with Share Options for which certificate representing the Bond with Share Options have been issued, the holder of those Share Options shall submit to the Disappearing Stock Company, etc. the certificate representing the Bond with Share Options; provided, however, that this shall not apply to a person who files a petition for public notice as prescribed in Article 114 of the Non-Contentious Cases Procedure Act with respect to said certificate representing the Bond with Share Options.

(8) Share option holders Exercising Appraisal Rights on Share Options may withdraw their demands for appraisal of the Share Options only with the approval of the Disappearing Stock Company, etc.

(9) The demands of the share option holders Exercising Appraisal Rights on Share Options lose effect if the Absorption-type Merger, etc. is cancelled.

(10) The provisions of Article 260 shall not apply to Share Options pertaining to the Exercise of Appraisal Rights on Share Options.

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(Determination of the Price of Share Options)

Article 788 In cases where a holder of share options Exercises Appraisal Rights on the Share Options, if an agreement on the determination of the price of the Share Options (in cases where such Share Options are attached to Bonds with Share Options, if a holder thereof demands the Disappearing Stock Company, etc. to purchase the Bonds constituting those Bonds with Share Options, including such Bonds; hereinafter the same shall apply in this Article) is reached between the share option holder and the Disappearing Stock Company, etc. (or, after the Effective Day in cases of effecting an Absorption-type Merger, the Company Surviving the Absorption-type Merger; hereinafter the same shall apply in this Article), the Disappearing Stock Company, etc. shall make payment within sixty days from the Effective Day.

(2) If no agreement on the determination of the price of the Share Options is reached within thirty days from the Effective Day, the share option holder or the Disappearing Stock Company, etc. may file a petition for the court to determine the price within thirty days after the expiration of that period.

(3) Notwithstanding the provisions of paragraph (8) of the preceding Article, in the cases prescribed in the preceding paragraph, if the petition under that paragraph is not filed within sixty days from the Effective Day, the share option holders Exercising Appraisal Rights on the Share Options may withdraw their demands for appraisal of the Share Options at any time after the expiration of such period.

(4) The Disappearing Stock Company, etc. shall also pay interest on the price determined by the court which shall be calculated at the rate of six percent per annum from and including the day of the expiration of the period referred to in paragraph (1).

(5) A Disappearing Stock Company may pay the amount that said Disappearing Stock Company considers to be a fair price to share option holders by the determination of price of Share Options.

(6) The purchase of Share Options relating to the Exercise of Appraisal Rights on Share Options shall become effective on the Effective Day.

(7) If a share option holder Exercises Appraisal Rights on Share Options with respect to Share Options for which share option certificates are issued, the Disappearing Stock Company, etc. shall pay the price of the Share Options relating to the Exercise of Appraisal Rights on the Share Options in exchange for the hare option certificates.

(8) If a share option holder Exercises Appraisal Rights on Share Options with respect to Share Options attached to a Bond with Share Options for which a certificate for a Bond with Share Options is issued, the Disappearing Stock Company, etc. shall pay the price of the Share Options relating to the Exercise of Appraisal Rights on the Share Options in exchange for the certificate for the Bond with Share Options.

(Objections of Creditors)

Article 789 In the cases listed in the following items, the creditors provided for in those items may state their objections to the Absorption-type Merger, etc. to the Disappearing Stock Company, etc.:

(i) in cases of effecting an Absorption-type Merger: creditors of the Stock Company Disappearing in the Absorption-type Merger;

(ii) in cases of effecting an Absorption-type Company Split: creditors of the Stock Company Splitting in the Absorption-type Split who are unable to request the Stock Company Splitting in the Absorption-type Split to perform the obligations (including performance of the guarantee obligations that the Stock Company Splitting in the Absorption-type Split jointly and severally assumes with the Company Succeeding in the Absorption-type Split as a guarantor) (or, in the case where there are provisions on the matter set forth in Article 758(viii) or Article 760(vii), creditors of the Stock Company Splitting in the Absorption-type Split); and

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(iii) in cases where the Share Options under Share Exchange Agreement are Share Options attached to Bonds with Share Options: bondholders pertaining to such Bonds with Share Options.

(2) In cases where all or part of the creditors of the Disappearing Stock Company, etc. are able to state their objection pursuant to the provisions of the preceding paragraph, the Disappearing Stock Company, etc. shall give public notice of the matters listed below in the official gazette and shall give notices separately to each known creditor (limited to one who is able to state an objection pursuant to the provisions of such paragraph), if any; provided, however, that the period under item (iv) may not be less than one month:

(i) a statement that an Absorption-type Merger, etc. will be effected;

(ii) the trade name and address of the Surviving Company, etc.;

(iii) the matters prescribed by the applicable Ordinance of the Ministry of Justice as the matters regarding the Financial Statements of the Disappearing Stock Company, etc. and the Surviving Company, etc. (limited to a Stock Company); and

(iv) a statement to the effect that creditors may state their objections within a certain period of time.

(3) Notwithstanding the provisions of the preceding paragraph, if the Disappearing Stock Company, etc. gives public notice under that paragraph by the Method of Public Notice listed in item (ii) or item (iii) of paragraph (1) of Article 939 in accordance with the provisions of the articles of incorporation under the provisions of that paragraph in addition to the official gazette, the Disappearing Stock Company, etc. is not required to give separate notices under the provisions of the preceding paragraph (excluding such notices to creditors of the obligations of the Stock Company Splitting in an Absorption-type Split that have arisen due to a tort in the case of effecting an Absorption-type Company Split).

(4) In cases where creditors do not raise any objections within the period under paragraph (2)(iv), such creditors shall be deemed to have approved the Absorption-type Merger, etc.

(5) In cases where creditors raise objections within the period under paragraph (2)(iv), the Disappearing Stock Company, etc. shall make payment or provide reasonable security to such creditors, or entrust equivalent property to a Trust Company, etc. for the purpose of having such creditors receive the payment; provided, however, that this shall not apply if there is no risk of harm to such creditors by such Absorption-type Merger, etc.

(Change in the Effective Day of an Absorption-type Merger, etc.)

Article 790 A Disappearing Stock Company, etc. may change the Effective Day by agreement with the Surviving Company, etc.

(2) In the cases prescribed in the preceding paragraph, the Disappearing Stock Company, etc. shall give public notice of the changed Effective Day by the day immediately preceding the original Effective Day (or, immediately preceding the changed Effective Day, in the case where the changed Effective Day comes before the original Effective Day).

(3) When the Effective Day is changed pursuant to the provisions of paragraph (1), the provisions of this Section and Article 750, Article 752, Article 759, Article 761, Article 769, and Article 771 shall apply by deeming the changed Effective Day to be the Effective Day.

(Keeping and Inspection, etc. of Documents, etc. Concerning an Absorption-type Company Split or Share Exchange)

Article 791 The Stock Company Splitting in an Absorption-type Split or the Wholly Owned Subsidiary Company Resulting from a Share Exchange shall, without delay after the Effective Day, prepare what are

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provided for in the following items for the categories set forth respectively in those items, jointly with the Company Succeeding in the Absorption-type Split or the Wholly Owning Parent Company Resulting from the Share Exchange:

(i) Stock Company Splitting in the Absorption-type Split: documents detailing the rights and obligations that the Company Succeeding in the Absorption-type Split succeeded to by transfer from the Stock Company Splitting in the Absorption-type Split through the Absorption-type Company Split and any other information prescribed by the applicable Ordinance of the Ministry of Justice as concerning an Absorption-type Company Split, or electronic or magnetic records in which such information has been recorded; and

(ii) Wholly Owned Subsidiary Company Resulting from the Share Exchange: documents detailing the number of shares of the Wholly Owned Subsidiary Company Resulting from the Share Exchange acquired by the Wholly Owning Parent Company Resulting from the Share Exchange and any other information prescribed by the applicable Ordinance of the Ministry of Justice as concerning a Share Exchange, or electronic or magnetic records in which such information has been recorded.

(2) A Stock Company Splitting in an Absorption-type Split or a Wholly Owned Subsidiary Company Resulting from a Share Exchange shall, for a period of six months from the Effective Day, keep the documents or electronic or magnetic records set forth in the items of the preceding paragraph at its head office.

(3) Shareholders, creditors and any other interested parties of a Stock Company Splitting in an Absorption-type Split may make the following requests to the Stock Company Splitting in the Absorption-type Split at any time during its business hours; provided, however, that the fees designated by said Stock Company Splitting in the Absorption-type Split are required to be paid in order to make the requests set forth in item (ii) or item (iv):

(i) requests for inspection of the documents set forth in the preceding paragraph;

(ii) requests for delivery of a transcript or extract of the documents set forth in the preceding paragraph;

(iii) a request to inspect anything that is used in a manner prescribed by Ordinance of the Ministry of Justice to display the information recorded in an electronic or magnetic record as referred to in the preceding paragraph; and

(iv) a request to be provided with the information recorded in an electronic or magnetic record as referred to in the preceding paragraph by an electronic or magnetic means that the Stock Company Splitting in the Absorption-type Split has designated, or a request to be issued a document showing that information.

(4) The provisions of the preceding paragraph shall apply mutatis mutandis to a Wholly Owned Subsidiary Company Resulting from a Share Exchange. In such cases, the phrase “shareholders, creditors and any other interested parties of a Stock Company Splitting in the Absorption-type Split” shall be deemed to be replaced with “persons who were shareholders or share option holders in the Wholly Owned Subsidiary Company Resulting from the Share Exchange as of the Effective Day.”

(Special Provisions on Dividends of Surplus, etc.)

Article 792 The provisions of Article 445(4) Article 458 and Part II, Chapter V, Section 6 shall not apply to the acts listed below:

(i) acquisition of shares set forth in Article 758(viii)(a) or Article 760(vii)(a); and

(ii) distribution of dividends of surplus set forth in Article 758(viii)(b) or Article 760(vii)(b).

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Subsection 2 Procedures for the Company Surviving an Absorption-type Merger, the Company Succeeding in an Absorption-type Split and the Wholly Owning Parent Company Resulting from a Share Exchange

Division 1 Procedures for a Stock Company

(Keeping and Inspection, etc. of Documents, etc. Concerning an Absorption-type Merger Agreement, etc.)

Article 794 A Stock Company Surviving an Absorption-type Merger, a Stock Company Succeeding in an Absorption-type Split or the Wholly Owning Parent Stock Company Resulting from a Share Exchange (hereinafter referred to as the “Surviving Stock Company, etc.” in this Division) shall, from the day on which the Absorption-type Merger Agreement, etc. began to be kept until the day on which six months have elapsed from the Effective Day, keep documents detailing the contents of the Absorption-type Merger Agreement, etc. and other information prescribed by Ordinance of the Ministry of Justice, and electronic or magnetic records in which this has been recorded, at its head office.

(2) The “day on which the Absorption-type Merger Agreement, etc. began to be kept” prescribed in the preceding paragraph means the earliest of the following days:

(i) if the Absorption-type Merger Agreement, etc. is required to be approved by a resolution of a shareholders meeting (including a General Meeting of Class Shareholders), the day two weeks prior to the day of the shareholders meeting (or, in the cases prescribed in paragraph (1) of Article 319, the day when the proposal under that paragraph is submitted);

(ii) the day of the notice under the provisions of paragraph 3 of Article 797 or the day of the public notice under paragraph (4) of that Article, whichever is earlier; or

(iii) if the procedures under the provisions of Article 799 are required to be carried out, the day of the public notice under the provisions of paragraph (2) of that Article or the day of the notice under the provisions of that paragraph, whichever is earlier.

(3) Shareholders and creditors of a Surviving Stock Company, etc. (or, in the case where the Monies, etc. to be delivered to shareholders of the Wholly Owned Subsidiary Company Resulting from a Share Exchange are limited to shares of the Wholly Owning Parent Stock Company Resulting from the Share Exchange or those prescribed by the applicable Ordinance of the Ministry of Justice as being equivalent thereto (excluding the case prescribed in Article 768(1)(iv)(c)), shareholders) may make the following requests to said Surviving Stock Company, etc. at any time during its business hours; provided, however, that the fees designated by said Surviving Stock Company, etc. are required to be paid in order to make the requests set forth in item (ii) or item (iv):

(i) requests for inspection of the documents set forth in paragraph (1);

(ii) requests for delivery of a transcript or extract of the documents set forth in paragraph (1);

(iii) a request to inspect anything that is used in a manner prescribed by Ordinance of the Ministry of Justice to display the information recorded in an electronic or magnetic record as referred to in paragraph (1); and

(iv) a request to be provided with the information recorded in an electronic or magnetic record as referred to in paragraph (1) by an electronic or magnetic means that the Surviving Stock Company, etc. has designated, or a request to be issued a document showing that information.

(Approval, etc. of the Absorption-type Merger Agreement, etc.)

Article 795 A Surviving Stock Company, etc. shall obtain the approval of the Absorption-type Merger Agreement, etc. by a resolution of a shareholders meeting by the day immediately preceding the Effective Day.

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(2) In the cases listed below, a director shall explain to that effect at the shareholders meeting set forth in the preceding paragraph:

(i) in cases where the amount prescribed by the applicable Ordinance of the Ministry of Justice as the amount of obligations that the Stock Company Surviving an Absorption-type Merger or the Stock Company Succeeding in an Absorption-type Split succeeds to by transfer from the Company Disappearing in the Absorption-type Merger or the Company Splitting in the Absorption-type Split (referred to as the “Amount of Succeeded Obligations” in the following item) exceeds the amount prescribed by the applicable Ordinance of the Ministry of Justice as the amount of assets that the Stock Company Surviving the Absorption-type Merger or the Stock Company Succeeding in the Absorption-type Split succeeds to by transfer from the Company Disappearing in the Absorption-type Merger or the Company Splitting in the Absorption-type Split (referred to as the “Amount of Succeeded Assets” in the following item);

(ii) in cases where the book value of the Monies, etc. (excluding shares, etc. of the Stock Company Surviving an Absorption-type Merger or the Stock Company Succeeding in an Absorption-type Split) delivered by the Stock Company Surviving the Absorption-type Merger or the Stock Company Succeeding in the Absorption-type Split to shareholders of the Stock Company Disappearing in the Absorption-type Merger, to members of the Membership Company Disappearing in the Absorption-type Merger or to the Company Splitting in the Absorption-type Split exceeds the amount obtained by deducting the Amount of Succeeded Obligations from the Amount of Succeeded Assets; or

(iii) in cases where the book value of the Monies, etc. (excluding shares, etc. of the Wholly Owning Parent Stock Company Resulting from a Share Exchange) delivered by the Wholly Owning Parent Stock Company Resulting from a Share Exchange to shareholders of the Wholly Owned Subsidiary Company Resulting from the Share Exchange exceeds the amount prescribed by the applicable Ordinance of the Ministry of Justice as the amount of shares in the Wholly Owned Subsidiary Company Resulting from the Share Exchange to be acquired by the Wholly Owning Parent Stock Company Resulting from the Share Exchange.

(3) In cases where the assets of a Company Disappearing in an Absorption-type Merger or a Company Splitting in an Absorption-type Split include shares of the Stock Company Surviving the Absorption-type Merger or the Stock Company Succeeding in the Absorption-type Split, a director shall explain the matters concerning such shares at the shareholders meeting set forth in paragraph (1).

(4) Where the Surviving Stock Company, etc. is a Company with Class Shares, in the cases listed in the following items, an Absorption-type Merger, etc. shall not become effective without a resolution of a General Meeting of Class Shareholders constituted by Class Shareholders of the class of shares provided for respectively in those items (limited to Shares with a Restriction on Transfer and for which the provisions of the articles of incorporation set forth in Article 199(4) do not exist) (in cases where there are two or more classes of shares relating to such Class Shareholders, the respective General Meetings of Class Shareholders constituted by Class Shareholders categorized by the class of such two or more classes of shares); provided, however, that this shall not apply to cases where there is no Class Shareholder who is able to exercise a voting right at such General Meeting of Class Shareholders:

(i) in cases where the Monies, etc. delivered to shareholders of the Stock Company Disappearing in an Absorption-type Merger or to members of the Membership Company Disappearing in an Absorption-type Merger are shares of the Stock Company Surviving the Absorption-type Merger: the class of shares set forth in Article 749(1)(ii)(a);

(ii) in cases where the Monies, etc. delivered to the Company Splitting in an Absorption-type Split are shares of the Stock Company Succeeding in the Absorption-type Split: the class of shares set forth in Article 758(iv)(a); or

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(iii) in cases where the Monies, etc. delivered to shareholders of the Wholly Owned Subsidiary Company Resulting from a Share Exchange are shares in the Wholly Owning Parent Stock Company Resulting from the Share Exchange: the class of shares set forth in Article 768(1)(ii)(a).

(Cases Where Approval of the Absorption-type Merger Agreement, etc. Is Not Required, etc.)

Article 796 The provisions of paragraphs (1) to (3) of the preceding Article shall not apply in the cases where a Company Disappearing in an Absorption-type Merger, the Company Splitting in an Absorption-type Split or the Wholly Owned Subsidiary Company Resulting from a Share Exchange (hereinafter referred to as the “Disappearing Company, etc.” in this Division) is the Special Controlling Company of the Surviving Stock Company, etc.; provided, however, that this shall not apply in the cases where all or part of the Monies, etc. to be delivered to shareholders of the Stock Company Disappearing in the Absorption-type Merger or the Wholly Owned Subsidiary Company Resulting from the Share Exchange, to members of the Membership Company Disappearing in the Absorption-type Merger or to the Company Splitting in the Absorption-type Split are Shares with a Restriction on Transfer, etc. of the Surviving Stock Company, etc., and the Surviving Stock Company, etc. is not a Public Company.

(2) The provisions of paragraphs (1) to (3) of the preceding Article shall not apply in cases where the amount set forth in item (i) does not exceed one-fifth (or, in cases where a lesser proportion is prescribed in the articles of incorporation of the Surviving Stock Company, etc., such proportion) of the amount set forth in item (ii); provided, however, that this shall not apply in the cases listed in the items of paragraph (2) of that Article or the cases prescribed in the proviso to the preceding paragraph:

(i) the total amount of the amounts listed below:

(a) the amount obtained by multiplying the number of shares of the Surviving Stock Company, etc. to be delivered to shareholders of the Stock Company Disappearing in an Absorption-type Merger or the Wholly Owned Subsidiary Company Resulting from a Share Exchange, to members of the Membership Company Disappearing in the Absorption-type Merger or to the Company Splitting in the Absorption-type Split (hereinafter referred to as “Shareholders, etc. of the Disappearing Company, etc.” in this item) by the amount of net assets per share;

(b) the total amount of the book value of Bonds, Share Options or Bonds with Share Options of the Surviving Stock Company, etc. to be delivered to Shareholders, etc. of the Disappearing Company, etc.; and

(c) the total amount of the book value of property other than shares, etc. of the Surviving Stock Company, etc. to be delivered to Shareholders, etc. of the Disappearing Company, etc.; and

(ii) the amount calculated by the method specified by the applicable Ordinance of the Ministry of Justice as the total assets of the Surviving Stock Company, etc.

(3) In the cases prescribed in the main clause of the preceding paragraph, if shareholders that hold the shares (limited to those that entitle the shareholders to exercise voting rights at a shareholders meeting under paragraph (1) of the preceding Article) in the number prescribed by the applicable Ordinance of the Ministry of Justice notify the Surviving Stock Company, etc. to the effect that such shareholders dissent from the Absorption-type Merger, etc., within two weeks from the day of the notice under the provisions of Article 797(3) or the public notice under paragraph (4) of that Article, such Surviving Stock Company, etc. must obtain the approval of the Absorption-type Merger Agreement, etc. by a resolution of a shareholders meeting no later than the day immediately preceding the Effective Day.

(Demanding Cessation of Absorption-Type Merger, etc.)

Article 796-2 In the following cases, if shareholders of the Surviving Stock Company, etc. are likely to suffer disadvantages, shareholders of the Surviving Stock Company, etc. may demand the Surviving Stock

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Company, etc. to cease an Absorption-type Merger, etc.; provided, however, that this shall not apply to cases prescribed in the main clause of paragraph (2) of the preceding Article (excluding the cases listed in the items of Article 795 (2) and the cases prescribed in the proviso to paragraph (1) or paragraph (3) of the preceding Article):

(i) In cases where said Absorption-type Merger, etc. violates the applicable laws and regulations or the articles of incorporation; or

(ii) In the cases prescribed in the main clause of paragraph (1) of the preceding Article, when the matters listed in Article 749 (1) (ii) or (iii), Article 758 (iv), or Article 768 (1) (ii) or (iii) are extremely improper in light of the financial status of said Surviving Stock Company, etc. or Disappearing Company, etc.

(Dissenting Shareholders’ Appraisal Rights)

Article 797 In cases of effecting an Absorption-type Merger, etc., dissenting shareholders may demand that the Surviving Stock Company, etc. purchase, at a fair price, the shares that they hold; provided, however, that this shall not apply to the cases prescribed in the main clause of Article 796 (2) (excluding the cases listed in the items of Article 795 (2) and the cases prescribed in the proviso to Article 796 (1), or (3)).

(2) The “dissenting shareholders” provided for in the preceding paragraph shall mean the shareholders provided for in the following items in the cases listed in the same items:

(i) in cases where a resolution of a shareholders meeting (including a General Meeting of Class Shareholders) is required to effect the Absorption-type Merger, etc.: the following shareholders:

(a) shareholders who gave notice to such Surviving Stock Company, etc. to the effect that they dissented from such Absorption-type Merger, etc. prior to such shareholders meeting and who dissented from such Absorption-type Merger, etc. at such shareholders meeting (limited to those who can exercise voting rights at such shareholders meeting);

(b) shareholders who are unable to exercise voting rights at such shareholders meeting; and

(ii) in cases other than those prescribed in the preceding item: all shareholders (excluding said Special Controlling Company in the cases prescribed in the main clause of Article 796 (1));

(3) A Surviving Stock Company, etc. shall notify its shareholders (excluding said Special Controlling Company in the cases prescribed in the main clause of Article 796 (1)) that it will effect an Absorption-type Merger, etc. and the trade name and address of the Disappearing Company, etc. (or, in the cases prescribed in Article 795(3), the fact that it will effect an Absorption-type Merger, etc., the trade name and address of the Disappearing Company, etc. and the matters concerning shares set forth in that paragraph), by twenty days prior to the Effective Day.

(4) In the following cases, a public notice may be substituted for the notice under the provisions of the preceding paragraph:

(i) in cases where the Surviving Stock Company, etc. is a Public Company; or

(ii) in cases where the Surviving Stock Company, etc. obtains the approval of the Absorption-type Merger Agreement, etc. by the resolution of a shareholders meeting set forth in Article 795(1).

(5) To make a demand under the provisions of paragraph (1) (hereinafter referred to as the “Exercise of Appraisal Rights” in this Division) a dissenting shareholder must indicate the number of shares with regard to which the shareholder is Exercising those Appraisal Rights (or, for a Company with Classes of Shares, the classes of the shares and the number of shares for each class), between twenty days prior to the Effective Day and the day immediately preceding the Effective Day.

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(6) When intending to Exercise Appraisal Rights on shares for which share certificates have been issued, shareholders of said shares shall submit the share certificates representing those shares to the Surviving Company, etc.; provided, however, that this shall not apply to a person who makes a demand pursuant to the provisions of Article 223 with respect to said share certificates.

(7) Shareholders Exercising Appraisal Rights may withdraw their demands for appraisal only with the approval of the Surviving Stock Company, etc.

(8) The demands of the shareholders Exercising Appraisal Rights lose effect if the Absorption-type Merger, etc. is cancelled.

(9) The provisions of Article 133 shall not apply to shares pertaining to the Exercise of Appraisal Rights.

(Determination of the Price of Shares, etc.)

Article 798 If a shareholder Exercises Appraisal Rights and an agreement determining the price of the shares is reached between the shareholder and the Surviving Stock Company, etc., the Surviving Stock Company, etc. must pay that price within sixty days from the Effective Day.

(2) If no agreement on the determination of the price of the shares is reached within thirty days from the Effective Day, shareholders or the Surviving Stock Company, etc. may file a petition for the court to determine the price within thirty days after the expiration of that period.

(3) Notwithstanding the provisions of paragraph (7) of the preceding Article, in the cases prescribed in the preceding paragraph, if the petition under that paragraph is not filed within sixty days from the Effective Day, shareholders Exercising Appraisal Rights may withdraw their demands for appraisal at any time after the expiration of such period.

(4) The Surviving Stock Company, etc. shall also pay interest on the price determined by the court which shall be calculated at the rate of six percent per annum from and including the day of the expiration of the period referred to in paragraph (1).

(5) The Surviving Stock Company, etc. may pay the amount that said Surviving Company, etc. considers as fair price to shareholders until the determination of price of shares.

(6) A share purchase connected with the Exercise of Appraisal Rights becomes effective on the Effective Day.

(7) If a shareholder Exercises Appraisal Rights with respect to shares for which share certificates are issued, the Share Certificate-Issuing Company must pay the price of the shares relating to the Exercise of the Appraisal Rights in exchange for the share certificates.

(Objections of Creditors)

Article 799 In the cases listed in the following items, the creditors provided for in those items may state their objections to the Absorption-type Merger, etc. to the Surviving Stock Company, etc.:

(i) in cases of effecting an Absorption-type Merger: creditors of the Stock Company Surviving the Absorption-type Merger;

(ii) in cases of effecting an Absorption-type Company Split: creditors of the Stock Company Succeeding in the Absorption-type Split; or

App. E-17

(iii) in cases of effecting a Share Exchange other than where the Monies, etc. to be delivered to shareholders of the Wholly Owned Subsidiary Company Resulting from the Share Exchange are only shares in the Wholly Owning Parent Stock Company Resulting from the Share Exchange or those prescribed by the applicable Ordinance of the Ministry of Justice as being equivalent thereto, or in the cases prescribed in Article 768(1)(iv): creditors of the Wholly Owning Parent Stock Company Resulting from the Share Exchange.

(2) In cases where the creditors of the Surviving Stock Company, etc. are able to state their objection pursuant to the provisions of the preceding paragraph, the Surviving Stock Company, etc. shall give public notice of the matters listed below in the official gazette and shall give notices separately to each known creditor, if any; provided, however, that the period under item (iv) may not be less than one month:

(i) a statement that an Absorption-type Merger, etc. will be effected;

(ii) the trade name and address of the Disappearing Company, etc.;

(iii) the matters prescribed by the applicable Ordinance of the Ministry of Justice as the matters regarding the Financial Statements of the Surviving Stock Company, etc. and the Disappearing Company, etc. (limited to a Stock Company); and

(iv) a statement to the effect that creditors may state their objections within a certain period of time.

(3) Notwithstanding the provisions of the preceding paragraph, if the Surviving Stock Company, etc. gives public notice under that paragraph by Method of Public Notice listed in item (ii) or item (iii) of paragraph (1) of Article 939 in accordance with the provisions of the articles of incorporation under the provisions of that paragraph in addition to the official gazette, the Surviving Stock Company, etc. is not required to give separate notices under the provisions of the preceding paragraph.

(4) In cases where creditors do not raise any objections within the period under paragraph (2)(iv), such creditors shall be deemed to have approved the Absorption-type Merger, etc.

(5) In cases where creditors raise objections within the period under paragraph (2)(iv), the Surviving Stock Company, etc. shall make payment or provide reasonable security to such creditors, or entrust equivalent property to a Trust Company, etc. for the purpose of having such creditors receive the payment; provided, however, that this shall not apply if there is no risk of harm to such creditors by such Absorption-type Merger, etc.

(Special Provisions on Cases Where the Monies, etc. to Be Delivered to Shareholders, etc. of the Disappearing Company, etc. Are the Parent Company’s Shares of the Surviving Stock Company, etc.)

Article 800 Notwithstanding the provisions of Article 135(1), in cases where all or part of the Monies, etc. to be delivered to shareholders of the Stock Company Disappearing in an Absorption-type Merger or the Wholly Owned Subsidiary Company Resulting from a Share Exchange, to members of the Membership Company Disappearing in the Absorption-type Merger or to the Company Splitting in the Absorption-type Split (hereinafter referred to as “Shareholders, etc. of the Disappearing Company, etc.” in this paragraph) are the Parent Company’s Shares (meaning the Parent Company’s Shares prescribed in paragraph (1) of that Article; hereinafter the same shall apply in this Article) of the Surviving Stock Company, etc., the Surviving Stock Company, etc. may acquire such Parent Company’s Shares in a number not exceeding the total number of such Parent Company’s Shares to be delivered to the Shareholders, etc. of the Disappearing Company, etc. at the time of the Absorption-type Merger, etc.

(2) Notwithstanding the provisions of Article 135(3), the Surviving Stock Company, etc. set forth in the preceding paragraph may hold the Parent Company’s Shares of the Surviving Stock Company, etc. until the Effective Day; provided, however, that this shall not apply when the Absorption-type Merger, etc. is cancelled.

App. E-18

(Keeping and Inspection, etc. of Documents, etc. Concerning an Absorption-type Merger, etc.)

Article 801 A Stock Company Surviving an Absorption-type Merger shall, without delay after the Effective Day, prepare documents detailing the rights and obligations that the Stock Company Surviving the Absorption-type Merger succeeded to by transfer from the Company Disappearing in the Absorption-type Merger through the Absorption-type Merger and any other information prescribed by Ordinance of the Ministry of Justice as concerning an Absorption-type Merger, or electronic or magnetic records in which such information has been recorded.

(2) The Stock Company Succeeding in an Absorption-type Split (limited to the Stock Company Succeeding in the Absorption-type Split where the Limited Liability Company effects the Absorption-type Company Split) shall, without delay after the Effective Day, prepare, jointly with the Limited Liability Company Splitting in the Absorption-type Split, documents detailing the rights and obligations that the Stock Company Succeeding in the Absorption-type Split succeeded to by transfer from the Limited Liability Company Splitting in the Absorption-type Split through the Absorption-type Company Split and any other information prescribed by Ordinance of the Ministry of Justice as concerning an Absorption-type Company Split, or electronic or magnetic records in which such information has been recorded.

(3) Each of the Surviving Stock Companies, etc. listed in the following items shall, for a period of six months from the Effective Day, keep what are specified respectively in those items at its head office:

(i) Stock Company Surviving an Absorption-type Merger: documents or electronic or magnetic records set forth in paragraph (1);

(ii) Stock Company Succeeding in an Absorption-type Split: documents or electronic or magnetic records set forth in the preceding paragraph or Article 791(1)(i); and

(iii) Wholly Owning Parent Stock Company Resulting from a Share Exchange: documents or electronic or magnetic records set forth in Article 791(1)(ii).

(4) Shareholders and creditors of the Stock Company Surviving an Absorption-type Merger may make the following requests to said Stock Company Surviving the Absorption-type Merger at any time during its business hours; provided, however, that the fees designated by said Stock Company Surviving the Absorption-type Merger are required to be paid in order to make the requests set forth in item (ii) or item (iv):

(i) requests for inspection of the documents set forth in item (i) of the preceding paragraph;

(ii) requests for delivery of a transcript or extract of the documents set forth in item (i) of the preceding paragraph;

(iii) a request to inspect anything that is used in a manner prescribed by Ordinance of the Ministry of Justice to display the information recorded in an electronic or magnetic record as referred to in item (i) of the preceding paragraph; and

(iv) a request to be provided with the information recorded in an electronic or magnetic record as referred to in item (i) of the preceding paragraph by an electronic or magnetic means that the Stock Company Surviving the Absorption-type Merger, or requests has designated, or a request to be issued a document showing that information.

(5) The provisions of the preceding paragraph shall apply mutatis mutandis to the Stock Company Succeeding in an Absorption-type Split. In such cases, the phrase “shareholders and creditors” in that paragraph shall be deemed to be replaced with “shareholders, creditors and any other interested parties,” and the term “item (i) of the preceding paragraph” in the items of that paragraph shall be deemed to be replaced with “item (ii) of the preceding paragraph.”

App. E-19

(6) The provisions of paragraph (4) shall apply mutatis mutandis to the Wholly Owning Parent Stock Company Resulting from a Share Exchange. In such cases, the phrase “shareholders and creditors” in that paragraph shall be deemed to be replaced with “shareholders and creditors (or, in cases where Monies, etc. to be delivered to shareholders of the Wholly Owned Subsidiary Company Resulting from a Share Exchange are limited to shares in the Wholly Owning Parent Stock Company Resulting from the Share Exchange or those prescribed by the applicable Ordinance of the Ministry of Justice as being equivalent thereto (excluding the case prescribed in Article 768(1)(iv)(c)), shareholders of the Wholly Owning Parent Stock Company Resulting from the Share Exchange),” and the term “item (i) of the preceding paragraph” in the items of that paragraph shall be deemed to be replaced with “item (iii) of the preceding paragraph.”

Source: Unofficial translation of the Companies Act of Japan, published by Ministry of Justice, Government of Japan

App. E-20

APPENDIX F

UNAUDITED JAPANESE GAAP SUMMARY FINANCIAL INFORMATION OF MINEBEA

AS OF AND FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2016

[Reference Translation]

SECOND QUARTER BRIEF REPORT OF FINANCIAL RESULTS

[under Japanese GAAP] (Consolidated)

(Year ending March 31, 2017)

November 2, 2016

Registered

Company Name:            MINEBEA CO., LTD.            Common Stock Listings:    Tokyo and Nagoya

Code No:                        6479                                         URL:     http://www.minebea.co.jp/

Representative:    Yoshihisa Kainuma      Representative Director, President and Chief Executive Officer

Contact:                Satoshi Yoneda            Executive Officer, General Manager of Accounting Department

Quarterly report filing date: November 11, 2016	Phone: (03) 6758-6711

Expected date of payment for dividends: December 5, 2016

Preparation of supplementary explanation material for quarterly financial results : Yes

Holding of presentation meeting for quarterly financial results : Yes (For Analyst)

(Amounts less than one million yen have been omitted.)

1. Business performance (April 1, 2016 through September 30, 2016)

(1) Consolidated Results of Operations (Year-to-date)	(%: Changes from corresponding period of previous fiscal year)

	Net sales (millions of yen)	% Change	Operating income (millions of yen)	% Change	Ordinary income (millions of yen)	% Change
Six months ended Sep 30, 2016	275,133	(6.9)	18,594	(32.2)	18,915	(18.9)
Six months ended Sep 30, 2015	295,554	36.5	27,417	10.7	23,326	(5.3)

	Net income attributable to owners of the parent (millions of yen)	% Change	Net income per share (yen)	Diluted net income per share (yen)
Six months ended Sep 30, 2016	12,745	(28.2)	34.01	33.26
Six months ended Sep 30, 2015	17,758	(0.3)	47.49	45.09

(Notes) Comprehensive Income:	Six months ended September 30, 2016:	(14,181) million yen	—%
	Six months ended September 30, 2015:	5,018 million yen	(84.5)%

(2) Consolidated Financial Position

	Total assets (millions of yen)	Net assets (millions of yen)	Equity ratio (%)	Net assets per share (yen)
As of September 30, 2016	499,966	220,426	42.9	571.70
As of March 31, 2016	459,427	237,973	50.2	616.43

(Reference) Shareholders’ equity:	As of September 30, 2016:	214,384 million yen
	As of March 31, 2016:	230,785 million yen

App. F-1

2. Dividends

	Annual dividends
	End of first quarter (yen)	End of second quarter (yen)	End of third quarter (yen)	Year-end (yen)	For the year (yen)
Year ended March 31, 2016	—	10.00	—	10.00	20.00
Year ending March 31, 2017	—	7.00

* Notes

(1)	Changes in significant subsidiaries during the quarter (Changes in certain subsidiaries resulting in change in the scope of consolidation): None
(2)	Application of accounting peculiar to preparation of quarterly consolidated financial statements: None
(3)	Changes in accounting policy, changes in accounting estimates, and restatements
1.	Changes in accounting policy associated with revision of accounting standards, etc: None
2.	Change in accounting policy other than 1: Yes
3.	Changes in accounting estimates: Yes
4.	Restatements: None

(Notes)	Changes subject to Article 10 (5) of the Ordinance on Terminology, Forms and Preparation Methods of Quarterly Consolidated Financial Statements. For details, please refer to “(2) Changes in accounting policy, changes in accounting estimates, and restatements” under “2. Other summary information” on page 6.

(4)	Number of shares outstanding (Common stock)

1.	Number of shares outstanding at end of period (Including treasury stock)

As of September 30, 2016:	399,167,695 shares
As of March 31, 2016:	399,167,695 shares

2.	Number of treasury shares at end of period

As of September 30, 2016:	24,175,888 shares
As of March 31, 2016:	24,775,093 shares

3.	Average number of shares (Quarterly cumulative period)

Six months ended September 30, 2016:	374,718,371 shares
Six months ended September 30, 2015:	373,969,057 shares

* Explanation for implementation of the quarterly review presentations

When disclosing this Quarter Brief Report of Financial Results, the review procedures for quarterly financial statements under the Financial Instruments and Exchange Law have not been brought to completion.

1. Qualitative information related to the financial results for this quarter

(1)	Explanation of Operating Results

During the first half of the fiscal year (April 1, 2016 to September 30, 2016) the Japanese economy saw the drop in consumer spending bottom out. On the down side, both manufacturing and exports remained flat as corporations continued to take a cautious approach to making capital investments. In the U.S. growing consumer spending fueled modest economic growth although the manufacturing sector lost steam. The European economy remained on a moderate upward trajectory mainly in the household sector as employment and income opportunities increased despite declining exports to non-EU countries due to production cutbacks in the German steel industry. In Asia, although in China, dark clouds loomed over the horizon as private corporations put the brakes on investing and cut back on labor.

Under such economic circumstances, the Minebea Group has been focusing on thoroughgoing cost cutting, development of high-value-added products and new technologies, and sales expansion initiatives aiming at boosting profitability further.

App. F-2

As a result, net sales decreased by 20,421 million yen (-6.9%) year on year to hit 275,133 million yen. Operating income fell 8,823 million yen (-32.2%) year on year to total 18,594 million yen, and ordinary income was down 4,411 million yen (-18.9%) year on year at 18,915 million yen. Net income attributable to owners of the parent decreased 5,013 million yen (-28.2%) year on year to total 12,745 million yen. Such decreases are due to the accrual of 1,302 million yen of income taxes for prior periods, as a result of the court ruling on the petition filed by our Thai subsidiary against the local tax authorities.

Performance by segment was as follows:

Products in our Machined components segment include our anchor product line, ball bearings, in addition to mechanical components such as rod-end bearings used primarily in aircraft and hard disk drive (HDD) pivot assemblies, etc. as well as fasteners for automobiles and aircraft. Growing demand in all major markets kept ball bearing sales volumes up. Sales were particularly robust in the automobile market where demand for energy-efficient models equipped with safety devices soared. The pivot assembly sales volume remained flat year on year despite the adverse effect of the shrinking HDD market. While sales of rod-end bearings used in aircraft were also steady mainly in Europe, revenue declined year on year due to the effects of currency fluctuations as well as other factors.

In the end, net sales for the first six-month period were down 6,780 million yen (-8.1%) year on year at 76,467 million yen. Operating income also fell 650 million yen (-3.2%) year on year to total out at 19,525 million yen.

The core products of our Electronic devices and components segment include electronic devices (LED backlights for LCDs, sensing devices (measuring components), etc.), HDD spindle motors, stepping motors, DC motors, air movers (fan motors), precision motors, and special devices. Sales of LED backlights for LCDs remained strong due to surging demand for Minebea products that offer a technological advantage in thinner products. Sales of stepping motors and other motors have continued strong centering on the automobile market.

As a result, net sales for the first six-month period were down 13,710 million yen (-6.5%) year on year to total 198,354 million yen and operating income decreased 5,497 million yen (-44.5%) year on year to total 6,852 million yen due to negative foreign exchange effects, inventory adjustments, as well as other factors.

Net sales for the first half of the fiscal year in our Other segment, which includes machines produced in-house, were up 69 million yen (28.4%) year-on-year to total 311 million yen. The segment also posted an operating loss of 53 million yen, bringing operating income down 77 million yen year on year.

In addition to the figures noted above, 7,730 million yen in corporate expenses, etc. not belonging to any particular segment has been recorded as adjustments. Adjustments for the first half of last fiscal year amounted to 5,130 million yen.

(2)	Explanation of Financial Position

The Minebea Group sees “strengthening our financial position” as a top priority and is taking various steps, such as efficient asset management, controlling capital investments, and reducing interest-bearing debt.

Total assets at the end of the second quarter amounted to 499,966 million yen. That’s 40,539 million yen more than what they were at the end of the previous fiscal year. The main reason for this uptick includes an increase in notes and accounts receivable. Total liabilities amounted to 279,539 million yen. That’s an increase of 58,085 million yen over what they were at the end of the previous fiscal year. This jump was primarily due to an increase in notes and accounts payable. Net assets, totaling 220,426 million yen, were down 17,547 million yen below what they were at the end of the previous fiscal year. The equity ratio dropped 7.3 percentage points below what it was at the end of the last fiscal year to hit 42.9%.

App. F-3

(Cash flow)

The balance of cash and cash equivalents at the end of the second quarter was 38,229 million yen, up 9,087 million yen from what it was at the end of the previous fiscal year and up 7,458 million yen on a year-on-year basis.

Cash flows from various business activities during the first fiscal half and relevant factors are as follows:

Net cash provided by operating activities amounted to 25,167 million yen. That’s a year-on-year jump of 11,953 million yen resulting from income before income taxes, notes and accounts receivable, notes and accounts payable, and inventories as well as the posting of depreciation and amortization costs, etc. Net cash used for investing activities decreased 1,836 million yen year on year, to total 25,314 million yen due primarily to the acquisition of marketable securities and tangible fixed assets. Net cash from financing activities was up 3,442 million yen year on year due to cash inflows of 12,409 million yen resulting from an increase in short-term debt, etc.

2. Other summary information

(1)	Summary of changes to major subsidiaries during the quarter

Not applicable.

(2)	Changes in accounting policy, changes in accounting estimates, and restatements

Change in accounting policy which is difficult to distinguish from the change in accounting estimates

(Change in the depreciation method of tangible fixed assets other than buildings)

The Company and consolidated domestic subsidiaries have hitherto adopted the declining-balance method for the depreciation method of tangible fixed assets other than buildings; however, we have adopted the straight-line method since the first quarter of the current fiscal year.

Minebea Group plans to make an investment in the aircraft components business in Japan and Thailand. In the wake of the decision on the investment project, we reviewed the depreciation method of tangible fixed assets. As a result, we decided to change the depreciation method of tangible fixed assets to the straight-line method, since the adoption of such method will more accurately and adequately reflect the actual state of economic conditions, given the stable operating situations of our facilities and equipment throughout their period of use.

Due to the change, depreciation cost for the first half of the current fiscal year decreased, while operating income, ordinary income, and net income before income taxes rose 228 million, respectively.

(3)	Additional Information

(Adoption of revised implementation guidance on recoverability of deferred tax assets)

Revised Implementation Guidance on Recoverability of Deferred Tax Assets (ASBJ Guidance No. 26, March 28, 2016) has been applied effective from the first quarter consolidated accounting period.

App. F-4

3. Quarterly Consolidated Financial Statements

(1)	Quarterly Consolidated Balance Sheets

(Amount: millions of yen)

	As of March 31, 2016	As of September 30, 2016
ASSETS

Current assets	249,820	308,820
Cash and deposits	39,594	47,102
Notes and accounts receivable	92,275	132,530
Marketable securities	1,545	15,067
Finished goods	39,717	34,641
Work in process	29,873	28,911
Raw materials	18,799	18,102
Supplies	4,939	4,672
Goods in transit	9,681	10,119
Deferred tax assets	4,016	3,916
Other	9,557	14,188
Allowance for doubtful receivables	(179)	(432)

Fixed assets	209,597	191,142
Tangible fixed assets	177,993	161,067
Buildings and structures	146,446	138,702
Machinery and transportation equipment	312,225	287,315
Tools, furniture and fixtures	51,198	48,453
Land	25,573	23,816
Leased assets	366	411
Construction in progress	6,250	4,931
Accumulated depreciation	(364,068)	(342,563)
Intangible assets	12,905	12,501
Goodwill	5,721	5,210
Other	7,184	7,291
Investments and other assets	18,699	17,573
Investment securities	8,760	8,242
Long-term loans receivable	240	197
Deferred tax assets	7,643	7,191
Other	2,076	2,125
Allowance for doubtful receivables	(22)	(184)

Deferred asset	9	2

Total assets	459,427	499,966

App. F-5

(Amount: millions of yen)

	As of March 31, 2016	As of September 30, 2016
LIABILITIES

Current liabilities	165,424	226,344
Notes and accounts payable	35,807	78,881
Short-term debt	66,165	81,151
Current portion of bonds	10,000	10,000
Current portion of convertible bond-type bonds with subscription rights to shares	7,700	7,700
Current portion of long-term debt	13,479	13,402
Lease obligations	64	40
Accrued income taxes	5,385	4,847
Accrued bonuses	6,157	8,944
Accrued bonuses for directors	180	90
Provision for after-care of products	302	—
Provision for environmental remediation expenses	463	159
Provision for business restructuring losses	216	104
Other	19,502	21,022

Long-term liabilities	56,029	53,194
Long-term debt	39,765	38,482
Lease obligations	45	111
Provision for retirement benefits for executive directors	187	150
Provision for environmental remediation expenses	513	377
Net defined benefit liability	13,246	11,978
Other	2,271	2,094

Total liabilities	221,454	279,539

NET ASSETS

Shareholders’ equity	279,914	289,380
Common stock	68,258	68,258
Capital surplus	95,772	96,042
Retained earnings	125,133	134,134
Treasury stock	(9,249)	(9,055)
Accumulated other comprehensive income	(49,129)	(74,996)
Difference on revaluation of available-for-sale securities	588	570
Deferred gains or losses on hedges	283	617
Foreign currency translation adjustments	(47,390)	(74,120)
Remeasurements of defined benefit plans	(2,611)	(2,063)

Subscription rights to shares	130	105
Non-controlling interests	7,058	5,936

Total net assets	237,973	220,426

Total liabilities and net assets	459,427	499,966

App. F-6

(2)	Quarterly Consolidated Statements of Income and Quarterly Consolidated Statements of Comprehensive Income

(Quarterly Consolidated Statements of Income)

(Six months ended September 30, 2016)

(Amount: millions of yen)

	Six months ended September 30, 2015	Six months ended September 30, 2016
Net sales	295,554	275,133
Cost of sales	232,866	220,417

Gross profit	62,687	54,716

Selling, general and administrative expenses	35,269	36,121

Operating income	27,417	18,594

Other income	949	1,435
Interest income	299	210
Dividends income	69	68
Foreign exchange gains	—	538
Dividends from insurance	206	199
Other	373	418

Other expenses	5,041	1,114
Interest expenses	569	421
Foreign exchange losses	3,434	—
Other	1,037	693

Ordinary income	23,326	18,915

Extraordinary gain	1,577	102
Gain on sales of fixed assets	15	36
Insurance income	504	—
Government subsidy	973	—
Gain on liquidation of affiliates	83	—
Gain on sales of affiliates	—	66

Extraordinary loss	1,661	542
Loss on sales of fixed assets	13	152
Loss on disposal of fixed assets	62	28
Loss on reduction of fixed assets	928	—
Loss on disaster	137	—
Loss on liquidation of affiliates	—	266
Business restructuring losses	61	9
Settlement loss of retirement benefit plan	50	—
Loss for after-care of products	220	12
Provision for environmental remediation expenses	187	72

Income before income taxes	23,241	18,474

Income taxes
Current income taxes (including enterprise tax)	6,869	4,905
Income taxes for prior periods	—	1,302
Deferred income taxes	(1,653)	(515)

Total income taxes	5,215	5,692

Net income	18,026	12,782

Income attributable to non-controlling interests	267	37

Income attributable to owners of the parent	17,758	12,745

App. F-7

(Quarterly Consolidated Statements of Comprehensive Income)

(Six months ended September 30, 2016)

(Amount: millions of yen)

	Six months ended September 30, 2015	Six months ended September 30, 2016
Net income	18,026	12,782

Other comprehensive income:
Difference on revaluation of available-for-sale securities	(191)	(31)
Deferred gains or losses on hedges	(12)	333
Foreign currency translation adjustments	(13,678)	(27,683)
Remeasurements of defined benefit plans	864	548
Share of other comprehensive income of associates accounted for using the equity method	10	(130)

Total other comprehensive income	(13,007)	(26,963)

Comprehensive income	5,018	(14,181)

Comprehensive income attributable to:
Owners of the parent	4,666	(13,121)
Non-controlling interests	351	(1,059)

App. F-8

(3)	Quarterly Consolidated Statements of Cash Flows

(Amount: millions of yen)

	Six months ended September 30, 2015	Six months ended September 30, 2016
1. Cash flows from operating activities:
Income before income taxes	23,241	18,474
Depreciation and amortization	16,431	14,243
Amortization of goodwill	461	502
Loss on disaster	137	—
Settlement loss of retirement benefit plan	50	—
Insurance income	(504)	—
Government subsidy	(973)	—
Interest and dividends income	(369)	(278)
Interest expenses	569	421
Loss (gain) on sales of fixed assets	(1)	116
Loss on disposal of fixed assets	62	28
Loss on reduction of fixed assets	928	—
Loss (gain) on sales of affiliates	—	(66)
Loss (gain) on liquidation of affiliates	(83)	266
Decrease (increase) in notes and accounts receivable	(31,045)	(48,044)
Decrease (increase) in inventories	(31,464)	(2,221)
Increase (decrease) in notes and accounts payable	37,080	46,870
Increase (decrease) in allowance for doubtful receivables	(708)	466
Increase (decrease) in accrued bonuses	3,224	3,148
Increase (decrease) in accrued bonuses for directors	(111)	(90)
Increase (decrease) in net defined benefit liability	(38)	(241)
Increase (decrease) in provision for retirement benefits for executive directors	(18)	(36)
Increase (decrease) in provision for after-care of products	(31)	(302)
Increase (decrease) in provision for environmental remediation expenses	49	(357)
Increase (decrease) in provision for business restructuring losses	(434)	(96)
Other	5,885	(454)

Sub-total	22,337	32,351

Interest and dividends received	357	266
Interest paid	(552)	(415)
Income taxes paid	(7,063)	(7,036)
Proceeds from income taxes refund	197	—
Payments related to Anti-Monopoly Act	(2,164)	—
Proceeds from insurance income	101	—

Net cash provided by operating activities	13,214	25,167

App. F-9

(Amount: millions of yen)

	Six months ended September 30, 2015	Six months ended September 30, 2016
2. Cash flows from investing activities:
Payments into time deposits	(9,694)	(6,022)
Proceeds from withdrawal of time deposits	7,284	6,275
Purchase of marketable securities	—	(13,896)
Proceeds from sales of marketable securities	34	29
Purchase of tangible fixed assets	(23,902)	(10,832)
Proceeds from sales of tangible fixed assets	271	1,012
Purchase of intangible assets	(473)	(1,007)
Purchase of investment securities	(883)	(1,107)
Proceeds from sales of investment securities	1	—
Proceeds from redemption of investment securities	690	928
Purchase of investments in subsidiaries resulting in change in scope of consolidation	(257)	(1,032)
Proceeds from sales of affiliates	—	474
Payments for loans provided	(186)	(37)
Proceeds from collection of loans receivables	75	35
Other	(110)	(134)

Net cash used in investing activities	(27,150)	(25,314)

3. Cash flows from financing activities:
Net increase (decrease) in short-term debt	13,117	17,157
Proceeds from long-term debt	—	98
Repayment of long-term debt	(2,138)	(1,456)
Purchase of treasury stock	(5)	(0)
Proceeds from disposal of treasury stock	315	452
Cash dividends paid	(2,243)	(3,743)
Dividends paid to non-controlling interests	—	(62)
Repayment of lease obligations	(78)	(35)
Other	—	0

Net cash used in financing activities	8,967	12,409

4. Effect of exchange rate changes on cash and cash equivalents	(398)	(3,173)

5. Net increase (decrease) in cash and cash equivalents	(5,366)	9,087

6. Cash and cash equivalents at beginning of period	36,137	29,141

7. Cash and cash equivalents at end of period	30,771	38,229

(4)	Notes on Quarterly Consolidated Financial Statements

(Notes on Going Concern Assumptions)

Not applicable.

(Notes for Significant Change in the Amount of Net Assets)

Not applicable.

App. F-10

(Segment Information etc.)

I	Six months ended September 30, 2015

1. Information related to sales and income (loss) by reportable segments

	(Amount: millions of yen)
	Reportable segments			Other *1	Total	Adjustment *2	Quarterly Consolidated Statements of Income amount *3
	Machined components	Electronic devices and components	Total
Total sales
(1) Sales to customers	83,247	212,064	295,311	242	295,554	—	295,554
(2) Sales to other segment	2,110	2,380	4,490	765	5,255	(5,255)	—

Total	85,357	214,444	299,801	1,008	300,810	(5,255)	295,554

Segment income	20,175	12,349	32,524	24	32,548	(5,130)	27,417

(Notes)	*1.	The classification of “Other” refers to business units not included in the reportable segments. Their products are mainly machines made in-house.
	*2.	Adjustments to segment income are amortization of goodwill -461 million yen, and corporate expenses such as general and administrative expenses in addition to research and development expenses that do not belong to the reportable segments -4,669 million yen.
	*3.	Segment income is reconciled to operating income in the quarterly consolidated statements of income.

2. Information related to impairment loss of fixed assets or goodwill, etc. by reportable segments

Not applicable.

II	Six months ended September 30, 2016

1. Information related to sales and income (loss) by reportable segments

						(Amount: millions of yen)
	Reportable segments			Other *1	Total	Adjustment *2	Quarterly Consolidated Statements of Income amount *3
	Machined components	Electronic devices and components	Total
Total sales
(1) Sales to customers	76,467	198,354	274,821	311	275,133	—	275,133
(2) Sales to other segment	1,835	1,894	3,730	432	4,162	(4,162)	—

Total	78,302	200,248	278,551	744	279,296	(4,162)	275,133

Segment income (loss)	19,525	6,852	26,378	(53)	26,325	(7,730)	18,594

(Notes)	*1.	The classification of “Other” refers to business units not included in the reportable segments. Their products are mainly machines made in-house.
	*2.	Adjustments to segment income or loss are amortization of goodwill -502 million yen, and corporate expenses such as general and administrative expenses in addition to research and development expenses that do not belong to the reportable segments -7,227 million yen.
	*3.	Segment income (loss) is reconciled to operating income in the quarterly consolidated statements of income.

2. Information related to impairment loss of fixed assets or goodwill, etc. by reportable segments

Not applicable.

App. F-11

3. Information related to changes reportable segments, etc.

(Change in the depreciation method of tangible fixed assets other than buildings)

The Company and consolidated domestic subsidiaries have previously adopted the declining-balance method for the depreciation method of tangible fixed assets other than buildings; however, we have adopted the straight-line method since the first quarter of the current fiscal year.

Minebea Group plans to make an investment in the aircraft components business in Japan and Thailand. In the wake of the decision on the investment project, we reviewed the depreciation method of tangible fixed assets. As a result, we decided to change the depreciation method of tangible fixed assets to the straight-line method, since the adoption of such method will more accurately and adequately reflect the actual state of economic conditions, given the stable operating situations of our facilities and equipment throughout their period of use.

Due to this change, depreciation cost for the first half of the current fiscal year decreased, while the segment income for Machined components, that for Electronic devices and components, that for Other and that for Adjustment (corporate) segment rose 61 million yen, 88 million yen, 53 million yen, and 24 million yen, respectively.

App. F-12

APPENDIX G

UNAUDITED JAPANESE GAAP SUMMARY FINANCIAL INFORMATION OF MITSUMI

AS OF AND FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2016

[Reference Translation]

November 2, 2016

BRIEF ANNOUNCEMENT OF SETTLEMENT OF ACCOUNTS FOR

THE SECOND QUARTER OF THE FISCAL YEAR ENDING MARCH 31, 2017

(Based on Japanese GAAP) (Consolidated)

Name of listed company:	MITSUMI ELECTRIC CO., LTD.

Listing exchange:	Tokyo Stock Exchange

Code number:	6767

URL:	http://www.mitsumi.co.jp/

Representative:	Shigeru Moribe President and Representative Director

Person to contact:	Kunihiro Noguchi General Manager of General Affairs Dept.

Scheduled date of submission of quarterly report:	November 4, 2016

Scheduled date of payment of dividends:	—

Quarterly supplemental explanatory material prepared:	No

Quarterly results briefing held:	No

(Figures are indicated by discarding fractions of a million yen.)

1.	Consolidated business results for the second quarter of the fiscal year ending March 31, 2017 (April 1, 2016 through September 30, 2016):

(1)	Consolidated operating results (cumulative):

			(The percentages indicate the rates of increase (decrease) from the second quarter of the previous fiscal year.)

	Net sales		Operating income		Recurring income		Net income attributable to owners of the parent
	(million yen)	(%)	(million yen)	(%)	(million yen)	(%)	(million yen)	(%)
Second quarter of the year ending March 31, 2017	77,265	(-) 7.7	(4,991)	—	(8,355)	—	(7,948)	—
Second quarter of the year ended March 31, 2016	83,683	23.3	(550)	—	(693)	—	(1,246)	—

(Note)	Comprehensive income:
	Second quarter of the year ending March 31, 2017:	¥(12,152) million	(-%)
	Second quarter of the year ended March 31, 2016:	¥(2,027) million	(-%)

App. G-1

	Net income per share (basic)	Net income per share (diluted)
	(yen)	(yen)
Second quarter of the year ending March 31, 2017	(97.88)	—
Second quarter of the year ended March 31, 2016	(14.62)	—

(2)	Consolidated financial condition:

	Total assets	Net assets	Net worth ratio
	(million yen)	(million yen)	(%)
Second quarter of the year ending March 31, 2017	164,761	82,126	49.8
Year ended March 31, 2016	162,724	94,279	57.9

(For reference)	Net worth:	Second quarter of the year ending March 31, 2017:	¥82,126 million
		Year ended March 31, 2016:	¥94,279 million

2.	State of dividends:

					(yen)

	Annual dividend
	First quarter-end	Second quarter-end	Third quarter-end	Year-end	Total
Year ended March 31, 2016	—	—	—	0.00	0.00
Year ending March 31, 2017	—	—

Notes:

(1)	Changes in important subsidiaries (changes in specific subsidiaries associated with a change in the scope of consolidation) during the period under review: None
(2)	Application of accounting treatments special to the preparation of the quarterly consolidated financial statements: Yes
(3)	Changes in accounting policies, changes in accounting estimates and modifications and restatements:
1)	Changes in accounting policies associated with changes in accounting standards: Yes
2)	Other changes in accounting policies: None
3)	Changes in accounting estimates: None
4)	Modifications and restatements: None
(4)	Number of issued shares (shares of common stock):

1)	Number of issued shares (including treasury shares) as of the end of the period:

Second quarter of the year ending March 31, 2017:	87,498,119 shares
Year ended March 31, 2016:	87,498,119 shares

2)	Number of treasury shares as of the end of the period:

Second quarter of the year ending March 31, 2017:	6,289,187 shares
Year ended March 31, 2016:	6,288,753 shares

3)	Average number of shares during the period (quarterly cumulative period):

Second quarter of the year ending March 31, 2017:	81,209,126 shares
Second quarter of the year ended March 31, 2016:	85,203,489 shares

App. G-2

*	Statement on the state of performance of quarterly review procedures:

This brief announcement of settlement of accounts for the period under review is not subject to quarterly review procedures under the Financial Instruments and Exchange Act of Japan. The review procedures of quarterly financial statements have been completed at the time of disclosure hereof.

1.	Qualitative Information on the Settlement of Accounts for the Quarter of the Fiscal Year under Review

(1)	Explanations on the operating results

To overview the global economic situations during the consolidated second-quarter cumulative period of the fiscal year under review, the U.S. economy continued to show a tone of expansion due to strong consumer spending and improvements in corporate performance. In Europe, the economy was recovering slowly as the manufacturing industry showed a sign of recovery. In the emerging countries, there was a slowdown in economic growth. Overall, the global economy has enjoyed a mild recovery. However, due to the issue of the looming departure of the U.K. from the European Union, the risk of a further downturn of the emerging economies and other factors, the global economy in the future has become more uncertain.

In Japan, in spite of the abrupt appreciation of the yen, the economy has remained in the phase of modest recovery.

In the electronic parts industry, in the market for smart phones, its major market, sales in terms of both amount and volume mostly remained flat compared to the corresponding period of the previous fiscal year. However, the market of parts for car-mounted devices, healthcare and home electric appliances, among others is continuing to expand rapidly and the electronic parts market as a whole is expected to maintain a solid expansion.

Under these circumstances, the Mitsumi Group experienced an increase in orders received for products related to smart phones and products related to car-mounted devices, among others as initially planned. However, due to a decrease in orders received for entertainment equipment and the abrupt appreciation of the yen, for the second-quarter cumulative period of the fiscal year under review, on a consolidated basis, net sales amounted to ¥77,265 million (92.3% in comparison with the corresponding period of the previous fiscal year).

With regard to profits and losses, similarly due to the appreciation of the yen, the Company registered an operating loss of ¥4,991 million (an operating loss of ¥550 million for the corresponding period of the previous fiscal year) and a recurring loss of ¥8,355 million (a recurring loss of ¥693 million for the corresponding period of the previous fiscal year). Net loss attributable to owners of the parent amounted to ¥7,948 million (a net loss of ¥1,246 million attributable to owners of the parent for the corresponding period of the previous fiscal year).

Net sales by product lines for the consolidated second-quarter cumulative period of the fiscal year under review are as follows:

(i)	Semiconductor Devices

As a result of a decrease in orders for lithium-ion battery-related semiconductors as well as modules, net sales amounted to ¥14,045 million (89.7% in comparison with the corresponding period of the previous fiscal year).

(ii)	Optical Devices

As a result of an increase in orders for camera modules in smartphones, net sales amounted to ¥2,993 million (140.3% in comparison with the corresponding period of the previous fiscal year).

(iii)	Mechanical Parts

As a result of a decrease in orders for entertainment equipment, net sales amounted to ¥35,672 million (86.4% in comparison with the corresponding period of the previous fiscal year).

App. G-3

(iv)	High-Frequency Parts

As a result of an increase in orders for products such as in-vehicle equipment and IP-Set Top Box, net sales amounted to ¥16,065 million (112.0% in comparison with the corresponding period of the previous fiscal year).

(v)	Power Supply Parts

As a result of a decrease in orders for both its primary products of adaptors and internal power supplies, net sales amounted to ¥8,487 million (82.9% in comparison with the corresponding period of the previous fiscal year).

(2)	Explanations on the financial condition

(i)	State of assets, liabilities and net assets

As of the end of the second quarter of the fiscal year under review, on a consolidated basis, total assets accounted for ¥164,761 million, up ¥2,036 million from the end of the previous fiscal year, due principally to an increase of ¥4,926 million in notes and accounts receivable, an increase of ¥5,342 million in inventories and an increase of ¥3,340 million in tangible fixed assets in spite of a decrease of ¥11,303 million in cash and deposits.

Total liabilities accounted for ¥82,634 million, up ¥14,189 million from the end of the previous fiscal year, due principally to an increase of ¥7,653 million in notes and accounts payable and an increase of ¥9,180 million in short-term loans payable.

Total net assets accounted for ¥82,126 million, down ¥12,152 million from the end of the previous fiscal year, due principally to a decrease of ¥7,948 million in retained earnings and a decrease of ¥4,824 million in foreign currency translation adjustments.

As a result, the net worth ratio as of the end of the second quarter of the fiscal year under review decreased by 8.1 percentage points from the end of the previous fiscal year to 49.8%.

(ii)	State of cash flows

Cash and cash equivalents (“net cash”) on a consolidated basis at the end of the second-quarter cumulative period of the fiscal year under review decreased by ¥9,182 million from the end of the previous fiscal year, accounting for ¥28,495 million.

The state of cash flows for the second-quarter cumulative period of the fiscal year under review is as follows:

(Cash flows from operating activities)

Cash flows from operating activities resulted in payments of ¥9,954 million (payments of ¥3,948 million for the corresponding period of the previous fiscal year) due principally to a loss before income taxes, an increase in notes and accounts receivable and an increase in inventories in spite of an increase in notes and accounts payable.

(Cash flows from investing activities)

Cash flows from investing activities resulted in payments of ¥6,617 million (payments of ¥230 million for the corresponding period of the previous fiscal year) due principally to payments for the acquisition of tangible fixed assets in spite of receipts from withdrawal of time deposits.

App. G-4

App. G-5

(Cash flows from financing activities)

Cash flows from financing activities resulted in receipts of ¥9,499 million (receipts of ¥10,787 million for the corresponding period of the previous fiscal year) due principally to a net increase in short-term loans payable.

2.	Matters Concerning Summary Information (Notes)

(1)	Changes in important subsidiaries during the period under review

Not applicable.

(2)	Application of accounting treatments special to the preparation of the quarterly consolidated financial statements

(Calculation of tax expenses)

The Company has adopted a method where an effective tax rate after the application of tax effect accounting to income before income taxes for the fiscal year under review is reasonably estimated and tax expenses are calculated by multiplying income before income taxes for the quarter by the effective tax rate so estimated.

(3)	Changes in accounting policies, changes in accounting estimates and modifications and restatements

(Changes in accounting policies)

In accordance with the revision of the Corporation Tax Act, the Company has applied the “Practical Solution on a change in depreciation method due to Tax Reform 2016” (Accounting Standards Board of Japan (ASBJ) Practical Issues Task Force No. 32, June 17, 2016) as from in the first quarter of the fiscal year under review. Accordingly, the depreciation method for the facilities attached to buildings and structures that were acquired on or after April 1, 2016 has been changed from the declining balance method to the straight-line method.

The effect of the change on profits and losses for the second-quarter cumulative period of the fiscal year under review is immaterial.

(4)	Additional information

The Company has adopted the “Implementation Guidance on Recoverability of Deferred Tax Assets” (ASBJ Implementation Guidance No. 26, March 28, 2016) as from the first quarter of the fiscal year under review.

3.	Consolidated Quarterly Financial Statements

(1)	Consolidated quarterly balance sheets

	(million yen)

	Year ended March 31, 2016 (as of March 31, 2016)	Second-quarter period of the year ending March 31, 2017 (as of September 30, 2016)
ASSETS:
Current assets:
Cash and deposits	40,585	29,281
Notes and accounts receivable	42,030	46,956
Finished goods	4,625	4,787
Work in process	14,326	16,007
Raw materials and supplies	19,346	22,845
Other	2,253	2,083
Allowance for doubtful accounts	(16)	(13)

Total current assets	123,150	121,949

Fixed assets:
Tangible fixed assets
Buildings and structures (Net)	10,114	10,590
Machinery and vehicle (Net)	15,927	18,982
Tools, furniture and fixtures (Net)	3,655	4,163
Land	5,439	5,401
Construction in progress	2,021	1,360

Total tangible fixed assets	37,158	40,498

Intangible assets	1,052	961
Investments and other assets:
Other	1,485	1,475
Allowance for doubtful accounts	(122)	(123)

Total investments and other assets	1,363	1,352

Total fixed assets	39,573	42,811

TOTAL ASSETS	162,724	164,761

App. G-6

	Year ended March 31, 2016 (as of March 31, 2016)	Second-quarter period of the year ending March 31, 2017 (as of September 30, 2016)
LIABILITIES:
Current liabilities:
Notes and accounts payable	20,351	28,005
Short-term loans payable	7,109	16,290
Income taxes payable	480	534
Accrued bonuses	1,393	1,366
Other	13,474	11,898

Total current liabilities	42,809	58,095

Long-term liabilities:
Bonds with subscription rights to shares	20,090	20,083
Net defined benefit liabilities	3,283	2,614
Other	2,262	1,840

Total long-term liabilities	25,635	24,538

TOTAL LIABILITIES	68,445	82,634

NET ASSETS:
Shareholders’ equity:
Common stock	39,890	39,890
Capital surplus	43,252	43,252
Retained earnings	28,665	20,716
Treasury shares	(5,093)	(5,093)

Total shareholders’ equity	106,714	98,765

Accumulated other comprehensive income:
Differences on revaluation of available-for-sale securities	11	16
Foreign currency translation adjustments	(7,653)	(12,477)
Remeasurements of defined benefit plans	(4,794)	(4,177)

Total accumulated other comprehensive income	(12,435)	(16,638)

TOTAL NET ASSETS	94,279	82,126

TOTAL LIABILITIES AND NET ASSETS	162,724	164,761

App. G-7

(2)	Consolidated quarterly statements of income and consolidated quarterly statements of comprehensive income

Consolidated quarterly statements of income

(For the consolidated second-quarter cumulative period)

	(million yen)

	Second-quarter cumulative period of the year ended March 31, 2016 (April 1, 2015 through September 30, 2015)	Second-quarter cumulative period of the year ending March 31, 2017 (April 1, 2016 through September 30, 2016)
Net sales	83,683	77,265
Cost of sales	78,014	75,253

Gross profit	5,669	2,011

Selling, general and administrative expenses	6,220	7,002

Operating loss	(550)	(4,991)

Non-operating income
Interest income	195	69
Royalties earned	50	9
Rents received	—	79
Other income	135	134

Total non-operating income	382	293

Non-operating expenses
Interest expense	33	28
Loss on disposition of fixed assets	96	60
Payment compensation	157	458
Provision of allowance for doubtful accounts	—	1
Foreign exchange loss	85	3,037
Other expenses	151	70

Total non-operating expenses	524	3,657

Recurring loss	(693)	(8,355)

Extraordinary gain	—	—

Extraordinary losses
Impairment loss on fixed assets	87	0
Special retirement benefits	22	—

Total extraordinary losses	109	0

Loss before income taxes	(803)	(8,355)

Income taxes	442	(407)

Net loss for the period	(1,246)	(7,948)

Net loss attributable to non-controlling interests	—	—

Net loss attributable to owners of the parent	(1,246)	(7,948)

App. G-8

Consolidated quarterly statements of comprehensive income

(For the consolidated second-quarter cumulative period)

		(million yen)

	Second-quarter cumulative period of the year ended March 31, 2016 (April 1, 2015 through September 30, 2015)	Second-quarter cumulative period of the year ending March 31, 2017 (April 1, 2016 through September 30, 2016)
Net loss for the period	(1,246)	(7,948)
Other comprehensive income
Differences on revaluation of available-for-sales securities	(35)	4
Foreign currency translation adjustments	(1,018)	(4,824)
Remeasurements of defined benefit plans	273	616

Total other comprehensive income	(781)	(4,203)

Quarterly comprehensive income	(2,027)	(12,152)

(Items)
Quarterly comprehensive income attributable to owners of the parent	(2,027)	(12,152)
Quarterly comprehensive income attributable to non-controlling interests	—	—

App. G-9

(3)	Consolidated quarterly statements of cash flows

		(million yen)

	Second-quarter cumulative period of the year ended March 31, 2016 (April 1, 2015 through September 30, 2015)	Second-quarter cumulative period of the year ending March 31, 2017 (April 1, 2016 through September 30, 2016)
Cash flows from operating activities:
Loss before income taxes	(803)	(8,355)
Depreciation	3,456	3,526
Impairment loss on fixed assets	87	0
Increase (decrease) in allowance for doubtful accounts	(256)	0
Increase (decrease) in net defined benefit liabilities	129	194
(Increase) decrease in net defined benefit assets	(61)	—
Special retirement benefits	22	—
Interest and dividend income	(196)	(70)
Interest expenses	33	28
Foreign exchange (income) loss	288	225
(Gain) loss on sale of fixed assets	(5)	(39)
Loss from write-off and retirement of fixed assets	96	60
(Increase) decrease in notes and accounts receivable	(6,998)	(7,485)
(Increase) decrease in inventories	(10,519)	(6,648)
Increase (decrease) in notes and accounts payable	9,606	9,911
Others	1,424	(1,069)

Subtotal	(3,695)	(9,721)

Interest and dividends received	161	87
Interest paid	(35)	(27)
Special retirement benefits paid	(22)	—
Business restructuring expenses paid	(189)	—
Income taxes paid	(232)	(332)
Income taxes refund	65	38

Net cash provided by (used in) operating activities	(3,948)	(9,954)

Cash flows from investing activities:
Placing of time deposits	(1,259)	(32)
Withdrawal of time deposits	7,228	1,925
Acquisition of tangible fixed assets	(6,418)	(8,514)
Sale of tangible fixed assets	323	78
Acquisition of intangible assets	(107)	(77)
Others	1	2

Net cash provided by (used in) investing activities	(230)	(6,617)

Cash flows from financing activities:
Net increase (decrease) in short-term loans payable	(3,000)	9,500
Proceeds from the issuance of bonds with subscription rights to shares	20,023	—
Purchase of treasury shares	(5,015)	(0)
Cash dividends paid	(1,220)	(0)

Net cash provided by (used in) financing activities	10,787	9,499

Translation gain (loss) related to cash and cash equivalents	(278)	(2,109)

Net increase (decrease) in cash and cash equivalents	6,329	(9,182)

Cash and cash equivalents at beginning of the period	33,689	37,678

Cash and cash equivalents at end of the period	40,019	28,495

App. G-10

(4)	Notes on consolidated quarterly financial statements

(Note on assumptions for going concern)

Not applicable.

(Note on material change in the amount of shareholders’ equity)

Not applicable.

(Segment information)

The business of the Group is comprised of a single segment of production and sale of parts of electronic and communications devices and equipment. Hence, the descriptions of segment information are omitted.

(Significant subsequent event)

The Company negotiated with Minebea Co., Ltd. to change the effective date of the Business Integration Agreement and the Share Exchange Agreement executed on March 30, 2016. As a result of the negotiations, the Company, at the meeting of its Board of Directors held on October 12, 2016, adopted a resolution to change the effective date of the Business Integration Agreement and the Share Exchange Agreement from March 17, 2017 to January 27, 2017 and executed a memorandum of understanding for the amendment to the Business Integration Agreement and the Share Exchange Agreement with Minebea Co., Ltd. as of the same date.

App. G-11